Exhibit 99.22

Co-operation and
Implementation Agreement

Allens Arthur Robinson

Level 37

QV.1 Building

250 St Georges Terrace

Perth  WA  6000

Tel  +61 8 9488 3700

Fax  +61 8 9488 3701

www.aar.com.au

1.	Definitions and Interpretation		3
	1.1	Definitions	3
	1.2	Interpretation	19
	1.3	Currency conversion	21
	1.4	Reasonable endeavours	21
	1.5	Materiality	21
	1.6	Consents or approvals	21
	1.7	Method of payment	22
	1.8	Interest on amounts payable	22
	1.9	Nature of arrangements	22
	1.10	Joint and several	22
2.	Agreed Public Announcement		23
3.	Key elements of the Transaction		23
	3.1	Agreement to enter into Transaction	23
	3.2	Subscription, sale and purchase	23
	3.3	Strategic Alliances	25
4.	Conditions Precedent		26
	4.1	Conditions Precedent	26
	4.2	Benefit and waiver of Conditions Precedent	26
	4.3	Take all necessary steps to satisfy Conditions Precedent	27
	4.4	Notifications	27
	4.5	Failure of GACB Condition	28
	4.6	Failure of a Group B Condition or Group C Condition	28
	4.7	Timing and sequencing of GACB Conditions	29
5.	Steps for Implementation		29
	5.1	Reorganisation Steps	29
	5.2	Fallbacks to Reorganisation Steps	30
	5.3	Agreed fallbacks	31
	5.4	Cut-off Date	33
	5.5	Rio Tinto’s implementation obligations	34
	5.6	Chinalco’s implementation obligations	34
	5.7	Preparation of Shareholder Circular	35
	5.8	Negotiation of Definitive Agreements	36
	5.9	Chinalco nomination	37
	5.10	Rio Tinto SPVs	37
6.	Debt		38
7.	Conduct following the Announcement Date		38
	7.1	Conduct of business	38
	7.2	Provision of information	38
	7.3	Rio Tinto further undertakings	39
	7.4	Chinalco further undertakings	40
8.	Completion		40

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	8.1	Completion principles	40
	8.2	Completion of Convertible Bonds and Group A Assets	40
	8.3	Completion of Group B Assets and Group C Assets	42
	8.4	Consideration	43
	8.5	Liquidated Damages	45
	8.6	Strategic Asset Tracking Notes Face Amounts	45
	8.7	Treatment of Intercompany Balances	46
	8.8	Obligations of Rio Tinto on Completion	47
	8.9	Definitive Agreements not executed	47
	8.10	Iron Ore Strategic Alliance Agreement	47
	8.11	Aluminium Strategic Alliance Agreement	47
	8.12	Copper Strategic Alliance Agreement	48
9.	Restricting Order		48
	9.1	JV Restricting Order	48
	9.2	Authority Restricting Order	49
10.	Rio Tinto Boards’ Recommendations and Intentions		49
	10.1	Rio Tinto Boards’ recommendation	49
	10.2	Changes in Rio Tinto Boards’ recommendation	50
11.	Public Announcements and Communications		50
	11.1	Public announcements	50
	11.2	Agreement on Communications	50
12.	Confidentiality		51
	12.1	Provision of Confidential Information	51
	12.2	Confidentiality	51
	12.3	Disclaimer	54
	12.4	Return, destruction and deletion	55
	12.5	Effect of return, destruction or deletion	55
	12.6	Related Entities	55
	12.7	Insider trading	55
	12.8	Remedies	56
	12.9	Legal professional privilege	56
13.	Representations and Warranties		56
	13.1	Chinalco representations and warranties	56
	13.2	Rio Tinto representations and warranties	58
	13.3	Reliance by Parties	59
	13.4	Notifications	59
	13.5	Status of representations and warranties	59
14.	Alcoa and CDB indemnity		60
15.	Standstill		60
	15.1	No purchase or acquisition of Rio Tinto Shares	60
	15.2	Exceptions	60
	15.3	No purchase or acquisition of Listed Subsidiary Shares	60
	15.4	Notification	61
	15.5	Alcoa and CDB	61

16.	Rio Tinto’s Exclusivity Obligations		61
	16.1	No shop restriction	61
	16.2	No talk restriction	61
	16.3	Notification by Rio Tinto	62
	16.4	Normal provision of information and capital markets transactions	62
	16.5	Acknowledgement	63
17.	Chinalco’s Exclusivity Obligations		63
	17.1	No shop/no talk — Third Parties	63
	17.2	Existing Interests	63
	17.3	Restrictive covenant	64
	17.4	Normal provision of information	64
	17.5	Acknowledgements	64
18.	Break Fees		65
	18.1	Payment of costs	65
	18.2	Rio Tinto Break Fee	65
	18.3	Deductions and withholdings	66
	18.4	Compliance with law	67
	18.5	Notice of review by an Authority	67
	18.6	Time and manner for payment	67
	18.7	VAT on Break Fees	67
	18.8	Clause without prejudice	68
19.	Additional Joint Venture Opportunities		68
20.	Guarantee		68
21.	Appointment of Escrow Agent		69
22.	Termination		69
	22.1	Termination by Rio Tinto or Chinalco	69
	22.2	Termination by Chinalco	70
	22.3	Termination by Rio Tinto	70
	22.4	Mutual consent	71
	22.5	Effect of termination	71
23.	GST and VAT		71
	23.1	GST	71
	23.2	VAT	72
	23.3	GST and VAT obligations to survive termination	72
24.	Miscellaneous		73
	24.1	Assignment	73
	24.2	No Partnership or Agency	73
	24.3	Entire Agreement	73
	24.4	Severability	73
	24.5	Variation, Waiver, Rights and Remedies	74
	24.6	Notices	74
	24.7	Counterparts	75
	24.8	Costs, stamp duty and stamp duty reserve tax	75
	24.9	No Merger	76

24.10	No Set-Off	76
24.11	Governing Law and Jurisdiction	76
24.12	Waiver of immunity	77
24.13	Appointment of Process Agent	77
24.14	Further Assurance	77
Schedule 1		79
Conditions Precedent		79
Conditions Precedent Table		82
Schedule 2		83
Share Capital		83
Schedule 3		84
Iron Ore Strategic Alliance Agreement		84
Schedule 4		85
Aluminium Strategic Alliance Agreement		85
Schedule 5		86
Copper Strategic Alliance Agreement		86
Schedule 6		87
Relevant Corporate Structure Charts and Proposed Reorganisation Steps		87
Schedule 7		88
Strategic Asset Tracking Notes Deed Poll and Terms and Conditions		88
Schedule 8		89
Forms of Participant Charge		89
Schedule 9		90
Form of Intercreditor Deed		90
Schedule 10		91
Master Dispute Resolution Deed		91
Annexure A		93
Subscription Agreements		93
Annexure B		94
Convertible Bonds Terms Sheet		94
Annexure C		95
Relationship Agreement		95
Annexure D		96
Deed of Accession		97
Annexure E		100
Escrow Agreement		101
Schedule - Specimen Signatures		107

Date	12 February 2009

Parties

1.	Rio Tinto plc (registration number 00719885), a company incorporated in England and Wales, having its registered office at 5 Aldermanbury Square, London, United Kingdom (RTP).

2.	Rio Tinto Limited (ACN 004 458 404), a company incorporated in Australia, having its registered office at Level 33, 120 Collins Street, Melbourne, Victoria, Australia (RTL).

3.	Aluminum Corporation of China, a company incorporated in China, of Chinalco Tower, 62 North Xizhimen Street, Haidian District, Beijing, People’s Republic of China (Chinalco).

4.

Hamersley Holdings Limited (ACN 008 446 222), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia, Australia (HH).

5.

Hamersley Iron Pty Limited (ACN 004 558 276), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia, Australia (HI).

6.

Hamersley Iron — Yandi Pty Limited (ACN 009 181 793), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia, Australia (HIY).

7.

Mount Bruce Mining Pty Limited (ACN 008 714 010), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia, Australia (MBM).

8.	Rio Tinto Aluminium (Holdings) Limited (ACN 004 502 694), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (RTAH).

9.	Rio Tinto Aluminium Limited (ACN 009 679 127), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (RTAL).

10.	Rio Tinto Western Holdings Limited (Company No. 7132), a company incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, United Kingdom (RTWH).

11.	Rio Tinto Escondida Limited (Company No. EC13502), a company incorporated in Bermuda, having its registered office at Cedar House, 41 Cedar Avenue, Hamilton, Bermuda (RTEL).

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12.	RTA Boyne Limited (ACN 008 650 600), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (RTA Boyne).

13.	GPS Energy Pty Limited (ACN 063 207 456), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (GPS Energy).

14.	GPS Power Pty Limited (ACN 009 103 422), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (GPS Power).

15.	GPS Nominee Pty Limited (ACN 063 213 552), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland, Australia (GPS Nominee).

16.	Rio Tinto International Holdings Limited (Company No. 425864), incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, United Kingdom (RT International)

17.	Rio Tinto Indonesian Holdings Limited (Company No. 3074852), a company incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, United Kingdom (RTIH).

18.	Rio Tinto Peru Limited (Company No. 5647302), a company incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, United Kingdom (RT Peru).

19.

Kennecott Holdings Corporation (Tax ID 52-1626612), a company incorporated in the United States of America, of Rio Tinto Regional Center, 4700 Daybreak Parkway, South Jordan UT, United States of America (Kennecott Holdings Corporation).

(subject to clause 1.1, each a Party)

Recitals

A	The Parties have agreed to enter into a transaction whereby:

(a)

Chinalco (or Chinalco SPV Bonds) subscribes for, and RTP and RTL (or Rio Tinto Group members) issue, Convertible Bonds which shall bear a fixed to floating rate of interest and shall be convertible into RTP Shares and RTL Shares respectively to give Chinalco, on conversion of those bonds (and assuming it maintains its existing relevant interest in RTP Shares), a holding of 18.03% of the Aggregate Publicly-held Ordinary Shares in RTP and RTL;

(b) members of the Chinalco Group acquire an investment in certain of Rio Tinto’s iron

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ore, copper and aluminium Strategic Assets, as described in this Agreement; and

(c) the Parties form iron ore, copper and aluminium strategic alliances to govern the relationship between the Parties in respect of enterprises falling within a relevant commodity group as a whole,

(together, the Transaction).

B	Chinalco agrees to assist with the refinancing of certain of Rio Tinto’s existing corporate debt.

C	The terms and conditions of this Agreement set out how the Parties propose to co-operate and implement the Transaction.

It is agreed as follows:

1.                                     Definitions and Interpretation

1.1                              Definitions

The following definitions apply unless the context requires otherwise.

ACCC means the Australian Competition and Consumer Commission.

ASA Sales Co means the Asian sales company contemplated by the Aluminium Strategic Alliance.

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity to the market in general and who has been engaged by that entity (but excludes any Independent Expert appointed by Rio Tinto) in connection with the Transaction.

Aggregate Publicly-held Ordinary Shares has the meaning ascribed to that term in the RTL Constitution.

Agreement means this Co-operation and Implementation Agreement.

Alcoa means Alcoa, Inc.

Aluminium Assets means Weipa, Yarwun and Boyne and GPS.

Aluminium Strategic Alliance means the strategic alliance in respect of the Aluminium commodity group constituted pursuant to clause 8.11 (or, if applicable, clause 8.9).

Aluminium Strategic Alliance Terms and Conditions means the terms and conditions set out in schedule 4.

Aluminium Strategic Alliance Agreement means:

(a)                                  the agreement to be entered into by the relevant Parties and certain other Related Entities of the Parties in accordance with clause 8.11 and reflecting the Aluminium Strategic Alliance Terms and Conditions; or

(b)                                 for so long as clause 8.9 applies in relation to the Aluminium Strategic Alliance, the deemed agreement constituted by the Aluminium Strategic Alliance Terms and Conditions.

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Announcement Date means 12 February 2009.

ASIC means the Australian Securities and Investments Commission.

Associate, in relation to a Party or body corporate, means:

(a)                                  an ‘associate’ under sections 11, 12 and 15 of the Australian Act; or

(b)                                 any:

(i)                                    director of such Party or of any body corporate within the same Group as such Party; or

(ii)                                 body corporate, 20% or more of whose issued share capital (or share capital carrying 20% or more of the votes ordinarily exercisable at shareholders’ meetings) is owned by members of the same Group as such Party; or

(iii)                              any other person that is ‘acting in concert’ (within the meaning set forth in the UK Code) with such Party or body corporate, but in the case of a member of the Chinalco Group, includes only those persons with whom the member of the Chinalco Group has an arrangement or understanding (whether formal or informal) for the purpose of obtaining a consolidating control of the entity but shall not include any such arrangement that Chinalco may be deemed or presumed to have by applicable Law;

(c)                                  an ‘associate’ under section 6 of the Foreign Acquisitions and Takeovers Act 1975 (Cth); or

(d)                                 a person who is an Associate within the meaning given to that term in Appendix 1 of the UK Listing Rules.

ASX means ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market known as the Australian Securities Exchange operated by it.

ASX Listing Rules means the official listing rules of ASX.

Australian Act means the Corporations Act 2001 (Cth).

Australian Panel means the Panel as defined in the Australian Securities and Investments Commission Act 2001 (Cth).

Authorisation includes any consent, authorisation, ruling, clearance, registration, filing, lodgement, permit, franchise, agreement, notarisation, certificate, permission, licence, approval, direction, declaration, authority or exemption from, by or with any Authority.

Authority means any minister, government or representative of a government or any governmental, semi or local government, statutory authority, entity or other body, administrative, fiscal, regulatory or judicial entity or authority, any self regulatory organisation established under statute or stock exchange, department, commission, public authority, tribunal, competition authority or entity and includes any Tax Authority, Takeover Regulator, minister or agency or statutory corporation or instrumentality.

Authority Restricting Order means any decree, order, judgment, injunction, temporary restraining order, or other order, in any suit or proceeding, or any other action or remedy available to an Authority in respect of a Group A Asset or the Convertible Bonds.

BRM has the meaning given in clause 5.3(b).

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BRMa has the meaning given in clause 5.3(b).

Back Stop Date means 31 December 2009, or such other date as Rio Tinto and Chinalco may agree in writing.

Boyne means each of RTA Boyne and RTAL (or RTA Boyne alone, following completion of the relevant Reorganisation Steps) to the extent of their respective 7.49% and 51.85% interests as participants in the Boyne Smelter, being the smelter project situated south of Gladstone, Australia, comprising a manufacturing facility of carbon anodes, aluminium production in reduction lines, and casting of molten metal into aluminium products with three potlines including an alumina supply system to import alumina from the Queensland Alumina Refinery (QAL) and a lease of a dedicated port facility from the Central Queensland Ports Corporation for the import of raw materials and export of metal, and incorporating all rights and obligations of those entities comprised in those respective interests.

Boyne and GPS means the Strategic Asset combining the enterprises of Boyne and GPS.

Business Day means:

(a)                                  for receiving a notice under clause 24.6, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is sent;

(b)                                 for the purposes of the payment of a sum by electronic transfer, a day that is not a Saturday, Sunday, bank holiday or public holiday in the country in which the paying bank branch is located; and

(c)                                  for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in London or Melbourne.

CDB means China Development Bank, of No. 29 Fuchengmenwai Street, Xicheng District, Beijing, PRC.

CSA Sales Co means the Asian sales company contemplated by the Copper Strategic Alliance.

Chalco means Aluminum Corporation of China Limited, listed on the stock exchanges of Shanghai, Hong Kong and New York.

Chinalco Disclosed Information means all information (in whatever form) provided by a Chinalco Group member or any of its Representatives to Rio Tinto or any of its Representatives in connection with the Transaction or relating to the Chinalco Group’s past, present or future operations, affairs, business and/or strategic plans, whether provided before or after entry into this Agreement.

Chinalco Executive means the members of the Executive Committee of Chinalco.

Chinalco Funding Commitments means the securing of financial accommodation by Chinalco pursuant to enforceable agreements, under which one or more banks or financial institutions agree to provide committed funding to finance Chinalco’s acquisition of the Convertible Bonds and its interest in the Strategic Assets, subject only to the applicable Conditions Precedent in relation to each element of the Transaction, including PRC Approvals and standard completion conditions precedent relating to constitutional documentation, corporate authorisations, corporate information, searches of public registers, specimen signatures, execution of the funding agreements and any security documents (but not including a security that is prohibited by the Transaction Documents), execution and enforceability, appointment of agents for service of process, payment of fees and formal legal opinion as to due incorporation and corporate authorisations and other customary

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conditions of this nature, but, for the avoidance of doubt, does not include any material adverse change or similar condition.

Chinalco Group means Chinalco and each of its Subsidiaries, and member of the Chinalco Group and Chinalco Group member shall be construed accordingly.

Chinalco Party means a member of the Chinalco Group that is a Party to a Transaction Document.

Chinalco Provided Information means all information regarding the Chinalco Group that is provided by or on behalf of a Chinalco Group member to Rio Tinto or any of its Representatives to enable the Shareholder Circular to be prepared and completed in accordance with clauses 5.5 to 5.7, and any updates to that information provided by or on behalf of a Chinalco Party to Rio Tinto or any of its Representatives in accordance with clause 5.6(i).

Chinalco SPV Aluminium means one or more Subsidiaries nominated by Chinalco pursuant to clause 5.9(a)(iii).

Chinalco SPV Asian Marketing means one or more Subsidiaries nominated by Chinalco pursuant to clause 5.9(a)(vi).

Chinalco SPV Bonds means one or more Subsidiaries nominated by Chinalco pursuant to clause 5.9(a)(i).

Chinalco SPV Copper means one or more Subsidiaries nominated by Chinalco pursuant to clause 5.9(a)(iv).

Chinalco SPV Iron Ore means the Subsidiary nominated by Chinalco pursuant to clause 5.9(a)(ii).

Chinalco SPV KUCC means the Subsidiary nominated by Chinalco pursuant to clause 5.9(a)(v).

Claim means any action, demand, claim, suit or proceeding.

Communications means all forms of communications, whether written, oral, in electronic format or otherwise, and whether direct or indirect via agents or Representatives.

Competing Proposal means:

(a)                                  any expression of interest, proposal, offer, rights issue, transaction or arrangement by or with any person pursuant to which one or more Third Parties (either acting separately or in a consortium) will, if the expression of interest, proposal, offer, rights issue, transaction or arrangement is entered into or completed in accordance with its terms:

(i)                                    acquire an interest in, or a Relevant Interest in, or become the holder of, more than 15% of RTP Shares, 15% of RTL Shares or 15% of Aggregate Publicly-held Ordinary Shares;

(ii)                                 directly or indirectly acquire, obtain a right to acquire, or otherwise obtain an economic interest in assets that are specifically within the scope of the Strategic Alliances (except where the obligation to proceed to completion in respect of a relevant asset or business has lapsed);

(iii)                              otherwise acquire control (within the meaning of section 50AA of the Australian Act) of RTP or RTL;

(iv)                             otherwise directly or indirectly acquire, merge or amalgamate with, the Rio Tinto Group or all or substantially all of its assets or business, whether by way of

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takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction, share buy-back or repurchase, sale or purchase of assets, joint venture, reverse takeover, dual-listed company structure, recapitalisation, establishment of a new holding company for the Rio Tinto Group or other synthetic merger or any other transaction or arrangement; or

(v)                                which effects a combination of any of the matters described in paragraph (i) to (iv), whether or not such proposals are inter-conditional; or

(b)                                 any matters referred to in paragraph (a) together with a proposed issue of equity or hybrid equity.

Completion means one or more of GACB Completion, Group B Asset Completion, Group C Asset Completion or the completion of the transaction relating to Escondida (as the context requires).

Completion Date means one or more of GACB Completion Date, Group B Asset Completion Date, Group C Asset Completion Date or the date on which the transaction related to Escondida completes (as the context requires).

Conditions Precedent has the meaning given in clause 4.1.

Confidential Information means information which relates to Rio Tinto, a member of the Rio Tinto Group or a business or asset of Rio Tinto or a member of the Rio Tinto Group (whether provided directly or indirectly to Chinalco or a Chinalco Group member by a Rio Tinto Group member or otherwise and whether the information is in oral, visual or written form or in any other form), and includes:

(a)                                  all commercial, financial, legal and technical information and know-how which is disclosed by a Rio Tinto Group member or which is otherwise acquired by a Chinalco Group member directly or indirectly from a Rio Tinto Group member, whether so disclosed or acquired before or after the Announcement Date;

(b)                                 the contents of any agreements between the Parties or any Related Entity of a Party relating to or as a result of the Permitted Purpose;

(c)                                  Derived Information; and

(d)                                 the contents of any meetings, discussions and negotiations between the Parties in relation to the Permitted Purpose.

Convertible Bonds means the securities to be issued under the Subscription Agreements on the terms substantially as set out in the Convertible Bonds Terms Sheet.

Convertible Bonds Term Sheet means the terms sheet set out in annexure B.

Convertible Bonds Trust Deeds means the trust deeds constituting the Convertible Bonds.

Copper Assets means Escondida, Grasberg, La Granja and KUCC.

Copper Strategic Alliance means the strategic alliance in respect of the Copper commodity group constituted pursuant to clause 8.12 (or, if applicable, clause 8.9).

Copper Strategic Alliance Terms and Conditions means the terms and conditions set out in schedule 5.

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Copper Strategic Alliance Agreement means:

(a)           the agreement to be entered into by the relevant Parties and certain other Related Entities of those Parties in accordance with clause 8.12 and reflecting the Copper Strategic Alliance Terms and Conditions; or

(b)           for so long as clause 8.9 applies in relation to the Copper Strategic Alliance, the deemed agreement constituted by the Copper Strategic Alliance Terms and Conditions.

Coupon Payment means the payment of a coupon on each Strategic Asset Tracking Note in accordance with the terms and conditions contained in schedule 7.

Cut-off Date has the meaning given in clause 5.4(a).

Deed of Accession means the deed to be entered into by the relevant Parties and applicable corporate vehicles, substantially in the form set out in annexure D.

Definitive Agreements has the meaning given in clause 5.8.

Derived Information means all notes, memos, reports, calculations, conclusions or summaries or other material derived or produced partly or wholly from any of the Confidential Information and any or all computer records (including data, copies, models, reproductions and recordings) derived or produced partly or wholly from any of the Confidential Information.

Directors means all of the directors of Rio Tinto from time to time.

Distribution Policy has the meaning given in each of the Iron Ore Strategic Alliance Terms and Conditions, the Aluminium Strategic Alliance Terms and Conditions and the Copper Strategic Alliance Terms and Conditions (as applicable).

End Date means 31 July 2009, or such later date as Rio Tinto and Chinalco may agree in writing as contemplated by the procedure set out in clause 4.5.

Escondida means RTEL, which holds a 30% participating interest in Minera Escondida Limitada, which owns and operates the Escondida mine located in the North of Chile, in the Atacama Desert, southeast of the city of Antofagasta, comprising two open pit mines (Escondida and Escondida Norte), two concentrator plants (Laguna Sec and Los Colorados), an electro-winning plant to produce cathodes from oxide and sulphide ore, and two pipelines that transport copper concentrate from the mine to a filter plant located at the Port of Coloso, in the far south area of the city of Antofagasta, and a seawater desalination plant to supply part of the operation’s water consumption, and incorporating all rights and obligations of RTEL comprised in that participating interest.

Escrow Agent means the agent appointed pursuant to clause 21.

Escrow Agreement means the agreement to be entered into by Rio Tinto and Chinalco and the Escrow Agent in accordance with clauses 8.4 and 21, substantially in the form set out in annexure E.

Escrow Amount has the meaning given in clause 8.4(c).

Excluded Asset means all the assets (and related liabilities) of a member of the Rio Tinto Group which has issued Strategic Asset Tracking Notes to a member of the Chinalco Group, or in which a member of the Chinalco Group holds shares or interests, which are not, or do not relate to, Strategic Assets.

Exclusivity Period means the period commencing on the Announcement Date and ending on the earlier of the GACB Completion Date and termination of this Agreement.

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FSA means the Financial Services Authority of the United Kingdom in its capacity as the competent authority for the purposes of Part VI of FSMA.

FSMA means the Financial Services and Markets Act 2000 (UK), including any regulations made pursuant thereto.

GACB Completion has the meaning given in clause 8.2(a).

GACB Completion Date has the meaning given in clause 8.2(a).

GACB Condition has the meaning given in clause 4.1(a).

GPS means each of GPS Energy and GPS Power to the extent of their respective 22.125% and 20% interests as participants in the Gladstone Power Station, a coal-fired power station with a capacity of 1,680 megawatts that provides power to the Boyne Smelter, and incorporating all rights and obligations of those respective entities comprised in the respective interests.

Grasberg means RTIH which owns PT Rio Tinto Indonesia, the owner of a 40% interest in a certain portion of the Grasberg copper and gold mine located in the remote highlands in the province of Papua, Indonesia, comprising an open-pit mine with operations expected to continue until around 2015, followed by a transition to underground mine operations, in respect of which RTIH has a 40% share of production above specific levels until 2021 and 40% of all production after 2021, and incorporating all rights and obligations of RTIH which relate to PT Rio Tinto Indonesia and that interest.

Group means the Rio Tinto Group or the Chinalco Group, as the context requires.

Group A Assets means the Iron Ore Assets, Weipa, Yarwun and Escondida.

Group B Assets means Grasberg and KUCC.

Group B Asset Completion means the completion of the transactions contemplated by this Agreement in respect of a Group B Asset in accordance with the terms and conditions of this Agreement.

Group B Asset Completion Date, in relation to a Group B Asset, means the date of the relevant Group B Asset Completion determined pursuant to the mechanism in clause 8.3(b)(i), or such other date as Rio Tinto and Chinalco may agree in writing.

Group B Condition has the meaning given in clause 4.1(b).

Group C Assets means La Granja and Boyne and GPS.

Group C Asset Completion means the completion of the transactions contemplated by this Agreement in respect of a Group C Asset in accordance with the terms and conditions of this Agreement.

Group C Asset Completion Date in relation to a Group C Asset, means the date of the relevant Group C Asset Completion determined pursuant to the mechanism in clause 8.3(b)(i), or such other date as Rio Tinto and Chinalco may agree in writing.

Group C Condition has the meaning given in clause 4.1(c).

HI means HI, which owns an integrated iron ore mining and infrastructure system in the Pilbara region of Western Australia comprising:

(a)           the Tom Price, Paraburdoo, Marandoo, Nammuldi and Brockman mines;

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(b)           rail and port infrastructure including the wholly-owned Pilbara rail system and port of Dampier;

(c)           power, water, airports, roads and telecommunications assets;

(d)           interests in the townships of Karratha, Tom Price and Paraburdoo;

(e)           six pastoral stations; and

(f)            incorporating:

(i)            all rights and obligations of HI under supply and other contractual arrangements including production rights at the Bao-HI joint venture;

(ii)           all rights under State Agreements, mining and special leases and mining and other licences in respect of property described in paragraphs (a) to (e); and

(iii)          all other intangible rights and obligations not otherwise covered by paragraph (i) and (ii).

HIY means HIY, which owns the Yandicoogina mine and the rail spur line to connect that mine with HI’s rail infrastructure, and incorporating:

(a)           all rights and obligations of HIY under supply and other contractual arrangements; and

(b)           all rights and obligations under the applicable State Agreement and relevant mining and special leases and licences.

ISA Sales Co means the Asian sales company contemplated by the Iron Ore Strategic Alliance.

Independent Expert means an independent expert engaged by Rio Tinto, to express an opinion as required by ASX Listing Rule 10.

Independent Expert’s Report means the report from the Independent Expert.

Intercreditor Deed means the intercreditor deed set out in schedule 9.

Interest Rate means the London Interbank Offered Rate per annum for one month dollar deposits quoted by the British Bankers’ Association as at 11:00am (London time) on the first Business Day of the relevant period in respect of which interest is to be calculated.

Investment Vehicle means any wholly-owned Chinalco Subsidiaries nominated in accordance with clause 5.9:

(a)           to subscribe for the Convertible Bonds; or

(b)           for participation in a Strategic Alliance and referred to in this agreement as Chinalco SPV Aluminium, Chinalco SPV Copper or Chinalco SPV Iron Ore (as the context requires).

Iron Ore Assets means HI, HIY and MBM.

Iron Ore Strategic Alliance means the Strategic Alliance in respect of the Iron Ore commodity group constituted pursuant to clause 8.10 (or, if applicable, clause 8.9).

Iron Ore Strategic Alliance Terms and Conditions means the terms and conditions set out in schedule 3.

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Iron Ore Strategic Alliance Agreement means:

(a)           the agreement to be entered into by the relevant Parties and certain other Related Entities of those Parties in accordance with clause 8.10 and reflecting the Iron Ore Strategic Alliance Terms and Conditions; or

(b)           for so long as clause 8.9 applies in relation to the Iron Ore Strategic Alliance, the deemed agreement constituted by the Iron Ore Strategic Alliance Terms and Conditions.

JV Partner means a joint venture partner of a member of the Rio Tinto Group.

JV Restricting Order means any decree, order, judgment, injunction, temporary restraining order, or other order, in any suit or proceeding, or any other action or remedy available to any JV Partner pursuant to the terms of its joint venture arrangement with Rio Tinto in respect of any joint venture underlying a Strategic Asset.

KUCC means Kennecott Utah Copper Corporation (or other entity or entities as relevant following completion of the relevant Reorganisation Steps) which owns and operates the Bingham Canyon mine, Copperton concentrator and Garfield smelter and refinery complex near Salt Lake City, Utah, United States of America, producing copper and the associated by-products molybdenum, gold and silver, and incorporating:

(a)           all rights and obligations of the relevant entity or entities under supply and other contractual arrangements; and

(b)           all rights and obligations under the applicable mining tenure and other titles and licences.

KUCC Holdings LLC means the entity described as such in Structure Chart 6 in schedule 6.

La Granja means RT Peru which owns Rio Tinto Minera Peru Limitada, the owner of the La Granja copper project located in the Cajamarca region of Northern Peru comprising a copper project in the pre-feasibility phase.

LSE means London Stock Exchange plc or, as the context requires, the financial market known as the London Stock Exchange operated by it.

Law means any statute, regulation, order, rule, subordinate legislation or other document enforceable under any statute, regulation, rule or subordinate legislation, including the UK Act 1985, UK Act 2006, FSMA, the UK Listing Rules, the LSE Disclosure and Admission Standards, the Australian Act, the ASX Listing Rules, ASX Corporate Governance Principles and Recommendations, the US Securities Act of 1933, the US Securities and Exchange Act of 1934, and the NYSE Rules.

Liquidated Damages Amount means:

(a)           if the Strategic Asset to which clause 8.5 applies is Escondida, $550 million;

(b)           if the Strategic Asset to which clause 8.5 applies is KUCC, $250 million; and

(c)           if the Strategic Asset to which clause 8.5 applies is Grasberg, $50 million.

Listed Subsidiary means a member of the Rio Tinto Group where shares in that member (or interests representing such shares) are quoted for trading on ASX, LSE or any other stock exchange, including any company that was (before, on or after the Announcement Date) a member of the Rio Tinto Group where after the Announcement Date shares in that member (or interests representing such shares) are so quoted and any company where shares (or interests representing such shares) in

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that company, as a result of any restructure or reorganisation of the Rio Tinto Group after the Announcement Date, are so quoted.

Listed Subsidiary Shares means:

(a)           any shares in the capital of a Listed Subsidiary;

(b)           securities convertible into shares of a Listed Subsidiary (including any option over or relating to issued or unissued shares or shares or options over shares held by the counterparty); or

(c)           any legal, equitable or economic interest in those shares or securities (including any derivative instrument or other financial product affording an economic exposure to movement in the price of any such shares or securities).

Listing Authority means the ASX, the UKLA and the SEC.

Long Stop Date means 31 July 2010 or such later date as may be agreed by Chinalco and Rio Tinto.

MBM means MBM which holds rights under the Mount Bruce State Agreement.

Manager means a manager of a Strategic Alliance appointed under a Strategic Alliance Agreement.

Master Dispute Resolution Deed means the deed to be entered into on the GACB Completion Date substantially in the form set out in schedule 10.

Material Non-Public Information means any information which is not widely known by participants in a relevant market and which could reasonably be expected to have a material effect on the price or value of securities tradeable in that market.

Officers means, in relation to an entity, its directors, officers, partners and employees.

Outstanding Agreements has the meaning given in clause 8.9(b).

PRC Approvals means all PRC approvals necessary in relation to each element of the Transaction, including from the National Development Reform Commission, Ministry of Commerce and the State Administration of Foreign Exchange.

Participant Charge means a charge in the applicable form set out in schedule 8.

Parties means the Parties to this Agreement or, where the context requires, Rio Tinto and Chinalco.

Permitted Jurisdiction means the jurisdictions of:

(a)           Australia;

(b)           United Kingdom;

(c)           Jersey;

(d)           Bermuda;

(e)           in respect of KUCC only, Utah or Delaware, the United States of America;

(f)            the British Virgin Islands;

(g)           Singapore;

(h)           Netherlands;

(i)            Luxembourg;

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(j)            Belgium;

(k)           Hong Kong, for so long as the laws of Hong Kong continue to be, in form and substance, based on the English common law system pursuant to the constitution and administrative arrangement known as the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China; and

(l)            any other jurisdiction agreed by Rio Tinto and Chinalco, each acting reasonably in making such decision, acknowledging Chinalco’s desire for structuring flexibility and efficient tax planning and Rio Tinto’s concerns about difficulty of enforcement and adverse tax consequences for the Rio Tinto Group.

Permitted Person means, in respect of an entity, the directors, officers and employees of the entity and its Advisers.

Permitted Purpose means the negotiation of, and the entry into, the Transaction Documents (including conducting an assessment as to whether or not the Parties would enter into any Transaction Document) and the implementation of the Transaction in accordance with the Transaction Documents including, for the avoidance of doubt, seeking all necessary Authorisations and, in the case of Chinalco, securing the Chinalco Funding Commitments (subject to clause 7.2).

Pre-approved SOE means “” | Zhong Yang Qi Ye | “Yang Qi”, being: (i) an enterprise whose assets (including equity or shares in that enterprise) are 100% owned by the PRC Central Government; or (ii) an enterprise listed on a recognised stock exchange in the PRC or elsewhere, whether directly or through a designated entity authorised by the PRC Central Government, subject to continuing to also satisfy the criteria set out in paragraph (b)(ii) below.  The Parties acknowledge that:

(a)           as at the date of this Agreement, the “designated entity authorised by the PRC Central Government” is the State-owned Assets Supervision and Administration Commission of the State Council (SASAC) in its role performing the duties of Contributor and supervising and administering the State-owned assets of such enterprises;

(b)           subject to paragraph (c) below, the Pre-approved SOEs will be as listed on SASAC’s website at the following address http://www.sasac.gov.cn/n1180/n1226/n2425/ index.html as updated from time to time by SASAC by adding or removing enterprises from that list, subject to:

(i)            an entity being deemed not to be a Pre-approved SOE, despite being on such a list, if it is  not, or has ceased to be:

(A)          listed on a recognised Stock Exchange, and majority-owned and controlled by SASAC (representing the PRC Central Government); or

(B)          100% owned by SASAC (representing the PRC Central Government);

(ii)           wholly-owned and controlled subsidiaries of such entities, which meet the “permitted transferee” criteria set out in each Strategic Alliances Agreement, and for the purposes of that Agreement being deemed to be a Pre-approved SOE; and

(iii)          any other variations as agreed between Chinalco and Rio Tinto; and

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(c)           in the event of a reorganisation or restructure by the PRC Central Government, which results in a new authority or entity being designated to hold or administer all or part of the State-owned assets, the Pre-Approved SOEs will be as listed on the official list of enterprises owned by such authority or entity published and updated from time to time by such authority or entity.

For the purposes of this definition, “Contributor” shall have the same meaning as used in the “Tentative Measures for the Supervision and Administration of State-Owned Assets of Enterprises” (Decree 378 of the State Council) as at the date of execution of this Agreement, whereby the Contributor is designated and authorised by the PRC State Council representing the PRC Central Government to supervise and administer the State-owned assets on behalf of the PRC State Council.

Proposal for a Listed Subsidiary means any proposed or possible transaction or arrangement pursuant to which, if ultimately completed, a person (or a group of persons) would:

(a)           directly or indirectly acquire an interest in, Voting Power in, a Relevant Interest in or become the holder of:

(i)            any Listed Subsidiary Shares;

(ii)           the whole or a substantial part or a material part of the business or property (or of a business group or division) of a Listed Subsidiary or a Subsidiary of a Listed Subsidiary; or

(iii)          otherwise than in the ordinary course of business as a customer, assets of a Listed Subsidiary or of any Subsidiary of a Listed Subsidiary,

including by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale, purchase or issue of Listed Subsidiary Shares, joint venture or any arrangement which gives an economic interest or economic exposure to the business, property or assets as the case may be;

(b)           acquire control (within the meaning of Section 50AA of the Australian Act) of a Listed Subsidiary or a Subsidiary of a Listed Subsidiary; or

(c)           otherwise acquire or merge with a Listed Subsidiary or a Subsidiary of a Listed Subsidiary (including by a reverse takeover bid, reverse scheme of arrangement or dual-listed companies structure).

RTA Asia means Rio Tinto Alcan Pte Ltd.

RTIO Asia means Rio Tinto Iron Ore Asia Pte Ltd.

RTL Constitution means the Constitution of RTL from time to time.

RTL Public Shares means all RTL Shares on issue, excluding any RTL Shares held by a Related Entity of RTP.

RTL Share means an ordinary share in RTL.

RTL Shareholder means a holder of one or more RTL Shares.

RTP Articles means the memorandum and articles of association of RTP from time to time.

RTP Share means an ordinary share in RTP, other than a Treasury Share.

RTP Shareholder means a holder of one or more RTP Shares.

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Related Entity means:

(a)           in relation to Rio Tinto or any other member of the Rio Tinto Group, any entity which is related to RTL and/or RTP within the meaning of section 50 of the Australian Act, which is controlled by RTL and/or RTP within the meaning of part 1.2 division 6 of the Australian Act or which is a subsidiary of RTL or RTP as defined under the UK Act 2006 or which is a subsidiary of RTL or RTP as defined under the UK Act 2006, as amended;

(b)           in relation to Chinalco or any other member of the Chinalco Group, any entity which is related to Chinalco within the meaning of section 50 of the Australian Act, which is controlled by Chinalco within the meaning of part 1.2 division 6 of the Australian Act and for the purposes of clause 5.6(g), any person ‘acting in concert’ with Chinalco (as such term is defined in the UK Code) or which is an Associate of Chinalco, and includes Shining Prospect Pte. Ltd and Oriental Prospect Pte. Ltd.

Related Person means, in relation to an entity, the Related Entities of the entity and officers, directors, employees, agents, contractors and partners of the entity and of each Related Entity of the entity, and the entity’s Advisers.

Relationship Agreement means the relationship agreement in the form set out in annexure C.

Relevant Interest means a relevant interest as defined in sections 608 and 609 of the Australian Act or an Interest as defined in the RTP Articles.

Relevant Proportion means:

(a)           in relation to RTL, the proportion that the RTL Public Shares bear to the Aggregate Publicly-held Ordinary Shares; and

(b)           in relation to RTP, the proportion that the RTP Shares bear to the Aggregate Publicly-held Ordinary Shares.

Reorganisation Steps means, in relation to a Strategic Asset, any reorganisation steps in respect of that Strategic Asset in the applicable corporate Structure Chart in schedule 6 and any other steps that are identified pursuant to clause 5.1.

Reorganisation Steps SPVs means:

(a)           the entity described as Yarwun Newco in Structure Chart 2 in schedule 6;

(b)           the entity described as Weipa Newco in Structure Chart 2 in schedule 6; and

(c)           the entity described as KUCC Holdings LLC in Structure Chart 6 in schedule 6.

Representative means, in relation to a person:

(a)           a Related Entity of the person; or

(b)           an Officer of the person or any of the person’s Related Entities; or

(c)           an Adviser to the person or any of the person’s Related Entities.

Rio Tinto means RTP and RTL, or either one as relevant.

Rio Tinto Boards means the boards of directors of RTP and RTL respectively (as constituted from time to time), and includes any authorised committee of Directors.

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Rio Tinto Break Fee means the fee payable to Chinalco under, and subject to, the provisions of clause 18 in the amount of $195 million.

Rio Tinto EGM Resolutions means the resolutions to be proposed at the Rio Tinto EGMs referred to in item 6 of schedule 1.

Rio Tinto EGMs means the extraordinary general meetings of each of RTP and RTL to be convened in connection with the Transaction to consider and, if thought fit, approve the Rio Tinto EGM Resolutions (as applicable), including any adjournment of those meetings.

Rio Tinto Group means RTP and each of its Subsidiaries together with RTL and each of its Subsidiaries and includes any entity that would be considered to be a Subsidiary of RTL and RTP if RTL and RTP were treated as one company and member of the Rio Tinto Group and Rio Tinto Group member shall be construed accordingly.

Rio Tinto Party means a member of the Rio Tinto Group that is a Party to a Transaction Document.

Rio Tinto Securities means:

(a)           any Rio Tinto Shares;

(b)           securities convertible into Rio Tinto Shares (including any option over or relating to issued or unissued shares or shares or options over shares held by the counterparty); or

(c)           any legal, equitable or economic interest in those shares or securities (including any derivative instrument or other financial product affording an economic exposure to movement in the price of any such shares or securities).

Rio Tinto Share means an RTP Share or an RTL Share.

Rio Tinto Shareholder means an RTP Shareholder or an RTL Shareholder.

SEC means Securities and Exchange Commission of the United States of America.

Secondary Recipient means a person to whom Chinalco discloses, or gives access to, Confidential Information in accordance with clause 12.2(b).

Securities Laws means any Law which prohibits any person in possession of information about a company from dealing in securities of that company or from communicating that information to any other person (including the Australian Act, the ASX Listing Rules, the FSMA and the UK Listing Rules, the Criminal Justice Act 2003 or the rules and regulations of the LSE).

Shareholder Circular means the circulars and explanatory memoranda required to be prepared by RTP and RTL for the purposes of the Rio Tinto EGMs.

Strategic Asset means each of the Aluminium Assets, the Copper Assets and the Iron Ore Assets.

Strategic Asset Tracking Notes means the securities to be issued on the terms and conditions (in the proforma set out in schedule 7) agreed by the Parties to give Chinalco the economic interest set out in clause 3.3(b) on completion of the Reorganisation Steps.

Strategic Alliance has the meaning given in clause 3.3.

Strategic Alliance Agreement means any one or more of the Aluminium Strategic Alliance Agreement, Copper Strategic Alliance Agreement and the Iron Ore Strategic Alliance Agreement (as the context requires).

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Strategic Alliance Terms and Conditions means any one or more of the Aluminium Strategic Alliance Terms and Conditions, Copper Strategic Alliance Terms and Conditions and Iron Ore Strategic Alliance Terms and Conditions (as the context requires).

Strategic Entity means an entity that owns a Strategic Asset.

Subscription Agreements means the subscription agreements for Convertible Bonds substantially in the form set out in annexure A, subject, in the case of the Convertible Bonds with a conversion right to RTL Shares, amend to reflect applicable provisions of Australia Law.

Subscription Amount means an amount equal to $7,161,500,000.

Subsidiary has the meaning given in the Australian Act or the UK Act 2006 but so that:

(a)           an entity shall also be deemed to be a Subsidiary of a body corporate if it is controlled by that body corporate (expressions used in this paragraph have the meanings given for the purposes of Part 1.2, Division 6 of the Australian Act);

(b)           a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest shall be regarded as a share;

(c)           a body corporate or trust may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a body corporate; and

(d)           in the case of any Subsidiary of Rio Tinto, the term extends to include any Subsidiary of RTL or RTP.

Superior Proposal means one or more Competing Proposals that the Rio Tinto Boards determine (after having considered advice from their legal and, if appropriate, their financial Advisers), acting in good faith and in order to satisfy what they consider to be their fiduciary, statutory or regulatory duties, is a proposal that is reasonably capable of being completed or otherwise implemented and, when considered together, to be of greater benefit to Rio Tinto Shareholders (other than Chinalco and its Associates) than the Transaction, taking into account all aspects of the Competing Proposal(s).

Takeover Regulator means each of the UK Panel, the UKLA, the FSA, the Australian Panel, ASIC, ASX and the LSE, or any one or more of them as the context requires.

Tax Authority means HM Revenue and Customs, Australian Taxation Office, the U.S. Internal Revenue Service and/or any other taxing or other authority competent to impose any liability in respect of tax or responsible for the administration and/or collection of tax or enforcement of any law in relation to tax in any relevant jurisdiction.

Terminating Party has the meaning given in clause 22.1.

Third Party means any of the following:

(a)           a person other than Chinalco or Rio Tinto or any of their Related Entities; or

(b)           a consortium, partnership, limited partnership, syndicate or other group in which neither Chinalco nor any of its Related Entities has agreed in writing to be a participant.

Transaction has the meaning given to that term in Recital A.

Transaction Documents means:

(a)           this Agreement;

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(b)           the Subscription Agreements to be executed on the GACB Completion Date;

(c)           the Convertible Bonds Trust Deed to be executed on the GACB Completion Date;

(d)           the Relationship Agreement to be executed on the GACB Completion Date;

(e)           the Strategic Asset Tracking Notes Deed Poll and Terms and Conditions (in the proforma set out in schedule 7) to be executed by the relevant issuer in respect of a Strategic Asset on the Completion Date;

(f)            the Iron Ore Strategic Alliance Agreement;

(g)           the Aluminium Strategic Alliance Agreement;

(h)           the Copper Strategic Alliance Agreement;

(i)            any other agreement executed in connection with a Strategic Asset between a member of the Rio Tinto Group or Chinalco Group at Completion of a transaction relating to a Strategic Asset, including any joint venture or shareholder agreement, limited liability company agreement, bauxite supply agreement, management agreement or marketing agreement to give effect to the Strategic Alliance Agreements in paragraphs (f) to (h);

(j)            a Participant Charge, being a cross charge substantially in the form of the proforma Participant Charge (Aluminium / Copper) set out in schedule 8, to be executed in respect of each Aluminium Asset and each Copper Asset on the relevant Completion Date;

(k)           a Participant Charge, being a charge substantially in the form of the pro forma Participant Charge (Iron Ore) set out in schedule 8, to be executed by Chinalco SPV Iron Ore on the GACB Completion Date;

(l)            any Intercreditor Deed executed in respect of a Strategic Asset (substantially in the form of the proforma set out in schedule 9);

(m)          the Master Dispute Resolution Deed (substantially in the form of the proforma set out in schedule 10);

(n)           the Deed of Accession (substantially in the form of the proforma set out in annexure D);

(o)           the Escrow Agreement (substantially in the form of the proforma set out in annexure E); and

(p)           such other agreements as may be necessary to give effect to the transactions contemplated by this Agreement.

Treasury Share means a share issued by RTP and defined as a ‘qualifying share’ for the purposes of subsection 724(2) of the UK Act 2006, which RTP has bought back but not cancelled and the purchase of which was financed out of RTP’s distributable profits.

UK Act 1985 means the Companies Act 1985 as amended.

UK Act 2006 means the Companies Act 2006 as amended.

UK Code means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the UK Panel.

UKLA means the FSA in its capacity as the United Kingdom Listing Authority.

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UK Listing Rules means any of the Listing Rules, Disclosure & Transparency Rules or Prospectus Rules made by the FSA in exercise of its functions as competent authority pursuant to Part VI of FSMA.

UK Panel means the UK Panel on Takeovers and Mergers.

Victoria means the State of Victoria in the Commonwealth of Australia.

Voting Power has the meaning given in section 610 of the Australian Act.

Weipa means RTAL (or Weipa NewCo following completion of the relevant Reorganisation Steps) to the extent of its interest in the Weipa mine comprising two mining and processing facilities, one at East Andoom and the other at Weipa, and including:

(a)           a port facility and associated maintenance, administration and support facilities and assets in the township of Weipa;

(b)           the right to mine the Ely deposit; and

(c)           all rights and obligations under the applicable State Agreements and relevant mining and special leases and licences, incorporating all rights and obligations of RTAL or Weipa NewCo (as applicable) comprised in that interest.

Weipa NewCo means the entity described as such in Structure Chart 2 in schedule 6.

Working Hours means from 9.00am to 5.00pm on a Business Day.

Yarwun means RTAL (or Yarwun NewCo following completion of the relevant Reorganisation Steps) to the extent of its interest in the Yarwun refinery, north-west of the central Queensland port city of Gladstone, a red mud dam for the storage of residue materials, and all associated infrastructure including:

(a)           a single shipping berth for the unloading of raw materials and the export of smelter grade material; and

(b)           the 2 mtpa expansion currently underway referred to as Yarwun 2 Project; and

(c)           all rights and obligations under the relevant leases and licences, andincorporating all rights and obligations of RTAL or Yarwun NewCo (as applicable) comprised in that interest.

Yarwun NewCo means the entity described as such in Structure Chart 2 in schedule 6.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise:

(a)           The singular includes the plural and conversely.

(b)           A gender includes all genders.

(c)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

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(e)           A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

(f)            A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)           A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)           A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it including all rules, regulations and interpretations relating thereto.

(i)            A reference to $, dollar or cents is to the lawful currency of the United States of America.

(j)            A reference to time is a reference to:

(i)            time in the place in which the relevant event occurs; or

(ii)           if the relevant event is to occur in more than one place, time in Melbourne.

(k)           If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

(l)            The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

(m)          A reference to a liability incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent or otherwise and whether or not it would be shown as a ‘liability’ under applicable accounting principles and whether owed, incurred or imposed by or to or on account of or for the account of that person alone, severally or jointly or jointly and severally with any other person.

(n)           A reference to a loss incurred by any person includes any loss, liability, damage, cost, charge or expense that the person pays, incurs or is liable for and any other diminution of value of any description which the person suffers, including all liabilities on account of taxes or duties, all interest, penalties, fines and other amounts payable to Third Parties and all reasonable legal expenses and other expenses in connection with investigating or defending any claim, action, demand or proceeding, whether or not resulting in any liability, and all amounts paid in settlement of any such claims.

(o)           The Parties acknowledge that Alcoa and CDB are and shall be throughout the term of this Agreement, excluded from the definition of the Chinalco Group for all purposes under this Agreement.

(p)           The Parties acknowledge that Rio Tinto Group members and Chinalco Group members are, and shall, throughout the term of this Agreement and Strategic Alliance Agreements, be excluded from the definition of Related Entity, Related Persons and Associate as those definitions apply to the other.

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(q)           Nothing in this Agreement is to be interpreted against a Party solely on the ground that the Party put forward this Agreement or a relevant part of it.

(r)            References to a ‘company’ shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.3          Currency conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.  For the purposes of this clause 1.3:

Conversion Rate means, in relation to the conversion of two currencies on any Relevant Date, the arithmetic mean of the bid rate and ask cross rates for one currency as displayed at or about 10:20am (in the time zone of the country of payment) on the Relevant Date on the relevant Reuter screen (or failing that, the Bloomberg screen or any other information service provider Rio Tinto and Chinalco may agree) for the second currency.

Relevant Date means the date on which a payment or assessment is to be made, except that the date shall mean, for the purposes of clause 8.6, the date which is one Business Day prior to the date on which the relevant Strategic Asset Tracking Notes are issued.

1.4          Reasonable endeavours

Except as otherwise expressly provided in this Agreement, any provision of this Agreement which requires a Party to use reasonable endeavours, or to take all steps reasonably necessary, to procure that something is performed or occurs, does not impose any obligation to:

(a)           commence any legal action or proceeding against any person;

(b)           procure absolutely that that thing is done or happens;

(c)           incur a material expense, except where that provision expressly specifies otherwise; or

(d)           accept any undertakings or conditions required by any Authority if those undertakings or conditions, in the reasonable opinion of the Party required to make such undertakings or conditions, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the Transaction.

1.5          Materiality

Except as otherwise expressly provided in this Agreement, a reference to a material expense, cost or liability means an expense, cost or liability which, in the reasonable opinion of the Party required to incur that expense, cost or liability, is material.

1.6          Consents or approvals

Except as otherwise expressly provided in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Party or is within the discretion of a Party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Party in its absolute discretion, provided that each of the Rio Tinto Parties (other than Rio Tinto) hereby irrevocably authorises Rio Tinto to give all consents, notices, authorisations or approvals as may be required to be given under or in connection with this Agreement.

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1.7          Method of payment

All payments required to be made under this Agreement shall be tendered by way of direct transfer of immediately available funds to the bank account nominated in writing by the Party to whom the payment is due.  Any payment tendered under this Agreement after 2pm in the local time of the bank branch from which payment is made shall be taken to have been made on the next succeeding Business Day (the deemed payment date) after the date on which payment was tendered, and if the deemed payment date is after the relevant due date for payment, interest shall accrue under clause 1.8 accordingly.

1.8          Interest on amounts payable

Interest accrues on each amount which is due and payable, but not paid, by one Party to another under or in accordance with this Agreement (including the amounts paid under clauses 3.2 and 8.4):

(a)           on a daily basis from the due date up to the date of actual payment;

(b)           both before and after judgment (as a separate and independent obligation); and

(c)           at the rate which is the sum of the Interest Rate plus a margin of 3%, calculated for successive periods of one month, with the first period commencing on the due date of the amount on which interest is payable.

The defaulting Party shall pay interest accrued under this clause 1.8 on written demand by the non-defaulting Party or, if no demand is made, on the last day of each month.  The interest is payable in the currency of the unpaid amount on which it accrues.

1.9          Nature of arrangements

(a)           Except to the extent otherwise:

(i)            expressly agreed between the Parties; or

(ii)           expressly provided under any applicable law,

nothing in this Agreement or the other Transaction Documents (including the Strategic Alliance Terms and Conditions) implies that the Parties are forming a partnership or otherwise carrying on business in common with a view to profit, within the meaning of any partnership or limited partnership legislation in any jurisdiction, or otherwise creates any fiduciary relationship between the Parties.

(b)           Subject to paragraph (a), the Parties shall be just and faithful in their activities and dealings with each other in relation to the Strategic Alliances but shall be free to pursue their own commercial interests.

(c)           No Strategic Asset Tracking Note shall confer on Chinalco any proprietary interest in any asset of the issuer of Strategic Asset Tracking Notes.

1.10        Joint and several

Where any obligation in any Transaction Documents is stated to be an obligation of:

(a)           Rio Tinto, it shall be treated as being the obligation of both RTP and RTL and to be owed by RTP and RTL on a joint and several basis; and

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(b)           Chinalco, it shall be treated as being the obligation of the Chinalco Parties and to be owed by the Chinalco Parties on a joint and several basis.

2.            Agreed Public Announcement

Following execution of this Agreement, Rio Tinto and Chinalco shall jointly release an agreed public announcement to the ASX and the LSE no later than 7:00am (London Time) on the date of this Agreement.

3.            Key elements of the Transaction

3.1          Agreement to enter into Transaction

The Parties agree to enter into the Transaction on the terms and conditions of the Transaction Documents.

3.2          Subscription, sale and purchase

Subject in each case to the applicable Conditions Precedent:

(a)           (Convertible Bonds) Chinalco shall, or shall procure that the Chinalco SPV Bonds shall subscribe for, and RTP and RTL shall each procure that a Subsidiary shall issue to Chinalco or Chinalco SPV Bonds (as applicable), the Convertible Bonds on the GACB Completion Date for the Subscription Amount pursuant to the Subscription Agreements;

(b)           (Hamersley Iron) Chinalco SPV Iron Ore shall subscribe for, and HI shall issue to Chinalco SPV Iron Ore, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b)) on the GACB Completion Date for $5,150 million (this amount is also paid in consideration of the interests being acquired pursuant to paragraphs (j)(i) and (j)(iv)), subject to clauses 5.3(a) and 5.3(b);

(c)           (Weipa) Chinalco SPV Aluminium shall subscribe for, and RTA shall procure that Weipa NewCo shall issue to Chinalco SPV Aluminium, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b)) on the GACB Completion Date for $1,200 million (this amount is also paid in consideration of the relevant interests being acquired pursuant to paragraph (j)(ii) and (j)(v)), subject to clause 5.3(c);

(d)           (Yarwun) Chinalco SPV Aluminium shall subscribe for, and RTA shall procure that Yarwun NewCo shall issue to Chinalco SPV Aluminium, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b)) on the GACB Completion Date for $500 million (this amount is also paid in consideration of the relevant interest being acquired pursuant to paragraph (j)(v)), subject to clause 5.3(d);

(e)           (Boyne/GPS) Chinalco SPV Aluminium shall:

(i)            subscribe for, and RTA Boyne shall issue to Chinalco SPV Aluminium, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b));

(ii)           subscribe for, and GPS Energy shall issue to Chinalco SPV Aluminium, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b)); and

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(iii)          subscribe for, and GPS Power shall issue to Chinalco SPV Aluminium, Strategic Asset Tracking Notes (in the percentage indicated in clause 3.3(b)), on the applicable Group C Asset Completion Date for $450 million (this amount is also paid in consideration of the relevant interest being acquired pursuant to paragraph (j)(v))

(f)            (Escondida) RTWH shall sell and Chinalco SPV Copper shall purchase or RTEL shall issue and Chinalco SPV Copper shall subscribe for, 49.75% of the issued ordinary shares in the capital of RTEL and assume certain liabilities pursuant to clause 8.4(b) on the GACB Completion Date for an aggregate amount of $3,388,500,000;

(g)           (Grasberg) RT International shall sell, and Chinalco SPV Copper shall purchase or RTIH shall issue and Chinalco SPV Copper shall subscribe for, 30% of the issued ordinary shares in the capital of RTIH on the applicable Group B Asset Completion Date for $400 million, subject to clause 5.3(f);

(h)           (La Granja) RTWH shall sell, and Chinalco SPV Copper shall purchase or RT Peru shall issue and Chinalco SPV Copper shall subscribe for, 30% of the issued ordinary shares in the capital of RT Peru on the applicable Group C Asset Completion Date for $50 million (this amount is also paid in consideration of the relevant interest being acquired pursuant to paragraph (j)(iii)), subject to clause 5.3(g);

(i)            (KUCC) As described in and subject to the Reorganisation Steps with respect to KUCC, KUCC shall distribute all or a portion of its inventory on hand to Kennecott Holdings Corporation, or an affiliate of Rio Tinto, prior to Chinalco SPV KUCC’s investment. On the applicable Group B Asset Completion Date, Chinalco SPV KUCC shall contribute $700 million (KUCC Investment Amount) to KUCC Holdings LLC and KUCC Holdings LLC shall issue to Chinalco SPV KUCC an interest in KUCC Holdings LLC which shares in 25% of the profits, losses and distributions, other than those made in liquidation, of KUCC Holdings LLC. Using the KUCC Investment Amount, KUCC Holdings LLC will establish an appropriate working capital reserve in an amount equal to the agreed value of the distributed inventory (for the avoidance of doubt the working capital reserve so created under this clause will form an operating cash flow under the relevant Distribution Policy) and, second, distribute to a member of the Rio Tinto Group an amount to be applied to reimburse Rio Tinto for 100% of the capital expenditure incurred by members of the Rio Tinto Group, in the preceding 2 years, up to a maximum specified amount. The balance, if any, of the KUCC Investment Amount will be loaned to a member of the Rio Tinto Group at the lowest rate of interest under the Internal Revenue Code on a demand basis (KUCC Loan).  Rio Tinto’s share of any capital calls by the KUCC Holdings LLC after completion will be funded by repayment of the KUCC Loan until the capital accounts of the Rio Tinto Group and the Chinalco SPV KUCC stand in the ratio of 75% and 25%, respectively. Chinalco SPV KUCC will fund its proportion of those capital calls by contribution and subsequent capital calls will be funded 75/25% in accordance with the Copper Strategic Alliance Agreement; and

(j)            (Asian Marketing) One or more Investment Vehicles nominated by Chinalco shall:

(i)            subscribe for 50% of the issued shares in ISA Sales Co;

(ii)           subscribe for 50% of the issued shares in ASA Sales Co;

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(iii)          subscribe for 50% of the issued shares in CSA Sales Co;

(iv)          subscribe for Strategic Asset Tracking Notes or subscribe for or purchase shares in RTIO Asia; and

(v)           subscribe for Strategic Asset Tracking Notes or subscribe for or purchase shares in RTA Asia,

provided that if Rio Tinto determines that the issue of the Strategic Asset Tracking Notes or shares would not be permitted under the terms of any tax concession agreement applicable to the companies, it may instead require that Chinalco SPV Asian Marketing subscribe for Strategic Asset Tracking Notes or shares in an affiliated company of RTIO Asia and RTA Asia, in each case, on the terms and conditions of this Agreement.  Rio Tinto will, following the Announcement Date, inform Chinalco of its decision as to whether it wishes to issue shares or issue Strategic Asset Tracking Notes or sell shares (as applicable), pursuant to paragraphs (f) to (h) and (j), relating to Escondida, La Granja, Grasberg and Asian Marketing as soon as practicable and in any event no later than 31 March 2009.

3.3          Strategic Alliances

(a)           Rio Tinto and Chinalco agree to establish, for each commodity group specified in the table below, a strategic alliance that applies to each Strategic Asset within that commodity group (as identified below):

(i)            in relation to the Iron Ore Assets, in accordance with the Iron Ore Strategic Alliance Terms and Conditions;

(ii)           in relation to Aluminium Assets, in accordance with the Aluminium Strategic Alliance Terms and Conditions; and

(iii)          in relation to Copper Assets, in accordance with the Copper Strategic Alliance Terms and Conditions,

together with any additional assets as may be agreed to be included under clause 19 (each a Strategic Alliance).

(b)           The Strategic Assets and Chinalco’s form of investment in each Strategic Asset is summarised in the following table.

Strategic Partnership	Strategic Assets	Rio Tinto Interest (%)	Chinalco Stake (% of Rio Tinto Interest)	Form of Investment
Iron Ore	HI, HIY and MBM	100%	15%	Strategic Asset Tracking Notes
	RTIO Asia	100%	15%	Strategic Asset Tracking Notes
Aluminium	Weipa	100%	30%	Strategic Asset Tracking Notes

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	Yarwun	100%	50%	Strategic Asset Tracking Notes
	Boyne and GPS	59.34%	49%
		Boyne		Strategic Asset Tracking Notes
		42.125% GPS	49%
	RTA Asia	100%	30/50/49%	Strategic Asset Tracking Notes
Copper	Escondida	30%	49.75%	Shares
	Grasberg	40%	30%	Shares
	La Granja	100%	30%	Shares
	KUCC	100%	25%	Limited Liability Company (LLC) interest under Utah Law.

(c)           Additional detail relating to each Strategic Asset is contained in the Structure Charts which are set out in schedule 6.

4.            Conditions Precedent

4.1          Conditions Precedent

Set out in schedule 1 are the conditions precedent relating to the:

(a)           issue of the Convertible Bonds and completion of the transactions involving the Group A Assets (each a GACB Condition);

(b)           completion of the transactions involving each of the Group B Assets (each a Group B Condition); and

(c)           completion of the transactions involving each of the Group C Assets (each a Group C Condition),

(together, the Conditions Precedent).  Completion of transactions involving each of the Group B Assets and the Group C Assets will only take place when the GACB Conditions have been satisfied or waived.

4.2          Benefit and waiver of Conditions Precedent

(a)           The Conditions Precedent in items 1, 2, 3, 4, 5, 6, 9 and 10 of schedule 1 are for the benefit of each Party, and any non-fulfilment of any of those Conditions Precedent may only be waived with the written consent of both Rio Tinto and Chinalco.

(b)           The Condition Precedent in item 7 of schedule 1 is for the benefit of the Rio Tinto Parties and any non-fulfilment of that Condition Precedent may only be waived with the written consent of Rio Tinto.

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(c)           The Condition Precedent in item 8 of schedule 1 is for the benefit of the Chinalco Parties and any non-fulfilment of that Condition Precedent may only be waived with the written consent of Chinalco.

(d)           A Party entitled to waive the non-fulfilment of a Condition Precedent pursuant to this clause 4.2 may do so in its absolute discretion and nothing in this Agreement shall oblige a party to waive a Condition Precedent.

(e)           Waiver of non-fulfilment in respect of one Condition Precedent does not constitute:

(i)            a waiver of non-fulfilment of any other Condition Precedent resulting from the same events or circumstances; or

(ii)           a waiver of non-fulfilment of that Condition Precedent resulting from any other event or circumstance,and waiver of non-fulfilment of a Condition Precedent in respect of one Strategic Asset does not constitute waiver of such Condition Precedent as it relates to any other Strategic Asset.

4.3          Take all necessary steps to satisfy Conditions Precedent

The Parties shall work together, and take all necessary steps to satisfy the Conditions Precedent (subject to clauses 4.5, 4.6 and 16.2) as soon as practicable following the Announcement Date.  The requirement to take all necessary steps does not include any obligation on a Party to:

(a)           pay any material sum of money or security or to provide any material financial compensation, material valuable consideration or any other material incentive to or for the benefit of any Third Party or to any Authority, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Authority or fees to any professional Advisers; or

(b)           offer any undertakings or accept any undertakings or conditions required by any Authority if those undertakings or conditions are, in the reasonable opinion of the Party, required to make such undertakings or conditions, materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the Transaction.

4.4          Notifications

Each of Chinalco and Rio Tinto shall:

(a)           keep the other promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent;

(b)           promptly notify the other in writing if it becomes aware that any Condition Precedent has been satisfied, in which case the notifying Party shall also provide reasonable evidence that the Condition Precedent has been satisfied; and

(c)           promptly notify the other in writing of a failure to satisfy a Condition Precedent or of any fact or circumstance that results in that Condition Precedent becoming incapable of being satisfied or that may result in that Condition Precedent not being satisfied in accordance with its terms (having regard to the obligations of the Parties under clause 4.3).

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4.5          Failure of GACB Condition

(a)           Subject to clause 8.2(d), if before the End Date :

(i)            there is non-fulfilment of a GACB Condition, or any such GACB Condition otherwise becomes incapable of satisfaction which  is not waived in accordance with clause 4.2; or

(ii)           a GACB Condition becomes incapable of satisfaction, having regard to the obligations of the Parties under clause 4.3 (and the non-fulfilment of the GACB Condition that would otherwise occur has not been waived), a Party may serve notice on the other Party detailing such non-fulfilment or failure to satisfy such GACB Condition, and the Parties shall then consult in good faith with a view to determining whether:

(iii)          the relevant transaction may proceed by way of alternative means or methods; or

(iv)          to extend the End Date.

(b)           Subject to clause 8.2(d), if Chinalco and Rio Tinto are unable to reach agreement under clause 4.5(a) within 15 Business Days after the delivery of the notice under that clause, either Party may terminate this Agreement by notice in writing to the other Party, provided that:

(i)            the GACB Condition to which the notice relates is for the benefit of the Party giving notice of termination (whether or not the GACB Condition is also for the benefit of any other Party) pursuant to clause 4.2; and

(ii)           there has been no failure by the Party (or its Related Entity) giving notice of termination to comply with its obligations (taken as a whole) under this Agreement or only a failure that did not directly and materially contribute to the GACB Condition to which the notice relates becoming incapable of satisfaction, or being breached or not fulfilled before the End Date, in which case clause 22.5 shall have effect.

4.6          Failure of a Group B Condition or Group C Condition

(a)           If there is non-fulfilment of a Group B Condition or Group C Condition or any such Group B Condition or Group C Condition otherwise becomes incapable of satisfaction before the Back Stop Date or, where clause 8.3(d) applies in relation to a Group B Asset, before the Long Stop Date, and that condition is not waived in accordance with clause 4.2, a Party may serve notice on the other Party detailing such non-fulfilment or failure to satisfy such Group B Condition or Group C Condition, and the Parties shall then consult in good faith with a view to determining whether:

(i)            the transfer of the relevant Group B Asset or Group C Asset may proceed by way of alternative means or methods; or

(ii)           to extend the Back Stop Date or Long Stop Date (as applicable).

(b)           If Chinalco and Rio Tinto are unable to reach agreement under clause 4.6(a) within 15 Business Days after the delivery of the notice under that clause, then:

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(i)            the relevant Strategic Asset will be deemed to be excluded from the Transaction and the Transaction Documents shall be deemed to be amended accordingly;

(ii)           all other transactions contemplated under this Agreement will be unaffected; and

(iii)          under the Transaction Documents rights and obligations in respect of such Strategic Asset shall cease to have effect and the Parties shall not have any right or claim against each other in respect of that Strategic Asset save that each Party shall retain its accrued rights and remedies in relation to such rights and obligations.

4.7          Timing and sequencing of GACB Conditions

The Parties acknowledge that it is their preference to complete the Transaction in a shorter time period than the maximum regulatory approval periods.  It is also acknowledged that the Rio Tinto EGMs will be held as soon as practicable after the satisfaction of the GACB Conditions (other than Shareholder Approval), including FIRB and PRC Approvals.  Accordingly, Rio Tinto shall:

(a)           monitor and liaise with Chinalco with respect to the progress of the PRC Approvals and the FIRB application; and

(b)           consider the relative progress of the satisfaction of the GACB Conditions (including discussions with relevant Authorities),

to determine the earliest practicable date for convening the Rio Tinto EGMs so that those meetings can be held closer to the date on which the satisfaction of the GACB Conditions (other than Shareholder Approval) are reasonably expected by Rio Tinto to be obtained.  For the avoidance of doubt, the decision as to when to convene the Rio Tinto EGMs will be at the discretion of the Rio Tinto Boards.

5.            Steps for Implementation

5.1          Reorganisation Steps

(a)           So that the Parties may achieve their preferred investment structure, Rio Tinto shall, subject to clause 5.2, use its reasonable endeavours, having regard to the timing and sequencing of GACB Conditions, to implement and complete the Reorganisation Steps in respect of the relevant Strategic Assets in order to ensure (to the extent possible) that no Excluded Asset is held by any entity in which Chinalco shall hold shares, interests or Strategic Asset Tracking Notes.

(b)           The Reorganisation Steps identified as at the Announcement Date are set out in the applicable corporate Structure Chart in schedule 6.  If, between the Announcement Date and the relevant Completion Date of a Strategic Asset, any additional Excluded Assets are identified by Rio Tinto, then subject to paragraph (d) below and clause 5.2, the transfer of such Excluded Asset to, and the assumption of any related liabilities by, a member of the Rio Tinto Group, at no material additional effective cost to the Rio Tinto Group, shall be an additional Reorganisation Step.

(c)           In addition to the Reorganisation Steps set out in schedule 6, Rio Tinto shall, subject to paragraphs (a) and (d), between the Announcement Date and the Completion Date of the relevant Strategic Asset, or shortly thereafter, take any additional steps, and is permitted to

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undertake such additional transactions, as may in its reasonable opinion be appropriate to facilitate:

(i)            the asset transfers and other steps contemplated in schedule 6;

(ii)           the repatriation of the proceeds of issue of the Strategic Asset Tracking Notes, shares or interests to members of the Rio Tinto Group by way of dividend, return of capital, share buy-back, share issue, share consolidation, debt repayment, loan, asset purchase, asset sale, reimbursement or other like distribution or transaction (which, for the avoidance of doubt, the Parties agree is a permitted use of the proceeds of issue and such repatriation will not be taken into account on any cash distribution payable to the Investment Vehicle) provided that Rio Tinto shall not take any such step where to do so would vary or alter (whether temporarily or permanently) the proportional interest to be acquired by the Investment Vehicle at Completion, and provided that Chinalco shall provide such assistance as is reasonably necessary to facilitate such repatriation of proceeds by Rio Tinto; and

(iii)          any transactions ancillary to the above.

(d)           Where Rio Tinto identifies any potential additional steps beyond the Reorganisation Steps pursuant to paragraphs (a) to (c), it shall promptly and, in any event, prior to taking any such action in respect of such additional steps, provide Chinalco with a written explanation of the relevant additional steps, which explanation shall include (to the extent relevant) details of any Excluded Assets, the expected procedure for undertaking the relevant step, (including the expected timing of implementation) and the reason why the relevant step falls within the terms of paragraphs (a) to (c) as appropriate.

(e)           Without limiting clause 5.2(a), it is acknowledged that Rio Tinto does not propose to implement any Reorganisation Step if any member of the Rio Tinto Group would be required to incur any income tax or capital gain tax or any stamp duty, transfer duty, land tax, other documentary or transaction duties and any other transfer taxes in respect of the Reorganisation Steps and any additional steps referred to in paragraph (c) or incurred in implementing the Reorganisation Steps and any additional steps referred to in paragraph (c).  Subject to clause 5.2(a) and 24.8(c), Rio Tinto shall bear all other costs relating to the implementation of the Reorganisation Steps and any additional steps referred to in paragraph (c).

5.2          Fallbacks to Reorganisation Steps

(a)           The Reorganisation Steps for a Strategic Asset shall only be implemented to the extent that:

(i)            material costs or liabilities would not be incurred by a member of the Rio Tinto Group (other than those that have been disclosed to Chinalco prior to the Announcement Date);

(ii)           all necessary Authorisations are obtained from the relevant Authorities including:

(A)          in respect of Weipa, the Queensland Government (or relevant State agency) provides such consents as may be necessary to permit the assignment by RTAL to Weipa NewCo of the existing Weipa tenements

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and the rights granted under the Commonwealth Aluminium Corporation Pty Limited Agreement Act 1957 (Qld);

(B)          in respect of Yarwun, the Queensland Government (or relevant State agency) and the Central Queensland Ports respectively provide such consents as may be necessary to permit the assignment by RTAL to Yarwun NewCo of the existing leases, licences or other tenure; and

(C)          in respect of KUCC, obtaining such Authorisations and consents as are reasonably required from US State and Federal Authorities;

(iii)          a ruling has been obtained from the Queensland and Western Australian Revenue Offices that stamp duty or similar duty will not apply to the Reorganisation Steps; and

(iv)          the Reorganisation Steps are not incapable of implementation prior to the Cut-Off Date.

(b)           If at any time after the Announcement Date, Rio Tinto considers that any Reorganisation Step in respect of a Strategic Asset cannot be achieved on the basis set out in clause 5.2(a) it shall provide a written explanation to Chinalco of the relevant Reorganisation Step and the reasons why it cannot be so achieved (including a reference to the relevant provision of clause 5.2(a)), whereupon the Parties shall consult in good faith with a view to determining whether the Reorganisation Step could be undertaken in a manner that would not be contrary to clause 5.2(a).

(c)           If, on the earlier of:

(i)            Rio Tinto and Chinalco being unable to reach agreement under paragraph (b) above within 15 Business Days of a notice being issued under that paragraph; or

(ii)           the Back-Stop Date,

then, other than with respect to KUCC, Rio Tinto shall on any relevant Completion Date procure the issue of Strategic Asset Tracking Notes in accordance with the Strategic Asset Tracking Notes Deed Poll in the entity (or entities) which holds that Strategic Asset as at Announcement Date, as further described in clause 5.3.

(d)           Rio Tinto shall keep Chinalco informed, on a reasonable basis, of the steps it has taken and of its progress towards satisfaction of the Reorganisation Steps and where relevant, provide copies of relevant submissions to Authorities.

5.3          Agreed fallbacks

The Parties agree that:

(a)           (HIY and MBM) if the transfers of shares in HIY or MBM to HI are not completed by the Cut-Off Date, then HI, HIY and/or MBM shall issue Strategic Asset Tracking Notes to Chinalco SPV Iron Ore on the GACB Completion Date apportioned on the basis of the consideration payable pursuant to clause 3.2(b).

(b)           (Beasley) if the transfer of shares in Beasley River Mining Pty Limited (BRM) and Beasley River Management Pty Limited (BRMa) to another Rio Tinto Group company are not completed by the Cut-Off Date, then the terms of the Iron Ore Strategic Alliance shall be

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amended so that the Coupon Payments on the Strategic Asset Tracking Notes track the HI assets (and associated liabilities) and do not take into account shares in, dividends received from, or assets and liabilities associated with BRM, BRMa and Beasley River Marketing Pty Ltd;

(c)           (Weipa) if the transfer of Weipa from RTAL to Weipa NewCo is not completed by the Cut-Off Date, then:

(i)            RTAL shall issue Strategic Asset Tracking Notes to Chinalco SPV Aluminium on the GACB Completion Date as provided for in clause 3.2(c); and

(ii)           the terms of those Strategic Asset Tracking Notes shall be structured so that the Coupon Payments on the Strategic Asset Tracking Notes track the Weipa assets (and associated liabilities) and do not take into account other non-Strategic Alliance shares, assets or liabilities held by RTAL or any remaining interest in Yarwun or Boyne and GPS;

(d)           (Yarwun) if the transfer of Yarwun from RTAL to Yarwun NewCo is not completed by the Cut-Off Date, then:

(i)            RTAL shall issue Strategic Asset Tracking Notes to Chinalco SPV Aluminium on the GACB Completion Date as provided for in clause 3.2(d); and

(ii)           the terms of those Strategic Asset Tracking Notes shall be structured so that the Coupon Payments on the Strategic Asset Tracking Notes track the Yarwun assets (and associated liabilities) and do not take into account other non-Strategic Alliance shares, assets or liabilities held by RTAL or any remaining interest in Weipa or Boyne and GPS;

(e)           (Boyne) if the transfers of RTAL’s interest in Boyne and RTAL’s shares in Boyne Smelters Limited to RTA Boyne Ltd are not completed by the Cut-Off Date, then:

(i)            RTAL shall issue Strategic Asset Tracking Notes to Chinalco SPV Aluminium; and

(ii)           the terms of those Strategic Asset Tracking Notes shall be structured so that the Coupon Payments on the Strategic Asset Tracking Notes track the Boyne assets (and associated liabilities) and do not take into account other non-Strategic Alliance shares, assets or liabilities held by RTAL or any remaining interest in Yarwun or Weipa;

(f)            (Grasberg) if the transfer of any assets or shareholdings of RTIH not related to the Grasberg interest to another Rio Tinto Group company is not completed by the Cut-Off Date, then RTIH shall issue Strategic Asset Tracking Notes to Chinalco SPV Copper and the terms of those Strategic Asset Tracking Notes shall be structured so that the Coupon Payments on the Strategic Asset Tracking Notes track the Rio Tinto Grasberg JV interest and do not take into account other non-Strategic Alliance shares, assets or liabilities held by RTIH;

(g)           (La Granja) if the transfer of any assets or shareholdings of RT Peru not related to the La Granja interest to another Rio Tinto Group company is not completed by the Cut-Off Date, then Strategic Asset Tracking Notes shall be issued by RT Peru to Chinalco SPV Copper

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rather than shares, on the basis that such Strategic Asset Tracking Notes track the La Granja Project interest and do not take into account other non-Strategic Alliance shares, assets or liabilities held by RT Peru; and

(h)           (KUCC) if the transfer of any portion of the land and water rights held by KUCC, but not required for mining purposes, to another Rio Tinto Group member is not completed by the Cut-Off Date, then the terms of the KUCC Holdings LLC agreement shall instead provide for capitalisation of two classes of interests in KUCC LLC and KUCC Holdings LLC (as further described below):

(i)            one class comprised of Excluded Assets (being land and water rights not required for mining purposes from time to time) in which Rio Tinto will retain a 100% membership interest; and

(ii)           one class comprised of all other assets and liabilities in which Rio Tinto will hold a 75% membership interest such that Chinalco’s membership interest in KUCC Holdings LLC will not take into account any Excluded Assets held directly or indirectly by KUCC Holdings LLC; and

if either Party believes that the fallback for KUCC can be improved so as to achieve a more favourable result, while being consistent with the economic parameters underlying the Parties’ agreement in respect of KUCC, Rio Tinto and Chinalco shall discuss such alternatives in good faith with a view to implementing them, provided that, in all other respects, each such Chinalco investment shall be on the terms set out in the Transaction Documents.

5.4          Cut-off Date

(a)           The Cut-off Date in respect of each relevant Strategic Asset for the purposes of clause 5.1(a) means a date on or after 31 May 2009 on which Rio Tinto forms the reasonable view that the relevant asset cannot be transferred without incurring material costs or liabilities and, where applicable, relief or exemption from, any relevant Authority in respect of any material costs or liability is unlikely to be obtained in sufficient time to allow for timely Completion in respect of the relevant Strategic Asset.  Rio Tinto shall consult with Chinalco prior to forming this view and shall give Chinalco a reasonable opportunity to consider whether it shall fund the additional cost or liability that would be incurred in order to complete any acquisition under the original proposed structure.

(b)           If the Parties effect a Completion in accordance with a fallback contained in clause 5.3 then Rio Tinto shall continue to use reasonable endeavours for a reasonable period to implement the required Reorganisation Steps (other than those relating to KUCC) and to obtain the Authorisations required in order to effect a Completion in accordance with clause 3.2.  If the necessary Authorisations in this clause 5.4(b) are obtained after the Cut-off Date, then, in relation to the relevant Strategic Asset, the Parties shall agree to take all reasonable steps required to implement the structure as envisaged in clause 3.2.

(c)           If such Authorisations are refused or are not obtained within a reasonable period after the Cut-off Date, the structure for that Strategic Asset as envisaged in clause 3.2 will be permanently abandoned (unless otherwise agreed by the Parties).

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5.5          Rio Tinto’s implementation obligations

Rio Tinto shall, and shall procure that members of the Rio Tinto Group shall, take all steps reasonably necessary to propose and implement the Transaction as soon as is reasonably practicable after the Announcement Date in accordance with the terms and conditions of the Transaction Documents, and in particular Rio Tinto shall:

(a)           (preparation of Shareholder Circular) as soon as reasonably practicable after the Announcement Date, prepare the Shareholder Circular;

(b)           (commission an Independent Expert) commission, as soon as reasonably practicable after the Announcement Date, an Independent Expert to prepare an Independent Expert’s Report;

(c)           (approval of the Shareholder Circular) procure that a meeting of the Rio Tinto Boards is convened to approve the Shareholder Circular for despatch to Rio Tinto Shareholders;

(d)           (Rio Tinto EGMs) convene and hold the Rio Tinto EGMs and put the Rio Tinto EGM Resolutions to Rio Tinto Shareholders at the Rio Tinto EGMs;

(e)           (keep Chinalco informed) promptly inform Chinalco if it becomes aware, after making due enquiries, that the Shareholder Circular contains a statement that is or has become misleading or deceptive in a material respect or that contains a material omission;

(f)            (liaise with UKLA, ASX and ASIC) liaise with the UKLA, ASX or ASIC regarding any issues raised in relation to the Shareholder Circular or the Rio Tinto EGMs;

(g)           (Chinalco Provided Information) during the period until the Chinalco Provided Information (or any information solely derived from, or prepared solely in reliance on, the Chinalco Provided Information) becomes publicly available, only use that information with the prior written consent of Chinalco (not to be unreasonably withheld); and

(h)           (compliance with laws) do everything reasonably within its power to ensure that all transactions contemplated by this Agreement are effected in accordance with all applicable Laws.

5.6          Chinalco’s implementation obligations

Chinalco shall, and shall procure that members of the Chinalco Group shall, take all steps reasonably necessary to, and shall procure that their Related Persons, assist Rio Tinto to prepare all such documents and take all such steps as are necessary or desirable to implement the Transaction as soon as is reasonably practicable after the Announcement Date in accordance with the terms and conditions of the Transaction Documents and in particular, Chinalco shall, and, shall procure that each Chinalco Group member shall:

(a)           (committed funding) take all steps reasonably necessary to secure the Chinalco Funding Commitment by 31 March 2009;

(b)           (provide information) provide to Rio Tinto the information referred to in clause 5.7(b);

(c)           (preparation of Shareholder Circular) provide assistance with the preparation of the Shareholder Circular in accordance with clause 5.7;

(d)           (Independent Expert information) provide all assistance and information reasonably requested by Rio Tinto or by the Independent Expert in connection with the preparation of the Independent Expert’s Report, where such report is required by the ASX;

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(e)           (responsibility for the Shareholder Circular) subject to compliance by Rio Tinto with the relevant terms of this Agreement, procure that the Chinalco Executive accept responsibility for the Chinalco Provided Information;

(f)            (approval of the Shareholder Circular) procure that a meeting of the Chinalco Executive (or of a committee of the Chinalco Executive appointed for the purpose) is convened to approve those sections of the Shareholder Circular that comprise the Chinalco Provided Information as being in a form appropriate for despatch to Rio Tinto Shareholders;

(g)           (voting at Rio Tinto EGMs) as a Related Party, abstain from voting, and procure that its Associates abstain from voting, at the Rio Tinto EGMs as required by LR11.1.7(4) of the UK Listing Rules;

(h)           (liaise with UKLA, ASX and ASIC) provide reasonable assistance to Rio Tinto to assist Rio Tinto to resolve any matter raised by the UKLA, ASX or ASIC regarding the Shareholder Circular or the Rio Tinto EGMs;

(i)            (keep Rio Tinto informed) promptly inform Rio Tinto if it becomes aware, after making due enquiries, that the Chinalco Provided Information contains a statement that, in the form and context in which it appears in the Shareholder Circular, is or has become misleading or deceptive in any material respect or that contains any material omission, and provide such further or new information as is required to ensure that such information is no longer misleading or deceptive in any material respect or does not contain any material omission; and

(j)            (compliance with laws) do everything reasonably within its power to ensure that all Transactions contemplated by this Agreement are effected in accordance with all applicable Laws.

5.7          Preparation of Shareholder Circular

(a)           (Rio Tinto to prepare) Rio Tinto shall use all reasonable endeavours to prepare the Shareholder Circular.

(b)           (Chinalco Provided Information) The Chinalco Parties shall provide the Chinalco Provided Information to Rio Tinto as soon as is reasonably practicable after Announcement Date (taking into account the terms of clause 4.7), in a form that includes all information regarding the Chinalco Group and its Related Persons that is required by the Australian Act, the ASX Listing Rules, the UK Listing Rules and the UK Act 2006 and any other relevant regulations, legislation or directions as specified from time to time, and shall provide to Rio Tinto such assistance as Rio Tinto may reasonably require in order to adapt such information for inclusion in the Shareholder Circular.

(c)           (Review by Chinalco) Rio Tinto shall:

(i)            make available to Chinalco all substantive drafts of the Shareholder Circular (excluding the Independent Expert’s Report), consult with Chinalco in relation to the content of those drafts (including the inclusion of any Chinalco Provided Information and any information solely derived from, or prepared solely in reliance on, the Chinalco Provided Information), and (acting reasonably) take into account, for the purpose of amending those drafts, any comments from Chinalco

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and its Representatives on those drafts provided that nothing in this clause shall require Rio Tinto to act otherwise in than compliance with Laws relating to the Shareholder Circular;

(ii)           make available to Chinalco an advanced draft of the Independent Expert’s Report (but excluding those sections of the Independent Expert’s Report containing the Independent Expert’s opinions or conclusions) and provide to the Independent Expert any comments received from Chinalco in relation to factual matters contained in the draft Independent Expert’s Report; and

(iii)          regularly inform Chinalco as to the progress of the review of the Shareholder Circular by the UKLA and the Independent Expert’s Report and, subject to any applicable Law which requires prior public disclosure, inform Chinalco immediately if the Independent Expert expresses a view or indicates in writing that they are likely to express a view in the Independent Expert’s Report that the Transaction is not in the best interests of Rio Tinto Shareholders.

(d)           (Consent of Chinalco) Rio Tinto shall only use the Chinalco Provided Information for the purpose of drafting the Shareholder Circular or in dealing with an Authority for the purposes of satisfying a Condition Precedent and shall obtain written consent from Chinalco in relation to the form and the context in which any Chinalco Provided Information is used (and any information solely derived from, or prepared solely in reliance on, the Chinalco Provided Information), such consent not to be unreasonably withheld by Chinalco.

5.8          Negotiation of Definitive Agreements

(a)           The Parties shall negotiate in good faith so as to agree and enter into the following Definitive Agreements:

(i)            Iron Ore Strategic Alliance Agreement;

(ii)           Aluminium Strategic Alliance Agreement;

(iii)          Copper Strategic Alliance Agreement;

(iv)          any joint venture agreement, shareholder agreement, management agreement or marketing agreement to the extent necessary and on the basis that any such agreement is required to be consistent with the terms and conditions set out in the Iron Ore Strategic Alliance Terms and Conditions, Aluminium Strategic Alliance Terms and Conditions and the Copper Strategic Alliance Terms and Conditions; and

(v)           such other agreements as may be necessary to give effect to the transactions contemplated by the Transaction Documents,

(the Definitive Agreements) as soon as practicable after the Announcement Date and on or before the date of the Rio Tinto EGMs.

(b)           The Definitive Agreements shall be entered into on mutually satisfactory terms on the basis of the terms set out in this Agreement including this clause 5.8 and schedules 3 to 5.

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(c)           Each Party shall ensure that key representatives of that Party with power to so act are to be made available for reasonable periods of time following the Announcement Date to ensure the timely finalisation and execution of the Definitive Agreements.

5.9          Chinalco nomination

(a)           Chinalco shall, by 31 March 2009, nominate the following entities (and shall procure that each executes a Deed of Accession):

(i)            one or more wholly-owned Subsidiaries incorporated in a Permitted Jurisdiction for the purpose of subscribing for the Convertible Bonds (Chinalco SPV Bonds);

(ii)           a wholly-owned Subsidiary incorporated in a Permitted Jurisdiction for the purpose of participating in the Iron Ore Assets (Chinalco SPV Iron Ore);

(iii)          one or more wholly-owned Subsidiaries incorporated in a Permitted Jurisdiction for the purpose of participating in the Aluminium Assets (Chinalco SPV Aluminium);

(iv)          one or more wholly-owned Subsidiaries incorporated in a Permitted Jurisdiction for the purposes of participating in the Copper Assets other than KUCC (Chinalco SPV Copper);

(v)           a wholly-owned Subsidiary incorporated in a Permitted Jurisdiction for the purposes of participating in KUCC (Chinalco SPV KUCC); and

(vi)          one or more wholly-owned Subsidiaries incorporated in a Permitted Jurisdiction for the purposes of clause 3.2(j) (Chinalco SPV Asian Marketing),

provided that, if Rio Tinto advises Chinalco pursuant to clause 5.2(b) that a fallback option will be implemented, then Chinalco may, by written notice to Rio Tinto, 10 Business Days prior to the relevant Completion Date, nominate different Investment Vehicles so long as they are incorporated in a Permitted Jurisdiction.

(b)           Chinalco shall procure that the Investment Vehicles assume jointly and severally with Chinalco the obligations of Chinalco under this Agreement in relation to the relevant Strategic Assets referred to in clause 5.9(a) by entering into a deed of accession (executed by Rio Tinto, Chinalco and the relevant Investment Vehicle) substantially in the form set out in annexure D by 31 March 2009.

(c)           The rights and obligations as between Chinalco and each Investment Vehicle shall be joint and several.

5.10        Rio Tinto SPVs

On completion of the relevant Reorganisation Steps, Rio Tinto shall incorporate the Reorganisation Steps SPVs in a Permitted Jurisdiction as a wholly-owned Subsidiary and shall procure that each of the Reorganisation Steps SPVs assumes the obligations of the relevant Rio Tinto Party under this Agreement in relation to the relevant Strategic Assets by entering into a Deed of Accession.  The rights and obligations of Rio Tinto and each of the Reorganisation Steps SPVs will be joint and several in respect of the period up to but excluding the date on which the Strategic Asset to which the Reorganisation Steps SPV relates is formed.

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6.            Debt

(a)           Rio Tinto and Chinalco acknowledge the importance of Rio Tinto obtaining access to sources of capital both for purposes of refinancing existing debt and securing future financing.

(b)           Chinalco agrees to facilitate and support the introduction of Rio Tinto to, and shall provide reasonable assistance in developing the relationship of Rio Tinto with, PRC financial institutions to achieve the objectives set out in clause 6(a).  Chinalco’s obligations under this paragraph (b) will cease if GACB Completion does not occur.

7.            Conduct following the Announcement Date

7.1          Conduct of business

Other than as provided for in clause 8.7, in the period from the Announcement Date until Completion of the transaction in respect of each Strategic Asset or termination of this Agreement in respect of any such Strategic Assets, Rio Tinto shall procure that the business and operations of such Strategic Assets (each a Relevant Business) are conducted by the Rio Tinto Group in the ordinary course and in substantially the same manner as the business and operations were conducted prior to the date of this Agreement (taking into account the Reorganisation Steps) except:

(a)           as may be required in order to comply with any applicable Laws and Authorisations;

(b)           to the extent required to be done or procured by Rio Tinto pursuant to, or which is otherwise expressly permitted by, the Transaction Documents; or

(c)           where Chinalco (or its Representative appointed under clause 7.2(a)) has given its prior approval in writing, such approval not to be unreasonably conditioned, withheld or delayed.

7.2          Provision of information

(a)           Subject to clause 7.2(c), until Completion of the transaction in respect of each Strategic Asset or termination of this Agreement in respect of any such Strategic Asset, the following provisions will apply:

(i)            Each of Rio Tinto and Chinalco shall appoint a representative for each Relevant Business (each a Representative).  Those Representatives shall meet monthly, either in person, or via teleconference, and discuss matters in respect of the implementation of the Relevant Business.

(ii)           Each Rio Tinto Representative shall inform the relevant Chinalco Representative and provide reasonable detail of:

(A)          as soon as practicable after the end of each month, all capital expenditure spent or incurred in the preceding month; and

(B)          any single item of capital expenditure in excess of $10 million which they expect to spend or incur in the then current month,

in relation to a Strategic Asset of their commodity group.

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(iii)                           Rio Tinto agrees to provide Chinalco with reasonable notice of any Rio Tinto decision to change capital expenditure, cost profile, or production profile of a Relevant Business to a material extent and the entry into, termination, or material amendment of, a contract that is material to a Relevant Business as a whole.

(b)           Subject to clause 7.2(c), following the Announcement Date, Chinalco and Rio Tinto will meet to agree a scope, process and timetable pursuant to which Chinalco can be provided with further information in respect of the Strategic Assets (including appropriate access to management) for the purpose of:

(i)            expanding its understanding of the business and operations and assets and liabilities of the Strategic Assets;

(ii)           confirming with Rio Tinto when and if the Reorganisation Steps (and any additional steps arising under clause 5.1(d)) have been completed;

(iii)          preparing for Completion of the Transaction and the implementation of the Strategic Alliances; and

(iv)          securing the Chinalco Funding Commitments in accordance with clause 5.6(a), and to this end, Rio Tinto agrees that any such information provided to Chinalco (and any other Confidential Information provided to Chinalco) may (unless prior to providing such information Rio Tinto expressly confirms otherwise) be provided by Chinalco to its financing banks, subject to appropriate confidentiality undertakings being given in respect of such information in accordance with clause 12.

(c)           Paragraphs (a) or (b) do not require Rio Tinto to provide information to Chinalco to the extent that:

(i)            it is prohibited from doing so by any applicable Law or under any confidentiality obligation owed by a member of the Rio Tinto Group to any Third Party; or

(ii)           the relevant information is commercially sensitive or competitive,

and, for the avoidance of doubt, nothing in this clause 7.2 entitles Chinalco to terminate this Agreement or to claim damages for breach of contract in the event that Rio Tinto does not provide such information to Chinalco.

7.3          Rio Tinto further undertakings

The Initial Conversion Price (as defined in the Convertible Bond Term Sheet) in respect of each tranche of Convertible Bonds will be adjusted pro rata to reflect relevant changes in the issued share capital of RTP or RTL occurring between the Announcement Date and GACB Completion to ensure that the total number of RTL Shares and RTP Shares to be issued on conversion in full of the respective Convertible Bonds (based on each relevant Initial Conversion Price), when aggregated with those RTL Shares and RTP Shares held by Chinalco immediately prior to the Announcement Date would give a holding of 19% of the Publicly-held Ordinary Shares in RTP on issue on the GACB Completion Date and would give 14.9% of the Publicly-held Ordinary Shares in RTL on issue on the GACB Completion Date.

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7.4          Chinalco further undertakings

Chinalco undertakes to consider and consult with Rio Tinto with respect to the expansion at Yarwun 2 following the Announcement Date and to inform Rio Tinto as to its decision whether it wishes to invest in Yarwun 2 as soon as practicable and in any event no later than 31 March 2009.  Pursuant to the Aluminium Strategic Alliance Agreement:

(a)           where Chinalco confirms that it wishes to invest in Yarwun 2, it shall be required to reimburse Rio Tinto for its proportionate share of the capital expenditure incurred by Rio Tinto between the Announcement Date and the GACB Completion Date; and

(b)           if Chinalco elects not to proceed with Yarwun 2 then, with effect from commissioning of Yarwun 2, Chinalco’s interest in the Yarwun complex will be diluted,

in accordance with the Aluminium Strategic Alliance Agreement.

8.            Completion

8.1          Completion principles

(a)           For the purposes of Completion of the transactions contemplated by this Agreement, the Strategic Assets shall be divided into the following groups:

(i)            Group A Assets: Weipa, Yarwun, Escondida and the Iron Ore Assets

(ii)           Group B Assets: KUCC and Grasberg

(iii)          Group C Assets: La Granja and Boyne and GPS.

(b)           Subject to the operation of clause 8.9:

(i)            Chinalco and Rio Tinto will not be obliged to complete a Completion;

(ii)           Chinalco shall not be obliged to pay the relevant consideration pursuant to clause 8.4; and

(iii)          Rio Tinto shall not be obliged to transfer, issue or otherwise provide any interest in the relevant Strategic Asset or Convertible Bonds,

unless the other Party has duly executed and delivered all relevant documentation required to be provided at Completion pursuant to this clause 8, and in the case of Rio Tinto, it has complied with clause 8.8.

8.2          Completion of Convertible Bonds and Group A Assets

(a)           Subject to paragraph (d) and provided that the Agreement has not been terminated by Chinalco or Rio Tinto in accordance with clause 22, the Parties shall proceed to complete the transactions in respect of the Group A Assets and Convertible Bonds pursuant to clause 3.2 and this Agreement on a date, being the Business Day immediately prior to the first day of the next calendar month (the GACB Completion Date), following satisfaction or waiver of all the GACB Conditions or as otherwise agreed by Rio Tinto and Chinalco in writing (GACB Completion).

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(b)           While the Parties intend to complete the entire Transaction on the same date, GACB Completion does not require that all or any of the transactions in respect of the Group B Assets and the Group C Assets be completed on the GACB Completion Date.

(c)           Subject to paragraph (d), if the GACB Conditions have not been satisfied or waived by 30 July 2009, Rio Tinto and Chinalco shall each have the right to terminate this Agreement in accordance with clause 22.

(d)           If:

(i)            there is a JV Restricting Order; or

(ii)           a JV Partner has initiated formal legal proceedings to impose a JV Restricting Order,

with respect to Escondida prior to the GACB Completion, then:

(iii)          the other Group A Assets and Convertible Bonds will complete on the GACB Completion Date in accordance with this Agreement;

(iv)          the provisions of this Agreement relating to Group A Assets will cease to apply to Escondida and this clause 8.2(d)(iv) and clauses 8.3, 8.4, 8.5 and 9 will apply to the rights and obligations of the Parties in relation to the Completion or failure to complete of the transaction relating to Escondida; and

(v)           the Parties agree that Completion of the investment in relation to Escondida shall be delayed (unless Rio Tinto and Chinalco otherwise agree) until 10 Business Days after the earlier of the date that:

(A)          the JV Restricting Order is lifted by a final and non-appealable order;

(B)          the JV Partner’s right to lodge an appeal in relation to that JV Restricting Order has expired; or

(C)          the JV Partner has otherwise withdrawn its formal legal proceedings,

provided that the relevant Completion Date is not later than the Long Stop Date.

(e)           As part of GACB Completion, Rio Tinto and Chinalco shall, and/or shall procure that the relevant members of its Group shall, execute and deliver, and where relevant complete, each of the following documents to which they are a party:

(i)            the Subscription Agreements;

(ii)           the Convertible Bonds Trust Deeds;

(iii)          the Relationship Agreement;

(iv)          the Strategic Asset Tracking Notes relating to the Group A Assets;

(v)           subject to clause 8.9, the Strategic Alliance Agreements relating to the Group A Assets;

(vi)          the Participant Charges relating to the Group A Assets;

(vii)         the Master Dispute Resolution Deed; and

(viii)        any other Transaction Document relating to the Convertible Bonds and Group A Assets and to each other Strategic Asset completing on that day.

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(f)            The Parties shall execute all deeds of assignment and assumption, transfers, subscription and registration documents necessary to give effect to such issue or transfer on terms consistent with the Transaction Documents.

8.3          Completion of Group B Assets and Group C Assets

(a)           The transactions contemplated by this Agreement in respect of the Group B Assets and Group C Assets cannot complete:

(i)            unless the GACB Conditions (other than the GACB Conditions relating to the Escondida transaction) have been first satisfied or waived (whether or not such conditions are directly applicable to the relevant Group B Asset or Group C Asset); or

(ii)           prior to the GACB Completion Date.

(b)           Subject to paragraphs (a) and (d), each such transaction in respect of a Group B Asset, a Group C Asset or, if clause 8.2(d)(iv) applies, Escondida, shall complete pursuant to clause 3.2 of this Agreement:

(i)            on a date, being the Business Day immediately prior to the first day of the next calendar month following five Business Days after satisfaction or waiver of the Conditions Precedent relating to that Strategic Asset, or, in the case of Escondida, on the date provided for in clause 8.2(d)(v); and

(ii)           regardless of whether the Conditions Precedent in respect of any other Group B Asset or Group C Asset have been satisfied.

(c)           Subject to paragraph (d), if Completion in respect of:

(i)            the Group A Assets (other than Escondida) has taken place but Completion in respect of Escondida has not taken place by the Long Stop Date; or

(ii)           any Group B Asset or Group C Asset does not take place by the Back Stop Date,

then clause 4.6 will apply so that the relevant Strategic Asset will be deemed to be excluded from the Transaction Documents and the Transaction Documents shall be deemed to be amended accordingly.  All other transactions completed under this Agreement will be unaffected and the Parties shall not have any right, claim or set-off against each other in respect of that Strategic Asset other than, in relation to Escondida and the Group B Assets under clauses 8.4 and 8.5.

(d)           If:

(i)            there is a JV Restricting Order; or

(ii)           a JV Partner has initiated proceedings to impose a JV Restricting Order,

with respect to a Group B Asset or Group C Asset, then the Parties agree that Completion of the issue or transfer of Chinalco’s proposed investment in relation to that asset will be delayed (unless Rio Tinto and Chinalco otherwise agree) until 10 Business Days after the earlier to occur of the following:

(iii)          the JV Restricting Order is lifted by a final and non-appealable order;

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(iv)          the JV Partner’s right to lodge an appeal in relation to that JV Restricting Order has expired; or

(v)           the JV Partner has otherwise withdrawn its formal legal proceeding,

provided that the relevant Completion Date is not later than the Long Stop Date.

(e)           As part of each Group B Asset and Group C Asset Completion or as part of the Completion of the Escondida transaction, each of Rio Tinto and Chinalco shall, or shall procure that the relevant member of its Group shall, execute and deliver:

(i)            the Strategic Asset Tracking Notes, shares or interests relating to the Group B Asset or Group C Asset for which Completion is occurring on that day;

(ii)           subject to clause 8.9, the Strategic Alliance Agreements relating to Escondida or to the relevant Group B Assets and Group C Assets for which Completion is occurring on that day (to the extent that they have not already been executed and delivered pursuant to clause 8.2 or this clause 8.3);

(iii)          the Participant Charges relating to the Group B Assets and Group C Assets completing on that day or to Escondida; and

(iv)          any other Transaction Document relating to the relevant Group B Assets and Group C Assets or to Escondida.

(f)            The Parties shall execute all deeds of assignment and assumption and transfers necessary to give effect to Completion of the relevant Group B Assets and Group C Assets or to Escondida on terms consistent with the Transaction Documents.

8.4          Consideration

(a)           On GACB Completion, Chinalco shall pay to, or invest in, (as applicable) Rio Tinto:

(i)            the portion of the total consideration allocated to the Convertible Bonds and Group A Assets pursuant to clause 3.2 for which Completion occurs on the GACB Completion Date, less an amount (if any) to be paid to the Escrow Agent pursuant to paragraph (c) and clause 21; and

(ii)           the portion of the total consideration allocated to those Group B Assets and Group C Assets pursuant to clause 3.2 for which Completion occurs on the GACB Completion Date.

(b)           Rio Tinto shall procure that the Manager of each relevant Strategic Alliance provides to Chinalco not less than 21 days prior to Completion of each relevant Strategic Asset a notice prepared in accordance with the terms of the relevant Strategic Alliance setting out:

(i)            Subject to clause 8.7(c), the amount of the Chinalco Strategic Participant’s share of any Non-Capital Expenditure or Capital Expenditure (each as defined in the relevant Distribution Policy) required in connection with the operations of the Strategic Asset for the quarter commencing on the Completion Date (the Strategic Asset Calls); and

(ii)           the amount of the Chinalco Strategic Participant’s share of any Liability Arrangement pursuant to clause 1.17 of the Aluminium Strategic Alliance Terms and Conditions, clause 1.13 of the Iron Ore Strategic Alliance Terms and

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Conditions or clause 1.17 of the Copper Strategic Alliance Terms and Conditions (as applicable and as that term is defined in each of those clauses) (Loan Cover Amount).

On the relevant Completion Date, Chinalco shall pay the Strategic Asset Calls to the Manager and the Loan Cover Amount to the relevant Rio Tinto Group Member or, where the Liability Arrangement does not comprise a loan or other financial accommodation, provide to the relevant Rio Tinto Group member the method of support in respect of that Liability Arrangement (as applicable and as provided for in each of the clauses referred to in this paragraph (b)).

(c)           Chinalco shall, on the GACB Completion Date pay:

(i)            if Grasberg does not complete on the GACB Completion Date, $25 million;

(ii)           if KUCC does not complete on the GACB Completion Date, $100 million; or

(iii)          if Escondida does not complete on the GACB Completion Date, $225 million;

to an Escrow Agent to hold in an escrow account (each an Escrow Amount).  Withdrawals of an Escrow Amount from the escrow account may only be made in accordance with this clause 8.4 and the Escrow Agreement.

(d)           After the GACB Completion Date:

(i)            on Completion, in respect of Grasberg, KUCC or Escondida respectively, pay to Rio Tinto the portion of the total consideration attributable to that Strategic Asset; and

(ii)           on Completion, in respect of Grasberg, KUCC or Escondida respectively, Chinalco shall procure that the Escrow Agent releases from the escrow account and pays to Rio Tinto the applicable Escrow Amount (together with the relevant proportion of any accrued escrow interest), at the time of the relevant Completion.

(e)           If Completion in respect of Escondida or a Group B Asset cannot complete, then Rio Tinto shall procure that the applicable Escrow Amount shall be returned by the Escrow Agent to Chinalco (together with the relevant proportion of any accrued escrow interest).

(f)            Rio Tinto acknowledges that the return of an Escrow Amount pursuant to paragraph (c) represents a reasonable amount to compensate Chinalco for the loss suffered by it as a result of the failure to acquire its investment in the relevant Strategic Asset.

(g)           Other than the rights of Chinalco under clause 8.5 in relation to Liquidated Damages Amount, Chinalco agrees and acknowledges that return of an Escrow Amount referred to in paragraph ((e)) in relation to Escondida or a Group B Asset shall be in full satisfaction of any Claim arising out of or in connection with the events or circumstances triggering the obligation to return to Chinalco the Escrow Amount and that save for loss of the right to the Escrow Amount pursuant to paragraph (c), Rio Tinto Group shall have no further or other liability for or in connection with any claim for loss of any kind or otherwise in respect of or arising out of the events or circumstances triggering the obligation to return to Chinalco the Escrow Amount referred to in paragraph ((e)), or the failure to complete the Escondida, KUCC or Grasberg transaction (as applicable).

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(h)           On Completion in respect of a Group C Asset after the GACB Completion Date, Chinalco shall pay to Rio Tinto the portion of the total consideration attributable to that Group C Asset.

8.5          Liquidated Damages

(a)           If GACB Completion occurs and a member of the Rio Tinto Group, by wilful breach, fails to comply with an obligation under clause 8.3 or clause 9 and that breach materially contributes to the failure to complete the Escondida, KUCC or Grasberg transaction (as applicable) in accordance with this Agreement, then Rio Tinto must pay the relevant Liquidated Damages Amount in respect of that Strategic Asset to a member of the Chinalco Group within 10 Business Days of written demand.

(b)           If GACB Completion occurs and a member of the Rio Tinto Group sells all or part of its interest in Escondida, KUCC or Grasberg  (other than to a Chinalco Group member) prior to the date which is 24 months after GACB Completion, and that sale, materially contributes to the failure to complete the Escondida, KUCC or Grasberg transaction (as applicable), then Rio Tinto must pay the relevant Liquidated Damages Amount in respect of that Strategic Asset to Chinalco within 10 Business Days of written demand.

(c)           Rio Tinto acknowledges that each relevant Liquidated Damages Amount payable in the circumstances referred to in paragraphs (a) or (b) represents a reasonable amount to compensate Chinalco in these circumstances for the loss suffered by it as a result of the failure to acquire its investment in the relevant Strategic Asset.

(d)           Other than the rights of Chinalco under clause 8.4(e) in relation to the return of an Escrow Amount, Chinalco agrees and acknowledges that if a Liquidated Damages Amount referred to in paragraphs (a) or (b) becomes payable, payment of the Liquidated Damages Amount will constitute the Chinalco Group’s sole and exclusive remedy  in connection with the events or circumstances triggering the obligation to pay Chinalco the Liquidated Damages Amount, or any other claim arising out of or in connection with the failure to complete the Escondida, KUCC or Grasberg transaction (as applicable) (other than its rights and any claim arising under clause 8.4(e)), and that save for payment of the Liquidated Damages Amount the Rio Tinto Group shall have no further or other liability for or in connection with any claim for loss of any kind or otherwise in respect of or arising out of the events or circumstances triggering the obligation to pay Chinalco the Liquidated Damages Amount referred to in paragraphs (a) or (b), or the failure to complete the Escondida, KUCC or Grasberg transaction (as applicable).

(e)           Rio Tinto is not liable to pay more than one Liquidated Damages Amount under this clause 8.5 in respect of a particular Strategic Asset.

8.6          Strategic Asset Tracking Notes Face Amounts

The aggregate face amount on a set of Strategic Asset Tracking Notes issued by an issuer pursuant to clause 3.2 or 5.2 will be determined by converting the United States dollar amount subscribed for those notes at the relevant Completion Date into the functional currency of the issuer of the Strategic Asset Tracking Notes.

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8.7          Treatment of Intercompany Balances

(a)           At each Completion of a Strategic Asset, all intercompany balances between Rio Tinto Group members and a Strategic Entity other than:

(i)            Rio Tinto treasury finance debt which the Parties agree in writing to exclude from the operation of this clause; and

(ii)           Normal Trading Balances,

will be deemed to be Rio Tinto Group Equity Loans (as that term is defined in the Distribution Policy) and Rio Tinto will procure delivery of a deed poll subordinating the Rio Tinto Group Equity Loans in the event of a winding up of the Strategic Entity to any future Pro-rata Strategic Alliance Loans (as that term is defined in the Distribution Policy), and, if applicable, ranking equally with any Strategic Asset Tracking Notes.

(b)           For the purposes of paragraph (a), Normal Trading Balances means amounts owing between Rio Tinto Group Members and which are incurred in the ordinary course of business in connection with the provision of goods and services.  They include:

(i)            in the case of Iron Ore, amounts owing between HI, HIY and/or MBM and amounts owing between HI and other members of the Rio Tinto Group alone or in conjunction with JV Partners in connection with the infrastructure or management services;

(ii)           in the case of Aluminium, amounts owing between RTAL, RTA Boyne, GPS Energy and GPS Power and amounts owing between RTAL and other members of the Rio Tinto Group alone or in conjunction with JV Partners in connection with the supply of bauxite, alumina, aluminium or electricity or the provision of management, freight or support services; and

(iii)          in the case of Copper, amounts owing between RTEL, RTIH, KUCC (and its Subsidiaries) and RT Peru (and its Subsidiaries) and amounts owing between each of them and other members of the Rio Tinto Group alone or in conjunction with JV Partners in connection with the supply of goods or services including the provision of management, freight or support services;

(c)           Prior to Completion of a Strategic Asset, Rio Tinto may eliminate any intercompany balances between the relevant Strategic Entity and another Rio Tinto Group Member, however it thinks fit (subject only to doing so on the basis of the book value of the intercompany balances), and distribute the cashflows of the Strategic Entity to other members of the Rio Tinto Group, subject only to maintaining:

(i)            creditors and debtors;

(ii)           stocks; and

(iii)          stores,

at levels consistent with standard working capital levels of the relevant business.

(d)           Subject to paragraphs (a) and (c), in expectation of a Completion, Rio Tinto shall procure that the Manager of the Strategic Alliance may make a funding call in accordance with clause 8.4(b).

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8.8          Obligations of Rio Tinto on Completion

On each Completion contemplated by clauses 8.2 and 8.3, Rio Tinto shall, or shall procure that a member of the Rio Tinto Group shall:

(a)           ensure that all board meetings of the relevant Subsidiaries of Rio Tinto are held at which a quorum of directors is present and acting throughout at which:

(i)            such persons as Chinalco notifies to Rio Tinto under the relevant Strategic Alliance Agreement are appointed as directors of the relevant Rio Tinto Group member, subject to the receipt of duly signed consents to act of such persons; and

(ii)           the issue of the relevant Strategic Asset Tracking Notes or issue or transfer of shares or an interest to Chinalco or an Investment Vehicle (as applicable) is each duly approved;

(b)           deliver to Chinalco or an Investment Vehicle (as applicable) duly executed Strategic Asset Tracking Notes or share certificates; and

(c)           commence the process for appointing Chinalco nominated directors to the Rio Tinto Boards pursuant to the terms of the Relationship Agreement.

8.9          Definitive Agreements not executed

If any Definitive Agreement has not been agreed and entered into by the relevant parties on or before the date of the Rio Tinto EGMs:

(a)           any Definitive Agreement that has been agreed and entered into by the relevant parties shall become effective;

(b)           in relation to any Definitive Agreement that has not been agreed and entered into by all the relevant parties to it (Outstanding Agreements), the relevant Parties shall be bound by the terms and conditions specified in schedule 3, 4 or 5 (as applicable) in relation to the Outstanding Agreements, and an obligation imposed on, or right given to, a Party under any of those schedules shall be enforceable as if those rights were set out in this Agreement, the relevant applicable schedules will be deemed to constitute the relevant Strategic Alliance Agreement between the relevant Parties; and

(c)           the relevant parties shall continue to negotiate in good faith so as to agree and enter into the Outstanding Agreements.

For the avoidance of doubt, failure to agree any Definitive Agreements will not, as of itself, prevent GACB Completion.

8.10        Iron Ore Strategic Alliance Agreement

The Iron Ore Strategic Alliance shall be constituted on and from the GACB Completion Date in accordance with the Iron Ore Strategic Alliance Agreement to be entered into by the Parties on terms reflecting the Iron One Strategic Alliance Terms and Conditions.

8.11        Aluminium Strategic Alliance Agreement

The Aluminium Strategic Alliance shall be constituted on and from the GACB Completion Date in accordance with the Aluminium Strategic Alliance Agreement to be entered into by the Parties on terms reflecting the Aluminium Strategic Alliance Terms and Conditions.

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8.12        Copper Strategic Alliance Agreement

The Copper Strategic Alliance shall be constituted on and from the date on which the first Copper Asset completes, pursuant to clause 8.2 or 8.3, in accordance with the Copper Strategic Alliance Agreement to be entered into by the Parties on terms reflecting the Copper Strategic Alliance Terms and Conditions.

9.            Restricting Order

9.1          JV Restricting Order

(a)           Following announcement of the Transaction, the Parties shall monitor whether a Completion pursuant to clause 8.2 or 8.3 may be prevented or delayed beyond either the GACB Completion Date or Back Stop Date (as applicable) as a consequence of a JV Restricting Order, which, in each case, may arise out of or as a result of any element of the Transaction.  Subject to paragraph (b), if the Parties are of the view that this may occur, the Parties shall, acting in good faith, take all necessary steps to avoid the relevant JV Restricting Order being imposed and, in addition, should such a JV Restricting Order be imposed, each Party agrees to take promptly any and all steps necessary to vacate or lift such JV Restricting Order.

(b)           Nothing in clause 9.1(a) shall require Rio Tinto or Chinalco to take any action if such action would, in the reasonable opinion of Rio Tinto or Chinalco respectively, be materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the Transaction, including any action that would require it to pay any material sum of money or to provide any material financial compensation, material valuable consideration or any other material incentive for the benefit of any person.

(c)           The Parties agree that Rio Tinto shall be responsible on behalf of itself and, if Chinalco is a Party to the Claim, Chinalco, for the running, managing and conducting of the steps:

(i)            required to avoid a JV Restricting Order being imposed; and

(ii)           necessary to vacate or lift a JV Restricting Order,

(the RO Claim) provided that Rio Tinto will consult with Chinalco and take into consideration Chinalco’s views as to the running, managing and conducting of a such a claim;

(d)           Subject to paragraph (c), Rio Tinto shall reimburse Chinalco with respect to its reasonable external Third Party costs incurred in relation to the RO Claim.

(e)           Chinalco shall, to the extent it is a party to an RO Claim:

(i)            promptly take such reasonable action as Rio Tinto requests to avoid, dispute, resist, appeal, compromise or defend the RO Claim;

(ii)           not settle the RO Claim without the prior written consent of Rio Tinto;

(iii)          promptly render all reasonable assistance and co-operation to Rio Tinto in the conduct of the relevant proceedings; and

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(iv)          do anything reasonably necessary or desirable to ensure that Rio Tinto is subrogated to, and enjoys the benefit of, the rights of Chinalco in relation to any claims (other than a claim against the insurer of Chinalco).

9.2          Authority Restricting Order

(a)           Following announcement of the Transaction, the Parties shall monitor whether GACB Completion pursuant to clause 8.2 may be prevented or delayed beyond the GACB Completion Date as a consequence of an Authority Restricting Order, which, in each case, may arise out of or as a result of any element of the Transaction.  Subject to paragraph (b), if the Parties are of the view that this may occur, the Parties shall, acting in good faith, take all necessary steps to avoid the relevant Authority Restricting Order being imposed and, in addition, should such an Authority Restricting Order be imposed, each Party agrees to take promptly any and all steps necessary to vacate or lift such Authority Restricting Order.

(b)           Nothing in clause 9.2(a) shall require Rio Tinto or Chinalco:

(i)            to take any action if such action would, in the reasonable opinion of Rio Tinto or Chinalco respectively, be materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the Transaction, including any action that would require it to pay any material sum of money or to provide any material financial compensation, material valuable consideration or any other material incentive for the benefit of any person; or

(ii)           offer any undertaking or accept any undertakings or conditions required by any Authority if those undertakings or conditions, in the reasonable opinion of the Party required to make such undertakings or conditions, are materially adverse to its commercial interests or fundamentally or materially alter the basis on which it originally agreed to the Transaction.

10.          Rio Tinto Boards’ Recommendation and Intentions

10.1        Rio Tinto Boards’ recommendation

Rio Tinto represents to Chinalco that the Directors as at the date of this Agreement:

(a)           have resolved to recommend the Transaction in the agreed public announcement and recommend that Rio Tinto Shareholders approve the Rio Tinto EGM Resolutions subject only to the qualifications that no Superior Proposal emerges and the Independent Expert concludes that the terms of the Transaction are fair and reasonable to Rio Tinto Shareholders (other than Chinalco and its Associates); and

(b)           subject to clause 10.2, will resolve in the Shareholder Circular, to recommend the Transaction and recommend that Rio Tinto Shareholders approve the Rio Tinto EGM Resolutions subject only to the qualification that no Superior Proposal emerges, provided that the Independent Expert concludes that the terms of the Transaction are fair and reasonable to Rio Tinto Shareholders (other than Chinalco and its Associates), and the Independent’s Expert’s Report has been received prior to the date of such Shareholder Circular.

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10.2        Changes in Rio Tinto Boards’ recommendation

During the Exclusivity Period, the Rio Tinto Board shall not, except with the prior written consent of Chinalco, withdraw or change a recommendation described in clause 10.1, unless:

(a)           the Rio Tinto Boards (after having considered advice from their legal and, if appropriate, their financial Advisers), consider that, in order to satisfy what the Rio Tinto Boards reasonably consider to be their fiduciary or statutory duties, or as otherwise required by applicable Law they no longer consider that, the Transaction is in the best interests of Rio Tinto Shareholders and accordingly are required to withdraw such recommendation, including where one or more Competing Proposals constitute a Superior Proposal, in which case Rio Tinto shall, subject to any applicable Law which requires prior public disclosure, promptly notify Chinalco that it is relying on the proviso in this clause 10.2(a); or

(b)           an Independent Expert expresses a view in the Independent Expert’s Report that the Transaction is not fair and reasonable to Rio Tinto Shareholders  (other than Chinalco and its Associates).

11.          Public Announcements and Communications

11.1        Public announcements

(a)           Subject to clause 11.1(b), and other than the agreed public announcement, prior to making any other public announcement or disclosure in connection with this Agreement or the Transaction, each Party shall consult with the other Parties as to, and agree with the other Parties (each Party acting reasonably), the form and content of that announcement or disclosure.

(b)           Where a Party is required by applicable Laws to make any announcement or to make any disclosure in connection with this Agreement (including its termination), or the Transaction, it may do so only after it has given the other Parties as much notice as is reasonably practicable in the context of any deadlines imposed by applicable Law and has consulted with the other Parties as to (and has given the other Parties a reasonable opportunity to comment on) the form and content of that announcement or disclosure and taken all reasonable steps to restrict that disclosure to the greatest extent possible without compromising its compliance with Laws.

11.2        Agreement on Communications

Except in relation to Communications regulated by clause 11.1 and to the extent permitted by applicable Law:

(a)           during the term of this Agreement, before Chinalco (or any Related Person) enters into discussions, negotiations or communications (or continues to carry on or participate in any such discussions, negotiations or communications) with any Authority in respect of the Transaction, including by making written or oral submissions, Chinalco shall:

(i)            to the extent reasonably practicable, consult in advance with Rio Tinto;

(ii)           to the extent reasonably practicable, provide copies of all proposed communications to Rio Tinto in sufficient time to allow it to comment on the

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proposed communications and give due and proper consideration to all reasonable comments of Rio Tinto;

(iii)          provide copies of all correspondence to Rio Tinto;

(iv)          to the extent reasonably practicable, offer Rio Tinto the opportunity for one of its representatives to participate in any meetings or telephone calls with the Authority; and

(v)           keep Rio Tinto informed of the discussions and progress with the Authority,

provided that Chinalco shall not be required to provide commercially sensitive information relating to Chinalco to Rio Tinto, but is instead required to provide it to Rio Tinto’s legal Advisers on a confidential basis.  This clause 11.2(a) does not apply to internal discussions by Chinalco regarding its own intentions or position with any Authority of the People’s Republic of China.

(b)           during the term of this Agreement, before Rio Tinto (or any Related Person) enters into discussions, negotiations or communications (or continues to carry on or participate in any such discussions, negotiations or communications) with any Authority in respect of the Transaction, including by making written or oral submissions, Rio Tinto shall:

(i)            to the extent reasonably practicable, consult in advance with Chinalco;

(ii)           to the extent reasonably practicable, provide copies of all proposed communications to Chinalco in sufficient time to allow it to comment on the proposed communications and give due and proper consideration to all reasonable comments of Chinalco;

(iii)          provide copies of all correspondence to Chinalco;

(iv)          to the extent reasonably practicable, offer Chinalco the opportunity for one of its representatives to participate in any meetings or telephone calls with the Authority; and

(v)           keep Chinalco informed of the discussions and progress with the Authority.

12.          Confidentiality

12.1        Provision of Confidential Information

Rio Tinto may provide to Chinalco certain Confidential Information for the Permitted Purpose, on the terms and conditions in this Agreement.  The making of any Confidential Information available to Chinalco is at the absolute discretion of Rio Tinto, subject to Rio Tinto’s obligations elsewhere in this Agreement.

12.2        Confidentiality

(a)           Chinalco’s covenants

Subject to clauses 12.2(b) and 12.2(e), Chinalco undertakes and covenants with Rio Tinto that it shall:

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(i)            hold the Confidential Information in strict confidence, keep the Confidential Information secret, protect and preserve the confidential nature and secrecy of the Confidential Information, and not disclose any of the Confidential Information to any person (or allow or assist any person to observe or have access to any Confidential Information) other than in accordance with this Agreement;

(ii)           establish and maintain effective security measures to safeguard all Confidential Information from unauthorised access, use, reproduction or disclosure and use the same degree of care as it uses to protect its own confidential information or which a prudent person would use to protect that person’s confidential information (whichever standard is higher);

(iii)          not make any use of the Confidential Information or any part of it except for the Permitted Purpose;

(iv)          not directly or indirectly (without the prior written consent of Rio Tinto) make any enquiries of or discuss with any officer, employee, former officer or employee (unless any such person is currently an officer or employee of Chinalco), financier, customer, supplier, consultant, landlord, tenant, creditor, co-venturer or partnership partner of any member of the Rio Tinto Group any matters concerning the Confidential Information, the Transaction, the acquisition or disposal of any Rio Tinto Securities or the acquisition or sale of any asset of Rio Tinto or any of their Related Entities;

(v)           other than as permitted by this clause 12 or as required by any applicable Law or is considered by Chinalco (or its Advisors) to be reasonably required for the Permitted Purpose, not do or permit or cause any person to do anything that gives rise to or contributes to the creation of a requirement to disclose any of the Confidential Information; and

(vi)          promptly do anything reasonably required by Rio Tinto to prevent or restrain a breach or suspected breach of this clause 12 or any infringement or suspected infringement of Rio Tinto’s rights arising out of this clause 12 by any person, whether by court proceedings or otherwise.

(b)           Disclosure to Permitted Persons

Chinalco may disclose or allow access to Confidential Information to its Permitted Persons if:

(i)            the disclosure or access is necessary for the Permitted Purpose, and is only made or allowed to that extent; and

(ii)           before disclosure is made or access allowed to the Confidential Information:

(A)          the name of the person has been provided to Rio Tinto and Rio Tinto has given its consent in writing to Chinalco disclosing to that person (or allowing the person to access) the Confidential Information; and

(B)          subject to that consent being given the Permitted Person is informed of the confidentiality obligations contained in this Agreement and agrees

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with Chinalco to deal with the Confidential Information in accordance with those obligations.

(c)           Notice to Rio Tinto

Chinalco shall provide to Rio Tinto, on a continuing basis (and otherwise on demand by Rio Tinto) an up to date list of each Secondary Recipient to whom Chinalco has granted access to Confidential Information in accordance with clause 12.2(b).

(d)           Extent binding

Chinalco shall procure that each Secondary Recipient complies with clause 12.2(a) as if they had been a Party to this Agreement and the references in that clause to ‘Chinalco’ were to that ‘Secondary Recipient’.  In the event of a breach by a Secondary Recipient, that breach shall be deemed to be a breach by Chinalco of this Agreement, and Rio Tinto shall be entitled to all remedies available to them under this Agreement or at law or in equity as if the breach of clause 12.2(a) by the Secondary Recipient was a breach by Chinalco.

(e)           Other exceptions

(i)            This clause 12 does not prevent Chinalco from using or disclosing Confidential Information:

(A)          which was already in the possession of Chinalco at the time it was first disclosed to Chinalco by Rio Tinto, having been obtained by lawful means, provided that such use or disclosure is in accordance with any confidentiality restrictions otherwise imposed on the information;

(B)          which is or becomes generally available to the public otherwise than by disclosure in breach of the terms of this Agreement;

(C)          which becomes available to Chinalco from a third person which at the time of use or disclosure Chinalco believes in good faith to be legally entitled to possess the information and to provide it to Chinalco provided that the use or disclosure is in accordance with any confidentiality restrictions otherwise imposed on that information;

(D)          which is derived by Chinalco independently of and without reference to, or derived from, any Confidential Information;

(E)           where disclosure or use of the Confidential Information provided by or on behalf of Rio Tinto is required by Law;

(F)           where such disclosure or use of the Confidential Information is approved in writing by Rio Tinto.

(ii)           Prior to any disclosure or use under clause 12.2(e)(i)(E), Chinalco shall (in addition to complying with clause 12.2(f)):

(A)          provide Rio Tinto with sufficient notice to enable it to seek a protective order or other remedy unless earlier disclosure is required by Law in which case Chinalco shall provide Rio Tinto with as much notice prior to disclosure as is practicable; and

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(B)          if and to the extent reasonably practicable, provide Rio Tinto with all assistance and co-operation which Rio Tinto considers reasonably necessary to prevent or minimise such disclosure.

(f)            Form of disclosure

To the extent possible without Chinalco or Rio Tinto breaching any applicable Law, Chinalco shall not disclose Confidential Information under clause 12.2(e) by means of a public announcement, public document, stock exchange release or otherwise, without first obtaining Rio Tinto’s consent to the form of that announcement, release or other disclosure, which consent shall not be unreasonably withheld or delayed.

(g)           No further use of Confidential Information

If this Agreement is terminated either in whole or as it relates to a specific Strategic Asset or Strategic Assets, Chinalco shall (and shall ensure that each of its Related Persons shall), immediately on demand by Rio Tinto, cease to use or make any further disclosure of any Confidential Information or any Confidential Information relating solely to that Strategic Asset or Strategic Assets (as appropriate), including use or disclosure for the Permitted Purpose.

12.3        Disclaimer

(a)           Rio Tinto not liable

(i)            Chinalco acknowledges that, in considering whether to enter into this Agreement, it is relying and shall rely on its own independent assessment and not on the Confidential Information, save as otherwise expressly provided in this Agreement.

(ii)           Chinalco, for itself and on behalf of all Related Persons, acknowledges that Rio Tinto and their Related Persons do not, save as otherwise expressly provided in this Agreement:

(A)          make any representation or give any warranty as to the accuracy or completeness of any of the Confidential Information including the accuracy, likelihood of achievement or reasonableness of any forecasts, prospects or returns;

(B)          accept any responsibility for any inaccuracy or misleading information in, or for any omission from, the Confidential Information;

(C)          accept any responsibility for any interpretation, opinion or conclusion that any person may form as a result of examining the Confidential Information; and

(D)          accept any responsibility or obligation to update any of the Confidential Information or otherwise inform Chinalco of any matter arising or coming to the notice of Rio Tinto or any of their Related Persons which may affect or qualify any Confidential Information.

(b)           Proprietary rights

(i)            Chinalco acknowledges that the Confidential Information constitutes valuable and proprietary information of Rio Tinto.

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(ii)           Rio Tinto reserves all rights in the Confidential Information and no rights or obligations other than those expressly contained in this clause 12 are granted or to be implied from this clause 12.  In particular, no licence is granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right now or in the future held, made, obtained or licensable by Rio Tinto.

(iii)          Chinalco acknowledges that the Confidential Information and all intellectual property rights in the Confidential Information (including copyright, design and patent rights) are the exclusive property of and shall remain the exclusive property of Rio Tinto (as applicable).

12.4        Return, destruction and deletion

(a)           Chinalco shall, as promptly as possible, return to Rio Tinto (or, at Rio Tinto’s option, destroy) all copies of Confidential Information held by Chinalco or which is under its control (or the control of one or more of its Related Persons), and provide to Rio Tinto if required certificates from a duly authorised senior officer of each of Chinalco and its Advisers that to the personal knowledge of that senior officer all such records have been delivered, erased or destroyed (as applicable), in the following circumstances:

(i)            if ordered by a court; or

(ii)           on demand by Rio Tinto.

(b)           Without limiting paragraph (a), where Rio Tinto opts to require return or destruction under paragraph (a), Rio Tinto may also require that Chinalco delete entirely and permanently all of the Confidential Information from every computer disk or electronic storage facility of any type owned, within the control of or used by Chinalco or any Related Person, provided that to the extent that (and for so long as) any information is required by Law to be retained by an Adviser to Chinalco, the information may be retained on condition that the information to be retained (and the applicable Law) is disclosed to Rio Tinto and the information is kept (and only used by) the Adviser in accordance with the terms of this Agreement.

12.5        Effect of return, destruction or deletion

The return, destruction or deletion of the documents and other materials referred to in clause 12.4 does not release Chinalco or its Related Persons from their obligations under this clause 12.

12.6        Related Entities

RTL and RTP are entering into this Agreement both on their own behalf and on behalf of any of their Related Entities who have an interest in any of the Confidential Information and may enforce this Agreement on behalf of any such Related Entities.

12.7        Insider trading

(a)           Chinalco acknowledges that as a result of its receipt of the Confidential Information it may be (or be taken to be) in possession of Material Non-Public Information in relation to Rio Tinto Securities.

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(b)           Chinalco acknowledges that it is aware of and agrees to comply with (and that it shall procure that its Secondary Recipients shall have been advised of and shall comply with) Securities Laws in relation to Rio Tinto Securities.

12.8        Remedies

Chinalco acknowledges that any unauthorised use or disclosure of the Confidential Information or any part of it in breach of this Agreement, and any other breach of the terms of this Agreement, shall cause material damage to Rio Tinto and that damages may be inadequate compensation for any such breach.  Consequently, Rio Tinto has the right, in addition to any other remedies available at law or in equity, to seek injunctive relief against Chinalco and its Related Persons in respect of any breach or threatened breach of this Agreement by Chinalco or any of its Related Persons.

12.9        Legal professional privilege

Chinalco acknowledges that no member of the Rio Tinto Group waives any legal professional privilege, including, without limitation, its internal and outside legal counsel, that it may have in respect of any Confidential Information because of any act done under this Agreement.

13.          Representations and Warranties

13.1        Chinalco representations and warranties

Chinalco represents and warrants to the Rio Tinto Parties that, except as consented to in writing by Rio Tinto:

(a)           on each date from the Announcement Date until (and including) the date on which the Transaction with respect to the last of the Strategic Assets contemplated by this Agreement completes (or is otherwise terminated):

(i)            it is a corporation validly existing under the laws of its place of incorporation;

(ii)           it has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(iii)          it has taken all necessary corporate action to authorise the entry into this Agreement and has taken or shall take all necessary corporate action to authorise the performance of this Agreement in accordance with its terms;

(iv)          this Agreement is its valid and binding obligation enforceable in accordance with its terms;

(v)           the execution and performance by it of this Agreement and each transaction contemplated by this Agreement did not and shall not violate in any respect a provision of:

(A)          a law or treaty or a judgment, ruling, order or decree binding on it; or

(B)          its constitution;

(vi)          the execution of any documents to implement the Transaction (including but not limited to the Transaction Documents) shall not contravene any arrangement between a Chinalco Group member and any one or more of Alcoa or CDB.

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(vii)         the discussions and negotiations between Rio Tinto and the Chinalco Parties in relation to, and the execution of, and performance under the Transaction Documents do not contravene any arrangement between a Chinalco Group member and Chalco;

(viii)        the Chinalco Disclosed Information has been disclosed in good faith;

(ix)          other than as disclosed in writing to Rio Tinto or to the extent Rio Tinto is otherwise aware, neither Chinalco nor any Related Entity:

(A)          has any Voting Power in Rio Tinto or any Listed Subsidiary;

(B)          is otherwise the holder of, or has an interest in, any Rio Tinto Securities or any Listed Subsidiary Shares; or

(C)          has entered into any agreement or arrangement whatsoever with any person:

(1)           relating to or connected with the making of any offer to acquire any Voting Power in Rio Tinto, in a Listed Subsidiary, any Rio Tinto Securities, any Listed Subsidiary Shares or any assets of a member of the Rio Tinto Group; or

(2)           involving the conferring of rights the economic effect of which is equivalent or substantially equivalent to the acquisition, holding or disposal of any Rio Tinto Securities or of any Listed Subsidiary Shares or any assets of a member of the Rio Tinto Group; and

(x)           with respect to any interest in KUCC Holdings LLC or a Strategic Asset that may be a security under any applicable securities laws of the United States or any state therein, that the interest in KUCC Holdings LLC or such Strategic Asset is being acquired by the relevant Chinalco Party for its own account for investment and not with a view to distribution thereof, except in compliance with such securities laws; it understands that such interests have not been registered under such securities laws and may not be disposed of, except in compliance with the registration requirements under such securities laws or an exemption from registration thereunder; it is an “accredited investor” (as defined in Rule 501(a) under the Securities Act of 1933 (US), as amended); it has the financial resources to hold such interest for an indefinite period of time; and it has had an opportunity to ask questions of, and receive answers from, Rio Tinto concerning the terms and conditions of the Transactions;

(b)           after securing funding pursuant to clause 5.6(a), at all relevant times, it shall retain sufficient available cash, or maintain available committed funding to pay to Rio Tinto all payments required to be made to complete this Agreement; and

(c)           on the GACB Completion Date, it has obtained all Authorisations from PRC Governmental Agencies that are required in order for a member of the Chinalco Group to acquire Convertible Bonds and each Strategic Asset (as applicable) pursuant to the Transaction and those approvals have not been withdrawn, cancelled or revoked.

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13.2        Rio Tinto representations and warranties

Each of RTL and RTP and, in respect of those representations and warranties referred to at clause 13.2(a)(i) to (v), each of the other Rio Tinto Parties separately represents and warrants to each Chinalco Party that, except as consented to in writing by Chinalco:

(a)           on each date from the Announcement Date until (and including) the date on which the Transaction with respect to the last of the Strategic Assets contemplated by this Agreement completes (or is otherwise terminated):

(i)            it is a corporation validly existing under the laws of its relevant place of incorporation;

(ii)           it has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(iii)          it has taken all necessary corporate action to authorise its entry into this Agreement and has taken or shall take all necessary corporate action to authorise the performance of this Agreement;

(iv)          this Agreement is its valid and binding obligation enforceable in accordance with its terms; and

(v)           the execution and performance by it of this Agreement and each transaction contemplated by this Agreement does not and shall not violate in any respect a provision of:

(A)          a law or treaty or a judgment, ruling, order or decree binding on them or any of their Related Entities; or

(B)          its constitutions;

(b)           as at the Announcement Date:

(i)            Rio Tinto is not in breach of its continuous disclosure obligations under ASX Listing Rule 3.1 or Part II of the UKLA’s Disclosure and Transparency Rules;

(ii)           the total securities of RTP and RTL issued are as follows:

(A)          998,291,639 RTP Shares;

(B)          5,832,657 RTP Options;

(C)          3,242,483 conditional share awards (other securities);

(D)          456,815,943 RTL Shares;

(E)           4,422,827 RTL Options; and

(F)           2,183,894 conditional share awards (other securities);

and neither Rio Tinto nor any of its Related Entities has issued (or is actually or contingently required to issue) any other securities or instruments which are still outstanding (or may become outstanding) and which may convert into Rio Tinto Shares;

(iii)          the Rio Tinto Disclosed Information has been disclosed in good faith;

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(iv)                             the Third Party indebtedness in the nature of borrowings of each Strategic Entity does not, so far as Rio Tinto is aware, differ materially from that disclosed to Chinalco;

(v)                                Rio Tinto has, in good faith, but only to the extent reasonably possible in light of applicable confidentiality requirements, disclosed to Chinalco, or directed Chinalco to, such information of which it is aware as is reasonably necessary, when considered in conjunction with any relevant information that is in the public domain, to assess likely legal issues arising as a consequence of the Transaction under the underlying joint venture arrangements in respect of Escondida, Boyne and Grasberg; and

(vi)                             the total securities on issue and of each of HI, HIY, MBM, RTA Boyne, GPS Energy, GPS Power, RTEL, RTIH, and RT Peru are set out in schedule 2 and neither Rio Tinto nor any of its Related Entities has issued (or is actually or contingently required to issue) any other securities or instruments which are still outstanding (or may become outstanding) and which may convert into shares in any of those entities; and

(c)                                  as at each Completion Date, so far as Rio Tinto is aware, having made due enquiries, the issuer of Strategic Asset Tracking Notes or shares in relation to each of the Strategic Assets (or relevant Rio Tinto Group member) in respect of such Strategic Asset will own or otherwise have the necessary rights to operate or exploit all the relevant assets required to conduct the business comprised within the relevant Strategic Asset substantially in the manner in, and to the extent to which, such business is operated as at the date of this Agreement (or would have been operated had the Reorganisation Steps be deemed to have been completed on the Announcement Date).

13.3                       Reliance by Parties

Each Party (Representor) acknowledges that:

(a)                                  in entering into this Agreement the other Parties have relied on the representations and warranties provided by the Representor under this clause 13; and

(b)                                 any breach of the representations and warranties provided by the Representor under this clause 13 after the GACB Completion Date may only give rise to a claim in damages and cannot result in a termination of this Agreement.

13.4                       Notifications

Each Party shall promptly advise the other Parties in writing if it becomes aware of any fact, matter or circumstance which constitutes or may constitute a breach of any of the representations or warranties given by it under this clause 13.

13.5                       Status of representations and warranties

Each representation and warranty in this clause 13:

(a)                                  is severable;

(b)                                 shall survive the termination of this Agreement; and

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(c)                                  is given with the intent that liability under it shall not be confined to breaches which are discovered prior to the date of termination of this Agreement.

14.                              Alcoa and CDB indemnity

Chinalco shall indemnify the Rio Tinto Group against each Claim or loss (including all reasonable legal costs and disbursements of lawyers) or liability incurred or suffered by or brought or made or recovered against any member of the Rio Tinto Group in connection with any breach by Chinalco of its warranty contained in clause 13.1(a)(vi).

15.                              Standstill

15.1                       No purchase or acquisition of Rio Tinto Shares

Subject to clause 15.2, Chinalco agrees that during the Exclusivity Period, it shall not (and shall ensure that its Related Entities shall not):

(a)                                  directly or indirectly:

(i)                                    make or cause to be made any offer, invitation or solicitation for; or

(ii)                                 purchase or otherwise acquire,

any Rio Tinto Securities;

(b)                                 solicit proxies from Rio Tinto Shareholders; or

(c)                                  aid, abet, counsel, procure, co-operate, assist or induce any person in doing, or agreeing to do, any of the things mentioned in paragraph (a) or (b),

other than as expressly permitted by this Agreement or as agreed otherwise in writing by Rio Tinto.

15.2                       Exceptions

Clause 15.1(a) does not apply:

(a)                                  if, after the Announcement Date, takeover offers, schemes of arrangement or similar transactions (other than as part of any restructure or reorganisation by the Rio Tinto Group) pursuant to which all of the ordinary shares in each of RTP and RTL shall be transferred to or become vested in one or more persons other than Chinalco (or a Related Person of Chinalco) are announced and the Rio Tinto Boards recommend (or agree to recommend) to the Rio Tinto Shareholders such a transaction; or

(b)                                 to an acquisition by Chinalco (or a Related Entity of Chinalco) of Rio Tinto Securities pursuant to the Transaction.

15.3                       No purchase or acquisition of Listed Subsidiary Shares

Chinalco agrees that, during the Exclusivity Period, it shall not (and shall ensure that its Related Entities shall not) without the consent of Rio Tinto:

(a)                                  directly or indirectly:

(i)                                    make or cause to be made any offer, invitation or solicitation for; or

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(ii)                                 purchase or otherwise acquire,

any Listed Subsidiary Shares;

(b)                                 solicit proxies from shareholders of a Listed Subsidiary; or

(c)                                  aid, abet, counsel, procure, co-operate, assist or induce any person in doing, or agreeing to do, any of the things mentioned in paragraph (a) or (b).

15.4                       Notification

If, during the Exclusivity Period, Chinalco becomes aware that there has been any change in Chinalco’s Voting Power in Rio Tinto or in a Listed Subsidiary or in the number of Rio Tinto Shares or Listed Subsidiary Shares (or nature of that interest) held by Chinalco or a Related Entity as at date of this Agreement (other than following corporate action taken by Rio Tinto), it shall immediately give notice to Rio Tinto of that fact and the circumstances giving rise to the change.

15.5                       Alcoa and CDB

(a)                                  The Parties acknowledge that Chinalco does not control either Alcoa or CDB and accordingly agree that nothing in this Agreement shall limit the actions of either CDB or Alcoa and that any obligation upon Chinalco contained in this Agreement to procure or ensure that any person takes or fails to take any action shall not be construed as including CDB or Alcoa and that Chinalco shall not be considered to have breached the terms of this Agreement solely as a result of the actions of Alcoa or CDB.

(b)                                 Notwithstanding clause 1.2(o) and without limiting clause 18, Chinalco shall not (and shall procure that none of its Related Persons shall) aid, abet or counsel (including by giving a consent or failing to exercise a right that would prevent) either Alcoa or CDB taking an action that would, if they were a Related Entity of Chinalco, cause Alcoa, CDB or Chinalco to be in breach of the terms of this Agreement.  For the avoidance of doubt, nothing in this clause 15.5 is intended to impose an obligation on Chinalco to take an action where it has no right or ability to do so.

16.                              Rio Tinto’s Exclusivity Obligations

16.1                       No shop restriction

During the Exclusivity Period and in any period following the GACB Completion Date in respect of any Strategic Asset which remains the subject of the obligation in clause 8.3 after the GACB Completion Date, Rio Tinto shall not, and shall ensure that each of its Representatives does not, except with the prior written consent of Chinalco, directly or indirectly solicit, invite, facilitate, encourage or initiate any Competing Proposal or any enquiries, negotiations or discussions (including continuing negotiations or discussions) with any Third Party in relation to, or which may reasonably be expected to lead to, a Competing Proposal.

16.2                       No talk restriction

During the Exclusivity Period, Rio Tinto shall not, and shall ensure that each of its Representatives does not, except with the prior written consent of Chinalco, enter into negotiations or discussions (including continuing negotiations or discussions) with, or enter into any agreement, arrangement or

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understanding with, any Third Party in relation to, or which may reasonably be expected to lead to, a Competing Proposal, even if the Competing Proposal was not directly or indirectly solicited, invited, facilitated, encouraged or initiated by Rio Tinto or any of its Representatives, unless the Rio Tinto Boards (after having considered advice from their legal and, if appropriate, their financial Advisers) acting in good faith and in order to satisfy what they reasonably consider to be the Rio Tinto Boards’ fiduciary or statutory duties or as is otherwise required by Law, determine that:

(a)                                  where there is one Competing Proposal, it is a Superior Proposal or where there is one or more Competing Proposals, that those Competing Proposals together constitute a Superior Proposal; or

(b)                                 where there is not yet a Superior Proposal, the steps that the Rio Tinto Boards propose to take may reasonably be expected to lead to a Competing Proposal which, whether on its own or combined with another Competing Proposal, is a Superior Proposal, in which case Rio Tinto shall notify Chinalco if clause 16.3 applies.

In this clause 16.2, a reference to the Rio Tinto Boards includes a reference to:

(c)                                  an appropriate committee thereof; and

(d)                                 except in the case of the initial decision after execution of this Agreement to enter into negotiations or discussions with a Third Party, an authorised delegate thereof.

16.3                       Notification by Rio Tinto

During the Exclusivity Period, promptly following Rio Tinto making the determination referred to in clause 16.2(a), Rio Tinto will notify Chinalco of the general nature of the Superior Proposal.  If the Rio Tinto Boards intend to recommend a Superior Proposal then, prior to the publication of that recommendation, Rio Tinto shall:

(a)                                  provide to Chinalco all material terms of the Superior Proposal including details of the person who has made, or indicated that they may make, the applicable Superior Proposal, the proposed price or implied value (including details of the consideration if not simply cash), conditions, timing and break fee (if any); and

(b)                                 provide Chinalco with a reasonable opportunity to respond to that Superior Proposal.

16.4                       Normal provision of information and capital markets transactions

Nothing in this clause 16 prevents Rio Tinto from:

(a)                                  providing information to its Representatives;

(b)                                 providing information to any Authority;

(c)                                  providing information to its auditors, Advisers, customers, joint venturers and suppliers acting in that capacity in the ordinary course of business;

(d)                                 making presentations to brokers, portfolio investors, analysts and other Third Parties in the ordinary course of business;

(e)                                  entering into discussions with debt financiers regarding possible debt incurrence, restructuring or refinancing transactions; or

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(f)                                    preparing for a possible raising of equity capital or hybrid capital on the basis that such a proposal is to be announced on the earlier of termination of this Agreement and 31 July 2009, subject to any contrary obligations in this Agreement.

16.5                       Acknowledgement

(a)                                  Chinalco has required Rio Tinto to agree to the obligations set out in this clause 16 in consideration of it proceeding with the Transaction and incurring significant costs in doing so.  In the absence of obtaining these obligations from Rio Tinto, Chinalco would not have entered into this Agreement.

(b)                                 Action by Rio Tinto which is permitted by clause 16.2 will not of itself give rise to a breach of clause 4.3.

17.                              Chinalco’s Exclusivity Obligations

17.1                       No shop/no talk — Third Parties

During the Exclusivity Period, Chinalco shall ensure that neither it nor any of its Related Persons directly or indirectly:

(a)                                  solicits, invites, facilitates or encourages, or initiates any enquiries, negotiations or discussions, or communicates any intention to do any of these things, with a view to obtaining any expression of interest, offer or proposal from any person regarding a Competing Proposal;

(b)                                 negotiates or enters into, continues or participates in negotiations or discussions with any other person regarding a Competing Proposal, even if:

(i)                                    that person’s proposal was not directly or indirectly solicited, initiated, facilitated or encouraged by Chinalco or any of its Related Persons; or

(ii)                                 that person has publicly announced their proposal;

(c)                                  solicits, invites, facilitates or encourages, or initiates any enquiries, negotiations or discussions, or communicates any intention to do any of these things, with a view to obtaining any expression of interest, offer or proposal from any person regarding a Competing Proposal or a Proposal for a Listed Subsidiary;

(d)                                 negotiates or enters into, continues or participates in negotiations or discussions with any other person regarding a Proposal for a Listed Subsidiary even if:

(i)                                    that person’s proposal was not directly or indirectly solicited, initiated, facilitated or encouraged by Chinalco or any of its Related Persons; or

(ii)                                 that person has publicly announced their proposal.

17.2                       Existing Interests

For the avoidance of doubt, notwithstanding clauses 17.1(a) and 17.1(b), in respect of any Rio Tinto Shares in which Chinalco (or a Related Entity of Chinalco) has Voting Power from time to time, Chinalco agrees that if it or any of its Related Persons enter into any discussions, negotiations or

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communications (or continue to carry on or participate in any such discussions, negotiations or communications) in respect of the disposal of those shares (including the interests disclosed to Rio Tinto) with Alcoa (or any Subsidiary, affiliate, Associate, Officer, employee or representative of it) or any other person, it shall, subject to any overriding obligations of confidentiality which Chinalco owes to Alcoa, notify Rio Tinto in advance and thereafter (subject to such overriding confidentiality obligations to Alcoa) keep Rio Tinto informed of the content of those discussions, negotiations or communications.

17.3                       Restrictive covenant

Chinalco undertakes that, except with the prior written consent of Rio Tinto (which may be withheld for any reason), neither it, nor any of its Related Persons, shall during the Exclusivity Period:

(a)                                  solicit, canvass, induce or encourage any employee to leave the employment of their employer (but this does not prohibit the employment of such a person who, of his or her own volition, responds to a general employment offer advertised in at least one recognised international industry or financial journal or magazine to suitable candidates in the ordinary course of the business of Chinalco);

(b)                                 directly or indirectly interfere or seek to interfere with any relationship between a member of the Rio Tinto Group and any client, customer, employee or supplier of a member of the Rio Tinto Group provided that nothing in this paragraph restricts Chinalco from maintaining or developing a relationship with a customer or supplier in the ordinary course of business or in accordance with a bona fide business opportunity; or

(c)                                  other than for the Permitted Purpose with persons authorised by Rio Tinto, hold any discussions with or make any enquiries of any employee, client, customer or supplier of a member of the Rio Tinto Group with the direct or indirect use or advantage of the Confidential Information.

17.4                       Normal provision of information

Nothing in this clause 17 prevents Chinalco from:

(a)                                  providing information to its Representatives;

(b)                                 providing information to any Authority, to the extent required by law;

(c)                                  providing information to its auditors, Advisers, customers, joint venturers and suppliers acting in that capacity in the ordinary course of business; or

(d)                                 making presentations to brokers, portfolio investors, analysts and other Third Parties in the ordinary course of business.

17.5                       Acknowledgements

(a)                                  Rio Tinto has required Chinalco to agree to the obligations set out in this clause 17 in consideration of it proceeding with the Transaction and incurring significant costs in doing so.  In the absence of obtaining these obligations from Chinalco, Rio Tinto would not have entered into this Agreement.

(b)                                 Rio Tinto’s remedy for any breach of clause 17.1 will be limited to damages only.

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18.                              Break Fees

18.1                       Payment of costs

(a)                                  Rio Tinto and Chinalco believe that the Transaction shall provide benefits to Rio Tinto, Chinalco and their respective shareholders, and acknowledge that, if they enter into this Agreement and the Transaction is subsequently not implemented, both Parties shall incur significant costs.

(b)                                 In the circumstances referred to in paragraph (a):

(i)                                    Chinalco requested that provision be made for the payments referred to in clause 18.2, without which Chinalco would not have entered into this Agreement; and

(ii)                                 the Rio Tinto Boards believe that it is appropriate to agree to the payments referred to in clause 18.2 in order to secure Chinalco’s participation.

(c)                                  Rio Tinto acknowledges that the Rio Tinto Break Fee represents a reasonable amount to compensate Chinalco for the following:

(i)                                    advisory costs (including costs of Advisers);

(ii)                                 costs of management and directors’ time;

(iii)                              out of pocket expenses; and

(iv)                             reasonable opportunity costs in pursuing the Transactions or not pursuing other alternative acquisitions or strategic initiatives.

(d)                                 Chinalco agrees and acknowledges that if the Rio Tinto Break Fee becomes payable, then payment of the Rio Tinto Break Fee will constitute Chinalco’s sole and exclusive remedy under this clause 18 or in connection with the events or circumstances triggering the obligation to pay the Rio Tinto Break Fee and that save for payment of the Rio Tinto Break Fee, Rio Tinto shall have no further or other liability for loss in respect of or arising out of the events or circumstances triggering the obligation to pay Chinalco the Rio Tinto Break Fee.

18.2                       Rio Tinto Break Fee

(a)                                  Subject to clauses 18.2(b), 18.2(c) and 18.4, Rio Tinto shall pay Chinalco, in accordance with clauses 18.2, 18.3, 18.6 and 18.7 the Rio Tinto Break Fee, if:

(i)                                    the Rio Tinto Boards withdraw or adversely change their recommendation that Rio Tinto Shareholders approve the Transaction and the Rio Tinto EGM Resolutions (except on the basis of the proviso in clause 10.2(b)); or

(ii)                                 a Competing Proposal is announced and the Rio Tinto Boards recommend that Competing Proposal as a Superior Proposal.

(b)                                 Despite any other term of this Agreement, only one Rio Tinto Break Fee is payable by Rio Tinto.

(c)                                  Despite any other term of this Agreement, no Rio Tinto Break Fee shall be payable to Chinalco if:

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(i)                                    Rio Tinto Shareholders approve the Rio Tinto EGM Resolutions notwithstanding the occurrence of the event in clause 18.2(a);

(ii)                                 as at the date of the event, Rio Tinto is entitled to terminate this Agreement under clause 22.3 (other than in respect of clause 22.3(d));

(iii)                              the Rio Tinto Boards have not withdrawn or adversely changed their recommendation that Rio Tinto Shareholders approve the Transaction and the Rio Tinto EGM Resolutions and either:

(A)                             the Rio Tinto EGM Resolutions are not approved by Rio Tinto Shareholders; or

(B)                               all or part of the Transaction does not complete because a Condition Precedent is not satisfied (other than where the only outstanding Condition Precedent is the Rio Tinto Shareholders Condition Precedent in item 6 of schedule 1); or

(iv)                             the Agreement has been terminated pursuant to clause 22.1.

18.3                       Deductions and withholdings

(a)                                  Any Rio Tinto Break Fee shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings for or on account of taxation are required by law the Party or Parties making the payment of the Rio Tinto Break Fee (or the relevant part thereof) from which a deduction or withholding is required shall be obliged to pay to Chinalco such additional amount as shall, after such deduction or withholding has been made, leave Chinalco with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(b)                                 Chinalco shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which an additional amount has been paid pursuant to clause 18.3(a) and, for such purposes shall, within any applicable time limits, submit any claims, notices, returns or applications (TA Claims) and send a copy thereof to Rio Tinto.  Chinalco shall promptly inform Rio Tinto of any other written or oral correspondence to, or from, such Tax Authority with respect to any TA Claims and promptly provide a copy of any such written correspondence to Rio Tinto.

(c)                                  If Chinalco receives a credit for or refund of any taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of taxation claimed in accordance with paragraph (a) then it shall reimburse to Rio Tinto such part of such additional amounts paid to Chinalco pursuant to paragraph (a) as Chinalco reasonably determines and certifies to Rio Tinto shall leave it (after such reimbursement) in no better and no worse position than it would have been in if Rio Tinto had not been required to make such deduction or withholding.

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18.4                       Compliance with law

If an Authority determines that any part of the relevant Rio Tinto Break Fee:

(a)                                  constitutes or would, if performed, constitute:

(i)                                    a breach of the fiduciary or statutory duties of the Rio Tinto Boards; or

(ii)                                 unacceptable circumstances within the meaning of the Australian Act; or

(b)                                 is unenforceable or would, if paid, be unlawful for any reason,

then Rio Tinto shall not be obliged to pay such part of the Rio Tinto Break Fee and, if such fee has already been paid, then Chinalco shall no later than five Business Days after receiving written demand from Rio Tinto refund that part of the Rio Tinto Break Fee to Rio Tinto.

18.5                       Notice of review by an Authority

If Rio Tinto becomes aware that any Authority is undertaking a review or otherwise considering any matter that may lead to a determination of the type described in clause 18.4 then, subject to applicable Law:

(a)                                  it shall as soon as practicable inform Chinalco and provide such details as it has of such review; and

(b)                                 it will keep Chinalco informed of the progress of such review and inform Chinalco of any other written or oral correspondence to, or from, such Authority with respect to any such review and promptly provide a copy of any such written correspondence to Chinalco.

18.6                       Time and manner for payment

RTP and RTL shall, in accordance with their Relevant Proportions, pay Chinalco the Rio Tinto Break Fee:

(a)                                  if it is payable pursuant to clause 18.2(a)(i) within the later of:

(i)                                    5 Business Days after the event in clause 18.2(a) if that event is prior to the Rio Tinto EGM being convened; or

(ii)                                 if that event is after the EGM has been convened, 5 Business Days after either the Rio Tinto EGM is held, or the date Rio Tinto announces that the Rio Tinto EGM will not proceed; and

(b)                                 if it is payable pursuant to clause 18.2(a)(ii), within 5 Business Days after the announcement of the Boards’ recommendation of the Superior Proposal.

18.7                       VAT on Break Fees

(a)                                  For the purposes of this clause 18.7 any reference to:

(i)                                    “VAT” is to UK value added tax only; and

(ii)                                 “RTP Rio Tinto Break Fee” means the amount constituting the RTP Relevant Proportion of the Rio Tinto Break Fee.

(b)                                 The Parties intend and shall use all reasonable endeavours to secure that the RTP Rio Tinto Break Fee is not treated for VAT purposes as consideration for a taxable supply.

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18.8                       Clause without prejudice

Except as set out in clause 18.1(d), nothing in this clause 18 affects any rights a Party may have against another Party in the event of any breach of this Agreement by that other Party.

19.                              Additional Joint Venture Opportunities

(a)                                  The Parties shall establish a fund (Project Development Fund) on the GACB Completion Date for the purpose of development of project opportunities across the iron ore, copper and aluminium commodity groups identified by the Parties for joint investment, including those described in paragraph (b), whether existing at the Announcement Date or subsequently.  If a development project is selected by Rio Tinto and Chinalco for joint participation, the collective interests of the relevant Rio Tinto and Chinalco Group members will be held pursuant to the framework of the relevant Strategic Alliance on the terms and conditions agreed by Rio Tinto and Chinalco.

(b)                                 Potential investments for the Project Development Fund may include:

(i)                                    exploration projects in the PRC;

(ii)                                 opportunities in relation to their respective aluminium businesses in Australia and the PRC; and

(iii)                              development projects currently owned by Rio Tinto.

(c)                                  On the GACB Completion Date, Chinalco shall provide to Rio Tinto at GACB Completion, a Letter of Credit in the amount of $500 million on terms and from a bank reasonably acceptable to Rio Tinto and payable to Rio Tinto which can be drawn upon if Chinalco defaults in any obligations to purchase an interest in a project development asset owned by a member of the Rio Tinto Group after it becomes contractually bound to do so.  Chinalco must ensure that such Letter of Credit remains in place, or is substituted with one or more letters of credit, for the period from the GACB Completion Date to 31 December 2012.

(d)                                 It is the expectation of the Parties that they shall work together from the Announcement Date to select eligible project development assets and enter into arrangements and agreements in relation to them, subject to GACB Completion occurring.

20.                              Guarantee

(a)                                  Chinalco unconditionally and irrevocably guarantees to Rio Tinto the due and punctual performance and observance by the Investment Vehicles of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to the Transaction Documents and the Definitive Agreements (the Guaranteed Obligations).

(b)                                 If and whenever any Investment Vehicle defaults for any reason whatsoever in the performance of any of its respective Guaranteed Obligations, Chinalco shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement so that the same benefits shall be conferred on

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Rio Tinto as they would have received if the Guaranteed Obligations had been duly performed and satisfied by the Investment Vehicles.

(c)                                  Each of these guarantees is to be a continuing guarantee and accordingly is to remain in force until all Guaranteed Obligations of the relevant Party shall have been performed or satisfied. These guarantees are in addition to and without prejudice to and not in substitution for any rights or security which the Investment Vehicles may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

(d)                                 As a separate and independent obligation, Chinalco agrees that any of the Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Investment Vehicles by reason of any legal limitation, disability or incapacity on or of the Investment Vehicles or any other fact or circumstances shall nevertheless be enforceable against and recoverable from Chinalco as though the same had been incurred by Chinalco and Chinalco were the sole or principal obligor in respect thereof and shall be performed or paid by Chinalco on demand.

(e)                                  The liability of Chinalco under this paragraph 20:

(i)                                    shall not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance; and

(ii)                                 shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

21.                              Appointment of Escrow Agent

Chinalco shall appoint an Escrow Agent as its agent for the purposes of clauses 8.4 of this Agreement, by entering into an Escrow Agreement (executed by Rio Tinto, Chinalco and the relevant Escrow Agent) substantially in the form set out in annexure E by 31 March 2009.

22.                              Termination

22.1                       Termination by Rio Tinto or Chinalco

Either Rio Tinto or Chinalco (Terminating Party) may terminate this Agreement prior to GACB Completion by written notice to the other if:

(a)                                  there is non-fulfilment of a GACB Condition that is not waived prior to 30 July 2009 (other than in respect of the transaction relating to Escondida);

(b)                                 a GACB Condition has become incapable of satisfaction pursuant to clause 4.5(b);

(c)                                  there is in effect any final and non-appealable order, decree or ruling, or other action issued or taken by an Authority permanently restraining, enjoining or otherwise prohibiting implementation of Completion in respect of any Group A Assets (other than in respect of the transaction relating to Escondida) or the Convertible Bonds;

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(d)                                 the Rio Tinto Shareholders do not approve each of the Rio Tinto EGM Resolutions by the requisite majority at the Rio Tinto EGMs as relevant; or

(e)                                  the GACB Completion Date does not occur on or before the End Date,

provided that none of the Terminating Party or any of the Terminating Party’s Related Entities is in material breach of any clause of this Agreement at the time of such notice.

22.2                       Termination by Chinalco

Chinalco may terminate this Agreement prior to GACB Completion by notice to Rio Tinto if:

(a)                                 so long as none of Chinalco or Chinalco’s Related Entities is in material breach of any clause of this Agreement at the time of such notice, a Rio Tinto Party is in material breach of any clause of this Agreement (including a material breach of a representation or warranty given under clause 13.2), provided that Chinalco has first given notice to Rio Tinto setting out the relevant circumstances and stating an intention to terminate this Agreement, and the relevant circumstances have continued to exist for 30 days following Rio Tinto’s receipt of notice from Chinalco of the details of the breach and Chinalco’s intention to terminate; and

(b)                                 at any time prior to Rio Tinto Shareholder approval of the Rio Tinto EGM Resolutions:

(i)                                   the Rio Tinto Boards withdraw or adversely change their recommendation that Rio Tinto Shareholders vote in favour of the Rio Tinto EGM Resolutions, whether as a result of the public announcement of a Superior Proposal or otherwise; or

(ii)                                 a Competing Proposal is made or implemented and the Third Party announcing or making the Competing Proposal (either alone or together with its Associates) acquires a Relevant Interest in more than 50% of:

(A)                             RTP Shares; and/or

(B)                               RTL Shares,

and the Competing Proposal is (or has become) free from any defeating conditions.

22.3                       Termination by Rio Tinto

Rio Tinto may terminate this Agreement prior to GACB Completion by notice to Chinalco if:

(a)                                 so long as none of Rio Tinto or Rio Tinto’s Related Entities is in material breach of any clause of this Agreement at the time of giving such notice, Chinalco is in material breach of any clause of this Agreement (including a material breach of a representation or warranty given under clause 13.1), provided that Rio Tinto has given notice to Chinalco setting out the relevant circumstances and stating an intention to terminate this Agreement, and the relevant circumstances have continued to exist for 30 days following Chinalco’s receipt of notice from Rio Tinto of the details of the breach and Rio Tinto’s intention to terminate;

(b)                                PRC approvals referred to in item 5 of schedule 1 necessary to the Transaction have not been obtained within 10 Business Days of the later of the satisfaction of the Condition Precedent referred to in item 1 of schedule 1 (FIRB) and the Condition Precedent referred to in item 2 of schedule 1 (CFIUS) being satisfied;

(c)                                 Chinalco Funding Commitments have not been secured by 31 March 2009; or

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(d)                                the Rio Tinto Boards withdraw their recommendation of the Transaction or recommends a Superior Proposal as contemplated by clause 10.2.

22.4                       Mutual consent

This Agreement may be terminated with the written consent of Rio Tinto and Chinalco.

22.5                       Effect of termination

In the event of termination of this Agreement by either Rio Tinto or Chinalco or both (as applicable) pursuant to clause 22.1, 22.2 or 22.3, this Agreement shall immediately terminate and be of no further force or effect and the Parties shall have no further obligations under this Agreement, provided that:

(a)                                  this clause 22 and clauses 1, 12, 13, 14, 18, 23 and 24 shall survive termination; and

(b)                                each Party shall retain any accrued rights and remedies, including any rights and remedies it has or may have against the other Party in respect of any past breach of this Agreement.

23.                              GST and VAT

23.1                       GST

(a)                                  Definitions

In this clause 23:

Consideration has the meaning given by the GST Law.

GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a Party includes an Input Tax Credit for an acquisition made by that Party but to which another member of the same GST Group is entitled under the GST Law.

Recipient has the meaning given by the GST Law.

Tax Invoice has the meaning given by the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84 5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)                               GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this Agreement, the Party providing the Consideration for that Taxable Supply shall also pay the GST Amount as additional Consideration.  This clause does not apply to the extent

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that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.  Payment of the GST Amount is conditional upon the prior delivery to the Recipient of the supply of a valid Tax Invoice.

(c)                               Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a Party, shall exclude the amount of any Input Tax Credit entitlement of that Party in relation to the relevant cost, expense or other liability.  A Party shall be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration shall be provided.

(d)                               Cost exclusive of GST

Any reference in this Agreement (other than in the calculation of Consideration) to cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

23.2                       VAT

(a)                             Definitions

In this clause 23:

VAT means UK value added tax and any tax of a similar nature in any other jurisdiction (other than GST as defined for the purposes of clause 23.1 above).

(b)                             VAT to be added to amounts payable

All amounts set out, or expressed to be payable under this Agreement by any Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall (except where expressly stated otherwise) be deemed to be exclusive of any VAT which is chargeable on such supply, and, accordingly, if VAT is chargeable on any supply made by a Party (the Supplier) to any other Party (the Recipient) under this Agreement, the Recipient shall pay to the Supplier (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Supplier shall promptly provide an appropriate VAT invoice to the Recipient paying the consideration).

(c)                             VAT on costs, expenses and liabilities

Where this Agreement requires any Party to reimburse, indemnify or otherwise pay an amount to another Party for any costs, expenses or other liabilities, that reimbursing Party shall also at the same time pay and indemnify that other Party against all VAT incurred by that other Party in respect of the costs, expenses or other liabilities to the extent that that other Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to a credit or repayment from the relevant Tax Authority in respect of the VAT.

23.3                       GST and VAT obligations to survive termination

This clause 23 shall continue to apply after expiration or termination of this Agreement.

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24.                             Miscellaneous

24.1                      Assignment

This Agreement is personal to, the Parties and no Party may (without the written consent of the others) assign, create a trust over, mortgage, charge or dispose of all or any part of the benefit of, or its rights or benefits under, this Agreement or subcontract or otherwise delegate any of its obligations under this Agreement save for the assignment by way of security interest to a financial institution that executes the Intercreditor Deed with Rio Tinto.

24.2                      No Partnership or Agency

(a)                                 In addition to, but also subject to clause 1.9, nothing in this Agreement and no action taken by any of the Parties under this Agreement shall create, or be deemed to create, or constitute a partnership, joint venture, fiduciary or agency relationship between the Parties or any of them for any purpose (unless expressly stated without qualification in any Strategic Alliance Agreement in relation to a Strategic Asset).

(b)                                 Nothing in this Agreement shall constitute one Party as the agent of any other Party for any purpose.

24.3                      Entire Agreement

(a)                                The Transaction Documents constitute the whole and only agreement between the Parties relating to the subject matter hereof and supersedes any previous agreement whether written or oral between the Parties in relation to the subject matter hereof.

(b)                                Each Party acknowledges that, in entering into this Agreement, it is not relying upon any pre-contractual statement made by the other that is not set out in the Transaction Documents. No Party shall have any right of action against any other Party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Transaction Documents. Nothing in this clause 24.3 shall limit the liability of any Party in respect of any fraudulent misrepresentation or misstatement. For the purposes of this clause 24.3, ‘pre-contractual statement’ means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the Announcement Date.

(c)                                 In the event of any inconsistency between the principles underlying the terms and conditions of this Agreement and any agreement which is annexed to this Agreement (acknowledging that all such agreements are in substantially agreed form) which Rio Tinto or Chinalco believes is unfair to a Party to this Agreement.  Rio Tinto and Chinalco will discuss in good faith to find a mutually acceptable solution.  The relevant document will be amended to the extent that such a solution is agreed.  This clause is not intended to affect the terms and conditions of this Agreement or its operation, enforceability or validity in any way.

24.4                      Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, in whole or in part, under the law of any jurisdiction, the validity, legality or enforceability of such provision

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or part under the law of any other jurisdiction and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the Parties shall make suitable and equitable provision thereof in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

24.5                      Variation, Waiver, Rights and Remedies

(a)                                 No variation, modification or amendment of all or any part of this Agreement shall be effective unless in writing and signed by or on behalf of each of Rio Tinto and Chinalco.

(b)                                No failure of any of the Parties to this Agreement to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a Right) shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

(c)                                 Without prejudice to any other rights and remedies which any Party may have, each Party acknowledges and agrees that damages would not be an adequate remedy for any breach by any Party of the provisions of this Agreement and any Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the Parties shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Agreement by any Party and no proof of special damages shall be necessary for the enforcement by any Party of the rights under this Agreement.

(d)                                Except as otherwise provided for in this Agreement, the rights and remedies of the Parties are cumulative and not exclusive of rights and remedies provided by Law.

24.6                      Notices

(a)                                  All notices, requests, demands, consents or other communications given or made pursuant to this Agreement:

(i)                                 shall be in writing and duly authorised by the sender;

(ii)                              shall be in the English language; and

(iii)                           shall be delivered to the intended recipient by prepaid post, courier, by hand or fax delivered to the address or fax number (as applicable) as set out below or as otherwise notified by not fewer than five days’ written notice by such Party to the other Parties for the purpose of this clause 24.6.

Each Rio Tinto Party

Address:	5 Aldermanbury Square
London
EC2V 7HR
United Kingdom

Fax:	+44 (0)20 7781 1800
Attention:	Ben Mathews, Company Secretary

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Each Chinalco Party

Address:	Aluminum Corporation of China
Chalco Tower, 20F
62 North Xizhimen Street
Haidian District
100082 Beijing
PRC
Fax:	+86 10 8229 8339
Attention:	Zhengang Zhao

With a copy to:

Address:	Allens Arthur Robinson
Level 37 QV.1 Building
250 St Georges Terrace, Perth WA 6000
Fax:	+61 8 9488 3700
Attention:	Nic Tolé / Richard Kriedemann

Address:	Clifford Chance LLP, 10 Upper Bank St, London E14 5JJ
Fax:	00 44 207 006 5555
Attention:	Kathy Honeywood / Nigel Wellings

and
Address:	Mallesons Stephen Jaques
1 Farrer Place
Sydney, NSW 2000
Fax:	001 612 9296-3000
Attention:	Peter Cook / Robert Jackson

(b)                                Communications shall be deemed to have been made, in the case of delivery by post, four Business Days after the date of posting, in the case of delivery by fax, the next Business Day, and upon receipt, if by courier or by hand delivery, except that any communication that is received outside Working Hours in the place to which it is addressed shall be deemed not to have been made until the start of the next period of Working Hours in such place.

24.7                      Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Agreement shall not take effect until each Party has executed at least one counterpart.

24.8                      Costs, stamp duty and stamp duty reserve tax

(a)                                Each Party shall bear its own costs arising out of the negotiation, preparation and execution of the Transaction Documents provided that no such costs shall be borne by or re-charged to any entity in which Chinalco will acquire an interest pursuant to this Transaction (or a Subsidiary thereof).

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(b)                                All transfer taxes, such as stamp duty, transfer duty, VAT and GST, that shall be payable on the implementation of the Transaction Documents (other than those identified in paragraph (d) and those arising in relation to any transaction in respect of the Reorganisation Steps or other additional steps referred to in clauses 5.1 or 5.2 except as provided in paragraph (c)), the shares or Strategic Asset Tracking Notes or other interest in a Strategic Asset issued or transferred to Chinalco, and the issue or conversion of the Convertible Bonds or any Strategic Asset Tracking Notes shall be borne by Chinalco.

(c)                                 Chinalco will be liable for any clawback of stamp duty or similar duty (including penalties or interest) payable in relation to the Reorganisation Steps, for which exemption or relief was claimed, arising from the conversion of the Strategic Asset Tracking Notes.

(d)                                All stamp duty that shall be payable on the transfer of shares in RTEL, RTIH and RT Peru pursuant to clause 3.2 shall be borne equally by Rio Tinto and Chinalco unless one Party fails to take reasonable steps to mitigate such stamp duty in which case the full amount of stamp duty shall be borne by that Party.

(e)                                 UK stamp duty (including any interest and penalties payable in addition) paid or payable on any document of transfer of preference shares of the relevant Convertible Bond issuer entered into in connection with the conversion of the Convertible Bonds into ordinary shares of RTP (the Stamp Duty Liability) shall not be borne by Chinalco and shall instead be borne by Rio Tinto where such stamp duty liability arises because Rio Tinto has not taken reasonable steps or has not procured that reasonable steps be taken to ensure that the document of transfer in question has been both executed outside the UK and retained outside the UK in circumstances where had the document been executed outside the UK and retained outside the UK the stamp duty liability would not have been paid or payable. Notwithstanding anything in this clause 24.8(e), any such stamp duty shall be borne by Chinalco if, following reasonable endeavours to persuade HM Revenue & Customs or the relevant court to accept a copy of the transfer or other evidence,  the relevant document of transfer is brought into the UK to comply with a request from HM Revenue & Customs or for the purposes of admitting such document as evidence in civil court proceedings.

24.9                       No Merger

The rights and obligations of the Parties shall not merge on the completion of any transaction contemplated by this Agreement.  They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

24.10                No Set-Off

Subject to clauses 18.3 and 23, each party shall make all payments under any Transaction Document without set-off, counterclaim, withholding or other deduction, except any compulsory withholding or deduction for tax which is required under any applicable Law.

24.11                Governing Law and Jurisdiction

(a)                                This Agreement and any documents entered into pursuant to it (save as expressly referred to in them) and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by and construed in accordance with the laws of Victoria.

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(b)                               The Parties hereby submit to the exclusive jurisdiction of the Victorian courts in relation to any matter arising out of, and for all purposes in connection with, this Agreement.  Each Party expressly waives any objection on the grounds of venue (forum non conveniens).

24.12                Waiver of immunity

Each Chinalco Party and Rio Tinto Party irrevocably and unconditionally:

(a)                                 agrees that in any legal action or proceedings concerning this Agreement or any transaction contemplated by this Agreement, it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(b)                             waives any right of immunity which it or its assets may have at any time;

(c)                              consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use); and

(d)                             acknowledges, for the purposes of any applicable foreign State immunity legislation, that this is a commercial transaction.

24.13                Appointment of Process Agent

(a)                                Chinalco hereby irrevocably appoint Mallesons Stephens Jaques of Level 50, Bourke Place, 600 Bourke Street, Melbourne VIC 6000 (Attention: Peter Cook / Robert Jackson), Victoria as their agent to accept service of process in Victoria, Australia in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Chinalco.

(b)                               Chinalco agrees to inform Rio Tinto in writing of any change of address of such process agent within 5 Business Days of such change.

(c)                                If such process agent ceases to be able to act as such or to have an address in Victoria, Chinalco irrevocably agrees to appoint promptly a new process agent in Victoria acceptable to Rio Tinto and to deliver to Rio Tinto within 14 days a copy of a written acceptance of appointment by the process agent.  In the event that Chinalco fails to appoint a new process agent, it shall be effective service to serve the process upon the last known address in Victoria of the last known process agent for Chinalco notwithstanding that such process agent is no longer found at such address or has ceased to act, provided that Chinalco is also notified in accordance with clause 24.6.

(d)                               Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

24.14                Further Assurance

(a)                                Each of the parties to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by either Party for giving full effect to this Agreement and any other Transaction Document.  Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this clause 24.14.

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(b)                             Rio Tinto shall procure that:

(i)                                  all acts and obligations of the Rio Tinto Parties and the Reorganisation Steps SPVs under or pursuant to the Transaction Documents and the Definitive Agreements are performed by those entities in accordance with those Transaction Documents and Definitive Agreements; and

(ii)                               to the extent that it is ascertained following Completion of a Strategic Asset that a Strategic Entity did not own all relevant assets required to conduct the business of the Strategic Entity as at the Announcement Date as represented and warranted in clause 13.2(c), the relevant member of the Rio Tinto Group which holds such relevant assets, shall assign or transfer (at no material additional effective cost to the Strategic Entity) those relevant assets to the relevant Strategic Entity.

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Co-operation and Implementation Agreement

Executed by the parties.

Each attorney executing this Agreement states that he or she has no notice of the revocation or suspension of his or her power of attorney.  Each authorised representative executing this Agreement states that he or she has no notice of the revocation or suspension of that authority.

Rio Tinto plc

Signed for Rio Tinto plc by its attorney in the
presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Rio Tinto Limited

Signed for Rio Tinto Limited by its attorney in the
presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Execution Clause

Aluminum Corporation of China

Signed for Aluminum Corporation of China by
its authorised representative in the presence
of:	/s/ XIAO YAQING
Authorised Representative Signature

/s/ DIANNA XIAO	Xiao Yaqing
Witness Signature	Print Name

Dianna Xiao	President
Print Name	Position

Hamersley Holdings Limited

Signed for Hamersley Holdings Limited by its
attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Hamersley Iron Pty Limited

Signed for Hamersley Iron Pty Limited by its
attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Hamersley Iron-Yandi Pty Limited

Signed for Hamersley Iron-Yandi Pty Limited
by its attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Mount Bruce Mining Pty Limited

Signed for Mount Bruce Mining Pty Limited by its
attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Rio Tinto Aluminum (Holdings) Limited

Signed for Rio Tinto Aluminum (Holdings)
Limited by its attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Rio Tinto Aluminum Limited

Signed for Rio Tinto Aluminum Limited by its
attorney in the presence of:

/s/ PHILIP WESLEY MITCHELL	/s/ TOM FOTHERINGHAM
Attorney Signature	Witness Signature

Philip Wesley Mitchell	Tom Fotheringham
Print Name	Print Name

Rio Tinto Western Holdings Limited

Signed for Rio Tinto Western Holdings
Limited by its attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Rio Tinto Escondida Limited

Signed for Rio Tinto Escondida Limited by its
attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

RTA Boyne Limited

Signed for RTA Boyne Limited by its attorney
in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

GPS Energy Pty Limited

Signed for GPS Energy Pty Limited by its
attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

GPS Power Pty Limited

Signed for GPS Power Mining Pty Limited by
its attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

GPS Nominee Pty Limited

Signed for GPS Nominee Pty Limited by its
attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Rio Tinto International Holdings Limited

Signed for Rio Tinto International Holdings
Limited by its attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Rio Tinto Indonesian Holdings Limited

Signed for Rio Tinto Indonesian Holdings
Limited by its attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Rio Tinto Peru Limited

Signed for Rio Tinto Peru Limited by its
attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Kennecott Holdings Corporation

Signed for Kennecott Holdings Corporation by
its attorney in the presence of:

/s/ MATTHEW WILLIAM HALLIDAY	/s/ ALEX MELROSE
Attorney Signature	Witness Signature

Matthew William Halliday	Alex Melrose
Print Name	Print Name

Schedule 1

Conditions Precedent

The following conditions precedent shall apply to the elements of the Transaction as identified in the Conditions Precedent Table below.

1.                                     (FIRB Approval) The Treasurer of the Commonwealth of Australia either:

(a)                              ceases to be empowered to make an order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the Parties entering into the Transaction (and performing their obligations concerning the Transaction, including converting the Convertible Bonds and receiving Rio Tinto Shares) with no order being made; or

(b)                               gives advice in writing of a decision by or on behalf of the Treasurer stating or to the effect that the Commonwealth Government has no objection and that advice does not impose any conditions in relation to the Transaction or performance of obligations concerning the Transaction, including Chinalco converting the Convertible Bonds and receiving Rio Tinto Shares.

2.                                     (CFIUS) Chinalco and Rio Tinto having received a written notification issued by the Committee on Foreign Investment in the United States (CFIUS) to the effect that:

(a)                                 CFIUS has determined that it lacks jurisdiction over the transactions contemplated by the Transaction;

(b)                                CFIUS has concluded its review or investigation of the transactions contemplated by the Transaction, and determined that there are no unresolved national security concerns with respect to such transactions and thus concluded its review under Section 721 of the Defense Protection Act of 1950, as amended; or

(c)                                 in the absence of such notification from CFIUS described under paragraph (a) or (b), the President of the United Sates shall not have taken action to block or to prevent the consummation of such transactions under Section 721 of the Defense Production Action of 1950 as amended and the applicable period of time for the President to take any such action shall have expired.

3.                                     (ACCC) The ACCC has not taken or has not indicated in writing to Rio Tinto or Chinalco that it intends to take action to prevent, restrain or reverse the implementation of the Transaction.

4.                                     (FCO)

(a)                                 The German Federal Cartel Office (the Bundeskartellamt) notifying the parties in writing that the provisions on the control of concentrations of the German Act Against Restrictions of Competition (GWB) do not apply to the Transaction; or

(b)                                The Bundeskartellamt notifying the parties within one month of receipt of the complete notification that the conditions for a prohibition under Section 36(1) of the GWB are not satisfied;

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(c)           the Bundeskartellamt not informing the parties within one month from the receipt of the complete notification that it has opened an in-depth investigation (Hauptprüfverfahren) (Section 40(1) GWB); or

(d)           the Bundeskartellamt, having entered into in-depth investigations pursuant to Section 40(1) and (2) GWB, clearing the notified concentration by a formal decision (Verfügung); or

(e)           the Bundeskartellamt, having entered into in-depth investigations pursuant to Section 40(1) and (2) GWB, not prohibiting the transaction by decision (i) within four months of receipt of the complete notification or (ii) if the parties have agreed to an extension of the deadline pursuant to Section 40(2)(4)No 1 GWB, until the date agreed upon by the Parties.

5.             (PRC Approvals) All necessary PRC approvals including from the National Development Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange for the transactions contemplated by the Agreement have been obtained by Chinalco.

6.             (Rio Tinto Shareholders) The Rio Tinto Shareholders (other than Chinalco and its Associates) approve by ordinary resolution of the joint electorate:

(a)           the transactions contemplated by the Strategic Alliance as a Class 1 transaction under the rules of the UKLA;

(b)           if Chinalco is determined to be a Related Party of Rio Tinto, the Transaction as a Related Party transaction under the UK Listing Rules;

(c)           to approve the issue of shares on conversion of the Convertible Bonds under the ASX Listing Rules; and

(d)           to satisfy any other shareholder approval required by applicable law or by the ASX Listing Rules to implement the terms of the Transaction.

7.             (Tax and Duty) Obtaining all tax and duty rulings or confirmations that Rio Tinto considers reasonably necessary in relation to implementing the Transaction including, but not limited to:

(a)           (Australian Income Tax) A ruling from the Commissioner confirming that:

(i)            The instruments comprising the Convertible Bonds issued to Chinalco in respect of RTL will together constitute debt interests of RTL;

(ii)           Subject to the application of Division 820 of the Income Tax Assessment Act 1997 (Cth) (1997 Act) and due payment of any withholding tax, RTL will be entitled under section 8-1 of the 1997 Act to deduct from its assessable income the entire Coupon Payment when incurred;

(iii)          Amounts paid in accordance with the coupon on the Convertible Bonds, if paid to a non-resident, will be subject to interest withholding tax and not dividend withholding tax;

(iv)          The Subscription Amount for the Convertible Bonds will not constitute assessable income of RTL, whether as ordinary income, statutory income or a capital gain;

(v)           The Strategic Asset Tracking Notes will be equity interests of RTL;

(vi)          Payments of coupons and all other distributions (Distributions) made on the Strategic Asset Tracking Notes will be non-share distributions eligible to be paid

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as frankable distributions, except to the extent that they are debited against the Issuer’s non-share capital account or share capital account;

(vii)        The Strategic Asset Tracking Notes, when issued:

(A)          will not constitute membership interests in the issuer;

(B)          will not result in the Issuer ceasing to be a subsidiary member of the consolidated group of which RTL is the head company;

(C)          will not give rise to a CGT Event L5 for RTL;

(D)          will not result in the franking account of the issuer becoming operative, and section 709-70 and 709-75 will continue to apply to the franking account of RTL as head company of the RTL consolidated group; and

(E)           will not constitute, or be part of, a scheme to which Part IVA of the Income Tax Assessment Act 1936 (Cth) (1936 Act) applies.

(viii)       The Strategic Asset Tracking Notes will not constitute debt capital of RTL or the issuer;

(ix)          The proceeds received by the issuer of the Strategic Asset Tracking Notes on the issue of the notes will not constitute assessable income of RTL as head company of the RTL consolidated group, whether as ordinary income, statutory income or a capital gain;

(x)           Neither RTL as head company of the RTL consolidated group, nor the issuer, will make a gain to which the 1936 Act or the 1997 Act applies, if the Strategic Asset Tracking Notes expire, are surrendered or otherwise cease to exist without being converted into shares in the issuer; and

(xi)          Neither section 45B nor section 177EA of the 1936 Act will apply in relation to Distributions made on the Strategic Asset Tracking Notes.

Words used in this item 7(a) which are defined in the 1936 Act or the 1997 Act bear the meaning in those Acts.  References to RTL include RTL in its capacity as head company of the RTL consolidated tax group.

(b)           (Australian Duty) A ruling from the Queensland and Western Australian Revenue Offices that stamp duty or similar duty will not apply to the issue of the Convertible Bonds by RTL to Chinalco.

(c)           (United Kingdom) Confirmation from HM Revenue and Customs (HMRC) that the Coupon payments on the Convertible Bonds convertible into RTP Shares will be deductible for tax purposes in the UK.

8.             (Chinalco Ruling) The relevant member of the Chinalco Group obtains a ruling from the Commissioner confirming that:

(a)           Capital gains tax and section 26BB(4) of the 1936 Act (where relevant) relief will be available on conversion of the Convertible Bonds for the holder of the Convertible Bond and that no taxable foreign exchange gain or loss will arise on the conversion; and

(b)           A redemption or repayment of a Strategic Asset Tracking Note will give rise to a debit to the non-share equity account of the issuer.

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9.             (ASX Approvals) All approvals and waivers necessary for the issue and conversion of the Convertible Bonds under the ASX Listing Rules have been obtained.

Conditions Precedent Table

Transaction Element	Relevant Strategic Asset / Entity	Conditions Precedent
Convertible Bonds		PRC Approvals, FIRB, CFIUS, ACCC, FCO, ASX Approvals, Tax and Duty, Chinalco Ruling and Shareholder Approval
Group A Assets	HI, HIY and MBM	PRC Approvals, Shareholder Approval, FIRB ACCC, FCO, Chinalco Ruling and Tax and Duty
	Weipa	PRC Approvals, Shareholder Approval, ACCC, FIRB, FCO, Chinalco Ruling and Tax and Duty
	Yarwun	PRC Approvals, Shareholder Approval, ACCC, FIRB, FCO, Chinalco Ruling and Tax and Duty
	Escondida	PRC Approvals, FCO and Shareholder Approval
Group B Assets	Grasberg	PRC Approvals, Shareholder Approval, FCO and Tax and Duty
	KUCC	PRC Approvals, Shareholder Approval, CFIUS, FCO and Tax and Duty
Group C Assets	Boyne and GPS	PRC Approvals, Shareholder Approval, ACCC, FIRB, FCO, Chinalco Ruling and Tax and Duty
	La Granja Project	PRC Approvals, Shareholder Approval, FCO and Tax and Duty

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Schedule 2

Share Capital

Company Name	Share Class	Number of	Shareholder	Number of
HIY	Class B Shares	2	Rio Tinto Limited	2
	Class C Shares	3,000,000	Rio Tinto Limited	3,000,000
	Ordinary	19,000,000	Rio Tinto Limited	19,000,000
HI	Ordinary	471,000,000	Hamersley Holdings Limited	471,000,000
MBM	Ordinary	20,000	Hamersley Holdings Limited	20,000
GPS Energy	Ordinary	292	GPS Nominee Pty Limited	292
GPS Power	Ordinary	123	Rio Tinto Aluminium (Holdings) Limited	123
RTA Boyne	Ordinary	365,000,000	Rio Tinto Aluminium Limited	365,000,000
RTEL	Ordinary of USD 1.00 each	182,014,113	Rio Tinto Western Holdings Limited	182,014,113
RTIH	Ordinary of GBP 1.00 each	2	Rio Tinto International Holdings Limited (one share registered in the name of Rio Tinto Nominees Limited)	2
RT Peru	Ordinary of USD 1.00 each	11,000,000	Rio Tinto Western Holdings Limited	11,000,000

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Schedule 3

Iron Ore Strategic Alliance Terms and Conditions

84

Iron Ore Strategic Alliance Terms and Conditions

1.                                     Iron Ore Strategic Alliance Agreement

1.1                              Parties

Hamersley Iron Pty Ltd

Hamersley Holdings Limited

Chinalco SPV Iron Ore (to be incorporated)

Manager (to be determined)

ISA Sales Co (to be incorporated)

Rio Tinto Iron Ore Asia Pte. Ltd.

1.2                              Definitions

Terms defined in the CIA have the same meaning when used in these Iron Ore Strategic Alliance Terms and Conditions, except to the extent that any such terms are expressly defined to have a different meaning in these Iron Ore Strategic Alliance Terms and Conditions and except to the extent the context requires otherwise.

Associate of a person has the meaning given in sections 12(2), 15 and 16 of the Corporations Act 2001 (Cth).

Capital Expenditure has the meaning given in clause 1.11(a)(i).

Capital Investment Proposal means a proposal, whether in respect of an expansion or an acquisition, to:

(a)                                 increase capacity and/or production from; or

(b)                                acquire a further interest in, or in respect of,

an Iron Ore Project which sets out all Capital Expenditure which (when aggregated with other amounts of Capital Expenditure) comprises all amounts necessary to achieve commercial, technical or mechanical completion of the applicable expansion or acquisition.

CIA means the Co-operation and Implementation Agreement.

Chinalco Sales SAV has the meaning given in clause 1.8(a)(i).

Completion means completion of the Chinalco Strategic Participant’s acquisition of its Participating Interest in accordance with the provisions of the CIA (including Fallback Completion).

Confidential Information means the terms and conditions of the Iron Ore SA Transaction Documents, and all information provided under or in connection with those documents or in connection with the Iron Ore Strategic Alliance, the Iron Ore Group, an Iron Ore Project, an

1

underlying business, or a new opportunity being considered for inclusion in the Iron Ore Strategic Alliance.

It does not include information which the disclosing party can demonstrate:

(a)                                 is in, or comes into, the public domain otherwise than by disclosure in breach of the IOSAA or other Iron Ore SA Transaction Documents;

(b)                                is already known to the person at the date of disclosure through legitimate means (other than in respect of the terms and conditions of the Iron Ore SA Transaction Documents);

(c)                                 is acquired from a third party who is entitled to disclose it; or

(d)                                is independently developed by the person receiving that information.

CPI means the United States Consumer Price Index for All Urban Customers published by the Bureau of Labor Statistics of the United States Department of Labor.  In this definition:

(a)                                 the reference to United States Consumer Price Index for All Urban Customers means:

(i)                                   the same numbers but with different names at any time; and

(ii)                                the same numbers adjusted mathematically to take account of a change at any time in the base year provided that indices of the same base year are used throughout the calculation; and

(b)                                the reference to the Bureau of Labor Statistics of the United States Department of Labor includes a reference to:

(i)                                   the Bureau but with a different name at any time; and

(ii)                                a governmental agency in the United States of America (in the absence of the Bureau of Labor Statistics) at any time having similar functions.

Distribution Policy means the distribution policy as set out in clause 6 of these Iron Ore Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Event of Force Majeure means, to the extent that it is beyond a Party’s reasonable control, any of the following events:

(a)                                 act of God, lightning, storm, flood, cyclone, tidal wave, landslide, fire, earthquake or explosion;

(b)                                strike, lockout or stoppage or ban or limitation on work or restraint of labour, whether at the mine or mines, railway, port or otherwise;

(c)                                 any act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion or epidemic;

(d)                                any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any government or other competent authority;

(e)                                 embargo, unavailability of essential equipment, materials, facilities, unqualified employees or contractors, power or water shortages or lack of transportation; or

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(f)                                   any other cause or event, whether specifically referred to above or otherwise, which is not within the party’s reasonable control.

Excluded Assets has the meaning given in the Distribution Policy.

Fallback Completion means the Chinalco Strategic Participant’s acquisition of a Participating Interest in an Iron Ore Project pursuant to clause 5.3 of the CIA.

Financial Year means a period of 12 months commencing on 1 January in each year from and including the remaining part of the calendar year in which the IOSAA becomes effective and ending on 31 December of the relevant year.

HI means HI, or in the event of Fallback Completion, references in the IOSAA to HI will be taken to be references to HI, HIY and/or MBM.

Holding Company has the meaning given in the Corporations Act 2001 (Cth).

Independent Expert means an independent expert the identity of which is determined in accordance with the MDRD.

Indexed means:

(a)                                 during the Quarter ending on 31 March 2009, the relevant amount as specified in the IOSAA; and

(b)                                during any Quarter subsequent to that referred to in paragraph (a):

The relevant amount specified	X	CPI t-1
in this agreement		CPI b

where:

CPI t-1	means the CPI number for the Quarter ending on the immediately preceding 31 March; and
CPI b	means the CPI number for the Quarter ending on 31 March 2009.

Information Protocol means the information protocol as set out in clause 7 of these Iron Ore Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Insolvency Event means, in relation to an Iron Ore Group Member, any of the following events:

(a)                                 the appointment of a liquidator, provisional liquidator, or administrator in respect of the Iron Ore Group Member, or the appointment of a controller in respect of its property (other than a wrongful, frivolous or vexatious appointment, or an appointment that is removed or revoked within 30 days); or

(b)                                the Iron Ore Group Member becomes subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Chinalco Strategic Participant, such approval not to be unreasonably withheld).

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Intercreditor Deed means the intercreditor deed in the form set out in Schedule 9 of the CIA (or as otherwise agreed in writing by the Strategic Participants).

IOSAA means the Iron Ore Strategic Alliance Agreement or, unless and until that agreement is entered into, the Iron Ore Strategic Alliance Terms and Conditions as set out in this schedule.

IOSAC means the Iron Ore Strategic Alliance Committee.

Iron Ore Completion Date means the date of Completion of the Chinalco Strategic Participant’s acquisition of its Participating Interest.

Iron Ore Group means HI, HIY and MBM, and their respective Subsidiaries (with each entity within the Iron Ore Group being an Iron Ore Group Member).

Iron Ore Marketing Services Agreement means the Iron Ore Marketing Services Agreement as referred to in clause 1.8(b), or, unless and until that agreement is entered into, the Iron Ore Marketing Services Agreement Terms and Conditions as set out in clause 5 of this schedule.

Iron Ore Projects means the projects of the Iron Ore Group (and any other project that may be added to the scope of the Iron Ore Strategic Alliance in the future by agreement).

Iron Ore Project Assets means the underlying operations and/or project assets of the Iron Ore Group (and any other project that may be added to the scope of the Iron Ore Strategic Alliance in the future by agreement).

Iron Ore SACo means HI or, in the event of Fallback Completion, HI, HIY and/or MBM.

Iron Ore Sales Agency Agreement means the Iron Ore Sales Agency Agreement as referred to in clause 1.8(b), or unless and until that agreement is entered into, the Iron Ore Sales Agency Agreement Terms and Conditions as set out in clause 4 of this schedule.

Iron Ore SA Transaction Documents means:

(a)                                 the IOSAA, including the Distribution Policy;

(b)                                Strategic Asset Tracking Notes issued by:

(i)                                   any Iron Ore Group Member; or

(ii)                                RTIO Asia (or an affiliate as provided in clause 3.2 of the CIA) in respect of its trading activities in relation to Saleable Product and the associated Strategic Asset Tracking Note Deeds Poll;

(c)                                 the Participant Charge;

(d)                                the Management Agreement;

(e)                                 the Iron Ore Sales Agency Agreement;

(f)                                   the Iron Ore Marketing Services Agreement;

(g)                                any Intercreditor Deed;

(h)                                the Secondment Policy; and

(i)                                    such other agreements from time to time as may be necessary to give effect to the transactions contemplated by the IOSAA.

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Iron Ore Strategic Alliance has the meaning given in clause 1.3(a).

ISA Accounts has the meaning given in clause 1.17(a).

ISA Sales Co has the meaning given in clause 1.8(a).

Management Agreement means the Management Agreement as referred to in clause 1.7(a), or unless and until that agreement is entered into, the Management Agreement terms and conditions as set out in clause 2 of this Schedule.

Manager has the meaning given in clause 1.7(a)(i).

Mandatory Capex has the meaning given in clause 1.11(a)(iii).

Material Capital Expenditure Item has the meaning given in clause 1.11(f).

Non-Capital Expenditure has the meaning given in clause 1.10(a).

Partial Holders has the meaning given in clause 1.15(b)(ii).

Participant Charge means a deed in the form set out in Schedule 8 of the CIA.

Participating Interest means, in relation to a Strategic Participant, that Strategic Participant’s rights, benefits, liabilities and obligations under the Iron Ore SA Transaction Documents in respect of an Iron Ore Project, including:

(a)                                 the obligation, subject to the terms of the IOSAA, to contribute to all Capital Expenditure and Non-Capital Expenditure;

(b)                                any shares and/or Strategic Asset Tracking Notes issued by the relevant Iron Ore Group Member(s) or by any member of the Rio Tinto Group in respect of RTIO Asia;

(c)                                 any Strategic Participant Pro Rata Loans to the relevant Iron Ore Group Member(s);

(d)                                any Strategic Participant Dilutive Loans to the relevant Iron Ore Group Member(s);

(e)                                 any shares held in the Iron Ore SAV;

(f)                                   any shares held in ISA Sales Co; and

(h)                                all other rights, benefits, liabilities, and obligations accruing to or incurred by or on behalf of the Strategic Participant under, or arising out of, the Iron Ore SA Transaction Documents, but, except to the extent included above, excluding any rights, benefits, liabilities and obligations relating to Excluded Assets.

Personal Rights means:

(a)                                 in respect of the Chinalco Strategic Participant:

(i)                                   rights to be involved in joint marketing through ISA Sales Co in accordance with clause 1.8, and the Iron Ore Sales Agency Agreement; and

(ii)                                rights to secondments in accordance with clause 1.19; and

(b)                                in respect of the Rio Tinto Strategic Participant, rights to secondments in accordance with clause 1.19.

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Project Percentage means the percentage interest of a Strategic Participant as set out in clause 1.4(b)(i), as may be varied from time to time pursuant to the terms of the IOSAA.

Related Corporation has the meaning given to Related Body Corporate in the Corporations Act 2001 (Cth), but on the basis that:

(a)                                 ‘Subsidiary’ has the meaning given in the CIA; and

(b)                                in the case of any member of the Rio Tinto Group, the term extends to include any other member of the Rio Tinto Group.

Related Party means, in relation to an entity:

(a)                                 a related party of that entity as defined in section 228 of the Corporations Act 2001 (Cth); or

(b)                                a ‘Subsidiary’ of that entity as defined in the CIA.

Saleable Product means the standard iron ore product offered to customers from time to time by the Iron Ore Group which is derived from the iron ore produced from the Iron Ore Projects, whether produced by them alone or blended with iron ore produced by third parties.

SA Vehicle has the meaning given in clause 1.15(c)(i).

Secondment Policy means the secondment policy agreed by Rio Tinto and Chinalco on or about the time of execution of the CIA, as subsequently varied from time to time.

Strategic Asset Tracking Notes means convertible notes issued by an Iron Ore Group Member, or by any member of the Rio Tinto Group in respect of RTIO Asia, in the form set out in Schedule 7 of the CIA.

Strategic Participant Dilutive Loans has the meaning given in the Distribution Policy.

Strategic Participant Pro Rata Loans has the meaning given in the Distribution Policy.

Strategic Participants means Hamersley Holdings Limited (or in the event of Fallback Completion, Hamersley Holdings Limited and RTL) and Chinalco SPV Iron Ore, and each of their respective permitted successors and assigns.  Chinalco SPV Iron Ore (and each of its permitted successors and assigns) is a Chinalco Strategic Participant and Hamersley Holdings Limited (and in event of Fallback Completion, Hamersley Holdings Limited and RTL) (and each of their permitted successors and assigns) is the Rio Tinto Strategic Participant.

Sustaining Capex has the meaning given in clause 1.11(a)(ii).

Terminate means to terminate, determine, rescind, repudiate, release, surrender, forfeit or discharge (other than by performance) (but does not include termination of a document by expiry of its term) and Termination has a corresponding meaning.

1.3                              Constitution of Strategic Alliance

(a)                                 Formation and Term

(i)                                   On and from the Iron Ore Completion Date, a strategic alliance between the Strategic Participants in respect of the Iron Ore Group and the Iron Ore Projects (the Iron Ore Strategic Alliance) will be constituted.

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(ii)                                The Iron Ore Strategic Alliance shall continue until the later of the following:

(A)                             all of the assets (other than Excluded Assets) of the Iron Ore Group Members are completely depleted or disposed of, and all liabilities of the Iron Ore Group Members have been discharged (other than any Excluded Assets); or

(B)                               the Rio Tinto Strategic Participant or the Chinalco Strategic Participant ceases to hold a Participating Interest in the Iron Ore Projects,

and cannot be Terminated in any other circumstances.

(b)                                Intent of Strategic Alliance

The objective of the Iron Ore Strategic Alliance is to:

(i)                                   carry on the businesses operated by the Iron Ore Group (and any future expansions or developments of such businesses);

(ii)                                provide a method for leveraging the skills and experience of the Strategic Participants and enhancing their cooperation (including without limitation through the arrangements envisaged by the Secondment Policy); and

(iii)                             give effect to the matters contemplated by the IOSAA.

(c)                                 Just and Faithful

Subject to clause 1.3(d) below, the Strategic Participants shall:

(i)                                   be just and faithful in their activities and dealings with each other in relation to the Iron Ore Strategic Alliance and each Iron Ore Project;

(ii)                                act reasonably and cooperate with each other in relation to matters concerning the affairs of the Iron Ore Project;

(iii)                             procure their respective representatives on the IOSAC and nominated directors on the board of HI, to:

(A)                             act in the interests of the Iron Ore Strategic Alliance or the relevant Iron Ore SACo (as applicable); and

(B)                               in applying the Distribution Policy have due regard to the interests of the Strategic Participants, whether they hold their Participating Interests through shares or Strategic Asset Tracking Notes, provided however that nothing in the Iron Ore SA Transaction Documents shall prevent any Strategic Participant from being free to pursue their own commercial interests (or their respective representatives on the IOSAC and nominated directors on the board of HI (as applicable) from acting in the commercial interests of the appointing or nominating party).

(d)                                No Partnership or Proprietary Interests

(i)                                   Nothing in the IOSAA or any other Iron Ore SA Transaction Document implies that the Parties are forming a partnership or otherwise carrying on business in common with a view to profit, within the meaning of any

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partnership or limited partnership legislation in any jurisdiction, or otherwise creates any fiduciary relationship between the Parties.

(ii)                                Except in the case of any conversion having occurred in respect of any Strategic Asset Tracking Notes pursuant to clause 1.9, no Strategic Asset Tracking Notes or any other Iron Ore SA Transaction Document shall confer on the Chinalco Strategic Participant any proprietary interest in any Iron Ore Project Assets or the Iron Ore Group Member which issued the Strategic Asset Tracking Notes.

1.4                              Scope of Strategic Alliance

(a)                                 Iron Ore Projects

Subject to Completion occurring in respect of the different transactions contemplated by the CIA in respect of the Iron Ore Projects, the Iron Ore Strategic Alliance is intended to apply to the Rio Tinto Strategic Participant’s interests in HI, HIY and MBM and their respective wholly owned Subsidiaries and to any investments agreed pursuant to clause 1.4(c).

To the extent that the Chinalco Strategic Participant’s acquisition of a Participating Interest in a particular Iron Ore Project does not Complete in accordance with the terms of the CIA (including any applicable Fallback Completion), the IOSAA will be amended to exclude all references to that Iron Ore Project (and to any relevant Iron Ore Group Member or Strategic Participant solely related to that Iron Ore Project) such that the relevant Iron Ore Project will not become subject to the Iron Ore Strategic Alliance.

(b)                                Iron Ore Project Participation

(i)                                   On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest, the initial Project Percentages will be:

Chinalco Strategic Participant: 15%

Rio Tinto Strategic Participant: 85%

with Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by:

(A)                             HI (or in the event of Fallback Completion, each of HI, HIY and MBM); and

(B)                               RTIO Asia (or an affiliate, as provided in clause 3.2 of the CIA).

(ii)                                The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of HI, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total of which 4 directors shall be nominated by the Rio Tinto Strategic Participant and 1 director shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

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(c)                                 New Opportunities

(i)                                   New opportunities are not currently within the scope of the Iron Ore Strategic Alliance.  That does not in any way limit the development of the undeveloped resources of the Iron Ore Group.

(ii)                                For the avoidance of doubt, subject to clause 1.18, neither the IOSAA nor any constituent document of any Iron Ore SACo, shall restrict the right of each Strategic Participant, or any Related Corporation of a Strategic Participant, to engage in (either alone or with others), and receive the full benefit of, any activities undertaken by it outside of the Iron Ore Strategic Alliance (whether or not in competition with any businesses included in the Iron Ore Strategic Alliance), nor shall it give the other Party any interest in such activity.

1.5                              Iron Ore Strategic Alliance Vehicle

(a)                                 Incorporation of Strategic Alliance Vehicle

In order to develop, strengthen and grow the Iron Ore Strategic Alliance relationship consistently with the principles set out in the IOSAA, a member of the Rio Tinto Group will:

(i)                                   incorporate a new legal entity on or before the Iron Ore Completion Date (the Iron Ore SAV); and

(ii)                                on the Iron Ore Completion Date:

(A)                             issue or transfer to the Chinalco Strategic Participant, and the Chinalco Strategic Participant shall subscribe for, or purchase, 49% of the issued shares in the Iron Ore SAV for a nominal consideration; and

(B)                               as soon as practicable, appoint or maintain new or additional directors to the Iron Ore SAV board of directors so that (unless otherwise agreed in writing by Rio Tinto and Chinalco) the board comprises 5 directors, of which 3 directors shall be nominated by Rio Tinto and 2 directors shall be nominated by Chinalco.

(iii)                             Rio Tinto will ensure that the shares in the Iron Ore SAV issued or transferred will be:

(A)                             duly issued or transferred;

(B)                               credited as fully paid; and

(C)                               free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the IOSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant.

(b)                                Functions of Strategic Alliance Vehicle

The Iron Ore Strategic Participants agree that the Iron Ore SAV will have responsibility for:

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(i)                                   providing advisory and consulting services to the Iron Ore Strategic Alliance, the IOSAC or the boards of directors of Iron Ore Group Members as requested;

(ii)                                managing inter-organisational secondment opportunities in accordance with clause 1.19;

(iii)                             promoting the Iron Ore Strategic Alliance, and cooperation with relevant governments and regulatory agencies as requested by the IOSAC or Iron Ore Group Members;

(iv)                            engaging consultants as appropriate to advance these purposes;

(v)                               subject to applicable confidentiality constraints, facilitating provision of information regarding the businesses included in the Iron Ore Strategic Alliance; and

(vi)                            other matters relevant to the Parties ongoing relationship through the Iron Ore Strategic Alliance or as otherwise agreed in writing by the Strategic Participants.

(c)                                 Costs

The Strategic Participants shall contribute to the costs of operating the Iron Ore SAV in proportion to their shareholdings in the Iron Ore SAV (or as otherwise agreed in writing) by way of quarterly calls made by the Manager (or more frequent calls as considered reasonably necessary by the Manager in accordance with cash flow requirements of the Iron Ore SAV).  Funding must be provided within 30 days of such calls being made.

1.6                              Governance of Strategic Alliance — Iron Ore Strategic Alliance Committee

(a)                                 Formation

(i)                                   On the Iron Ore Completion Date, the IOSAC will be established and will be maintained so that (unless otherwise agreed in writing by the Strategic Participants) it comprises 6 representatives of which:

(A)                             4 representatives shall be appointed by the Rio Tinto Strategic Participant; and

(B)                               2 representatives shall be appointed by the Chinalco Strategic Participant.

(ii)                                The Rio Tinto Strategic Participant shall appoint one of its 4 representatives as the chairman of the IOSAC.

(b)                                Meetings

(i)                                   The IOSAC shall hold quarterly meetings, and in addition such other meetings as may be called by either of the Strategic Participants, provided that such additional meetings will not be held more than once every two months unless the Strategic Participants otherwise agree to meet more often.

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(ii)                                The IOSAC meetings shall be held in Perth, Western Australia or such other place as is agreed in writing by the Strategic Participants, or by contemporaneously linking together consenting representatives of the Strategic Participants by instantaneous communication devices, on not less than ten days’ written notice, unless otherwise agreed in writing by the Strategic Participants.

(iii)                             Each Strategic Participant may have up to 2 appointed advisors accompany their nominated representatives to IOSAC meetings.

(iv)                            The Manager will be separately represented at each meeting of the IOSAC unless the Strategic Participants otherwise agree, but the Manager’s representatives shall not have any voting rights.  Nothing in this clause 1.6(b)(iv) will prevent a Strategic Participant being represented at a meeting of the IOASC.

(v)                               Copies of:

(A)                             papers prepared by the Manager, together with the notice of meeting, will be delivered to the Strategic Participants and Iron Ore SAV in advance of each meeting of the IOSAC; and

(B)                               minutes of each IOSAC meeting shall be promptly prepared by the Manager and given to the Strategic Participants and Iron Ore SAV (subject to excluding information as required by any applicable confidentiality restrictions) as soon as reasonably practicable after each meeting.

(vi)                            A quorum of the IOSAC shall be formed by at least one representative or alternate representative from the Rio Tinto Strategic Participant and the Chinalco Strategic Participant, but a quorum may be constituted:

(A)                             by representatives of all Strategic Participants with voting rights if, and to the extent that, a Strategic Participant has lost its voting rights in accordance with clause 1.14(a); or

(B)                               by those representatives which are present, and entitled to vote, in the case of a meeting of the IOSAC which has been postponed on one previous occasion for lack of a quorum.

(vii)                         Duly passed resolutions of the IOSAC within the scope of its functions will be contractually binding as from the time at which those resolutions are passed and the Manager shall be entitled to act on the basis of those resolutions even if it has not received minutes of the relevant meetings signed by the chairman.

(c)                                 Functions

The IOSAC shall:

(i)                                   consider and, if appropriate, approve annual and supplementary programmes and budgets, and any revisions to programmes and budgets if

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any programme and budget is varied by more than 15% during the term of the programme and budget;

(ii)                                consider and, if appropriate, approve Capital Investment Proposals;

(iii)                             receive and discuss the annual strategic mine plan of the Iron Ore Group as and when updated;

(iv)                            receive and discuss any other reports and information in relation to the Iron Ore Strategic Alliance;

(v)                               provide a forum for discussion of policy and planning matters, including for consultancy and advisory services, relevant to the Iron Ore Strategic Alliance; and

(vi)                            provide a forum for discussion of any new opportunities that a Strategic Participant proposes for inclusion in the Iron Ore Strategic Alliance.

(d)                                Voting

(i)                                   Subject to clause 1.6(d)(iii), at all IOSAC meetings, all matters shall be decided by a simple majority of voting power.

(ii)                                Except as otherwise provided in the IOSAA, each Strategic Participant’s representatives are entitled to exercise voting power proportionate to that Strategic Participant’s Project Percentage.  Where a majority of votes cannot be obtained, and subject to clause 1.6(d)(iii), the Chairman (being selected from 1 of the 4 directors nominated by the Rio Tinto Strategic Participant) has an additional casting vote.

(iii)                             Decisions of the IOSAC in relation to the following matters shall require a 90% majority vote:

(A)                             transactions between any Iron Ore Group Member and a Related Corporation or a Related Party of the Rio Tinto Strategic Participant or that Iron Ore Group Member (including any material amendment to an agreement for such a transaction), unless:

(1)                                 the agreement or amendment is on arm’s length terms; or

(2)                                 the agreement or amendment is on terms applying consistently across the Rio Tinto Group;

(B)                               transactions between any Iron Ore Group Member and an Associate of:

(1)                                 the Rio Tinto Strategic Participant; or

(2)                                 a Related Corporation of that Strategic Participant or Iron Ore Group Member

(including any material amendment to an agreement for such a transaction) to the extent that such transactions are, or would if implemented be, materially adverse or detrimental to the Chinalco Strategic Participant, unless:

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(3)                                 the agreement or amendment is on arm’s length terms; or

(4)                                 the agreement or amendment is on terms applying consistently across the Rio Tinto Group;

(C)                               winding up of HI or, in the event of Fallback Completion, any one or more of HI, HIY and MBM (or any wholly owned Subsidiary); and

(D)                              amendments, variations, renewals or replacements or any Termination in relation to the IOSAA, Management Agreement, Iron Ore Sales Agency Agreement or the Iron Ore Marketing Services Agreement that:

(1)                                 relate to the marketing and/or management fee structure established under those agreements; or

(2)                                 are otherwise materially adverse or detrimental to the Chinalco Strategic Participant.

(e)                                 Constituent documents of Iron Ore SACo

The Strategic Participants will ensure that to the maximum extent practicable, but without limiting their contractual obligations under this IOSAA (including in respect of the Distribution Policy, voting rights and director nomination rights), the constituent and governing documents of each Iron Ore SACo are varied as necessary to bring them into alignment with the provisions of this clause 1.6 and as otherwise required to give effect to the arrangements contemplated by the Iron Ore SA Transaction Documents.

1.7                              Operational Management

(a)                                 Appointment and Resourcing

(i)                                   The Rio Tinto Strategic Participant will appoint a Rio Tinto Group company as the manager for the Iron Ore Strategic Alliance and for the Iron Ore Projects (the Manager) in accordance with the terms of the Management Agreement.  The Manager will:

(A)                             enjoy broad day-to-day operational discretion;

(B)                               act consistently with directions of the IOSAC; and

(C)                               act in accordance with the Management Agreement and other Iron Ore SA Transaction Documents that impose obligations on the Manager.

(ii)                                The Rio Tinto Strategic Participant will use reasonable endeavours to ensure that the Manager will have sufficient access to Rio Tinto Group services to enable it to provide the management services.

(b)                                Standard of Conduct

The Manager will conduct all its operations in a good, competent, workmanlike and commercially reasonable manner and applying suitable engineering, mining and

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processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group at its similar iron ore operations in the Pilbara (which practice must accord at least with good industry practice) and with the standard of diligence and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)                                 Strategic Participants and Related Bodies Corporate not to interfere

Except as otherwise provided in the Management Agreement or the IOSAA, each of the Strategic Participants agrees and acknowledges that the Manager shall have clear authority to manage and carry out all operational management of the Iron Ore Strategic Alliance and the Iron Ore Projects, as provided in the Management Agreement and the IOSAA.  The Strategic Participant shall not, and shall procure that their Related Corporations do not, disturb or interfere with such day-to-day management and conduct of operational management of the Iron Ore Strategic Alliance and the Iron Ore Projects by the Manager.

(d)                                Review of Performance of Key Senior Management Personnel

The Chinalco Strategic Participant will be consulted by Rio Tinto at least annually (or such shorter period as provided for under the usual policies of the Rio Tinto Group from time to time) at the request of the Chinalco Strategic Participant and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of the Iron Ore Group, RTIO Asia and the Manager.  Rio Tinto will have reasonable regard to the views expressed by the Chinalco Strategic Participant in completing management performance reviews.

(e)                                 Indemnity and Exclusion of Liabilities

(i)                                   The Manager is to be indemnified by the Strategic Participants in respect of the Iron Ore Projects, severally in proportion to their respective Project Percentages, in relation to all liabilities arising in the conduct of its role as Manager in respect of those Iron Ore Projects, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(ii)                                The Manager will not be liable (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising, in connection with the conduct of its role as Manager.

(f)                                   Marketing

(i)                                   The Manager shall provide or procure all necessary arrangements for marketing of product to which an Iron Ore Group Member has marketing rights, other than to the extent set out in this IOSAA.

(ii)                                The Manager shall provide or procure such marketing services as agent for the relevant Iron Ore Group Member on a full cost recovery basis (including indirect costs).

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(iii)                             The standard of conduct imposed on the Manager by clause 1.7(b) and all other provisions relating to the provision of management services will apply to the Manager’s provision or procurement of such marketing services.

(iv)                            The Manager may, in its sole discretion, keep in place the current marketing arrangements with RTIO Asia and the Iron Ore Group.

(g)                                Programmes and Budgets

(i)                                   The Manager shall be responsible for preparing programmes and budgets for the Iron Ore Projects for consideration by the IOSAC, the first being prepared as soon as reasonably practicable after the Completion date for the Chinalco Strategic Participant’s acquisition of a Participating Interest in the Iron Ore Projects and then an annual programme and budget to be provided at the time such programmes and budgets are usually produced for similar operations and/or assets of the Rio Tinto Group consistent with the policies and procedures of the Rio Tinto Group.

(ii)                                The Manager shall not incur expenses, including Capital Expenditure, in excess of 115% of the total expenditure specified in an approved programme and budget without the approval of the IOSAC.

(iii)                             Any expenditure limit will not constrain the Manager from undertaking expenditure that is reasonably necessary from time to time to prevent or mitigate:

(A)                             any risk to the health or safety of any persons in circumstances where they may be at risk; or

(B)                               risk of material damage to the environment or the property of any person and restore or rehabilitate in those circumstances any asset on a temporary basis.

Such emergency expenditure must be reported to the next scheduled meeting of the IOSAC.

(iv)                            The Manager may also prepare supplementary programmes and budgets, or revisions to approved programmes and budgets, as required from time to time.

1.8                              ISA Sales Co

(a)                                 Incorporation of ISA Sales Co

The Rio Tinto Strategic Participant will incorporate, or procure the incorporation by another member of the Rio Tinto Group, a new legal entity (ISA Sales Co) on or before the Iron Ore Completion Date.  ISA Sales Co will initially be a 100% owned Subsidiary of a member of the Rio Tinto Group to be incorporated in Singapore or such other jurisdiction as it determines.  On the Iron Ore Completion Date:

(i)                                   a special purpose vehicle nominated by the Chinalco Strategic Participant (such special purpose vehicle to be and remain a 100% owned Subsidiary

15

of Chinalco) (Chinalco Sales SAV) shall subscribe for or purchase 50% of the issued shares in ISA Sales Co for nominal consideration;

(ii)                                the Rio Tinto Strategic Participant will ensure that the shares issued or transferred in the ISA Sales Co will be:

(A)                             duly issued or transferred;

(B)                               credited as fully paid; and

(C)                               free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the IOSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant; and

(iii)                             as soon as practicable, the Rio Tinto Strategic Participant will, or will procure that another Rio Tinto Group Member will, appoint or maintain new or additional directors on the ISA Sales Co’s board of directors so that (unless otherwise agreed in writing by the Parties) it comprises 6 directors of which 3 directors shall be nominated by the Rio Tinto Strategic Participant and 3 directors shall be nominated by the Chinalco Strategic Participant; and

(iv)                            the Rio Tinto Strategic Participant will appoint one of the 3 directors nominated by it as the Chairman (from time to time).

(b)                                Appointment as Sales Agent

On the Iron Ore Completion Date:

(i)                                   RTIO Asia (or an affiliate) will appoint ISA Sales Co as its sales agent for the purposes of marketing twice the Chinalco Strategic Participant’s Project Percentage on the terms and conditions set out in the Iron Ore Sales Agency Agreement; and

(ii)                                RTIO Asia will commence the provision of such marketing services to ISA Sales Co in accordance with the terms of the Iron Ore Marketing Services Agreement.

(c)                                 Assistance to ISA Sales Co

To assist ISA Sales Co in performing that role, RTIO Asia (or an affiliate) shall ensure that ISA Sales Co receives and benefits from any best practice which the Rio Tinto centre of excellence develops from time to time.

1.9                              Conversion of Strategic Asset Tracking Notes

(a)                                 The Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by HI will confer on the Chinalco Strategic Participant the rights of conversion set out in clauses 1.9(a)(i)-(v) below reflecting the Chinalco Strategic Participant’s Project Percentage in the Iron Ore Projects, upon the first to occur of any of the following events:

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(i)                                   a disposal by the Rio Tinto Strategic Participant of all or a majority of its shares in HI, if following the disposal HI:

(A)                             provides written notice to the Chinalco Strategic Participant that it is challenging the validity or enforceability of the Strategic Asset Tracking Notes, or otherwise commences legal proceedings to do so; and

(B)                               on that basis, has either subsequently defaulted, or threatened to default, on the payment of the coupon amount due to the Chinalco Strategic Participant pursuant to the Strategic Asset Tracking Notes;

(ii)                                there is a change in the ultimate control of the Rio Tinto Strategic Participant, and, following the change of control, the Rio Tinto Strategic Participant:

(A)                             provides written notice to the Chinalco Strategic Participant that it is challenging the validity or enforceability of the Strategic Asset Tracking Notes, or otherwise commences legal proceedings to do so; and

(B)                               on that basis, has either subsequently defaulted, or threatened to default, on a payment of the coupon amount due to the Chinalco Strategic Participant pursuant to the Strategic Asset Tracking Notes;

(iii)                             the Rio Tinto Strategic Participant lists its shares in an Iron Ore Group Member which has issued Strategic Asset Tracking Notes on any public stock exchange;

(iv)                            an Insolvency Event occurs in respect of HI or an Iron Ore Group Member which has issued Strategic Asset Tracking Notes; or

(v)                               all Strategic Participants agree in writing to such conversion.

(b)                                In the event of occurrence of a conversion event pursuant to any of clauses 1.9(a)(i)-(v) above, the Chinalco Strategic Participant shall have the right, but not obligation, to convert its Strategic Asset Tracking Notes into a number of ordinary voting shares in the relevant Iron Ore Group Member, such that, immediately following election for conversion, the relevant Iron Ore Group Member shall issue to the Chinalco Strategic Participant that number of shares in the relevant Iron Ore Group Member such that, upon issue, it would hold an equivalent percentage of the relevant Iron Ore Group Member’s issued capital to the Chinalco Strategic Participant’s Project Percentage, in accordance with principles to be agreed and the terms of the Strategic Asset Tracking Notes.

(c)                                 The Iron Ore Group Member which issued the Strategic Asset Tracking Notes being converted will ensure that the shares issued as a result of such conversion will be:

(i)                                   duly issued;

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(ii)                                credited as fully paid; and

(iii)                             free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the IOSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed in writing, created or permitted by the Chinalco Strategic Participant.

(d)                                If an Insolvency Event or any other event or circumstance prevents the conversion of Strategic Asset Tracking Notes into shares, the Chinalco Strategic Participant will be entitled to share in any remaining surplus funds in the winding up of HI in accordance with and to the extent specified in the Strategic Asset Tracking Notes.

(e)                                 Subject to Part 7 of the Distribution Policy and clause 24.8 of the CIA, the cost of any duty or tax arising in connection with the conversion shall be for the account of:

(i)                                   in the event of conversion pursuant to clause 1.9(a)(iv) — the relevant Rio Tinto Strategic Participant;

(ii)                                in the event of a conversion pursuant to clause 1.9(a)(i) or clause 1.9(a)(ii) — the new controller of the Rio Tinto Strategic Participant or the new Strategic Participant (as applicable);

(iii)                             in the event of conversion pursuant to clause 1.9(a)(v) — either Strategic Participant as agreed; and

(iv)                            in the event of conversion pursuant to clause 1.9(a)(iii) — the Iron Ore Group Member which has issued Strategic Asset Tracking Notes on the applicable stock exchange.

1.10                       Funding of Non-Capital Expenditure

(a)                                 Definition

Non-Capital Expenditure means all expenditure and cash flow requirements which are not Capital Expenditure (but excluding expenditure or cash flow requirements relating to an Excluded Asset).  For the avoidance of doubt, expenditure and cash flow requirements include all inflows and outflows of cash and cash equivalents from operating, financing and investment activities, as determined in accordance with applicable current accounting practices as applied by the Rio Tinto Group.

(b)                                Funding Arrangements for Non-Capital Expenditure

The Strategic Participants shall fund any Non-Capital Expenditure of each Iron Ore Group Member as follows:

(i)                                   where the Manager notifies the Strategic Participants that the required cash balance which an Iron Ore Group Member must retain in the working capital account established under the Distribution Policy for the purpose of meeting Non-Capital Expenditure cannot be funded from cash-flows in accordance with the Distribution Policy, and that an additional amount (as specified in the notice) is required to be met, the Strategic Participants shall make good that additional amount by paying their respective shares

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of that amount, pro rata on a several basis in proportion to their respective Project Percentages in the Iron Ore Projects, to the Manager, and such payment shall be credited to the working capital account;

(ii)                                each such payment shall be made within 21 days of the notice; and

(iii)                             unless otherwise agreed with the relevant Iron Ore Group Member, each such payment shall be made in accordance with the Distribution Policy.

1.11                       Funding of Capital Expenditure

(a)                                 Definitions

(i)                                   Capital Expenditure means all capital expenditure (and any expenditure on leasing, licensing or acquiring the right to use any asset) incurred or required to be incurred by an Iron Ore Group Member, including capital expenditure for an acquisition or expansion, as determined on a basis consistent with Rio Tinto Group policies (but excluding Capital Expenditure relating to an Excluded Asset).

(ii)                                Sustaining Capex means Capital Expenditure that is necessary or that is reasonably required having regard to good operating practice for cost effective operation, but does not include Capital Expenditure that gives rise to a material increase of the capacity or production of an operation or part thereof to which that Capital Expenditure relates, other than an increase which is incidental to, or arises as a result of, technical or technological advancement in respect of the asset or part of the asset to which that Capital Expenditure relates.

(iii)                             Mandatory Capex means Capital Expenditure required pursuant to a statutory or regulatory obligation, or otherwise required by law, or required to allow safe operating practice.

(b)                                Obligation to Fund Mandatory and Sustaining Capex

The Strategic Participants will be obliged to fund all Mandatory Capex or Sustaining Capex which has been approved by the IOSAC in accordance with quarterly calls by the Manager (or more frequently as permitted under the Management Agreement).  Such funding must be provided in accordance with clause 1.11(e) below.

(c)                                 Other Capex up to and including US$250 million

If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal (whether in respect of an expansion or acquisition), not including Sustaining Capex or Mandatory Capex, with a budget of up to and including US$250 million (Indexed), and that Capital Investment Proposal has been approved by the IOSAC, then the Strategic Participants will be obliged to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as permitted under the Management Agreement).  Such funding must be provided in accordance with clause 1.11(e) below.

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(d)                                Capex above US$250 million

(i)                                   If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal, not including Sustaining Capex or Mandatory Capex, with a budget of more than US$250 million (Indexed), and that Capital Investment Proposal has been approved by the IOSAC for the operation or project, the Chinalco Strategic Participant must elect immediately (or in any event within 14 days) following approval of the investment either to:

(A)                             contribute to that Capital Investment Proposal, in which case the Strategic Participants will be required to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as required), and such funding must be provided in accordance with clause 1.11(e) below; or

(B)                               not contribute to that Capital Investment Proposal, in which case the Rio Tinto Strategic Participant may elect either:

(1)                                 not to proceed with the Capital Investment Proposal; or

(2)                                 to proceed with the Capital Investment Proposal and fund 100% of that Capital Investment Proposal itself by way of undated interest free loan, in which case the Chinalco Strategic Participant’s Participating Interest in the relevant Iron Ore Project will be diluted, but the Chinalco Strategic Participant will not be in default of any of its obligations under the terms of the relevant Strategic Asset Tracking Notes (if applicable) or the IOSAA as a result.

If the Chinalco Strategic Participant fails to make such an election within 14 days of IOSAC approval, it is deemed to have elected not to contribute to the Capital Investment Proposal.

The adjustment to a Strategic Participant’s Project Percentage in the Iron Ore Projects through dilution will be determined in accordance with the following formula:

NPP =	PV	X	PP
PV + CIP

Where:

NPP is the new Project Percentage of the diluted Strategic Participant after the application of the formula;

PP is the Project Percentage of the diluted Strategic Participant before the application of the formula;

PV is the fair market value of the assets of the relevant Iron Ore Projects at the date of election not to contribute;

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CIP is the greater of:

(i)            the projected fair market value of the assets created by the Capital Investment Proposal, at the projected date of practical completion of the relevant Capital Investment Proposal; and

(ii)           the projected amount of the capital to be contributed to the Capital Investment Proposal.

The dilution will be determined as at the date of the diluted Strategic Participant’s election not to contribute, but only takes effect on the date of actual practical completion of the relevant Capital Investment Proposal.

For the purposes of this formula:

(C)           The relevant fair market values will be the values agreed in writing by the Strategic Participants or if the Strategic Participants are unable to reach agreement on the relevant fair market values, on referral by either Strategic Participant, the relevant fair market values shall be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.11(d).

(D)          In determining the relevant fair market values, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager, and make the determination independently having due regard to relevant matters including, without limitation:

(1)           current and projected demand and supply conditions in the global iron ore market;

(2)           likely trends in iron ore quality specifications and pricing;

(3)           likely timing and scale of development and/or expansion of the iron ore deposits;

(4)           quantum and nature of iron ore reserves and resources;

(5)           projected capital and operating costs of development and/or expansion over project life; and

(6)           the global competitiveness of the iron ore product produced by the Iron Ore Projects.

(ii)           Dilution shall be implemented by:

(A)          the relevant Project Percentage of the Rio Tinto Strategic Participant will be increased to 100% minus NPP (determined in accordance with the formula above);

(B)           the conversion ratio of the Strategic Asset Tracking Notes being adjusted in accordance with the terms of the Strategic Asset Tracking Notes; and

(C)           the diluted Chinalco Strategic Participant assigning a proportion of its Participating Interest (except for the Strategic Asset Tracking

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Notes) equal to the amount by which its Project Percentage has been diluted pursuant to this clause 1.11.

(e)           Funding Arrangements for Capital Expenditure

The Strategic Participants shall fund any Capital Expenditure of each Iron Ore Group Member which they are required to fund under clauses 1.11(b), (c) or (d) as follows:

(i)            where the Manager notifies the Strategic Participants that an Iron Ore Group Member requires a cash amount on a specific date (as specified in the notice) to fund an amount of such Capital Expenditure, the Strategic Participants shall severally make payment of their respective shares of that amount, pro rata in proportion to their respective Project Percentages, to the Manager, and such amount shall be credited to the capital expenditure account established under the Distribution Policy;

(ii)           each such payment shall be made on or before the date specified in the Manager’s notice (which may not be less than 21 days from the date of the notice); and

(iii)          unless otherwise agreed with the relevant Iron Ore Group Member, each such amount shall constitute an undated interest free loan to the Iron Ore Group Member.

(f)            Capex Reporting

Where any Capital Expenditure item of US$100 million (Indexed) or greater in respect of an approved programme and budget (a Material Capital Expenditure Item) is proposed, the Manager will notify the Chinalco Strategic Participant of the Material Capital Expenditure Item including details of the proposed Capital Expenditure and the reasons and basis upon which it will be incurred.

(g)           Capital Expenditure Authorisation Process

Capital Expenditure will be subject to a capital expenditure authorisation process applied by the Manager on a basis consistent with that which the Rio Tinto Group applies in relation to its other similar operations.

1.12        Distributions

(a)           The Strategic Participants will receive their respective shares of cash distributions in proportion to their respective Project Percentages, in accordance with and subject to:

(i)            the Distribution Policy; and

(ii)           where relevant, the terms and conditions of the Strategic Asset Tracking Notes.

(b)           The Manager, the Strategic Participants and each Iron Ore Group Member shall comply with the provisions of the Distribution Policy.

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1.13        Support for Rio Tinto Loans, Guarantees and other Liability Arrangements

(a)           Definition

For the purposes of this clause 1.13, Liability Arrangement means a loan or other form of financial accommodation or obligation or a guarantee, indemnity, letter of comfort or other assurance against loss, to or for the benefit of:

(i)            a Third Party; or

(ii)           a consortium, partnership, limited partnership, incorporated or unincorporated joint venture, syndicate or other group in which an Iron Ore Group Member is a participant (each a Joint Venture), and in each case in respect of either:

(iii)          an Iron Ore Group Member, including in connection with its participation in a Joint Venture; or

(iv)          an entity from whom assets were transferred to an Iron Ore Group Member as part of the Reorganisation Steps,

and which relates to the funding of, or is otherwise provided in connection with, the Iron Ore Projects.

It includes, without limitation, HI’s obligation pursuant to the terms of the Bao-HI Ranges Joint Venture Mine Construction Contract dated 22 June 2002 (such obligation to be acquired from Ranges Mining Pty Ltd (a wholly owned subsidiary of Hamersley Holdings Limited)) to fund the construction costs associated with the Western Ranges mine to the extent that the actual construction costs exceed $60,218,000.

The Rio Tinto Strategic Participant will use its best endeavours to identify to the Chinalco Strategic Participant any other existing Liability Arrangements prior to Completion of the Chinalco Strategic Participant’s acquisition of its Participating interest and on Completion, will provide the Chinalco Strategic Participant with a list of the existing Liability Arrangements identified as at that date.

(b)           Obligation to Provide Support

If a member of the Rio Tinto Group has provided or provides any Liability Arrangement, the Chinalco Strategic Participant must provide support, commensurate with its Project Percentage in the Iron Ore Projects, in respect of the Liability Arrangement, in accordance with this clause 1.13.

(c)           Method of Providing Support

The Chinalco Strategic Participant must provide support:

(i)            in the case of a loan facility or other Liability Arrangement involving the provision of cash (a Funded Arrangement), by making a cash deposit (which, for the avoidance of doubt, is not a ‘cash flow’ under the Distribution Policy) with the relevant member of the Rio Tinto Group in an amount equal to its Project Percentage of the amount of the Funded Arrangement from time to time (but excluding the amount of any such loan

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made prior to the date of Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in the Iron Ore Projects);

(ii)           in the case of a guarantee or other Liability Arrangement which does not involve the provision of cash (an Unfunded Arrangement), by providing an indemnity to the relevant member of the Rio Tinto Group for a proportion of the relevant liability under that Unfunded Arrangement equal to its Project Percentage, and any proportion of the relevant liability that would otherwise be retained by the relevant member of the Rio Tinto Group in excess of the Project Percentage of the Rio Tinto Strategic Participant from time to time, where the excess has arisen as a result of any exercise of rights by the Chinalco Strategic Participant under this IOSAA or the Participant Charge that has the effect of reducing the Rio Tinto Strategic Participant’s Project Percentage without its liability in respect of the Unfunded Arrangement being released, or (in any case) in any other manner agreed in writing between the Strategic Participants.

(d)           Time for Providing Support

The support to be provided by the Chinalco Strategic Participant under this clause 1.13 must be provided:

(i)            in the case of an existing Liability Arrangement described in clause 1.13(a), upon the acquisition of its Participating Interest;

(ii)           in the case of an existing Liability Arrangement not described in clause 1.13(a)(i):

(A)          if the Chinalco Strategic Participant is notified of such existing Liability Arrangement prior to Completion, by the end of the next quarter after the Completion Date; and

(B)           if the Chinalco Strategic Participant is notified after Completion of such existing Liability Arrangement, by the end of the next quarter after such notification; and

(iii)          in the case of a Liability Arrangement created subsequent to Completion, or an increase in the amount of a Liability Arrangement, at, or as soon as possible following, the time of creation or increase.

(e)           Accounting for Repayments and Other Receipts

If a member of the Rio Tinto Group receives any interest or other return on, or any repayment, reimbursement or other recovery in respect of, any Liability Arrangement in respect of which the Chinalco Strategic Participant has:

(i)            provided support as required under this clause 1.13; and

(ii)           complied with its indemnity or other obligations under the support provided,

the Rio Tinto Strategic Participant must procure that the relevant member of the Rio Tinto Group accounts to the Chinalco Strategic Participant for the relevant

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Project Percentage of the net amount received.  No member of the Rio Tinto Group will be required to reimburse or compensate the Chinalco Strategic Participant for any withholding tax or other deduction required to be made from any amount received by the Rio Tinto Group entity, or from any amount to be paid to the Chinalco Strategic Participant under this clause 1.13(e).

(f)            Release of Support

Where the relevant Liability Arrangement provided by a member of the Rio Tinto Group is cancelled, released or reduced the relevant Rio Tinto Group Member will:

(i)            in the case of an Unfunded Arrangement, promptly release and return all or the relevant part of the Chinalco Strategic Participant’s support for that Unfunded Arrangement; and

(ii)           in the case of a Funded Arrangement, promptly return the Chinalco Strategic Participant’s proportionate interest (commensurate with its Project Percentage) of the undrawn amount of that Funded Arrangement (if any) (again, for the avoidance of doubt, not being a ‘cash flow’ under the Distribution Policy).

1.14        Default

(a)           Suspension of Voting Rights

If the Chinalco Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.10, 1.11(b), 1.11(c), 1.11(d) or 1.13:

(i)            its voting rights in relation to the Iron Ore Projects will be suspended; and

(ii)           its nominated directors on the board of HI will not be entitled to vote in relation to matters involving the Iron Ore Projects (although they will remain entitled to participate in the relevant deliberations), until the Chinalco Strategic Participant has fully remedied the default in accordance with clause 1.14(d).

(b)           Payment by Non-Defaulting Strategic Participant

(i)            Where the Chinalco Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.10, 1.11(b), 1.11(c), 1.11(d) or 1.13, the Manager will promptly notify all Strategic Participants of the default.

(ii)           Following receipt of the written notice given pursuant to clause 1.14(b)(i), the Rio Tinto Strategic Participant may choose to fund all or any part of the amount not paid by the Chinalco Strategic Participant.  If it does so, the Chinalco Strategic Participant must reimburse it on demand for the amount of funding provided.  The amount of such funding provided:

(A)          will be a debt due and payable by the Chinalco Strategic Participant to the Rio Tinto Strategic Participant; and

(B)           without limiting any other right of recovery, can be deducted from the price at which the purchase option described below may be exercised by the Rio Tinto Strategic Participant.

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(c)           Interest on Amounts Due to Non-Defaulting Strategic Participant

Interest accrues on each amount which is due and payable by the Chinalco Strategic Participant to the Rio Tinto Strategic Participant under clause 1.14(b)(ii)(A):

(i)            on a daily basis from the due date up to the date of actual payment;

(ii)           both before and after judgment (as a separate and independent obligation); and

(iii)          at the rate which is the sum of the Interest Rate plus a margin of 3%, calculated for successive periods of one month, with the first period commencing on the due date of the amount on which interest is payable.

The Chinalco Strategic Participant must pay interest accrued under this clause on demand by the Rio Tinto Strategic Participant to which it is owed or, if no demand is made, on the last day of each month.  The interest is payable in the currency of the unpaid amount on which it accrues.

(d)           Remedy of default

A default by the Chinalco Strategic Participant on a funding obligation pursuant to clauses 1.10, 1.11(b), 1.11(c), 1.11(d) or 1.13 will not be regarded as remedied unless and until each of the following has been reimbursed to the Rio Tinto Strategic Participant or paid by the Chinalco Strategic Participant:

(i)            any amount due from the Chinalco Strategic Participant under clause 1.14(b)(ii);

(ii)           any costs of enforcement or recovery, or attempted enforcement or recovery, incurred by the Rio Tinto Strategic Participant in consequence of the default;

(iii)          any loss, cost, liability or expense sustained or incurred by the Rio Tinto Strategic Participant as a consequence of the default; and

(iv)          any interest owing by the Chinalco Strategic Participant in respect of any of the foregoing.

For the avoidance of doubt, a default in respect of an Unfunded Arrangement will not be regarded as remedied unless and until the Chinalco Strategic Participant has provided the relevant indemnity in accordance with clause 1.13(c)(ii).

(e)           Purchase Option for Rio Tinto

(i)            If the Chinalco Strategic Participant defaults on a funding obligation pursuant to any of clauses 1.10, 1.11(b), 1.11(c), 1.11(d) or 1.13 to the Manager or any Iron Ore Group Member, and that default is either:

(A)          not remedied in accordance with clause 1.14(d) within 30 days of its occurrence, then the Rio Tinto Strategic Participant shall have the option to purchase the Chinalco Strategic Participant’s Participating Interest at its then current fair market value (calculated in accordance with clause 1.14(e)(iii)-(iv)); or

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(B)           remedied in accordance with clause 1.14(d) within 30 days of its occurrence, then the purchase option lapses and is of no further effect.

(ii)           The Rio Tinto Strategic Participant must determine whether to exercise that purchase option within 30 days of receiving notice of the fair market value of the Chinalco Strategic Participant’s Participating Interest (as determined in accordance with the process set out below).  Any offer to purchase the Chinalco Strategic Participant’s Participant Interest pursuant to this clause 1.14(e) shall be conditional upon the Rio Tinto Strategic Participant obtaining all necessary Authorisations within 150 days from the date on which the election to exercise the purchase option is made.

(iii)          The fair market value of the Participating Interest of the Chinalco Strategic Participant will be the value agreed in writing by the Strategic Participants, or if the Strategic Participants have not reached agreement on the relevant fair market value, the fair market value shall, on referral by either Strategic Participant be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.14(e).

(iv)          In determining the fair market value of the Chinalco Strategic Participant’s Participating Interest, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager and make the determination independently having due regard to relevant matters including, without limitation:

(A)          current and projected demand and supply conditions in the global iron ore market;

(B)           likely trends in iron ore quality specifications and pricing;

(C)           likely timing and scale of development and/or expansion of iron ore deposits;

(D)          quantum and nature of iron ore reserves and resources;

(E)           projected capital and operating costs of development and/or expansion over project life; and

(F)           the global competitiveness of the iron ore product produced by the Iron Ore Projects.

(v)           Any purchase option in relation to a Participating Interest arising under this clause 1.14(e):

(A)          may be exercised by giving written notice to the Chinalco Strategic Participant, such notice containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value); and

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(B)           if exercised, it shall be implemented by way of the Chinalco Strategic Participant transferring to the Rio Tinto Strategic Participant all of its Participating Interest in consideration for payment by the Rio Tinto Strategic Participant of the applicable price specified in the notice.

(f)            Dilution

(i)            If the Rio Tinto Strategic Participant:

(A)          does not exercise its option to purchase the Chinalco Strategic Participant’s Participating Interest in the Iron Ore Projects, within 30 days of receiving notice of the fair market value of the Chinalco Strategic Participant’s Participating Interest; or

(B)           is unable to complete the purchase within 150 days from the date on which the election to purchase the Chinalco Participant’s Participating Interest is made (other than because of any act or omission of the Chinalco Strategic Participant, which was either intended to delay or frustrate completion of the purchase or was otherwise commercially unreasonable), the purchase option lapses and the Chinalco Strategic Participant’s Participating Interest will be diluted with retrospective effect as of the date of the funding default.

(ii)           If, during the period between the funding default and determination of the relevant new Project Percentages, calls, dividends, distributions or loan repayments have been made on the basis of the pre-dilution Project Percentages (except for dividends and distributions relating to a period prior to the funding default), once the new Project Percentages have been determined pursuant to clause 1.14(f)(iii)-(iv) below, the Strategic Participants will discuss and seek to agree, or failing agreement, and on referral by either Strategic Participant, will have determined pursuant to clauses 1.11(d)(i)(C)-(D) by an Independent Expert in accordance with the MDRD, the appropriate adjustments to be made to give retrospective effect to the new Project Percentages and HI or RTIO Asia (as applicable) and the Strategic Participants will make all necessary payments and take all other necessary steps in order to give effect to the adjustments determined by the Strategic Participants or the Independent Expert (as applicable).

(iii)          The adjustment to the Chinalco Strategic Participant’s Project Percentage in the Iron Ore Projects through dilution on default will be determined in accordance with the following formula:

NPP =	PV	X	PP
PV + CA

Where:

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NPP is the new Project Percentage of the Chinalco Strategic Participant after the application of the formula;

PP is the Project Percentage of the Chinalco Strategic Participant before the application of the formula;

PV is the fair market value of the Iron Ore Project Assets at the date of the funding default (excluding, for the avoidance of doubt, the amount funded by the Rio Tinto Strategic Participant in respect of the funding obligation the subject of the default);

CA is the amount contributed by the Rio Tinto Strategic Participant that is the subject of the default (including any amount funded by the Rio Tinto Strategic Participant in accordance with clause 1.14(b)(ii)).

(iv)          Dilution shall be implemented by:

(A)          the Project Percentage of the Rio Tinto Strategic Participant being increased to 100% minus NPP (as determined in accordance with the formula above);

(B)           the conversion ratio of the Strategic Asset Tracking Notes being adjusted in accordance with the terms of the Strategic Asset Tracking Notes; and

(C)           the Chinalco Strategic Participant assigning to the Rio Tinto Strategic Participant a proportion of its Participating Interest (except for the Strategic Asset Tracking Notes) equal to the amount by which its Project Percentage has been diluted.

(v)           If the Chinalco Strategic Participant’s Participating Interest is diluted in accordance with this clause 1.14(f), then:

(A)          the Rio Tinto Strategic Participant must, if it has not already done so, fund the amount represented by CA in the formula in clause 1.14(e)(iii); and

(B)           the Chinalco Strategic Participant will be taken to have satisfied its obligation to fund that amount or, if the Rio Tinto Strategic Participant has funded it, to reimburse the Rio Tinto Strategic Participant in respect of the amount under clause 1.14(b)(ii).

1.15        Assignment

(a)           Direct Dealings in Strategic Alliance Interest

(i)            The Chinalco Strategic Participant may only Dispose of the whole or any part of its Participating Interest as expressly permitted to do so under this clause 1.15 and clauses 1.11, 1.14 and 1.15(j)(i).

(ii)           For the purposes of this clause 1.15, Dispose means to sell, transfer, assign, part with possession of, create a security interest over, declare oneself a trustee of, or otherwise dispose of the relevant assets, rights or property.

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(b)           Partial Disposals

(i)            The Chinalco Strategic Participant may only Dispose of part of its Participating Interest:

(A)          with the prior written consent of the Rio Tinto Strategic Participant; or

(B)          by exercising up to two rights to make a single partial Disposal provided that:

(1)           the Disposal is permitted under clauses 1.15(c) (Pre-approved SOEs) or 1.15(d) (Right of First Offer) and complies with the other requirements of this clause 1.15;

(2)           such partial Disposal does not result in more than 3 holders of the Chinalco Strategic Participant’s previous collective Participating Interest; and

(3)           once the Chinalco Strategic Participant effects a first partial transfer, either it or its transferee (as agreed in writing between the Chinalco Strategic Participant and the partial transferee) but not both may exercise the right to effect one further partial transfer.

(ii)           A partial Disposal by the Chinalco Strategic Participant under clause 1.15(b)(i) will only be permitted to the extent that the Chinalco Strategic Participant ensures that the two (or three) holders of the Chinalco Strategic Participant’s previous collective Participating Interest (Partial Holders) must:

(A)          nominate a single Partial Holder who will be responsible, on behalf of all the Partial Holders, for nominating their 2 representatives on the IOSAC and director on the board of HI and exercising any rights (excluding any Personal Rights of the Chinalco Strategic Participant); and

(B)          despite that restriction, still be able to direct such representatives on the IOSAC to:

(1)           exercise separate voting rights for each Partial Holder in respect of decisions regarding whether to contribute to Capital Expenditure or whether to have their Participating Interest diluted for Capital Investment Proposals above US$250 million (Indexed); and

(2)           exercise rights upon default.

If the Chinalco Strategic Participant fails to ensure that the requirements of this clause 1.15(b)(ii) apply to Partial Holders and are complied with, all Partial Holders will have their voting rights suspended pursuant to clause 1.14(a) as if this was a funding default, until the Chinalco Strategic Participant remedies the failure by making arrangements to the reasonable

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satisfaction of the Rio Tinto Strategic Participant to ensure future compliance.

(iii)          These Iron Ore Strategic Alliance Terms and Conditions have been prepared to regulate the rights and obligations of the initial Strategic Participants in a legally binding manner.  It is contemplated that the definitive documentation can include definitive provisions regarding how the IOSAA will apply in circumstances where one or both initial Strategic Participants have made partial assignments of their Participating Interests, including an appropriate revision of the dilution formulas.

(c)           Pre-approved SOEs

(i)            The Chinalco Strategic Participant may Dispose of the whole (or, subject to clause 1.15(b)(i)(B), part) of its Participating Interest to a Pre-approved SOE without triggering the right of first offer provided for in clause 1.15(d) or requiring the Rio Tinto Strategic Participant’s consent, but if the transferee ceases to be a Pre-approved SOE, the Rio Tinto Strategic Participant has an option to purchase the Participating Interest for an amount equal to the Determined Pre-emption Price in accordance with clause 1.15(d)(iii).  If the Chinalco Strategic Participant proposes to transfer its Participating Interest to a Pre-approved SOE (or where such an entity will become the new ultimate controller of the Chinalco Strategic Participant or the Chinalco Strategic Participant’s Participating Interest), it must give the Rio Tinto Strategic Participant notice within 15 days.

(ii)           If the Chinalco Strategic Participant:

(A)          holds its Participating Interest through a Subsidiary (SA Vehicle), and the SA Vehicle ceases to be a wholly owned Subsidiary of Chinalco or any Pre-approved SOE; or

(B)          ceases to be a Pre-approved SOE,

then the Rio Tinto Strategic Participant will have the option to purchase the Chinalco Strategic Participant’s Participating Interest at its then current fair market value within 30 days of receiving notice of the fair market value of such Participating Interest (determined in accordance with the valuation process set out in clauses 1.14(e)(iii)-(iv)).

(iii)          If the Rio Tinto Strategic Participant does not exercise that option, and in the reasonable opinion of the Rio Tinto Strategic Participant, the new controller of the SA Vehicle does not meet the criteria set out in relation to a transferee in clause 1.15(d)(v), then the Chinalco Strategic Participant (or the subsequent assignee or successor) must procure that the new controller retransfers the Participating Interest to the Chinalco Strategic Participant (or another Pre-approved SOE).

(d)           Right of First Offer

(i)            Subject to clauses 1.15(d)(iv) and 1.15(c), if the Chinalco Strategic Participant proposes to Dispose of all or any part of its Participating

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Interest to any third party (other than to a Pre-approved SOE in accordance with clause 1.15(c)) pursuant to a bona fide offer (Proposed Disposal), it may first give to the Rio Tinto Strategic Participant a notice (Notice of Intention) which specifies the Participating Interest that is the subject of the Proposed Disposal (Sale PI).  The Chinalco Strategic Participant shall not give a Notice of Intention pursuant to this clause 1.15(d)(i) more than once every year.

(ii)           If the Chinalco Strategic Participant gives a Notice of Intention pursuant to clause 1.15(d)(i), the Rio Tinto Strategic Participant shall have 10 Business Days from receiving the Notice of Intention to provide written notice (Initial Notice of Offer) to the Chinalco Strategic Participant setting out its intention to offer to acquire the Sale PI from the Chinalco Strategic Participant for cash consideration equal to the fair market value for the Sale PI (determined in accordance with the valuation process set out in clauses 1.14(e)(iii)-(iv)).

(iii)          Within 5 Business Days of the date on which the Strategic Participants or the Independent Expert (as applicable) determines the fair market value of the Sale PI (the Determined Pre-emption Price), the Chinalco Strategic Participant shall provide written notice to the Rio Tinto Strategic Participant setting out whether or not it wishes to sell the Sale PI at the Determined Pre-emption Price (the First Sale Notice).

(iv)          If the Chinalco Strategic Participant gives notice that it wishes to sell the Sale PI to the Rio Tinto Strategic Participant pursuant to clause 1.15(d)(ii), then the Rio Tinto Strategic Participant must elect whether it wishes to purchase the Sale PI, by giving notice of irrevocable acceptance of the offer within 30 days of the date of receipt of the First Sale Notice.  Any offer to purchase the Sale PI by the Rio Tinto Strategic Participant pursuant to this clause 1.15(d)(iv) shall be conditional upon the Rio Tinto Strategic Participant obtaining all necessary Authorisations, and accordingly being able to complete the purchase within 150 days of the date on which the election to purchase the Sale PI is made.

(v)           If the Rio Tinto Strategic Participant does not elect to purchase the Sale PI pursuant to clause 1.15(d)(iii), or is unable to complete the purchase within 150 days of the date on which the election to purchase the Sale PI is made (other than because of any act or omission of the Chinalco Strategic Participant, which was either intended to delay or frustrate completion of the purchase or was otherwise commercially unreasonable), then the Chinalco Strategic Participant shall be entitled to sell the Sale PI for a cash consideration at least equal to the Determined Pre-emption Price for a period of 90 days, from either:

(A)          the date on which the Rio Tinto Strategic Participant elects not to purchase the Sale PI; or

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(B)          the expiry of the 150 day period (or such earlier date on which the Rio Tinto Strategic Participant acknowledges that it will not be able to complete the purchase), whichever date is applicable.  However, any such sale of the Sale PI by the Chinalco Strategic Participant pursuant to this clause 1.15(d) is subject to the following conditions:

(C)          the sale must not be subject to any arrangement or adjustment which effectively reduces the cost of acquisition to the purchaser;

(D)          the Chinalco Strategic Participant shall provide sufficient information to demonstrate to the Rio Tinto Strategic Participant’s reasonable satisfaction that the transferee is:

(1)           reputable, solvent and has the capacity and expertise to participate effectively in the Iron Ore Projects; and

(2)           rated, or is not rated but is capable of being rated, BBB+ or better by Standard and Poor’s or Baa1 or better by Moody’s, or is guaranteed (by a guarantee in form and substance satisfactory to the Rio Tinto Strategic Participant, acting reasonably) by an entity that is so rated; or

(3)           to the extent that the transferee is not rated, the Rio Tinto Strategic Participant is satisfied (acting reasonably) that the transferee meets the prevailing criteria for such rating (from time to time) as if the transferee had been rated pursuant to clause 1.15(d)(v)(D)(2);

(E)           the sale shall be effected by way of a binding agreement entered into within the 90 day period referred to in this clause 1.15(d)(v); and

(F)           the transfer shall be effected and completed within 150 days of the signing of that binding sale agreement.

(vi)          If, following the processes set out in clauses 1.15(d)(i)-(iv) above, the Chinalco Strategic Participant wishes to sell the Sale PI (the Second Proposed Disposal) for a cash consideration price (the Second Offer Price) which is lower than the Determined Pre-emption Price, then the Chinalco Strategic Participant must first offer to sell the Sale PI to the Rio Tinto Strategic Participant at the Second Offer Price and the Rio Tinto Strategic Participant shall have a period of 10 Business Days in which to elect to purchase the Sale PI at the Second Offer Price.  If the Rio Tinto Strategic Participant does not elect to purchase the Sale PI pursuant to this clause 1.15(d)(vi) by giving a notice of irrevocable acceptance of the offer, then the Chinalco Strategic Participant shall have 90 days in which to elect to Dispose of the Sale PI, for a cash consideration at least equal to the Second Offer Price, provided the sale is not subject to any arrangement or

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adjustment which effectively reduces the cost of acquisition to the purchaser, and provided further that the provisions of clauses 1.15(d)(v)(B)-(F) shall equally apply.

(vii)         A Strategic Participant may Dispose of the whole (but not part only) of its Participating Interest (in the Chinalco Strategic Participant’s case without triggering the first right of offer) provided that the transfer is to a Subsidiary of the transferring Strategic Participant (or to a wholly owned Subsidiary of its ultimate parent company).  If it does so:

(A)          the Strategic Participant will remain liable for the performance of its obligations under the IOSAA in relation to the Iron Ore Projects; and

(B)          if a transferee of the Chinalco Strategic Participant ceases to be a Subsidiary of the Chinalco Strategic Participant (and does not become or remain a Pre-approved SOE), the Rio Tinto Strategic Participant has an option to purchase the Participating Interest for a Determined Pre-emption Price in accordance with clause 1.15(d)(iii).

(e)           Personal Rights

(i)            Personal Rights will not accrue to any transferee of the Rio Tinto Strategic Participant or the Chinalco Strategic Participant’s Participating Interest or for the benefit of any new controller of the Chinalco Strategic Participant’s Participating Interest.

(ii)           Where the Chinalco Strategic Participant’s Participating Interest is to be transferred to a Pre-approved SOE or a Pre-approved SOE becomes the new ultimate controller, the Rio Tinto Strategic Participant will give reasonable consideration to, and may in its ultimate discretion consent to, some or all Personal Rights accruing to the Pre-approved SOE transferee or new controller (as applicable) where requested by the Chinalco Strategic Participant.

(f)            Minority Participation

If the Chinalco Strategic Participant’s Participating Interest falls below 5% the Rio Tinto Strategic Participant will have the option to purchase the Chinalco Strategic Participant’s Participating Interest at its then current fair market value (in accordance with the valuation process set out in clause 1.14(e)(iii)-(iv)) within 30 days of receiving notice of the fair market value of that Participating Interest, provided that if the Chinalco Strategic Participant subsequently increases its Project Percentage in the Iron Ore Projects to at least 5% the Rio Tinto Strategic Participant’s right to a purchase option shall immediately lapse and be of no further effect.

(g)           Amendment and Novation Agreements

If a Disposal of the whole or a part of its Participating Interest is to be made in accordance with this clause 1.15, the Strategic Participants must, and the

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transferring Strategic Participant must procure that the transferee will, enter into such amendment and novation documents as are necessary to ensure that the persons who will hold Participating Interests after the Disposal will have substantially the same rights and obligations (other than the applicable Personal Rights) in respect of the Iron Ore Projects as are conferred by this IOSAA on the existing holders of Participating Interests.

(h)           Requirements for all Permitted Disposals

Unless otherwise agreed in writing by all Strategic Participants, no Disposal that would otherwise be permitted under this clause 1.15 may be made unless the following conditions are satisfied:

(i)            the Strategic Participant making the Disposal has paid all calls and other outstanding funding amounts, and is not otherwise in material breach of the IOSAA;

(ii)           the amendment and novation documents contemplated by clause 1.15(g) have been executed by all relevant parties and have come into effect; and

(iii)          in the case of a Disposal by the Chinalco Strategic Participant (or its permitted successors and assigns), a Participant Charge has been granted by each transferee;

(iv)          in the case of a Disposal by the Rio Tinto Strategic Participant (or its permitted successors and assigns), all amounts due and payable under the Strategic Asset Tracking Notes issued by the Iron Ore Group Members or by any other member of the Rio Tinto Group in respect of RTIO Asia have been paid in full; and

(v)           the acquirer of the Participating Interest is incorporated and resident in a Permitted Jurisdiction (or any other jurisdiction agreed by Rio Tinto and Chinalco, each acting reasonably in making such decision, acknowledging Chinalco’s desire for structuring flexibility and efficient tax planning, and Rio Tinto’s concerns about difficulty of enforcement, and adverse tax or other financial consequences for the Iron Ore Group or the Rio Tinto Group).

(i)            Exercise and Implementation of Purchase Options

(i)            Any purchase option in relation to a Participating Interest under this clause 1.15:

(A)          may be exercised by the Rio Tinto Strategic Participant giving written notice to the Chinalco Strategic Participant, such notice containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value);

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(B)          if executed, shall be implemented by way of the Chinalco Strategic Participant having to transfer to the Rio Tinto Strategic Participant all of its Participating Interest (or in the case of a partial Disposal/or in the case of the purchase option arising in respect of part of the Chinalco’s Strategic Participating Interest, having to transfer the relevant proportion of its Participating Interest) in consideration for payment by the Rio Tinto Strategic Participant of the applicable price specified in the notice.

(ii)           If the Rio Tinto Strategic Participant is unable to complete the purchase within 150 days from the date on which the election to purchase the Chinalco Strategic Participant’s Participating Interest is made (other than because of any act or omission of the Chinalco Strategic Participant, which was either intended to delay or frustrate completion of the purchase or was otherwise commercially unreasonable) the purchase option lapses and will be of no further effect.

(iii)          The cost of any stamp duty or equivalent duty arising in connection with the exercise of the purchase option shall be payable by the Rio Tinto Strategic Participant.

(j)            Anti-Dilution Protections for Chinalco Strategic Participant

(i)            Subject to sub-paragraph (iii), an Iron Group Member may not issue ordinary shares, options to subscribe for ordinary shares, or instruments convertible into ordinary shares (a Diluting Share Issue) to a Third Party unless:

(A)          an Independent Expert has confirmed that the Diluting Share Issue is occurring at a price at least equal to fair market value (as agreed in writing by the Strategic Participants in respect of the Iron Ore Projects, or failing agreement and on referral as determined by an Independent Expert in accordance with the MDRD);

(B)          the relevant Chinalco Strategic Participant has been offered the opportunity to participate pro rata in the Diluting Share Issue; or

(C)          the relevant Chinalco Strategic Participant provides its prior written consent.

(ii)           Subject to sub-paragraph (iii), the Iron Ore Group Member may not issue:

(A)          shares that carry preferential dividend, voting or other rights, options to subscribe for such shares, or instruments convertible into such shares to a Third Party; or

(B)          any shares, options to subscribe for shares, or instruments convertible into shares to a member of the Rio Tinto Group,

unless the terms of issue (and, in the case of options or convertible instruments, the terms of exercise or conversion) would not result in any change to the Project Percentages or the voting rights of the relevant Rio

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Tinto and Chinalco Strategic Participants, to distributions from the iron Ore Group Member, or in distribution of any funds on its winding up, or where the relevant Chinalco Strategic Participant provides its prior written consent.

(iii)          Nothing in sub-paragraph (i) or (ii) prevents an iron Ore Group Member issuing shares, options to subscribe for shares or instruments convertible into shares where:

(A)          the relevant shares carry no rights to receive, benefit from or participate in any Strategic Assets or Strategic Asset Cash Flows (as defined in the Distribution Policy) by way of distribution, on winding up or otherwise; and

(B)          such issue would not result in any change to the Project Percentages or the voting rights of the relevant Rio Tinto and Chinalco Strategic Participants, or to any Chinalco Strategic Participant’s distributions from the Iron ore Group Members, or in distribution to the Chinalco Strategic Participant of any funds on its winding up.

1.16        Security

(a)           It is a condition precedent to the Iron Ore Completion Date that the Chinalco Strategic Participant has granted a Participant Charge in favour of the Rio Tinto Strategic Participant.

(b)           The Chinalco Strategic Participant will be entitled to charge the whole or any part of its rights under the IOSAA and its Participating Interest for the purposes of financing or refinancing the acquisition cost, or its ongoing commitments, in respect of its Participating Interest (the Chinalco Permitted Interest Charge).  Such security will be with China Development Bank or another reputable international bank or banks and will be limited to the aggregate amount of the acquisition and subscription costs (as set out in the CIA) and of any calls (whether for capital or operating expenditure) and other sums payable pursuant to the Transaction Documents.

(c)           The Rio Tinto Strategic Participant and its Related Corporations will also be entitled to charge the whole or any part of its rights under the IOSAA and its shares or interests in the Iron Ore Group Members or the underlying Iron Ore Project Assets in favour of a reputable international bank or banks, to finance the general corporate purposes of the Rio Tinto Group or to finance or refinance any acquisition by the Rio Tinto Group, if the Rio Tinto Strategic Participant or its Related Corporations are not able to obtain finance on an unsecured basis, or the Rio Tinto Strategic Participant or its Related Corporations believe it to be uneconomic to borrow on an unsecured basis (the Rio Tinto Iron Ore Group Member Charge).  Such security will be subject to the secured financiers entering into an Intercreditor Deed in favour of the Chinalco Strategic Participant, agreeing to recognise the Chinalco Strategic Participant’s Participating Interest and to

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comply with the provisions of the Iron Ore Strategic Alliance in any enforcement of the security.

(d)           Any Chinalco Permitted Interest Charge:

(i)            must be acceptable in form and substance to the Rio Tinto Strategic Participant, acting reasonably; and

(ii)           may only be granted if the permitted chargee enters into an Intercreditor Deed with the Rio Tinto Strategic Participant or a deed in another form otherwise on terms and conditions acceptable to the Rio Tinto Strategic Participant, acting reasonably, which would include agreement by the permitted chargee to comply with the provisions of the IOSAA, including assignment, change of control and confidentiality provisions; and

(iii)          may only be granted if the Chinalco Permitted Interest Charge does not prejudice or affect the rights and remedies under the IOSAA of the Rio Tinto Strategic Participant or the Manager arising from a default of the Chinalco Strategic Participant.

(e)           In this clause 1.16, charge (as a verb) includes mortgage or grant of any other Security Interest.

1.17        Audit and Accounting

(a)           Keeping Accounts

The Rio Tinto Strategic Participant (or the Manager at the Rio Tinto Strategic Participant’s direction) shall keep, in accordance with current accounting practice as applied by the Rio Tinto Group, proper records and accounts in respect of the Iron Ore Strategic Alliance and each member of the Iron Ore Group, including records and accounts enabling it to calculate all Coupon Payments on Strategic Asset Tracking Notes, dividends to shareholders and any other payments, distributions of cash flow or dividends made to Strategic Participants (or their Related Corporations) (the ISA Accounts).

(b)           Annual Audit

On an annual basis, the Rio Tinto Strategic Participant shall procure that the ISA Accounts are audited by auditors with the appropriate qualifications and experience to confirm to Strategic Participants that all payments, distributions of cash flow and dividends during the relevant period were calculated and applied in accordance with the terms of the Strategic Asset Tracking Notes and other relevant Iron Ore SA Transaction Documents and shall provide a copy of the relevant audit certificate to the IOSAC.

(c)           Reasonable Assistance

For the purposes of carrying out the audit, the Rio Tinto Strategic Participant, the Chinalco Strategic Participant and the Manager shall provide the auditor with access to such of their accounting records as are reasonably required by the auditor to carry out its functions.

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(d)                              Adjustments

The Rio Tinto Strategic Participant shall ensure that any adjustments required by the auditor will be made as soon as practicable after the Rio Tinto Strategic Participant receives notice of non-compliance with the terms of the Strategic Asset Tracking Notes or other relevant Iron Ore SA Transaction Documents and a request from the auditor to make such adjustments to remedy the non-compliance.

(e)                               Provision of Other Information

Subject to any applicable confidentiality restrictions, the Rio Tinto Strategic Participant shall procure that each relevant Iron Ore Group Member will provide the Chinalco Strategic Participant with:

(i)                                   a copy of that Iron Ore Group Member’s books, company accounts, annual budget, management accounts and financial records (to be provided promptly after provision to the board of the Iron Ore Group Member); and

(ii)                                such other information as Chinalco or the Chinalco Strategic Participant may reasonably request to the extent required to enable it to complete any tax return, financial statement or other filing that Chinalco or its Subsidiaries are required by law to make.

1.18                       Confidentiality

(a)                               Confidential information not to be disclosed

(i)                                   Each Strategic Participant and the Manager undertakes that it will not:

(A)                             disclose Confidential Information, including Confidential Information of any other Strategic Participant (the Protected Party), to any person; or

(B)                               use Confidential Information of the Protected Party,

except either:

(C)                               with the prior written approval of each other Strategic Participant, or where the information is Confidential Information of a Protected Party, with the prior written approval of that Protected Party; or

(D)                              as permitted by this clause 1.18.

(b)                              Permitted disclosure

Subject to clause 1.18(c), a Strategic Participant may disclose Confidential Information:

(i)                                   (Related Corporations) to any Related Corporation of the Strategic Participant;

(ii)                                (officers and employees) to directors, employees, officers and agents of a Strategic Participant or any of its Related Corporations;

(iii)                             (lenders) to a bank or other financial institution (and its professional advisors including legal advisors) in connection with any loan or other financial accommodation or application for a loan or financial

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accommodation of that Strategic Participant or any of its Related Corporations;

(iv)                            (professional advisers) to professional advisers (including legal advisers) and consultants of that Strategic Participant;

(v)                               (required disclosures) if and to the extent required under any applicable legislation or other legal requirement or the rules or regulations of any recognised stock exchange which apply to a Strategic Participant or any of its Related Corporations;

(vi)                            (bona fide potential purchasers) to bona fide potential purchasers or assignees of the whole or any part of a Strategic Participant’s Participating Interest or, in the case of the Rio Tinto Strategic Participant, its interest in one or more of the Iron Ore Projects or the shares in any Holding Company of the Rio Tinto Strategic Participant;

(vii)                         (legal proceedings) if the disclosure is reasonably necessary for the purposes of any mediation or legal proceeding; and

(viii)                      (governmental authority) if and to the extent that it may be necessary or desirable to disclose the information to any Authority (including any tax authority) in connection with applications for any necessary consents, authorisations or approvals.

(c)                               Conditions to disclosure

Any disclosure:

(i)                                   under clause 18(b)(iii) or (b)(vi), may only be made if the person to whom disclosure is to be made first agrees with the Party disclosing the information, that the information concerned will not be disclosed to any other person, except to the extent necessary to its advisers on a confidential basis or if required pursuant to clause (b)(v)) for any purpose, and such disclosure may only be made for the purposes of satisfying the person to whom disclosure is made as to the value and commercial viability of the proposed investment, loan or financial accommodation;

(ii)                                under clause 18(b)(i), (b)(ii), (b)(iv) or (b)(viii) may only be made if the person to whom disclosure is to be made is informed of the confidential nature of the information and required to, in the case of an Authority to the extent possible, respect that confidentiality; and

(iii)                             under clause 18(b)(ii) or (b)(iv) may only be made for the purposes of the Iron Ore Strategic Alliance, a particular Iron Ore Project or advising in relation to a Strategic Participant’s rights and obligations under the IOSAA.

(d)                              Public statements concerning the Strategic Alliance

Public announcements and statements relating to the Iron Ore Strategic Alliance, an Iron Ore Project or Participating Interest, underlying joint venture or business, this Schedule 3, or any of the Iron Ore SA Transaction Documents (including any disclosure to any stock exchange):

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(i)                                   of a strategic non-operational nature which the Manager proposes to make - are to be discussed in advance with a specified Chinalco representative; or

(ii)                                which Chinalco proposes to make - are to be approved in advance by a specified Rio Tinto Strategic Participant representative (such approval not to be unreasonably withheld).

This provision will not apply to any public statement made by either Party regarding marketing matters, except in relation to marketing activities undertaken by ISA Sales Co.

(e)                               Prevails over CIA

To the extent of any inconsistency between this clause 1.18 and any confidentiality provisions in the CIA, from the commencement of the Iron Ore Strategic Alliance this clause prevails.

(f)                                 Former Party bound

This clause 1.18 will continue to bind a Party even after it ceases to hold any Participating Interest in any Iron Ore Project.

(g)                              Information Protocol

The Strategic Participants shall enter into, and comply at all times with, the Information Protocol in order to ensure compliance with competition laws and other regulatory requirements.

1.19                       Secondments

(a)                               Secondments of Chinalco personnel to the Iron Ore Group and Iron Ore SAV, and Rio Tinto personnel to the Chinalco Group, shall occur in accordance with the Secondment Policy.

(b)                              The Strategic Participants shall do or cause to be done such acts as are reasonably necessary for the implementation of the Secondment Policy, and will use reasonable endeavours to procure that their respective appointees to or on the board of directors of the Iron Ore SAV and the Iron Ore SACos comply with the terms of the Secondment Policy.

1.20                       Rehabilitation

(a)                               The IOSAC shall determine policies, programmes and budgets concerning the rehabilitation and closure of the Iron Ore Projects during and following development, construction and mining/operating activities, in a manner consistent with Rio Tinto Group policies from time to time.

(b)                              The Manager shall establish a rehabilitation fund for the purpose of funding contributions that may be required for rehabilitation and closure of operations covered by the Strategic Alliance and, from time to time, shall fix the amounts (if any) to be paid in cash into that fund by the Chinalco Strategic Participant for the Iron Ore Projects (provided that the Chinalco Strategic Participant shall only be required to pay a proportionate amount which is equal to its Project Percentage of

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any amount fixed by the Manager from time to time) and a schedule on which such payments should be made.

(c)                               The rehabilitation fund will be invested in authorised investments, which shall include investment with Rio Tinto Finance Limited.  To the extent that interest accrues on any authorised investment of the rehabilitation fund from time to time, it shall accrue to the benefit of the Chinalco Strategic Participant.

1.21                       Technology and Intellectual Property

(a)                               Participation in the Iron Ore Strategic Alliance does not convey or confer any technology proprietorship, intellectual property rights, or right to use any proprietary technology (including enhancements and derivatives of such technology).

(b)                              If any of the relevant Iron Ore Group Members develop additional technology which is solely developed for the purposes of that Iron Ore Group Member’s operations rather than the Rio Tinto Group, and such technology is not derived from the Rio Tinto Group’s proprietary technology, such technology will only be used by other Rio Tinto or Chinalco Group companies under an appropriate licence arrangement (but not necessarily subject to any material licence fees).

(c)                               Otherwise, the Strategic Alliance does not impose any fetter on the Rio Tinto Strategic Participant to apply technology, including newly developed technology, across the Rio Tinto Group on a royalty free worldwide basis.

1.22                       General Terms

(a)                               Nature of Agreement

The IOSAA is intended to be legally binding and to create legal relations between the Parties.

(b)                              Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure, but only to the extent of the Event of Force Majeure and provided that the Party unable to fulfil its duties (in whole or in part) pursuant to this clause 1.22(b) shall:

(i)                                   give written notice to each other Party as soon as reasonably practicable after becoming aware of the Event of Force Majeure, such notice to contain the following information:

(A)                             the event of Force Majeure that has occurred;

(B)                               the date from which the event has prevented or hindered that Party in the performance of its duties and obligations to the extent practicable;

(C)                               the affected duties and obligations;

(D)                              its best estimate of the date on which it will be able to resume performance of the affected duties and obligations; and

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(ii)                                at all times use reasonable endeavours to end and/or mitigate the consequences of any Event of Force Majeure.

The relief under this clause 1.22(b) shall last for the duration of the Event of Force Majeure.

(c)                               Voting by Proxy

All voting in relation to the IOSAC, and the boards of directors of the Iron Ore SACos and ISA Sales Co may occur by proxy provided to the Manager in writing at least 2 days in advance of the relevant meeting.

(d)                              Dispute resolution

Any dispute, controversy, claim or difference of whatever nature arising under, out of, or in connection with the IOSAA shall be resolved in accordance with the MDRD.

(e)                               Assignee’s Deed of Covenant and Chargee’s Deed of Covenant

The IOSAA shall have appended to it a pro forma Assignee’s Deed of Covenant to cater for an assignment and also a Chargee’s Deed of Covenant to cater for a chargee.  Each shall provide for the assignee or chargee (as appropriate) to provide certain covenants in favour of the continuing Strategic Participants.  It shall also have appended, the pro forma Participant Charge and Intercreditor Deed.

(f)                                 Amendment and Variation

No amendment or variation of the IOSAA is valid or binding on a Strategic Participant unless made in writing executed by all Strategic Participants.

(g)                              Governing Law

This IOSAA and any documents entered into pursuant to it (save as expressly referred to in them) and any non-contractual obligations arising out of or in connection with the IOSAA and such documents shall be governed by and construed in accordance with the laws of Victoria, Australia.

(h)                              Waiver of immunity

Each Party and Strategic Participant irrevocably and unconditionally:

(i)                                   agrees that in any legal action or proceedings concerning the IOSAA or any transaction contemplated by the IOSAA , it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(ii)                                waives any right of immunity which it or its assets may have at any time;

(iii)                             consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use); and

(iv)                            acknowledges, for the purposes of any applicable foreign State immunity legislation, that this is a commercial transaction.

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(i)                                  Severance

If any of the provisions of the Iron Ore SA Transaction Documents are or become invalid, illegal or unenforceable, in whole or in part, under the law of any jurisdiction, the validity, legality or enforceability of such provision or part under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions of the Iron Ore SA Transaction Documents shall not in any way be affected or impaired. If any provision of the Iron Ore SA Transaction Documents, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the Parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(j)                                  Cumulative Remedies

The rights, powers and remedies provided to the relevant parties in the Iron Ore SA Transaction Documents are in addition to and do not exclude or limit any right, power or remedy provided by law or equity or by any other agreement.

(k)                               CIA Boilerplate Provisions to Apply

The provisions of clauses 1.2, 23 and 24.3, 24.5, 24.6, 24.7, 24.8, 24.9, 24.10 and 24.13 of the CIA will apply mutatis mutandis, unless the context requires otherwise, to the IOSAA but so that references to:

(i)                                   ‘this Agreement’ shall be taken to be references to ‘this IOSAA’;

(ii)                                ‘Chinalco’ shall be taken to be references to ‘the Chinalco Strategic Participant’; and

(iii)                             ‘Rio Tinto’ shall be taken to be references to ‘the Rio Tinto Strategic Participant’.

2.    Management Agreement

2.1                              Parties

Hamersley Holdings Limited

Chinalco SPV Iron Ore (to be incorporated)

Manager (to be determined)

2.2                              Definitions and Interpretation

Terms defined in the IOSAA have the same meaning where used in the Management Agreement, and clause 1.2 of the CIA applies to the Management Agreement as if all references to “this Agreement” are read as references to the “Management Agreement”.

2.3                              Acceptance of Appointment

(a)                               In accordance with the IOSAA, the Strategic Participants appoint the Manager as the manager of the Iron Ore Strategic Alliance and of the Iron Ore Projects subject to and on the terms and conditions set out in the Management Agreement.

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(b)                              The Manager accepts its appointment as Manager and agrees to perform its duties and obligations in accordance with the requirements of the Management Agreement and the IOSAA.

(c)                               The Manager’s appointment in respect of the Iron Ore Strategic Alliance shall commence from the Iron Ore Completion Date.  The Manager’s appointment in respect of the Iron Ore Projects is effective from Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest.

2.4                              Term

The Manager holds office until it ceases to do so as provided in the IOSAA or the Management Agreement, or as otherwise agreed in writing by the Strategic Participants.

2.5                              Functions of the Manager

(a)                               Conduct of Management Operations

(i)                                   The Manager shall be staffed by Rio Tinto Group personnel who may be seconded to the Manager and may also be engaged in other Rio Tinto Group activities.

(ii)                                The Manager may also be staffed by Rio Tinto Group or Chinalco Group secondees in accordance with the Secondment Policy.

(iii)                             The Manager will use reasonable endeavours to ensure that it has sufficient access to Rio Tinto Group services to enable it to provide the management services in accordance with the Management Agreement and the other iron Ore SA Transaction Documents.

(iv)                            The Manager shall be responsible for the conduct of the relevant Iron Ore Project operations and Iron Ore Project Assets in its possession.

(b)                              Standard of Conduct

The Manager will conduct all its operations in a good, competent, workmanlike and commercially reasonable manner and apply suitable engineering, mining and processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group (which practice must accord at least with good industry practice) at its similar iron ore operations in the Pilbara and with the standard of diligence and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)                               Manager Responsible

In carrying out its obligations under the Management Agreement and the IOSAA, the Manager shall (except to the extent that it is unable to do so due to the failure of the Strategic Participants to provide funds under the IOSAA):

(i)                                   be responsible for and implement the resolutions of the IOSAC;

(ii)                                conduct the Iron Ore Project operations in accordance with the approved programmes and budgets prepared by it in accordance with clause 1.7(g) of the IOSAA;

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(iii)                             be responsible for providing or procuring the marketing of Saleable Product in accordance with clause 1.7(f) of the IOSAA;

(iv)                            act in accordance with the Management Agreement and the other Iron Ore SA Transaction Documents; and

(v)                               otherwise act in its absolute discretion.

(d)                              Consultation

The Chinalco Strategic Participant will be consulted by the Rio Tinto Strategic Participant periodically at the request of the Chinalco Strategic Participant and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of the Manager, and the appropriate methods of evaluation of that performance.  The Rio Tinto Strategic Participant will have reasonable regard to the views expressed by the Chinalco Strategic Participant in completing management performance reviews.

(e)                               Assistance to IOSAC or Board

The Manager shall seek to provide such assistance to the IOSAC and each board of directors of the relevant Iron Ore Group Members as the IOSAC or board (as applicable) may require or the Manager considers necessary from time to time in relation to the calling, holding and conduct of meetings of the IOSAC or board (as applicable).

(f)                                 Insurances

(i)                                   The Manager shall present to the IOSAC for approval a proposed programme for obtaining or maintaining insurance in connection with the Iron Ore Projects and Iron Ore Project Assets in respect of the relevant Financial Year (which may involve insurance covering other members of the Rio Tinto Group). The proposed programme of insurance is to be of a standard that a prudent manager would expect to obtain or maintain having regard to the nature and extent of the Iron Ore Projects and the Iron Ore Project Assets.

(ii)                                Following approval by the IOSAC of the proposed programme, the Manager shall obtain or maintain such insurance (or seek to ensure the inclusion of the Iron Ore Projects within the relevant Rio Tinto Group insurance).

(iii)                             If the Manager is unable to obtain or maintain any insurance in accordance with the approved programme the Manager shall immediately notify the IOSAC and shall convene a meeting of the IOSAC so as to discuss alternative insurance arrangements.

(iv)                            The Manager shall notify the Strategic Participants annually of those policies of insurance taken out by it on their behalf and in addition shall promptly notify them of any relevant cancellation or non-renewal of those policies.

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2.6                              Management Fee

The Manager shall manage the Iron Ore Strategic Alliance:

(a)                               on a full cost recovery basis (including indirect costs); and

(b)                              for a separate management fee of:

(i)                                   1% of the gross FOB sales revenue or, in the case of non-FOB sales, the FOB revenue component calculated based on the total price less the component of the price under the applicable sales contract which is referable to the freight necessary to transport the Saleable Product from the loading port to the place of delivery (a reference to FOB revenue means the FOB revenue on sales to the customer or, where sales are made by the Iron ore Group Members to RTIO Asia, it continues to mean FOB revenue on sales to the customer by RTIO Asia); and

(ii)                                1% of Capital Expenditure (excluding Sustaining and Mandatory Capital Expenditure) as reflected in the Manager’s Called Sums,

in both cases plus 10% GST, per annum, paid quarterly.

If secondees to the Manager from the Rio Tinto Group are engaged in other Rio Tinto Group activities as permitted pursuant to clause 2.5(a)(i), there shall be an appropriate allocation of the costs of employing such personnel between the Iron Ore Projects and the other Rio Tinto Group activities.

2.7                              Contributions and Disbursements

(a)                               Compliance with Distribution Policy

The Manager shall comply with the provisions of the Strategic Asset Tracking Notes and the Distribution Policy (to the extent applicable).

(b)                              Debt due and payable for which a call is made on Strategic Participants

The amount of any sum properly called by the Manager in accordance with the Management Agreement and the IOSAA(Called Sum) constitutes a debt due and payable to the Manager by the Strategic Participants (in proportion to their Project Percentage in the relevant Iron Ore Project) and shall be recoverable by the Manager.

(c)                               Called Sums to be in Australian dollars

All Called Sums to be paid to the Manager shall be payable in Australian dollar amounts.

(d)                              Manager to apply Called Sums

Each payment of a Called Sum made to the Manager by or on behalf of a Strategic Participant shall be held by the Manager for or on behalf of that Strategic Participant for the purpose of being expended in accordance with this Management Agreement and the IOSAA, and the Manager shall account to each Strategic Participant accordingly.  All Called Sums are to be placed in an authorised account or investment, which can include investment with Rio Tinto Finance Limited.  Any

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interest that accrues on any such account or authorised investment, it shall accrue to the benefit of the Strategic Participants in proportion to their respective contributions.

(e)                               Manager to hold funds as agent

Subject to its right to be reimbursed for costs, and its management fee, the Manager shall hold all funds received by it under the Management Agreement or the IOSAA, whether as Called Sums or otherwise, as agent for and on behalf of the Strategic Participants contributing them or on whose behalf they are contributed.

(f)                                 Discharge of Manager’s liability

The liability of the Manager to the Strategic Participant to account for amounts paid for or on behalf of the Strategic Participants (or relevant Iron Ore Group Member) shall be discharged by and to the extent of the payment by the Manager of costs relating to the Iron Ore Project operations which are incurred by the Manager on account of the Strategic Participants (or relevant Iron Ore Group Member) in the proper performance of the Manager’s duties under the Management Agreement.

(g)                              Indemnity

The Manager is to be indemnified by the Strategic Participants severally in proportion to their respective Project Percentages in respect of all liabilities arising from the conduct of its role as Manager, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(h)                              Timing of Calls for Called Sums

The Manager shall make calls for Called Sums quarterly or more frequently as and when required for the dictates of the relevant business.

2.8                              Records, Accounts and Rights of Inspection

(a)                               Own Records

Each of the Strategic Participants shall maintain its own accounting and taxation records.

(b)                              Manager’s accounts and records

The Manager shall keep, in accordance with applicable current accounting practice as then applied by the Rio Tinto Group and on a consistent basis, comprehensive records and accounts of the Iron Ore Projects and of the Manager’s performance of its duties under the Management Agreement and under the IOSAA.

(c)                               Audit

The Manager’s records and accounts must be made available for the annual audit as described in the IOSAA.

2.9                              Reporting Requirements

The Manager shall give to each Strategic Participant the following reports:

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(a)           an annual programme and budget for each Iron Ore Project, to be provided at the time such programmes and budgets are usually produced for each Iron Ore Project consistent with the policies and procedures of the Rio Tinto Group, including details of forecast production, sales revenues, and capital and operating expenditure, and any supplements or revisions to such programmes and budgets;

(b)           Capital Investment Proposals for any major developments or acquisitions by an Iron Ore Group Member prepared to a standard customarily required by the Rio Tinto Group to its similar operations;

(c)           a monthly report in relation to the operations of each Iron Ore Project (including details of monthly and year to date production, sales revenue, and capital and operating expenditure); and

(d)           an annual reconciliation of actual performance against budget (including in relation to production, sales revenue, and capital and operating expenditure).

2.10        Title and Encumbrances

(a)           Ownership of Iron Ore Project Assets

The Manager shall not acquire any beneficial interest in any property held, developed, constructed or acquired, by or for the account of the Strategic Participants or Iron Ore Group Members under the Management Agreement or the IOSAA or in any moneys paid to it under the Management Agreement other than its costs, the management fee and any other amount paid to it with the agreement of all of the Strategic Participants.

(b)           Manager not empowered to create Encumbrances

Except as expressly provided in the Management Agreement or in the IOSAA (and except for liens arising in the normal or ordinary course of business), the Manager shall not have any right or power to encumber any part of the Iron Ore Project Assets.

2.11        Assignment and Delegation

(a)           Assignment by Strategic Participants

The Strategic Participants acknowledge and agree that their rights and obligations under this Agreement form part of their respective Participating Interests, and accordingly, may only be assigned, encumbered, transferred or otherwise dealt with as permitted by the IOSAA.

(b)           Manager may assign and sub-contract

(i)            The Manager may assign, subcontract or delegate all or any of its duties or obligations under the Management Agreement and the IOSAA to a Related Corporation of the Manager without the consent of the Strategic Participants.

(ii)           Any sub-contract or delegation shall not relieve the Manager of any of its duties or obligations under the Management Agreement or the IOSAA.

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2.12        Confidentiality

The Manager shall at all times observe, comply with and give effect to confidentiality obligations imposed on it by the IOSAA.

2.13        Termination

(a)           Termination of the Agreement

The Management Agreement shall terminate on the termination of the IOSAA or if the Manager ceases to be a Related Corporation of the Rio Tinto Strategic Participant.

(b)           Events after Termination

A provision of the Management Agreement remaining to be performed or capable of having effect after a Manager ceases to be the Manager shall remain in full force and effect.

(c)           Resignation

If the Rio Tinto Strategic Participant’s Project Percentage in the Iron Ore Projects is less than 50%, the Manager may, upon 180 days’ notice in writing to each Strategic Participant, resign its appointment as Manager.

2.14        General

(a)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give notice in writing of affected obligations, estimated duration and remedial measures.

(b)           Consequential loss

No Party shall be liable to any other Party under the Management Agreement (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising from its role under the Management Agreement.

(c)           Iron Ore Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Management Agreement and any provision of the IOSAA the latter prevails to the extent of that inconsistency.

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(d)           GST

The provisions of clauses 23.1 and 23.3 of the CIA will apply mutatis mutandis unless the context requires otherwise.

3.            ISA Sales Co Constitution

3.1          Amendment

Any amendments to this Constitution shall require the unanimous approval of all shareholders.

3.2          Capital

(a)           Capital Structure

(i)                                     ISA Sales Co will be established with RTIO Asia or another member of the Rio Tinto Group initially holding 100% of the issued shares.

(ii)                                  As soon as reasonably practicable following Completion of the Chinalco Strategic Participant’s acquisition of its Participating Interest, 50% of the issued shares shall be transferred or issued to the Chinalco Sales SAV for nominal consideration such that each of RTIO Asia,  and the Chinalco Sales SAV shall have 50% of the issued shares in ISA Sales Co.

(b)           New Issues

No shares may be issued or allotted without the prior written consent of all shareholders.

(c)           Equitable interests

ISA Sales Co is not bound to recognise any equitable or other claim to or interest in any share, unless required by law or a competent court, other than that of the registered holder.

3.3          Transfer of shares and other securities

(a)                                  No transfer of any securities may be registered unless a proper written, signed and stamped instrument of transfer in a form approved by the Board is delivered to ISA Sales Co, and shall only be effective when the transfer is entered on the register.

(b)                                 Except as permitted by the terms of the IOSAA (including, without limitation, clause 1.15(e), or where the other shareholder consents in writing, if a shareholder transfers the whole of its Participating Interest, then its shares in ISA Sales Co will be cancelled.

3.4          Entitlement to vote

All persons registered as shareholders immediately before a general meeting are entitled to vote at that meeting.

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3.5          Alteration of capital

ISA Sales Co may, with the prior written consent of all shareholders, alter its share capital in any way provided for under the laws of its place of incorporation, including by means of the issue of fractions of shares.

3.6          General Meetings

(a)           Convening of Meetings

A Director may convene a general meeting whenever the Director thinks fit, provided at least 15 days’ notice of such general meeting is provided.

(b)           Notice of general meeting

A notice of general meeting shall specify the place, date, time, and the general nature of business.  However, general meetings must be held in the place of ISA Sales Co’s incorporation unless all directors otherwise agree.  Failure to issue notice to any person shall not invalidate resolutions passed at the meeting.

(c)           Quorum

Quorum is all shareholders being present, and no business shall be transacted except the election of a Chairman, unless there is quorum.

If there is no quorum at a general meeting within 15 minutes after the scheduled start time, the shareholders present shall constitute a quorum for the purpose of adjourning the meeting.  At the adjourned meeting, a quorum shall be shareholders holding 51% of all shares entitled to vote.

(d)           Chairman

If the Chairman is not present or is unwilling to chair a meeting, the Deputy Chairman may chair the meeting.  If both the Chairman and Deputy Chairman are either not present or unwilling to chair a meeting, the Directors may choose another Director to chair the meeting.  If no Director is willing to chair the meeting, the shareholders may choose a shareholder to chair the meeting.

(e)           General conduct of meeting

The Chairman may demand the cessation of any discussion on any business and require a vote be taken, either by show of hands or poll.  The Chairman’s determination of the result of that vote shall be final.  A shareholder may demand that a vote be taken by poll.

(f)            Casting vote

In the event of an equality of votes, the Chairman (to be appointed by the Rio Tinto Strategic Participant) shall have the casting vote.

(g)           Special meetings

Each of the above provisions for general meetings also apply to special meetings of any class of shareholders.

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3.7          Votes of shareholders

Subject to clause 3.6(f), all decisions of the shareholders shall be made by simple majority of votes.

3.8          Iron Ore Marketing Services Agreement audit

Upon the written request of a shareholder, ISA Sales Co shall request an audit of the Chargeable Costs in accordance with its rights under the Iron Ore Marketing Services Agreement.

3.9          Directors

(a)           Appointment

Upon transfer of 50% of the shares in ISA Sales Co to Chinalco Sales SAV, RTIO Asia and Chinalco Sales SAV shall each be entitled to appoint and remove up to 3 directors to the board of ISA Sales Co.

(b)           Remuneration

Directors shall not be remunerated.

(c)           Directors may contract with ISA Sales Co

The entry by a shareholder into a contract with ISA Sales Co shall not prevent any Director appointed by that shareholder from participating and voting at a meeting of the Board while a matter in which that shareholder has an interest is being considered, unless so constrained by the laws of ISA Sales Co’s place of incorporation.

(d)           Termination of office

The office of Director is terminated by the Director:

(i)            giving written notice of resignation to ISA Sales Co;

(ii)           being removed from office under the laws of ISA Sales Co’s place of incorporation or by the appointing shareholder; or

(iii)          being prohibited from being a Director by operation of the laws of ISA Sales Co’s place of incorporation.

3.10        Proceedings of Directors

(a)           Board meetings

(i)            One Director appointed by the holder of each class of share on issue, shall constitute a quorum.

(ii)           A Director appointed by a shareholder which is a party in material default under the IOSAA or no longer has a Participating Interest is not entitled to vote in a Board meeting and is not counted in determining a quorum.

(iii)          If there is no quorum at a meeting within 30 minutes after the scheduled start time the Directors present shall constitute a quorum for the purpose of

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adjourning the meeting.  At the adjourned meeting, 51% of all allowable votes shall constitute a quorum.

(b)           Votes at meetings

Questions arising at meetings shall be determined by a majority of votes as follows:

(i)            the Directors appointed by shareholders holding each class of shares shall together cast the equivalent number of votes as the shares held by that shareholder; and

(ii)           in the case of an equality of votes, the Chairman (to be appointed by the Rio Tinto Strategic Participant) shall have a casting vote.

(c)           Chairman of Board of Directors

If no Chairman or Deputy Chairman is present at a meeting, the Directors present may choose one of their number appointed by the Rio Tinto Strategic Participant to chair the meeting.

(d)           Powers of meetings

A meeting of the Board in which a quorum is established is competent to exercise all of the authorities, powers and discretions vested in the Board.

(e)           Delegation

The Board may, by unanimous resolution, delegate any of its powers to any person.  The Board may impose any regulations on that delegation, and authorise the sub-delegation of powers vested in the delegate.

3.11        Powers of the Board

(a)           General powers

Subject to any written agreement between all the shareholders, the management and control of the business and affairs of ISA Sales Co are vested in the Board, which may exercise all the powers of ISA Sales Co.

(b)           Nominee Directors

A Director appointed by a shareholder may take into account the interests of that appointor to the exclusion of all other interests in considering proposed resolutions, and may disclose to that appointor any confidential information concerning the business affairs of ISA Sales Co.

3.12        Dividends

The Board may declare dividends to be paid equally in respect of each share, in any manner determined by the Board.

3.13        Indemnity and Insurance of Directors and Officers

ISA Sales Co shall indemnify each officer out of the company assets to the extent of any liability incurred by the officer arising out of the conduct of the business of ISA Sales Co,

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and the Board may authorise payment for premiums in respect of any insurance contract to that effect.

4.            Iron Ore Sales Agency Agreement

4.1          Parties

Rio Tinto Iron Ore Asia Pte. Ltd.

ISA Sales Co (to be incorporated)

4.2          Definitions and Interpretation

Terms defined in the IOSAA have the same meaning where used in the Iron Ore Sales Agency Agreement, and clause 1.2 of the CIA applies to the Iron Ore Sales Agency Agreement as if all references to “this Agreement” are read as references to the “Iron Ore Sales Agency Agreement”.

4.3          Appointment as Agent

As soon as practicable after the Iron Ore Completion Date, RTIO Asia will appoint ISA Sales Co as a disclosed sub-agent with respect to marketing the quantity of Saleable Product to customers in China specified in clause 4.4 on behalf of RTIO Asia on the terms and conditions set out in the Iron Ore Sales Agency Agreement and the IOSAA.

4.4          Term of engagement

(a)           Term

The Iron Ore Sales Agency Agreement shall commence on the Iron Ore Completion Date and terminate upon:

(i)            the termination of the IOSAA;

(ii)           the termination of the Iron Ore Projects;

(iii)          the giving of notice to ISA Sales Co by RTIO Asia that a material breach of the Iron Ore Sales Agency Agreement has not been remedied, or if the breach is incapable of remedy, if adequate monetary compensation has not been paid by ISA Sales Co, in each case within 60 days after delivery of notice of that breach; or

(iv)          the Chinalco Strategic Participant ceasing to be a Strategic Participant (except to the extent that the Rio Tinto Strategic Participant consents to the entitlement to jointly market through ISA Sales Co continuing despite being a Personal Right).

(b)           Transfer of assets on termination

Upon termination, ISA Sales Co shall return all assets, books and records kept pursuant to the Iron Ore Sales Agency Agreement.

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4.5          Scope of Agency

(a)           Quantity to be Marketed

(i)            The annual quantity of iron ore to be marketed by ISA Sales Co on behalf of RTIO Asia in each contract year shall be an amount which is equal to twice the Chinalco Strategic Participant’s Project Percentage as a proportion of the Saleable Product attributable to planned production from the Iron Ore Projects from time to time (including an equivalent proportion of any incremental tonnes from any expansion of the Iron Ore Project Assets), subject to a variation of up to plus or minus 10%, at the election of RTIO Asia, of that quantity having regard to the contractual commitments under the sales contracts allocated to ISA Sales Co and other sales contracts of HI, and subject also to system capacity (Annual Quantity).

(ii)           Where the Annual Quantity does not match efficient cargo sizes, RTIO Asia and ISA Sales Co will discuss varying this quantity from year to year to better reflect efficient cargo sizes.

(b)           Allocation of Customer Contracts

(i)            Subject to RTIO Asia’s existing contractual commitments, on the commencement date of the Iron Ore Sales Agency Agreement, and from time to time thereafter, RTIO Asia shall allocate a number of existing long term sales contracts (LTCs) with Chinese customers to ISA Sales Co.  The LTCs shall be nominated at the discretion of RTIO Asia, but so that, subject to clause 4.5(c), the aggregated contracted tonnage of Saleable Product equals in any contract year approximately, and to the extent practicable, the Annual Quantity.

(ii)           As soon as practicable after the allocation of any LTCs pursuant to clause 4.5(b)(i), RTIO Asia will notify each customer of the appointment of ISA Sales Co as its sub-agent with respect to the marketing of Saleable Product under the terms of this Agreement and the relevant LTC and of such other matters as are relevant to the LTC with the customer as the Parties may agree.

(c)           ISA Sales Co Functions

ISA Sales Co shall provide to RTIO Asia the services required to market the Annual Quantity on behalf of RTIO Asia, including without limitation:

(i)            subject to any limitations in RTIO Asia’s arrangements with the Iron Ore Group or the provisions of the Iron Ore Marketing Services Agreement, negotiations of contracts with customers on key terms that are consistent with RTIO Asia’s other Chinese customer contracts for the relevant type of Saleable Product;

(ii)           administration of sales agreements;

(iii)          receipt and distribution to RTIO Asia of sales revenues;

(iv)          calculation and invoicing of marketing expenses;

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(v)           preparation of schedules, statements and records; and

(vi)          provision of technical and technology services to support sales agreements.

(d)           Saleable Product

The initial Saleable Product to be marketed will be split between the relevant Iron Ore Group products, as determined by RTIO Asia.  After consultation with the ISA Sales Co, the Iron Ore Group may also vary, in respect of any contract year, the proportion of the different kinds of Saleable Product to be marketed by the ISA Sales Co, subject to the product requirements of any LTCs allocated to, or placed by, the ISA Sales Co on behalf of the Iron Ore Group.

4.6          General

(a)           Standard of Service

ISA Sales Co shall perform the sales agency services in a good, competent, workmanlike and commercially reasonable manner in accordance with the standard of care ordinarily exercised by companies in the performance of comparable duties.  To assist ISA Sales Co in performing its role, RTIO Asia will ensure that ISA Sales Co receives and benefits from any best practice which the Rio Tinto centre of excellence develops from time to time.

(b)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give notice in writing of affected obligations, estimated duration and remedial measures.

(c)           Confidentiality

Parties shall keep confidential information confidential but may disclose to agreed third parties subject to a suitable confidentiality undertaking being entered into by recipients.

(d)           Acknowledgement

ISA Sales Co acknowledges that in the conduct of its duties under the Iron Ore Sales Agency Agreement, it shall be provided with confidential and commercially sensitive information, which it may not disclose to others or use other than for the purposes of performing its functions under the Iron Ore Sales Agency Agreement.

(e)           Authority to act

ISA Sales Co shall only have authority to act for or on behalf of RTIO Asia where it is conferred by the Board of Rio Tinto Asia or reasonably required to perform the sales agency services.

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(f)            Compliance with laws

The foregoing arrangements or any aspect of them are subject to ISA Sales Co being reasonably satisfied that they comply with all relevant laws at the relevant time.

(g)           Iron Ore Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Iron Ore Sales Agency Agreement and any provision of the IOSAA the latter prevails to the extent of any inconsistency.

5.            Iron Ore Marketing Services Agreement

5.1          Parties

Rio Tinto Iron Ore Asia Pte. Ltd.

ISA Sales Co (to be incorporated)

Shareholders in ISA Sales Co (to be determined)

5.2          Definitions and Interpretation

Terms defined in the IOSAA have the same meaning where used in the Iron Ore Marketing Services Agreement, and clause 1.2 of the CIA, applies to the Iron Ore Marketing Services Agreement as if all references to “this Agreement” are read as references to the “Iron Ore Marketing Services Agreement”.

5.3          Appointment of RTIO Asia

(a)           Provision of Marketing Services

The ISA Sales Co shall engage RTIO Asia and other entities within the Rio Tinto Group to provide to ISA Sales Co all the services required by ISA Sales Co to market iron ore as disclosed sub-agent on RTIO Asia’s behalf, including without limitation such services as may be necessary on matters such as:

(i)            negotiations, execution and variations of contracts with customers;

(ii)           administration of sales agreements;

(iii)          receipt and delivery of Saleable Product;

(iv)          receipt and distribution of sales revenues;

(v)           calculation and invoicing of marketing expenses;

(vi)          preparation of schedules, statements and records;

(vii)         provision of legal services; and

(viii)        provision of technical and technology services to support sales agreements,

(the Services).

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(b)           Standard of Service

RTIO Asia shall perform the Services in a good, competent, workmanlike and commercially reasonable manner in accordance with the standard of care ordinarily exercised by companies in the performance of comparable duties.

(c)           No Liability

RTIO Asia shall not be responsible for any liability caused by the provision of the Service, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(d)           Authority to act

RTIO Asia shall only have authority to act for or on behalf of the ISA Sales Co where it is conferred by the Board of ISA Sales Co or reasonably required to perform the Services.

(e)           Attendance at ISA Sales Co Board meetings

Subject to the discretion of the Board of ISA Sales Co, representatives of RTIO Asia will be invited to attend ISA Sales Co Board meetings.

(f)            Acknowledgement

ISA Sales Co acknowledges that:

(i)            prior to the date of the Iron Ore Marketing Services Agreement, RTIO Asia has engaged in and shall continue to engage in, activities associated with the sale and marketing of iron ore (including Saleable Product) and other commodities not derived from the Iron Ore Projects, and that this services arrangement shall not affect RTIO Asia’s (or any of its Related Corporations’) ability to continue to engage in such activities; and

(ii)           the services arrangement is not exclusive, such that RTIO Asia will not be limited in where it can sell the iron ore not included in the quantity to be marketed by ISA Sales Co.

(g)           Compliance with laws

The foregoing arrangements or any aspect of them are subject to RTIO Asia being reasonably satisfied that they comply with all relevant laws at the relevant time.

5.4          Term of engagement

The Iron Ore Marketing Services Agreement shall commence on the Iron Ore Completion Date, and shall terminate upon termination of the Iron Ore Sales Agency Agreement or as otherwise terminated in accordance with its terms, such as for a material breach, but subject to the terms of the IOSAA.

5.5          Cost Recovery Arrangement

RTIO Asia will provide the Services on a full costs recovery basis (including indirect costs) in accordance with clause 5.6, and those costs will be borne by the shareholders in ISA Sales Co in proportion to their respective shareholdings in ISA Sale Co (and discharged in

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such manner as the Parties agree).  No separate marketing fee shall apply in respect of the Services to be provided pursuant to the Iron Ore Marketing Services Agreement.

5.6          Chargeable Costs

(a)           Chargeable Costs

(i)            Chargeable Costs are all costs, expenses and liabilities incurred by RTIO Asia in the provision of Services including:

(A)          salaries and wages and other employee benefits paid by the Rio Tinto Group for the provision of services, including all incidental expenses such as travel and lodgement;

(B)          the cost of services procured from third parties;

(C)          office overhead expenses such as rent, furniture, equipment and supplies;

(D)          the costs of the auditor in reviewing the accounts and records of RTIO Asia and preparing certificates; and

(E)           the cost of utility services,

but Chargeable Costs shall not include fines and penalties, or income taxes (Chargeable Costs).

(ii)           RTIO Asia shall submit a programme and budget for the provision of Services for each year no later than 90 days before the commencement of that year.

(iii)          ISA Sales Co shall notify RTIO Asia in writing whether it shall commit to pay the Chargeable Costs in the programme and budget within 30 days of its receipt.  If this notice is not given, ISA Sales Co shall be deemed to have accepted the Chargeable Costs.

(iv)          If the programme and budget are not approved within 45 days, RTIO Asia shall implement the programme and budget only to the extent necessary to enable ISA Sales Co to fulfil its obligations under its customer contracts.

(v)           RTIO Asia may expend up to 115% of the Chargeable Costs provided for in the programme and budget.

(vi)          RTIO Asia shall provide a summary of Services provided and Chargeable Costs incurred within 14 days after the end of the month in which they were provided or incurred, and ISA Sales Co shall reimburse RTIO Asia for the Chargeable Costs within 7 days of receipt of that summary.

5.7          Audit

RTIO Asia’s records and accounts must be made available for the annual audit as described in the IOSAA.

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5.8          Records

RTIO Asia shall keep records of the relevant costs and performance of its duties under the Iron Ore Marketing Services Agreement.

5.9          General terms

(a)           Assignment, Delegation and Subcontracting

RTIO Asia may assign, delegate or sub contract to third parties (including to any Related Corporation of RTIO Asia) the performance of its responsibilities and obligations under this Agreement provided that this shall not affect the liability of RTIO Asia for the proper performance of those responsibilities and obligations.

(b)           Confidentiality

Parties shall keep confidential information confidential but may disclose to agreed third parties subject to a suitable confidentiality undertaking being entered into by recipients.

(c)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give written notice of affected obligations, estimated duration and remedial measures.

(d)           Consequential Loss

No party shall be liable to any other party under the Iron Ore Marketing Services Agreement (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising.

(e)           Iron Ore Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Iron Ore Marketing Services Agreement and any provision of the IOSAA the latter prevails to the extent any inconsistency.

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6.            Distribution Policy

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7.            Information Protocol

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Generic Distribution Policy

Note this is a generic set of terms; modifications will be made, consistent with the underlying principles, to meet the specific requirements of each Strategic Alliance and each company in which shares or tracking notes is held (each such company referred to below as ‘the Issuer’).

The document is intended to form an annexure to, and be part of, the Strategic Alliance Agreement which covers the Issuer.

In the case of KUCC Holdings LLC and KUCC, the appropriate principles in this document (i) will be incorporated into the relevant transaction documents if and to the extent any such principle is consistent with the Strategic Alliance Agreement and related provisions of the CIA as they apply to KUCC Holdings LLC and KUCC and (ii) in such case, will be adapted as necessary to reflect the Reorganisation Steps applicable to such entities, US tax and accounting principles, and the nature of a limited liability company

1.            Interpretation

1.1          In this Distribution Policy:

(a)           Additional Loan has the same meaning as in the schedule to the Strategic Asset Tracking Note Deed Poll.

(b)           Agreed Cash Flow Accounting Policy means:

(i)            IAS 7 (which expression, in the case of Australian companies, is taken to include AASB 107) as in force at the Completion Date,

(ii)           any subsequent modification or replacement of IAS 7 adopted by the audit committees of the boards of Rio Tinto plc and Rio Tinto Ltd, provided that such change in policy is applied consistently across the Rio Tinto group and is not materially detrimental to the interests of the non-Rio Tinto Group parties.

(c)           Attribution Principles means the principles governing the preparation of separate cash flow statements for the Strategic Assets and for the Excluded Assets, where such separate statements must be prepared in accordance with the Agreed Cash Flow Accounting Policy.

(d)           cash flows means all inflows and outflows of cash and cash equivalents from operating, financing and investing activities, as determined in accordance with the Agreed Cash Flow Accounting Policy, and references to cash inflows and cash outflows have a corresponding meaning.

(e)           Capital Expenditure means all cash outflows attributable to Strategic Assets in accordance with the Attribution Principles which are Capital Expenditure within the meaning of the Strategic Alliance Agreement.

(f)            Capital Expenditure Cash Inflows means Strategic Asset Cash Flows that are inflows for the funding of Capital Expenditure, including without limitation, those inflows attributable to funding provided by Strategic Participants and third parties and the net

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proceeds of claims or insurance policies relating to the appropriation, loss of or damage to a Strategic Asset.

(g)           Completion Date has the meaning given in the CIA.

(h)           CIA means the Co-operation and Implementation Agreement dated [XXXX].

(i)            Excluded Assets means, in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are not Strategic Assets, as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles.

(j)            Excluded Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to Excluded Assets as determined in accordance with the Attribution Principles (and where the Issuer is a member of a tax consolidated group includes any payments made or receipts received by a member under the TFA that are attributable to Excluded Assets).

(k)           Excluded Asset Distributable Earnings at any particular time means the amount  of Issuer Distributable Earnings which are attributable to Excluded Assets as determined in accordance with the Attribution Principles.

(l)            Excluded Payment means:

(i)            any payment (including a dividend or other distribution on shares held by the Rio Strategic Participant) which is a cash outflow sourced from, or forming part of, Excluded Asset Cash Flows, and any distribution of Excluded Assets;

(ii)           any repatriation of the proceeds of the issue of the Notes to members of the Rio Tinto Group by way of dividend, return of capital, share buy-back, share issue, share consolidation, debt repayment,  loan, asset purchase, asset sale, reimbursement of other like distribution or transaction;

(iii)          any payment attributable to Strategic Assets, as determined in accordance with the Attribution Principles, which is made to any member of the Rio Tinto Group for goods, services, finance or other benefits supplied to the Issuer (or Issuer Subsidiary), except to the extent to which the obligation to make the payment has been incurred in breach of, or without any applicable approval required under, the Strategic Alliance Agreement;

(iv)          any payment of principal or interest in respect of a Rio Tinto Treasury Finance Loan; or

(v)           any payment of principal or interest in respect of a Strategic Participant Pro Rata Loan, where payment is made on a pro rata basis in accordance with the Distribution Policy.

(m)          Issuer means [insert name of relevant company].

(n)           Issuer Subsidiary means a wholly-owned subsidiary of the Issuer.

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(o)           Issuer Cash Flows for any relevant financial period means all the cash flows of the Issuer for that period, whether attributable to Excluded Assets or Strategic Assets (calculated, where there is an Issuer Subsidiary, in accordance with clause 3.3).

(p)           Issuer Distributable Earnings at any particular time means all current year and retained earnings of the Issuer which are lawfully available for distribution by way of dividend at that time.  For the avoidance of doubt, it includes, where they are lawfully available to be distributed, current year profits even if the retained earnings of the Issuer are negative as at the end of the relevant financial period.

(q)           Management Fees means fees for management services which are due and payable to a member of the Rio Tinto Group in accordance with the Management Agreement and any capital expenditure development fees payable to a member of the Rio Tinto Group.

(r)            Marketing Fees means fees for marketing services (whether paid by way of a fee or a margin allowed on purchase and resale of product) which are due and payable to a member of the Rio Tinto Group, or a jointly-owned company of the Strategic Participants, in accordance with the Management Agreement or the Marketing Services Agreement (it being acknowledged that as at the Completion Date such fees are not payable except to RTIO Asia and RTA Asia).

(s)           Master Dispute Resolution Deed  or MDRD means the agreement of that name referred to in the Strategic Alliance Agreement.

(t)            Non-Capital Expenditure means all cash outflows attributable to Strategic Assets, as determined in accordance with the Attribution Principles, other than such of those cash outflows as are Capital Expenditure.

(u)           Notes means the strategic asset tracking notes (if any) issued by the Issuer (and still on issue) pursuant to the Strategic Asset Tracking Note Deed Poll.

(v)           Project Percentages has the meaning given in the Strategic Alliance Agreement.

(w)          Rio Tinto Group Equity Loan means a loan owed to, or a redeemable preference share held by, a member of the Rio Tinto Group as at the  Completion Date, other than a loan as at that date which the parties agree shall constitute a Rio Tinto Treasury Finance Loan, and, for the avoidance of doubt, does not include any loan made on or after that date in accordance with the Strategic Alliance Agreement which is a Strategic Participant Dilutive Loan, or a Strategic Participant Pro Rata Loan.  Rio Tinto Group Equity Loans are subordinated to rank equally with the Notes under a deed of subordination delivered at the Completion Date.

(x)           Rio Tinto Treasury Finance means Rio Tinto Finance plc or Rio Tinto Finance Ltd, or any other company which the Strategic Participants agree may provide Rio Tinto Treasury Finance Loans.

(y)           Rio Tinto Treasury Finance Loan means a loan account between Rio Tinto Treasury Finance and the Issuer to provide financing in relation to Strategic Assets, as contemplated by clause 6 of this Distribution Policy.

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(z)           shares includes shares in a corporation and membership interests in a limited partnership or limited liability company.

(aa)         Strategic Assets means in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are [Iron Project Assets], [Aluminium Project Assets] [Copper Project Assets], as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles (provided that nothing in this definition shall be taken to confer upon a shareholder or noteholder any proprietary interest in those project assets). [These will be defined in each separate policy for each Issuer, with such variations as may be necessary including for differential participation methods (e.g. shares / partnerships) by Chinalco in cases where Notes are not applicable.  The Issuers will be:

(i)            Hamersley Iron Pty Ltd;

(ii)           Hamersley Iron – Yandi Pty Ltd;

(iii)          Mount Bruce Mining Pty Ltd;

unless the second and third companies are transferred to the first, in which case the Strategic Asset will be Hamersley Iron and its subsidiaries

(iv)          Rio Tinto Aluminium Limited, to the extent of its Weipa interest, or, if the Reorganisation Steps are implemented, Weipa Newco;

(v)           Rio Tinto Aluminium Limited, to the extent of its Yarwun interest, or, if the Reorganisation Steps are implemented, Yarwun Newco;

(vi)          Rio Tinto Aluminium Limited, to the extent of its 51.85% interest in the Boyne Smelter, and RTA Boyne Ltd, or, if the Reorganisation Steps are implemented, RTA Boyne Limited;

(vii)         GPS Energy Pty Ltd and GPS Power Pty Ltd;

(viii)        Rio Tinto Escondida Limited;

(ix)          Rio Tinto Indonesia Holdings Limited;

(x)           Rio Tinto Peru Limited;

(xi)          subject to the implementation of the Reorganisation Steps, KUCC Holdings LLC.

(xii)         RTIO Asia

(xiii)        RTA Asia]

(bb)        Strategic Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to the Strategic Assets in accordance with the Attribution Principles.

(cc)         Strategic Asset Distributable Earnings at any particular time means Issuer Retained Earnings which are attributable to the Strategic Assets in accordance with the Attribution Principles.

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(dd)        Strategic Entity means an entity covered by another strategic alliance agreement entered into at or around the same time as the Strategic Alliance Agreement.

(ee)         Strategic Participant has the meaning given in the Strategic Alliance Agreement.

(ff)          Strategic Alliance means [insert name of Strategic Alliance].

(gg)        Strategic Alliance Agreement means the agreement dated [  ] made between [R] and [C] in relation to the Issuer.

(hh)        Strategic Participant Dilutive Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer that are non pro rata and result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

(ii)           Strategic Participant Pro Rata Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer, as contemplated by the Strategic Alliance Agreement, being pro rata loans that do not result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

1.2          A reference to a ‘relevant financial period’ means:

(a)           for the first relevant financial period, it commences on the Completion Date and ends, unless otherwise determined, at the end of the first calendar quarterly period ending after that date; and

(b)           for any other period after the first relevant financial period the relevant financial period means either a calendar quarterly period or such other period (including monthly) as may be adopted for the purposes of this Distribution Policy in accordance with the Strategic Alliance Agreement from time to time.

1.3          For the purposes of this Distribution Policy:

(a)           Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows for a relevant financial period shall be calculated on an after-tax basis, and shall take into account cash tax payments and cash tax refunds made or received in the relevant financial period, regardless of when the corresponding accrual of a liability or asset was recognised in the Issuer’s accounts;

(b)           subject to clause 8, where the cash tax payments and cash tax refunds are not directly paid or received by the Issuer, but are paid or received by another entity or entities, by reason of membership of a consolidated tax group or like arrangement, the calculation of cash flows on an after-tax basis shall take into account the payments made or received by the other entity or entities that are attributable (in accordance with the Attribution Principles)  to the Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows and where an agreement or arrangement is in place between the Issuer and those other entities or entity in that consolidated tax group, the payments and receipts under that agreement or arrangement; and

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(c)           for the avoidance of doubt, Issuer Distributable Earnings, Strategic Asset Distributable Earnings and Excluded Asset Retained Earnings shall be calculated on an after-tax basis.

1.4          Where this Distribution Policy requires any action by the Manager, it shall be taken to mean the Manager acting in accordance with the Management Agreement, Marketing Agreement, and the Strategic Alliance Agreement.

2.            Application of Agreed Cash Flow Accounting Policy and Attribution Principles

2.1          The Issuer and the Strategic Participants acknowledge and agree that:

(a)           The Agreed Cash Flow Accounting Policy and the Attribution Principles shall be applied in a consistent, fair and reasonable manner, having regard to the purposes of the Distribution Policy and the intention of the parties as manifested in that policy.

(b)           It is the intention of the parties that they shall participate in the benefit and the burden of the Strategic Asset Cash Flows in proportion to their Project Percentages. The provisions of this Distribution Policy shall be interpreted consistently with this intention.

(c)           The cash flow statements for the Strategic Assets and the Excluded Assets which are required to be prepared for the purposes of this Distribution Policy will need to be prepared from data generated by the Rio Tinto Group accounting systems.

(d)           Prior to the Completion Date, the Strategic Participants shall be provided by Rio Tinto with a review of the data generated by the Rio Tinto Group accounting systems in respect of cash flow statements (and in particular in relation to the method of attributing cash flows to different assets), and following such review the Strategic Participants shall consult in good faith to determine such adjustments, if any, as may need to be made to the data generated by the systems so as to ensure that the data can be used to prepare cash flow statements for the Strategic Assets and the Excluded Assets which are in accordance with the Agreed Cash Flow Accounting Policy and the Attribution Principles, and are otherwise consistent with the requirements of the Distribution Policy.

(e)           The cost of making any adjustments to the data generated by the accounting systems agreed by the parties shall be borne by the Strategic Participants in proportion to their respective Project Percentages in the Issuer.

(f)            If the data generated by the accounting systems or the application of the Agreed Cash Flow Accounting Policy and the Attribution Principles:

(i)            gives rise to a manifest error, as a result of which a holder of shares or Notes receives any amount in excess of its entitlement under this Distribution Policy, it will hold the excess on trust for the person or persons to whom that excess amount should have been paid, pro rata to their respective entitlements, and will account to them accordingly; or

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(ii)           gives rise to a distribution of cash flows between the parties which is wholly inconsistent with the intention of the parties as manifested in this Distribution Policy (manifest anomaly), the parties will (if the anomaly is of a material amount) meet to discuss in good faith, and will make such arrangements (which may include  amending the terms of this Distribution Policyand making reconciliation payments amongst themselves) as may rectify the manifest anomaly.

(g)           In case of dispute between the parties as to whether adjustments need to be made or whether there is a manifest error or manifest anomaly, if the dispute is not resolved by discussion between the parties, the dispute may  be referred for resolution by the Expert pursuant to the MDRD.

2.2          The Issuer shall procure that the Rio Tinto Group accounting systems establish a system of accounts which enables the Issuer at all times:

(a)           to separately track, measure and attribute Strategic Asset Cash Flows and Excluded Asset Cash Flows;

(b)           to apply Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with the Distribution Policy; and

(c)           to demonstrate compliance with the Distribution Policy.

2.3          Accounts for Strategic Asset Cash Flows shall be established with Rio Tinto Treasury Finance unless otherwise required in accordance with this Distribution Policy or the Strategic Alliance Agreement.

2.4          Rio Tinto Treasury Finance and the Issuer shall establish a Strategic Asset working capital account (which may include one or more sub-accounts) and a Strategic Asset capital expenditure account (which may include one or more sub-accounts).  These accounts shall be operated as follows

(a)           All Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account:

(i)            All Capital Expenditure and all Capital Expenditure Cash Inflows must be credited or debited to the Strategic Asset capital expenditure account.

(ii)           All other Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account.

(b)           Subject to clause 3.4, Excluded Asset Cash Flows must not be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account, or to any other account between the Issuer and Rio Tinto Treasury which has been established in relation to Strategic Assets.

(c)           The Manager shall determine the required cash balance which the Issuer must retain for Non-Capital Expenditure purposes in the Strategic Asset working capital account for any relevant financial period.

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(d)           The Manager shall determine the required cash contributions which must be made by the Strategic Participants for Capital Expenditure purposes for any relevant financial period.

(e)           The Issuer may establish other accounts, including Rio Tinto Treasury Finance Loan accounts and the Rehabilitation Account, as expressly contemplated by the Strategic Alliance Agreement.  These shall be sub-accounts of the relevant Strategic Asset working capital account or Strategic Asset capital expenditure account and must operate in compliance with this clause.

(f)            The Manager shall provide to each of the Strategic Participants regular account statements for the Strategic Assets working capital account, the Strategic Asset capital expenditure account, and any other accounts established in relation to Strategic Assets of the Issuer, in accordance with the policies applied consistently across the Rio Tinto Group.

2.5          Rio Tinto Treasury Finance and the Issuer shall establish separate Excluded Assets accounts for Excluded Asset Cash Flows which operate to ensure that:

(a)           all Excluded Asset Cash Flows will be credited or debited to these separate Excluded Assets accounts;

(b)           Strategic Asset Cash Flows will not be credited or debited to these separate Excluded Assets accounts.

2.6          If any Strategic Participant disputes any act, omission, decision or determination made by the Issuer or the Manager pursuant to this Distribution Policy, the dispute will be determined pursuant to the MDRD.

3.            Order of Application of Strategic Asset Cash Flows

3.1          Subject to clause 4 of this Distribution Policy, cash inflows attributable to Strategic Assets and received by the Issuer in a relevant financial period (excluding  Capital Expenditure Cash Inflows shall be applied as follows:

(a)           first, in discharge of all Non-Capital Expenditure due and payable in that same period, including any payments of principal or interest in respect of third party financing or Rio Tinto Treasury Finance Loans outstanding at the commencement of that period, but excluding interest on any Strategic Participant Pro-Rata Loans, and also excluding Management Fees and Marketing Fees;

(b)           second, in discharge of any interest due and payable in that same period in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the period;

(c)           third, in discharge of any Management Fees due and payable in that same period;

(d)           fourth, in discharge of any Marketing Fees due and payable in that same period;

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(e)           fifth, by retention in the Strategic Asset working capital account of such amount as may be necessary to maintain working capital at the required level for that same period, as determined by the Manager;

(f)            sixth, if the Issuer and all the Strategic Participants so agree, by retention of such amount as may be agreed in the Strategic Asset capital expenditure account;

(g)           seventh, in repayment of principal in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the relevant financial period, provided that:

(i)            such loan repayments shall be made as at the end of that same period and must be made pro rata to the Project Percentages of the Strategic Participants as at the end of the period;

(ii)           the Manager shall procure that the Issuer schedules the pro rata loan repayments in such manner as is necessary to ensure that, where a repayment of all (or part) of the principal of any Strategic Participant Pro-Rata Loan is due on a specific date by reason of the terms of the loan, the required repayment is made in accordance with the loan terms on that date; and

(iii)          the Manager shall procure that the Issuer schedules such loan repayments subject to the requirements of clause 4 regarding application of distributable cash;

(h)           eighth, if there is a remaining positive cash balance outstanding as at the end of the relevant financial period, then, if and to the extent that the Issuer has control of the distribution of that positive cash balance and may lawfully distribute it to the Strategic Participants pro-rata to their Project Percentages, then the balance, to that extent, shall be, for that relevant financial period, the distributable cash.  The distributable cash shall be applied for distribution or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4.

3.2          For the avoidance of doubt, cash inflows available for application or distribution for the purposes of clause 3.1 in respect of a financial period shall be determined on the basis that they do not include the distributable cash for the previous financial period which has been distributed or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4. Such distributable cash shall be set aside in a designated sub-account of the working capital account of the Issuer pending such distribution or application.

3.3          Where the Issuer has an Issuer Subsidiary, this Distribution Policy shall be applied on the basis that the Strategic Asset Cash Flows and the Excluded Asset Cash Flows of the Issuer include the Strategic Asset Cash Flows and Excluded Asset Cash Flows of the Issuer Subsidiary (and with such adjustments as are necessary to ensure no double-counting of cash flows).  The Manager and the Issuer shall also take such actions as are necessary to procure that the Issuer Subsidiary shall make both the Strategic Asset Cash Flows and Strategic Asset Distributable Earnings of the Issuer Subsidiary available to the Issuer to the fullest extent lawfully possible, including recommending (in the case of the Manager) and procuring (in the case of the Issuer) the board of the Issuer Subsidiary that it distribute by way of dividend to the Issuer to the maximum extent lawfully possible all Strategic Asset Distributable Earnings of the Issuer Subsidiary, such distributable earnings

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to be determined in the same way as applies to determination of such earnings of the Issuer.

3.4                              If losses which are attributable to the Excluded Assets (as determined in accordance with the Attribution Principles) (the relevant Excluded Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Strategic Asset cash) attributable to the Strategic Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to:

(a)                                 the Excluded Assets and Excluded Asset Cash Flows of the Issuer; and

(b)                                the Rio Tinto Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer,

to the extent necessary to recoup, for the benefit of the Chinalco Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Rio Tinto Strategic Participant shall pay the Chinalco Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Chinalco Strategic Participant in the same after-tax position it would have been in if the relevant Excluded Asset losses had not arisen.

3.5                              If losses which are attributable to the Strategic Assets (as determined in accordance with the Attribution Principles) (the relevant Strategic Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Excluded Asset cash) attributable to the Excluded Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to the Chinalco Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer, to the extent necessary to recoup, for the benefit of the Rio Tinto Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Chinalco Strategic Participant shall pay the Rio Tinto Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Rio Tinto Strategic Participant in the same after-tax position it would have been in if the relevant Strategic Asset losses had not arisen.

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4.                                     Application of distributable cash

4.1                              The Manager shall, prior to each meeting of the board of the Issuer at which the board intends to consider resolving to make a distribution of the distributable cash for a relevant financial period, make recommendations to the board of the Issuer that the Issuer should make pro-rata distributions of the distributable cash to the fullest extent lawfully possible, in accordance with the provisions of this Distribution Policy, and having regard to all relevant financial, accounting, tax and regulatory implications of any particular method of cash distribution for the Issuer and for the Strategic Participants.

4.2                              If the board of the Issuer (and, if relevant, an Issuer Subsidiary) in the exercise of its lawful discretion resolves to adopt the Manager’s recommendations, it shall give effect to the recommendations within 5 Business Days after adoption of the recommendations.  The Issuer (and the Issuer Subsidiary) must not make distributions of the distributable cash for a relevant financial period contrary to the recommendations of the Manager.  If the Issuer does not adopt the recommendations of the Manager, the distributable cash for the financial period shall remain in the designated sub-account of the working capital account of the Issuer referred to in clause 3.2, pending receipt (and, if the board in the exercise of its lawful discretion thinks fit, adoption) of any further recommendations to be presented for the consideration of the board by the Manager in accordance with this Distribution Policy.

4.3                              In the following provisions:

(a)                                 ordinary dividend or ordinary coupon means any payment on shares or Notes lawfully debited by the Issuer against Issuer Distributable Earnings (other than, for the avoidance of doubt) an Excluded Payment);

(b)                                alternative cash distribution mechanism includes:

(i)	repayment of Rio Tinto Group Equity Loans;

(ii)	repayment of Strategic Participant Dilutive Loans;

(iii)	repayment of Strategic Participant Pro Rata Loans (provided that any such repayment is made pro rata to the Project Percentages of the Strategic Participants);

(iv)	the repayment of an Additional Loan;

(v)	the making of a loan, whether at interest or interest free, and whether for a fixed period or by way of an undated loan, and whether repayable at the option of the lender or the borrower;

(vi)	redemption of, or repayment in whole of, a Note;

(vii)	repayment of all or part of the share capital on a share;

(viii)	retention of cash in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, a Strategic Participant;

(ix)	such other methods as may be agreed between the Strategic Participants for the distribution of cash,

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provided that an alternative cash distribution mechanism shall be adopted only if and to the extent the Manager has first determined that it may be lawfully adopted, and that such a mechanism does not give rise to any tax or other financial or accounting detriment for the Issuer or any of the Strategic Participants (or their affiliates), and, provided further, that the board of the Issuer, in the exercise of its lawful discretion, resolves to adopt the Manager’s recommendations as to such alternative cash distribution mechanism.

4.4                              The Manager shall recommend (for consideration of the board of the Issuer in the exercise of its lawful discretion) that the distributable cash for a relevant financial period is to be applied as follows, unless otherwise agreed in writing by the Strategic Participants(and subject to such arrangements as may be made under Annexure B):

(a)                                 The Issuer is to first declare and pay ordinary dividends or ordinary coupons (as applicable) to the Strategic Participants pro rata to their Project Percentages, such dividends and coupons to be made on the same day and as nearly as possible at the same time, and in such amount as the Manager recommends to the board of the Issuer, but subject to the following limitations:

(i)            both the ordinary dividends and the ordinary coupons paid to the Strategic Participants must be debited wholly against Issuer Distributable Earnings (so that the Strategic Participants receive distributions of such earnings in proportion to their respective Project Percentages), and must not be declared or paid except to the extent they can be so debited;

(ii)           subject to paragraphs (iii) and (iv), the amount so debited against Issuer Distributable Earnings must not exceed Strategic Asset Distributable Earnings as at the end of that relevant financial period;

(iii)          in a case where losses which are attributable to Excluded Assets (as determined in accordance with the Attribution Principles) have caused Issuer Distributable Earnings as at the end of the relevant financial period to be less than Strategic Asset Distributable Earnings as at the end of that period, the amount so debited against Issuer Distributable Earnings must not exceed Issuer Distributable Earnings;

(iv)          in a case where losses which are attributable to Strategic Assets (as determined in accordance with the Attribution Principles) have caused Strategic Asset Distributable Earnings as at the end of the relevant financial period to be nil or negative, no ordinary dividend or ordinary coupon shall be declared and paid, and distribution of the distributable cash must be effected (if at all) by way of alternative cash distribution mechanisms.

(b)                                Subject to clause 4.4(c), to the extent ordinary dividend and ordinary coupon payments made in accordance with clause 4.4(a) do not distribute to the Strategic Participants the total distributable cash for the relevant financial period, the balance shall be retained in the account referred to in clause 3.2, unless and until it is applied to their respective benefit pro rata to their Project Percentages by means of such of the alternative distribution mechanisms as may be agreed by each Strategic Participant with the Manager in respect of their individual Project Percentage of the undistributed balance (it

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being acknowledged, for the avoidance of doubt, that the Manager may recommend separate arrangements in relation to each Strategic Participant).

(c)                                 Unless otherwise directed by either or both of the Strategic Participants in respect of the Strategic Participant’s Project Percentage of the undistributed balance:

(i)                                    the Manager shall first apply the undistributed balance in repayment of Strategic Participant Pro Rata Loans, such repayments to be made pro rata to the Project Percentages to both of the Strategic Participants, but only if and to the extent the Manager has first determined that such repayments do not give rise to any tax or other financial cost for the Issuer or any of the Strategic Participants (or their affiliates); and

(ii)                                 any amount still not distributed to the Strategic Participants shall be set aside in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, each Strategic Participant in accordance with this clause in respect of the participant’s individual Project Percentage of the undistributed balance.

4.5                              Subject to clause 3.5, the Issuer must not apply Strategic Asset Cash Flows or Strategic Assets to make distributions or other payments or loans of any nature other than for the benefit of the Strategic Participants in accordance with this Distribution Policy.

4.6                              Subject to clause 3.4, the Issuer has no obligation to apply, and must not apply, Excluded Asset Cash Flows or Excluded Assets in making any distributions on any Notes, or on any shares acquired by conversion of the Notes.

4.7                              For the avoidance of doubt, but subject to any obligations arising under clause 3.4, nothing in this Distribution Policy or the Strategic Asset Tracking Note Deed Poll shall be taken to preclude the Issuer from also paying dividends or distributions as it thinks fit from cash flows attributable to Excluded Assets (as determined in accordance with the Attribution Principles) to holders of shares in the Issuer whose share rights entitle them to such distributions, or making other Excluded Payments.

5.                                     Funding of Non-Capital Expenditure and Capital Expenditure

5.1                              Subject to clause 5.3, the Strategic Participants shall provide funding to the Issuer in accordance with the Strategic Alliance Agreement as required to:

(a)                                 fund their pro rata share of the cash balance which the Manager determines must be retained in the Strategic Asset working capital account, to the extent the balance cannot be funded from cash inflows attributable to the Strategic Assets;

(b)                                fund their pro rata share of Capital Expenditure which the Strategic Participants are obliged to fund pursuant to the provisions of the Strategic Alliance Agreement.

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5.2                              Subject to clause 5.3, the parties shall seek in good faith to agree terms for the funding referred to in clause 5.1, but in the absence of agreement:

(a)                                 in the case of Issuers with Notes on issue, such funding shall be by way of Strategic Participant Pro Rata Loans at arms’ length interest rates repayable at any time at the discretion of the Issuer, but with a final repayment date which is not later than 9 years after the end of the relevant financial period in which the loan is advanced, and provided further that such loans must always be re-paid on a pro-rata basis in proportion to the Project Percentages of the Strategic Participants;

(b)                                in the case of other Issuers such funding shall be by way of additional share subscriptions to the Issuer.

5.3                              Where (in the exercise of the lawful discretion of the board of the Issuer, acting on the recommendation of the Manager) an amount of distributable cash for a relevant financial period has, in accordance with clause 4, been set aside in designated undistributed cash account of the Issuer at the direction of a  Strategic Participant, to be held for future distribution to, or application as directed by, that Strategic Participant,then:

(a)                                 if the Strategic Participant so directs the Manager, amounts in the account may be applied by the Issuer to meet a specific funding obligation of the Strategic Participant of a kind referred to in clause 5.1;

(b)                                if amounts are so applied, there shall be an appropriate reduction in the amount of loan or equity funding which the Strategic Participant is required to contribute in respect of that specific funding obligation;

(c)                                 in a case where both the Strategic Participants do not wish to apply amounts under this clause 5.3 in equal proportions to meet a specific funding obligation in proportion to their Project Percentages, they shall negotiate in good faith such further arrangements as may be required to ensure that none of the Participants is disadvantaged by the difference in the funding methods adopted by the Participants.

5.4                              Without limitation to the Strategic Participants’ obligations under the Strategic Alliance Agreement and this Distribution Policy to provide funding to the Issuer, the parties shall seek in good faith to determine the appropriate terms and structure of any arrangements agreed for the funding obligations referred to in clause 5.1, and any of the funding mechanisms referred to in clause 5.2 or 5.3, having regard to all relevant financial, accounting, tax and regulatory implications, including without limit any thin capitalisation or like regulatory requirements applicable to the Issuer, and shall use best endeavours to ensure that the arrangements and mechanisms adopted do not give rise to any financial, accounting or tax detriments for the Issuer or any of the Strategic Participants (or their affiliates).

6.                                     Rio Tinto Treasury Finance Loans

6.1                              Rio Tinto Treasury Finance may establish loan accounts with the Issuer in relation to financing the Strategic Assets subject to the provisions of the Strategic Alliance Agreement.

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6.2                              Such loan accounts shall be on arms length terms at arms length interest rates.

6.3                              For the avoidance of doubt, the parties acknowledge that such loan accounts, and the associated repayment of interest and principal, shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings, and shall be repaid in the ordinary course of business of the Issuer.

7.                                     Asset disposals and associated tax liabilities

7.1                              For the avoidance of doubt, the parties acknowledge that cash inflows and cash outflows on the disposal of Strategic Assets (including without limit associated tax liabilities of the Issuer or its affiliates which are attributable to the disposal in accordance with the Attribution Principles) shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings.

7.2                              Where the Issuer is a member of the consolidated group of which RTL is the head company (RTL Tax Group) and the Issuer ceases to be a member of the RTL Tax Group; and CGT event L5 happens to RTL as head entity of the RTL consolidated group, then the associated capital gains tax liability arising (the L5 Amount) shall be borne as follows (notwithstanding any contrary provision in the CIA or the Strategic Alliance Agreement):

(a)                                 If the L5 amount arises solely by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Rio Strategic Participant.

(b)                                If the L5 amount arises by reason of the joint conduct of RTL and Chinalco, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5

(c)                                 If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option by reason of the conduct of RTL, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5.

(d)                                If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option otherwise than by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Chinalco Strategic Participant.

(e)                                 If the Notes automatically convert into Shares on the Mandatory Conversion Date, the L5 amount shall be shared between the Strategic Participants in the Project Percentages at the time of the Mandatory Conversion Date.

7.3                              Where any party proposes to take action which would give rise to an L5 amount, the party shall not take such action without first giving the Issuer sufficient notice of the proposed action to take such steps as may be appropriate to reduce or eliminate the L5 amount.

7.4                              To the extent that the L5 amount is to be borne byboth Strategic Participants pro rata to their Project Percentages, the obligation of the Strategic Participants may be satisfied by the Issuer making a payment equal to the L5 amount to RTL and that payment being

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considered part of the Strategic Asset Cash Flows (but to the extent not so satified the parties shall remain liable for their share of the balance)

7.5                              Where all or part of an L5 amount is to be borne by the Chinalco Strategic Participant, it shall pay the relevant cash tax amount due to RTL on or before the due date for making the final tax payment of RTL for the income year in which the capital gain arises.

[The parties may wish to specify which of the above provisions apply to the different conversion clauses of the SAA]

8.                                     Attribution of Tax to Cash Flow Where Consolidated Tax Group

8.1                              This clause applies to any Australian tax resident Issuer which is or has been a member of a consolidated group for the purposes of income tax or any other tax.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

8.2                              The Strategic Participants and the Issuer agree that:

(a)                                 cash tax payments and cash tax refunds made and received by the consolidated group, to the extent that they are attributable to Strategic Assets and Excluded Assets, must be taken into account in determining Strategic Asset Cash Flows and Excluded Asset Cash Flows, as well as Strategic Asset Distributable Earnings and Excluded Asset Distributable Earnings;

(b)                                unless otherwise agreed, the necessary attribution of the cash tax payments and cash tax refunds shall be made in accordance with the principles in Annexure A;

(c)                                 notwithstanding Annexure A, the parties agree that any interest or penalties arising from any adjustments agreed with the ATO in relation to the Advance Pricing Agreement process commenced in relation to RTIO Asia (or otherwise assessed in relation thereto) shall be for the account of RTL; and

(d)                                subject to preservation of legal professional privilege, RTL shall keep Chinalco Strategic Participant informed of the progress of the RTIO Asia APA process.

9.                                     Franking where Issuer is Australian resident

9.1                              This clause applies to any Australian tax resident Issuer.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

9.2                              Coupons on the Notes, to the extent they constitute a frankable distribution for dividend imputation purposes, shall be franked at the applicable benchmark percentage for the distribution.

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9.3                              Where an Australian tax resident Issuer is a member of a consolidated group for the purposes of income tax at the time of making a Coupon payment which is a frankable distribution, the Coupon amount may be adjusted in accordance with the principles in Annexure B

10.                              Relationship between Distribution Policy and Note Conditions in respect of Coupons on the Notes

10.1                       The parties agree and acknowledge the following provisions shall apply in relation to the terms and conditions of the Notes in Schedule 1 to the Note Deed Poll (the Note Conditions):

(a)                                 In determining whether the Issuer has discharged its obligations under condition 3 of the Note Conditions in respect of a Coupon corresponding to a Shareholder Distribution, the amount of the corresponding Coupon as calculated pursuant to the definition of Coupon in condition 1.1 shall be deemed to be the Coupon as adjusted (by increase or decrease) under any of the provisions of this Distribution Policy, including such increases or decreases as may be required in respect of franking  pursuant to Annexure B.

(b)                                Where the distributable cash for a relevant financial period has been distributed to, or otherwise applied to the benefit of the Strategic Participants pro rata to their Project Percentages in full compliance with this Distribution Policy, whether by way of ordinary dividends, ordinary coupons, alternative cash distribution mechanisms, or any combination of such methods, as contemplated by clause 4 of this policy (the prescribed cash applications), the Issuer shall be deemed to have satisfied its obligations under the condition 3 of the Note Conditions in respect of any corresponding Coupon which is payable to the Noteholders in respect of any Shareholder Distribution arising in the course of those prescribed cash applications.

10.2                       For the avoidance of doubt, if and to the extent an amount of a Noteholder’s Project Percentage of the distributable cash for a relevant financial period has been applied to the Noteholder’s benefit in compliance with clause 4 by way of an alternative cash distribution mechanism, the Issuer is not obliged to pay that same amount by way of a Coupon on the Note.

11.                              Winding up of Issuer

11.1                       On a winding up of the Issuer, the claims of holders of shares, holders of Notes and other claims that rank equally with Notes are to be subordinated on the terms and conditions of the Notes and any applicable deed of subordination.

11.2                       If a holder of shares or Notes or equal ranking claims receives any amount in excess of its entitlement under the terms and conditions of the Notes and any applicable deed of subordination, it will hold the excess on trust for the persons to whom that excess amount

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should have been paid, pro rata to their respective entitlements, and will account to them accordingly.

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Annexure A

1.                                     Interpretation

Unless otherwise defined in this Annexure A, words used in Annexure A which are defined in the Generic Distribution Policy bear the same meaning in Annexure A as they do in the Generic Distribution Policy.

In addition:

1997 Act means the Income Tax Assessment Act 1997 (C’th).

Applied Loss has the meaning in the TFA.

Capital Gain has the meaning given in the 1997 Act.

Capital Loss has the meaning given in the 1997 Act.

CGT asset has the same meaning as in the TFA.

Funding Contribution Amounts has the meaning given in the TFA.

Depreciable asset has the same meaning as in the TFA.

Head Company has the meaning given in the TFA.

Noteholder has the meaning given in the Strategic Asset Tracking Note Deed Poll dated [#].

Notional Income Tax Amount means the net amount that would be payable by, or receivable by, a Relevant Entity in a financial year under the TFA if modified in the manner set out below, or in any other manner which in the reasonable opinion of the Manager and agreed to by the Strategic Participants such agreement not to be unreasonably withheld would reflect the income tax position of the Relevant Entity if it were a stand alone entity which owned no asset other than its Strategic Assets, and whose tax liabilities were solely related to those Strategic Assets:

(a)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

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(b)	Clause 1.2(f) of the TFA does not apply to the extent that after the Completion Date:

(i)	a Relevant Entity acquires a CGT asset from another Group Member (other than another Relevant Entity); or

(ii)	a Group Member acquires a CGT asset as a consequence of a transaction with another Group Member (other than another Relevant Entity) which created that CGT asset,

for an actual cash consideration which differs from the tax cost of the CGT asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purpose of Part 3-1 and Part 3-3 of the 1997 Act to have acquired the CGT asset for the actual cash consideration.

(c)

Clause 1.2(g) of the TFA shall not apply to the extent that after the Completion Date, a Relevant Entity acquires a depreciable asset from another Group Member (other than another Relevant Entity) for actual consideration which differs from the tax cost of the depreciable asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purposes of Division 40 of the 1997 Act, to have acquired the depreciable asset for the actual cash consideration.

(d)	Clause 1.2(k) of the TFA shall not apply to the extent that clause (b) or (c) applies.

(e)	The modifications to the application of the TFA as set out in clauses (a)-(d) and (f) apply in relation to the calculation of a Notional Loss for a Relevant Entity or a Strategic Entity.

(f)	Where:

(i)	a Relevant Entity has a Notional Loss in the form of a Capital Loss which is not an Applied Loss;

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(ii)	an entity which is not a Relevant Entity or a Strategic Entity has a Notional Loss in the form of a Capital Loss which is an Applied Loss; and

(iii)	another Relevant Entity or a Strategic Entity has paid to the Head Company a Funding Contribution Amount in respect of a Capital Gain,

the Head Company is taken to have applied a Notional Loss of the Relevant Entity equal to the Reduced Loss Amount.

Notional Loss has the meaning given in the TFA and is always taken to satisfy section 165-12 of the 1997 Act.

Project Percentage has the meaning given in the [relevant Strategic Alliance Agreement].

Relevant Entity means the Issuer or the Issuer’s Subsidiary.

Reduced Loss Amount for the purpose of the definition of paragraph (f) of Notional Income Tax Amount means the lesser of:

(i)	the Notional Loss of the Relevant Entity ; and

(ii)	the product of (A/B) / CTR where:

“A” is the Noteholder’s Project Percentage of the Funding Contribution Amount of the other Relevant Entity or the Strategic Entity.

“B” is Noteholder’s Project Percentage in the Relevant Entity which has the Notional Loss which is not an Applied Loss.

“CTR” has the meaning in the TFA.

For the avoidance of doubt, the purpose of this formula is to ensure that a Notional Loss of a Relevant Entity is applied in priority to capital losses of other members of the Rio Tinto Limited tax consolidated group but that amount is restricted to the lesser of (i) the amount of the Notional Loss and (ii) the maximum amount of the Notional Loss that the Relevant Entity or the Strategic Entity which paid the Funding Contribution Amount would be able to utilise on a stand alone basis.  For future years, the Notional Loss of the Relevant Entity will, to that extent, be treated as having been applied by the Head Company and as no longer being a Notional Loss of the Relevant Entity.

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Strategic Entity means an entity other than:

(i)	a Relevant Entity covered by the Strategic Alliance Agreement; or

(ii)	an entity covered by another strategic alliance agreement entered into at the same time of the Strategic Alliance Agreement.

TFA means the agreement (as amended) entered into by Rio Tinto Limited and the other members of the Rio Tinto Limited tax consolidated group in the form of the agreements amended on 22 December 2005.

TFA Net Cash Flow Amount means the net amount payable, or receivable, by a Relevant Entity under the TFA.

2.	Income Tax

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

Payments made and received by a Relevant Entity under the TFA shall be taken to be the relevant tax payments and receipts for the purposes of determining Issuer Cash Flows, and shall be allocated between Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with Agreed Cash Flow Accounting Policy. For the avoidance of doubt, payments include Funding Contribution Amounts paid by the Relevant Entity on account of instalments of income tax and final income tax payments, and receipts amounts received by the Relevant Entity on account of tax refunds and subvention payments received from the Head Entity.

(b)

At the end of each financial year the Manager shall, after the final tax related payments and receipts under the TFA in relation to each Relevant Entity have been made, make a calculation of the Notional Income Tax Amount for each Relevant Entity in respect of that financial year.

(c)

To the extent that the Notional Income Tax Amount for a Relevant Entity for a financial year differs from the TFA Net Cash Flow Amount for that entity, the difference (positive or negative) shall be recognised as an adjustment in the

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Strategic Asset Cash Flows or the Excluded Asset Cash Flows (as the case may be) of the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	where the Notional Income Tax Amount exceeds the TFA Net Cash Flow Amount, the difference shall be an Excluded Asset Cash Flow; and

(ii)	where the Notional Income Tax Amount is less than the TFA Net Cash Flow Amount, the difference shall be a Strategic Asset Cash Flow.

3.                                     Goods and Services Tax

Subject to the terms of a funding agreement in relation to GST between members of the Rio Tinto Limited GST Group, and in the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

If a Relevant Entity is a member of a GST Group, and is not the representative member of that GST Group, a notional calculation of the net amount of the entity shall be made by the Manager for each tax period within 14 days after the end of that tax period (Notional GST Amount).

(b)	The notional calculation shall be made on the following assumptions:

(i)	The Relevant Entity is not a member of the GST Group in relation to transactions (including supplies, acquisitions and any relevant adjustments) with entities which are not members of the GST Group.

(i)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

(ii)	The general apportionment formula or calculation used by the representative member of the GST Group to claim input tax credits applies to the Relevant Entity.

(c)	Any Notional GST Amount (positive or negative) shall be recognised as an adjustment in the Strategic Asset Cash Flows or the Excluded Asset Cash Flows of

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the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	A Notional GST Amount payable of the Relevant Entity shall be an Excluded Asset Cash Flow; and

(ii)	A Notional GST Amount refund of the Relevant Entity shall be a Strategic Asset Cash Flow.

(d)

If the Manager, acting reasonably, considers that the Notional GST Amount for a tax period should be adjusted, the adjustment shall be made by the Manager and the notional cash flows under clause (c) shall be adjusted accordingly.

Words used in this clause which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (C’th) shall bear the meaning in that Act.

4.                                     Share Tainting

If the Issuer knowingly taints the share capital account (within the meaning of section 197-50 of the 1997 Act), the Rio Tinto Strategic Participant will pay to the Colleen Strategic Participant shortly after conversion an amount equal to the loss of Strategic Asset Cash Flow suffered by the Issuer as a consequence of untainting the Issuer’s share capital account multiplied by the Colleen Strategic Participant’s Project Percentage.

5.                                     General

Where either party disagrees with an opinion, direction, methodology or similar action by the Manager in relation to any clause of Annexure A, the dispute may be determined in accordance with the Master Dispute Resolution Agreement.

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Annexure B

1.                                     Interpretation

Words used in Annexure B which are defined in the Generic Distribution Policy or Annexure A bear the same meaning in Annexure B as they do in the Generic Distribution Policy or Annexure A (as the case may be).

2.                                     Dividends

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

The Manager shall create an account as at the Completion Date (Tax Account) which records the Colleen Strategic Participant’s Project Percentage of the Funding Contribution Amounts paid under the TFA and the impact of any adjustments made to the Issuer Cash Flows in accordance with Annexure A by a Relevant Entity from the Completion Date which are attributable to Strategic Assets in accordance with the Attribution Principles (Tax Amount).

(b)

A Colleen Strategic Participant may at any time in writing request the Manager to transfer the whole or part of the balance of the Tax Amount in the Relevant Entity’s Tax Account to the Tax Account of another Relevant Entity or Strategic Entity or vice versa. The Manager shall effect such transfers within 7 days of receiving that request, following which the balance of the Tax Amounts in the Tax Account of the entities will be adjusted accordingly.

(c)

When the Relevant Entity proposes to pay a Coupon of a particular amount on the Notes to a Noteholder which is a frankable distribution, the franking credits which would attach to the proposed Coupon will be compared to the balance of the Tax Amount in the Tax Account of the Relevant Entity at the time of the distribution and:

7

(i)                                    subject to paragraph (d), if the franking credits which would attach to the proposed Coupon exceed the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be reduced by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount; and

(ii)                                 subject to paragraph (d) if the franking credits which would attach to the proposed Coupon are less than the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be increased by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount (but not exceeding a franking percentage of 100%).

(d)                                 Where the franking credits which would attach to the Coupon are likely to differ from the Tax Amount (including any transferred Tax Amount), the Manager and the Strategic Participants will, in good faith, discuss whether:

(i)                                    an alternative distribution method (as contemplated in clause 4.3(b) of the Distribution Policy) should be used by the Strategic Participants where that distribution method properly reflects the underlying character of the difference between the Tax Amount and the likely franking credits and;

(ii)                                 having regard to:

(A)                             the balance of the franking account of RTL;

(B)                               the circumstances that have given rise to the difference between the Tax Amount and the likely franking credit balance of RTL;

(C)                               the likelihood in the future that the Tax Amount will differ from available franking credits in respect of Coupons, and

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(D)                              any disadvantage that may be suffered by one or more of RTL, any of the Strategic Participants, the Noteholder or the Issuer, ,

whether the provision of additional franking credits, or the shortfall of franking credits, warrants no, some or all of the reduction or increase in the Coupon as contemplated by clause 2(c)(i) or (ii) (as the case may be).

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Schedule 4

Aluminium Strategic Alliance Terms and Conditions

85

Aluminium Strategic Alliance Terms and Conditions

1.            Aluminium Strategic Alliance Agreement

1.1          Parties

Weipa NewCo (once incorporated)

Yarwun NewCo (once incorporated)

RTA Boyne Limited

GPS Power Pty Ltd

GPS Energy Pty Ltd

Rio Tinto Aluminium Limited

Rio Tinto Aluminium (Holdings) Limited

GPS Nominee Limited

Rio Tinto Limited

Chinalco SPV(s) Aluminium (once incorporated)

Aluminum Corporation of China

Manager (to be determined)

Rio Tinto Alcan Pte Limited

ASA Sales Co (once incorporated)

1.2          Definitions

Terms defined in the CIA have the same meaning when used in these Aluminium Strategic Alliance Terms and Conditions, except to the extent that any such terms are expressly defined to have a different meaning in these Aluminium Strategic Alliance Terms and Conditions and except to the extent the context requires otherwise.

Adverse JV Impact means a material disruption of relations between the relevant Aluminium Group Member and any other joint venture participant in an underlying joint venture, and/or a material reduction in the flow of joint venture information to the relevant Aluminium Group Member.

ALSAA means the Aluminium Strategic Alliance Agreement or, unless and until that agreement is entered into, the Aluminium Strategic Alliance Terms and Conditions as set out in this schedule.

ALSAC means the Aluminium Strategic Alliance Committee.

Aluminium Group means Weipa NewCo, Yarwun NewCo, RTA Boyne, GPS Energy and GPS Power, and their respective Subsidiaries (with each entity within the Aluminium Group being an Aluminium Group Member).

In the event of Fallback Completion regarding:

(a)           Weipa – RTAL replaces Weipa NewCo in the Aluminium Group;

(b)           Yarwun – RTAL replaces Yarwun NewCo in the Aluminium Group; and/or

(c)           Boyne – RTAL is added in the Aluminium Group.

Aluminium Projects means Weipa, Yarwun, Boyne and GPS (and any other project that may be added to the scope of the Aluminium Strategic Alliance in the future by agreement, including pursuant to clause 1.4(f)).

Aluminium Project Assets means the underlying operations and/or assets comprising Weipa, Yarwun, Boyne and GPS respectively (and any other project that may be added to the scope of the Aluminium Strategic Alliance in the future by agreement).

Aluminium SACo means each of Weipa NewCo, Yarwun NewCo, RTA Boyne, GPS Energy and GPS Power.

In the event of Fallback Completion regarding:

(a)           Weipa, RTAL replaces Weipa NewCo as an Aluminium SACo, but only in respect of decisions relating to Weipa;

(b)           Yarwun, RTAL replaces Yarwun NewCo as an Aluminium SACo, but only in respect of decisions relating to Yarwun; and

(c)           Boyne, RTAL is also treated as an Aluminium SACo, but only in respect of decisions relating to Boyne.

Aluminium SA Transaction Documents means:

(a)           the ALSAA (including the Distribution Policy);

(b)           Strategic Asset Tracking Notes issued by any Aluminium Group Member or by any member of the Rio Tinto Group in respect of RTA Asia, and the Strategic Asset Tracking Notes Deed Poll;

(c)           the Participant Charge;

(d)           the Management Agreement;

(e)           the Bauxite Sales Agency Agreement;

(f)           the Bauxite Marketing Services Agreement;

(g)           the Bauxite Supply Agreement;

(h)           any Intercreditor Deed;

(i)            the Secondment Policy; and

(i)            such other agreements from time to time as may be necessary to give effect to the transactions contemplated by the ALSAA.

ASA Accounts has the meaning given in clause 1.21(a).

ASA Sales Co has the meaning given in clause 1.10(a).

Associate of a person has the meaning given in sections 12(2), 15 and 16 of the Corporations Act 2001 (Cth).

Bauxite Marketing Services Agreement means the Bauxite Marketing Services Agreement as referred to in clause 1.10(b), or, unless and until that agreement is entered into, the Bauxite Marketing Services Agreement Terms and Conditions as set out in clause 5 of this schedule.

Bauxite Sales Agency Agreement means the Bauxite Sales Agency Agreement as referred to in clause 1.10(b), or, unless and until that agreement is entered into, the Bauxite Sales Agency Agreement Terms and Conditions as set out in clause 4 of this schedule.

Bauxite Supply Agreement means the bauxite supply agreement to be negotiated between Weipa NewCo and Yarwun NewCo in accordance with clause 1.11(c), or in the event of Fallback Completion regarding:

(a)           Weipa, an equivalent bauxite supply agreement to be negotiated between RTAL and Yarwun New Co;

(b)           Yarwun, an equivalent bauxite supply agreement to be negotiated between Weipa NewCo and RTAL; or

(c)           Weipa and Yarwun, an equivalent informal arrangement to be applied by RTAL for the purposes of calculating RTAL’s cash flows which are attributable to Weipa and Yarwun.

BSL means Boyne Smelters Limited.

Capital Expenditure has the meaning given in clause 1.15(a)(i).

Capital Investment Proposal means a proposal, whether in respect of an expansion or an acquisition, to:

(a)           increase capacity and/or production from; or

(b)           acquire a further interest in, or in respect of,

an Aluminium Project, which sets out all Capital Expenditure which (when aggregated with other amounts of Capital Expenditure) comprises all amounts necessary to achieve commercial, technical or mechanical completion of the applicable expansion or acquisition.

CIA means the Co-operation and Implementation Agreement.

Chinalco has the meaning given in the CIA, except where used in relation to a particular Aluminium Project where it means the relevant Chinalco Strategic Participant(s).

Chinalco Sales SAV has the meaning given in clause 1.10(a)(i).

Completion means completion of the relevant Chinalco Strategic Participant’s acquisition of its Participating Interest in accordance with the provisions of the CIA (including Fallback Completion).

Confidential Information means the terms and conditions of the Aluminium SA Transaction Documents, and all information provided under or in connection with those documents or in connection with the Aluminium Strategic Alliance, the Aluminium Group, an Aluminium Project, an underlying joint venture or business, or a new opportunity being considered for inclusion in the Aluminium Strategic Alliance.

It does not include information which the disclosing party can demonstrate:

(a)           is in, or comes into, the public domain otherwise than by disclosure in breach of the ALSAA or other Aluminium SA Transaction Documents;

(b)           is already known to the person at the date of disclosure through legitimate means (other than in respect of the terms and conditions of the Aluminium SA Transaction Documents);

(c)           is acquired from a third party who is entitled to disclose it; or

(d)           is independently developed by the person receiving that information.

CPI means the United States Consumer Price Index for All Urban Customers published by the Bureau of Labor Statistics of the United States Department of Labor.  In this definition:

(a)           the reference to United States Consumer Price Index for All Urban Customers means:

(i)            the same numbers but with different names at any time; and

(ii)           the same numbers adjusted mathematically to take account of a change at any time in the base year provided that indices of the same base year are used throughout the calculation; and

(b)           the reference to the Bureau of Labor Statistics of the United States Department of Labor includes a reference to:

(i)            the Bureau but with a different name at any time; and

(ii)           a governmental agency in the United States of America (in the absence of the Bureau of Labor Statistics) at any time having similar functions.

Distribution Policy means the distribution policy as set out in clause 6 of these Aluminium Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Event of Force Majeure means, to the extent that it is beyond a Party’s reasonable control, any of the following events:

(a)           act of God, lightning, storm, flood, cyclone, tidal wave, landslide, fire, earthquake or explosion;

(b)           strike, lockout or stoppage or ban or limitation on work or restraint of labour, whether at the mine or mines, railway, port or otherwise;

(c)           any act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion or epidemic;

(d)           any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any government or other competent authority;

(e)           embargo, unavailability of essential equipment, materials, facilities, unqualified employees or contractors, power or water shortages or lack of transportation; or

(f)            any other cause or event, whether specifically referred to above or otherwise, which is not within the Party’s reasonable control.

Excluded Assets has the meaning given in the Distribution Policy.

Fallback Completion means the Chinalco Strategic Participant’s acquisition of a Participating Interest in an Aluminium Project pursuant to clause 5.3 of the CIA.

Financial Year means a period of 12 months commencing on 1 January in each year from and including the remaining part of the calendar year in which the ALSAA becomes effective and ending on 31 December of the relevant year.

First Aluminium Completion Date means the date of Completion of Chinalco’s earliest acquisition of a Participating Interest in an Aluminium Project included within the scope of the Aluminium Strategic Alliance.

GPS Nominee means GPS Nominee Limited.

Holding Company has the meaning given in the Corporations Act 2001 (Cth).

Independent Expert means an independent expert the identity of which is determined in accordance with the MDRD.

Indexed means:

(a)           during the Quarter ending on 31 March 2009, the relevant amount as specified in the ALSAA; and

(b)           during any Quarter subsequent to that referred to in paragraph (a):

The relevant amount		CPI t-1
specified in this agreement	X	CPI b

where:

CPI t-1	means the CPI number for the Quarter ending on the immediately preceding 31 March; and

CPI b	means the CPI number for the Quarter ending on 31 March 2009.

Information Protocol means the information protocol as set out in clause 7 of these Aluminium Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Insolvency Event means, in relation to an Aluminium Group Member, any of the following events:

(a)           the appointment of a liquidator, provisional liquidator, or administrator in respect of the Aluminium Group Member, or the appointment of a controller in respect of its property (other than a wrongful, frivolous or vexatious appointment, or an appointment that is removed or revoked within 30 days); or

(b)           the Aluminium Group Member becomes subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Chinalco Strategic Participant, such approval not to be unreasonably withheld).

Intercreditor Deed means the intercreditor deed in the form set out in Schedule 9 of the CIA (or as otherwise agreed in writing by the Strategic Participants).

Major Capex Decision means a decision to incur capital expenditure of US$500 million or greater (Indexed) at the underlying joint venture or business level:

(a)           including, irrespective of value, the decision to proceed with any Yarwun 3 expansion; and

(b)           excluding, irrespective of value, the decision to continue with the current Yarwun 2 expansion.

Management Agreement means the Management Agreement as referred to in clause 1.9(a), or unless and until that agreement is entered into, the Management Agreement terms and conditions as set out in clause 2 of this schedule.

Manager has the meaning given in clause 1.9(a)(i).

Mandatory Capex has the meaning given in clause 1.15(a)(iii).

Material Adverse JV Effect means an effect which constitutes or gives rise to a breach of obligations, a loss of or diminution in rights, the creation of a pre-emption right or purchase option, or the creation of an obligation to transfer or procure the transfer of an asset, in each case under the Boyne or GPS joint venture arrangements including the Boyne Participants Agreement and each of the other ‘BSL Agreements’ and ‘BSL Deeds of Direction’ referred to in it, the GPS Joint Venture Agreement and each of the ‘Relevant Documents’ referred to in it, and the BSL Arrangements Agreement.

Non-Capital Expenditure has the meaning given in clause 1.14(a).

Partial Holders has the meaning given in clause 1.19(c)(ii).

Participant Charge means a deed in the form set out in Schedule 8 of the CIA.

Participating Interest means in relation to a Strategic Participant that Strategic Participant’s rights, benefits, liabilities and obligations under the Aluminium SA Transaction Documents in respect of an Aluminium Project, including:

(a)           the obligation, subject to the terms of the ALSAA, to contribute to all Capital Expenditure and Non-Capital Expenditure;

(b)           any shares and/or Strategic Asset Tracking Notes issued by the relevant Aluminium Group Member(s);

(c)           any Strategic Participant Pro Rata Loans to the relevant Aluminium Group Member(s);

(d)           any Strategic Participant Dilutive Loans to the relevant Aluminium Group Member(s);

(e)           in respect of Weipa:

(i)            any shares held in ASA Sales Co; and

(ii)           Strategic Asset Tracking Notes issued by any member of the Rio Tinto Group in respect of RTA Asia;

(f)           in respect of Yarwun, Strategic Asset Tracking Notes issued by any member of the Rio Tinto Group in respect of RTA Asia;

(g)           in respect of Boyne, Strategic Asset Tracking Notes issued by any member of the Rio Tinto Group in respect of RTA Asia;

(h)           all other rights, benefits, liabilities, and obligations accruing to or incurred by or on behalf of the Strategic Participant, under, or arising out of, the Aluminium SA Transaction Documents, but, except to the extent included above, excluding any rights, benefits, liabilities and obligations relating to Excluded Assets.

Parties means the parties to the ALSAA or, where the context requires, Rio Tinto and Chinalco.

Personal Rights means:

(a)           in respect of each Chinalco Strategic Participant (to the extent applicable):

(i)            the right to voting power disproportionate to its Weipa Project Percentage, pursuant to clause 1.8(d);

(ii)           the right to 5 yearly review of Chairman appointment and process, and all additional rights in relation to appointment of a Chairman of the ALSAC in respect of decisions relating to Weipa and Yarwun, in accordance with clause 1.8(g);

(iii)          rights to be involved in joint marketing of bauxite through ASA Sales Co in accordance with clause 1.10 and the Bauxite Sales Agency Agreement;

(iv)          rights to undertake, at its cost and risk, the exercise of any buy-out or pre-emptive rights in respect of an underlying joint venture interest in accordance with clauses 1.12(c);

(v)           rights to secondments in accordance with clause 1.23; and

(b)           in respect of each Rio Tinto Strategic Participant, rights to secondments in accordance with clause 1.23.

Project Percentage means the percentage interest of a Strategic Participant in an Aluminium Project as set out in clauses 1.4(b)(i) (Weipa), 1.4(c)(i) (Yarwun), 1.4(d)(i) (Boyne) or 1.4(e)(i) (GPS) (as applicable), as may be varied from time to time pursuant to the terms of the ALSAA.

Related Corporation has the meaning given to Related Body Corporate in the Corporations Act 2001 (Cth), but on the basis that:

(a)           ‘Subsidiary’ has the meaning given in the CIA; and

(b)           in the case of any member of the Rio Tinto Group, the term extends to include any other member of the Rio Tinto Group.

Related Party means, in relation to an entity:

(a)           a related party of that entity as defined in section 228 of the Corporations Act 2001 (Cth); or

(b)           a ‘Subsidiary’ of that entity as defined in the CIA.

Rio Tinto means Rio Tinto Limited, except where used in relation to a particular Aluminium Project where it means the relevant Rio Tinto Strategic Participant(s).

RTAH means Rio Tinto Aluminium (Holdings) Limited.

SA Vehicle has the meaning given in clause 1.19(g)(i).

Secondment Policy means the secondment policy agreed by Rio Tinto and Chinalco on or about the time of execution of the CIA, as subsequently varied from time to time.

Strategic Asset Tracking Notes means convertible notes issued by an Aluminium Group Member, or by any member of the Rio Tinto Group in respect of RTA Asia, in the form set out in Schedule 7 of the CIA.

Strategic Participant Dilutive Loans has the meaning given in the Distribution Policy.

Strategic Participant Pro Rata Loans has the meaning given in the Distribution Policy.

Strategic Participants means:

(a)           in respect of Weipa: RTAL (or in the event of Fallback Completion, RTAH) and Chinalco SPV Aluminium;

(b)           in respect of Yarwun: RTAL (or in the event of Fallback Completion, RTAH) and Chinalco SPV Aluminium;

(c)           in respect of Boyne: RTAL (or in the event of Fallback Completion, RTAL and RTAH) and Chinalco SPV Aluminium;

(d)           in respect of GPS: RTAH and GPS Nominee and Chinalco SPV Aluminium,

and each of their respective permitted successors and assigns.  Chinalco SPV Aluminium (and each of its permitted successors and assigns) is a Chinalco Strategic Participant and each of RTAL, RTAH and GPS Nominee (and each of their permitted successors and assigns) is a Rio Tinto Strategic Participant.

Sustaining Capex has the meaning given in clause 1.15(a)(ii).

Terminate means, to terminate, determine, rescind, repudiate, release, surrender, forfeit or discharge (other than by performance) (but does not include termination of a document by expiry of its term) and Termination has a corresponding meaning.

Yarwun 2 means the 2 million tonne per annum capacity expansion of the Yarwun refinery currently underway referred to as the Yarwun 2 Project.

1.3          Constitution of Strategic Alliance

(a)           Formation and Term

(i)            On and from the First Aluminium Completion Date, a strategic alliance between Rio Tinto, Chinalco, and the Strategic Participants in respect of the Aluminium Group and the Aluminium Projects (including the underlying Aluminium Project Assets), covering certain Rio Tinto Group operations in the bauxite, alumina and aluminium sectors (the Aluminium Strategic Alliance), will be constituted.

(ii)           The Aluminium Strategic Alliance shall continue until the later of the following:

(A)          all of the assets (other than Excluded Assets) of the Aluminium Group Members are completely depleted or disposed of, and all liabilities of the Aluminium Group Members have been discharged (other than any Excluded Assets); or

(B)          the Rio Tinto Strategic Participant or the Chinalco Strategic Participant ceases to hold any Participating Interests in any of the Aluminium Projects,

and cannot be Terminated in any other circumstances.

(b)           Intent of Strategic Alliance

The objective of the Aluminium Strategic Alliance is to:

(i)            carry on the businesses operated by the Aluminium Group (and any future expansions or developments of such businesses);

(ii)           provide a method for leveraging the skills and experience of the Strategic Participants and enhancing their cooperation (including without limitation through the arrangements envisaged by the Secondment Policy); and

(iii)          give effect to the matters contemplated in the ALSAA.

(c)           Just and Faithful

Subject to clause 1.3(d) below:

(i)            each of Rio Tinto, Chinalco and the Strategic Participants shall be just and faithful in their activities and dealings with each other in relation to the Aluminium Strategic Alliance and each Aluminium Project;

(ii)           the Strategic Participants shall act reasonably and cooperate with each other in relation to matters concerning the affairs of the relevant Aluminium Project; and

(iii)          Rio Tinto and Chinalco shall procure their respective representatives on the ALSAC, and the Strategic Participants shall procure their respective nominated directors on the boards of the Aluminium SACos, to:

(A)          act in the interests of the Aluminium Strategic Alliance or the relevant Aluminium SACo (as applicable);

(B)          in applying the Distribution Policy, have due regard to the interests of all Strategic Participants, whether they hold their Participating Interest through shares or Strategic Asset Tracking Notes, provided however that nothing in the Aluminium SA Transaction Documents shall prevent Rio Tinto, Chinalco or any Strategic Participant from being free to pursue their own commercial interests (or prevent their respective representatives on the ALSAC and nominated directors on the board of the Aluminium SACos (as applicable) from acting in the commercial interests of the appointing or nominating Party).

(d)                                 No Partnership or Proprietary Interests

(i)                                    Nothing in the ALSAA or any other Aluminium SA Transaction Document implies that the Parties are forming a partnership or otherwise carrying on business in common with a view to profit, within the meaning of any partnership or limited partnership legislation in any jurisdiction, or otherwise creates any fiduciary relationship between the Parties.

(ii)                                 Except in the case of any conversion having occurred in respect of any Strategic Asset Tracking Notes pursuant to clause 1.13, no Strategic Asset Tracking Notes or any other Aluminium SA Transaction Documents shall confer on Chinalco or a Chinalco Strategic Participant any proprietary interest in any Aluminium Project Assets or the Aluminium Group Member which issued the Strategic Asset Tracking Notes.

1.4                              Scope of Strategic Alliance

(a)           Aluminium Projects

Subject to Completion occurring in respect of the different transactions contemplated by the CIA in respect of the Aluminium Projects, the Aluminium Strategic Alliance is intended to apply to the respective Participating Interests of the Strategic Participants in:

(i)            Weipa;

(ii)           Yarwun;

(iii)          Boyne; and

(iv)          GPS;

and to any investments agreed pursuant to clause 1.4(f).

To the extent that Chinalco’s acquisition of a Participating Interest in a particular Aluminium Project does not Complete in accordance with the terms of the CIA (including any applicable Fallback Completion), the ALSAA will be amended to exclude all references to that Aluminium Project (and to any relevant Aluminium Group Member or Strategic Participant solely related to that Aluminium Project) such that the relevant Aluminium Project will not become subject to the Aluminium Strategic Alliance.

(b)           Weipa

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Weipa:

(i)            The initial Project Percentages in Weipa will be:

Chinalco Strategic Participant: 30%

Rio Tinto Strategic Participant: 70%

with Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by:

(A)          Weipa NewCo (or in the event of Fallback Completion, RTAL); and

(B)          RTA Asia (or an affiliate, as provided in clause 3.2 of the CIA) in respect of its trading activities in relation to Weipa bauxite.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of Weipa NewCo, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, of which 3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(iii)          In the event of Fallback Completion in respect of Weipa, all provisions of the ALSAA expressed to apply to Weipa NewCo will instead apply to RTAL, but only to the extent of Weipa, and subject to the Chinalco Strategic Participant and its nominated directors on the board of RTAL:

(A)          having no voting or other rights in respect of any matters regarding Excluded Assets held by RTAL (and not being present during any discussion by the RTAL board of issues solely regarding such Excluded Assets); and

(B)          having no additional rights in respect of Yarwun, Boyne or any other Aluminium Project held by RTAL which is subsequently agreed to be included within the Aluminium Strategic Alliance, beyond those set out in the ALSAA.

(c)           Yarwun

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Yarwun:

(i)            Subject to dilution of the Chinalco Strategic Participant’s Participating Interest in accordance with clause 1.11(a) upon exercise of its right not to contribute to certain Yarwun 2 Capital Expenditure, the initial Project Percentages in Yarwun will be:

Chinalco Strategic Participant: 50%

Rio Tinto Strategic Participant: 50%

with Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by:

(A)          Yarwun NewCo (or in the event of Fallback Completion, RTAL); and

(B)          RTA Asia (or an affiliate, as provided in clause 3.2 of the CIA) in respect of its trading activities in relation to Yarwun alumina.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of Yarwun NewCo, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, of which

3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(iii)          In the event of Fallback Completion in respect of Yarwun, all provisions of the ALSAA expressed to apply to Yarwun NewCo will instead apply to RTAL, but only to the extent of Yarwun, and subject to the Chinalco Strategic Participant and its nominated directors on the board of RTAL:

(A)          having no voting or other rights in respect of any matters regarding Excluded Assets held by RTAL (and not being present during any discussion by the RTAL board of issues solely regarding such Excluded Assets); and

(B)          having no additional rights in respect of Weipa, Boyne or any other Aluminium Project held by RTAL which is subsequently agreed to be included within the Aluminium Strategic Alliance, beyond those set out in the ALSAA.

(d)           Boyne

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Boyne:

(i)            The initial Project Percentages in Boyne will be:

Chinalco Strategic Participant: 49%

Rio Tinto Strategic Participant: 51%

with Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by:

(A)          RTA Boyne (or in the event of Fallback Completion, RTA Boyne and RTAL); and

(B)          RTA Asia (or an affiliate, as provided in clause 3.2 of the CIA) in respect of its trading activities in relation to Boyne aluminium.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of RTA Boyne, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, of which 3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(iii)          In the event of Fallback Completion in respect of Boyne, all provisions of the ALSAA expressed to apply to RTA Boyne will apply collectively to RTA Boyne and to RTAL, but only to the extent of Boyne, and subject to the Chinalco Strategic Participant and its nominated directors on the board of RTAL:

(A)          having no voting or other rights in respect of any matters regarding Excluded Assets held by RTAL (and not being present during any discussion by the RTAL board of issues solely regarding such Excluded Assets);

(B)          having no additional rights in respect of Weipa, Yarwun or any other Aluminium Project held by RTAL which is subsequently agreed to be included within the Aluminium Strategic Alliance, beyond those set out in the ALSAA.

(e)           GPS

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in GPS:

(i)            The initial Project Percentages in GPS will be:

Chinalco Strategic Participant: 49%

Rio Tinto Strategic Participant: 51%

with Strategic Asset Tracking Notes issued to the Chinalco Strategic Participant by GPS Energy and GPS Power.

(ii)           GPS Energy and GPS Power will, as soon as practicable, seek the consent of the participants in the Gladstone Power Station joint venture to the appointment of directors nominated by the Chinalco Strategic Participant to the boards of GPS Power and GPS Energy.  As soon as practicable after all Gladstone Power Station joint venture participants have granted their consent, the Rio Tinto Strategic Participant will appoint or maintain new or additional directors to or on the board of directors of GPS Energy and GPS Power, such that (unless otherwise agreed in writing by the Strategic Participants) each board will comprise 5 directors in total, of which 3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(iii)          Until such time as the Chinalco Strategic Participant’s nominated directors are appointed to the boards of GPS Energy and GPS Power in accordance with clause 1.4(e)(ii):

(A)          a quorum for a meeting of the board of directors of GPS Energy and GPS Power can be formed without a director nominated by the Chinalco Strategic Participant; and

(B)          the requirements of clause 1.8(b) will not apply in respect of GPS Energy and GPS Power,

provided that the relevant Rio Tinto Strategic Participant must work together with the Chinalco Strategic Participant to seek to ensure that the Chinalco Strategic Participant’s nominated directors are appointed to the boards of GPS Energy and GPS Power as soon as reasonably practicable.

(f)            New Opportunities

(i)            New opportunities are not currently within the scope of the Aluminium Strategic Alliance.  That does not in any way limit the development of the undeveloped resources of the joint ventures and businesses underlying the various Aluminium Projects.

(ii)           The parties intend to discuss widening the Aluminium Strategic Alliance to include growth opportunities in their respective aluminium businesses, particularly within Queensland and the People’s Republic of China, with a view to maximising opportunities and realising synergies.  To the extent the Strategic Participants agree to include an opportunity within the Aluminium Strategic Alliance, they will discuss whether the opportunity would be appropriate for investment from the Project Development Fund (and, if so, the appropriate value of such investment).

(iii)          For the avoidance of doubt, subject to clause 1.22, neither the ALSAA, nor any constituent document of any Aluminium SACo, shall restrict the right of each Strategic Participant, or any Related Corporation of a Strategic Participant, to engage in (either alone or with others), and receive the full benefit of, any activities undertaken by it outside of the Aluminium Strategic Alliance (whether or not in competition with any businesses included in the Aluminium Strategic Alliance), nor shall it give the other Party any interest in such activity.

1.5          Impact on Aluminium Strategic Alliance of Removal of Project

(a)           The Aluminium Strategic Alliance is a commercial alliance between members of the Rio Tinto and Chinalco Groups.

(b)           If either of the Rio Tinto Group or the Chinalco Group ceases to hold any Participating Interest in an Aluminium Project (the Excluded Aluminium Project):

(i)            the ALSAA will continue on the same terms, but will be varied to exclude all references to the Excluded Aluminium Project, and to any relevant Aluminium Group Members or Strategic Participants solely related to the Excluded Aluminium Project; and

(ii)           the Excluded Aluminium Project will become a stand alone commercial alliance between the continuing Strategic Participants in relation to the Excluded Aluminium Project (where applicable).

(c)           The Strategic Participants in the Excluded Aluminium Project will meet and discuss in good faith how the removal from the Aluminium Strategic Alliance will be implemented.  In the interim period until agreement on a new structure is reached for the Excluded Aluminium Project:

(i)            the Strategic Participant’s rights and obligations in respect of the Excluded Aluminium Project will remain the same as set out in the ALSAA (in its form as current immediately before the Rio Tinto Group or the Chinalco Group (as applicable) ceased to hold a Participating Interest); and

(ii)           decisions of the ALSAC regarding policy and planning matters relevant to the Aluminium Strategic Alliance generally are not applicable to the Excluded Aluminium Project, and any such matters would instead be considered by the Aluminium SACo which has issued Strategic Asset Tracking Notes, or in which the continuing Strategic Participants own shares.

1.6          Aluminium Strategic Alliance Vehicle

(a)           Incorporation of Strategic Alliance Vehicle

In order to develop, strengthen and grow the Aluminium Strategic Alliance relationship consistently with the principles set out in the ALSAA, a member of the Rio Tinto Group will:

(i)            incorporate a new legal entity on or before the First Aluminium Completion Date (the Aluminium SAV);

(ii)           on the First Aluminium Completion Date:

(A)          issue or transfer to Chinalco (or a member of the Chinalco Group), and Chinalco (or the member of the Chinalco Group, as appropriate) shall subscribe for, or purchase, 49% of the issued shares in the Aluminium SAV for a nominal consideration; and

(B)          as soon as practicable, appoint or maintain new or additional directors to the Aluminum SAV board of directors so that (unless otherwise agreed in writing by Rio Tinto and Chinalco) the board comprises 5 directors, of which 3 directors shall be nominated by Rio Tinto and 2 directors shall be nominated by Chinalco.

(iii)          Rio Tinto will ensure that the shares in the Aluminium SAV issued or transferred will be:

(A)          duly issued or transferred;

(B)          credited as fully paid; and

(C)          free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the ALSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant.

(b)           Functions of Strategic Alliance Vehicle

The Parties agree that the Aluminium SAV will have responsibility for:

(i)            providing advisory and consulting services to the Aluminium Strategic Alliance, the ALSAC and boards of Aluminium SACos as requested;

(ii)           managing inter-organisational secondment opportunities in accordance with clause 1.23;

(iii)          promoting the Aluminium Strategic Alliance, and cooperation with relevant governments and regulatory agencies as requested by the ALSAC or Aluminium Group Members;

(iv)          engaging consultants as appropriate to advance these purposes;

(v)           subject to applicable confidentiality constraints, facilitating provision of information regarding the businesses included in the Aluminium Strategic Alliance; and

(vi)          other matters relevant to the Parties’ ongoing relationship through the Aluminium Strategic Alliance or as otherwise agreed in writing by the Strategic Participants.

(c)           Costs

Rio Tinto and Chinalco shall contribute to the costs of operating the Aluminium SAV in proportion to their shareholdings in the Aluminium SAV (or as otherwise agreed in writing) by way of quarterly calls made by the Manager (or more frequent calls as considered reasonably necessary by the Manager in accordance with cash flow requirements of the Aluminium SAV).  Funding must be provided within 30 days of such calls being made.

1.7          Governance of Strategic Alliance — Aluminium Strategic Alliance Committee

(a)           Formation

(i)            On the First Aluminium Completion Date, the ALSAC will be established and will be maintained so that (unless otherwise agreed in writing by Rio Tinto and Chinalco) it comprises 6 representatives of which:

(A)          3 representatives shall be appointed by Rio Tinto; and

(B)          3 representatives shall be appointed by Chinalco.

(ii)           Rio Tinto shall appoint one of its 3 representatives as the chairman of the ALSAC.

(b)           Meetings

(i)            The ALSAC shall hold quarterly meetings, and in addition other meetings as may be called by either of the Parties, provided that such additional meetings will not be held more than once every two months unless the Parties otherwise agree to meet more often.

(ii)           The ALSAC meetings shall be held in Brisbane, Queensland or such other place as is agreed in writing by the Parties, or by contemporaneously linking together consenting representatives of the Parties by instantaneous communication devices, on not less than ten days’ written notice, unless otherwise agreed in writing by the Parties.

(iii)          Each Party may have up to 2 appointed advisors accompany their nominated representatives to ALSAC meetings.

(iv)          The Manager will be separately represented at each meeting of the ALSAC unless the Parties otherwise agree, but the Manager’s representatives shall not have any voting rights.  Nothing in this clause 1.7(b)(iv) will prevent a Party being represented at a meeting of the ALSAC.

(v)           Copies of:

(A)          papers prepared by the Manager, together with the notice of meeting, will be delivered to the Parties and Aluminium SAV in advance of each meeting of the ALSAC; and

(B)          minutes of each ALSAC meeting shall be promptly prepared by the Manager and given to the Parties and Aluminium SAV (subject to excluding information as required by any applicable confidentiality restrictions) as soon as reasonably practicable after each meeting.

(vi)          A quorum of the ALSAC shall be formed by at least one representative or alternate representative from each Party, but a quorum may be constituted:

(A)          by representatives of all Parties with voting rights if some Parties have lost their voting rights in accordance with clause 1.18(a); or

(B)          by those representatives which are present, and entitled to vote, in the case of a meeting of the ALSAC which has been postponed on one previous occasion for lack of a quorum.

(vii)         Duly passed resolutions of the ALSAC within the scope of its functions will be contractually binding as from the time at which those resolutions are passed and the Manager shall be entitled to act on the basis of those resolutions even if it has not received minutes of the relevant meetings signed by the chairman.

(c)           Functions

The ALSAC shall provide a forum for discussion of:

(i)            policy and planning matters relevant to the Aluminium Strategic Alliance generally or (subject to any confidentiality restrictions relating to the underlying joint venture or business) two or more of the Aluminium Projects; and

(ii)           any new opportunities that a Party proposes for inclusion in the Aluminium Strategic Alliance.

(d)           Voting

(i)            At all ALSAC meetings, all matters shall be decided by a simple majority of votes.

(ii)           Where a majority of votes cannot be obtained, the chairman has an additional casting vote.

1.8          Governance of Strategic Alliance – Boards of Directors of Weipa NewCo, Yarwun NewCo, RTA Boyne, GPS Power, GPS Energy (and RTAL)

(a)           Meetings

(i)            The board of directors of each Aluminium SACo, shall hold at least quarterly meetings, and in addition other meetings may be called by either of the Strategic Participants provided that such additional meetings will not be held more than once every two months, unless required for a Prior Meeting in accordance with clause 1.8(b) or the Strategic Participants otherwise agree to meet more often.

(ii)           The location of board meetings of each Aluminium SACo shall be as follows:

(A)          Weipa NewCo: Brisbane, Queensland;

(B)          Yarwun NewCo: Brisbane, Queensland;

(C)          RTA Boyne: Brisbane, Queensland;

(D)          GPS Energy and GPS Power: Brisbane, Queensland;

(E)          in the event of Fallback Completion in respect of any of Weipa, Yarwun or Boyne, RTAL: Brisbane, Queensland,

or such other place as is agreed in writing by the relevant Strategic Participants, or by contemporaneously linking together consenting representatives of Strategic Participants by instantaneous communication devices, in each case on not less than ten days’ written notice, unless otherwise agreed in writing by the Strategic Participants.

(iii)          Board meetings of:

(A)          GPS Energy and GPS Power;

(B)          in the event of Fallback Completion in respect of Boyne, RTA Boyne and RTAL;

will be held on the same date and at the same location.

(iv)          Each Strategic Participant may have up to 2 appointed advisors accompany its nominated directors to meetings of an Aluminium SACo’s board of directors.

(v)           The Manager will be separately represented for each meeting of an Aluminium SACo’s board of directors unless the relevant Strategic Participants otherwise agree, but the Manager’s representatives shall not have any voting rights.

(vi)          Copies of:

(A)          papers prepared by the Manager will be delivered to the Strategic Participants and Aluminium SAV, together with the notice of meeting, in advance of each meeting of the board of directors of an Aluminium SACo; and

(B)          minutes of each meeting of the boards of directors of an Aluminium SACo shall be promptly prepared by the Manager and given to the Strategic Participants and Aluminium SAV (subject to excluding information as required by any applicable confidentiality restrictions) as soon as reasonably practicable after the meeting.

(vii)         A quorum of the board of directors shall be formed by at least one director (or alternate director) nominated by each of the Rio Tinto Strategic Participant and the Chinalco Strategic Participant, subject to a quorum being able to be formed:

(A)          by directors nominated by all Strategic Participants which have voting rights if, and to the extent that, some Strategic Participants have lost their voting rights in accordance with clause 1.18(a); or

(B)          by those directors which are present, and entitled to vote, in the case of a meeting of the board of directors which has been postponed on one previous occasion for lack of a quorum.

(viii)        Duly passed resolutions of a board of directors of an Aluminium SACo within the scope of its functions will be contractually binding as from the time at which those resolutions are passed and the Manager shall be entitled to act on the basis of those resolutions even if it has not received minutes of the relevant meetings signed by the Chairman.

(b)           Prior Meetings for RTA Boyne, GPS Energy, GPS Power (and RTAL)

(i)            The board of directors of each of RTA Boyne, GPS Energy and GPS Power shall meet at least 5 Business Days prior to any scheduled meetings of the:

(A)          BSL board of directors (for RTA Boyne); or

(B)          Management Committee established under the Gladstone Power Station Joint Venture Agreement (for GPS Energy and GPS Power);

for the purpose of determining the way in which RTA Boyne (for Boyne), and GPS Energy and GPS Power (for GPS) will, through its representatives, vote on any matters proposed to be put in the relevant meeting of such board or committee (a Prior Meeting).

(ii)           Decisions made by the board of directors of RTA Boyne, GPS Energy and GPS Power (as applicable) at a Prior Meeting:

(A)          shall be recorded in writing and a copy provided to the directors or representatives of RTA Boyne, GPS Energy or GPS Power (as applicable) who are entitled to vote in the meeting of such board or committee; and

(B)          are binding upon RTA Boyne, GPS Energy or GPS Power respectively, and their directors or representatives on such board or committee (and any other board or committee established by the relevant joint venture arrangements).

(iii)          The Strategic Participants in relation to Boyne and GPS undertake to cause their respective nominees/representatives, appointed to the BSL board of directors or GPS Management Committee (as applicable) to vote in accordance with any applicable resolutions passed at a Prior Meeting of the board of RTA Boyne, or GPS Energy and GPS Power.

(iv)          The Strategic Participants will procure that, in scheduling board meetings, RTA Boyne, GPS Energy and GPS Power will each have regard to the likely timing for any relevant Prior Meeting and will seek (where practicable) to hold such a Prior Meeting in conjunction with a regular meeting of the board of directors.

(v)           Where the BSL board or GPS Management Committee intends to make a decision via circular resolution, the Strategic Participants will arrange a meeting of the relevant board(s) by telephone (or other form of instantaneous communication agreed) for the purpose of determining whether the circular resolution should be signed by the relevant representatives.  Any required signatories to the resolution which are nominees of either Strategic Participant must comply with the decisions made at such a meeting.

(c)           Voting of Boards of Aluminium SACos

(i)            Subject to clause 1.8(c)(iv), at meetings of the board of directors of each Aluminium SACo, all matters shall be decided by a simple majority of voting power.

(ii)           In relation to each Aluminium Project the relevant Aluminium SACo board(s) of directors shall:

(A)          discuss the exercise of any material rights or decision making powers regulating the relevant underlying business or joint venture;

(B)          consider and, if appropriate, approve annual and supplementary programmes and budgets, and any revisions to programmes and budgets if any programme and budget is varied by more than 15% during the term of the programme and budget;

(C)          consider and, if appropriate, approve Capital Investment Proposals;

(D)          in the case of Weipa NewCo, receive and discuss the Weipa annual strategic mine plan as and when updated;

(E)          receive and discuss any other reports and information in relation to the project;

(F)           provide a forum for discussion of policy and planning matters, including for consultancy and advisory services, relevant to the relevant Aluminium Project; and

(G)          approve any financing of the relevant Aluminium Project(s) occurring at the underlying asset level.

(iii)          Except as otherwise provided in the ALSAA, a Strategic Participant’s directors on the board of an Aluminium SACo are entitled to exercise voting power proportionate to that Strategic Participant’s Project Percentage in the relevant Aluminium Project.  Where a majority of votes cannot be obtained, the Chairman (being selected from one of the 3 Rio Tinto nominated directors except to the extent otherwise provided pursuant to clause 1.8(g)) has an additional casting vote.

(iv)          Decisions of the board of directors of an Aluminium SACo in relation to the following matters shall require a 75% majority of voting power:

(A)          transactions between a relevant Aluminium Group Member and a Related Corporation or Related Party of the relevant Rio Tinto Strategic Participant or that Aluminium Group Member (including any material amendment to an agreement for such a transaction), unless:

(1)           the agreement or amendment is on arm’s length terms; or

(2)           the agreement or amendment is on terms applying consistently across the Rio Tinto Group;

(B)          transactions between a relevant Aluminium Group Member and an Associate of:

(1)           the relevant Rio Tinto Strategic Participant; or

(2)           a Related Corporation of that Strategic Participant or Aluminium Group Member

(including any material amendment to an agreement for such a transaction) to the extent that such transactions are, or would if implemented be, materially adverse or detrimental to Chinalco or a Chinalco Strategic Participant, unless:

(3)           the agreement or amendment is on arm’s length terms; or

(4)           the agreement or amendment is on terms applying consistently across the Rio Tinto Group;

(C)          winding up of an Aluminium Group Member;

(D)          amendments, variations, renewals or replacements, or any Termination in relation to the ALSAA, Management Agreement, Bauxite Supply Agreement, Bauxite Sales Agency Agreement or Bauxite Marketing Services Agreement that:

(1)           relate to the marketing and/or management fee structure established under those agreements;

(2)           relate to bauxite pricing structure under the Bauxite Supply Agreement; or

(3)           are otherwise materially adverse or detrimental to Chinalco or a Chinalco Strategic Participant,

and, provided that Chinalco continues to have a Project Percentage in Yarwun, Boyne or GPS (as applicable) in excess of 40%:

(E)          sale of all, or substantially all, of the relevant Aluminium Project Assets;

(F)           permanent closure of all, or a substantial part, of the Yarwun, Boyne or GPS underlying operations (as relevant);

(G)          any proposed financing of expenditure at the underlying asset or operations level within the Boyne or GPS underlying joint venture or business (excluding trade finance and finance leases entered into in the ordinary course of business); and

(H)          a Strategic Participant offering security over its Participating Interest except to the extent otherwise permitted by clause 1.20,

(each a Special Majority Decision).

but only, in relation to Boyne or GPS, to the extent that Rio Tinto is satisfied that Chinalco having such a right will not cause a Material Adverse JV Effect.

(d)           Special Voting Arrangements for Weipa NewCo

Provided that Chinalco continues to have a Weipa Project Percentage:

(i)            in excess of 25%; and

(ii)           equal to or less than 50%,

Weipa will be treated as if Chinalco had a 50% Weipa Project Percentage for the purposes of voting only, provided that if the Weipa Strategic Participants fail to agree on a matter which is to be determined by simple majority, a Special Majority Decision (other than a transaction with a Related Corporation or winding up of Weipa NewCo) or a Major Capex Decision, the issue will be resolved by the Chairman having a casting vote.

(e)           Special Voting Arrangements for Yarwun NewCo

(i)            In relation to decisions made by Yarwun NewCo, including any decision in relation to annual programmes and budgets, but excluding Special Majority Decisions or Major Capex Decisions:

(A)          the nominated directors of the Yarwun Strategic Participants on the Yarwun NewCo board of directors will discuss and vote on the issue; and

(B)          if agreement is not reached through discussions prior to the end of the relevant meeting, the Chairman of Yarwun NewCo has a casting vote in relation to that decision.

(ii)           In relation to any Major Capex Decisions regarding Yarwun:

(A)          the nominated directors of the Strategic Participants on the Yarwun NewCo board of directors will discuss and vote on the issue;

(B)          if they are unable to agree on an outcome at the relevant meeting which accommodates their respective concerns and objectives, the matter will be referred to the Chief Executive of each Strategic Participant for resolution; and

(C)          for so long as the Chief Executives are unable to reach agreement on an appropriate outcome, the proposal that is the subject of the Major Capex Decision is deemed to have been rejected, except where the Rio Tinto Strategic Participant has voted in favour of the Major Capex Decision, and the relevant project or development is demonstrated to be economically viable in accordance with the Rio Tinto Group’s standard capital expenditure authorisation process (in which case the Major Capex Decision is deemed to have been approved).

(f)            Special Voting Arrangements for ASA Sales Co

In relation to decisions made by ASA Sales Co, including any decision in relation to annual budgets, but excluding Special Majority Decisions:

(i)            the nominated directors of the Weipa Strategic Participants on the ASA Sales Co board of directors will discuss and vote on the issue; and

(ii)           if agreement is not reached through discussions prior to the end of the relevant meeting, the Chairman of the ASA Sales Co board of directors has a casting vote in relation to that decision.

(g)           Chairman Appointment and Review

(i)            Subject to this clause 1.8(g), the Chairman of the board of directors of Weipa NewCo, Yarwun NewCo and ASA Sales Co will be appointed by the relevant Rio Tinto Strategic Participant.

(ii)           Despite clause 1.8(g)(i):

(A)          the right to appoint a Chairman of Weipa NewCo or Yarwun NewCo will, where one Strategic Participant has a relevant Project Percentage of 50% or greater, reside with whichever of the Rio Tinto or Chinalco Strategic Participants holds the largest Weipa or Yarwun Project Percentage (as applicable), with the Rio Tinto Strategic Participant retaining the right to appoint a Chairman where the Strategic Participants hold equal interests;

(B)          if no Strategic Participant has a relevant Project Percentage of 50% or greater, the Chairman of Weipa NewCo or Yarwun NewCo (as applicable) will be appointed by a simple majority vote (with each Strategic Participant having voting power in proportion to its Project Percentage in Weipa or Yarwun (as applicable).

(iii)          Every 5 years after commencement of the Aluminium Strategic Alliance, the Parties will review the manner in which decisions in relation to ASA Sales Co, Yarwun NewCo and Weipa NewCo have been made and the role of the Chairman in that process, and will determine whether the new Chairman should be a nominee of the Chinalco or Rio Tinto Strategic Participant (or another Strategic Participant).  In such a review the parties will discuss in good faith the performance of the existing Chairman, and the identity of any proposed new Chairman.

(iv)          In the event that agreement cannot be reached regarding the identity of the Chairman for the next 5 year period, the matter will be referred to the Chief Executives of each party for resolution.

(v)           The Rio Tinto Strategic Participant will be entitled to appoint a provisional Chairman (who may be the existing Chairman, and whose tenure will continue until such time as the issue is resolved) except in respect of each of Yarwun NewCo and Weipa NewCo for which:

(A)          if one Strategic Participant has a relevant Project Percentage of 50% or greater, the right to appoint a provisional Chairman of Yarwun NewCo or Weipa NewCo (as applicable) will reside with whichever of the Rio Tinto or Chinalco Strategic Participants holds the largest Weipa or Yarwun Project Percentage (as applicable), with the Rio Tinto Strategic Participant retaining the right to appoint a Chairman where the Strategic Participants hold equal interests; and

(B)          if no Strategic Participant has a relevant Project Percentage of 50% of greater, the provisional Chairman will be appointed by a simple majority vote (with each Strategic Participant having voting power in proportion to its Project Percentage in Weipa or Yarwun (as applicable).

(h)           Constituent documents of Aluminium SACos

The Strategic Participants will ensure that to the maximum extent practicable, but without limiting their contractual obligations under the ALSAA (including in respect of the Distribution Policy, voting rights and director nomination rights), the constituent and governing documents of each Aluminium SACo are varied as necessary to bring them into alignment with the provisions of this clause 1.8 and as otherwise required to give effect to the arrangements contemplated by the Aluminium SA Transaction Documents.

1.9          Operational Management

(a)           Appointment and Resourcing

(i)            Rio Tinto will appoint a Rio Tinto Group company as the manager for the Aluminium Strategic Alliance and for each of the Aluminium Projects (the Manager) in accordance with the terms and conditions of the Management Agreement.  The Manager will:

(A)          enjoy broad day-to-day operational discretion;

(B)          act consistently with directions from the board of directors of the relevant Aluminium SACo for each Aluminium Project; and

(C)          act in accordance with the Management Agreement and other Aluminium SA Transaction Documents that impose obligations on the Manager.

(ii)           Rio Tinto will use reasonable endeavours to ensure that the Manager will have sufficient access to Rio Tinto Group services to enable it to provide the management services.

(b)           Standard of Conduct

The Manager will conduct all its operations in a good, competent workmanlike and commercially reasonable manner and applying suitable engineering, mining and processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group at its similar bauxite, alumina, aluminium or power generation operations (as appropriate) (which practice must accord at least with good industry practice) and with the standard of diligence and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)           Parties and Strategic Participants not to interfere

Except as otherwise provided in the Management Agreement or the ALSAA, each of the Parties and the Strategic Participants agrees and acknowledges that the Manager shall have clear authority to manage and carry out all operational management of the Aluminium Strategic Alliance and the Aluminium Projects, as provided in the Management Agreement and this ALSAA.  The Strategic Participants shall not disturb or interfere with such day-to-day management and conduct of operational management of the Aluminium Strategic Alliance and the Aluminium Projects by the Manager.

(d)           Review of Performance of Key Senior Management Personnel

The Chinalco Strategic Participant(s) will be consulted by Rio Tinto at least annually (or such shorter period as provided for under the usual policies of the Rio Tinto Group from time to time) at the request of the Chinalco Strategic Participant, and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of each of the Aluminium Group, RTA Asia (in respect of trading activities relating to Weipa bauxite, Yarwun alumina or Boyne aluminium) and the Manager.  Rio Tinto will have reasonable regard to the views expressed by the Chinalco Strategic Participant(s) in completing management performance reviews.

(e)           Indemnity and Exclusion of Liabilities

(i)            The Manager is to be indemnified by the Strategic Participants in respect of each relevant Aluminium Project, severally in proportion to their respective Project Percentages for that Aluminium Project, in relation to all liabilities arising in the conduct of its role as Manager in respect of that Aluminium

Project, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(ii)           The Manager will not be liable (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising, in connection with the conduct of its role as Manager.

(f)            Marketing

(i)            The Manager shall provide or procure all necessary arrangements for marketing of product (including electricity) to which an Aluminium Group Member has marketing rights, other than to the extent set out in this ALSAA.

(ii)           The Manager shall provide or procure such marketing services as agent for the relevant Aluminium Group Member on a full cost recovery basis (including indirect costs).

(iii)          The standard of conduct imposed on the Manager by clause 1.9(b) and all other provisions relating to the provision of management services will apply to the Manager’s provision or procurement of such marketing services.

(iv)          The Manager may, in its sole discretion, keep in place the current marketing arrangements with RTA Asia.

(g)           Programmes and Budgets

(i)            The Manager shall be responsible for preparing programmes and budgets for each Aluminium Project for consideration by the relevant Aluminium SACo board of directors, the first being prepared as soon as reasonably practicable after the Completion date for the Chinalco Strategic Participant’s acquisition of a Participating Interest in the relevant Aluminium Project and then an annual programme and budget to be provided at the time such programmes and budgets are usually produced for similar aluminium operations of the Rio Tinto Group, consistent with the policies and procedures of the Rio Tinto Group (except in relation to those Aluminium Projects relating to an underlying joint venture for which a member of the Rio Tinto Group is not the manager, for which the relevant programme and budget will be provided as soon as reasonably practical after provision by the underlying joint venture manager).

(ii)           The Manager shall not incur expenses, including Capital Expenditure, in excess of 115% of the total expenditure specified in an approved programme and budget without the approval of the board of directors of Weipa NewCo, Yarwun NewCo, RTA Boyne, or GPS Power and GPS Energy (in the case of Weipa, Yarwun, Boyne and GPS respectively).

(iii)          Any expenditure limit will not constrain the Manager from undertaking expenditure that is reasonably necessary from time to time to prevent or mitigate:

(A)          any risk to the health or safety of any persons in circumstances where they may be at risk; or

(B)          risk of material damage to the environment or the property of any person and restore or rehabilitate in those circumstances any asset on a temporary basis.

Such emergency expenditure must be reported to the next scheduled meeting of the relevant Aluminium SACo board of directors.

(iv)          The Manager may also prepare supplementary programmes and budgets, or revisions to approved programmes and budgets, as required from time to time.

1.10        ASA Sales Company

(a)           Incorporation of ASA Sales Co

A member of the Rio Tinto Group will incorporate a new legal entity (ASA Sales Co) on or before the First Aluminium Date.  ASA Sales Co will initially be a 100% owned Subsidiary of a member of the Rio Tinto Group to be incorporated in Singapore or such other jurisdiction as it determines.  On the First Aluminium Completion Date:

(i)            a special purpose vehicle nominated by Chinalco (such special purpose vehicle to be and remain a 100% owned Subsidiary of Chinalco) (Chinalco Sales SAV) shall subscribe for or purchase 50% of the issued shares in ASA Sales Co for nominal consideration;

(ii)           Rio Tinto will ensure that the shares issued or transferred in the ASA Sales Co will be:

(A)          duly issued or transferred;

(B)          credited as fully paid; and

(C)          free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the ALSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant; and

(iii)          as soon as practicable, Rio Tinto will appoint or maintain new or additional directors  on the ASA Sales Co’s board of directors so that (unless otherwise agreed in writing by the Parties) it comprises 6 directors of which 3 directors shall be nominated by Rio Tinto and 3 directors shall be nominated by Chinalco; and

(iv)          Rio Tinto will appoint one of the 3 directors nominated by Rio Tinto as the Chairman (from time to time).

(b)           Appointment as Sales Agent

On the First Aluminium Completion Date:

(i)            RTA Asia will appoint ASA Sales Co as its sales agent in accordance with the terms of the Bauxite Sales Agency Agreement (or a similar role if otherwise agreed in writing by the Weipa Strategic Participants); and

(ii)           RTA Asia will commence the provision of services to ASA Sales Co in accordance with the terms of the Bauxite Marketing Services Agreement.

(c)           Assistance to ASA Sales Co

To assist ASA Sales Co in performing that role, RTA Asia shall ensure that ASA Sales Co receives and benefits from any best practice which the Rio Tinto centre of excellence develops from time to time.

1.11        Yarwun

(a)           Yarwun 2 Capital Expenditure Contribution

(i)            The Chinalco Strategic Participant in respect of Yarwun must make an election in accordance with clause 7.4 of the CIA.

(ii)           If the Chinalco Strategic Participant elects to contribute to Yarwun 2 Capital Expenditure pursuant to clause 7.4 of the CIA, it:

(A)          retains a Yarwun Project Percentage of 50%;

(B)          is obliged to reimburse the Rio Tinto Strategic Participant (or to pay to such other member of the Rio Tinto Group nominated by the Rio Tinto Strategic Participant for that purpose), within 3 months after such Completion occurs, for:

(1)           50% of all Capital Expenditure incurred by members of the Rio Tinto Group in respect of Yarwun 2 on and from Announcement Date to the date of Completion of the Chinalco Strategic Participant’s acquisition of a Yarwun Participating Interest; and

(2)           interest at the rate of 5% per annum, compounded monthly, as applied to the total amount under item (1) above, accruing from the date of Completion to the date of payment by the Chinalco Strategic Participant; and

(C)          is obliged to contribute to all further Capital Expenditure at Yarwun 2, following the date of Completion of its acquisition of a Yarwun Participating Interest, in proportion to its Project Percentage in accordance with the Manager’s calls (subject to the terms of the ALSAA).

In this event, the Rio Tinto Strategic Participant must:

(D)          on a monthly basis from Announcement Date until Completion of the acquisition of a Yarwun Participating Interest (by the Chinalco Strategic Participant), consult with the Chinalco Strategic Participant regarding the progress of Yarwun 2’s development and provide updated details of Capital Expenditure incurred since

Announcement Date, projected remaining Capital Expenditure, projected timing for practical completion and any updates of any feasibility or similar studies that are undertaken with respect to Yarwun 2; and

(E)          on Completion of the Chinalco Strategic Participant’s acquisition of a Yarwun Participating Interest, promptly advise the Chinalco Strategic Participant of the amount of reimbursement of Capital Expenditure required to be paid to the Rio Tinto Strategic Participant or other nominee under clause 1.11(a)(ii)(B)(1).

(iii)          If the Chinalco Strategic Participant elects not to contribute to Yarwun 2 Capital Expenditure, pursuant to clause 7.4 of the CIA, its Yarwun Participating Interest will be diluted with effect from the date of practical completion of Yarwun 2 and it shall not receive calls from the Manager for funding of any further Capital Expenditure incurred in relation to Yarwun 2.  The adjustment to the Chinalco Strategic Participant’s Project Percentage in Yarwun through dilution will be determined in accordance with the following formula:

NPP =	PV	X 50%
PV+YIV

Where:

NPP is the Chinalco Strategic Participant’s new Project Percentage after the application of the formula;

PV is the fair market value of the assets of Yarwun (including both the assets comprising the Yarwun 1 refinery with a nameplate capacity of 1.4 million tonnes per annum, and the assets comprised in the partially developed Yarwun 2) as at Announcement Date (in accordance with the valuation process set out in clauses 1.15(d)(i)(C)-(D));

YIV is the greater of:

•      the projected increase in fair market value of the assets of Yarwun (including both the existing Yarwun 1 refinery and the assets comprised in the partially developed Yarwun 2) from Announcement Date to the date of practical completion of Yarwun 2 (in accordance with the valuation process set out in clauses 1.15(d)(i)(C)-(D)); and

•      the amount of the Capital Expenditure projected to be incurred in relation to Yarwun 2 on and from Announcement Date to the date at practical completion of Yarwun 2.

Rio Tinto’s Yarwun Project Percentage will be increased to 100% minus NPP (as determined in accordance with the formula above).

The dilution will take effect from the date of practical completion of Yarwun 2, but will be determined as at the date of the Chinalco Strategic Participant’s election not to contribute.

Dilution shall be implemented by:

(A)          the conversion ratio of the Strategic Asset Tracking Notes being adjusted in accordance with the terms of the Strategic Asset Tracking Notes; and

(B)          the Chinalco Strategic Participant transferring a proportion of its Yarwun Participating Interest (except the Strategic Asset Tracking Notes) to the Rio Tinto Strategic Participant such that its remaining Project Percentage accords with the dilution formula provided above.

(b)           Pre-emptive Rights

If:

(i)            either Yarwun Strategic Participant proposes to Dispose of all or any part of its Yarwun Participating Interest to any party other than a wholly owned Subsidiary of Rio Tinto or Chinalco pursuant to a bona fide offer (a Proposed Disposal); or

(ii)           a Yarwun Strategic Participant otherwise ceases to be:

(A)          a wholly owned Subsidiary of Rio Tinto or Chinalco (as applicable); or

(B)          ultimately controlled by Rio Tinto or Chinalco (as applicable)

(a Change of Control)

the relevant Strategic Participant is considered a Transferring Party, and shall give to the other Strategic Participant, within 5 days of receiving the offer or a Change of Control occurring, a notice which specifies the extent of its Participating Interest which is the subject of the Proposed Disposal or Change of Control, and in the case of a Proposed Disposal, the consideration payable (which must be cash) and the other material terms of the offer.  The other Strategic Participant has a right to purchase the Transferring Party’s Participating Interest in Yarwun (to the extent to which it is subject to the Proposed Disposal) at or upon:

(iii)          in the case of a Proposed Disposal — terms no less favourable to the Transferring Party than the bona fide cash offer made by the third party disponee; or

(iv)          in the case of a Change of Control - its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-(iv) except that all references to the “defaulting Strategic Participant” shall be taken to be references to the “Transferring Party”), except that no pre-emption right will arise in favour of the Rio Tinto Strategic Participant where the proposed transferee or new ultimate controller of the Chinalco Strategic Participant’s Yarwun Participating Interest is:

(v)           a Pre-approved SOE; or

(vi)          Chalco, provided that either:

(A)          Chinalco owns, or controls the exercise, of at least 30% of the issued voting share capital of Chalco; or

(B)          Chinalco controls the appointment of a majority of Chalco’s directors, or Chalco’s directors are accustomed to acting in accordance with Chinalco’s directions or instructions; or

(C)          Chalco meets the criteria for permitted transferees set out in clause 1.19(f)(i)(B)(1)-(2).

A Strategic Participant with a right to purchase the Transferring Party’s Participating Interest must determine whether to exercise that right within 30 days of receiving notice of a Proposed Disposal or within 30 days of receiving a determination of fair market value following a Change of Control (as the case may be).

(vii)         In the event of a purchase option granted under this clause:

(A)          it shall be exercised by the non-transferring Yarwun Strategic Participant giving written notice to the Transferring Party whose Yarwun Participating Interest the purchase option has arisen in respect of, such notice to contain:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised, being the relevant consideration that satisfied clause 1.11(b)(iii) or 1.11(b)(iv) (as applicable);

(B)          it shall be implemented by way of the Transferring Party or the new controller (as procured by the Transferring Party), transferring to the Strategic Participant who exercised the option its Participating Interest (or in the case of a purchase option arising in relation to part of its Participating Interest, that part) in consideration for payment by the exercising Strategic Participant of the price set out in clause 1.11(b)(iii) or 1.11(b)(iv) (as applicable).

(c)           Long Term Bauxite Supply Arrangement

Following execution of the CIA, but prior to Completion, the Parties will use their best endeavours to negotiate a long term (minimum of 25 years) bauxite supply agreement at an arm’s length price (with periodic price resets) to be entered between:

(i)            Weipa NewCo and Yarwun NewCo; or

(ii)           in the event of Fallback Completion regarding:

(A)          Weipa, an equivalent bauxite supply agreement to be negotiated between RTAL and Yarwun New Co;

(B)          Yarwun, an equivalent bauxite supply agreement to be negotiated between Weipa NewCo and RTAL; or

(C)          Weipa and Yarwun, an equivalent informal arrangement to be applied by RTAL for the purposes of calculating RTAL’s cash flows which are attributable to Weipa and Yarwun.

1.12        Boyne and GPS

(a)           Appointment to GPS Management Committee

GPS Energy and GPS Power each agree to cause a nominee of the Chinalco Strategic Participant to be included as one of their representatives on the Management Committee established under the Gladstone Power Station Joint Venture Agreement, provided that:

(i)            GPS Energy and GPS Power remain entitled to appoint at least 2 representatives to such a committee;

(ii)           the inclusion of a nominee of the Chinalco Strategic Participant as a representative of GPS Energy or GPS Power on the Management Committee or the granting by GPS Energy or GPS Power to the Chinalco Strategic Participant of a right to inclusion on the Management Committee would not breach any provision of, or give rise to any other adverse consequence under, the GPS joint venture arrangements;

(iii)          the nominees of the Chinalco Strategic Participant (and the other GPS Power and GPS Energy representatives) will be required to:

(A)          vote in accordance with the directions of the board of directors of GPS Energy or GPS Power (as applicable); and

(B)          to the extent voting occurs in relation to issues the board of GPS Energy or GPS Power (as applicable) has not considered, vote in accordance with the nominees of the Rio Tinto Strategic Participant on the committee; and

(iv)          in the reasonable opinion of the Rio Tinto Strategic Participant, the inclusion of the nominees of the Chinalco Strategic Participant would not result in an Adverse JV Impact or a Material Adverse JV Effect.

Where, in accordance with clause 1.12(a)(iv) above, Rio Tinto or the Rio Tinto Strategic Participant reasonably considers an Adverse JV Impact or Material Adverse JV Effect exists or is likely to exist:

(v)           Rio Tinto (or the Rio Tinto Strategic Participant) will promptly notify Chinalco and the Chinalco Strategic Participant of such existence or likelihood; and

(vi)          the inclusion of the nominees of the Chinalco Strategic Participant will not initially be made, but Rio Tinto will monitor the position and ensure that the inclusion of a nominee of the Chinalco Strategic Participant as representatives of GPS Energy and GPS Power on the Management Committee proceeds as soon as the existence or likelihood of any Adverse JV Impact or Material Adverse JV Effect (as applicable) has been eliminated or otherwise satisfactorily resolved.

(b)           Rights to Purchase Option and Dilution Subject to Joint Venture Restrictions

(i)            A Chinalco Strategic Participant may not exercise a purchase option, or require application of dilution in respect of the Rio Tinto Strategic Participant’s Boyne or GPS Participating Interests pursuant to the terms of the ALSAA, if and to the extent that doing so would have a Material Adverse JV Effect.  The relevant Rio Tinto Strategic Participant will promptly notify Chinalco and the Chinalco Strategic Participant if it reasonably considers that a Material Adverse JV Effect would exist or is likely to exist.

(ii)           If the Chinalco Strategic Participant wishes to exercise the purchase option or dilute the Rio Tinto Strategic Participant’s Boyne or GPS Participating Interest in accordance with the provisions of the ALSAA, the relevant Rio Tinto Strategic Participant must work together with the Chinalco Strategic Participant to ensure that, to the extent possible, the Chinalco Strategic Participant is able to:

(A)          in relation to exercising a purchase option in respect of all of the Rio Tinto Strategic Participant’s Participating Interest - acquire all of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Boyne or GPS Participating Interest; or

(B)          in relation to dilution in respect of the Rio Tinto Strategic Participant’s Participating Interest — acquire the appropriate proportion of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Boyne or GPS Participating Interest,

in a manner which does not have a Material Adverse JV Effect, provided that the Chinalco Strategic Participant provides Rio Tinto and RTA Boyne or GPS Energy and GPS Power (as applicable) with indemnities and/or securities as reasonably required by Rio Tinto and RTA Boyne or GPS Energy and GPS Power.

The Chinalco Strategic Participants in respect of Boyne and GPS acknowledge that irrespective of the indemnities and/or securities offered, allowing the Chinalco Strategic Participant to acquire the relevant rights and obligations may not be possible.

(c)           Pre-emptive and Buy-out Rights Arising Under Boyne or GPS Joint Venture

Where a first right of refusal, buy-out right, or pre-emption right arises under the underlying the Boyne or GPS joint venture arrangements in favour of RTA Boyne, GPS Power and/or GPS Energy, the following principles will apply:

(i)            RTA Boyne, GPS Power and/or GPS Energy (as applicable) will notify the Rio Tinto and Chinalco Strategic Participants in respect of Boyne or GPS (as applicable) of the fact that the right has arisen and the requirements in order to exercise that right;

(ii)           the board of directors of RTA Boyne, GPS Power and/or GPS Energy (as applicable) shall meet as soon as practicable to discuss whether the right should be exercised;

(iii)          if the relevant Rio Tinto and Chinalco Strategic Participants jointly agree to exercise the right, RTA Boyne, GPS Power and/or GPS Energy (as applicable) will exercise the right, the acquired interest will become part of Boyne or GPS (as applicable), and its acquisition by RTA Boyne, GPS Power and/or GPS Energy (as applicable) shall be funded in proportion to the Strategic Participants’ respective Project Percentages in Boyne or GPS (as applicable);

(iv)          if the relevant Rio Tinto and Chinalco Strategic Participants are unable to reach agreement on the exercise of the right:

(A)          the Strategic Participant that wishes to exercise that right will be entitled to seek to do so at its own cost and risk;

(B)          RTA Boyne, GPS Power and/or GPS Energy (as applicable) will proceed to exercise the relevant right on behalf of the proceeding Strategic Participant (at the Strategic Participant’s sole cost), subject to appropriate indemnities and/or securities as reasonably required by RTA Boyne, GPS Power and/or GPS Energy (as applicable);

(C)          the funding of the cost of the acquired interest will be provided to RTA Boyne, GPS Power and/or GPS Energy (as applicable) solely by the proceeding Strategic Participant;

(D)          if the Chinalco Strategic Participant is the proceeding Strategic Participant - the relevant Strategic Participants will work together to ensure that, to the extent possible, the Chinalco Strategic Participant enjoys and bears all of the respective rights and obligations relating to the acquired interest in a manner which does not have a Material Adverse JV Effect or otherwise alter the relative interests of the Strategic Participants in Boyne or GPS (as applicable), and provided that the Chinalco Strategic Participant provides the Rio Tinto Strategic Participant and/or RTA Boyne, GPS Power and GPS Energy (as applicable) with indemnities and/or securities as reasonably required by the Rio Tinto Strategic

Participant and/or RTA Boyne, GPS Power and GPS Energy (as applicable); and

(E)          if the Rio Tinto Strategic Participant is the proceeding Strategic Participant — the acquired interest will became part of Boyne or GPS (as applicable) and the Chinalco Strategic Participant’s Boyne or GPS Project Percentage (as applicable) will be reduced, by way of dilution determined by reference to the following formula:

CPP =	PV	X PP
SV

Where:

CPP is the Chinalco Strategic Participant’s new Project Percentage (in Boyne or GPS, as applicable) after the application of the formula;

PP is the Project Percentage of the Chinalco Strategic Participant (in Boyne or GPS as applicable) before the application of the formula;

PV is the fair market value of the assets of Boyne or GPS (as applicable) current at the date of the Chinalco Strategic Participant’s election not to contribute;

SV is the fair market value of the assets of Boyne or GPS (as applicable), (including the newly acquired interest), at the date of Completion in respect of the acquisition of the acquired interest, but determined at the date of the Chinalco Strategic Participant’s election not to contribute.

The dilution will take effect from the date of Completion in respect of the acquisition of the acquired interest, but will be determined as at the date of the Chinalco Strategic Participant’s election not to contribute.

For the purposes of this formula:

(F)           The fair market value of the assets of Boyne or GPS (as applicable) at each point in time will be the value agreed in writing by the Strategic Participants (including by reference to any fair market value determination pursuant to a process in the underlying joint venture arrangements), or if the Strategic Participants are unable to reach agreement, the fair market values shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD, and the remaining provisions of this clause 1.12(c)(iv).

(G)          In determining the relevant fair market values, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager and make the determination independently having due regard to relevant matters including, without limitation:

(1)           any fair market value or arm’s length price payable pursuant to a process in the underlying joint venture arrangements;

(2)           current and projected demand and supply conditions in the global aluminium market;

(3)           likely trends in aluminium quality specifications and pricing (and for GPS electricity pricing);

(4)           likely timing and scale of development and/or expansion of Boyne smelting capacity (and in the case of GPS, generation capacity);

(5)           cost and nature of available power supply (for GPS cost and nature of alternative power supply to Boyne);

(6)           projected capital and operating costs of development and/or expansion over project life; and

(7)           the global competitiveness of the aluminium product produced by the Boyne project.

Rio Tinto’s Boyne or GPS Project Percentage (as applicable) will be increased to 100% minus CPP (determined in accordance with the formula above).

(v)           The rights granted to the Chinalco Strategic Participant in this clause 1.12(c) are subject to any restrictions or prohibitions in the underlying Boyne or GPS joint venture arrangements, such that they may not be available in certain circumstances.

1.13        Conversion of Strategic Asset Tracking Notes

(a)           The Strategic Asset Tracking Notes issued to any Chinalco Strategic Participant by an Aluminium Group Member confer on the relevant Chinalco Strategic Participant the rights of conversion set out in clauses 1.13(a)(i)-(iii) below reflecting the Chinalco Strategic Participant’s Project Percentage in the relevant Aluminium Project(s), upon the first to occur of any of the following events, but subject to clause 1.13(d):

(i)            in respect of Weipa, a disposal by the Rio Tinto Strategic Participant of all or a majority of its shares in Weipa NewCo, if following the disposal, Weipa NewCo or the new controller of Weipa NewCo:

(A)          provides written notice to the Chinalco Strategic Participant that it is challenging the validity or enforceability of the Strategic Asset Tracking Notes, or otherwise commences legal proceedings to do so; and

(B)          on that basis, has either subsequently defaulted, or threatened to default, on a payment of the coupon amount due to the Chinalco Strategic Participant pursuant to the Strategic Asset Tracking Notes.

(ii)           in respect of Yarwun, if the Strategic Participants, acting reasonably agree that it is necessary for the Strategic Asset Tracking Notes to be converted into shares in Yarwun NewCo in order to satisfy any requirement of the Queensland Government in relation to delivery of the Aurukun Project comprising an integrated bauxite mine at Aurukun and a greenfield alumina refinery on the east coast of Queensland;

(iii)          in respect of each Aluminium Project:

(A)          there is a change in the ultimate control of the Rio Tinto Strategic Participant, and, following the change of control, the relevant Rio Tinto Strategic Participant:

(1)           provides written notice to the Chinalco Strategic Participant that it is challenging the validity or enforceability of the Strategic Asset Tracking Notes, or otherwise commences legal proceedings to do so; and

(2)           on that basis, has either subsequently defaulted, or threatened to default, on a payment of the coupon amount due to the Chinalco Strategic Participant pursuant to the Strategic Asset Tracking Notes;

(B)          the relevant Rio Tinto Strategic Participant lists its shares of the Aluminium Group Member which has issued Strategic Asset Tracking Notes on any public stock exchange;

(C)          an Insolvency Event occurs in respect of the Aluminium Group Member which has issued Strategic Asset Tracking Notes; or

(D)          all Strategic Participants agree in writing to such conversion.

(b)           In the event of occurrence of a conversion event pursuant to any of clauses 1.13(a)(i)-(iii) above, the Chinalco Strategic Participant shall have the right, but not the obligation, to convert its Strategic Asset Tracking Notes into a number of ordinary voting shares in the relevant Aluminium Group Member, such that, immediately following election for conversion, the relevant Aluminium Group Member shall issue to the Chinalco Strategic Participant that number of shares in the relevant Aluminium Group Member such that, upon issue, it would hold an equivalent percentage of the relevant Aluminium Group Member’s issued capital to the Chinalco Strategic Participant’s Project Percentage, in accordance with principles to be agreed and the terms of the Strategic Asset Tracking Notes.

(c)           The Aluminium Group Member which issued the Strategic Asset Tracking Notes being converted will ensure that the shares issued as a result of such conversion will be:

(i)            duly issued;

(ii)           credited as fully paid; and

(iii)          free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the ALSAA, the Strategic Asset Tracking Notes or the Distribution Policy, or as otherwise agreed in writing, created or permitted by the Chinalco Strategic Participant.

(d)           Despite anything else in this clause 1.13, the Chinalco Strategic Participant may not exercise a right of conversion if and to the extent that doing so would have a Material Adverse JV Effect.

(e)           If an Insolvency Event or any other event or circumstance prevents the conversion of Strategic Asset Tracking Notes into shares, the Chinalco Strategic Participant will be entitled to share in any remaining surplus funds in the winding up of the relevant Aluminium Group Member in accordance with and to the extent specified in the Strategic Asset Tracking Notes.

(f)            Subject to Part 7 of the Distribution Policy and clause 24.8 of the CIA, the cost of any duty or tax arising in connection with the conversion shall be for the account of:

(i)            in the event of conversion pursuant to clause 1.13(a)(iii)(B) or 1.13(a)(iii)(C) — the relevant Rio Tinto Strategic Participant;

(ii)           in the event of conversion pursuant to clause 1.13(a)(ii) — the Chinalco Strategic Participant;

(iii)          in the event of a conversion pursuant to clause 1.13(a)(i) or 1.13(a)(iii)(A) — the new controller of the Rio Tinto Strategic Participant or the new Strategic Participant (as applicable); and

(iv)          in the event of conversion pursuant to clause 1.13(a)(iii)(D) — either Strategic Participant as agreed in writing.

1.14        Funding of Non-Capital Expenditure

(a)           Definition

Non-Capital Expenditure means all expenditure and cash flow requirements which are not Capital Expenditure (but excluding expenditure or cash flow requirements relating to an Excluded Asset).  For the avoidance of doubt, expenditure and cash flow requirements include all inflows and outflows of cash and cash equivalents from operating, financing and investment activities, as determined in accordance with applicable current accounting practices as applied by the Rio Tinto Group.

(b)           Funding Arrangements for Non-Capital Expenditure

The Strategic Participants shall fund any Non-Capital Expenditure of each Aluminium Group Member as follows:

(i)            where the Manager notifies the Strategic Participants that the required cash balance which an Aluminium Group Member must retain in the working capital account established under the Distribution Policy for the purpose of meeting Non-Capital Expenditure cannot be funded from cash-flows in accordance with the Distribution Policy, and that an additional amount (as specified in the notice) is required to be met, the Strategic Participants shall make good that additional amount by paying their respective shares of that amount, pro rata on a several basis in proportion to their respective Project Percentages in the relevant Aluminium Project, to the Manager, and such payment shall be credited to the working capital account;

(ii)           each such payment shall be made within 21 days of the notice; and

(iii)          unless otherwise agreed with the relevant Aluminium Group Member, each such payment shall be made in accordance with the Distribution Policy.

1.15        Funding of Capital Expenditure

(a)           Definitions

(i)            Capital Expenditure means all capital expenditure (and any expenditure on leasing, licensing or acquiring the right to use any asset) incurred or required to be incurred by an Aluminium Group Member, including capital expenditure for an acquisition or expansion, as determined on a basis consistent with Rio Tinto Group policies (but excluding Capital Expenditure relating to an Excluded Asset).

(ii)           Sustaining Capex means Capital Expenditure that is necessary or that is reasonably required having regard to good operating practice for cost effective operation, but does not include Capital Expenditure that gives rise to a material increase of the capacity or production of an operation or part thereof to which that Capital Expenditure relates, other than an increase which is incidental to, or arises as a result of, technical or technological advancement in respect of the asset or part of the asset to which that Capital Expenditure relates.

(iii)          Mandatory Capex means Capital Expenditure required pursuant to a statutory or regulatory obligation, or otherwise required by law, or required to allow safe operating practice.

(b)           Obligation to Fund Mandatory and Sustaining Capex

The Strategic Participants will be obliged to fund all Mandatory Capex or Sustaining Capex which has been approved by the board of directors of the relevant Aluminium SACo in accordance with quarterly calls by the Manager (or more frequently as permitted in the Management Agreement).  Such funding must be provided in accordance with clause 1.15(e) below.

(c)           Other Capex up to and including US$250 million (alumina/aluminium/power generation); US$150 million (bauxite)

If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal (whether in respect of an expansion or acquisition), not including Sustaining Capex or Mandatory Capex, with a budget of up to and including US$250 (Indexed) (for alumina, aluminium and power generation operations) and US$150 million (Indexed) (for bauxite operations), and that Capital Expenditure has been approved by the board of directors of the relevant Aluminium SACo and, where applicable, by the participants in the underlying joint venture for the operation or project, then the Strategic Participants will be obliged to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as permitted in the Management Agreement).  Such funding must be provided in accordance with clause 1.15(e) below.

(d)           Other Capex above US$250 million (alumina/aluminium/power generation); US$150 million (bauxite)

(i)            If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal, not including Sustaining Capex or Mandatory Capex, with a budget of more than US$250 million (Indexed) (for alumina, aluminium and power generation operations) and US$150 million (Indexed) (for bauxite operations), and that Capital Investment Proposal has been approved by the board of directors of the relevant Aluminium SACo and, where applicable, by the participants in the underlying joint venture for the operation or project, the Chinalco Strategic Participant must elect immediately (or in any event within 14 days) following approval of the investment either to:

(A)          contribute to that Capital Investment Proposal, in which case the Strategic Participants will be required to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as required), and such funding must be provided in accordance with clause 1.15(e) below; or

(B)          not contribute to that Capital Investment Proposal, in which case the Rio Tinto Strategic Participant may elect either:

(1)           not to proceed with the Capital Investment Proposal; or

(2)           to proceed with the Capital Investment Proposal and fund 100% of that Capital Investment Proposal itself by way of undated interest free loan, in which case the Chinalco Strategic Participant’s Participating Interest in the relevant Aluminium Project will be diluted, but the Chinalco Strategic Participant will not be in default of any of its obligations under the terms of the relevant Strategic Asset Tracking Notes (if applicable) or the ALSAA as a result.

If the Chinalco Strategic Participant fails to make such an election within 14 days of the later of the approval by the relevant Aluminium SACo board of directors and any approval required from any underlying joint venture, it is deemed to have elected not to contribute to the Capital Investment Proposal.

The adjustment to a Strategic Participant’s Project Percentage in the relevant Aluminium Project through dilution will be determined in accordance with the following formula:

NPP =	PV	X PP
PV + CIP

Where:

NPP is the new Project Percentage of the diluted Strategic Participant after the application of the formula;

PP is the Project Percentage of the diluted Strategic Participant before the application of the formula;

PV is the fair market value of the assets of the relevant Aluminium Project at the date of election not to contribute;

CIP is the greater of:

(i)            the projected fair market value of the assets created by the Capital Investment Proposal, at the projected date of practical completion of the relevant Capital Investment Proposal; and

(ii)           the projected amount of the capital to be contributed to the Capital Investment Proposal.

The dilution will be determined as at the date of the diluted Strategic Participant’s election not to contribute, but only takes effect on the date of actual practical completion of the relevant Capital Investment Proposal.

For the purposes of this formula:

(C)          The relevant fair market values will be the values agreed in writing by the Strategic Participants or if the Strategic Participants are unable to reach agreement on the relevant fair market values, the relevant fair market values shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.15(d).

(D)          In determining the relevant fair market values, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager, and make the determination independently having due regard to relevant matters including, without limitation:

(1)           current and projected demand and supply conditions in the global aluminium market;

(2)           likely trends in aluminium quality specifications and pricing (and for GPS electricity pricing);

(3)           likely timing and scale of development and/or expansion of the relevant Aluminium Project or Aluminium Project Assets (as applicable);

(4)           quantum and nature of bauxite reserves and resources (for Weipa), cost and nature of available bauxite supply (for Yarwun) cost and nature of available power supply (for Boyne), cost and nature of alternative power supply available to Boyne (for GPS);

(5)           projected capital and operating costs of development and/or expansion over project life; and

(6)           the global competitiveness of the aluminium product produced by the relevant Aluminium Project.

(with all references to aluminium being read as references to bauxite, alumina, or aluminium as appropriate for the relevant Aluminium Project).

Dilution shall be implemented by:

(E)          the relevant Project Percentage of the Rio Tinto Strategic Participant will be increased to 100% minus NPP (determined in accordance with the formula above);

(F)           the conversion ratio of the Strategic Asset Tracking Notes being adjusted in accordance with the terms of the Strategic Asset Tracking Notes; and

(G)          the diluted Chinalco Strategic Participant assigning a proportion of its Participating Interest (except for the Strategic Asset Tracking Notes) equal to the amount by which its Project Percentage in respect of the relevant Aluminium Project has been diluted pursuant to this clause 1.15.

(ii)           For the purposes of applying dilution pursuant to this clause 1.15(d), Boyne and GPS are treated as a single Aluminium Project, such that dilution of the non-contributing Strategic Participant’s Participating Interest is calculated based on the fair market value of Boyne and GPS combined, and the defaulting Strategic Participant’s Project Percentages in Boyne and GPS are diluted by an equivalent amount.

(e)           Funding Arrangements for Capital Expenditure

The Strategic Participants shall fund any Capital Expenditure of each Aluminium Group Member which they are required to fund under clauses 1.15 (b), (c) or (d) as follows:

(i)            where the Manager notifies the Strategic Participants that an Aluminium Group Member requires a cash amount on a specific date (as specified in the notice) to fund an amount of such Capital Expenditure, the Strategic Participants shall severally make payment of their respective shares of that amount, pro rata in proportion to their respective Project Percentages in the relevant Aluminium Project, to the Manager, and such amount shall be credited to the capital expenditure account established under the Distribution Policy;

(ii)           each such payment shall be made on or before the date specified in the Manager’s notice (which may not be less than 21 days from the date of the notice); and

(iii)          unless otherwise agreed with the relevant Aluminium Group Member, each such amount shall constitute an undated interest free loan to the Aluminium Group Member.

(f)            Capex Reporting

Where any Capital Expenditure item of US$100 million (Indexed) or greater in respect of an approved programme and budget (a Material Capital Expenditure Item) is proposed in relation to an underlying joint venture or business, the Manager will, to the extent permitted by any confidentiality restrictions in any applicable underlying joint venture arrangements, notify the Chinalco Strategic Participant of the Material Capital Expenditure Item including details of the proposed Capital Expenditure and the reasons and basis upon which it will be incurred.

(g)           Capital Expenditure Authorisation Process

Capital Expenditure, to the extent that it is not subject to an authorisation process of an underlying joint venture, will be subject to a capital expenditure authorisation process applied by the Manager on a basis consistent with that which the Rio Tinto Group applies in relation to other similar operations.

1.16        Distributions

(a)           The Strategic Participants will receive their respective shares of cash distributions, in proportion to their respective Project Percentages in the relevant Aluminium Project, in accordance with and subject to:

(i)            the Distribution Policy; and

(ii)           where relevant, the terms and conditions of the Strategic Asset Tracking Notes.

(b)           The Manager, the Strategic Participants and each Aluminium Group Member shall comply with the provisions of the Distribution Policy.

1.17        Support for Rio Tinto Loans, Guarantees and other Liability Arrangements

(a)           Definition

For the purposes of this clause 1.17, Liability Arrangement means a loan or other form of financial accommodation or obligation or a guarantee, indemnity, letter of comfort or other assurance against loss, to or for the benefit of:

(i)            a Third Party; or

(ii)           a consortium, partnership, limited partnership, incorporated or unincorporated joint venture, syndicate or other group in which an Aluminium Group Member is a participant (each a Joint Venture), and in each case in respect of either:

(iii)          an Aluminium Group Member, including in connection with its participation in a Joint Venture; or

(iv)          an entity from whom assets were transferred to an Aluminium Group Member as part of the Reorganisation Steps,

and which relates to the funding of, or is otherwise provided in connection with, the Aluminium Projects.

It includes, without limitation:

(A)          in relation to Boyne, the guarantee provided by RTAH under the Boyne Participants Agreement, and other BSL Agreements and BSL Deeds of Direction as defined in that Participants Agreement;

(B)          in relation to Yarwun, the AUD$137 million long term loan from the Commonwealth of Australia to RTAL, and related guarantee provided by Rio Tinto in respect of that loan;

(C)          in relation to Weipa:

(1)           the guarantee RV300407V in respect of Weipa in favour of the Queensland Minister for Mines and Energy for AUD$27,355,021; and

(2)           the guarantee in respect of the Ely deposit in favour of the Queensland Department of Mines and Energy for AUD$6,208,854.

Each Rio Tinto Strategic Participant will use its best endeavours to identify to Chinalco and each relevant Chinalco Strategic Participant any other existing Liability Arrangements prior to Completion of the Chinalco Strategic Participant’s acquisition of its Participating Interest in each relevant Aluminium Project, and on Completion will provide to Chinalco and each relevant Chinalco Strategic Participant a list of the existing Liability Arrangements identified as at that date.

(b)           Obligation to Provide Support

If a member of the Rio Tinto Group has provided or provides any Liability Arrangement, the Chinalco Strategic Participant must provide support, commensurate with its Project Percentage in the relevant Aluminium Project, in respect of the Liability Arrangement, in accordance with this clause 1.17.

(c)           Method of Providing Support

The Chinalco Strategic Participant must provide support:

(i)            in the case of a loan facility or other Liability Arrangement involving the provision of cash (a Funded Arrangement), by making a cash deposit (which, for the avoidance of doubt, is not a ‘cash flow’ under the Distribution Policy) with the relevant member of the Rio Tinto Group in an amount equal to its relevant Project Percentage of the amount of the Funded Arrangement from time to time (but excluding the amount of any such loan made prior to the date of Completion of the Chinalco’s Strategic Participant’s acquisition of a Participating Interest in the relevant Aluminium Project);

(ii)           in the case of a guarantee or other Liability Arrangement which does not involve the provision of cash (an Unfunded Arrangement), by providing an indemnity to the relevant member of the Rio Tinto Group for a proportion of the relevant liability under that Unfunded Arrangement equal to its Project Percentage, and any proportion of the relevant liability that would otherwise be retained by the relevant member of the Rio Tinto Group in excess of the Project Percentage of the Rio Tinto Strategic Participant from time to time, where the excess has arisen as a result of any exercise of rights by Chinalco under this ALSAA or the Participant Charge that has the effect of reducing the Rio Tinto Strategic Participant’s Project Percentage without its liability in respect of the Unfunded Arrangement being released, or (in any case) in any other manner agreed in writing between the Strategic Participants.

(d)           Time for Providing Support

The support to be provided by the Chinalco Strategic Participant under this clause 1.17 must be provided:

(i)            in the case of an existing Liability Arrangement described in clauses 1.17(a)(iv)(A)-1.17(a)(iv)(C), upon the acquisition of its Participating Interest in the relevant Aluminium Project;

(ii)           in the case of an existing Liability Arrangement not described in clauses 1.17(a)(iv)(A)-1.17(a)(iv)(C):

(A)          if the Chinalco Strategic Participant is notified of such existing Liability Arrangement prior to Completion, by the end of the next quarter after the Completion Date; and

(B)          if the Chinalco Strategic Participant is notified after Completion of such existing Liability Arrangement, by the end of the next quarter after such notification.

(iii)          in the case of a Liability Arrangement created subsequently to Completion, or an increase in the amount of a Liability Arrangement, at, or as soon as possible following, the time of creation or increase.

(e)           Accounting for Repayments and Other Receipts

If a member of the Rio Tinto Group receives any interest or other return on, or any repayment, reimbursement or other recovery in respect of, any Liability Arrangement in respect of which the Chinalco Strategic Participant has:

(i)            provided support as required under this clause 1.17; and

(ii)           complied with its indemnity or other obligations under the support provided,

the Rio Tinto Strategic Participant must procure that the relevant member of the Rio Tinto Group accounts to the Chinalco Strategic Participant for the relevant Project Percentage of the net amount received.  No member of the Rio Tinto Group will be required to reimburse or compensate the Chinalco Strategic Participant for any withholding tax or other deduction required to be made from any amount received by the Rio Tinto Group entity, or from any amount to be paid to the Chinalco Strategic Participant under this clause 1.17(e).

(f)            Release of Support

Where the relevant Liability Arrangement provided by a member of the Rio Tinto Group is cancelled, released, or reduced, the relevant Rio Tinto Group member will:

(i)            in the case of an Unfunded Arrangement, promptly release and return all or the relevant part of the Chinalco Strategic Participant’s support for that Unfunded Arrangement; and

(ii)           in the case of a Funded Arrangement, promptly return the Chinalco Strategic Participant’s proportionate interest (commensurate with its Project Percentage in relevant Aluminium Project) of the undrawn amount of that Funded Arrangement (if any) (again, for the avoidance of doubt, not being a ‘cash flow’ under the Distribution Policy).

1.18        Default

(a)           Suspension of Voting Rights

If a Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d), or 1.17:

(i)            its voting rights in relation to the Aluminium Project to which the default relates will be suspended; and

(ii)           its nominated directors on the board of the relevant Aluminium SACos will not be entitled to vote in relation to matters involving the Aluminium Project(s) in respect of which the default occurred (although they will remain entitled to participate in the relevant deliberations)

until the defaulting Strategic Participant has fully remedied the default in accordance with clause 1.18(d).

However, where the application of clauses 1.18(a)(i) and/or 1.18(a)(ii) above in respect of any decisions of the underlying joint venture participant would, in the reasonable opinion of Rio Tinto, have a Material Adverse JV Effect, Rio Tinto or the Rio Tinto Strategic Participant will notify the relevant Chinalco Strategic Participant and,  the Rio Tinto Strategic Participant’s nominated directors will remain entitled to vote or make determinations, but solely in relation to any such decisions, notwithstanding any ongoing funding default by the Rio Tinto Strategic Participant.

(b)           Payment by Non-Defaulting Strategic Participant

(i)            Where a Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d), or 1.17, the Manager will promptly notify all Strategic Participants of the default.

(ii)           Following receipt of the written notice given pursuant to clause 1.18(b)(i), the non-defaulting Strategic Participant may choose to fund all or any part of the amount not paid by the defaulting Strategic Participant.  If it does so, the defaulting Strategic Participant must reimburse it on demand for the amount of funding provided.  The amount of such funding provided:

(A)          will be a debt due and payable by the defaulting Strategic Participant to the Strategic Participant that funded it; and

(B)          without limiting any other right of recovery, can be deducted from the price at which the purchase option described below may be exercised by the non-defaulting Strategic Participant.

(c)           Interest on Amounts Due to Non-Defaulting Strategic Participant

Interest accrues on each amount which is due and payable by a defaulting Strategic Participant to the other Strategic Participant under clause 1.18(b)(ii):

(i)            on a daily basis from the due date up to the date of actual payment;

(ii)           both before and after judgment (as a separate and independent obligation); and

(iii)          at the rate which is the sum of the Interest Rate plus a margin of 3%, calculated for successive periods of one month, with the first period commencing on the due date of the amount on which interest is payable.

The defaulting Strategic Participant must pay interest accrued under this clause on demand by the Strategic Participant to which it is owed or, if no demand is made, on the last day of each month.  The interest is payable in the currency of the unpaid amount on which it accrues.

(d)           Remedy of default

A default by a Strategic Participant on a funding obligation pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d), or 1.17 will not be regarded as remedied unless and until each of the following has been reimbursed to the relevant Strategic Participant or paid by the defaulting Strategic Participant:

(i)            any amount due from the defaulting Strategic Participant under clause 1.18(b)(ii);

(ii)           any costs of enforcement or recovery, or attempted enforcement or recovery, incurred by the other Strategic Participant in consequence of the default;

(iii)          any loss, cost, liability or expense sustained or incurred by the other Strategic Participant as a consequence of the default; and

(iv)          any interest owing by the defaulting Strategic Participant in respect of any of the foregoing.

For the avoidance of doubt, a default in respect of an Unfunded Arrangement will not be regarded as remedied unless and until the defaulting Strategic Participant has provided the relevant indemnity in accordance with clause 1.17(c)(ii).

(e)           Purchase Option for Non-Defaulting Party

(i)            If a Strategic Participant defaults on a funding obligation pursuant to clauses 1.14, 1.15(b), 1.15(c), 1.15(d), or 1.17 to the Manager or any Aluminium Group Member, and that default is either:

(A)          not remedied in accordance with clause 1.18(d) within 30 days of its occurrence, then the non-defaulting Strategic Participant shall have the option to purchase the defaulting Strategic Participant’s Participating Interest in the relevant Aluminium Project at its then current fair market value (calculated in accordance with clauses 1.18(e)(iii)-(iv)); or

(B)          remedied in accordance with clause 1.18(d) within 30 days of its occurrence, then the purchase option lapses and is of no further effect.

(ii)           The non-defaulting Strategic Participant must determine whether to exercise that purchase option within 30 days of receiving notice of the fair market value of the defaulting Strategic Participant’s Participating Interest (as determined in accordance with the process set out below).  Any offer to purchase the defaulting Strategic Participant’s Participating Interest pursuant to this clause 1.18(e) shall be conditional upon the non-defaulting Strategic Participant obtaining all necessary Authorisations within 150 days from the date on which the election to exercise the purchase option is made.

(iii)          The fair market value of the Participating Interest of the defaulting Strategic Participant will be the value agreed in writing by the Strategic Participants, or if the Strategic Participants have not reached agreement on the relevant fair market value, the fair market value shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.18(e).

(iv)          In determining the fair market value of the relevant Participating Interest, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager and make the determination independently having due regard to relevant matters including, without limitation:

(A)          current and projected demand and supply conditions in the global aluminium market;

(B)          likely trends in aluminium quality specifications and pricing (and for GPS electricity pricing);

(C)          likely timing and scale of development and/or expansion of the relevant Aluminium Project;

(D)          quantum and nature of bauxite reserves and resources (for Weipa), cost and nature of available bauxite supply (for Yarwun),

cost and nature of available power supply (for Boyne) and cost and nature of alternative power supply available to Boyne (for GPS);

(E)          projected capital and operating costs of development and/or expansion over project life; and

(F)           the global competitiveness of the aluminium product produced by the relevant Aluminium Project,

(with all references to aluminium being read as references to bauxite, alumina, or aluminium as appropriate for the relevant Aluminium Project).

(v)           Any purchase option in relation to a Participating Interest arising under this clause 1.18(e):

(A)          may be exercised by giving written notice to the defaulting Strategic Participant containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value); and

(B)          if exercised, shall be implemented by way of the defaulting Strategic Participant transferring to the non-defaulting Strategic Participant its Participating Interest in consideration for payment by the non-defaulting Strategic Participant of the applicable price specified in the notice.

(vi)          In the event that:

(A)          more than one Strategic Participant is in default of one or more of the funding obligations specified in clause 1.18(e)(i) in respect of the same Aluminium Project at the same time; and

(B)          both or all such Strategic Participants would other than for this clause 1.18(e)(vi) be entitled to exercise a purchase option on the determination of fair market value;

then the first Strategic Participant to remedy its default in accordance with clause 1.18(d) will be entitled to exercise that purchase option, and the purchase options which would otherwise be able to be exercised by the other Strategic Participant shall be void and have no effect.

(f)            Dilution

(i)            If the non-defaulting Strategic Participant:

(A)          does not exercise its option to purchase the defaulting Strategic Participant’s Participating Interest in the relevant Aluminium Project within 30 days of receiving notice of the fair market value of the defaulting Strategic Participant’s Participating Interest; or

(B)          is unable to complete the purchase within 150 days from the date on which the election to purchase the defaulting Strategic

Participant’s Participating Interest is made (other than because of any act or omission of the defaulting Strategic Participant),

the purchase option lapses and the defaulting Strategic Participant’s Participating Interest will be diluted with retrospective effect as of the date of the funding default (subject to the qualifications set out in clause 1.12(b)).

(ii)           If, during the period between the funding default and determination of the relevant new Project Percentages, calls, dividends, distributions or loan repayments have been made on the basis of the pre-dilution Project Percentages (except for dividends and distributions relating to a period prior to the funding default), once the new Project Percentages have been determined pursuant to clause 1.18(f)(iii)-(iv) below, the Strategic Participants will discuss and seek to agree, or failing agreement, and on referral by either Strategic Participant, will have determined pursuant to clauses 1.15(d)(i)(C)-(D) by an Independent Expert in accordance with the MDRD, the appropriate adjustments to be made to give retrospective effect to the new Project Percentages, and the relevant Aluminium SACo, or RTA Asia (as applicable) and the Strategic Participants will make all necessary payments and take all other necessary steps in order to give effect to the adjustments determined by the Strategic Participants or the Independent Expert (as applicable).

(iii)          The adjustment to a Strategic Participant’s Project Percentage in the relevant Aluminium Project through dilution on default will be determined in accordance with the following formula:

NPP =	PV	X PP
PV + CA

Where:

NPP is the new Project Percentage of the diluted Strategic Participant after the application of the formula;

PP is the Project Percentage of the diluted Strategic Participant before the application of the formula;

PV is the fair market value of the assets of the relevant Aluminium Project at the date of the funding default (excluding, for the avoidance of doubt, the amount funded by the non-defaulting Strategic Participant in respect of the funding obligation the subject of the default);

CA is the amount contributed by the non-defaulting Strategic Participant that is the subject of the default (including any amount funded by the non-defaulting Strategic Participant in accordance with clause 1.18(b)(ii)).

(iv)          To give effect to the dilution under clause 1.18(f)(iii), the Project Percentage of the non-defaulting Strategic Participant will be increased to 100% minus NPP (as determined in accordance with the formula above).

(v)           Dilution shall be implemented by:

(A)          the conversion ratio of the Strategic Asset Tracking Notes being adjusted in accordance with the terms of the Strategic Asset Tracking Notes; and

(B)          the defaulting Strategic Participant assigning to the non-defaulting Strategic Participant a proportion of its Participating Interest (except for the Strategic Asset Tracking Notes) equal to the amount by which its Project Percentage has been diluted.

(vi)          If a defaulting Strategic Participant’s Participating Interest is diluted in accordance with this clause 1.18(f), then:

(A)          the non-defaulting Strategic Participant must, if it has not already done so, fund the amount represented by CA in the formula in clause 1.18(f)(iii); and

(B)          the defaulting Strategic Participant will be taken to have satisfied its obligation to fund that amount or, if the non-defaulting Strategic Participant has funded it, to reimburse the non-defaulting Strategic Participant in respect of the amount under clause 1.18(b)(ii).

(g)           Boyne and GPS a Single Project for Purposes of Purchase Option and Dilution

For the purposes of exercising a purchase option or applying dilution pursuant to this clause 1.18, Boyne and GPS are treated as a single Aluminium Project, such that:

(i)            to exercise a purchase option which arose due to a funding default in respect of one of Boyne or GPS, the exercising Strategic Participant must acquire the defaulting Strategic Participant’s Participating Interest in both Boyne and GPS for the combined fair market value;

(ii)           dilution of the defaulting Strategic Participant’s Participating Interest is calculated based on the combined fair market value of Boyne and GPS; and

(iii)          if clause 1.12(b) prevents a purchase option or dilution from occurring in relation to a Participating Interest in only one of Boyne or GPS, the purchase option will not arise or the dilution will not occur (as applicable) in relation to either of Boyne or GPS.

1.19        Assignment

(a)           Subject to Yarwun Pre-emptive Rights

This clause 1.19 is subject to the Yarwun pre-emptive rights imposed by clause 1.11(b) except to the extent specifically provided in clause 1.11(b).

(b)           Direct Dealings in Strategic Alliance Interest

(i)            A Strategic Participant may not Dispose of the whole or any part of its Participating Interest in an Aluminium Project except as expressly permitted under clauses 1.11, 1.15, 1.18, 1.19, and 1.20, and in those cases, in accordance with any applicable restrictions in any underlying joint venture arrangements.

(ii)           For the purposes of this clause 1.19, Dispose means to sell, transfer, assign, part with possession of, create a security interest over, declare oneself a trustee of, or otherwise dispose of the relevant assets, rights or property.

(c)           Partial Disposals

(i)            A Strategic Participant may only Dispose of part of its Participating Interest in any Aluminium Project:

(A)          with the prior written consent of the other Strategic Participant(s) in respect of the relevant Aluminium Project; or

(B)          by exercising up to two rights to make a single partial Disposal in respect of its Participating Interest in the relevant Aluminium Project provided that:

(1)           the Disposal meets the requirements of clause 1.19(c)(ii) and is permitted by either 1.19(e) or 1.19(f);

(2)           such partial Disposal does not result in more than 3 holders of the Strategic Participant’s previous collective Participating Interest in respect of the relevant Aluminium Project; and

(3)           once the Strategic Participant effects a first partial transfer, either it or its transferee (as agreed in writing between the Strategic Participant and the partial transferee) but not both may exercise the right to effect one further partial transfer.

(ii)           A partial Disposal by a Chinalco Strategic Participant under clause 1.19(b)(i), will only be permitted to the extent that the Chinalco Strategic Participant ensures that the two (or three) holders of the Chinalco Strategic Participant’s previous collective Participating Interest (Partial Holders) in the relevant Aluminium Group Member must:

(A)          nominate a single Partial Holder who will be responsible, on behalf of all the Partial Holders, for nominating their 3 directors on the board of any relevant Aluminium Group Members, and members to be appointed to underlying joint venture committees; and

(B)          despite that restriction, still be able to direct such directors on the boards of any relevant Aluminium Group Members to:

(1)           exercise separate voting rights for each Partial Holder in respect of decisions regarding whether to contribute to Capital Expenditure or whether to have their Participating Interest diluted for Capital Investment Proposals above

US$250 million (Indexed) (for alumina, aluminium and power generation operations) and US$150 million (Indexed) (for bauxite operations); and

(2)           exercise rights upon default.

If the relevant Chinalco Strategic Participant fails to ensure that the requirements of this clause 1.19(c)(ii) apply to Partial Holders and are complied with, all Partial Holders will have their voting rights suspended pursuant to clause 1.18(a) as if this was a funding default, until the Chinalco Strategic Participant remedies the failure by making arrangements to the reasonable satisfaction of the Rio Tinto Strategic Participant in the relevant Aluminium Project to ensure future compliance.

(iii)          These Aluminium Strategic Alliance Terms and Conditions have been prepared to regulate the rights and obligations of the initial Strategic Participants in a legally binding manner.  It is contemplated that the definitive documentation can include definitive provisions regarding how the ALSAA will apply in circumstances where one or both initial Strategic Participants have made partial assignments of their Participating Interests in one or more Aluminium Projects (including an appropriate revision of the dilution formulas).

(d)           Permitted Disposals to Subsidiaries

A Strategic Participant may Dispose of the whole (but not part only) of its Participating Interest in an Aluminium Project to a Subsidiary of the transferring Strategic Participant (or to a Subsidiary of its ultimate parent company).  If it does so:

(i)            the Strategic Participant will remain liable for the performance of its obligations under the ALSAA in relation to the relevant Aluminium Project; and

(ii)           if the transferee ceases to be a Subsidiary of the Strategic Participant (or its ultimate holding company), and does not become or remain a Pre-Approved SOE, the transferee must re-transfer its Participating Interest to the relevant Strategic Participant (and the Strategic Participant must procure that it does so) unless:

(A)          the new controller of the transferee meets the criteria for permitted disposals to third parties set out in clause 1.19(f); or

(B)          the transferee is a Pre-approved SOE.

(e)           Pre-approved SOEs

(i)            A Chinalco Strategic Participant may Dispose of the whole (or subject to clause 1.19(c)(i)(B) part) of its Participating Interest in an Aluminium Project to a Pre-approved SOE without the consent of the corresponding Rio Tinto Strategic Participant, but if the transferee ceases to be a Pre-approved SOE, it must retransfer its Participating Interest to the Chinalco

Strategic Participant (and Chinalco must procure that it does so), unless that Pre-approved SOE meets the criteria for permitted disposals to third parties set out in clause 1.19(f).

(ii)           If the Chinalco Strategic Participant proposes to transfer its Participating Interest to a Pre-approved SOE (or where such an entity will become the new ultimate controller of the Chinalco Strategic Participant or that Strategic Participant’s Participating Interest), it must give notice within 15 days to the relevant Rio Tinto Strategic Participant.

(f)            Permitted Disposals to Third Parties

(i)            A Strategic Participant may Dispose of the whole (or subject to clause 1.19(c)(i)(B) part) of its Participating Interest in an Aluminium Project if:

(A)          it gives 30 days’ prior written notice of the proposed Disposal to the other Strategic Participant; and

(B)          the proposed transferee:

(1)           is reputable, solvent and has the capacity and expertise to participate effectively in the relevant Aluminium Project; and

(2)           is rated, or is not rated but is capable of being rated, BBB+ or better by Standard and Poor’s or Baa1 or better by Moody’s, or is guaranteed (by a guarantee in form and substance satisfactory to the other Strategic Participant, acting reasonably) by an entity that is so rated, or to the extent that the transferee is not rated, the non-Disposing Strategic Participant is satisfied (acting reasonably) that the transferee meets the prevailing criteria for such rating (from time to time) as if the transferee had been rated; or

(C)          the proposed transferee is:

(1)           Chalco, provided that Chinalco continues to own or control the exercise, of at least 30% of the issued voting share capital of Chalco, or controls the appointment of a majority of Chalco’s directors or Chalco’s directors are accustomed to acting in accordance with Chinalco’s directions or instructions; or

(2)           is a member of the Chinalco Group.

(g)           Change of Control

(i)            If the Rio Tinto Strategic Participant or the Chinalco Strategic Participant holds its Participating Interest in an Aluminium Project through a subsidiary (SA Vehicle), the SA Vehicle may cease to be a Subsidiary of Rio Tinto or Chinalco (as applicable) without requiring the other Strategic Participant’s approval if:

(A)          the new controller of the SA Vehicle meets the criteria set out above in clause 1.19(f) in relation to a permitted transferee; or

(B)          the new controller is a Pre-approved SOE.

(ii)           If the new controller of SA Vehicle does not meet those criteria, then the other Strategic Participant shall have the option to purchase the Participating Interest in the relevant Aluminium Project held by the relevant SA Vehicle at its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-(iv)) within 30 days of receiving notice of the fair market value of such Participating Interest.  Alternatively that other Strategic Participant may require that, as appropriate, Rio Tinto or Chinalco procures that the new controller retransfers its Participating Interest to:

(A)          in the case of a Rio Tinto SA Vehicle, a member of the Rio Tinto Group; or

(B)          in the case of a Chinalco SA Vehicle:

(1)           a member of the Chinalco Group;

(2)           a Pre-approved SOE; or

(3)           Chalco, provided that Chinalco continues to own or control the exercise, of at least 30% of the issued voting share capital of Chalco, or controls the appointment of a majority of Chalco’s directors or Chalco’s directors are accustomed to acting in accordance with Chinalco’s directions or instructions; or

(C)          a third party satisfying the requirements of clause 1.19(f)(i)(B).

(iii)          If the Chinalco Strategic Participant ceases to be a Pre-approved SOE and it, or its new controller, does not in the reasonable opinion of the Rio Tinto Strategic Participant meet the criteria set out above in clause 1.19(f) in relation to a permitted transferee, then the Rio Tinto Strategic Participant will have the option to purchase that Chinalco Strategic Participant’s Participating Interest in the relevant Aluminium Project at its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-(iv), within 30 days of receiving notice of the fair market value of that Participating Interest.

(h)           Personal Rights

(i)            Personal Rights will not accrue to any transferee of the Rio Tinto Strategic Participants’ or the Chinalco Strategic Participants’ Participating Interests, or for the benefit of any new controller of the Chinalco Strategic Participants’ Participating Interest.

(ii)           Where a Chinalco Strategic Participant’s Participating Interest is to be transferred to a Pre-approved SOE, or a Pre-approved SOE becomes the new ultimate controller, Rio Tinto will give reasonable consideration to, and may in its ultimate discretion consent to, some or all Personal Rights accruing to the Pre-approved SOE where requested by the Chinalco Strategic Participant.

(i)            Minority Participation

(i)            If any Strategic Participant’s Project Percentage in any Aluminium Project falls below 5%, the other Strategic Participant will have the option to purchase that Strategic Participant’s relevant Participating Interest at its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-(iv)) within 30 days of receiving notice of the fair market value of the relevant Participating Interest, provided that if the relevant Strategic Participant subsequently increases its Project Percentage in the relevant Aluminium Project to at least 5% the other Strategic Participant’s right to a purchase option shall immediately lapse and be of no further effect.

(ii)           If a Chinalco Strategic Participant’s Project Percentage in any Aluminium Project (or that of any permitted subsequent assignee or successor of Chinalco) falls below 10%, that Strategic Participant loses its voting rights in relation to that Aluminium Project, but maintains its rights to nominate representatives on committees of any relevant underlying joint venture, and its rights to appoint directors to the board of the relevant Aluminium Group Member.

(j)            Amendment and Novation Agreements

If a Disposal of the whole or a part of a Participating Interest in an Aluminium Project is to be made in accordance with this clause 1.19, the Strategic Participants must, and the transferring Strategic Participant must procure that the transferee will, enter into such amendment and novation documents as are necessary to ensure that the persons who will hold Participating Interests in each Aluminium Project after the Disposal will have substantially the same rights and obligations (other than the applicable Personal Rights) in respect of that Aluminium Project as are conferred by this ALSAA on the existing holders of Participating Interests in the relevant Aluminium Project.

(k)           Transfer of Shares in Aluminium SAV

(i)            Notwithstanding any other provision of the ALSAA, and except as otherwise provided for in this clause 1.19(k), Chinalco must not dispose of its share in the Aluminium SAV.

(ii)           Upon termination of the Aluminium Strategic Alliance pursuant to clause 1.3(a), Chinalco shall as soon as practicable (but not more than 30 days after the date of such termination):

(A)          transfer the shares in the Aluminium SAV to a member of the Rio Tinto Group nominated by Rio Tinto;

(B)          remove, or procure the resignation of, all its nominated directors from the board of the Aluminium SAV;

(C)          deliver or procure the delivery of all Confidential Information held by Chinalco (or a Related Corporation of Chinalco) to Rio Tinto; and

(D)          do all other things which are necessary or desirable (in the reasonable opinion of Rio Tinto) to give effect to the transfer of shares in the Aluminium SAV to the nominated member of the Rio Tinto Group;

(iii)          If every Chinalco Strategic Participant disposes of the whole (but not part) of each of their Participating Interests in accordance with the provisions of clause 1.19 to a single disponee, and provided however that no Chinalco Strategic Participant has previously made a partial Disposal of any Participating Interest), then Chinalco must transfer its shares in the Aluminium SAV to the disponee.

(iv)          The provisions of this clause 1.19(k) shall survive termination of the Strategic Aluminium Alliance.

(l)            Requirements for all Permitted Disposals

Unless otherwise agreed in writing by all Strategic Participants, no Disposal that would otherwise be permitted under this clause 1.19 may be made unless the following conditions are satisfied:

(i)            the Strategic Participant making the Disposal has paid all calls and other outstanding funding amounts, and is not otherwise in material breach of the ALSAA;

(ii)           the amendment and novation documents contemplated by clause 1.19(j) have been executed by all relevant parties and have come into effect;

(iii)          a Participant Charge has been granted by each transferee;

(iv)          in the case of a Disposal by the Rio Tinto Strategic Participant, all amounts due and payable under the Strategic Asset Tracking Notes issued by any Aluminium Group Member or by any member of the Rio Tinto Group in respect of RTA Asia have been paid in full;

(v)           the acquirer of the Participating Interest is incorporated and resident in a Permitted Jurisdiction (or any other jurisdiction agreed by Rio Tinto and Chinalco, each acting reasonably in making such decision, acknowledging Chinalco’s desire for structuring flexibility and efficient tax planning, and Rio Tinto’s concerns about difficulty of enforcement, and adverse tax or other financial consequences for the Aluminium Group or the Rio Tinto Group); and

(vi)          the Disposal would not have a Material Adverse JV Effect or trigger any other material adverse consequences for the Aluminium Projects, including triggering a loss of rights, termination, pre-emption or similar consequences in respect of any underlying joint venture or business.

(m)          Boyne and GPS a Single Project for Purposes of Assignment and Purchase Option

(i)            Despite the other provisions of this clause 1.19, a Strategic Participant may only assign its Participating Interest in respect of GPS to the extent, and to the same entity, as it assigns its Participating Interest in respect of Boyne (and vice versa).

(ii)           For the purposes of exercising a purchase option pursuant to this clause 1.19, Boyne and GPS are treated as a single Aluminium Project, such that to exercise a purchase option which arose in respect of one of Boyne or GPS, the exercising Strategic Participant must acquire the relevant Strategic Participant’s Participating Interest in both Boyne and GPS for the combined fair market value.

(n)           Exercise and Implementation of Purchase Option

(i)            Any purchase option in relation to a Participating Interest arising under this clause 1.19:

(A)          may be exercised by a Strategic Participant giving written notice to the Strategic Participant in respect of whose Participating Interest the purchase option has arisen, such notice containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value);

(B)          if exercised, shall be implemented by way of the Strategic Participant in respect of whose Participating Interest the purchase option has arisen, having to transfer to the exercising Strategic Participant its Participating Interest, in consideration for payment by the exercising Strategic Participant of the applicable price specified in the notice.

(ii)           If the exercising Strategic Participant is unable to complete the purchase within 150 days from the date on which the election to purchase the other Strategic Participant’s Participating Interest is made (other than because of any act or omission of the Strategic Participant whose Participating Interest is being acquired) the purchase option lapses and will be of no further effect.

(iii)          The cost of any stamp duty or other equivalent duty arising in connection with the exercise of the purchase option shall be payable by the Strategic Participant exercising the purchase option.

(o)           Anti-Dilution Protections for Chinalco Strategic Participant

(i)            Subject to sub-paragraph (iii), an Aluminium Group Member may not issue ordinary shares, options to subscribe for ordinary shares, or instruments convertible into ordinary shares (a Diluting Share Issue) to a Third Party unless:

(A)          an Independent Expert has confirmed that the Diluting Share Issue is occurring at a price at least equal to fair market value (as agreed in writing by the Strategic Participants in respect of the relevant Aluminium Project, or failing agreement and on referral as determined by an Independent Expert in accordance with the MDRD);

(B)          the relevant Chinalco Strategic Participant has been offered the opportunity to participate pro rata in the Diluting Share Issue; or

(C)          the relevant Chinalco Strategic Participant provides its prior written consent.

(ii)           Subject to sub-paragraph (iii), an Aluminium Group Member may not issue:

(A)          shares that carry preferential dividend, voting or other rights, options to subscribe for such shares, or instruments convertible into such shares to a Third Party; or

(B)          any shares, options to subscribe for shares, or instruments convertible into shares to a member of the Rio Tinto Group,

unless the terms of issue (and, in the case of options or convertible instruments, the terms of exercise or conversion) would not result in any change to the Project Percentages or the voting rights of the relevant Rio Tinto and Chinalco Strategic Participants, to distributions from the Aluminium Group Member, or in distribution of any funds on its winding up, or where the relevant Chinalco Strategic Participant provides its prior written consent.

(iii)          Nothing in sub-paragraph (i) or (ii) prevents an Aluminium Group Member issuing shares, options to subscribe for shares, or instruments convertible into shares where both:

(A)          the relevant shares carry no rights to receive, benefit from or participate in any Strategic Assets or Strategic Asset Cash Flows (as defined in the Distribution Policy) by way of distribution, on winding up or otherwise; and

(B)          such issue would not result in any change to the Project Percentages or the voting rights of the relevant Rio Tinto and Chinalco Strategic Participants, or to any Chinalco Strategic Participant’s distributions from the Aluminium Group Member, or in distribution to any Chinalco Strategic Participant of any funds on its winding up.

(p)           Obligations Binding on Successors and Assignees

All obligations imposed by the ALSAA are binding on any assignee or successor of the Rio Tinto or Chinalco Strategic Participant.

1.20        Security

(a)           It is a condition precedent to the First Aluminium Completion Date that each relevant Strategic Participant has granted a Participant Charge in favour of the other corresponding Strategic Participant.

(b)           Chinalco will be entitled to charge the whole or any part of its rights under the ALSAA and its Participating Interests in each Aluminium Project for the purposes of financing or refinancing the acquisition cost, or its ongoing commitments, in respect of its Participating Interests (the Chinalco Permitted Interest Charge).  Such security will be with China Development Bank or another reputable international bank or banks and will be limited to the aggregate amount of the acquisition and subscription costs (as set out in the CIA) and of any calls (whether for capital or operating expenditure) and other sums payable pursuant to the Transaction Documents.

(c)           Rio Tinto will also be entitled to charge the whole or any part of its rights under the ALSAA and its shares or interests in the Aluminium Group Members or the Aluminium Project Assets in favour of a reputable international bank or banks, to finance the general corporate purposes of the Rio Tinto Group or to finance or refinance any acquisition by the Rio Tinto Group, if Rio Tinto is not able to obtain finance on an unsecured basis or Rio Tinto believes it to be uneconomic to borrow on an unsecured basis (the Rio Tinto Aluminium Group Member Charge).

(d)           Any Chinalco Permitted Interest Charge or Rio Tinto Aluminium Group Member Charge:

(i)            must be acceptable in form and substance to Rio Tinto or Chinalco respectively, acting reasonably; and

(ii)           may only be granted if the permitted chargee enters into an Intercreditor Deed with Rio Tinto or Chinalco (as applicable) or a deed in another form otherwise on terms and conditions acceptable to Rio Tinto or Chinalco (as applicable), acting reasonably, which would include agreement by the permitted chargee to comply with the provisions of the ALSAA, including assignment, change of control and confidentiality provisions; and

(iii)          may only be granted if it does not prejudice or affect the rights and remedies under the ALSAA of Rio Tinto, Chinalco, a Strategic Participant, or the Manager arising from a default of Chinalco or Rio Tinto (as applicable).

(e)           In this clause 1.20, charge (as a verb) includes mortgage or grant any other Security Interest.

1.21        Audit and Accounting

(a)           Keeping Accounts

Rio Tinto (or the Manager at Rio Tinto’s direction) shall keep, in accordance with current accounting practice as applied by the Rio Tinto Group, proper records and accounts in respect of the Aluminium Strategic Alliance and each member of the

Aluminium Group, including records and accounts enabling it to calculate all Coupon Payments on Strategic Asset Tracking Notes, dividends to shareholders and any other payments, distributions of cash flow or dividends made to Strategic Participants (or their Related Corporations) (the ASA Accounts).

(b)           Annual Audit

On an annual basis, Rio Tinto shall procure that the ASA Accounts are audited by auditors with the appropriate qualifications and experience to confirm to Strategic Participants that all payments, distributions of cash flow and dividends during the relevant period were calculated and applied in accordance with the terms of the Strategic Asset Tracking Notes and other relevant Aluminium SA Transaction Documents and shall provide a copy of the relevant audit certificate to the ALSAC.

(c)           Reasonable Assistance

For the purposes of carrying out the audit, Rio Tinto, Chinalco, the Strategic Participants and the Manager shall provide the auditor with access to such of their accounting records as are reasonably required by the auditor to carry out its functions.

(d)           Adjustments

Rio Tinto shall ensure that any adjustments required by the auditor will be made as soon as practicable after Rio Tinto receives notice of non-compliance with the terms of the Strategic Asset Tracking Notes or other relevant Aluminium SA Transaction Documents and a request from the auditor to make such adjustments to remedy the non-compliance.

(e)           Provision of Other Information

Subject to any applicable confidentiality restrictions, or any conditions required by any underlying joint venture documentation, the relevant Rio Tinto Strategic Participant shall procure that each Aluminium Group Member will provide Chinalco with:

(i)            a copy of the Aluminium Group Member’s books, company accounts, annual budget, management accounts and financial records (to be provided promptly after provision to the board of the Aluminium Group Member); and

(ii)           such other information as Chinalco or a Chinalco Strategic Participant may reasonably request to the extent required to enable it to complete any tax return, financial statement or other filing that Chinalco or its Subsidiaries are required by law to make.

1.22        Confidentiality

(a)           Confidential information not to be disclosed

Each Strategic Participant and the Manager undertakes that it will not:

(i)            disclose Confidential Information, including Confidential Information of any other Strategic Participant (the Protected Party), to any person; or

(ii)           use Confidential Information of the Protected Party,

except either:

(iii)          with the prior written approval of each other Strategic Participant, or where the information is Confidential Information of a Protected Party, with the prior written approval of that Protected Party; or

(iv)          as permitted by this clause 1.22.

(b)           Permitted disclosure

Subject to clause 1.22(c), a Strategic Participant may disclose Confidential Information:

(i)            (Related Corporations) to any Related Corporation of the Strategic Participant;

(ii)           (officers and employees) to directors, employees, officers and agents of a Strategic Participant or any of its Related Corporations;

(iii)          (lenders) to a bank or other financial institution (and its professional advisors including legal advisors) in connection with any loan or other financial accommodation or application for a loan or financial accommodation of that Strategic Participant or any of its Related Corporations;

(iv)          (professional advisers) to professional advisers (including legal advisers) and consultants of that Strategic Participant;

(v)           (required disclosures) if and to the extent required under any applicable legislation or other legal requirement or the rules or regulations of any recognised stock exchange which apply to a Strategic Participant or any of its Related Corporations;

(vi)          (bona fide potential purchasers) to bona fide potential purchasers or assignees of the whole or any part of a Strategic Participant’s Participating Interest in one or more Aluminium Projects or shares in any Holding Company of a Strategic Participant;

(vii)         (legal proceedings) if the disclosure is reasonably necessary for the purposes of any mediation or legal proceeding; and

(viii)        (governmental authority) if and to the extent that it may be necessary or desirable to disclose the information to any Authority (including any tax authority) in connection with applications for any necessary consents, authorisations or approvals.

(c)           Conditions to disclosure

Any disclosure:

(i)            under clause 1.22(b)(iii) or (b)(vi), may only be made if the person to whom disclosure is to be made first agrees with the Party disclosing the information, that the information concerned will not be disclosed to any other person, except to the extent necessary to its advisers on a confidential basis or if required pursuant to clause (b)(v) for any purpose, and such disclosure may only be made for the purposes of satisfying the person to whom disclosure is made as to the value and commercial viability of the proposed investment, loan or financial accommodation;

(ii)           under clause 1.22(b)(i), (b)(ii), (b)(iv) or (b)(viii) may only be made if the person to whom disclosure is to be made is informed of the confidential nature of the information and required (in the case of an Authority to the extent possible) to respect that confidentiality;

(iii)          under clause 1.22(b)(ii) or (b)(iv) may only be made for the purposes of the Strategic Alliance, a particular Aluminium Project or advising in relation a Strategic Participant’s rights and obligations under the ALSAA; and

(iv)          of any Confidential Information relating to an underlying joint venture, must also comply with the confidentiality restrictions (if any) imposed by the relevant joint venture arrangements.

(d)           Public statements concerning the Strategic Alliance

Public announcements and statements relating to the Strategic Alliance, an Aluminium Project or Participating Interest, underlying joint venture or business, this Schedule 6, or any of the Aluminium SA Transaction Documents (including any disclosure to any stock exchange):

(i)            of a strategic non-operational nature which the Manager proposes to make - are to be discussed in advance with a specified Chinalco representative; or

(ii)           which Chinalco proposes to make - are to be approved in advance by a specified Rio Tinto representative (such approval not to be unreasonably withheld).

This provision will not apply to any public statement made by either Party regarding marketing matters, except in relation to marketing activities undertaken by ASA Sales Co.

(e)           Prevails over CIA

To the extent of any inconsistency between this clause 1.22 and any confidentiality provisions in the CIA, from commencement of the Aluminium Strategic Alliance this clause prevails.

(f)            Former Party bound

This clause 1.22 will continue to bind a Party even after it ceases to hold any Participating Interest in any Aluminium Project.

(g)           Information Protocol

The Strategic Participants shall enter into, and comply at all times with, the Information Protocol in order to ensure compliance with competition laws and other regulatory requirements.

1.23        Secondments

(a)           Secondments of Chinalco personnel to the Aluminium Group and Aluminium SAV, and Rio Tinto personnel to the Chinalco Group, shall occur in accordance with the Secondment Policy.

(b)           The Strategic Participants, Rio Tinto and Chinalco shall do or cause to be done such acts as are reasonably necessary for the implementation of the Secondment Policy, and will use reasonable endeavours to procure that their respective appointees to or on the board of directors of the Aluminium SAV and the Aluminium SACos comply with the terms of the Secondment Policy.

1.24        Rehabilitation

(a)           The ALSAC shall determine policies, programmes and budgets concerning the rehabilitation and closure of the Aluminium Project Assets during and following development, construction and mining/operating activities, in a manner consistent with Rio Tinto Group policies from time to time.

(b)           The Manager shall establish a rehabilitation fund for the purpose of funding contributions that may be required for rehabilitation and closure of operations covered by the Strategic Alliance and, from time to time, shall fix the amounts (if any) to be paid in cash into that fund by the Rio Tinto and Chinalco Strategic Participants for each relevant Aluminium Project (in proportion with their respective Project Percentage), and a schedule on which such payments should be made.

(c)           The rehabilitation fund will be invested in authorised investments, which shall include investment with Rio Tinto Finance Limited.  To the extent that interest accrues on any authorised investment of the rehabilitation fund from time to time, it shall accrue to the benefit of the Strategic Participants in proportion with the respective amounts funded by them.

1.25        Technology and Intellectual Property

(a)           Participation in the Aluminium Strategic Alliance does not convey or confer any technology proprietorship, intellectual property rights, or right to use any proprietary technology (including enhancements and derivatives of such technology).

(b)           For the avoidance of doubt, a Participating Interest in Boyne does not convey  or confer on the Boyne Strategic Participants any proprietary rights, or rights to use Aluminium Pechiney smelting cell technology.

(c)           If any of the relevant Aluminium Group Members develop additional technology which is solely developed for the purposes of that Aluminium Group Member’s operations rather than the Rio Tinto Group, and such technology is not derived from the Rio Tinto Group’s proprietary technology, such technology will only be used by other Rio Tinto or Chinalco group companies under an appropriate licence arrangement (but not necessarily subject to any material licence fees).

(d)           Otherwise, the Strategic Alliance does not impose any fetter on Rio Tinto to apply technology, including newly developed technology, across the Rio Tinto Group on a royalty free worldwide basis.

1.26        General Terms

(a)           Nature of Agreement

The ALSAA is intended to be legally binding and to create legal relations between the Parties.

(b)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure, but only to the extent of the Event of Force Majeure and provided that the Party unable to fulfil its duties (in whole or in part) pursuant to this clause 1.26(b) shall:

(i)            give written notice to each other Party as soon as reasonably practicable after becoming aware of the Event of Force Majeure, such notice to contain the following information:

(A)          the event of Force Majeure that has occurred;

(B)          the date from which the event has prevented or hindered that Party in the performance of its duties and obligations to the extent practicable;

(C)          the affected duties and obligations;

(D)          its best estimate of the date on which it will be able to resume performance of the affected duties and obligations; and

(ii)           at all times use reasonable endeavours to end and/or mitigate the consequences of any Event of Force Majeure.

The relief under this clause 1.26(b) shall last for the duration of the Event of Force Majeure.

(c)           Voting by Proxy

All voting in relation to the ALSAC, and the boards of directors of the Aluminium SACos and ASA Sales Co may occur by proxy provided to the Manager in writing at least 2 days in advance of the relevant meeting.

(d)           Dispute resolution

Any dispute, controversy, claim or difference of whatever nature arising under, out of, or in connection with the ALSAA shall be resolved in accordance with the MDRD.

(e)           Assignee’s Deed of Covenant and Chargee’s Deed of Covenant

The ALSAA shall have appended to it a pro forma Assignee’s Deed of Covenant to cater for an assignment and also a Chargee’s Deed of Covenant to cater for a chargee.  Each shall provide for the assignee or chargee (as appropriate) to provide certain covenants in favour of the continuing Strategic Participants.  It shall also have appended, the pro forma Participant Charge and Intercreditor Deed.

(f)            Amendment and Variation

No amendment or variation of the ALSAA is valid or binding on a Strategic Participant unless made in writing executed by all Strategic Participants.

(g)           Governing Law

This ALSAA and any documents entered into pursuant to it (save as expressly referred to in them) and any non-contractual obligations arising out of or in connection with the ALSAA and such documents shall be governed by and construed in accordance with the laws of Victoria, Australia.

(h)           Waiver of immunity

Each Party and Strategic Participant irrevocably and unconditionally:

(i)            agrees that in any legal action or proceedings concerning the ALSAA or any transaction contemplated by the ALSAA, it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(ii)           waives any right of immunity which it or its assets may have at any time;

(iii)          consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings, including the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use); and

(iv)          acknowledges for the purposes of any applicable foreign State immunity legislation, that this is a commercial transaction.

(i)            Severance

If any of the provisions of the Aluminium SA Transaction Documents are or become invalid, illegal or unenforceable, in whole or in part, under the laws of any jurisdiction, the validity, legality or enforceability of such provision or part under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions of the Aluminium SA Transaction Documents shall not in any way be affected or impaired. If any provision of the Aluminium SA Transaction Documents, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the Parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(j)            Cumulative Remedies

The rights, power and remedies provided to the relevant parties in the Aluminium SA Transaction Documents are in addition to and do not exclude or limit any right, power or remedy provided by law or equity or by any other agreement.

(k)           CIA Boilerplate Provisions to Apply

The provisions of clauses 1.2, 23 and 24.3, 24.5, 24.6, 24.7, 24.8, 24.9, 24.10, and 24.13 of the CIA will apply mutatis mutandis, unless the context requires otherwise, to the ALSAA but so that references to:

(i)            ‘this Agreement’ shall be taken to be references to ‘this ALSAA’;

(ii)           ‘Chinalco’ shall be taken to include references to ‘the Chinalco Strategic Participant’; and

(iii)          ‘Rio Tinto’ shall be taken to include references to ‘the Rio Tinto Strategic Participant’.

2.            Management Agreement

2.1          Parties

Rio Tinto Aluminium (Holdings) Limited

Rio Tinto Aluminium Limited

GPS Nominee Limited

Chinalco SPV(s) Aluminium (to be incorporated)

Rio Tinto Limited

Aluminum Corporation of China

Manager (to be determined)

2.2          Definitions and Interpretation

Terms defined in the ALSAA have the same meaning where used in the Management Agreement, and clause 1.2 of the CIA applies to the Management Agreement as if all references to “this Agreement” are read as references to the Management Agreement.

2.3          Acceptance of Appointment

(a)           In accordance with the ALSAA, the Strategic Participants appoint the Manager as the manager of the Aluminium Strategic Alliance and of each Aluminium Project subject to and on the terms and conditions set out in the Management Agreement.

(b)           The Manager accepts its appointment as Manager and agrees to perform its duties and obligations in accordance with the requirements of the Management Agreement and the ALSAA.

(c)           The Manager’s appointment in respect of the Aluminium Strategic Alliance shall commence from the First Aluminium Completion Date.  The Manager’s appointment in respect of each Aluminium Project is effective from the Completion date of Chinalco’s acquisition of a Participating Interest in the relevant Aluminium Project.

2.4          Term

The Manager holds office until it ceases to do so as provided in the ALSAA or the Management Agreement, or as otherwise agreed in writing by the Strategic Participants.

2.5          Functions of the Manager

(a)           Conduct of Management Operations

(i)            The Manager shall be staffed by Rio Tinto Group personnel who may be seconded to the Manager and may also be engaged in other Rio Tinto Group activities.

(ii)           The Manager may also be staffed by Rio Tinto Group or Chinalco Group secondees in accordance with the Secondment Policy.

(iii)          The Manager will use reasonable endeavours to ensure that it has sufficient access to Rio Tinto Group services to enable it to provide the management services in accordance with the Management Agreement and the other Aluminium SA Transaction Documents.

(iv)          The Manager shall be responsible for the conduct of the relevant Aluminium Project operations and Aluminium Project Assets in its possession.

(b)           Standard of Conduct

The Manager will conduct all its operations in a good, competent, workmanlike and commercially reasonable manner and apply suitable engineering, mining and processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group (which practice must accord at least with good industry practice) at its similar bauxite, alumina, aluminium or power generation operations (as applicable) and with the standard of diligence and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)           Manager Responsible

In carrying out its obligations under the Management Agreement and the ALSAA, the Manager shall (except to the extent that it is unable to do so due to the failure of Strategic Participants to provide funds under the ALSAA):

(i)            be responsible for and implement the resolutions of the ALSAC or board of directors of the relevant Aluminium Group Members (as applicable);

(ii)           conduct the Aluminium Project operations in accordance with the approved programmes and budget prepared by it in accordance with clause 1.9(g) of the ALSAA;

(iii)          be responsible for providing or procuring the marketing of product in accordance with clause 1.9(f) of the ALSAA;

(iv)          act in accordance with the Management Agreement and the other Aluminium SA Transaction Documents; and

(v)           otherwise act in its absolute discretion.

(d)           Consultation

The Chinalco Strategic Participant(s) will be consulted by Rio Tinto periodically at the request of the Chinalco Strategic Participant and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of the Manager, and the appropriate methods of evaluation of that performance.  Rio Tinto will have reasonable regard to the views expressed by the Chinalco Strategic Participant(s) in completing management performance reviews.

(e)           Assistance to ALSAC or Board

The Manager shall seek to provide such assistance to the ALSAC or board of directors of the relevant Aluminium Group Members as the ALSAC or board (as applicable) may require or the Manager considers necessary from time to time in relation to the calling, holding and conduct of meetings of the ALSAC or board (as applicable).

(f)            Insurances

(i)            The Manager shall present to the board of directors of the relevant Aluminium Group Members for approval a proposed programme for obtaining or maintaining insurance in connection with the relevant Aluminium Project and Aluminium Project Assets in respect of the relevant Financial Year (which may involve insurance covering other members of the Rio Tinto Group). The proposed programme of insurance is to be of a standard that a prudent manager would expect to obtain or maintain having regard to the nature and extent of the Aluminium Project and the Aluminium Project Assets.

(ii)           Following approval by the board of directors of the relevant Aluminium Group Members as applicable) of the proposed programme, the Manager shall obtain or maintain such insurance (or seek to ensure the inclusion of the Aluminium Projects within the relevant Rio Tinto Group insurance).

(iii)          If the Manager is unable to obtain or maintain any insurance in accordance with the approved programme, the Manager shall immediately notify the board of directors of the relevant Aluminium Group Members and shall convene a meeting of the relevant board so as to discuss alternative insurance arrangements.

(iv)          The Manager shall notify the Strategic Participants annually of those policies of insurance taken out by it on their behalf and in addition shall promptly notify them of any relevant cancellation or non-renewal of those policies.

2.6          Management Fee

The Manager shall manage the relevant Aluminium Strategic Alliance and each Aluminium Project:

(a)           on a full cost recovery basis (including indirect costs); and

(b)           for a separate management fee of:

(i)            1% of the gross FOB sales revenue, subject to:

(A)          where bauxite, alumina, or aluminium sales are made by Weipa NewCo, Yarwun NewCo or RTA Boyne respectively (or in the event of Fallback Completion, RTAL) to RTA Asia, the FOB revenue on sales to the customer by RTA Asia;

(B)          in the case of Boyne, the management fee being reduced by the amount equal to the management fee payable by RTA Boyne to any member of the Rio Tinto Group (with the management fee never being reduced to less than zero); and

(C)          in the event of non-FOB sales, the ‘FOB revenue’ component calculated based on the total price less the component of the price under the applicable sales contract which is referable to the freight necessary to transport bauxite, alumina or aluminium (as applicable) from the loading port to the place of delivery; and

(ii)           1% of Capital Expenditure (excluding Sustaining and Mandatory Capital Expenditure) as reflected in the Manager’s Called Sums; and

in both cases plus 10% GST, per annum, paid quarterly.

If secondees to the Manager from the Rio Tinto Group are engaged in other Rio Tinto Group activities as permitted pursuant to clause 2.5(a)(i), there shall be an appropriate allocation of the costs of employing such personnel between the Aluminium Projects and the other Rio Tinto Group activities.

2.7          Contributions and Disbursements

(a)           Compliance with Distribution Policy

The Manager shall comply with the provisions of the Strategic Asset Tracking Notes and the Distribution Policy (to the extent applicable).

(b)           Debt due and payable for which a call is made on Strategic Participants

The amount of any sum properly called by the Manager in accordance with the Management Agreement and the ALSAA (Called Sum) constitutes a debt due and payable to the Manager by the Strategic Participants (in proportion to their Project Percentage in the relevant Aluminium Project) and shall be recoverable by the Manager.

(c)           Called Sums to be in Australian dollars

All Called Sums to be paid to the Manager shall be payable in Australian dollar amounts.

(d)           Manager to apply Called Sums

Each payment of a Called Sum made to the Manager by or on behalf of a Strategic Participant shall be held by the Manager for or on behalf of that Strategic Participant for the purpose of being expended in accordance with this Management Agreement and the ALSAA, and the Manager shall account to each Strategic Participant accordingly.

(e)           Manager to hold funds as agent

Subject to its right to be reimbursed for costs, and its fee, the Manager shall hold all funds received by it under the Management Agreement or the ALSAA, whether as Called Sums or otherwise, as agent for and on behalf of the Strategic Participants contributing them or on whose behalf they are contributed.  All Called Sums are to be placed in an authorised account or investment, which can include investment with Rio Tinto Finance Limited.  To the extent that interest accrues on any such account or authorised investment, it shall accrue to the benefit of the Strategic Participants in proportion with their respective contributions.

(f)            Discharge of Manager’s liability

The liability of the Manager to the Strategic Participant to account for amounts paid for or on behalf of the Strategic Participants (or relevant Aluminium Group Member) shall be discharged by and to the extent of the payment by the Manager of costs relating to the Aluminium Project operations which are incurred by the Manager on account of the Strategic Participants (or relevant Aluminium Group Member) in the proper performance of the Manager’s duties under the Management Agreement.

(g)           Indemnity

The Manager is to be indemnified by the Strategic Participants severally in proportion to their respective Project Percentages for the relevant Aluminium Project in respect of all liabilities arising from the conduct of its role as Manager, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(h)           Timing of calls for Called Sums

The Manager shall make calls for Called Sums quarterly, or more frequently as and when required by the dictates of the relevant business.

2.8          Records, Accounts and Rights of Inspection

(a)           Own Records

Each of the Strategic Participants shall maintain its own accounting and taxation records.

(b)           Manager’s accounts and records

The Manager shall keep, in accordance with applicable current accounting practice as then applied by the Rio Tinto Group and on a consistent basis, comprehensive records and accounts of the Aluminium Projects and of the Manager’s performance of its duties under the Management Agreement and under the ALSAA.

(c)           Audit

The Manager’s records and accounts must be made available for the annual audit as described in the ALSAA.

2.9          Reporting Requirements

The Manager shall give to each Strategic Participant the following reports:

(a)           an annual programme and budget for each Aluminium Project, to be provided at the time such programmes and budgets are usually produced for each Aluminium Project consistent with the policies and procedures of the Rio Tinto Group (except in relation to those Aluminium Projects relating to an underlying joint venture for which a member of the Rio Tinto Group is not the manager, which will be provided as soon as reasonably practical after provision by the underlying joint venture manager), including details of forecast production, sales revenues, and capital and operating expenditure, and any supplements or revisions to such programmes and budgets;

(b)           Capital Investment Proposals for any major developments or acquisitions by an Aluminium Group Member prepared to a standard customarily required by the Rio Tinto Group with respect to its similar operations;

(c)           a monthly report in relation to the operations of each Aluminium Project (including details of monthly and year to date production, sales revenue, and capital and operating expenditure); and

(d)           an annual reconciliation of actual performance against budget (including in relation to production, sales revenue, and capital and operating expenditure).

2.10        Title and Encumbrances

(a)           Ownership of Aluminium Project Assets

The Manager shall not acquire any beneficial interest in any property held, developed, constructed or acquired, by or for the account of the Strategic Participants or Aluminium Group Members under the Management Agreement or the ALSAA or in any moneys paid to it under the Management Agreement other than its costs, the management fee and any other amount paid to it with the agreement of all of the Strategic Participants.

(b)           Manager not empowered to create Encumbrances

Except as expressly provided in the Management Agreement or in the ALSAA (and except for liens arising in the normal or ordinary course of business), the Manager shall not have any right or power to encumber any part of the Aluminium Project Assets.

2.11        Assignment and Delegation

(a)           Assignment by Strategic Participants

The Strategic Participants acknowledge and agree that their rights and obligations under this Agreement form part of their respective Participating Interests, and accordingly, may only be assigned, encumbered, transferred or otherwise dealt with as permitted by the ALSAA.

(b)           Manager may assign and sub-contract

(i)            The Manager may assign, subcontract or delegate all or any of its duties or obligations under the Management Agreement and the ALSAA (to a Related Corporation of the Manager) without the consent of the Strategic Participants.

(ii)           Any sub-contract or delegation shall not relieve the Manager of any of its duties or obligations under the Management Agreement or the ALSAA.

2.12        Confidentiality

The Manager shall at all times observe, comply with and give effect to confidentiality obligations imposed on it by the ALSAA.

2.13        Termination

(a)           Termination of the Agreement

The Management Agreement shall terminate on the termination of the ALSAA.

(b)           Events after Termination

A provision of the Management Agreement remaining to be performed or capable of having effect after a Manager ceases to be the Manager shall remain in full force and effect.

(c)           Resignation

If the Rio Tinto Strategic Participant’s Project Percentage in an Aluminium Project is less than 50%, the Manager may, upon 180 days’ notice in writing to each Strategic Participant in that Aluminium Project, resign its appointment as manager in respect of that Aluminium Project.

2.14        General

(a)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give notice in writing of affected obligations, estimated duration and remedial measures.

(b)           Consequential loss

No Party shall be liable to any other Party under the Management Agreement (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising from its role under the Management Agreement.

(c)           Aluminium Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Management Agreement and any provision of the ALSAA, the latter prevails to the extent of that inconsistency.

(d)           GST

The provisions of clauses 23.1 and 23.3 of the CIA will apply mutatis mutandis unless the context requires otherwise.

3.            ASA Sales Co Constitution

3.1          Amendment

Any amendments to this Constitution shall require the unanimous approval of all shareholders.

3.2          Capital

(a)           Capital Structure

(i)            ASA Sales Co will be established with a member of the Rio Tinto Group holding 100% of the issued shares.

(ii)           As soon as reasonably practicable following Completion of Chinalco’s acquisition of its Weipa Participating Interest, 50% of the issued shares shall be transferred or issued to the Chinalco Sales SAV for nominal consideration such that each of RTA Asia and Chinalco Sales SAV shall have 50% of the issued shares in ASA Sales Co.

(b)           New Issues

No shares may be issued or allotted without the prior written consent of all shareholders.

(c)           Equitable interests

ASA Sales Co is not bound to recognise any equitable or other claim to or interest in any share, unless required by law or a competent court, other than that of the registered holder.

3.3          Transfer of shares and other securities

(a)           No transfer of any securities may be registered unless a proper written, signed and stamped instrument of transfer in a form approved by the Board is delivered to ASA Sales Co, and shall only be effective when the transfer is entered on the register.

(b)           Except as permitted by the terms of the ALSAA (including, without limitation, clause 1.19(h), or where the other shareholder consents in writing, if a shareholder transfers the whole of its Weipa Participating Interest, its shares in ASA Sales Co will be cancelled.

3.4          Entitlement to vote

All persons registered as shareholders immediately before a general meeting are entitled to vote at that meeting.

3.5          Alteration of capital

ASA Sales Co may, with the prior written consent of all shareholders, alter its share capital in any way provided for under the laws of its place of incorporation, including by means of the issue of fractions of shares.

3.6          General Meetings

(a)           Convening of Meetings

A Director may convene a general meeting whenever the Director thinks fit, provided at least 15 days’ notice of such general meeting is provided.

(b)           Notice of general meeting

A notice of general meeting shall specify the place, date, time, and the general nature of business.  However, general meetings must be held in the place of ASA Sales Co’s incorporation unless all directors otherwise agree.  Failure to issue notice to any person shall not invalidate resolutions passed at the meeting.

(c)           Quorum

Quorum is all shareholders being present, and no business shall be transacted except the election of a Chairman, unless there is quorum.

If there is no quorum at a general meeting within 15 minutes after the scheduled start time the shareholders present shall constitute a quorum for the purpose of adjourning the meeting.  At the adjourned meeting, a quorum shall be shareholders holding 51% of all shares entitled to vote.

(d)           Chairman

If the Chairman is not present or is unwilling to chair a meeting, the Deputy Chairman may chair the meeting.  If both the Chairman and Deputy Chairman are either not present or unwilling to chair a meeting, the Directors may choose another Director to chair the meeting.  If no Director is willing to chair the meeting, the shareholders may choose a shareholder to chair the meeting.

(e)           General conduct of meeting

The Chairman may demand the cessation of any discussion on any business and require a vote be taken, either by show of hands or poll.  The Chairman’s determination of the result of that vote shall be final.  A shareholder may demand that a vote be taken by poll.

(f)            Casting vote

In the event of an equality of votes, the Chairman (to be appointed by Rio Tinto) shall have the casting vote.

(g)           Special meetings

Each of the above provisions for general meetings also apply to special meetings of any class of shareholders.

3.7          Votes of shareholders

Subject to clause 3.6(f), all decisions of the shareholders shall be made by simple majority of votes.

3.8          Marketing Services Agreement audit

Upon the written request of a shareholder ASA Sales Co shall request an audit of the Chargeable Costs in accordance with its rights under the Bauxite Marketing Services Agreement.

3.9          Directors

(a)           Appointment

Upon transfer of 50% of the shares in ASA Sales Co to Chinalco Sales SAV, RTA Asia and Chinalco Sales SAV shall each be entitled to appoint and remove up to 3 directors to the board of ASA Sales Co.

(b)           Remuneration

Directors shall not be remunerated.

(c)           Directors may contract with ASA Sales Co

The entry by a shareholder into a contract with ASA Sales Co shall not prevent any Director appointed by that shareholder from participating and voting at a meeting of the Board while a matter in which that shareholder has an interest is being considered, unless so constrained by the laws of ASA Sales Co’s place of incorporation.

(d)           Termination of office

The office of Director is terminated by the Director:

(i)            giving written notice of resignation to ASA Sales Co;

(ii)           being removed from office under the laws of ASA Sales Co’s place of incorporation or by the appointing shareholder; or

(iii)          being prohibited from being a Director by operation of the laws of ASA Sales Co’s place of incorporation.

3.10        Proceedings of Directors

(a)           Board meetings

(i)            One Director appointed by the holder of each class of share on issue, shall constitute a quorum.

(ii)           A Director appointed by a shareholder which is a party in material default under the ALSAA or no longer has a Participating Interest in Weipa is not entitled to vote in a Board meeting and is not counted in determining a quorum.

(iii)          If there is no quorum at a meeting within 30 minutes after the scheduled start time the Directors present shall constitute a quorum for the purpose of adjourning the meeting.  At the adjourned meeting, 51% of all allowable votes shall constitute a quorum.

(b)           Votes at meetings

Questions arising at meetings shall be determined by a majority of votes as follows:

(i)            the Directors appointed by shareholders holding each class of shares shall together cast the equivalent number of votes as the shares held by that shareholder; and

(ii)           in the case of an equality of votes, the Chairman (to be appointed by Rio Tinto) shall have a casting vote.

(c)           Chairman of Board of Directors

If no Chairman or Deputy Chairman is present at a meeting, the Directors present may choose one of their number appointed by Rio Tinto to chair the meeting.

(d)           Powers of meetings

A meeting of the Board in which a quorum is established is competent to exercise all of the authorities, powers and discretions vested in the Board.

(e)           Delegation

The Board may, by unanimous resolution, delegate any of its powers to any person.  The Board may impose any regulations on that delegation, and authorise the sub-delegation of powers vested in the delegate.

3.11        Powers of the Board

(a)           General powers

Subject to any written agreement between all the shareholders, the management and control of the business and affairs of ASA Sales Co are vested in the Board, which may exercise all the powers of ASA Sales Co.

(b)           Nominee Directors

A Director appointed by a shareholder may take into account the interests of that appointor to the exclusion of all other interests in considering proposed resolutions, and may disclose to that appointor any confidential information concerning the business affairs of ASA Sales Co.

3.12        Dividends

The Board may declare dividends to be paid equally in respect of each share, in any manner determined by the Board.

3.13        Indemnity and Insurance of Directors and Officers

ASA Sales Co shall indemnify each officer out of the company assets to the extent of any liability incurred by the officer arising out of the conduct of the business of ASA Sales Co, and the Board may authorise payment for premiums in respect of any insurance contract to that effect.

4.            Bauxite Sales Agency Agreement

4.1          Parties

Rio Tinto Alcan Pte Limited

ASA Sales Co (to be incorporated)

4.2          Definitions and Interpretation

Terms defined in the ALSAA have the same meaning where used in the Bauxite Sales Agency Agreement, and clause 1.2 of the CIA applies to the Bauxite Sales Agency Agreement as if all references to “this Agreement” are read as references to the Bauxite Sales Agency Agreement.

4.3          Appointment as Agent

On the First Aluminium Completion Date, RTA Asia will appoint ASA Sales Co as its disclosed agent with respect to bauxite marketing to customers outside Australia (with a focus on China) on behalf of RTA Asia on the terms and conditions set out in the Bauxite Sales Agency Agreement and the ALSAA

4.4          Term of engagement

(a)           Term

The Bauxite Sales Agency Agreement shall commence on the First Aluminium Completion Date and terminate upon:

(i)            the termination of the ALSAA;

(ii)           the termination of the Weipa Aluminium Project;

(iii)          the giving of notice to ASA Sales Co by RTA Asia that a material breach of the Bauxite Sales Agency Agreement has not been remedied, or if the breach is incapable of remedy, if adequate monetary compensation has not been paid by ASA Sales Co, in each case within 60 days after delivery of notice of that breach; or

(iv)          the Chinalco Strategic Participant in Weipa ceasing to be a Strategic Participant (except to the extent that Rio Tinto consents to the entitlement to jointly market through ASA Sales Co continuing despite being a Personal Right).

(b)           Transfer of assets on termination

Upon termination, ASA Sales Co shall return all assets, books and records kept pursuant to the Bauxite Sales Agency Agreement.

4.5          Scope of Agency

(a)           Quantity to be Marketed

The annual quantity of bauxite to be marketed by ASA Sales Co on behalf of RTA Asia in each calendar year is calculated in accordance with the following formula (unless the Strategic Participants otherwise agree):

AQ =	(P – RTI – EC) x WPP x 2

Where:

AQ is the annual quantity to be marketed by ASA Sales Co for that calendar year (the Annual Quantity).

P is the planned production of bauxite from Weipa for that calendar year based on the Weipa strategic mine plan;

RTI is Rio Tinto’s bauxite requirements for its internal system in that calendar year, being supply to alumina refineries in which Rio Tinto has an ownership interest (including without limitation, QAL, Yarwun, Gove, Vaudreuil and Gardanne) and including supply to joint venture participants at such refineries, based on the approved operating plans for each relevant refinery;

EC is the quantity of bauxite contracted for supply in that calendar year pursuant to contracts existing at the time of Completion of Chinalco’s acquisition of a Participating Interest in Weipa (including any subsequent renewal or extension of such contracts); and

WPP is Chinalco’s Weipa Project Percentage;

with all quantities being measured (or to the extent necessary converted into) dry metric tonnes.

The Annual Quantity may be varied subject to:

(i)            a plus or minus option of up to 10%, at the election of RTA Asia, having regard to the contractual commitments under the sales contracts (if any) allocated to ASA Sales Co; and

(ii)           where the Annual Quantity does not match efficient cargo sizes, Weipa NewCo, ASA Sales Co and RTA Asia will discuss varying this quantity from year to year to better reflect efficient cargo sizes.

(b)           Grade to be Marketed

(i)            The initial product to be marketed will be bauxite of a grade similar to that currently sold to Chinese customers by RTA Asia.

(ii)           After consultation with ASA Sales Co, and at least 2 months’ notice prior to commencement of the relevant calendar year RTA Asia may vary the grade of bauxite to be marketed on its behalf in respect of any year by ASA

Sales Co, subject to the product requirements of any existing contracts allocated to, or placed by, ASA Sales Co on behalf of RTA Asia.

(c)           Allocation of Customer Contracts

(i)            RTA Asia may initially allocate marketing responsibility for one or more existing long term sales contracts (LTCs) with Chinese customers under which the aggregate contracted tonnage approximately equals, to the extent practicable, the Annual Quantity.

(ii)           As soon as practicable after the allocation of any LTCs pursuant to clause 4.5(c)(i), RTA Asia will notify each customer of the appointment of ASA Sales Co as its sub-agent with respect to the marketing of bauxite under the terms of this Agreement and the relevant LTC and of such other matters as are relevant to the LTC with the customer as the Parties may agree.

(d)           ASA Sales Co Functions

ASA Sales Co shall provide to RTA Asia the services required to market the Annual Quantity on behalf of RTA Asia, including without limitation:

(i)            subject to any limitations in RTA Asia’s arrangements with bauxite customers, negotiations of contracts with customers on key terms that are consistent with RTA Asia’s other bauxite sales contracts for a similar grade of bauxite;

(ii)           administration of sales agreements;

(iii)          receipt and distribution to RTA Asia of sales revenues;

(iv)          calculation and invoicing of marketing expenses;

(v)           preparation of schedules, statements and records; and

(vi)          provision of technical and technology services to support sales agreements.

4.6          General

(a)           Standard of Service

ASA Sales Co shall perform the sales agency services in a good, competent, workmanlike and commercially reasonable manner in accordance with the standard of care ordinarily exercised by companies in the performance of comparable duties.  To assist ASA Sales Co in performing its role, RTA Asia will ensure that ASA Sales Co receives and benefits from any best practice which the Rio Tinto centre of excellence develops from time to time.

(b)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give notice in writing of affected obligations, estimated duration and remedial measures.

(c)           Confidentiality

Parties shall keep confidential information confidential but may disclose to agreed third parties subject to a suitable confidentiality undertaking being entered into by recipients.

(d)           Acknowledgement

ASA Sales Co acknowledges that in the conduct of its duties under the Bauxite Sales Agency Agreement, it shall be provided with confidential and commercially sensitive information, which it may not disclose to others or use other than for purposes of performing its functions under the Bauxite Sales Agency Agreement.

(e)           Authority to act

ASA Sales Co shall only have authority to act for or on behalf of RTA Asia where it is conferred by the Board of RTA Asia or reasonably required to perform the sales agency services.

(f)            Compliance with laws

The foregoing arrangements or any aspect of them are subject to ASA Sales Co being reasonably satisfied that they comply with all relevant laws at the relevant time.

(g)           Aluminium Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Bauxite Sales Agency Agreement and any provision of the ALSAA the latter prevails to the extent of any inconsistency.

5.            Bauxite Marketing Services Agreement

5.1          Parties

Rio Tinto Alcan Pte Limited

ASA Sales Co (to be incorporated)

Shareholders in ASA Sales Co (to be determined)

5.2          Definitions and Interpretation

Terms defined in the ALSAA have the same meaning where used in the Bauxite Marketing Services Agreement, and clause 1.2 of the CIA applies to the Bauxite Marketing Services Agreement as if all references to “this Agreement” are read as references to the Bauxite Marketing Services Agreement.

5.3          Appointment of RTA Asia

(a)           Provision of Marketing Services

The ASA Sales Co shall engage RTA Asia and other entities within the Rio Tinto Group to provide to ASA Sales Co all the services required by ASA Sales Co to market bauxite as disclosed sub-agent on RTA Asia’s behalf, including without limitation such services as may be necessary on matters such as:

(i)            negotiations, execution and variations of contracts with customers;

(ii)           administration of sales agreements;

(iii)          receipt and delivery of bauxite;

(iv)          receipt and distribution of sales revenues;

(v)           calculation and invoicing of marketing expenses;

(vi)          preparation of schedules, statements and records;

(vii)         provision of legal services; and

(viii)        provision of technical and technology services to support sales agreements.

(the Services).

(b)           Standard of Service

RTA Asia shall perform the Services in a good, competent, workmanlike and commercially reasonable manner in accordance with the standard of care ordinarily exercised by companies in the performance of comparable duties.

(c)           No Liability

RTA Asia shall not be responsible for any liability caused by the provision of the Services, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(d)           Authority to act

RTA Asia shall only have authority to act for or on behalf of the ASA Sales Co where it is conferred by the Board of ASA Sales Co or reasonably required to perform the Services.

(e)           Attendance at ASA Sales Co Board meetings

Subject to the discretion of the Board of ASA Sales Co, representatives of RTA Asia will be invited to attend ASA Sales Co Board meetings.

(f)            Acknowledgement

ASA Sales Co acknowledges that:

(i)            prior to the date of the Bauxite Marketing Services Agreement, RTA Asia has engaged in and shall continue to engage in, activities associated with the sale and marketing of bauxite (and other commodities) not derived from Weipa, and that this services arrangement shall not affect RTA Asia’s ability to continue to engage in such activities; and

(ii)           the services arrangement is not exclusive, such that RTA Asia will not be limited in where it can sell the bauxite not included in the quantity to be marketed by ASA Sales Co.

(g)           Compliance with laws

The foregoing arrangements or any aspect of them are subject to RTA Asia being reasonably satisfied that they comply with all relevant laws at the relevant time.

5.4          Term of engagement

The Bauxite Marketing Services Agreement shall commence on the First Aluminium Completion Date, and shall terminate upon termination of the Bauxite Sales Agency Agreement or as otherwise terminated in accordance with its terms, such as for a material breach, but subject to the terms of the ALSAA.

5.5          Cost Recovery Arrangement

RTA Asia will provide the Services on a full costs recovery basis (including indirect costs) in accordance with clause 5.6, and those costs will be borne by the shareholders in ASA Sales Co in proportion to their shareholding in ASA Sales Co (and discharged in such manner as the Parties agree).  No separate marketing fee shall apply in respect of the Services to be provided pursuant to the Bauxite Marketing Services Agreement.

5.6          Chargeable Costs

(a)           Chargeable Costs

(i)            Chargeable Costs are all costs, expenses and liabilities incurred by RTA Asia in the provision of Services including:

(A)          salaries and wages and other employee benefits paid by the Rio Tinto Group for the provision of services, including all incidental expenses such as travel and lodgement;

(B)          the cost of services procured from third parties;

(C)          office overhead expenses such as rent, furniture, equipment, and supplies;

(D)          the costs of the auditor in reviewing the accounts and records of ASA Sales Co and preparing certificates; and

(E)          the cost of utility services,

but Chargeable Costs shall not include fines and penalties or income taxes (Chargeable Costs).

(ii)           RTA Asia shall submit a programme and budget for the provision of Services for each year no later than 90 days before the commencement of that year.

(iii)          ASA Sales Co shall notify RTA Asia in writing whether it shall commit to pay the Chargeable Costs in the programme and budget within 30 days of its receipt.  If this notice is not given, ASA Sales Co shall be deemed to have accepted the Chargeable Costs.

(iv)          If the programme and budget are not approved within 45 days, RTA Asia shall implement the programme and budget only to the extent necessary to enable ASA Sales Co to fulfil its obligations under its customer contracts.

(v)           RTA Asia may expend up to 115% of the Chargeable Costs provided for in a programme and budget.

(vi)          RTA Asia shall provide a summary of Services provided and Chargeable Costs incurred within 14 days after the end of the month in which they were provided or incurred, and ASA Sales Co shall reimburse RTA Asia for the Chargeable Costs within 7 days of receipt of that summary.

5.7          Records

RTA Asia shall keep records of the relevant costs and performance of its duties under the Bauxite Marketing Services Agreement.

5.8          Audit

RTA Asia’s records and accounts must be made available for the annual audit as described in the ALSAA.

5.9          General terms

(a)           Assignment, Delegation and Subcontracting

RTA Asia may assign, delegate or sub-contract to third parties (including to any Related Corporation of RTA Asia) the performance of its responsibilities and obligations under this Agreement provided that this shall not affect the liability of RTA Asia for the proper performance of those responsibilities and obligations.

(b)           Confidentiality

Parties shall keep confidential information confidential but may disclose to agreed third parties subject to a suitable confidentiality undertaking being entered into by recipients.

(c)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give written notice of affected obligations, estimated duration and remedial measures.

(d)           Consequential Loss

No party shall be liable to any other party under the Bauxite Marketing Services Agreement (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising.

(e)           Aluminium Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Bauxite Marketing Services Agreement and any provision of the ALSAA the latter prevails to the extent of any inconsistency.

6.            Distribution Policy

7.            Information Protocol

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Generic Distribution Policy

Note this is a generic set of terms; modifications will be made, consistent with the underlying principles, to meet the specific requirements of each Strategic Alliance and each company in which shares or tracking notes is held (each such company referred to below as ‘the Issuer’).

The document is intended to form an annexure to, and be part of, the Strategic Alliance Agreement which covers the Issuer.

In the case of KUCC Holdings LLC and KUCC, the appropriate principles in this document (i) will be incorporated into the relevant transaction documents if and to the extent any such principle is consistent with the Strategic Alliance Agreement and related provisions of the CIA as they apply to KUCC Holdings LLC and KUCC and (ii) in such case, will be adapted as necessary to reflect the Reorganisation Steps applicable to such entities, US tax and accounting principles, and the nature of a limited liability company

1.            Interpretation

1.1          In this Distribution Policy:

(a)           Additional Loan has the same meaning as in the schedule to the Strategic Asset Tracking Note Deed Poll.

(b)           Agreed Cash Flow Accounting Policy means:

(i)            IAS 7 (which expression, in the case of Australian companies, is taken to include AASB 107) as in force at the Completion Date,

(ii)           any subsequent modification or replacement of IAS 7 adopted by the audit committees of the boards of Rio Tinto plc and Rio Tinto Ltd, provided that such change in policy is applied consistently across the Rio Tinto group and is not materially detrimental to the interests of the non-Rio Tinto Group parties.

(c)           Attribution Principles means the principles governing the preparation of separate cash flow statements for the Strategic Assets and for the Excluded Assets, where such separate statements must be prepared in accordance with the Agreed Cash Flow Accounting Policy.

(d)           cash flows means all inflows and outflows of cash and cash equivalents from operating, financing and investing activities, as determined in accordance with the Agreed Cash Flow Accounting Policy, and references to cash inflows and cash outflows have a corresponding meaning.

(e)           Capital Expenditure means all cash outflows attributable to Strategic Assets in accordance with the Attribution Principles which are Capital Expenditure within the meaning of the Strategic Alliance Agreement.

(f)            Capital Expenditure Cash Inflows means Strategic Asset Cash Flows that are inflows for the funding of Capital Expenditure, including without limitation, those inflows attributable to funding provided by Strategic Participants and third parties and the net

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proceeds of claims or insurance policies relating to the appropriation, loss of or damage to a Strategic Asset.

(g)           Completion Date has the meaning given in the CIA.

(h)           CIA means the Co-operation and Implementation Agreement dated [XXXX].

(i)            Excluded Assets means, in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are not Strategic Assets, as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles.

(j)            Excluded Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to Excluded Assets as determined in accordance with the Attribution Principles (and where the Issuer is a member of a tax consolidated group includes any payments made or receipts received by a member under the TFA that are attributable to Excluded Assets).

(k)           Excluded Asset Distributable Earnings at any particular time means the amount  of Issuer Distributable Earnings which are attributable to Excluded Assets as determined in accordance with the Attribution Principles.

(l)            Excluded Payment means:

(i)            any payment (including a dividend or other distribution on shares held by the Rio Strategic Participant) which is a cash outflow sourced from, or forming part of, Excluded Asset Cash Flows, and any distribution of Excluded Assets;

(ii)           any repatriation of the proceeds of the issue of the Notes to members of the Rio Tinto Group by way of dividend, return of capital, share buy-back, share issue, share consolidation, debt repayment,  loan, asset purchase, asset sale, reimbursement of other like distribution or transaction;

(iii)          any payment attributable to Strategic Assets, as determined in accordance with the Attribution Principles, which is made to any member of the Rio Tinto Group for goods, services, finance or other benefits supplied to the Issuer (or Issuer Subsidiary), except to the extent to which the obligation to make the payment has been incurred in breach of, or without any applicable approval required under, the Strategic Alliance Agreement;

(iv)          any payment of principal or interest in respect of a Rio Tinto Treasury Finance Loan; or

(v)           any payment of principal or interest in respect of a Strategic Participant Pro Rata Loan, where payment is made on a pro rata basis in accordance with the Distribution Policy.

(m)          Issuer means [insert name of relevant company].

(n)           Issuer Subsidiary means a wholly-owned subsidiary of the Issuer.

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(o)           Issuer Cash Flows for any relevant financial period means all the cash flows of the Issuer for that period, whether attributable to Excluded Assets or Strategic Assets (calculated, where there is an Issuer Subsidiary, in accordance with clause 3.3).

(p)           Issuer Distributable Earnings at any particular time means all current year and retained earnings of the Issuer which are lawfully available for distribution by way of dividend at that time.  For the avoidance of doubt, it includes, where they are lawfully available to be distributed, current year profits even if the retained earnings of the Issuer are negative as at the end of the relevant financial period.

(q)           Management Fees means fees for management services which are due and payable to a member of the Rio Tinto Group in accordance with the Management Agreement and any capital expenditure development fees payable to a member of the Rio Tinto Group.

(r)            Marketing Fees means fees for marketing services (whether paid by way of a fee or a margin allowed on purchase and resale of product) which are due and payable to a member of the Rio Tinto Group, or a jointly-owned company of the Strategic Participants, in accordance with the Management Agreement or the Marketing Services Agreement (it being acknowledged that as at the Completion Date such fees are not payable except to RTIO Asia and RTA Asia).

(s)           Master Dispute Resolution Deed  or MDRD means the agreement of that name referred to in the Strategic Alliance Agreement.

(t)            Non-Capital Expenditure means all cash outflows attributable to Strategic Assets, as determined in accordance with the Attribution Principles, other than such of those cash outflows as are Capital Expenditure.

(u)           Notes means the strategic asset tracking notes (if any) issued by the Issuer (and still on issue) pursuant to the Strategic Asset Tracking Note Deed Poll.

(v)           Project Percentages has the meaning given in the Strategic Alliance Agreement.

(w)          Rio Tinto Group Equity Loan means a loan owed to, or a redeemable preference share held by, a member of the Rio Tinto Group as at the  Completion Date, other than a loan as at that date which the parties agree shall constitute a Rio Tinto Treasury Finance Loan, and, for the avoidance of doubt, does not include any loan made on or after that date in accordance with the Strategic Alliance Agreement which is a Strategic Participant Dilutive Loan, or a Strategic Participant Pro Rata Loan.  Rio Tinto Group Equity Loans are subordinated to rank equally with the Notes under a deed of subordination delivered at the Completion Date.

(x)           Rio Tinto Treasury Finance means Rio Tinto Finance plc or Rio Tinto Finance Ltd, or any other company which the Strategic Participants agree may provide Rio Tinto Treasury Finance Loans.

(y)           Rio Tinto Treasury Finance Loan means a loan account between Rio Tinto Treasury Finance and the Issuer to provide financing in relation to Strategic Assets, as contemplated by clause 6 of this Distribution Policy.

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(z)           shares includes shares in a corporation and membership interests in a limited partnership or limited liability company.

(aa)         Strategic Assets means in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are [Iron Project Assets], [Aluminium Project Assets] [Copper Project Assets], as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles (provided that nothing in this definition shall be taken to confer upon a shareholder or noteholder any proprietary interest in those project assets). [These will be defined in each separate policy for each Issuer, with such variations as may be necessary including for differential participation methods (e.g. shares / partnerships) by Chinalco in cases where Notes are not applicable.  The Issuers will be:

(i)            Hamersley Iron Pty Ltd;

(ii)           Hamersley Iron – Yandi Pty Ltd;

(iii)          Mount Bruce Mining Pty Ltd;

unless the second and third companies are transferred to the first, in which case the Strategic Asset will be Hamersley Iron and its subsidiaries

(iv)          Rio Tinto Aluminium Limited, to the extent of its Weipa interest, or, if the Reorganisation Steps are implemented, Weipa Newco;

(v)           Rio Tinto Aluminium Limited, to the extent of its Yarwun interest, or, if the Reorganisation Steps are implemented, Yarwun Newco;

(vi)          Rio Tinto Aluminium Limited, to the extent of its 51.85% interest in the Boyne Smelter, and RTA Boyne Ltd, or, if the Reorganisation Steps are implemented, RTA Boyne Limited;

(vii)         GPS Energy Pty Ltd and GPS Power Pty Ltd;

(viii)        Rio Tinto Escondida Limited;

(ix)          Rio Tinto Indonesia Holdings Limited;

(x)           Rio Tinto Peru Limited;

(xi)          subject to the implementation of the Reorganisation Steps, KUCC Holdings LLC.

(xii)         RTIO Asia

(xiii)        RTA Asia]

(bb)        Strategic Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to the Strategic Assets in accordance with the Attribution Principles.

(cc)         Strategic Asset Distributable Earnings at any particular time means Issuer Retained Earnings which are attributable to the Strategic Assets in accordance with the Attribution Principles.

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(dd)        Strategic Entity means an entity covered by another strategic alliance agreement entered into at or around the same time as the Strategic Alliance Agreement.

(ee)         Strategic Participant has the meaning given in the Strategic Alliance Agreement.

(ff)          Strategic Alliance means [insert name of Strategic Alliance].

(gg)        Strategic Alliance Agreement means the agreement dated [  ] made between [R] and [C] in relation to the Issuer.

(hh)        Strategic Participant Dilutive Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer that are non pro rata and result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

(ii)           Strategic Participant Pro Rata Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer, as contemplated by the Strategic Alliance Agreement, being pro rata loans that do not result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

1.2          A reference to a ‘relevant financial period’ means:

(a)           for the first relevant financial period, it commences on the Completion Date and ends, unless otherwise determined, at the end of the first calendar quarterly period ending after that date; and

(b)           for any other period after the first relevant financial period the relevant financial period means either a calendar quarterly period or such other period (including monthly) as may be adopted for the purposes of this Distribution Policy in accordance with the Strategic Alliance Agreement from time to time.

1.3          For the purposes of this Distribution Policy:

(a)           Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows for a relevant financial period shall be calculated on an after-tax basis, and shall take into account cash tax payments and cash tax refunds made or received in the relevant financial period, regardless of when the corresponding accrual of a liability or asset was recognised in the Issuer’s accounts;

(b)           subject to clause 8, where the cash tax payments and cash tax refunds are not directly paid or received by the Issuer, but are paid or received by another entity or entities, by reason of membership of a consolidated tax group or like arrangement, the calculation of cash flows on an after-tax basis shall take into account the payments made or received by the other entity or entities that are attributable (in accordance with the Attribution Principles)  to the Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows and where an agreement or arrangement is in place between the Issuer and those other entities or entity in that consolidated tax group, the payments and receipts under that agreement or arrangement; and

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(c)           for the avoidance of doubt, Issuer Distributable Earnings, Strategic Asset Distributable Earnings and Excluded Asset Retained Earnings shall be calculated on an after-tax basis.

1.4          Where this Distribution Policy requires any action by the Manager, it shall be taken to mean the Manager acting in accordance with the Management Agreement, Marketing Agreement, and the Strategic Alliance Agreement.

2.            Application of Agreed Cash Flow Accounting Policy and Attribution Principles

2.1          The Issuer and the Strategic Participants acknowledge and agree that:

(a)           The Agreed Cash Flow Accounting Policy and the Attribution Principles shall be applied in a consistent, fair and reasonable manner, having regard to the purposes of the Distribution Policy and the intention of the parties as manifested in that policy.

(b)           It is the intention of the parties that they shall participate in the benefit and the burden of the Strategic Asset Cash Flows in proportion to their Project Percentages. The provisions of this Distribution Policy shall be interpreted consistently with this intention.

(c)           The cash flow statements for the Strategic Assets and the Excluded Assets which are required to be prepared for the purposes of this Distribution Policy will need to be prepared from data generated by the Rio Tinto Group accounting systems.

(d)           Prior to the Completion Date, the Strategic Participants shall be provided by Rio Tinto with a review of the data generated by the Rio Tinto Group accounting systems in respect of cash flow statements (and in particular in relation to the method of attributing cash flows to different assets), and following such review the Strategic Participants shall consult in good faith to determine such adjustments, if any, as may need to be made to the data generated by the systems so as to ensure that the data can be used to prepare cash flow statements for the Strategic Assets and the Excluded Assets which are in accordance with the Agreed Cash Flow Accounting Policy and the Attribution Principles, and are otherwise consistent with the requirements of the Distribution Policy.

(e)           The cost of making any adjustments to the data generated by the accounting systems agreed by the parties shall be borne by the Strategic Participants in proportion to their respective Project Percentages in the Issuer.

(f)            If the data generated by the accounting systems or the application of the Agreed Cash Flow Accounting Policy and the Attribution Principles:

(i)            gives rise to a manifest error, as a result of which a holder of shares or Notes receives any amount in excess of its entitlement under this Distribution Policy, it will hold the excess on trust for the person or persons to whom that excess amount should have been paid, pro rata to their respective entitlements, and will account to them accordingly; or

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(ii)           gives rise to a distribution of cash flows between the parties which is wholly inconsistent with the intention of the parties as manifested in this Distribution Policy (manifest anomaly), the parties will (if the anomaly is of a material amount) meet to discuss in good faith, and will make such arrangements (which may include  amending the terms of this Distribution Policyand making reconciliation payments amongst themselves) as may rectify the manifest anomaly.

(g)           In case of dispute between the parties as to whether adjustments need to be made or whether there is a manifest error or manifest anomaly, if the dispute is not resolved by discussion between the parties, the dispute may  be referred for resolution by the Expert pursuant to the MDRD.

2.2          The Issuer shall procure that the Rio Tinto Group accounting systems establish a system of accounts which enables the Issuer at all times:

(a)           to separately track, measure and attribute Strategic Asset Cash Flows and Excluded Asset Cash Flows;

(b)           to apply Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with the Distribution Policy; and

(c)           to demonstrate compliance with the Distribution Policy.

2.3          Accounts for Strategic Asset Cash Flows shall be established with Rio Tinto Treasury Finance unless otherwise required in accordance with this Distribution Policy or the Strategic Alliance Agreement.

2.4          Rio Tinto Treasury Finance and the Issuer shall establish a Strategic Asset working capital account (which may include one or more sub-accounts) and a Strategic Asset capital expenditure account (which may include one or more sub-accounts).  These accounts shall be operated as follows

(a)           All Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account:

(i)            All Capital Expenditure and all Capital Expenditure Cash Inflows must be credited or debited to the Strategic Asset capital expenditure account.

(ii)           All other Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account.

(b)           Subject to clause 3.4, Excluded Asset Cash Flows must not be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account, or to any other account between the Issuer and Rio Tinto Treasury which has been established in relation to Strategic Assets.

(c)           The Manager shall determine the required cash balance which the Issuer must retain for Non-Capital Expenditure purposes in the Strategic Asset working capital account for any relevant financial period.

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(d)           The Manager shall determine the required cash contributions which must be made by the Strategic Participants for Capital Expenditure purposes for any relevant financial period.

(e)           The Issuer may establish other accounts, including Rio Tinto Treasury Finance Loan accounts and the Rehabilitation Account, as expressly contemplated by the Strategic Alliance Agreement.  These shall be sub-accounts of the relevant Strategic Asset working capital account or Strategic Asset capital expenditure account and must operate in compliance with this clause.

(f)            The Manager shall provide to each of the Strategic Participants regular account statements for the Strategic Assets working capital account, the Strategic Asset capital expenditure account, and any other accounts established in relation to Strategic Assets of the Issuer, in accordance with the policies applied consistently across the Rio Tinto Group.

2.5          Rio Tinto Treasury Finance and the Issuer shall establish separate Excluded Assets accounts for Excluded Asset Cash Flows which operate to ensure that:

(a)           all Excluded Asset Cash Flows will be credited or debited to these separate Excluded Assets accounts;

(b)           Strategic Asset Cash Flows will not be credited or debited to these separate Excluded Assets accounts.

2.6          If any Strategic Participant disputes any act, omission, decision or determination made by the Issuer or the Manager pursuant to this Distribution Policy, the dispute will be determined pursuant to the MDRD.

3.            Order of Application of Strategic Asset Cash Flows

3.1          Subject to clause 4 of this Distribution Policy, cash inflows attributable to Strategic Assets and received by the Issuer in a relevant financial period (excluding  Capital Expenditure Cash Inflows shall be applied as follows:

(a)           first, in discharge of all Non-Capital Expenditure due and payable in that same period, including any payments of principal or interest in respect of third party financing or Rio Tinto Treasury Finance Loans outstanding at the commencement of that period, but excluding interest on any Strategic Participant Pro-Rata Loans, and also excluding Management Fees and Marketing Fees;

(b)           second, in discharge of any interest due and payable in that same period in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the period;

(c)           third, in discharge of any Management Fees due and payable in that same period;

(d)           fourth, in discharge of any Marketing Fees due and payable in that same period;

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(e)           fifth, by retention in the Strategic Asset working capital account of such amount as may be necessary to maintain working capital at the required level for that same period, as determined by the Manager;

(f)            sixth, if the Issuer and all the Strategic Participants so agree, by retention of such amount as may be agreed in the Strategic Asset capital expenditure account;

(g)           seventh, in repayment of principal in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the relevant financial period, provided that:

(i)            such loan repayments shall be made as at the end of that same period and must be made pro rata to the Project Percentages of the Strategic Participants as at the end of the period;

(ii)           the Manager shall procure that the Issuer schedules the pro rata loan repayments in such manner as is necessary to ensure that, where a repayment of all (or part) of the principal of any Strategic Participant Pro-Rata Loan is due on a specific date by reason of the terms of the loan, the required repayment is made in accordance with the loan terms on that date; and

(iii)          the Manager shall procure that the Issuer schedules such loan repayments subject to the requirements of clause 4 regarding application of distributable cash;

(h)           eighth, if there is a remaining positive cash balance outstanding as at the end of the relevant financial period, then, if and to the extent that the Issuer has control of the distribution of that positive cash balance and may lawfully distribute it to the Strategic Participants pro-rata to their Project Percentages, then the balance, to that extent, shall be, for that relevant financial period, the distributable cash.  The distributable cash shall be applied for distribution or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4.

3.2          For the avoidance of doubt, cash inflows available for application or distribution for the purposes of clause 3.1 in respect of a financial period shall be determined on the basis that they do not include the distributable cash for the previous financial period which has been distributed or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4. Such distributable cash shall be set aside in a designated sub-account of the working capital account of the Issuer pending such distribution or application.

3.3          Where the Issuer has an Issuer Subsidiary, this Distribution Policy shall be applied on the basis that the Strategic Asset Cash Flows and the Excluded Asset Cash Flows of the Issuer include the Strategic Asset Cash Flows and Excluded Asset Cash Flows of the Issuer Subsidiary (and with such adjustments as are necessary to ensure no double-counting of cash flows).  The Manager and the Issuer shall also take such actions as are necessary to procure that the Issuer Subsidiary shall make both the Strategic Asset Cash Flows and Strategic Asset Distributable Earnings of the Issuer Subsidiary available to the Issuer to the fullest extent lawfully possible, including recommending (in the case of the Manager) and procuring (in the case of the Issuer) the board of the Issuer Subsidiary that it distribute by way of dividend to the Issuer to the maximum extent lawfully possible all Strategic Asset Distributable Earnings of the Issuer Subsidiary, such distributable earnings

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to be determined in the same way as applies to determination of such earnings of the Issuer.

3.4                              If losses which are attributable to the Excluded Assets (as determined in accordance with the Attribution Principles) (the relevant Excluded Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Strategic Asset cash) attributable to the Strategic Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to:

(a)                                 the Excluded Assets and Excluded Asset Cash Flows of the Issuer; and

(b)                                the Rio Tinto Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer,

to the extent necessary to recoup, for the benefit of the Chinalco Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Rio Tinto Strategic Participant shall pay the Chinalco Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Chinalco Strategic Participant in the same after-tax position it would have been in if the relevant Excluded Asset losses had not arisen.

3.5                              If losses which are attributable to the Strategic Assets (as determined in accordance with the Attribution Principles) (the relevant Strategic Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Excluded Asset cash) attributable to the Excluded Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to the Chinalco Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer, to the extent necessary to recoup, for the benefit of the Rio Tinto Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Chinalco Strategic Participant shall pay the Rio Tinto Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Rio Tinto Strategic Participant in the same after-tax position it would have been in if the relevant Strategic Asset losses had not arisen.

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4.                                     Application of distributable cash

4.1                              The Manager shall, prior to each meeting of the board of the Issuer at which the board intends to consider resolving to make a distribution of the distributable cash for a relevant financial period, make recommendations to the board of the Issuer that the Issuer should make pro-rata distributions of the distributable cash to the fullest extent lawfully possible, in accordance with the provisions of this Distribution Policy, and having regard to all relevant financial, accounting, tax and regulatory implications of any particular method of cash distribution for the Issuer and for the Strategic Participants.

4.2                              If the board of the Issuer (and, if relevant, an Issuer Subsidiary) in the exercise of its lawful discretion resolves to adopt the Manager’s recommendations, it shall give effect to the recommendations within 5 Business Days after adoption of the recommendations.  The Issuer (and the Issuer Subsidiary) must not make distributions of the distributable cash for a relevant financial period contrary to the recommendations of the Manager.  If the Issuer does not adopt the recommendations of the Manager, the distributable cash for the financial period shall remain in the designated sub-account of the working capital account of the Issuer referred to in clause 3.2, pending receipt (and, if the board in the exercise of its lawful discretion thinks fit, adoption) of any further recommendations to be presented for the consideration of the board by the Manager in accordance with this Distribution Policy.

4.3                              In the following provisions:

(a)                                 ordinary dividend or ordinary coupon means any payment on shares or Notes lawfully debited by the Issuer against Issuer Distributable Earnings (other than, for the avoidance of doubt) an Excluded Payment);

(b)                                alternative cash distribution mechanism includes:

(i)	repayment of Rio Tinto Group Equity Loans;

(ii)	repayment of Strategic Participant Dilutive Loans;

(iii)	repayment of Strategic Participant Pro Rata Loans (provided that any such repayment is made pro rata to the Project Percentages of the Strategic Participants);

(iv)	the repayment of an Additional Loan;

(v)	the making of a loan, whether at interest or interest free, and whether for a fixed period or by way of an undated loan, and whether repayable at the option of the lender or the borrower;

(vi)	redemption of, or repayment in whole of, a Note;

(vii)	repayment of all or part of the share capital on a share;

(viii)	retention of cash in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, a Strategic Participant;

(ix)	such other methods as may be agreed between the Strategic Participants for the distribution of cash,

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provided that an alternative cash distribution mechanism shall be adopted only if and to the extent the Manager has first determined that it may be lawfully adopted, and that such a mechanism does not give rise to any tax or other financial or accounting detriment for the Issuer or any of the Strategic Participants (or their affiliates), and, provided further, that the board of the Issuer, in the exercise of its lawful discretion, resolves to adopt the Manager’s recommendations as to such alternative cash distribution mechanism.

4.4                              The Manager shall recommend (for consideration of the board of the Issuer in the exercise of its lawful discretion) that the distributable cash for a relevant financial period is to be applied as follows, unless otherwise agreed in writing by the Strategic Participants(and subject to such arrangements as may be made under Annexure B):

(a)                                 The Issuer is to first declare and pay ordinary dividends or ordinary coupons (as applicable) to the Strategic Participants pro rata to their Project Percentages, such dividends and coupons to be made on the same day and as nearly as possible at the same time, and in such amount as the Manager recommends to the board of the Issuer, but subject to the following limitations:

(i)            both the ordinary dividends and the ordinary coupons paid to the Strategic Participants must be debited wholly against Issuer Distributable Earnings (so that the Strategic Participants receive distributions of such earnings in proportion to their respective Project Percentages), and must not be declared or paid except to the extent they can be so debited;

(ii)           subject to paragraphs (iii) and (iv), the amount so debited against Issuer Distributable Earnings must not exceed Strategic Asset Distributable Earnings as at the end of that relevant financial period;

(iii)          in a case where losses which are attributable to Excluded Assets (as determined in accordance with the Attribution Principles) have caused Issuer Distributable Earnings as at the end of the relevant financial period to be less than Strategic Asset Distributable Earnings as at the end of that period, the amount so debited against Issuer Distributable Earnings must not exceed Issuer Distributable Earnings;

(iv)          in a case where losses which are attributable to Strategic Assets (as determined in accordance with the Attribution Principles) have caused Strategic Asset Distributable Earnings as at the end of the relevant financial period to be nil or negative, no ordinary dividend or ordinary coupon shall be declared and paid, and distribution of the distributable cash must be effected (if at all) by way of alternative cash distribution mechanisms.

(b)                                Subject to clause 4.4(c), to the extent ordinary dividend and ordinary coupon payments made in accordance with clause 4.4(a) do not distribute to the Strategic Participants the total distributable cash for the relevant financial period, the balance shall be retained in the account referred to in clause 3.2, unless and until it is applied to their respective benefit pro rata to their Project Percentages by means of such of the alternative distribution mechanisms as may be agreed by each Strategic Participant with the Manager in respect of their individual Project Percentage of the undistributed balance (it

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being acknowledged, for the avoidance of doubt, that the Manager may recommend separate arrangements in relation to each Strategic Participant).

(c)                                 Unless otherwise directed by either or both of the Strategic Participants in respect of the Strategic Participant’s Project Percentage of the undistributed balance:

(i)                                    the Manager shall first apply the undistributed balance in repayment of Strategic Participant Pro Rata Loans, such repayments to be made pro rata to the Project Percentages to both of the Strategic Participants, but only if and to the extent the Manager has first determined that such repayments do not give rise to any tax or other financial cost for the Issuer or any of the Strategic Participants (or their affiliates); and

(ii)                                 any amount still not distributed to the Strategic Participants shall be set aside in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, each Strategic Participant in accordance with this clause in respect of the participant’s individual Project Percentage of the undistributed balance.

4.5                              Subject to clause 3.5, the Issuer must not apply Strategic Asset Cash Flows or Strategic Assets to make distributions or other payments or loans of any nature other than for the benefit of the Strategic Participants in accordance with this Distribution Policy.

4.6                              Subject to clause 3.4, the Issuer has no obligation to apply, and must not apply, Excluded Asset Cash Flows or Excluded Assets in making any distributions on any Notes, or on any shares acquired by conversion of the Notes.

4.7                              For the avoidance of doubt, but subject to any obligations arising under clause 3.4, nothing in this Distribution Policy or the Strategic Asset Tracking Note Deed Poll shall be taken to preclude the Issuer from also paying dividends or distributions as it thinks fit from cash flows attributable to Excluded Assets (as determined in accordance with the Attribution Principles) to holders of shares in the Issuer whose share rights entitle them to such distributions, or making other Excluded Payments.

5.                                     Funding of Non-Capital Expenditure and Capital Expenditure

5.1                              Subject to clause 5.3, the Strategic Participants shall provide funding to the Issuer in accordance with the Strategic Alliance Agreement as required to:

(a)                                 fund their pro rata share of the cash balance which the Manager determines must be retained in the Strategic Asset working capital account, to the extent the balance cannot be funded from cash inflows attributable to the Strategic Assets;

(b)                                fund their pro rata share of Capital Expenditure which the Strategic Participants are obliged to fund pursuant to the provisions of the Strategic Alliance Agreement.

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5.2                              Subject to clause 5.3, the parties shall seek in good faith to agree terms for the funding referred to in clause 5.1, but in the absence of agreement:

(a)                                 in the case of Issuers with Notes on issue, such funding shall be by way of Strategic Participant Pro Rata Loans at arms’ length interest rates repayable at any time at the discretion of the Issuer, but with a final repayment date which is not later than 9 years after the end of the relevant financial period in which the loan is advanced, and provided further that such loans must always be re-paid on a pro-rata basis in proportion to the Project Percentages of the Strategic Participants;

(b)                                in the case of other Issuers such funding shall be by way of additional share subscriptions to the Issuer.

5.3                              Where (in the exercise of the lawful discretion of the board of the Issuer, acting on the recommendation of the Manager) an amount of distributable cash for a relevant financial period has, in accordance with clause 4, been set aside in designated undistributed cash account of the Issuer at the direction of a  Strategic Participant, to be held for future distribution to, or application as directed by, that Strategic Participant,then:

(a)                                 if the Strategic Participant so directs the Manager, amounts in the account may be applied by the Issuer to meet a specific funding obligation of the Strategic Participant of a kind referred to in clause 5.1;

(b)                                if amounts are so applied, there shall be an appropriate reduction in the amount of loan or equity funding which the Strategic Participant is required to contribute in respect of that specific funding obligation;

(c)                                 in a case where both the Strategic Participants do not wish to apply amounts under this clause 5.3 in equal proportions to meet a specific funding obligation in proportion to their Project Percentages, they shall negotiate in good faith such further arrangements as may be required to ensure that none of the Participants is disadvantaged by the difference in the funding methods adopted by the Participants.

5.4                              Without limitation to the Strategic Participants’ obligations under the Strategic Alliance Agreement and this Distribution Policy to provide funding to the Issuer, the parties shall seek in good faith to determine the appropriate terms and structure of any arrangements agreed for the funding obligations referred to in clause 5.1, and any of the funding mechanisms referred to in clause 5.2 or 5.3, having regard to all relevant financial, accounting, tax and regulatory implications, including without limit any thin capitalisation or like regulatory requirements applicable to the Issuer, and shall use best endeavours to ensure that the arrangements and mechanisms adopted do not give rise to any financial, accounting or tax detriments for the Issuer or any of the Strategic Participants (or their affiliates).

6.                                     Rio Tinto Treasury Finance Loans

6.1                              Rio Tinto Treasury Finance may establish loan accounts with the Issuer in relation to financing the Strategic Assets subject to the provisions of the Strategic Alliance Agreement.

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6.2                              Such loan accounts shall be on arms length terms at arms length interest rates.

6.3                              For the avoidance of doubt, the parties acknowledge that such loan accounts, and the associated repayment of interest and principal, shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings, and shall be repaid in the ordinary course of business of the Issuer.

7.                                     Asset disposals and associated tax liabilities

7.1                              For the avoidance of doubt, the parties acknowledge that cash inflows and cash outflows on the disposal of Strategic Assets (including without limit associated tax liabilities of the Issuer or its affiliates which are attributable to the disposal in accordance with the Attribution Principles) shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings.

7.2                              Where the Issuer is a member of the consolidated group of which RTL is the head company (RTL Tax Group) and the Issuer ceases to be a member of the RTL Tax Group; and CGT event L5 happens to RTL as head entity of the RTL consolidated group, then the associated capital gains tax liability arising (the L5 Amount) shall be borne as follows (notwithstanding any contrary provision in the CIA or the Strategic Alliance Agreement):

(a)                                 If the L5 amount arises solely by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Rio Strategic Participant.

(b)                                If the L5 amount arises by reason of the joint conduct of RTL and Chinalco, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5

(c)                                 If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option by reason of the conduct of RTL, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5.

(d)                                If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option otherwise than by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Chinalco Strategic Participant.

(e)                                 If the Notes automatically convert into Shares on the Mandatory Conversion Date, the L5 amount shall be shared between the Strategic Participants in the Project Percentages at the time of the Mandatory Conversion Date.

7.3                              Where any party proposes to take action which would give rise to an L5 amount, the party shall not take such action without first giving the Issuer sufficient notice of the proposed action to take such steps as may be appropriate to reduce or eliminate the L5 amount.

7.4                              To the extent that the L5 amount is to be borne byboth Strategic Participants pro rata to their Project Percentages, the obligation of the Strategic Participants may be satisfied by the Issuer making a payment equal to the L5 amount to RTL and that payment being

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considered part of the Strategic Asset Cash Flows (but to the extent not so satified the parties shall remain liable for their share of the balance)

7.5                              Where all or part of an L5 amount is to be borne by the Chinalco Strategic Participant, it shall pay the relevant cash tax amount due to RTL on or before the due date for making the final tax payment of RTL for the income year in which the capital gain arises.

[The parties may wish to specify which of the above provisions apply to the different conversion clauses of the SAA]

8.                                     Attribution of Tax to Cash Flow Where Consolidated Tax Group

8.1                              This clause applies to any Australian tax resident Issuer which is or has been a member of a consolidated group for the purposes of income tax or any other tax.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

8.2                              The Strategic Participants and the Issuer agree that:

(a)                                 cash tax payments and cash tax refunds made and received by the consolidated group, to the extent that they are attributable to Strategic Assets and Excluded Assets, must be taken into account in determining Strategic Asset Cash Flows and Excluded Asset Cash Flows, as well as Strategic Asset Distributable Earnings and Excluded Asset Distributable Earnings;

(b)                                unless otherwise agreed, the necessary attribution of the cash tax payments and cash tax refunds shall be made in accordance with the principles in Annexure A;

(c)                                 notwithstanding Annexure A, the parties agree that any interest or penalties arising from any adjustments agreed with the ATO in relation to the Advance Pricing Agreement process commenced in relation to RTIO Asia (or otherwise assessed in relation thereto) shall be for the account of RTL; and

(d)                                subject to preservation of legal professional privilege, RTL shall keep Chinalco Strategic Participant informed of the progress of the RTIO Asia APA process.

9.                                     Franking where Issuer is Australian resident

9.1                              This clause applies to any Australian tax resident Issuer.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

9.2                              Coupons on the Notes, to the extent they constitute a frankable distribution for dividend imputation purposes, shall be franked at the applicable benchmark percentage for the distribution.

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9.3                              Where an Australian tax resident Issuer is a member of a consolidated group for the purposes of income tax at the time of making a Coupon payment which is a frankable distribution, the Coupon amount may be adjusted in accordance with the principles in Annexure B

10.                              Relationship between Distribution Policy and Note Conditions in respect of Coupons on the Notes

10.1                       The parties agree and acknowledge the following provisions shall apply in relation to the terms and conditions of the Notes in Schedule 1 to the Note Deed Poll (the Note Conditions):

(a)                                 In determining whether the Issuer has discharged its obligations under condition 3 of the Note Conditions in respect of a Coupon corresponding to a Shareholder Distribution, the amount of the corresponding Coupon as calculated pursuant to the definition of Coupon in condition 1.1 shall be deemed to be the Coupon as adjusted (by increase or decrease) under any of the provisions of this Distribution Policy, including such increases or decreases as may be required in respect of franking  pursuant to Annexure B.

(b)                                Where the distributable cash for a relevant financial period has been distributed to, or otherwise applied to the benefit of the Strategic Participants pro rata to their Project Percentages in full compliance with this Distribution Policy, whether by way of ordinary dividends, ordinary coupons, alternative cash distribution mechanisms, or any combination of such methods, as contemplated by clause 4 of this policy (the prescribed cash applications), the Issuer shall be deemed to have satisfied its obligations under the condition 3 of the Note Conditions in respect of any corresponding Coupon which is payable to the Noteholders in respect of any Shareholder Distribution arising in the course of those prescribed cash applications.

10.2                       For the avoidance of doubt, if and to the extent an amount of a Noteholder’s Project Percentage of the distributable cash for a relevant financial period has been applied to the Noteholder’s benefit in compliance with clause 4 by way of an alternative cash distribution mechanism, the Issuer is not obliged to pay that same amount by way of a Coupon on the Note.

11.                              Winding up of Issuer

11.1                       On a winding up of the Issuer, the claims of holders of shares, holders of Notes and other claims that rank equally with Notes are to be subordinated on the terms and conditions of the Notes and any applicable deed of subordination.

11.2                       If a holder of shares or Notes or equal ranking claims receives any amount in excess of its entitlement under the terms and conditions of the Notes and any applicable deed of subordination, it will hold the excess on trust for the persons to whom that excess amount

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should have been paid, pro rata to their respective entitlements, and will account to them accordingly.

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Annexure A

1.                                     Interpretation

Unless otherwise defined in this Annexure A, words used in Annexure A which are defined in the Generic Distribution Policy bear the same meaning in Annexure A as they do in the Generic Distribution Policy.

In addition:

1997 Act means the Income Tax Assessment Act 1997 (C’th).

Applied Loss has the meaning in the TFA.

Capital Gain has the meaning given in the 1997 Act.

Capital Loss has the meaning given in the 1997 Act.

CGT asset has the same meaning as in the TFA.

Funding Contribution Amounts has the meaning given in the TFA.

Depreciable asset has the same meaning as in the TFA.

Head Company has the meaning given in the TFA.

Noteholder has the meaning given in the Strategic Asset Tracking Note Deed Poll dated [#].

Notional Income Tax Amount means the net amount that would be payable by, or receivable by, a Relevant Entity in a financial year under the TFA if modified in the manner set out below, or in any other manner which in the reasonable opinion of the Manager and agreed to by the Strategic Participants such agreement not to be unreasonably withheld would reflect the income tax position of the Relevant Entity if it were a stand alone entity which owned no asset other than its Strategic Assets, and whose tax liabilities were solely related to those Strategic Assets:

(a)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

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(b)	Clause 1.2(f) of the TFA does not apply to the extent that after the Completion Date:

(i)	a Relevant Entity acquires a CGT asset from another Group Member (other than another Relevant Entity); or

(ii)	a Group Member acquires a CGT asset as a consequence of a transaction with another Group Member (other than another Relevant Entity) which created that CGT asset,

for an actual cash consideration which differs from the tax cost of the CGT asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purpose of Part 3-1 and Part 3-3 of the 1997 Act to have acquired the CGT asset for the actual cash consideration.

(c)

Clause 1.2(g) of the TFA shall not apply to the extent that after the Completion Date, a Relevant Entity acquires a depreciable asset from another Group Member (other than another Relevant Entity) for actual consideration which differs from the tax cost of the depreciable asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purposes of Division 40 of the 1997 Act, to have acquired the depreciable asset for the actual cash consideration.

(d)	Clause 1.2(k) of the TFA shall not apply to the extent that clause (b) or (c) applies.

(e)	The modifications to the application of the TFA as set out in clauses (a)-(d) and (f) apply in relation to the calculation of a Notional Loss for a Relevant Entity or a Strategic Entity.

(f)	Where:

(i)	a Relevant Entity has a Notional Loss in the form of a Capital Loss which is not an Applied Loss;

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(ii)	an entity which is not a Relevant Entity or a Strategic Entity has a Notional Loss in the form of a Capital Loss which is an Applied Loss; and

(iii)	another Relevant Entity or a Strategic Entity has paid to the Head Company a Funding Contribution Amount in respect of a Capital Gain,

the Head Company is taken to have applied a Notional Loss of the Relevant Entity equal to the Reduced Loss Amount.

Notional Loss has the meaning given in the TFA and is always taken to satisfy section 165-12 of the 1997 Act.

Project Percentage has the meaning given in the [relevant Strategic Alliance Agreement].

Relevant Entity means the Issuer or the Issuer’s Subsidiary.

Reduced Loss Amount for the purpose of the definition of paragraph (f) of Notional Income Tax Amount means the lesser of:

(i)	the Notional Loss of the Relevant Entity ; and

(ii)	the product of (A/B) / CTR where:

“A” is the Noteholder’s Project Percentage of the Funding Contribution Amount of the other Relevant Entity or the Strategic Entity.

“B” is Noteholder’s Project Percentage in the Relevant Entity which has the Notional Loss which is not an Applied Loss.

“CTR” has the meaning in the TFA.

For the avoidance of doubt, the purpose of this formula is to ensure that a Notional Loss of a Relevant Entity is applied in priority to capital losses of other members of the Rio Tinto Limited tax consolidated group but that amount is restricted to the lesser of (i) the amount of the Notional Loss and (ii) the maximum amount of the Notional Loss that the Relevant Entity or the Strategic Entity which paid the Funding Contribution Amount would be able to utilise on a stand alone basis.  For future years, the Notional Loss of the Relevant Entity will, to that extent, be treated as having been applied by the Head Company and as no longer being a Notional Loss of the Relevant Entity.

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Strategic Entity means an entity other than:

(i)	a Relevant Entity covered by the Strategic Alliance Agreement; or

(ii)	an entity covered by another strategic alliance agreement entered into at the same time of the Strategic Alliance Agreement.

TFA means the agreement (as amended) entered into by Rio Tinto Limited and the other members of the Rio Tinto Limited tax consolidated group in the form of the agreements amended on 22 December 2005.

TFA Net Cash Flow Amount means the net amount payable, or receivable, by a Relevant Entity under the TFA.

2.	Income Tax

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

Payments made and received by a Relevant Entity under the TFA shall be taken to be the relevant tax payments and receipts for the purposes of determining Issuer Cash Flows, and shall be allocated between Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with Agreed Cash Flow Accounting Policy. For the avoidance of doubt, payments include Funding Contribution Amounts paid by the Relevant Entity on account of instalments of income tax and final income tax payments, and receipts amounts received by the Relevant Entity on account of tax refunds and subvention payments received from the Head Entity.

(b)

At the end of each financial year the Manager shall, after the final tax related payments and receipts under the TFA in relation to each Relevant Entity have been made, make a calculation of the Notional Income Tax Amount for each Relevant Entity in respect of that financial year.

(c)

To the extent that the Notional Income Tax Amount for a Relevant Entity for a financial year differs from the TFA Net Cash Flow Amount for that entity, the difference (positive or negative) shall be recognised as an adjustment in the

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Strategic Asset Cash Flows or the Excluded Asset Cash Flows (as the case may be) of the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	where the Notional Income Tax Amount exceeds the TFA Net Cash Flow Amount, the difference shall be an Excluded Asset Cash Flow; and

(ii)	where the Notional Income Tax Amount is less than the TFA Net Cash Flow Amount, the difference shall be a Strategic Asset Cash Flow.

3.                                     Goods and Services Tax

Subject to the terms of a funding agreement in relation to GST between members of the Rio Tinto Limited GST Group, and in the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

If a Relevant Entity is a member of a GST Group, and is not the representative member of that GST Group, a notional calculation of the net amount of the entity shall be made by the Manager for each tax period within 14 days after the end of that tax period (Notional GST Amount).

(b)	The notional calculation shall be made on the following assumptions:

(i)	The Relevant Entity is not a member of the GST Group in relation to transactions (including supplies, acquisitions and any relevant adjustments) with entities which are not members of the GST Group.

(i)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

(ii)	The general apportionment formula or calculation used by the representative member of the GST Group to claim input tax credits applies to the Relevant Entity.

(c)	Any Notional GST Amount (positive or negative) shall be recognised as an adjustment in the Strategic Asset Cash Flows or the Excluded Asset Cash Flows of

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the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	A Notional GST Amount payable of the Relevant Entity shall be an Excluded Asset Cash Flow; and

(ii)	A Notional GST Amount refund of the Relevant Entity shall be a Strategic Asset Cash Flow.

(d)

If the Manager, acting reasonably, considers that the Notional GST Amount for a tax period should be adjusted, the adjustment shall be made by the Manager and the notional cash flows under clause (c) shall be adjusted accordingly.

Words used in this clause which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (C’th) shall bear the meaning in that Act.

4.                                     Share Tainting

If the Issuer knowingly taints the share capital account (within the meaning of section 197-50 of the 1997 Act), the Rio Tinto Strategic Participant will pay to the Colleen Strategic Participant shortly after conversion an amount equal to the loss of Strategic Asset Cash Flow suffered by the Issuer as a consequence of untainting the Issuer’s share capital account multiplied by the Colleen Strategic Participant’s Project Percentage.

5.                                     General

Where either party disagrees with an opinion, direction, methodology or similar action by the Manager in relation to any clause of Annexure A, the dispute may be determined in accordance with the Master Dispute Resolution Agreement.

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Annexure B

1.                                     Interpretation

Words used in Annexure B which are defined in the Generic Distribution Policy or Annexure A bear the same meaning in Annexure B as they do in the Generic Distribution Policy or Annexure A (as the case may be).

2.                                     Dividends

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

The Manager shall create an account as at the Completion Date (Tax Account) which records the Colleen Strategic Participant’s Project Percentage of the Funding Contribution Amounts paid under the TFA and the impact of any adjustments made to the Issuer Cash Flows in accordance with Annexure A by a Relevant Entity from the Completion Date which are attributable to Strategic Assets in accordance with the Attribution Principles (Tax Amount).

(b)

A Colleen Strategic Participant may at any time in writing request the Manager to transfer the whole or part of the balance of the Tax Amount in the Relevant Entity’s Tax Account to the Tax Account of another Relevant Entity or Strategic Entity or vice versa. The Manager shall effect such transfers within 7 days of receiving that request, following which the balance of the Tax Amounts in the Tax Account of the entities will be adjusted accordingly.

(c)

When the Relevant Entity proposes to pay a Coupon of a particular amount on the Notes to a Noteholder which is a frankable distribution, the franking credits which would attach to the proposed Coupon will be compared to the balance of the Tax Amount in the Tax Account of the Relevant Entity at the time of the distribution and:

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(i)                                    subject to paragraph (d), if the franking credits which would attach to the proposed Coupon exceed the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be reduced by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount; and

(ii)                                 subject to paragraph (d) if the franking credits which would attach to the proposed Coupon are less than the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be increased by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount (but not exceeding a franking percentage of 100%).

(d)                                 Where the franking credits which would attach to the Coupon are likely to differ from the Tax Amount (including any transferred Tax Amount), the Manager and the Strategic Participants will, in good faith, discuss whether:

(i)                                    an alternative distribution method (as contemplated in clause 4.3(b) of the Distribution Policy) should be used by the Strategic Participants where that distribution method properly reflects the underlying character of the difference between the Tax Amount and the likely franking credits and;

(ii)                                 having regard to:

(A)                             the balance of the franking account of RTL;

(B)                               the circumstances that have given rise to the difference between the Tax Amount and the likely franking credit balance of RTL;

(C)                               the likelihood in the future that the Tax Amount will differ from available franking credits in respect of Coupons, and

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(D)                              any disadvantage that may be suffered by one or more of RTL, any of the Strategic Participants, the Noteholder or the Issuer, ,

whether the provision of additional franking credits, or the shortfall of franking credits, warrants no, some or all of the reduction or increase in the Coupon as contemplated by clause 2(c)(i) or (ii) (as the case may be).

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Schedule 5

Copper Strategic Alliance Terms and Conditions

Copper Strategic Alliance Terms and Conditions

1.            Copper Strategic Alliance Agreement

1.1          Parties

Rio Tinto Plc

Rio Tinto Escondida Limited

Rio Tinto Indonesian Holdings Limited

Rio Tinto Peru Limited

Kennecott Utah Copper Holdings LLC (following conversion)

Rio Tinto Western Holdings Limited

Rio Tinto International Holdings Limited

Kennecott Holdings Corporation

Aluminum Corporation of China

Chinalco SPV(s) Copper

Chinalco SPV KUCC

Manager (to be determined)

CSA Sales Co (once incorporated)

1.2          Definitions

Terms defined in the CIA have the same meaning when used in these Copper Strategic Alliance Terms and Conditions, except to the extent that any such terms are expressly defined to have a different meaning in these Copper Strategic Alliance Terms and Conditions and except to the extent the context requires otherwise.

Adverse JV Impact means a material disruption of relations between the relevant Copper Group Member and any other joint venture participant in an underlying joint venture, and/or a material reduction in the flow of joint venture information to the relevant Copper Group Member.

Amended and Restated KUCC Holdings Limited Liability Company Agreement means the amended and restated limited liability company agreement to be entered into by Kennecott Holdings Corporation and Chinalco SPV KUCC in relation to their interests in Kennecott Co.

Associate of a person has the meaning given in sections 12(2), 15 and 16 of the Corporations Act 2001 (Cth).

Capital Expenditure has the meaning given in clause 1.15(a)(i).

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Capital Investment Proposal means a proposal, whether in respect of an expansion or an acquisition, to:

(a)           increase capacity and/or production from; or

(b)           acquire a further interest in, or in respect of,

a Copper Project, which sets out all Capital Expenditure which (when aggregated with other amounts of Capital Expenditure) comprises all amounts necessary to achieve commercial, technical or mechanical completion of the applicable expansion or acquisition.

CIA means the Co-operation and Implementation Agreement.

Chinalco has the meaning given in the CIA, except where used in relation to a particular Copper Project where it means the relevant Chinalco Strategic Participant(s).

Chinalco Sales SAV has the meaning given in clause 1.10(a)(i).

Completion means completion of the relevant Chinalco Strategic Participant’s acquisition of its Participating Interest in accordance with the provisions of the CIA (including Fallback Completion).

Confidential Information means the terms and conditions of the Copper SA Transaction Documents, and all information provided under or in connection with those documents or in connection with the Copper Strategic Alliance, the Copper Group, a Copper Project, an underlying joint venture or business, or a new opportunity being considered for inclusion in the Copper Strategic Alliance.

It does not include information which the disclosing party can demonstrate:

(a)           is in, or comes into, the public domain otherwise than by disclosure in breach of the CSAA or other Copper SA Transaction Documents;

(b)           is already known to the person at the date of disclosure through legitimate means, other than in respect of the terms and conditions of the Copper SA Transaction Documents;

(c)           is acquired from a third party who is entitled to disclose it; or

(d)           is independently developed by the person receiving that information.

Copper Group means RTEL, RTIH, RT Peru, Kennecott Co, and their respective Subsidiaries (with each entity within the Copper Group being a Copper Group Member).

Copper Projects means Escondida, Grasberg, La Granja, and Kennecott (and any other project that may be added to the scope of the Copper Strategic Alliance in the future by agreement).

Copper Project Assets means the underlying operations and/or project assets comprising Escondida, Grasberg, La Granja and Kennecott respectively (and any other project that may be added to the scope of the Copper Strategic Alliance in the future by agreement).

Copper SACo means each of RTEL, RTIH, RT Peru and Kennecott Co.

Copper SA Transaction Documents means:

(a)           the CSAA, including the Distribution Policy;

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(b)           the Participant Charge;

(c)           the Management Agreement;

(d)           any copper sales or agency arrangements to which CSA Sales Co is a party;

(e)           any Intercreditor Deed;

(f)            the Secondment Policy;

(g)           the Amended and Restated KUCC Holdings Limited Liability Company Agreement;

(h)           the KUCC Limited Liability Company Agreement; and

(i)            such other agreements from time to time as may be necessary to give effect to the transactions contemplated by the CSAA.

CPI means the United States Consumer Price Index for All Urban Customers published by the Bureau of Labor Statistics of the United States Department of Labor.  In this definition:

(a)           the reference to United States Consumer Price Index for All Urban Customers means:

(i)            the same numbers but with different names at any time; and

(ii)           the same numbers adjusted mathematically to take account of a change at any time in the base year provided that indices of the same base year are used throughout the calculation; and

(b)           the reference to the Bureau of Labor Statistics of the United States Department of Labor includes a reference to:

(i)            the Bureau but with a different name at any time; and

(ii)           a governmental agency in the United States of America (in the absence of the Bureau of Labor Statistics) at any time having similar functions.

CSAA means the Copper Strategic Alliance Agreement or, unless and until that agreement is entered into, the Copper Strategic Alliance Terms and Conditions as set out in this schedule.

CSA Accounts has the meaning given in clause 1.21(a).

CSAC means the Copper Strategic Alliance Committee.

CSA Sales Co has the meaning given in clause 1.10(a).

Distribution Policy means the distribution policy as set out in clause 5 of these Copper Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Event of Force Majeure means, to the extent that it is beyond a Party’s reasonable control, any of the following events:

(a)           act of God, lightning, storm, flood, cyclone, tidal wave, landslide, fire, earthquake or explosion;

(b)           strike, lockout or stoppage or ban or limitation on work or restraint of labour, whether at the mine or mines, railway, port or otherwise;

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(c)           any act of public enemy, war (declared or undeclared), terrorism, sabotage, blockade, revolution, riot, insurrection, civil commotion or epidemic;

(d)           any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any government or other competent authority;

(e)           embargo, unavailability of essential equipment, materials, facilities, unqualified employees or contractors, power or water shortages or lack of transportation; or

(f)            any other cause or event, whether specifically referred to above or otherwise, which is not within the Party’s reasonable control.

Excluded Assets has the meaning given in the Distribution Policy, and includes (without limitation) in respect of Kennecott:

(a)           the lands located outside of the Kennecott Bingham Canyon Mine permit, Copperton Concentrator permit and North Impoundment permit (except for the lands containing the Kennecott smelter facilities and site for facilities currently under consideration), which are currently owned by Kennecott, but which are intended to be transferred to a Related Corporation of Kennecott;

(b)           the shares of Kennecott Land Company (KLC), which are intended to be transferred to a Related Corporation of Kennecott;

(c)           the lands owned by KLC and its Subsidiaries;

(d)           the lands owned by Kennecott Barneys Canyon Mining Company; and

(e)           the water rights associated with the above excluded lands and not necessary to Kennecott’s operation.

Fallback Completion means the Chinalco Strategic Participant’s acquisition of a Participating Interest in a Copper Project pursuant to clause 5.3 of the CIA.

Financial Year means a period of 12 months commencing on 1 January in each year from and including the remaining part of the calendar year in which the CSAA becomes effective and ending on 31 December of the relevant year.

First Copper Completion Date means the date of Completion of Chinalco’s earliest acquisition of a Participating Interest in a Copper Project included within the scope of the Copper Strategic Alliance.

Holding Company has the meaning given in the Corporations Act 2001 (Cth).

Independent Expert means an independent expert the identity of which is determined in accordance with the MDRD.

Indexed means:

(a)           during the Quarter ending on 31 March 2009, the relevant amount as specified in the CSAA; and

(b)           during any Quarter subsequent to that referred to in paragraph (a):

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The relevant amount	CPI t-1
specified in this agreement X	CPI b

where:

CPI t-1	means the CPI number for the Quarter ending on the immediately preceding 31 March; and

CPI b	means the CPI number for the Quarter ending on 31 March 2009.

Information Protocol means the information protocol as set out in clause 6 of these Copper Strategic Alliance Terms and Conditions, as subsequently varied from time to time.

Intercreditor Deed means the intercreditor deed in the form set out in Schedule 9 of the CIA (or as otherwise agreed in writing by the Strategic Participants).

Kennecott means KUCC as defined in the CIA.

Kennecott Co means Kennecott Utah Copper Holdings LLC.

KUCC Limited Liability Company Agreement means the limited liability company agreement to be entered into by Kennecott Co in relation to its interests in Kennecott.

Management Agreement means the Management Agreement as referred to in clause 1.9(a), or, unless and until that agreement is entered into, the Management Agreement terms and conditions as set out in clause 2 of this schedule.

Manager has the meaning given in clause 1.9(a)(i).

Mandatory Capex has the meaning given in clause 1.15(a)(iii).

Material Adverse JV Effect means an effect which constitutes or gives rise to a breach of obligations, a loss of or diminution in rights, the creation of a pre-emption right or purchase option, or the creation of an obligation to transfer or procure the transfer of an asset, in each case under the Escondida or Grasberg joint venture arrangements including the Escondida Participants Agreement or Grasberg Participation Agreement with respect to the Contract Area.

MEL means Minera Escondida Limitada.

Non-Capital Expenditure has the meaning given in clause 1.14(a).

Partial Holders has the meaning given in clause 1.19(b)(ii).

Participant Charge means a deed in the form set out in Schedule 8 of the CIA.

Participating Interest means in relation to a Strategic Participant, that Strategic Participant’s rights, benefits, liabilities and obligations under the Copper SA Transaction Documents in respect of a Copper Project, including:

(a)           the obligation, subject to the terms of the CSAA, to contribute to all Capital Expenditure and Non-Capital Expenditure;

(b)           any shares issued by the relevant Copper Group Member(s);

(c)           any Strategic Participant Pro Rata Loans to the relevant Copper Group Member(s);

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(d)           any Strategic Participant Dilutive Loans to the relevant Copper Group Member(s); and

(e)           all other rights, benefits, liabilities, and obligations accruing to or incurred by or on behalf of the Strategic Participant, under, or arising out of, the Copper SA Transaction Documents, but, except to the extent included above, excluding any rights, benefits, liabilities and obligations relating to Excluded Assets.

Parties means the parties to the CSAA or, where the context requires, Rio Tinto and Chinalco.

Personal Rights means

(a)           in respect of each Chinalco Strategic Participant (to the extent applicable):

(i)            rights in relation to CSA Sales Co and any resulting rights to be involved in joint marketing of copper product through CSA Sales Co in accordance with clauses 1.11(d), 1.12(d), or 1.13;

(ii)           rights to undertake, at its cost and risk, the exercise of any buy-out or pre-emptive rights in respect of an underlying joint venture interest in accordance with clauses 1.11(c) and 1.12(c);  and

(iv)          rights to secondments in accordance with clause 1.23;

(b)           in respect of each Rio Tinto Strategic Participant, rights to secondments in accordance with clause 1.23.

Project Percentage means the percentage interest of a Strategic Participant in a Copper Project as set out in clauses 1.4(b)(i) (Escondida), 1.4(c)(i) (Grasberg), 1.4(d)(i) (La Granja) or 1.4(e)(i) (Kennecott) (as applicable), as may be varied from time to time pursuant to the terms of the CSAA.

PTRTI means PT Rio Tinto Indonesia.

Related Corporation has the meaning given to Related Body Corporate in the Corporations Act 2001 (Cth), but on the basis that:

(a) ‘Subsidiary’ has the meaning given in the CIA; and

(b) in the case of any member of the Rio Tinto Group, the term extends to include any other member of the Rio Tinto Group.

Related Party means, in relation to an entity:

(a)           a related party of that entity as defined in section 228 of the Corporations Act 2001 (Cth); or

(b)           a ‘Subsidiary’ of such an entity as defined in the CIA.

Rio Tinto means Rio Tinto plc, except where used in relation to a particular Copper Project where it means the relevant Rio Tinto Strategic Participant(s).

SA Vehicle has the meaning given in clause 1.19(f)(i).

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Secondment Policy means the secondment policy agreed by Rio Tinto and Chinalco on or about the time of execution of the CIA, as subsequently varied from time to time.

Strategic Participant Dilutive Loans has the meaning given in the Distribution Policy.

Strategic Participant Pro Rata Loans has the meaning given in the Distribution Policy.

Strategic Participants means:

(a)           in respect of Escondida: RTWH and Chinalco SPV Copper;

(b)           in respect of Grasberg: RTIHL and Chinalco SPV Copper;

(c)           in respect of La Granja: RTWH and Chinalco SPV Copper;

(d)           in respect of Kennecott: Kennecott Holdings Corporation and Chinalco SPV Copper,

and each of their respective permitted successors and assigns.  Chinalco SPV Copper (and each of their permitted successors and assigns) is a Chinalco Strategic Participant and each of RTWH, RTIHL and Kennecott Holdings Corporation (and each of their permitted successors and assigns) is a Rio Tinto Strategic Participant.

Sustaining Capex has the meaning given in clause 1.15(a)(ii).

Terminate means, to terminate, determine, rescind, repudiate, release, surrender, forfeit or discharge (other than by performance) (but does not include termination of a document by expiry of its term) and Termination has a corresponding meaning.

1.3          Constitution of Strategic Alliance

(a)           Formation and Term

(i)            On and from the First Copper Completion Date, a strategic alliance between Rio Tinto, Chinalco and the Strategic Participants in respect of the Copper Group and the Copper Projects, including the underlying Copper Project Assets), covering certain Rio Tinto Group operations in the copper sector (the Copper Strategic Alliance) will be constituted.

(ii)           The Copper Strategic Alliance shall continue until the later of the following:

(A)          all of the assets (other than Excluded Assets) of the Copper Group Members are completely depleted or disposed of, and all liabilities of the Copper Group Members have been discharged (other than any Excluded Assets); or

(B)          the Rio Tinto Strategic Participant or Chinalco Strategic Participant ceases to hold any Participating Interests in any of the Copper Projects.

and cannot be Terminated in any other circumstances.

(b)           Intent of Strategic Alliance

The objective of the Copper Strategic Alliance is to:

(i)            carry on the businesses operated by the Copper Group (and any future expansions or developments of such businesses);

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(ii)           provide a method for leveraging the skills and experience of the Strategic Participants and enhancing their cooperation (including without limitation through the arrangements envisaged by the Secondment Policy); and

(iii)          give effect to the matters contemplated in the CSAA.

(c)           Just and Faithful

Subject to clause 1.3(d) below:

(i)            each of Rio Tinto, Chinalco and the Strategic Participants shall be just and faithful in their activities and dealings with each other in relation to the Copper Strategic Alliance and each Copper Project;

(ii)           the Strategic Participants shall act reasonably and cooperate with each other in relation to matters concerning the affairs of the relevant Copper Project; and

(iii)          Rio Tinto and Chinalco shall procure their respective representatives on the CSAC and the Strategic Participants shall procure their respective nominated directors on the boards of the Copper SACos, to:

(A)          act in the interests of the Copper Strategic Alliance or the relevant Copper SACo (as applicable);

(B)          in applying the Distribution Policy, have due regard to the interests of the Strategic Participants,

provided however that nothing in the Copper SA Transaction Documents shall prevent Rio Tinto, Chinalco or any Strategic Participant from being free to pursue their own commercial interests (or prevent their respective representatives on the CSAC and nominated directors on the board of the Copper SACos (as applicable) from acting in the commercial interests of the appointing or nominating Party).

(d)           No Partnership or Proprietary Interests

(i)            Nothing in the CSAA or any other Copper Transaction Document implies that the Parties are forming a partnership or otherwise carrying on business in common with a view to profit, within the meaning of any partnership or limited partnership legislation in any jurisdiction (except to the extent expressly provided for in the CSAA), or otherwise creates any fiduciary relationship between the Parties.

(ii)           None of the Copper SA Transaction Documents shall confer on Chinalco or a Chinalco Strategic Participant any proprietary interest in any Copper Project.

1.4          Scope of Strategic Alliance

(a)           Copper Projects

Subject to Completion occurring in respect of the different transactions contemplated by the CIA in respect of the Copper Projects, the Copper Strategic Alliance is intended to apply to the respective Participating Interests of the Strategic Participants in:

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(i)            Escondida;

(ii)           Grasberg;

(iii)          La Granja; and

(iv)          Kennecott,

and to any investments agreed pursuant to clause 1.4(f).

To the extent that Chinalco’s acquisition of a Participating Interest in a particular Copper Project does not Complete in accordance with the terms of the CIA (including any applicable Fallback Completion), the CSAA will be amended to exclude all references to that Copper Project (and to any relevant Copper Group Member or Strategic Participant solely related to that Copper Project) such that the relevant Copper Project will not become subject to the Copper Strategic Alliance.

(b)           Escondida

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Escondida:

(i)            The initial Project Percentages in Escondida will be:

Chinalco Strategic Participant: 49.75%

Rio Tinto Strategic Participant: 50.25%

with shareholdings in RTEL held by the Chinalco Strategic Participant and Rio Tinto Strategic Participant in those same proportions.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of RTEL, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, of which 3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(c)           Grasberg

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Grasberg:

(i)            The initial Project Percentages in Grasberg will be:

Chinalco Strategic Participant: 30%

Rio Tinto Strategic Participant: 70%

with shareholdings in RTIH held by the Chinalco Strategic Participant and Rio Tinto Strategic Participant in those same proportions.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of RTIH, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, of which 3 directors shall be

9

nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(d)           La Granja

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in La Granja:

(i)            The initial Project Percentages in La Granja will be:

Chinalco Strategic Participant: 30%

Rio Tinto Strategic Participant: 70%

with shareholdings in RT Peru held by the Chinalco Strategic Participant and Rio Tinto Strategic Participant in those same proportions.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of RT Peru, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 5 directors in total, 3 directors shall be nominated by the Rio Tinto Strategic Participant and 2 directors shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to replace nominated directors and to nominate alternates).

(e)           Kennecott

On Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in Kennecott:

(i)            The initial Project Percentages in Kennecott will be:

Chinalco Strategic Participant: 25%

Rio Tinto Strategic Participant: 75%

with membership interests in Kennecott Co held by the Chinalco Strategic Participant and the Rio Tinto Strategic Participant in those same proportions.  References to ‘shares’ and ‘shareholdings’ or ‘shareholders’ in these Copper Strategic Alliance Terms and Conditions will be treated respectively as references to ‘membership interests’ or ‘holders of membership interests’ in respect of Kennecott Co.

(ii)           The Rio Tinto Strategic Participant will, as soon as practicable, appoint or maintain new or additional directors to or on the board of directors of Kennecott Co, such that (unless otherwise agreed in writing by the Strategic Participants) the board will comprise 2 directors, 1 director shall be nominated by the Rio Tinto Strategic Participant (who shall serve as the Chairman) and 1 director shall be nominated by the Chinalco Strategic Participant (with the nominating Strategic Participant having the right to nominate a replacement or alternate for its nominated director).

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(f)                                 New Opportunities

(i)                                  New opportunities are not currently within the scope of the Copper Strategic Alliance.  That does not in any way limit the development of the undeveloped resources of the joint ventures and businesses underlying the various Copper Projects.

(ii)                               If, during the term of the Copper Strategic Alliance, either a Copper Group Member, Chinalco or Chalco becomes aware of any new copper development opportunity which it considers would be mutually beneficial to include within the scope of the Copper Strategic Alliance, they will discuss the potential for such inclusion with the relevant other Strategic Participant (including whether the opportunity would be appropriate for investment from the Project Development Fund and, if so, the appropriate value of such investment).  Such discussion will be for a period of at least 1 month and shall not prevent the relevant party from pursuing that development opportunity separately if agreement is not reached within that time (or during that time, if the opportunity may not be available after that time).

(iii)                            Without limiting sub-clause (f)(ii) above, the Parties intend to discuss the potential for widening the Copper Strategic Alliance to include Chalco’s Peru copper project (either via integration by way of unitisation with the development of the La Granja project or as a stand alone project).

(iv)                           For the avoidance of doubt, subject to clause 1.22, neither the CSAA, nor any constituent document of any Copper SACo, shall restrict the right of each Strategic Participant, or any Related Corporation of a Strategic Participant, to engage in (either alone or with others), and receive the full benefit of, any activities undertaken by it outside of the Copper Strategic Alliance (whether or not in competition with any businesses included in the Copper Strategic Alliance), nor shall it give the other Party any interest in any such activity.

1.5                              Impact on Copper Strategic Alliance of Removal of Project

(a)                               The Copper Strategic Alliance is a commercial alliance between members of the Rio Tinto and Chinalco Groups.

(b)                               If either of the Rio Tinto Group or the Chinalco Group ceases to hold any Participating Interest in a Copper Project (the Excluded Copper Project):

(i)                                  the CSAA will continue on the same terms, but will be varied to exclude all references to the Excluded Copper Project, and to any relevant Copper Group Member or Strategic Participants solely related to that Excluded Copper Project; and

(ii)                               the Excluded Copper Project will become a stand alone commercial alliance between the continuing Strategic Participants in relation to that Excluded Copper Project (where applicable).

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(c)                               The Strategic Participants in the Excluded Copper Project will meet and discuss in good faith how the removal from the Copper Strategic Alliance will be implemented.  In the interim period until agreement on a new structure is reached for the Excluded Copper Project:

(i)                                  the Strategic Participant’s rights and obligations in respect of the Excluded Copper Project will remain the same as set out in the CSAA (in its form as current immediately before the Rio Tinto Group or the Chinalco Group (as applicable) ceased to hold a Participating Interest); and

(ii)                               decisions of the CSAC regarding policy and planning matters relevant to the Copper Strategic Alliance generally are not applicable to the Excluded Copper Project, and any such matters would instead be considered by the Copper SACo in which the continuing Strategic Participants own shares.

1.6                              Copper Strategic Alliance Vehicle

(a)                                  Incorporation of Strategic Alliance Vehicle

In order to develop, strengthen and grow the Copper Strategic Alliance relationship consistently with the principles set out in the CSAA, a member of the Rio Tinto Group will:

(i)                                  incorporate a new legal entity on or before the First Copper Completion Date (the Copper SAV);

(ii)                               on the First Copper Completion Date:

(A)                           issue or transfer to Chinalco (or a member of the Chinalco Group), and Chinalco (or the member of the Chinalco Group, as appropriate) shall subscribe for or purchase 49% of the issued shares in the Copper SAV for a nominal consideration; and

(B)                             as soon as practicable, appoint or maintain new or additional directors to the Copper SAV board of directors so that (unless otherwise agreed in writing by Rio Tinto and Chinalco) the board comprises 5 directors, of which 3 directors shall be nominated by Rio Tinto and 2 directors shall be nominated by Chinalco.

(iii)                              Rio Tinto will ensure that the shares in the Copper SAV issued or transferred will be:

(A)                           duly issued or transferred;

(B)                             credited as fully paid; and

(C)                             free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the CSAA or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant.

(b)                                  Functions of Strategic Alliance Vehicle

The Parties agree that the Copper SAV will have responsibility for:

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(i)                                  providing advisory and consulting services to the Copper Strategic Alliance, CSAC and boards of Copper SACos as requested;

(ii)                               managing inter-organisational secondment opportunities in accordance with clause 1.23;

(iii)                            promoting the Copper Strategic Alliance, and cooperation with relevant governments and regulatory agencies as requested by the CSAC or Copper Group Members;

(iv)                           engaging consultants as appropriate to advance these purposes;

(v)                              subject to applicable confidentiality constraints, facilitating provision of information regarding the businesses included in the Copper Strategic Alliance; and

(vi)                           other matters relevant to the Parties’ ongoing relationship through the Copper Strategic Alliance or as otherwise agreed in writing by the Strategic Participants.

(c)                                  Costs

Rio Tinto and Chinalco shall contribute to the costs of operating the Copper SAV in proportion to their shareholdings in the Copper SAV (or as otherwise agreed in writing) by way of quarterly calls made by the Manager (or more frequent calls as considered reasonably necessary by the Manager in accordance with cash flow requirements of the Copper SAV).  Funding must be provided within 30 days of such calls being made.

1.7                              Governance of Strategic Alliance — Copper Strategic Alliance Committee

(a)                                  Formation

(i)                                  On the First Copper Completion Date, the CSAC will be established and will be maintained so that (unless otherwise agreed in writing by Rio Tinto and Chinalco) it comprises 6 representatives of which:

(A)                             3 representatives shall be appointed by Rio Tinto; and

(B)                               3 representatives shall be appointed by Chinalco.

(ii)                                 Rio Tinto shall appoint one of its 3 representatives as the chairman of the CSAC.

(b)                                 Meetings

(i)                                  The CSAC shall hold quarterly meetings, and in addition other meetings as may be called by either of the Parties, provided that such additional meetings will not be held more than once every two months unless the Parties otherwise agree to meet more often.

(ii)                               The CSAC meetings shall be held in London, England or such other place as is agreed in writing by the Parties, or by contemporaneously linking together consenting representatives of the Parties by instantaneous

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communication devices, on not less than ten days’ written notice, unless otherwise agreed in writing by the Parties.

(iii)                            Each Party may have up to 2 appointed advisors accompany their nominated representatives to CSAC meetings.

(iv)                           The Manager will be separately represented at each meeting of the CSAC unless the Parties otherwise agree, but the Manager’s representatives shall not have any voting rights. Nothing in this clause 1.7(b)(iv) will prevent a Party being represented at a meeting of the CSAC.

(v)                              Copies of:

(A)                           papers prepared by the Manager, together with the notice of the meeting, will be delivered to the Parties and Copper SAV in advance of each meeting of the CSAC; and

(B)                             minutes of each CSAC meeting shall be promptly prepared by the Manager and given to the Parties and Copper SAV (subject to excluding information as required by any applicable confidentiality restrictions) as soon as reasonably practicable after each meeting.

(vi)                           A quorum of the CSAC shall be formed by at least one representative or alternate representative from each Party, but a quorum may be constituted:

(A)                           by representatives of all Parties with voting rights if some Parties have lost their voting rights in accordance with clause 1.18(a); or

(B)                             by those representatives which are present, and entitled to vote, in the case of a meeting of the CSAC which has been postponed on one previous occasion for lack of a quorum.

(vii)                        Duly passed resolutions of the CSAC within the scope of its functions will be contractually binding as from the time at which those resolutions are passed and the Manager shall be entitled to act on the basis of those resolutions even if it has not received minutes of the relevant meetings signed by the chairman.

(c)                                  Functions

The CSAC shall provide a forum for discussion of:

(i)                                  policy and planning matters relevant to the Copper Strategic Alliance generally or (subject to any confidentiality restrictions relating to the underlying joint venture or business) two or more of the Copper Projects; and

(ii)                               any new opportunities that a Party proposes for inclusion in the Copper Strategic Alliance.

(d)                                 Voting

(i)                                  At all CSAC meetings, all matters shall be decided by a simple majority of votes.

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(ii)                               Where a majority of votes cannot be obtained, the Chairman has an additional casting vote.

(e)                                  Limitation on Power and Authority

Notwithstanding anything to the contrary contained herein, the Copper SAV and the CSAC will, in no event, have, or be deemed to have, any right to manage or control Kennecottt Co, and their actions shall be solely advisory and contractual in nature.

1.8                              Governance of Strategic Alliance — Boards of Directors of RTEL, RTIH, RT Peru and Kennecott Co

(a)                                  Meetings

(i)                                  The board of directors of each Copper SACo shall hold at least quarterly meetings, and in addition other meetings may be called by either of the Strategic Participants provided that such additional meetings will not be held more than once every two months, unless required for a Prior Meeting in accordance with clause 1.8(b) or the Strategic Participants otherwise agree to meet more often.

(ii)                               The location of board meetings of each Copper SACo shall be as follows:

(A)                             RTEL: London, United Kingdom;

(B)                               RTIH: London, United Kingdom;

(C)                               RT Peru: London, United Kingdom;

(D)                              Kennecott Co: Salt Lake City, Utah;

or such other place as is agreed in writing by the relevant Strategic Participants, or by contemporaneously linking together consenting representatives of Strategic Participants by instantaneous communication devices, in each case on not less than ten days’ written notice, unless otherwise agreed in writing by the Strategic Participants, and subject always to the requirement that the holding of such meetings is consistent with each Copper SACo maintaining its current tax domicile or residence.

(iii)                            Each Strategic Participant may have up to 2 appointed advisors accompany its nominated directors to meetings of a Copper SACo’s board of directors.

(iv)                           The Manager will be separately represented for each meeting of a Copper SACo’s board of directors unless the relevant Strategic Participants otherwise agree, but the Manager’s representatives shall not have any voting rights.

(v)                              Copies of:

(A)                           papers prepared by the Manager will be delivered to the Strategic Participants and Copper SAV, together with the notice of meeting, in advance of each meeting of the board of directors of a Copper SACo; and

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(B)                             minutes of each meeting of the boards of directors of a Copper SACo shall be promptly prepared by the Manager and given to the Strategic Participants and Copper SAV (subject to excluding information as required by any applicable confidentiality restrictions) as soon as reasonably practicable after the meeting.

(vi)                           A quorum of the board of directors shall be formed by at least one director (or alternate director) nominated by each of the Rio Tinto Strategic Participant and Chinalco Strategic Participant, subject to a quorum being able to be formed:

(A)                           by directors nominated by all Strategic Participants which have voting rights if, and to the extent that, some Strategic Participants have lost their voting rights in accordance with clause 1.18(a); or

(B)                             by those directors which are present, and entitled to vote, in the case of a meeting of the board of directors which has been postponed on one previous occasion for lack of a quorum.

(vii)                          Duly passed resolutions of a board of directors of a Copper SACo within the scope of its functions will be contractually binding as from the time at which those resolutions are passed and the Manager shall be entitled to act on the basis of those resolutions even if it has not received minutes of the relevant meetings signed by the Chairman.

(b)                                 Prior Meetings for RTEL and RTIH

(i)                                  The board of directors of each of RTEL and RTIH shall meet at least 5 Business Days prior to any scheduled meetings of the:

(A)                           Escondida Owners’ Council established under the Escondida Participants’ Agreement (for RTEL); or

(B)                             Operating Committee established under the Grasberg Participation Agreement (for RTIH),

for the purpose of determining the way in which RTEL (for Escondida) and PTRTI (for Grasberg) will, through its representatives, vote on any matters proposed to be put in the relevant meeting of such council or committee (a Prior Meeting).

(ii)                                 Decisions made by the board of directors of RTEL or RTIH (as applicable) at a Prior Meeting:

(A)                           shall be recorded in writing and a copy provided to the representatives of RTEL or RTIH (as applicable) who are entitled to vote in the meeting of the relevant council or committee; and

(B)                             are binding upon RTEL and PTRTI respectively, and their representatives on such council or committee (and any other committee or council established by the relevant joint venture arrangements).

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(iii)                            The Strategic Participants in relation to Escondida and Grasberg undertake to cause their respective nominees/representatives, appointed to the Escondida Owners’ Council or Grasberg Operating Committee (as applicable), to vote in accordance with any applicable resolutions passed at a Prior Meeting of the board of RTEL or RTIH.

(iv)                           The Strategic Participants will procure that, in scheduling board meetings, RTEL and RTIH will each have regard to the likely timing for any relevant Prior Meeting and will seek (where practicable) to hold such a Prior Meeting in conjunction with a regular meeting of the board of directors.

(v)                              Where the Escondida Owners’ Council or Grasberg Operating Committee intends to make a decision via circular resolution, the Strategic Participants will arrange a meeting of the relevant board of RTEL or RTIH by telephone (or other form of instantaneous communication agreed) for the purpose of determining whether the circular resolution should be signed by the relevant representatives.  Any required signatories to the resolution which are nominees of either Strategic Participant must comply with the decisions made at such a meeting.

(c)                                  Voting of Boards of Copper SACos

(i)                                  Subject to clause 1.8(c)(iv), at meetings of the board of directors of each Copper SACo, all matters shall be decided by a simple majority of voting power.

(ii)                               In relation to each Copper Project the relevant Copper SACo board of directors shall:

(A)                           discuss the exercise of any material rights or decision making powers regulating the relevant underlying business or joint venture;

(B)                             consider and, if appropriate, approve annual and supplementary programmes and budgets, and any revisions to programmes and budgets if any programme and budget is varied by more than 15% during the term of the programme and budget;

(C)                             consider and, if appropriate, approve Capital Investment Proposals;

(D)                            receive and discuss any strategic mine plans as and when updated;

(E)                              receive and discuss any other reports and information in relation to the project;

(F)                              provide a forum for discussion of policy and planning matters, including for consultancy and advisory services relevant to the relevant Copper Project; and

(G)                             approve any financing of the relevant Copper Project(s) occurring at the underlying asset level.

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(iii)                            Except as otherwise provided in the CSAA, a Strategic Participant’s directors on the board of a Copper SACo are entitled to exercise voting power proportionate to that Strategic Participant’s Project Percentage in the relevant Copper Project.  Where a majority of votes cannot be obtained, the Chairman (being selected from one of the 3 Rio Tinto nominated directors) has an additional casting vote.

(iv)                           Decisions of the board of directors of a Copper SACo in relation to the following matters shall require a 75% majority of voting power:

(A)                           transactions between a relevant Copper Group Member and a Related Corporation or Related Party of the relevant Rio Tinto Strategic Participant (including any material amendment to an agreement for such a transaction), unless:

(1)                               the agreement or amendment is on arm’s length terms; or

(2)                               the agreement or amendment is on terms applying consistently across the Rio Tinto Group.

If any such transaction provides for an arm’s length sale of all or substantially all of the relevant Copper Project Assets to a Related Corporation or Related Party of the relevant Rio Tinto Strategic Participant, the Rio Tinto Strategic Participant must notify the Colleen Strategic Participant in writing of such proposed transaction and, if so requested in writing by the Colleen Strategic Participant within 7 days of receipt of such notice, the chief executive officers of the Strategic Participants shall meet to discuss the matter in good faith.  If they are unable to agree on a mutually acceptable solution within 30 days of that notice, the relevant Copper SACo may proceed with the sale.

(B)                               transactions between a relevant Copper Group Member and an Associate of:

(1)                               the relevant Rio Tinto Strategic Participant; or

(2)                               a Related Corporation of that Strategic Participant or Copper Group Member,

(including any material amendment to an agreement for such a transaction) to the extent that such transactions are, or would if implemented be, materially adverse or detrimental to Chinalco or a Chinalco Strategic Participant, unless:

(3)                               the agreement or amendment is on arm’s length terms; or

(4)                               the agreement or amendment is on terms applying consistently across the Rio Tinto Group;

(C)                               winding up of a Copper Group Member; and

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(D)                            amendments, variations, renewals or replacements or any Termination in relation to the CSAA or Management Agreement that:

(1)                               relate to the marketing and/or management fee structure established under those agreement; or

(2)                               are otherwise materially adverse or detrimental to Chinalco or a Chinalco Strategic Participant.

(d)                                 Constituent documents of Copper SACo

The Strategic Participants will ensure that to the maximum extent practicable, but without limiting their contractual obligations under this CSAA (including in respect of the Distribution Policy, voting rights and director nominaton rights), the constituent and governing documents of each Copper SACo are varied as necessary to bring them into alignment with the provisions of this clause 1.8 and as otherwise required to give effect to the arrangements contemplated by the Copper SA Transaction Documents. In relation to Kennecott Co, the Strategic Participants will memorialize their agreements set forth in the CSAA in the Amended and Restated KUCC Holdings Limited Liability Company Agreement which shall contain, amongst other things, the provisions set out in clause 4.

1.9                              Operational Management

(a)                                  Appointment and Resourcing

(i)                                  Rio Tinto will appoint a Rio Tinto Group company as the manager for the Copper Strategic Alliance and for each of the Copper Projects (the Manager) in accordance with the terms and conditions of the Management Agreement.  The Manager will:

(A)                           enjoy broad day-to-day operational discretion;

(B)                             act consistently with directions from the board of directors of the relevant SACo for each Copper Project; and

(C)                             act in accordance with the Management Agreement and other Copper SA Transaction Documents that impose obligations on the Manager.

(ii)                               Rio Tinto will use reasonable endeavours to ensure that the Manager has sufficient access to Rio Tinto Group services to enable it to provide the management services.

(b)                                 Standard of Conduct

The Manager will conduct all its operations in a good, competent, workmanlike and commercially reasonable manner and applying suitable engineering, mining and processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group at its similar copper operations (which practice must accord at least with good industry practice) and with the standard of diligence

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and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)                                  Parties and Strategic Participants not to interfere

Except as otherwise provided in the Management Agreement or this CSAA, each of the Parties and the Strategic Participants agrees and acknowledges that the Manager shall have clear authority to manage and carry out all operational management of the Copper Strategic Alliance and the Copper Projects, as provided in the Management Agreement and this CSAA.  The Strategic Participants shall not disturb or interfere with such day-to-day management and conduct of operational management of the Copper Strategic Alliance and the Copper Projects by the Manager.

(d)                                 Review of Performance of Key Senior Management Personnel

The Chinalco Strategic Participant will be consulted by Rio Tinto at least annually (or such shorter period as provided for under the usual policies of the Rio Tinto Group from time to time) at the request of the Chinalco Strategic Participant, and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of each of the Copper Group and the Manager.  Rio Tinto will have reasonable regard to the views expressed by the Chinalco Strategic Participant(s) in completing management performance reviews.

(e)                                  Indemnity and Exclusion of Liabilities

(i)                                  The Manager is to be indemnified by the Strategic Participants in respect of each relevant Copper Project, severally in proportion to their respective Project Percentages for that Copper Project, in relation to all liabilities arising in the conduct of its role as Manager in respect of that Copper Project, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(ii)                               The Manager will not be liable (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising, in connection with the conduct of its role as Manager.

(f)                                    Marketing

(i)                                  The Manager shall provide or procure all necessary arrangements for marketing of product to which a Copper Group Member has marketing rights, other than to the extent set out in this CSAA.

(ii)                               The Manager shall provide or procure such marketing services as agent for the relevant Copper Group Member on a full cost recovery basis (including indirect costs).

(iii)                            The standard of conduct imposed on the Manager by clause 1.9(b) and all other provisions relating to the provision of management services will apply to the Manager’s provision or procurement of such marketing services.

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(g)           Programmes and Budgets

(i)            The Manager shall be responsible for preparing programmes and budgets for each Copper Project for consideration by the relevant SACo board of directors, the first being prepared as soon as reasonably practicable after the Completion date for the Chinalco Strategic Participant’s acquisition of a Participating Interest in the relevant Copper Project and then an annual programme and budget to be provided at the time such programmes and budgets are usually produced for similar copper operations of the Rio Tinto Group consistent with the policies and procedures of the Rio Tinto Group  (except in relation to those Copper Projects relating to an underlying joint venture for which a member of the Rio Tinto Group is not the manager, for which the relevant programme and budget will be provided as soon as reasonably practical after provision by the underlying joint venture manager).

(ii)           The Manager shall not incur expenses, including Capital Expenditure, in excess of 115% of the total expenditure specified in an approved programme and budget without the approval of the board of directors of RTEL, RTIH, RT Peru or Kennecott Co (in the case of Escondida, La Granja, Grasberg and Kennecott respectively).

(iii)          Any expenditure limit will not constrain the Manager from undertaking expenditure that is reasonably necessary from time to time to prevent or mitigate:

(A)          any risk to the health or safety of any persons in circumstances where they may be at risk; or

(B)          risk of material damage to the environment or the property of any person and restore or rehabilitate in those circumstances any asset on a temporary basis.

Such emergency expenditure must be reported to the next scheduled meeting of the relevant Copper SACo board of directors.

(iv)          The Manager may also prepare supplementary programmes and budgets, or revisions to approved programmes and budgets, as required from time to time.

1.10        CSA Sales Company

(a)           Incorporation of CSA Sales Co

A member of the Rio Tinto Group will incorporate a new legal entity (CSA Sales Co) on or before the First Copper Completion Date. CSA Sales Co will initially be a 100% owned Subsidiary of a member of the Rio Tinto Group.  On the First Copper Completion Date:

(i)            a special purpose vehicle nominated by Chinalco  (such special purpose vehicle to be and remain a 100% owned Subsidiary of Chinalco) (Chinalco

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Sales SAV) shall subscribe for or purchase 50% of the issued shares in CSA Sales Co for nominal consideration;

(ii)           Rio Tinto will ensure that the shares issued or transferred in the CSA Sales Co will be:

(A)          duly issued or transferred;

(B)          credited as fully paid; and

(C)          free from all encumbrances, pre-emptive rights, and other third party rights, other than as provided in the CSAA or the Distribution Policy, or as otherwise agreed, created or permitted by the Chinalco Strategic Participant; and

(iii)          as soon as practicable, Rio Tinto will appoint or maintain new or additional directors on the CSA Sales Co’s board of directors so that (unless otherwise agreed in writing by the Parties) it comprises 6 directors of which 3 directors shall be nominated by Rio Tinto and 3 directors shall be nominated by Chinalco; and

(iv)          Rio Tinto will appoint one of the 3 directors nominated by Rio Tinto as the Chairman (from time to time).

(b)           Function

(i)            CSA Sales Co will be incorporated in readiness for the potential future joint copper marketing activities envisaged by the CSAA.

(ii)           Until the commencement of such joint copper marketing, CSA Sales Co will remain inactive unless otherwise agreed by Rio Tinto and Chinalco.

(iii)          To assist CSA Sales Co in performing its ultimate role, Rio Tinto shall ensure that it receives and benefits from any best practice which the Rio Tinto centre of excellence develops from time to time.

1.11        Escondida

(a)           Appointment to Owners’ Council

RTEL agrees to cause a nominee of the Chinalco Strategic Participant to be included as a representative of RTEL on the Owners’ Council established under the Escondida Participants Agreement, provided that:

(i)            RTEL remains entitled to appoint at least 2 representatives to such a committee;

(ii)           the inclusion of a nominee of the Chinalco Strategic Participant as a representative of RTEL on the Owners’ Council or the granting by RTEL to the Chinalco Strategic Participant of a right of inclusion on the Owners’ Council would not breach any provision of, or give rise to any other adverse consequence under, the Escondida joint venture arrangements;

(iii)          the nominee of the Chinalco Strategic Participant is included by holding a non-voting position on the Owner’s Council; and

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(iv)          in the reasonable opinion of the Rio Tinto Strategic Participant, the inclusion of the nominee of the Chinalco Strategic Participant would not result in an Adverse JV Impact or a Material Adverse JV Effect.

Where, in accordance with clause 1.11(a)(iv) above, Rio Tinto or the Rio Tinto Strategic Participant reasonably considers an Adverse JV Impact or Material Adverse JV Effect exists or is likely to exist:

(v)           Rio Tinto or the Rio Tinto Strategic Participant will promptly notify Chinalco and the Chinalco Strategic Participant of such existence or likelihood; and

(vi)          the inclusion of a nominee of the Chinalco Strategic Participant will not initially be made, but Rio Tinto will monitor the position and ensure that the inclusion of a nominee of the Chinalco Strategic Participant as a representative of RTEL on the Owners’ Council proceeds as soon as the existence or likelihood of an Adverse JV Impact or Material Adverse JV Effect (as applicable) has been eliminated or otherwise satisfactorily resolved.

(b)           Rights to Purchase Option and Dilution Subject to Joint Venture Restrictions

(i)            A Chinalco Strategic Participant may not exercise a purchase option, or require application of dilution in respect of the Rio Tinto Strategic Participant’s Escondida Participating Interest pursuant to the terms of the CSAA, if and to the extent that doing so would have a Material Adverse JV Effect. The relevant Rio Tinto Strategic Participant will promptly notify Chinalco and the Chinalco Strategic Participant if it reasonably considers that a Material Adverse JV Effect would exist or is likely to exist.

(ii)           If the Chinalco Strategic Participant wishes to exercise the purchase option or dilute the Rio Tinto Strategic Participant’s Escondida Participating Interest in accordance with the provisions of the CSAA, the relevant Rio Tinto Strategic Participant must work together with the Chinalco Strategic Participant to ensure that, to the extent possible, the Chinalco Strategic Participant is able to:

(A)          in relation to exercising a purchase option in respect of all of the Rio Tinto’s Strategic Participant’s Participating Interest - acquire all of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Escondida Participating Interest; or

(B)          in relation to dilution in respect of the Rio Tinto Strategic Participant’s Participating Interest— acquire the appropriate proportion of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Escondida Participating Interest,

in a manner which does not have a Material Adverse JV Effect, provided that the Chinalco Strategic Participant provides the Rio Tinto Strategic Participant and RTEL with indemnities and/or securities as reasonably required by the Rio Tinto Strategic Participant and RTEL.

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(iii)          The Chinalco Strategic Participants in respect of Escondida acknowledges that, irrespective of the indemnities and/or securities offered, allowing the Chinalco Strategic Participant to acquire the relevant rights and obligations may not be possible.

(c)           Pre-emptive and Buy-out Rights Arising Under Escondida Joint Venture

Where a first right of refusal, buy-out right, or pre-emption right arises under the underlying Escondida joint venture arrangements in favour of RTEL, the following principles will apply:

(i)            RTEL will notify the Rio Tinto and Chinalco Strategic Participants in respect of Escondida of the fact that the right has arisen and the requirements in order to exercise that right;

(ii)           the board of directors of RTEL shall meet as soon as practicable to discuss whether the right should be exercised;

(iii)          if the Rio Tinto and Chinalco Strategic Participants in respect of Escondida jointly agree to exercise the right, RTEL will exercise the right, the acquired interest will become part of Escondida, and its acquisition by RTEL shall be funded in proportion to the Strategic Participants’ respective Project Percentages;

(iv)          if the Rio Tinto and Chinalco Strategic Participants in respect of Escondida are unable to reach agreement on the exercise of the right:

(A)          the Strategic Participant that wishes to exercise that right will be entitled to seek to do so at its own cost and risk;

(B)          RTEL will proceed to exercise the relevant right on behalf of the proceeding Strategic Participant (at the proceeding Strategic Participant’s sole cost), subject to appropriate indemnities and/or securities as reasonably required by RTEL;

(C)          the funding of the cost of the acquired interest will be provided to Escondida solely by the proceeding Strategic Participant;

(D)          if the Chinalco Strategic Participant is the proceeding Strategic Participant - the relevant Strategic Participants will work together to ensure that, to the extent possible, the Chinalco Strategic Participant enjoys and bears all of the respective rights and obligations relating to the acquired interest in a manner which does not have a Material Adverse JV Effect or otherwise alter the relative interests of the Strategic Participants in Escondida, and provided that the Chinalco Strategic Participant provides the Rio Tinto Strategic Participant and/or RTEL with indemnities and/or securities as reasonably required by the Rio Tinto Strategic Participant and RTEL; and

(E)           if the Rio Tinto Strategic Participant is the proceeding Strategic Participant — the acquired interest will became part of Escondida

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and the Chinalco Strategic Participant’s Escondida Project Percentage will be reduced, by way of dilution determined by reference to the following formula:

CPP =	PV	X PP
SV

Where:

CPP is the Chinalco Strategic Participant’s new Project Percentage after the application of the formula;

PP is the Project Percentage of the Chinalco Strategic Participant before the application of the formula;

PV is the fair market value of the assets of Escondida (being RTEL’s shareholding in MEL) current as at the date of the Chinalco Strategic Participant’s election not to contribute

SV is the fair market value of the assets of Escondida (being RTEL’s shareholding in MEL, including the newly acquired interest), as at the date of Completion in respect of the acquisition of the acquired interest, but determined at the date of the Chinalco Strategic Participant’s election not to contribute.

The dilution will take effect from the date of Completion in respect of the acquisition of the acquired interest, but will be determined as at the date of the Chinalco Strategic Participant’s election not to contribute.

For the purposes of this formula:

(F)           The fair market value of the assets of Escondida at each point in time will be the value agreed in writing by the Strategic Participants (including by reference to any fair market value determination pursuant to a process in the underlying joint venture arrangements), or if the Strategic Participants are unable to reach agreement, the fair market value shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.11(c)(iv).

(G)          In determining the relevant fair market values, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager and make the determination independently having due regard to relevant matters including, without limitation:

(1)           any fair market value or arm’s length price payable pursuant to a process in the underlying joint venture arrangements;

(2)           current and projected demand and supply conditions in the global copper market;

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(3)           likely trends in copper quality specifications and pricing;

(4)           likely timing and scale of development and/or expansion of copper deposits;

(5)           quantum and nature of copper reserves and resources;

(6)           projected capital and operating costs of development and/or expansion over project life; and

(7)           the global competitiveness of the copper product produced by the relevant Copper Project.

Rio Tinto’s Escondida Project Percentage will be increased to 100% minus CPP (determined in accordance with the formula above).

(v)           The rights granted to the relevant Chinalco Strategic Participant in this clause 1.11(c) are subject to any restrictions or prohibitions in the underlying Escondida joint venture arrangements, such that they may not be available in certain circumstances.

(d)           Marketing

To the extent that the Rio Tinto Strategic Participant or RTEL acquires marketing rights in relation to any product of the underlying Escondida joint venture, the Strategic Participants will discuss, in good faith, an arrangement whereby Chinalco may become entitled to acquire marketing rights for an appropriate portion of that production for supply into China (including, without limitation, considering the possible replication of the jointly owned sales agency company described in the Iron Ore Strategic Alliance Agreement via CSA Sales Co).

1.12        Grasberg

(a)           Operating and Exploration Committees

RTIH agrees to procure PTRTI to cause a nominee of the Chinalco Strategic Participant to be included as a representative of PTRTI on the Operating Committee and Exploration Committee established under the Grasberg Participation Agreement, provided that:

(i)            PTRTI remains entitled to appoint at least 2 representatives to such a committee;

(ii)           the inclusion of a nominee of the Chinalco Strategic Participant as a representative of PTRTI on the Operating and/or Exploration Committees, or the granting by PTRTI to the Chinalco Strategic Participant of a right of inclusion on the Operating and/or Exploration Committees, would not breach any provision of, or give rise to any other adverse consequence under, the Grasberg joint venture arrangements;

(iii)          the nominees of the Chinalco Strategic Participant (and the other PTRTI representatives) will be required to:

(A)          vote in accordance with the directions of the RTIH board of directors; and

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(B)          to the extent voting occurs in relation to issues the board of RTIH has not considered, vote in accordance with the nominees of the Rio Tinto Strategic Participant on the committees.

(iv)          in the reasonable opinion of the Rio Tinto Strategic Participant, the inclusion of the nominee of the Chinalco Strategic Participant would not result in an Adverse JV Impact or a Material Adverse JV Effect.

Where, in accordance with clause 1.12(a)(iv) above, Rio Tinto or the Rio Tinto Strategic Participant considers an Adverse JV Impact or Material Adverse JV Effect exists or is likely to exist:

(v)           Rio Tinto or the Rio Tinto Strategic Participant will promptly notify Chinalco and the Chinalco Strategic Participant of such existence or likelihood; and

(vi)          the inclusion of a nominee of the Chinalco Strategic Participant will not initially be made, but the Rio Tinto Strategic Participant will monitor the position and ensure that the inclusion of a nominee of the Chinalco Strategic Participant as a representative of PTRTI on the Operating and/or Exploration Committees proceeds as soon as the existence or likelihood of an Adverse JV Impact or Material Adverse JV Effect (as applicable) has been eliminated or otherwise satisfactorily resolved.

In particular (and without limitation) the Grasberg Participation Agreement provides for 2 PTRTI appointees to each of the Operating and Exploration Committees, but in practice only one representative has historically attended such that the Rio Tinto Strategic Participant will need to ensure that PTRTI exercising its rights to 2 appointees will not cause an Adverse JV Impact.

(b)           Rights to Purchase Option and Dilution Subject to Joint Venture Restrictions

(i)            The Chinalco Strategic Participant in respect of Grasberg may not exercise a purchase option or require application of dilution in respect of Rio Tinto’s Grasberg Participating Interest pursuant to clause 1.18 (Default), if and to the extent that doing so would have a Material Adverse JV Effect. The relevant Rio Tinto Strategic Participant will promptly notify Chinalco and the Chinalco Strategic Participant if it reasonably considers that a Material Adverse JV Effect would exist or is likely.

(ii)           However, in such a case, if the Chinalco Strategic Participant wishes to exercise the purchase option or dilute the Rio Tinto Strategic Participant’s Grasberg Participating Interest, the Rio Tinto Strategic Participant must work together with the Chinalco Strategic Participant to ensure that, to the extent possible, the Chinalco  Strategic Participant is able to:

(A)          in relation to exercising a purchase option in respect of all of the Rio Tinto Strategic Participant’s Participating Interest - acquire all of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Grasberg Participating Interest; or

(B)          in relation to dilution in respect of part of the Rio Tinto Strategic Participant’s Participating Interest — acquire the appropriate

27

proportion of the respective rights and obligations relating to the Rio Tinto Strategic Participant’s Grasberg Participating Interest,

in a manner which does not breach nor have a Material Adverse JV Effect, provided that the Chinalco Strategic Participant provides Rio Tinto and PTRTI with indemnities and/or securities as reasonably required by Rio Tinto and PTRTI.

The Chinalco Strategic Participant acknowledges that, irrespective of the indemnities and/or securities offered, allowing the Chinalco Strategic Participant to acquire the relevant rights and obligations may not be possible.

(c)           Pre-emptive and Buy-out Rights Arising Under Grasberg Joint Venture

Where a first right of refusal, buy-out right, or pre-emption right arises under the underlying Grasberg joint venture arrangements in favour of PTRTI, the following principles will apply:

(i)            RTIH will notify the relevant Rio Tinto and Chinalco Strategic Participants of the fact that the right has arisen and the requirements in order to exercise that right;

(ii)           the board of directors of RTIH shall meet as soon as practicable to discuss whether the right should be exercised;

(iii)          if the Rio Tinto Strategic Participant and the Chinalco Strategic Participant jointly agree to exercise the right, PTRTI will exercise that right, the acquired interest will become part of Grasberg, and its acquisition by PTRTI shall be funded through RTIH in proportion to the Strategic Participants’ respective Project Percentages;

(iv)          if the Rio Tinto Strategic Participant and the Chinalco Strategic Participant are unable to reach agreement on the exercise of the right:

(A)          the Strategic Participant that wishes to exercise that right will be entitled to seek to do so at is own cost and risk;

(B)          RTIH will procure that PTRTI will proceed to exercise the relevant right on behalf of the proceeding Strategic Participant (at its sole cost), subject to appropriate indemnities and/or securities as reasonably required by PTRTI;

(C)          the funding of the acquired interest will be provided to PTRTI, and RTIH solely by the proceeding Strategic Participant;

(D)          if the Chinalco Strategic Participant is the proceeding Strategic Participant - the relevant Strategic Participants will work together to ensure that, to the extent possible, the Chinalco Strategic Participant enjoys and bears all of the respective rights and obligations relating to the acquired interest in a manner which does not have a Material Adverse JV Effect or otherwise alter the relative interests of the Parties in Grasberg, and provided that the

28

Chinalco Strategic Participant provides Rio Tinto and/or PTRTI with indemnities and/or securities as reasonably required by Rio Tinto and PTRTI; and

(E)           if Rio Tinto is the proceeding Strategic Participant — the acquired interest will become part of Grasberg and Chinalco’s Grasberg Project Percentage will be reduced, by way of dilution determined using the formula set out in clause 1.11(c) above, applied mutatis mutandis and subject to the following variations:

(1)           all references to Escondida become references to Grasberg;

(2)           the reference to RTEL’s shareholding in MEL becomes a reference to RTIH’s shareholding in PTRTI.

(v)           The rights granted to the Chinalco Strategic Participant in this clause 1.12(c) are subject to any restrictions or prohibitions in the underlying Grasberg joint venture arrangements, such that they may not be available in certain circumstances.

(d)           Marketing

To the extent that the Rio Tinto Strategic Participant or RTIH acquires marketing rights in relation to any product of the Grasberg joint venture, the Strategic Participants will discuss, in good faith, an arrangement whereby Chinalco may become entitled to acquire marketing rights for an appropriate portion of that production for supply into China (including, without limitation, considering the possible replication of the jointly owned sales agency company described in the Iron Ore Strategic Alliance Agreement via CSA Sales Co).

1.13        La Granja - Marketing

As La Granja is a development asset and is likely to be a future provider of copper cathode, the Parties acknowledge that there is no current intention to make the marketing of La Granja product subject to the operation of CSA Sales Co.  The Strategic Participants agree to meet and discuss in good faith at the relevant time whether the involvement of CSA Sales Co, in respect of any copper concentrate to be produced, would be beneficial for the La Granja project.

1.14        Funding of Non-Capital Expenditure

(a)           Definition

Non-Capital Expenditure means all expenditure and cash flow requirements which are not Capital Expenditure (but excluding expenditure or cash flow requirements relating to an Excluded Asset). For the avoidance of doubt, expenditure and cash flow requirements include all inflows and outflows of cash and cash equivalents from operating, financing and investment activities, as determined in accordance with applicable current accounting practices as applied by the Rio Tinto Group.

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(b)           Funding Arrangements for Non-Capital Expenditure

The Strategic Participants shall fund any Non-Capital Expenditure of each Copper Group Member as follows:

(i)            where the Manager notifies the Strategic Participants that the required cash balance which a Copper Group Member must retain in the working capital account established under the Distribution Policy for the purpose of meeting Non-Capital Expenditure cannot be funded from cash-flows in accordance with the Distribution Policy, and that additional amount (as specified in the notice) is required to be met, the Strategic Participants shall make good that additional amount by paying their respective shares of that amount, pro rata on a several basis in proportion to their respective Project Percentages in the relevant Copper Project, to the Manager, and such payment shall be credited to the working capital account;

(ii)           each such payment shall be made within 21 days of the notice; and

(iii)          unless otherwise agreed with the relevant Copper Group Member, each such payment shall constitute a subscription for capital in the Copper Group Member in return for additional shares.

1.15        Funding of Capital Expenditure

(a)           Definitions

(i)            Capital Expenditure means all capital expenditure (and any expenditure on leasing, licensing or acquiring the right to use any asset) incurred or required to be incurred by a Copper Group Member, including capital expenditure for an acquisition or expansion, as determined on a basis consistent with Rio Tinto Group policies (but excluding Capital Expenditure relating to an Excluded Asset).

(ii)           Sustaining Capex means Capital Expenditure that is necessary or that is reasonably required having regard to good operating practice for cost effective operation, but does not include Capital Expenditure that gives rise to a material increase of the capacity or production of an operation or part thereof to which that Capital Expenditure relates, other than an increase which is incidental to, or arises as a result of, technical or technological advancement in respect of the asset or part of the asset to which that Capital Expenditure relates.

(iii)          Mandatory Capex means Capital Expenditure required pursuant to a statutory or regulatory obligation, or otherwise required by law, or required to allow safe operating practice.

(b)           Obligation to Fund Mandatory and Sustaining Capex

The Strategic Participants will be obliged to fund all Mandatory Capex or Sustaining Capex which has been approved by the board of directors of the relevant Copper SACo in accordance with quarterly calls by the Manager (or more

30

frequently as permitted in the Management Agreement).  Such funding must be provided in accordance with clause 1.15(e) below.

(c)           Other Capex up to and including US$150 million

If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal (whether in respect of an expansion or acquisition), not including Sustaining Capex or Mandatory Capex, with a budget of up to and including US$150 million (Indexed), and that Capital Expenditure has been approved by the board of directors of the relevant Copper SACo and, where applicable, by the participants in the underlying joint venture for the operation or project, then the Strategic Participants will be obliged to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as permitted in the Management Agreement).  Such funding must be provided in accordance with clause 1.15(e) below.

(d)           Other Capex above US$150 million

(i)            If the Manager proposes to incur Capital Expenditure in respect of a particular Capital Investment Proposal, not including Sustaining Capex or Mandatory Capex, with a budget of more than US$150 million (Indexed), and that Capital Investment Proposal has been approved by the board of directors of the relevant Copper SACo and, where applicable, by the participants in the underlying joint venture for the operation or project, the Chinalco Strategic Participant must elect immediately (or in any event within 14 days) following approval of the investment either to:

(A)          contribute to that Capital Investment Proposal, in which case the Strategic Participants will be required to fund that Capital Expenditure in accordance with quarterly calls by the Manager (or more frequently as required), and such funding must be provided in accordance with clause 1.15(e) below; or

(B)          not contribute to that Capital Investment Proposal, in which case the Rio Tinto Strategic Participant may elect either:

(1)           not to proceed with the Capital Investment Proposal; or

(2)           to proceed with the Capital Investment Proposal and fund 100% of that Capital Investment Proposal itself by way of an undated interest free convertible loan (which will convert into shares pursuant to clause 1.15(d)(ii)) in which case the Chinalco Strategic Participant’s Participating Interest in the relevant Copper Project will be diluted, but the Chinalco Strategic Participant will not be in default of any of its obligations under the CSAA as a result.

If the Chinalco Strategic Participant fails to make such an election within 14 days of the later of the approval by the relevant Copper SACo board of directors, and any approval required from any

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underlying joint venture, it is deemed to have elected not to contribute to the Capital Investment Proposal.

The adjustment to a Strategic Participant’s Project Percentage in the relevant Copper Project through dilution will be determined in accordance with the following formula:

NPP =	PV	X PP
PV+CIP

Where:

NPP is the new Project Percentage of the diluted Strategic Participant after the application of the formula;

PP is the Project Percentage of the diluted Strategic Participant before the application of the formula;

PV is the fair market value of the assets of the relevant Copper Project at the date of election not to contribute;

CIP is the greater of:

(i)            the projected fair market value of the assets created by the Capital Investment Proposal, at the projected date of practical completion of the relevant Capital Investment Proposal; and

(ii)           the projected amount of the capital to be contributed to the Capital Investment Proposal.

The dilution will be determined as at the date of the diluted Strategic Participant’s election not to contribute, but only takes effect on the date of actual practical completion of the relevant Capital Investment Proposal.

For the purposes of this formula:

(C)          The relevant fair market values will be the values agreed in writing by the Strategic Participants, or if the Strategic Participants are unable to reach agreement on the relevant fair market values, the relevant fair market values shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.15(d).

(D)          In determining the relevant fair market values, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager, and make the determination independently having due regard to relevant matters including, without limitation:

(1)           current and projected demand and supply conditions in the global copper market;

(2)           likely trends in copper quality specifications and pricing;

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(3)           likely timing and scale of development and/or expansion of copper deposits;

(4)           quantum and nature of copper reserves and resources;

(5)           projected capital and operating costs of development and/or expansion over project life; and

(6)           the global competitiveness of the copper product produced by the relevant Copper Project.

(ii)           Dilution shall be implemented by:

(A)          the relevant Project Percentage of the Rio Tinto Strategic Participant will be increased to 100% minus NPP (determined in accordance with the formula above);

(B)          the relevant Copper Group Member issuing to the Rio Tinto Strategic Participant the number of shares in the relevant Copper Group Member such that upon issue the Rio Tinto Strategic Participant would hold a percentage of the relevant Copper Group Member’s issued share capital equivalent to the Rio Tinto Strategic Participant’s Project Percentage.

(e)           Funding Arrangements for Capital Expenditure

The Strategic Participants shall fund any Capital Expenditure of each Copper Group Member which they are required to fund under clauses 1.15(b), (c) or (d) as follows:

(i)            where the Manager notifies the Strategic Participants that a Copper Group Member requires a cash amount on a specific date (as specified in the notice) to fund an amount of such Capital Expenditure, the Strategic Participants shall severally make payment of their respective shares of that amount, pro rata in proportion to their respective Project Percentages in the relevant Copper Project, to the Manager, and such amount shall be credited to the capital expenditure account established under the Distribution Policy;

(ii)           each such payment shall be made on or before the date specified in the Manager’s notice (which may not be less than 21 days from the date of the notice); and

(iii)          unless otherwise agreed with the relevant Copper Group Member, each such payment shall constitute a subscription for capital in the Copper Group Member in return for additional shares.

(f)            Capex Reporting

Where any Capital Expenditure item of US$100 million (Indexed) or greater in respect of an approved programme and budget (a Material Capital Expenditure Item) is proposed in relation to an underlying joint venture or business, the Manager will, to the extent permitted by any confidentiality restrictions in any applicable underlying joint venture arrangements, notify the Chinalco Strategic

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Participant of the Material Capital Expenditure Item including details of the proposed Capital Expenditure and the reasons and basis upon which it will be incurred.

(g)           Capital Expenditure Authorisation Process

Capital Expenditure, to the extent that it is not subject to an authorisation process of an underlying joint venture, will be subject to a capital expenditure authorisation process applied by the Manager on a basis consistent with that which the Rio Tinto Group applies in relation to other similar operations.

1.16        Distributions

(a)           The Strategic Participants will receive their respective shares of cash distributions, in proportion to their respective Project Percentages.

(b)           dividends, distributions and/or prepayments of applicable shareholder loans from each Copper Group Member in proportion to their respective Project Percentages in the relevant Copper Project, in accordance with, and subject to, the Distribution Policy.

(c)           The Manager, the Strategic Participants and each Copper Group Member shall comply with the provisions of the Distribution Policy.

(d)           The Manager shall provide on a quarterly basis at the time of determining distributions, details of the allocations made between Strategic Assets and Excluded Assets.

1.17        Support for Rio Tinto Loans, Guarantees and other Liability Arrangements

(a)           Definition

For the purposes of this clause 1.17, Liability Arrangement means a loan or other form of financial accommodation or obligation or a guarantee, indemnity, letter of comfort or other assurance against loss, to or for the benefit of:

(i)            a Third Party; or

(ii)           a consortium, partnership, limited partnership, incorporated or unincorporated joint venture, limited partnership, syndicate or other group in which a Copper Group Member is a participant (each a Joint Venture), and in each case in respect of either:

(iii)          a Copper Group Member, including in connection with its participation in a Joint Venture; or

(iv)          an entity from whom assets were transferred to a Copper Group Member as part of the Reorganisation Steps,

and which relates to the funding of or is otherwise provided in connection with the Copper Project.

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It includes without limitation:

(v)           US$80 million facility agreement from Rio Tinto Finance plc in favour of PTRTI; and

(vi)          all Rio Tinto Finance Loans to MEL.

Each Rio Tinto Strategic Participant will use its best endeavours to identify to Chinalco and each relevant Chinalco Strategic Participant any other existing Liability Arrangements prior to Completion of the Chinalco Strategic Participant’s acquisition of its Participating Interest in each relevant Copper Project, and on Completion will provide Chinalco and each relevant Chinalco Strategic Participant with a list of the existing Liability Arrangements identified as at that date.

(b)           Obligation to Provide Support

(i)            If a member of the Rio Tinto Group has provided or provides any Liability Arrangement, the Chinalco Strategic Participant must provide support, commensurate with its Project Percentage in the relevant Copper Project, in respect of the Liability Arrangement, in accordance with this clause 1.17.

(ii)           A Chinalco Strategic Participant is not obliged to provide funding for a proportion of any loan facilities which were owing immediately prior to completion of its acquisition of a Participating Interest in the relevant Copper Project.  However, for the avoidance of doubt, that Chinalco Strategic Participant will be obliged to provide support for any cash drawn from such facilities after completion.

(c)           Method of Providing Support

The Chinalco Strategic Participant must provide support:

(i)            in the case of a loan facility or other Liability Arrangement involving the provision of cash (a Funded Arrangement), by making a cash deposit with the relevant member of the Rio Tinto Group in an amount equal to the relevant Project Percentage of the amount of the Funded Arrangement from time to time (but excluding the amount of any such loan made prior to the date of Completion of the Chinalco Strategic Participant’s acquisition of a Participating Interest in the relevant Copper Project);

(ii)           in the case of a guarantee or other Liability Arrangement which does not involve the provision of cash (an Unfunded Arrangement), by providing an indemnity to the relevant member of the Rio Tinto Group for a proportion of the relevant liability under that Unfunded Arrangement equal to its Project Percentage, and any proportion of the relevant liability that would otherwise be retained by the relevant member of the Rio Tinto Group in excess of the Project Percentage of the Rio Tinto Strategic Participant from time to time, where the excess has arisen as a result of any exercise of rights by Chinalco under this CSAA or the Participant Charge that has the effect of reducing the Rio Tinto’ Strategic Participant’s Project Percentage without its liability in respect of the Unfunded Arrangement being released,

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or (in any case) in any other manner agreed in writing between the Strategic Participants.

(d)           Time for Providing Support

The support to be provided by the Chinalco Strategic Participant under this clause 1.17 must be provided:

(i)            in the case of an existing Liability Arrangement described in clause 1.17(a)(iv), upon the acquisition of its Participating Interest in the relevant Copper Project; or

(ii)           in the case of an existing Liability Arrangement not described in clause 1.17(a)(iv):

(A)          if the Chinalco Strategic Participant is notified of such existing Liability Arrangement prior to Completion, by the end of the next quarter after the Completion Date; and

(B)          if the Chinalco Strategic Participant is notified after Completion of such existing Liability Arrangement, by the end of the next quarter after such notification.

(iii)          in the case of a Liability Arrangement created subsequently to Completion, or an increase in the amount of a Liability Arrangement, at, or as soon as possible following, the time of creation or increase.

(e)           Accounting for Repayments and Other Receipts

If a member of the Rio Tinto Group receives any interest or other return on, or any repayment, reimbursement or other recovery in respect of, any Liability Arrangement in respect of which the Chinalco Strategic Participant has:

(i)            provided support as required under this clause 1.17; and

(ii)           complied with its indemnity or other obligations under the support provided,

the Rio Tinto Strategic Participant must procure that the relevant member of the Rio Tinto Group accounts to the Chinalco Strategic Participant for the relevant Project Percentage of the net amount received.  No member of the Rio Tinto Group will be required to reimburse or compensate the Chinalco Strategic Participant for any withholding tax or other deduction required to be made from any amount received by the Rio Tinto Group entity, or from any amount to be paid to the Chinalco Strategic Participant under this clause  1.17(e).

(f)            Release of Support

Where the relevant Liability Arrangement provided by a member of the Rio Tinto Group is cancelled, released or reduced, the relevant Rio Tinto Group member will:

(i)            in the case of an Unfunded Arrangement, promptly release and return all or the relevant part of the Chinalco Strategic Participant’s support for that Unfunded Arrangement; and

(ii)           in the case of a Funded Arrangement, promptly return the Chinalco Strategic Participant’s proportionate interest (commensurate with its

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Project Percentage in relevant Copper Project) of the undrawn amount of that Funded Arrangement (if any).

1.18        Default

(a)           Suspension of Voting Rights

If a Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d)) or 1.17:

(i)            its voting rights in relation to the Copper Project to which the default relates will be suspended; and

(ii)           its nominated directors on the board of the relevant Copper SACos will not be entitled to vote in relation to matters involving the Copper Project(s) in respect of which the default occurred (although they will remain entitled to participate in the relevant deliberations), until the defaulting Strategic Participant has fully remedied the default in accordance with clause 1.18(d).

However, where the application of clauses 1.18(a)(i) and/or 1.18(a)(ii) above in respect of any decisions of the underlying joint venture participant would, in the reasonable opinion of Rio Tinto, have a Material Adverse JV Effect, Rio Tinto or the Rio Tinto Strategic Participant will notify the relevant Chinalco Strategic Participant and, the Rio Tinto Strategic Participant’s nominated directors will remain entitled to vote or make determinations, but solely in relation to any such decisions, notwithstanding any ongoing funding default by the Rio Tinto Strategic Participant.

(b)           Payment by Non-Defaulting Strategic Participant

(i)            Where a Strategic Participant defaults on its funding obligations pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d) or 1.17, the Manager will promptly notify all Strategic Participants of the default.

(ii)           Following receipt of the written notice given pursuant to clause 1.18(b)(i), the non-defaulting Strategic Participant may choose to fund all or any part of the amount not paid by the defaulting Strategic Participant.  If it does so, the defaulting Strategic Participant must reimburse it on demand for the amount of funding provided.  The amount of such funding provided:

(A)          will be a debt due and payable by the defaulting Strategic Participant to the Strategic Participant that funded it; and

(B)          without limiting any other right of recovery, can be deducted from the price at which the purchase option described below may be exercised by the non-defaulting Strategic Participant.

(c)           Interest on Amounts Due to Non-Defaulting Strategic Participant

Interest accrues on each amount which is due and payable by a defaulting Strategic Participant to the other Strategic Participant under clause 1.18(b)(ii):

(i)            on a daily basis from the due date up to the date of actual payment;

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(ii)           both before and after judgment (as a separate and independent obligation); and

(iii)          at the rate which is the sum of the Interest Rate plus a margin of 3%, calculated for successive periods of one month, with the first period commencing on the due date of the amount on which interest is payable.

The defaulting Strategic Participant must pay interest accrued under this clause on demand by the Strategic Participant to which it is owed or, if no demand is made, on the last day of each month.  The interest is payable in the currency of the unpaid amount on which it accrues.

(d)           Remedy of default

A default by a Strategic Participant on a funding obligation pursuant to any of clauses 1.14, 1.15(b), 1.15(c), 1.15(d)) or clause 1.17, will not be regarded as remedied unless and until each of the following has been reimbursed to the relevant Strategic Participant or paid by the defaulting Strategic Participant:

(i)            any amount due from the defaulting Strategic Participant under clause 1.18(b)(ii);

(ii)           any costs of enforcement or recovery, or attempted enforcement or recovery, incurred by the other Strategic Participant in consequence of the default;

(iii)          any loss, cost, liability or expense sustained or incurred by the other Strategic Participant as a consequence of the default; and

(iv)          any interest owing by the defaulting Strategic Participant in respect of any of the foregoing.

For the avoidance of doubt a default in respect of an Unfunded Arrangement will not be regarded as remedied unless and until the defaulting Strategic Participant has provided the relevant indemnity in accordance with clause 1.17(c)(ii).

(e)           Purchase Option for Non-Defaulting Party

(i)            If a Strategic Participant defaults on a funding obligation pursuant to clauses 1.14, 1.15(b), 1.15(c), 1.15(d) or clause 1.17, to the Manager or any Copper Group Member, and that default is either:

(A)          not remedied in accordance with clause 1.18(d) within 30 days of its occurrence, then the non-defaulting Strategic Participant shall have the option to purchase the defaulting Strategic Participant’s Participating Interest in the relevant Copper Project at its then current fair market value (calculated in accordance with clauses 1.18(e)(iii)-(iv); or

(B)          remedied in accordance with clause 1.18(d) within 30 days of its occurrence, then the purchase option lapses and is of no further effect.

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(ii)           The non-defaulting Strategic Participant must determine whether to exercise that purchase option within 30 days of receiving notice of the fair market value of the defaulting Strategic Participant’s Participating Interest (as determined in accordance with the process set out below). Any offer to purchase the defaulting Strategic Participant’s Participating Interest pursuant to this clause 1.18(e) shall be conditional upon the non-defaulting Strategic Participant obtaining all necessary Authorisations within 150 days from the date on which the election to exercise the purchase option is made.

(iii)          The fair market value of the Participating Interest of the defaulting Strategic Participant will be the value agreed in writing by the Strategic Participants or if the Strategic Participants have not reached agreement on the relevant fair market value, the fair market value shall, on referral by either Strategic Participant, be determined by an Independent Expert in accordance with the provisions of the MDRD and the remaining provisions of this clause 1.18(e).

(iv)          In determining the fair market value of the relevant Participating Interest, the Strategic Participants or the Independent Expert (as applicable) shall consult with the Manager and make the determination independently having due regard to relevant matters including, without limitation:

(A)          current and projected demand and supply conditions in the global copper market;

(B)          likely trends in copper quality specifications and pricing;

(C)          likely timing and scale of development and/or expansion of copper deposits;

(D)          quantum and nature of copper reserves and resources;

(E)           projected capital and operating costs of development and/or expansion over project life; and

(F)           the global competitiveness of the copper product produced by the relevant Copper Project.

(v)           Any purchase option in relation to a Participating Interest arising under this clause:

(A)          may be exercised by giving written notice to the defaulting Strategic Participant containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value); and

(B)          if exercised, shall be implemented by way of the defaulting Strategic Participant transferring to the non-defaulting Strategic Participant its Participating Interest in consideration for payment by

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the non-defaulting Strategic Participant of the applicable price specified in the notice.

(vi)          In the event that:

(A)          more than one Strategic Participant is in default of one or more of the funding obligations specified in clause 1.18(e)(i) in respect of the same Copper Project at the same time; and

(B)          both or all such Strategic Participants would other than for this clause 1.18(e)(vi) be entitled to exercise a purchase option on the determination of fair market value;

then the first Strategic Participant to remedy its default in accordance with clause 1.18(d) will be entitled to exercise that purchase option, and the purchase options which would otherwise be able to be exercised by the other Strategic Participant shall be void and have no effect.

(f)            Dilution

(i)            If the non-defaulting Strategic Participant:

(A)          does not exercise its option to purchase the defaulting Strategic Participant’s Participating Interest in the relevant Copper Project within 30 days of receiving notice of the fair market value of the defaulting Strategic Participant’s Participating Interest; or

(B)          is unable to complete the purchase within 150 days from the date on which the election to purchase the defaulting Strategic Participant’s Participating Interest is made (other than because of any act or omission of the defaulting Strategic Participant, which was either intended to delay or frustrate completion of the purchase or was otherwise commercially unreasonable), the purchase option lapses and the defaulting Strategic Participant’s Participating Interest will be diluted with retrospective effect as of the date of the funding default (subject to the qualifications set out in clause 1.12(b)).

(ii)           If, during the period between the funding default and determination of the relevant new Project Percentages, calls, dividends, distributions or loan repayments have been made on the basis of the pre-dilution Project Percentages (except for dividends and distributions relating to a period prior to the funding default), once the new Project Percentages have been determined in pursuant to clause 1.18(f)(iii)-(iv)  below, the Strategic Participants will discuss and seek to agree, or failing agreement and on referral by either Strategic Participant, will have determined pursuant to clauses 1.15(d)(i)(C)-1.15(d)(i)(D) by an Independent Expert in accordance with the MDRD, the appropriate adjustments to be made to give retrospective effect to the new Project Percentages, and the relevant Copper SACo and the Strategic Participants will make all necessary payments and take all other necessary steps in order to give effect to the

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adjustments determined by the Strategic Participants or the Independent Expert (as applicable).

(iii)          The adjustment to a Strategic Participant’s Project Percentage in the relevant Copper Project through dilution on default will be determined in accordance with the following formula:

NPP =	PV	X PP
PV + CA

Where:

NPP is the new Project Percentage of the diluted Strategic Participant after the application of the formula;

PP is the Project Percentage of the diluted Strategic Participant before the application of the formula;

PV is the fair market value of the assets of the relevant Copper Project at the date of the funding default (excluding, for the avoidance of doubt, the amount funded by the non-defaulting Strategic Participant in respect of the funding obligation the subject of the default).

CA is the amount contributed by the non-defaulting Strategic Participant that is the subject of the default (including any amount funded by the non-defaulting Strategic Participant in accordance with clause 1.18(b)(ii)).

(iv)          To give effect to the dilution under clause 1.18(f)(iii), the Project Percentage of the non-defaulting Strategic Participant will be increased to 100% minus NPP (as determined in accordance with the formula above).

(v)           Dilution shall be implemented by the defaulting Strategic Participant assigning to the non-defaulting Strategic Participant a proportion of its Participating Interest equal to the amount by which its Project Percentage has been diluted.

(vi)          If a defaulting Strategic Participant’s Participating Interest is diluted in accordance with this clause 1.18(f), then:

(A)          the non-defaulting Strategic Participant must, if it has not already done so, fund the amount represented by CA in the formula in clause 1.18(f)(iii); and

(B)          the defaulting Strategic Participant will be taken to have satisfied its obligation to fund that amount or, if the non-defaulting Strategic Participant has funded it, to reimburse the non-defaulting Strategic Participant in respect of the amount under clause 1.18(b)(ii).

1.19        Assignment

(a)           Direct Dealings in Strategic Alliance Interest

(i)            A Strategic Participant may not Dispose of the whole or any part of its Participating Interest in a Copper Project, except as expressly permitted

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under clauses 1.15, 1.18, 1.19 and 1.20, and in those cases, in accordance with any applicable restrictions in any underlying joint venture arrangements.

(ii)           For the purposes of this clause 1.19, Dispose means to sell, transfer, assign, part with possession of, create a security interest over, declare oneself a trustee of, or otherwise dispose of the relevant assets, rights or property.

(b)           Partial Disposals

(i)            A Strategic Participant may only Dispose of part of its Participating Interest in any Copper Project:

(A)          with the prior written consent of the other Strategic Participant(s) in respect of the relevant Copper Project; or

(B)          by exercising up to two rights to make a single partial Disposal in respect of its Participating Interest in the relevant Copper Project provided that:

(1)           the Disposal meets the requirements of clause 1.19(b)(ii) and is permitted by either clause 1.19(d) or 1.19(e); and

(2)           such partial Disposal does not result in more than 3 holders of the Strategic Participant’s previous collective Participating Interest in respect of the relevant Copper Project; and

(3)           once the Strategic Participant effects a first partial transfer, either it or its transferee (as agreed in writing between the Strategic Participant and the partial transferee) but not both may exercise the right to effect one further partial transfer.

(ii)           A partial Disposal by a Chinalco Strategic Participant under clause 1.19(b)(i) will only be permitted to the extent that the Chinalco Strategic Participant ensures that the two (or three) holders of the Chinalco Strategic Participant’s previous collective Participating Interest (Partial Holders) in the relevant Copper Group Member must:

(A)          nominate a single Partial Holder who will be responsible, on behalf of all the Partial Holders, for nominating their 3 directors on the board of any relevant Copper Group Members, and members to be appointed to any underlying joint venture committees; and

(B)          despite that restriction, still be able to direct such directors on the boards of any relevant Copper Group Members to:

(1)           exercise separate voting rights for each Partial Holder in respect of decisions regarding whether to contribute to Capital Expenditure, or whether to have their Participating

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Interest diluted for Capital Investment Proposals above US$150 million (Indexed); and

(2)           exercise rights upon default.

If the relevant Chinalco Strategic Participant fails to ensure that the requirements of this clause 1.19(b)(ii) apply to Partial Holders and are complied with, all Partial Holders will have their voting rights suspended pursuant to clause 1.18(a) as if this was a funding default, until the Chinalco Strategic Participant remedies the failure by making arrangements to the reasonable satisfaction of the Rio Tinto Strategic Participant in the relevant Copper Project to ensure future compliance.

(iii)          These Copper Strategic Alliance Terms and Conditions have been prepared to regulate the rights and obligations of the initial Strategic Participants in a legally binding manner.  It is contemplated that the definitive documentation can include definitive provisions regarding how the CSAA will apply in circumstances where one or both initial Strategic Participants have made partial assignments of their Participating Interests in one or more Copper Projects (including an appropriate revision of the dilution formulas).

(c)           Permitted Disposals to Subsidiaries

A Strategic Participant may Dispose of the whole (but not part only) of its Participating Interest in a Copper Project to a Subsidiary of the transferring Strategic Participant (or to a Subsidiary of its ultimate parent company).  If it does so:

(i)            the Strategic Participant will remain liable for the performance of its obligations under the CSAA in relation to the relevant Copper Project; and

(ii)           if the transferee ceases to be a Subsidiary of the Strategic Participant (or its ultimate holding company), and does not become or remain a Pre-approved SOE the transferee must re-transfer its Participating Interest to the relevant Strategic Participant (and the Strategic Participant must procure that it does so), unless:

(A)          the new controller of the transferee meets the criteria for permitted disposals to third parties set out in clause 1.19(d); or

(B)          the transferee is a Pre-approved SOE.

(d)           Permitted Disposals to Third Parties

A Strategic Participant may Dispose of the whole (or subject to clause 1.19(b)(ii) part) of its Participating Interest in a Copper Project if:

(i)            it gives 30 days’ prior written notice of the proposed Disposal to the other Strategic Participant; and

(ii)           the proposed transferee:

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(A)          is reputable, solvent and has the capacity and expertise to participate effectively in the relevant Copper Project; and

(B)          is rated, or is capable of being rated, BBB+ or better by Standard and Poor’s or Baa1 or better by Moody’s, or is guaranteed (by a guarantee in form and substance satisfactory to the other Strategic Participant, acting reasonably) by an entity that is so rated, or to the extent that the transferee is not capable of being rated, or does not wish to be rated, the non-Disposing Strategic Participant is satisfied (acting reasonably) that it meets the prevailing criteria for such rating (from time to time) as if the transferee had been rated; or

(C)          the proposed transferee is:

(1)           Chalco, provided that Chinalco continues to own, or control the exercise of, at least 30% of the issued voting share capital of Chalco, or controls the appointment of a majority of Chalco’s directors or Chalco’s directors are accustomed to acting in accordance with Chinalco’s directions or instructions; or

(2)           is a member of the Chinalco Group.

(e)           Pre-approved SOEs

(i)            A Chinalco Strategic Participant may Dispose of the whole (or subject to clause 1.19(b)(i)(B) part) of its Participating Interest in a Copper Project to a Pre-approved SOE without the consent of the corresponding Rio Tinto Strategic Participant, but if the transferee ceases to be a Pre-approved SOE, it must retransfer its Participating Interest to the Chinalco Strategic Participant (and Chinalco must procure that it does so), unless that Pre-approved SOE meets the criteria for permitted disposals to third parties set out in clause 1.19(d)(d)(ii).

(ii)           If the Chinalco Strategic Participant proposes to transfer its Participating Interest to a Pre-approved SOE (or where such an entity will become the new ultimate controller of the Chinalco Strategic Participant or that Strategic Participant’s Participating Interest), it must give notice within 15 days to the relevant Rio Tinto Strategic Participant.

(f)            Change of Control

(i)            If the Rio Tinto Strategic Participant or the Chinalco Strategic Participant holds its Participating Interest in a Copper Project through a subsidiary (SA Vehicle), the SA Vehicle may cease to be a Subsidiary of Rio Tinto or Chinalco (as applicable) without requiring the other Strategic Participant’s approval if:

(A)          the new controller of SA Vehicle meets the criteria set out above in clause 1.19(d) in relation to a permitted transferee; or

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(B)          the new controller is a Pre-approved SOE.

(ii)           If the new controller of SA Vehicle does not meet those criteria, then the other Strategic Participant shall have the option to purchase the Participating Interest in the relevant Copper Project held by the relevant SA Vehicle at its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-(iv)) within 30 days of receiving notice of the fair market value of such Participating Interest. Alternatively that other Strategic Participant may require that, as appropriate, Rio Tinto or Chinalco procures that the new controller retransfers its Participating Interest to:

(A)          in the case of a Rio Tinto SA Vehicle, a member of the Rio Tinto Group; or

(B)          in the case of a Chinalco SA Vehicle:

(1)           a member of the Chinalco Group;

(2)           a Pre-approved SOE;

(3)           Chalco, provided that Chinalco continues to own or control the exercise, of at least 30% of the issued voting share capital of Chalco, or controls the appointment of a majority of Chalco’s directors or Chalco’s directors are accustomed to acting in accordance with Chinalco’s directions or instructions; or

(C)          A third party satisfying the requirements of clause 1.19(d)(d)(ii)

(iii)          If the Chinalco Strategic Participant ceases to be a Pre-approved SOE and it, or its new controller, does not in the reasonable opinion of the Rio Tinto Strategic Participant meet the criteria set out above in clause 1.19(d) in relation to a permitted transferee, then the Rio Tinto Strategic Participant will have the option to purchase that Chinalco Strategic Participant’s Participating Interest in the relevant Copper Project at its then current fair market value (in accordance with the valuation process set out in clause 1.18(e)(iii)-1.18(e)(iv) within 30 days of receiving notice of the fair market value of that Participating Interest.

(g)           Personal Rights

(i)            Personal Rights will not accrue to any transferee of Rio Tinto or Chinalco’s Participating Interests, or for the benefit of any new controller of the Chinalco’s Participating Interests.

(ii)           However, where Chinalco’s Participating Interests are to be transferred to another Pre-approved SOE, or a Pre-approved SOE becomes the new ultimate controller of Chinalco, the Chinalco Strategic Participant or the Chinalco Strategic Participant’s Participating Interest, Rio Tinto will give reasonable consideration to and may at its ultimate discretion consent to

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some or all Personal Rights accruing to the Pre-approved SOE where requested by the Chinalco Strategic Participant.

(h)           Minority Participation

(i)            If any Strategic Participant’s Project Percentage in any Copper Project falls below 5%, the other Strategic Participant will have the option to purchase that Strategic Participant’s relevant Participating Interest at its then current fair market value (in accordance with the valuation process set out in clause 1.18(c)) within 30 days of receiving notice of the fair market value of the relevant Participating Interest, provided that if the relevant Strategic Participant subsequently increases its Project Percentage in the relevant Copper Project to at least 5% the other Strategic Participant’s right to a purchase option shall immediately lapse and be of no further effect.

(ii)           If a Chinalco Strategic Participant’s Project Percentage in any Copper Project (or that of any permitted subsequent assignee or successor of Chinalco) falls below 10%, that Strategic Participant loses its voting rights in relation to that Copper Project, but maintains its rights to nominate representatives on committees of any relevant underlying joint venture, and its rights to appoint directors to the board of the relevant Copper Group Member.

(i)            Amendment and Novation Agreements

If a Disposal of the whole or a part of a Participating Interest in a Copper Project is to be made in accordance with this clause 1.19, the Strategic Participants must, and the transferring Strategic Participant must procure that the transferee will, enter into such amendment and novation documents as are necessary to ensure that the persons who will hold Participating Interests in each Copper Project after the Disposal will have substantially the same rights and obligations (other than the applicable Personal Rights) in respect of that Copper Project as are conferred by this CSAA on the existing holders of Participating Interests in the relevant Copper Project.

(j)            Transfer of Shares in Copper SAV

(i)            Notwithstanding any other provision of the CSAA, and except as otherwise provided for in this clause 1.19(j), Chinalco (or the relevant member of the Chinalco Group) must not dispose of its share in the Copper SAV.

(ii)           Upon termination of the Copper Strategic Alliance pursuant to clause 1.3(a), Chinalco shall as soon as practicable (but not more than 30 days after the date of such termination):

(A)          transfer the shares in the Copper SAV to a member of the Rio Tinto Group nominated by Rio Tinto;

(B)          remove, or procure the resignation of, all its nominated directors from the board of the Copper SAV;

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(C)          deliver or procure the delivery of all Confidential Information held by Chinalco (or a Related Corporation of Chinalco) to Rio Tinto; and

(D)          do all other things which are necessary or desirable (in the reasonable opinion of Rio Tinto) to give effect to the transfer of shares in the Copper SAV to the nominated member of the Rio Tinto Group.

(iii)          If every Chinalco Strategic Participant disposes of the whole (but not part) of each of their Participating Interests in accordance with the provisions of clause 1.19 to a single disponee, and provided however that no Chinalco Strategic Participant has previously made a partial Disposal of any Participating Interest, then Chinalco must transfer its shares in the Copper SAV to the disponee.

(iv)          The provisions of this clause 1.19(j) shall survive termination of the Strategic Copper Alliance.

(k)           Requirements for all Permitted Disposals

Unless otherwise agreed in writing by all Strategic Participants, no Disposal that would otherwise be permitted under this clause 1.19 may be made unless the following conditions are satisfied:

(i)            the Strategic Participant making the Disposal has paid all calls and other outstanding funding amounts, and is not otherwise in material breach of the CSAA;

(ii)           the amendment and novation documents contemplated by clause 1.19(i) have been executed by all relevant parties and have come into effect;

(iii)          a Participant Charge has been granted by each transferee;

(iv)          the acquirer of the Participating Interest is incorporated and resident in a Permitted Jurisdiction (or any other jurisdiction agreed by Rio Tinto and Chinalco, each acting reasonably in making such decision, acknowledging Chinalco’s desire for structuring flexibility and efficient tax planning, and Rio Tinto’s concerns about difficulty of enforcement, and adverse tax or other financial consequences for the Copper Group or the Rio Tinto Group); and

(v)           the Disposal would not have a Material Adverse JV Effect or trigger any other material adverse consequences for the Copper Projects, including triggering a loss of rights, termination, pre-emption or similar consequences in respect of any underlying joint venture or business.

(l)            Exercise and Implementation of Purchase Option

(i)            Any purchase option in relation to a Participating Interest arising under this clause 1.19:

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(A)          may be exercised by a Strategic Participant giving written notice to the Strategic Participant in respect of whose Participating Interest the purchase option has arisen, such notice containing:

(1)           details of the event which gave rise to the purchase option; and

(2)           the applicable price at which the purchase option is being exercised (being the fair market value);

(B)          if exercised, shall be implemented by way of the Strategic Participant in respect of whose Participating Interest the purchase option has arisen, having to transfer to the exercising Strategic Participant its Participating Interest in consideration for payment by the exercising Strategic Participant of the applicable price specified in the notice.

(ii)           If the exercising Strategic Participant is unable to complete the purchase within 150 days from the date on which the election to purchase the other Strategic Participant’s Participating Interest is made (other than because of any act or omission of the Strategic Participant whose Participating Interest is being acquired, which was either intended to delay or frustrate completion of the purchase or was otherwise commercially unreasonable) the purchase option lapses and will be of no further effect.

(iii)          The cost of any stamp duty or other equivalent duty arising in connection with the exercise of the purchase option shall be payable by the Strategic Participant exercising the purchase option

(m)          Anti-Dilution Protections for Chinalco Strategic Participant

(i)            Subject to sub-paragraph (iii), a Copper Group Member may not issue ordinary shares, options to subscribe for ordinary shares, or instruments convertible into ordinary shares (a Diluting Share Issue) to a Third Party unless:

(A)          an Independent Expert has confirmed that the Diluting Share Issue is occurring at a price at least equal to fair market value (as agreed in writing by the Strategic Participants in respect of the relevant Copper Project, or failing agreement and on referral as determined by an Independent Expert in accordance with the MDRD);

(B)          the relevant Chinalco Strategic Participant has been offered the opportunity to participate pro rata in the Diluting Share Issue; or

(C)          the relevant Chinalco Strategic Participant provides its prior written consent.

(ii)           Subject to sub-paragraph (iii), a Copper Group Member may not issue:

(A)          shares that carry preferential dividend, voting or other rights, options to subscribe for such shares, or instruments convertible into such shares to a Third Party; or

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(B)          any shares, options to subscribe for shares, or instruments convertible into shares to a member of the Rio Tinto Group,

unless the terms of issue (and, in the case of options or convertible instruments, the terms of exercise or conversion) would not result in any change to the Project Percentages or the voting rights of the relevant Rio Tinto and Chinalco Strategic Participants, to distributions from the Copper Group Member, or in distribution of any funds on its winding up, or where the relevant Chinalco Strategic Participant provides its prior written consent.

(iii)          Nothing in sub-paragraph (i) or (ii) prevents a Copper Group Member issuing shares, options to subscribe for shares or instruments convertible into shares where:

(A)          the relevant shares carry no rights to receive, benefit from or participate in any Strategic Assets or Strategic Asset Cash Flows (as defined in the Distribution Policy) by way of distribution, on winding up or otherwise; and

(B)          such issue would not result in any change to the Project Percentages or the voting rights of the relevant Rio Tinto and Chinalco Strategic Participants, or to any Chinalco Strategic Participant’s distributions from the Copper Group Member, or in distribution to any Chinalco Strategic Participant of any funds on its winding up.

(n)           Obligations Binding on Successors and Assignees

All obligations imposed by the CSAA are binding on any assignee or successor of the Rio Tinto or Chinalco Strategic Participant.

1.20        Security

(a)           It is a condition precedent to the first Copper Completion Date that each relevant Strategic Participant has granted a Participant Charge in favour of the other corresponding Strategic Participant.

(b)           Chinalco will be entitled to charge the whole or any part of its rights under the CSAA and its Participating Interests in each Copper Project for the purposes of financing or refinancing the acquisition cost, or its ongoing commitments, in respect of its Participating Interests (the Chinalco Permitted Interest Charge).  Such security will be with China Development Bank or another reputable international bank or banks and will be limited to the aggregate amount of the acquisition and subscription costs (as set out in the CIA) and of any calls (whether for capital or operating expenditure) and other sums payable pursuant to the Transaction Documents.

(c)           Rio Tinto will also be entitled to charge the whole or any part of its rights under the CSAA and its shares or interests in the Copper Group Members or the Copper Project Assets in favour of a reputable international bank or banks, to finance the

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general corporate purposes of the Rio Tinto Group or to finance or refinance any acquisition by the Rio Tinto Group, if Rio Tinto is not able to obtain finance on an unsecured basis or Rio Tinto believes it to be uneconomic to borrow on an unsecured basis (the Rio Tinto Copper Group Member Charge).

(d)           Any Chinalco Permitted Interest Charge or Rio Tinto Copper Group Member Charge:

(i)            must be acceptable in form and substance to Rio Tinto or Chinalco respectively, acting reasonably; and

(ii)           may only be granted if the permitted chargee enters into an Intercreditor Deed with Rio Tinto or Chinalco (as applicable) or a deed in another form otherwise on terms and conditions acceptable to Rio Tinto or Chinalco (as applicable), acting reasonably, which would include agreement by the permitted chargee to comply with the provisions of the CSAA, including assignment, change of control and confidentiality provisions; and

(iii)          may only be granted if it does not prejudice or affect the rights and remedies under the CSAA of Rio Tinto, Chinalco, a Strategic Participant or the Manager arising from a default of Chinalco or Rio Tinto (as applicable).

(e)           In this clause 1.20, charge (as a verb) includes mortgage or grant any other Security Interest.

1.21        Audit and Accounting

(a)           Keeping Accounts

Rio Tinto (or the Manager at Rio Tinto’s direction) shall keep, in accordance with current accounting practice as applied by the Rio Tinto Group, proper records and accounts in respect of the Copper Strategic Alliance and each member of the Copper Group, including records and accounts enabling it to calculate all dividends to shareholders and any other payments, distributions of cash flow or dividends made to Strategic Participants (or their Related Corporations) (the CSA Accounts).

(b)           Annual Audit

On an annual basis, Rio Tinto shall procure that the CSA Accounts are audited by auditors with the appropriate qualifications and experience to confirm to Strategic Participants that all payments, distributions of cash flow and dividends during the relevant period were calculated and applied in accordance with the terms of the Copper SA Transaction Documents and shall provide a copy of the relevant audit certificate to the CSAC.

(c)           Reasonable Assistance

For the purposes of carrying out the audit, Rio Tinto, Chinalco, the Strategic Participants and the Manager shall provide the auditor with access to such of their accounting records as are reasonably required by the auditor to carry out its functions.

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(d)           Adjustments

Rio Tinto shall ensure that any adjustments required by the auditor will be made as soon as practicable after Rio Tinto receives notice of non-compliance with the terms of the Copper SA Transaction Documents and a request from the auditor to make such adjustments to remedy the non-compliance.

(e)           Provision of Other Information

Subject to any applicable confidentiality restrictions, or any conditions required by any underlying joint venture documentation, the relevant Rio Tinto Strategic Participant shall procure that each Copper Group Member will provide Chinalco with:

(i)            a copy of the Copper Group Member’s company books, accounts, annual budget, management accounts and financial records (to be provided promptly after provision to the board of the Copper Group Member); and

(ii)           such other information as Chinalco or a Chinalco Strategic Participant may reasonably request to the extent required to enable it to complete any tax return, financial statement or other filing that Chinalco or its Subsidiaries are required by law to make.

1.22        Confidentiality

(a)           Confidential information not to be disclosed

(i)            Each Strategic Participant and the Manager undertakes that it will not:

(A)          disclose Confidential Information, including Confidential Information of any other Strategic Participant (the Protected Party), to any person; or

(B)          use Confidential Information of the Protected Party,

except either:

(C)          with the prior written approval of each other Strategic Participant, or where the information is Confidential Information of a Protected Party, with the prior written approval of that Protected Party; or

(D)          as permitted by this clause 1.22.

(b)           Permitted disclosure

Subject to paragraph (c), a Strategic Participant may disclose Confidential Information:

(i)            (Related Corporation) to any Related Corporation of the Strategic Participant;

(ii)           (officers and employees) to directors, employees, officers and agents of a Strategic Participant or any of its Related Corporations;

(iii)          (lenders) to a bank or other financial institution (and its professional advisors including legal advisors) in connection with any loan or other financial accommodation or application for a loan or financial

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accommodation of that Strategic Participant or any of its Related Corporations;

(iv)          (professional advisers) to professional advisers (including legal advisers) and consultants of that Strategic Participant;

(v)           (required disclosures) if and to the extent required under any applicable legislation or other legal requirement or the rules or regulations of any recognised stock exchange which apply to a Strategic Participant or any of its Related Corporations;

(vi)          (bona fide potential purchasers) to bona fide potential purchasers or assignees of the whole or any part of a Strategic Participant’s Participating Interest in one or more Copper Projects or shares in any Holding Company of a Strategic Participant;

(vii)         (legal proceedings) if the disclosure is reasonably necessary for the purposes of any mediation or legal proceeding; and

(viii)        (governmental authority) if and to the extent that it may be necessary or desirable to disclose the information to any Authority (including any tax authority) in connection with applications for any necessary consents, authorisations or approvals.

(c)           Conditions to disclosure

Any disclosure:

(i)            under clause 1.22(b)(iii) or (b)(vi), may only be made if the person to whom disclosure is to be made first agrees with the Party disclosing the information, that the information concerned will not be disclosed to any other person (except to the extent necessary to its advisers on a confidential basis or if required pursuant to clause (b)(v)) for any purpose, and such disclosure may only be made for the purposes of satisfying the person to whom disclosure is made as to the value and commercial viability of the proposed investment, loan or financial accommodation;

(ii)           under clause 1.22(b)(i), (b)(ii), (b)(iv) or (b)(viii) may only be made if the person to whom disclosure is to be made is informed of the confidential nature of the information and required (in the case of an Authority to the extent possible) to respect that confidentiality;

(iii)          under clause 1.22(b)(iv) or (b)(ii) may only be made for the purposes of the Strategic Alliance, a particular Copper Project, or advising in relation to a Strategic Participant’s rights and obligations under the CSAA; and

(iv)          of any Confidential Information relating to an underlying joint venture, must also comply with the confidentiality restrictions (if any) imposed by the relevant joint venture arrangements.

(d)           Public statements concerning the Strategic Alliance

Public announcements and statements relating to the Strategic Alliance, a Copper Project or Participating Interest, underlying joint venture or business, this Schedule

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6, or any of the Copper SA Transaction Documents (including any disclosure to any stock exchange):

(i)            of a strategic non-operational nature which the Manager proposes to make - are to be discussed in advance with a specified Chinalco representative; or

(ii)           which Chinalco proposes to make - are to be approved in advance by a specified Rio Tinto representative (such approval not to be unreasonably withheld).

This provision will not apply to any public statement made by either Party regarding marketing matters except in relation to marketing activities undertaken by CSA Sales Co.

(e)           Prevails over CIA

To the extent of any inconsistency between this clause 1.22 and any confidentiality provisions in the CIA, from commencement of the Copper Strategic Alliance this clause prevails.

(f)            Former Party bound

This clause 1.22 will continue to bind a Party even after it ceases to hold any Participating Interest in any Copper Project.

(g)           Information Protocol

The Strategic Participants shall enter into and comply at all times with an Information Protocol in order to ensure compliance with competition laws and other regulatory requirements.

1.23        Secondments

(a)           Secondments of Chinalco personnel to the Copper Group and Copper SAV, and Rio Tinto personnel to the Chinalco Group, shall occur in accordance with the Secondment Policy.

(b)           The Rio Tinto Strategic Participant and Chinalco Strae Strategic Participants shall do or cause to be done such acts as are reasonably necessary for the implementation of the Secondment Policy, and will use reasonable endeavours to procure that their respective appointees to or on the board of directors of the Copper SAV and the Copper SACos comply with the terms of the Secondment Policy.

1.24        Rehabilitation

(a)           The CSAC shall determine policies, programmes and budgets concerning the rehabilitation and closure of the Copper Project Assets during and following development, construction and mining/operating activities, in a manner consistent with Rio Tinto Group policies from time to time.

(b)           The Manager shall establish a rehabilitation fund for the purpose of funding contributions that may be required for rehabilitation and closure of operations

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covered by the Strategic Alliance and, from time to time, shall fix the amounts (if any) to be paid in cash into that fund by the Rio Tinto and Chinalco Strategic Participants for each relevant Copper Project in proportion with their respective Project Percentage, and a schedule on which such payments should be made.

(c)           The rehabilitation fund will be invested in authorised investments, which shall include investment with Rio Tinto Finance Limited.  To the extent that interest accrues on any authorised investment of the rehabilitation fund from time to time, it shall accrue to the benefit of the Strategic Participants in proportion with the respective amounts funded by them.

(d)           For the avoidance doubt, the obligations of the Strategic Participants pursuant to this clause include the funding of security bonds or other surety that may be required in connection with Kennecott operations, whether required by the relevant Authorities before or after the date on which Completion of the relevant Chinalco Strategic Participant’s acquisition of a Participating Interest in Kennecott occurs.

1.25        Technology and Intellectual Property

(a)           Participation in the Copper Strategic Alliance does not convey or confer any technology proprietorship, intellectual property rights, or right to use any proprietary technology (including enhancements and derivatives of such technology).

(b)           If any of the relevant Copper Group Members develop additional technology which is solely developed for the purposes of that Copper Group Member’s operations rather than the Rio Tinto group, and such technology is not derived from the Rio Tinto group’s proprietary technology, such technology will only be used by other Rio Tinto or Chinalco group companies under an appropriate licence arrangement (but not necessarily subject to any material licence fees).

(c)           Otherwise, the Strategic Alliance does not impose any fetter on Rio Tinto to apply technology, including newly developed technology, across the Rio Tinto Group on a royalty free worldwide basis.

(d)           Any provision of technology to a Chinalco employee involved in a Copper Project must be subject to compliance with the requirements of the United States technology transfer laws.

1.26        General Terms

(a)           Nature of Agreement

The CSAA is intended to be legally binding and to create legal relations between the Parties.

(b)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure, but only to the extent of the Event of Force Majeure and provided that the Party unable to fulfil its duties (in whole or in part) pursuant to this clause 1.26(b) shall:

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(i)            give written notice to each other Party as soon as reasonably practicable after becoming aware of the Event of Force Majeure, such notice to contain the following information:

(A)          the event of Force Majeure that has occurred;

(B)          the date from which the event has prevented or hindered that Party in the performance of its duties and obligations to the extent practicable;

(C)          the affected duties and obligations;

(D)          its best estimate of the date on which it will be able to resume performance of the affected duties and obligations; and

(ii)           at all times use reasonable endeavours to end and/or mitigate the consequences of any Event of Force Majeure.

The relief under this clause 1.26(b) shall last for the duration of the Event of Force Majeure.

(c)           Voting by Proxy

All voting in relation to the CSAC and the boards of directors of Copper SACos and CSA Sales Co may occur by proxy provided to the Manager in writing at least 2 days in advance of the relevant meeting.

(d)           Dispute resolution

Any dispute, controversy, claim or difference of whatever nature arising under, out of, or in connection with the CSAA shall be resolved in accordance with the MDRD

(e)           Assignee’s Deed of Covenant and Chargee’s Deed of Covenant

The CSAA shall have appended to it a pro forma Assignee’s Deed of Covenant to cater for an assignment and also a Chargee’s Deed of Covenant to cater for a chargee.  Each shall provide for the assignee or chargee (as appropriate) to provide certain covenants in favour of the continuing Strategic Participants.  It shall also have appended, the pro forma Participant Charge and Intercreditor Deed.

(f)            Amendment and Variation

No amendment or variation of this CSAA is valid or binding on a Strategic Participant unless made in writing executed by all Strategic Participants.

(g)           Third Party Rights

The Parties do not intend that any term of the CSAA should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

(h)           Governing Law

This CSAA and any documents entered into pursuant to it (save as expressly referred to in them) and any non-contractual obligations arising out of or in connection with the CSAA and such documents shall be governed by and construed in accordance with the laws of England.

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(i)            Waiver of Immunity

Each Party and Strategic Participant irrevocably and unconditionally:

(i)            agrees that in any legal action or proceedings concerning the CSAA or any transaction contemplated by the CSAA , it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(ii)           waives any right of immunity which it or its assets may have at any time; and

(iii)          consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use); and

(iv)          acknowledges, for the purposes of any applicable foreign State immunity legislation, that this is a commercial transaction.

(j)            Severance

If any of the provisions of the Copper SA Transaction Documents are or become invalid, illegal or unenforceable, in whole or in part, under the laws of any jurisdiction, the validity, legality or enforceability of such provision or part under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions of the Copper SA Transaction Documents shall not in any way be affected or impaired. If any provision of the Copper SA Transaction Documents, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the Parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(k)           Cumulative Remedies

The rights, power and remedies provided to the relevant parties in the Copper SA Transaction Documents are in addition to and do not exclude or limit any right, power or remedy provided by law or equity or by any other agreement.

(l)            CIA Boilerplate Provisions to Apply

The provisions of clauses 1.2, 23 and 24.3, 24.5, 24.6, 24.7, 24.8, 24.9, 24.10, and 24.13 of the CIA will apply mutatis mutandis, unless the context requires otherwise, to the CSAA but so that references to:

(i)            ‘this Agreement’ shall be taken to be references to ‘the CSAA’;

(ii)           ‘Chinalco’ shall be taken to include references to ‘the Chinalco Strategic Participant’; and

(iii)          ‘Rio Tinto’ shall be taken to include references to ‘the Rio Tinto Strategic Participant’.

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(m)          Payments subject to deduction

All payments to Chinalco under, or pursuant to any of the arrangements envisaged by, the CSAA (including the Management Agreement) shall be made subject to such withholdings or deductions as are required by law.

(n)           Consortium Relief

Rio Tinto and Chinalco agree that Rio Tinto and its subsidiaries shall be entitled to claim and surrender amounts by way of consortium relief, to the extent permitted under relevant United Kingdom law, from and to the Copper SACos. Chinalco undertakes, promptly on request by Rio Tinto, to give all such consents and to take all such action as is reasonably required to enable such consortium relief claims to be made. Any losses surrendered by the Copper SACos to Rio Tinto or any of its subsidiaries by way of consortium relief may be surrendered for no consideration.

2.            Management Agreement

2.1          Parties

Rio Tinto

Rio Tinto Western Holdings Limited

Rio Tinto International Holdings Limited

Kennecott Holdings Corporation

Aluminum Corporation of China

Chinalco SPV Copper

Chinalco SPV KUCC

Manager (to be determined)

2.2          Definitions and Interpretation

Terms defined in the CSAA have the same meaning where used in the Management Agreement, and clause 1.2 of the CIA applies to the Management Agreement as if all references to “this Agreement” are read as references to the Management Agreement.

2.3          Acceptance of Appointment

(a)           In accordance with the CSAA, the Strategic Participants appoint the Manager as the manager of the Copper Strategic Alliance and of each Copper Project subject to and on the terms and conditions set out in the Management Agreement.

(b)           The Manager accepts its appointment as Manager and agrees to perform its duties and obligations in accordance with the requirements of the Management Agreement and the CSAA.

(c)           The Manager’s appointment in respect of the Copper Strategic Alliance shall commence from the First Copper Completion Date.  The Manager’s appointment in respect of each Copper Project is effective from the Completion date of Chinalco’s acquisition of a Participating Interest in the relevant Copper Project.

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2.4          Term

The Manager holds office until it ceases to do so as provided in the CSAA or Management Agreement, or as otherwise agreed in writing by the Strategic Participants.

2.5          Functions of the Manager

(a)           Conduct of Management Operations

(i)            The Manager shall be staffed by Rio Tinto Group personnel who may be seconded to the Manager and may also be engaged in other Rio Tinto Group activities.

(ii)           The Manager may also be staffed by Rio Tinto Group or Chinalco Group secondees in accordance with the Secondment Policy.

(iii)          The Manager will use reasonable endeavours to ensure that it has, sufficient access to Rio Tinto Group services to enable it to provide the management services in accordance with the Management Agreement and the other Copper SA Transaction Documents.

(iv)          The Manager shall be responsible for the conduct of the relevant Copper Project operations and Copper Project Assets in its possession.

(b)           Standard of Conduct

The Manager will conduct all its operations in a good, competent, workmanlike and commercially reasonable manner and apply suitable engineering, mining and processing methods and practices, in each case in accordance with the practice adopted by the Rio Tinto Group (which practice must accord at least with good industry practice) at its similar copper operations and with the standard of diligence and care ordinarily exercised by duly qualified persons in the performance of comparable work.

(c)           Manager Responsible

In carrying out its obligations under the Management Agreement and the CSAA, the Manager shall (except to the extent that it is unable to do so due to the failure of Strategic Participants to provide funds under the CSAA):

(i)            be responsible for and implement the resolutions of the CSAC and the resolutions of the boards of directors of the relevant Copper Group Members (as applicable);

(ii)           conduct the Copper Project operations in accordance with the approved programmes and budget prepared by it in accordance with clause 1.9(g) of the CSAA;

(iii)          be responsible for providing or procuring the marketing of product in accordance with clause 1.9(g) of the CSAA; and

(iv)          act in accordance with the Management Agreement and the other Copper SA Transaction Documents; and

(v)           otherwise act in its absolute discretion.

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(d)           Consultation

The Chinalco Strategic Participant(s) will be consulted by Rio Tinto periodically at the request of the Chinalco Strategic Participant, and will have an opportunity to provide its view on the performance of the executives and key senior management personnel of the Manager, and the appropriate methods of evaluation of that performance.  Rio Tinto will have reasonable regard to the views expressed by the Chinalco Strategic Participant(s) in completing management performance reviews.

(e)           Assistance to CSAC or Board

The Manager shall seek to provide such assistance to the CSAC and each board of directors of the relevant Copper Group Members as the CSAC or board (as applicable) may require or the Manager considers necessary from time to time in relation to the calling, holding and conduct of meetings of the CSAC or board (as applicable).

(f)            Insurances

(i)            The Manager shall present to the board of directors of the relevant Copper Group Members for approval a proposed programme for obtaining or maintaining insurance in connection with the relevant Copper Projects and Copper Project Assets in respect of the relevant Financial Year (which may involve insurance covering other members of the Rio Tinto Group). The proposed programme of insurance is to be of a standard that a prudent manager would expect to obtain or maintain having regard to the nature and extent of the Copper Projects and the Copper Project Assets.

(ii)           Following approval by the boards of directors of the relevant Copper Group Members) of the proposed programme, the Manager shall obtain or maintain such insurance (or seek to ensure the inclusion of the relevant Copper Projects and Copper Project Assets within the relevant Rio Tinto Group insurance).

(iii)          If the Manager is unable to obtain or maintain any insurance in accordance with the approved programme, the Manager shall immediately notify the board of directors of the relevant Copper Group Members and shall convene a meeting of the relevant board (as applicable) so as to discuss alternative insurance arrangements.

(iv)          The Manager shall notify the Strategic Participants annually of those policies of insurance taken out by it on their behalf and in addition shall promptly notify them of any relevant cancellation or non-renewal of those policies.

2.6          Management Fee

The Manager shall manage the Copper Strategic Alliance and each Copper Project:

(a)           on a full cost recovery basis (including indirect costs); and

(i)            for a separate management fee of 1% of the gross FOB sales revenue, subject to, in the event of non-FOB sales, the ‘FOB revenue’ component

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calculated based on the total price less the component of the price under the applicable sales contract which is referable to the freight necessary to transport copper product from the loading port to the place of delivery; and

(ii)           1% of Capital Expenditure (excluding Sustaining and Mandatory Capital Expenditure) as reflected in the Manager’s Called Sum; and

in both cases plus VAT (if applicable), per annum, paid quarterly.

If secondees to the Manager from the Rio Tinto Group are engaged in other Rio Tinto Group activities as permitted pursuant to clause 2.5(a)(i), there shall be an appropriate allocation of the costs of employing such personnel between the Copper Projects and the other Rio Tinto Group activities.

2.7          Contributions and Disbursements

(a)           Compliance with Distribution Policy

The Manager shall comply with the provisions of the Distribution Policy (to the extent applicable).

(b)           Debt due and payable for which a call is made on Strategic Participants

The amount of any sum properly called by the Manager in accordance with the Management Agreement  (Called Sum) constitutes a debt due and payable to the Manager by the Strategic Participants (in proportion to their Project Percentage in the relevant Copper Project) and shall be recoverable by the Manager.

(c)           Called Sums to be in US dollars

All Called Sums to be paid to the Manager shall be payable in US dollar amounts.

(d)           Manager to apply Called Sums

Each payment of a Called Sum made to the Manager by or on behalf of a Strategic Participant shall be held by the Manager for or on behalf of that Strategic Participant for the purpose of being expended in accordance with this Management Agreement and the CSAA, and the Manager shall account to each Strategic Participant accordingly.

(e)           Manager to hold funds as agent

Subject to its right to be reimbursed for costs and its fee, the Manager shall hold all funds received by it under the Management Agreement or the CSAA, whether as Called Sums or otherwise, as agent for and on behalf of the Strategic Participants contributing them or on whose behalf they are contributed.  All Called Sums are to be placed in an authorised account or investment which shall include investment with Rio Tinto Finance Limited.  Any interest that accrues on any such account or authorised investment shall accrue to the benefit of the Strategic Participants in proportion with their respective contributions.

(f)            Discharge of Manager’s liability

The liability of the Manager to the Strategic Participant to account for amounts paid for or on behalf of the Strategic Participants (or relevant Copper Group Member)

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shall be discharged by and to the extent of the payment by the Manager of costs relating to the Copper Project operations which are incurred by the Manager on account of the Strategic Participants (or relevant Copper Group Member) in the proper performance of the Manager’s duties under the Management Agreement.

(g)           Indemnity

The Manager is to be indemnified by the Strategic Participants severally in proportion to their respective Project Percentages for the relevant Copper Project in respect of all liabilities arising from the conduct of its role as Manager, except for any liabilities resulting from its fraud, gross negligence or wilful misconduct (whether by act or omission).

(h)           Timing of calls for Called Sums

The Manager shall make calls for Called Sums quarterly, or more frequently as and when required by the dictates of the relevant business.

2.8          Records, Accounts and Rights of Inspection

(a)           Own Records

Each of the Strategic Participants shall maintain its own accounting and taxation records.

(b)           Manager’s accounts and records

The Manager shall keep, in accordance with applicable current accounting practice as then applied by the Rio Tinto Group and on a consistent basis, comprehensive records and accounts of the Copper Projects and of the Manager’s performance of its duties under the Management Agreement and under the CSAA.

(c)           Audit

The Manager’s records and accounts must be made available for the annual audit as described in the CSAA.

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2.9          Reporting Requirements

The Manager shall give to each Strategic Participant the following reports:

(a)           an annual programme and budget for each Copper Project, to be provided at the time such programmes and budgets are usually produced for each Copper Project consistent with the policies and procedures of the Rio Tinto Group (except in relation to those Copper Projects relating to an underlying joint venture for which a member of the Rio Tinto Group is not the manager, which will be provided as soon as reasonably practical after provision by the underlying joint venture manager) including details of forecast production, sales revenues, and capital and operating expenditure, and any supplements or revisions to such programmes and budgets;

(b)           Capital Investment Proposals for any major developments or acquisitions by a Copper Group Member prepared to a standard customarily required by the Rio Tinto Group with respect to its similar operations.

(c)           a monthly report in relation to the operations of each Copper Project (including details of monthly and year to date production, sales revenue, and capital and operating expenditure); and

(d)           an annual reconciliation of actual performance against budget (including in relation to production, sales revenue, and capital and operating expenditure).

2.10        Title and Encumbrances

(a)           Ownership of Copper Project Assets

The Manager shall not acquire any beneficial interest in any property held, developed, constructed or acquired, by or for the account of the Strategic Participants or Copper Group Members under the Management Agreement or the CSAA or in any moneys paid to it under the Management Agreement other than its costs, the management fee and any other amount paid to it with the agreement of all of the Strategic Participants.

(b)           Manager not empowered to create Encumbrances

Except as expressly provided in the Management Agreement or in the CSAA (and except for liens arising in the normal or ordinary course of business), the Manager shall not have any right or power to encumber any part of the Copper Project Assets.

2.11        Assignment and Delegation

(a)           Assignment by Strategic Participants

The Strategic Participants acknowledge and agree that their rights and obligations under this Agreement form part of their respective Participating Interests, and accordingly, may only be assigned, encumbered, transferred or otherwise dealt with as permitted by the CSAA.

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(b)           Manager may assign and sub-contract

(i)            The Manager may assign, subcontract or delegate all or any of its duties or obligations under the Management Agreement and the CSAA to a Related Corporation of the Manager without the consent of the Strategic Participants.

(ii)           Any sub-contract or delegation shall not relieve the Manager of any of its duties or obligations under the Management Agreement or the CSAA.

(iii)          Without limiting the Manager’s discretion, it is acknowledged that the Manager may subcontract management of a specific Copper Project to a company incorporated in the same jurisdiction as the relevant Copper Project or relevant Copper Project Assets.

2.12        Confidentiality

The Manager shall at all times observe, comply with and give effect to confidentiality obligations imposed on it by the CSAA.

2.13        Termination

(a)           Termination of the Agreement

The Management Agreement shall terminate on the termination of the CSAA.

(b)           Events after Termination

A provision of the Management Agreement remaining to be performed or capable of having effect after a Manager ceases to be the Manager shall remain in full force and effect.

(c)           Resignation

If the Rio Tinto Strategic Participant’s Project Percentage in a Copper Project is less than 50%, the Manager may, upon 180 days’ notice in writing to each Strategic Participant in that Copper Project, resign its appointment as manager in respect of that Copper Project.

2.14        General

(a)           Event of Force Majeure

Obligations, other than an obligation to pay money, which cannot be performed because of an Event of Force Majeure shall be suspended for the duration of the Event of Force Majeure.  A party shall give notice in writing of affected obligations, estimated duration and remedial measures.

(b)           Consequential loss

No Party shall be liable to any other Party under the Management Agreement (whether by way of damages or otherwise) for any indirect, consequential or economic loss or lost profits, however arising from its role under the Management Agreement.

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(c)           Copper Strategic Alliance Agreement Paramount

If there is any inconsistency between any provision of this Management Agreement and any provision of the CSAA the latter prevails to the extent of that inconsistency.

(d)           VAT

The provisions of clause 23.2 and 23.3 of the CIA will apply mutatis mutandis unless the context requires otherwise.

3.            CSA Sales Co Constitution

3.1          Amendment

Any amendments to this Constitution shall require the unanimous approval of all shareholders.

3.2          Capital

(a)           Capital Structure

(i)            CSA Sales Co will be established with a member of the Rio Tinto Group holding 100% of the issued shares.

(ii)           As soon as reasonably practicable following the First Copper Completion Date.  On the First Copper Completion Date, 50% of the issued shares shall be transferred or issued to the Chinalco Sales SAV for nominal consideration such that each of Rio Tinto (or its nominated Subsidiary), RTA Asia, and Chinalco Sales SAV shall have 50% of the shares in CSA Sales Co.

(b)           New Issues

No shares may be issued or allotted without the prior written consent of all shareholders.  Only the Board may issue, allot or grant new shares or options, and only if those shares are paid in full.

(c)           Equitable interests

CSA Sales Co is not bound to recognise any equitable or other claim to or interest in any share, unless required by law or a competent court, other than that of the registered holder.

3.3          Transfer of shares and other securities

No transfer of any securities may be registered unless a proper written, signed and stamped instrument of transfer in a form approved by the Board is delivered to CSA Sales Co, and shall only be effective when the transfer is entered on the register.

3.4          Entitlement to vote

All persons registered as shareholders immediately before a general meeting are entitled to vote at that meeting.

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3.5          Alteration of capital

CSA Sales Co may, with the prior written consent of all shareholders, alter its share capital in any way provided for under the laws of its place of incorporation, including by means of the issue of fractions of shares.

3.6          General Meetings

(a)           Convening of Meetings

A Director may convene a general meeting whenever the Director thinks fit, provided at least 15 days’ notice of such general meeting is provided.

(b)           Notice of general meeting

A notice of general meeting shall specify the place, date, time, and the general nature of business.  However general meetings must be held in the place of CSA Sale Co’s incorporation unless all directors otherwise agree. Failure to issue notice to any person shall not invalidate resolutions passed at the meeting.

(c)           Quorum

Quorum is all shareholders being present, and no business shall be transacted, except the election of a Chairman, unless there is quorum.

If there is no quorum at a general meeting within 15 minutes after the scheduled start time the shareholders present shall constitute a quorum for the purpose of adjourning the meeting.  At the adjourned meeting, a quorum shall be shareholders holding 51% of all shares entitled to vote.

(d)           Chairman

If the Chairman is not present or is unwilling to chair a meeting the Deputy Chairman may chair the meeting.  If both the Chairman and Deputy Chairman are either not present or unwilling to chair a meeting the Directors may choose another Director to chair the meeting.  If no Director is willing to chair the meeting, the shareholders may choose a shareholder to chair the meeting.

(e)           General conduct of meeting

The Chairman may demand the cessation of any discussion on any business and require a vote be taken, either by show of hands or poll.  The Chairman’s determination of the result of that vote shall be final.  A shareholder may demand that a vote be taken by poll.

(f)            Casting vote

In the event of an equality of votes, the Chairman (to be appointed by Rio Tinto) shall have the casting vote.

(g)           Special meetings

Each of the above provisions for general meetings also apply to special meetings of any class of shareholders.

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3.7          Votes of shareholders - decisions by simple majority

Subject to clause 3.6(f), all decisions of the shareholders shall be made by simple majority of votes.

3.8          Directors

(a)           Appointment

Upon transfer of 50% of the shares of CSA Sales Co, to Chinalco Sales SAV, Rio Tinto (or its nominated Subsidiary) and Chinalco Sales SAV shall each be entitled to appoint and remove up to 3 directors to the board of CSA Sales Co.

(b)           Remuneration

Directors shall not be remunerated.

(c)           Directors may contract with CSA Sales Co

The entry by a shareholder into a contract with CSA Sales Co shall not prevent any Director appointed by that shareholder from participating and voting at a meeting of the Board while a matter in which that shareholder has an interest is being considered, unless so constrained by the laws of CSA Sales Co’s place of incorporation.

(d)           Termination of office

The office of Director is terminated by the Director:

(i)            giving written notice of resignation to CSA Sales Co;

(ii)           being removed from office under the laws of CSA Sales Co’s place of incorporation or by the appointing shareholder; or

(iii)          being prohibited from being a Director by operation of the laws of CSA Sales Co’s place of incorporation.

3.9          Proceedings of Directors

(a)           Board meetings

One Director appointed by the holder of each class of share on issue, shall constitute a quorum.

A Director appointed by a shareholder which is a party in material default under the CSAA is not entitled to vote in a Board meeting and is not counted in determining a quorum.

If there is no quorum at a meeting within 30 minutes after the scheduled start time the Directors present shall constitute a quorum for the purpose of adjourning the meeting.  At the adjourned meeting, 51% of all allowable votes shall constitute a quorum.

(b)           Votes at meetings

Questions arising at meetings shall be determined by a majority of votes as follows:

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(i)            the Directors appointed by shareholders holding each class of shares shall together cast the equivalent number of votes as the shares held by that shareholder; and

(ii)           in the case of an equality of votes, the Chairman (to be appointed by Rio Tinto) shall have a casting vote.

(c)           Chairman of Board of Directors

If no Chairman or Deputy Chairman is present at a meeting the Directors present may choose one of their number appointed by Rio Tinto to chair the meeting.

(d)           Powers of meetings

A meeting of the Board in which a quorum is established is competent to exercise all of the authorities, powers and discretions vested in the Board.

(e)           Delegation

The Board may, by unanimous resolution, delegate any of its powers to any person.  The Board may impose any regulations on that delegation, and authorise the sub-delegation of powers vested in the delegate.

3.10        Powers of the Board

(a)           General powers

Subject to any written agreement between all the shareholders, the management and control of the business and affairs of CSA Sales Co are vested in the Board, which may exercise all the powers of CSA Sales Co.

(b)           Nominee Directors

A Director appointed by a shareholder may take into account the interests of that appointor to the exclusion of all other interests in considering proposed resolutions, and may disclose to that appointor any confidential information concerning the business affairs of CSA Sales Co.

3.11        Dividends

The Board may declare dividends to be paid equally in respect of each share, in any manner determined by the Board.

3.12        Indemnity and Insurance of Directors and Officers

CSA Sales Co shall indemnify each officer out of the company assets to the extent of any liability incurred by the officer arising out of the conduct of the business of CSA Sales Co, and the Board may authorise payment for premiums in respect of any insurance contract to that effect.

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4.            Constituent documents of Kennecott Co

Amended and Restated KUCC Holdings Limited Liability Company Agreement

With effect from the Completion Date upon which Kennecott Co becomes part of the Copper Strategic Alliance, the Amended and Restated KUCC Holdings Limited Liability Company Agreement (except as stated otherwise below) shall, amongst other things, contain or be amended to contain provisions which provide for the matters set out in paragraphs (a) to (o) inclusive.

(a)           Meetings of the Members of Kennecott Co

No annual meetings of members are required.  Special meetings may be called upon at least 10 days notice by members holding in aggregate 25% or more of the Project Percentage in Kennecott Co.  Except as otherwise stated in the Amended and Restated KUCC Holdings Limited Liability Company Agreement, all actions must be approved by the affirmative vote of members holding more than 50% of the Project Percentage in Kennecott Co and such actions may be taken by written consent.

(b)           Delegation of Authority and Power to Manage

Except as expressly provided in the CSAA, the Amended and Restated KUCC Holdings Limited Liability Company Agreement or applicable law, the members and the board of directors (managers) of Kennecott Co shall delegate all right, power and authority to manage and direct the business and affairs of Kennecott Co, and to make all decisions regarding those matters to the Manager pursuant to the Utah Revised Limited Liability Company Act and in accordance with clauses 1.8 and 2, subject to the rights, powers and duties of the board of directors (managers) of Kennecott Co.

(c)           Exculpation

No director (manager), tax matters partner or member of Kennecott Co shall be liable, responsible or accountable in damages or otherwise to Kennecott Co or any member for any loss incurred as a result of any act or failure to act by such person on behalf of Kennecott Co, unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such person’s gross negligence or wilful misconduct.

(d)           Indemnification

To the fullest extent permitted by law, Kennecott Co shall indemnify and hold harmless any current or former director (manager), any member and the Manager from and against any loss incurred as a result of being or having been a director (manager), member or the Manager, or arising out of or in connection with any act or failure to act by such person, unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such person’s gross negligence or wilful misconduct.  Expenses (including attorneys’ fees) incurred by such indemnified party in any investigation, action, suit

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or proceeding shall be paid by Kennecott Co in advance of the final disposition of such investigation, action, suit or proceeding provided that if such indemnified party is advanced such expenses and it is later determined that such indemnified party was not entitled to indemnification with respect to such investigation, action, suit or proceeding, then such indemnified party shall undertake to reimburse Kennecott Co for such advances.

(e)           Tax status of Kennecott Co

Kennecott Co will be treated as a partnership for U.S. federal income tax purposes and the Rio Tinto Strategic Participant (or its designee) will be the tax matters partner for U.S. federal income tax purposes.

(f)            Allocation of profits, losses and property

(i)            All profits, losses and distributions (other than liquidating distributions) will be allocated or made in accordance with each Strategic Participant’s Project Percentage (i.e. 75% and 25% at the outset).  If there is a winding up of Kennecott Co, it is intended that distributions in liquidation will be made in accordance with capital accounts.

(ii)           In the case of any property for which the fair market value recorded on the books and records of Kennecott Co for purposes of Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”) differs from its adjusted tax basis, items of income, gain, loss or deduction will, solely for U.S. federal income tax purposes, be allocated as required under Section 704(c) of the Code and the regulations promulgated thereunder.  In making such allocations, Kennecott Co will adopt the “traditional” allocation method under Treasury Regulation Section 1.704-3(b) or similar method and apply such method to all Section 704(c) layers. All determinations of such allocations will be made by, and in the discretion of, the tax matters partner.

(iii)          All tax deductions arising with respect to percentage depletion in excess of the adjusted tax basis of the orebody generating such depletion shall be allocated to the Strategic Participants in proportion to each Strategic Participant’s Project Percentage (that is, in proportion to book allocations of gross income).

(iv)          Tax deductions with respect to payments made to satisfy the entity’s contingent liabilities (the nominal amount of such liabilities hereinafter referred to as the “Treas. Reg. §1.752-7 Liabilities”) shall be allocated between (i) the present value of such payments, determined as of the date of the Chinalco SPV’s investment (the “PV Amount”) and (ii) the remaining Treas. Reg. §1.752-7 Liabilities, determined when any such payment is made (the “Excess Amount”). In each year, until expenditures equal to the Treas. Reg. §1.752-7 Liabilities nominal amount of such amounts are paid, deductions with respect to each Section 1.752-7 Liability shall be allocated to the Rio Tinto Strategic Participant and the Chinalco Strategic Participant in the ratio of the PV Amount to the Excess Amount, on a straight-line basis. For the purpose of this paragraph, the term “Section 1.752-7

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Liability” shall mean any contingent obligation that is described by Treas. Reg. 1.752-7, as agreed to by the parties. Also, the present value of contingent liabilities shall be determined using Kennecott Co’s cost of obtaining funds from unrelated financing parties, either as agreed to by the parties to this agreement or as determined through an appraisal process. The nominal amount of contingent liabilities on the date of Chinalco’s investment shall be determined based on agreement of the parties or, if no such agreement can be reached in a timely manner, on an appraised estimate of such contingent amounts.

(v)           This clause 4(f) has been inserted based upon instructions received from the Parties’ respective US advisers.  The language has not received broad review by the Parties at this time and will accordingly be subject to further discussions between them.  However, if the Parties do not agree upon any changes following those further discussions, this clause 4(f) will bind them in its current form.

(g)           Fiscal Year

Kennecott Co’s fiscal year for financial, accounting and federal, state and local income tax purposes shall end on December 31, or such other date as the board of directors (managers) may determine.

(h)           Dissolution

Kennecott Co shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(i)            the board of directors (managers) shall vote or agree in writing to dissolve Kennecott Co pursuant to the required votes set forth in 1.8(c)(iv)(B) above; or

(ii)           any event which, under applicable law, would cause the dissolution of Kennecott Co provided that, unless required by applicable law, Kennecott Co shall not be wound up as a result of any such event and the business of Kennecott Co shall continue.

Upon the dissolution of Kennecott Co, the assets of Kennecott Co shall be liquidated or distributed in accordance with applicable law under the direction of board of directors (managers), and the business of Kennecott Co shall be wound up.

(i)            Amendment of Agreement and Articles of Organization

The terms and provisions of the Amended and Restated KUCC Holdings Limited Liability Company Agreement or Kennecott Co’s Articles of Organization may be amended at any time and from time to time with the prior approval of members holding a simple majority of voting power, except for the provisions of the Amended and Restated KUCC Holdings Limited Liability Company Agreement that are described in 4.1(a) through (m) of this CSAA, which may only be amended with the prior written approval of the Rio Tinto Strategic Partner and the Chinalco Strategic Partner.  Notwithstanding the foregoing, the board of directors

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(managers) may amend the Amended and Restated KUCC Holdings Limited Liability Company Agreement at any time without further approval, but only as to matters of administrative convenience.

(j)            Governing Law

The Amended and Restated KUCC Limited Liability Company Agreement shall be governed by and construed in accordance with the laws of the State of Utah, United States of America.

(k)           Membership Interests

If, in respect of Kennecott, the transfer of any Excluded Assets to another Rio Tinto Group member is not completed by the Cut-Off Date, Kennecott may retain such Excluded Assets (and associated liabilities), and the terms of the KUCC Limited Liability Company Agreement and the Amended and Restated KUCC Holdings Limited Liability Company Agreement shall provide for the capitalisation of two classes of interests in Kennecott and Kennecott Co (as further described below):

(i)            Excluded Assets in which Rio Tinto will retain a 100% membership interest (obligation);

(ii)           All other assets and liabilities in which the Rio Tinto Strategic Participant will hold a 75% membership interest (obligation) and the Chinalco Strategic Participant will hold a 25% membership interest (obligation); and

(iii)          Such that the Chinalco Strategic Participant’s membership interest in Kennecott Co will not take into account any Excluded Assets (and associated liabilities) held directly or indirectly by Kennecott Co.

(l)            Approval of Merger

A merger in which Kennecot Co is a party, including the manner of a merger, shall be authorised by the vote specified in Section 48-2c-1408(1)(a) of the Utah Revised Limited Liability Company Act.

(m)          Agency

Unless authorised by the board of directors (managers), a member shall not be an agent of Kennecott Co for purposes of Section 48-2c-802 (1), (2) and (3) of the Utah Revised Limited Liability Company Act and Kennecott Co’s Articles of Organisation shall contain a provision to such effect.

(n)           Other Provisions

The Amended and Restated KUCC Holdings Limited Liability Company Agreement shall include any other terms and conditions set forth in the Transaction Documents that relate to the business or purpose of Kennecott Co. and the conduct of its affairs.

(o)           Potential for Delaware Incorporation

Notwithstanding anything to the contrary contained herein, Kennecott Co may be organized as a limited liability company under the Amended Delaware Limited Liability Company Act, in which case appropriate adjustments will be made to the

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provisions set forth above in the organizational documents of Kennecott Co as necessary to comply with the provisions of such statute.

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5.            Distribution Policy

The Parties acknowledge that the Distribution Policy set out below may need to be adjusted to take account of United States and/or United Kingdom legal, tax and/or accounting issues and the Parties agree to discuss any such adjustments to the Distribution Policy in good faith.

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6.            Information Protocol

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Generic Distribution Policy

Note this is a generic set of terms; modifications will be made, consistent with the underlying principles, to meet the specific requirements of each Strategic Alliance and each company in which shares or tracking notes is held (each such company referred to below as ‘the Issuer’).

The document is intended to form an annexure to, and be part of, the Strategic Alliance Agreement which covers the Issuer.

In the case of KUCC Holdings LLC and KUCC, the appropriate principles in this document (i) will be incorporated into the relevant transaction documents if and to the extent any such principle is consistent with the Strategic Alliance Agreement and related provisions of the CIA as they apply to KUCC Holdings LLC and KUCC and (ii) in such case, will be adapted as necessary to reflect the Reorganisation Steps applicable to such entities, US tax and accounting principles, and the nature of a limited liability company

1.            Interpretation

1.1          In this Distribution Policy:

(a)           Additional Loan has the same meaning as in the schedule to the Strategic Asset Tracking Note Deed Poll.

(b)           Agreed Cash Flow Accounting Policy means:

(i)            IAS 7 (which expression, in the case of Australian companies, is taken to include AASB 107) as in force at the Completion Date,

(ii)           any subsequent modification or replacement of IAS 7 adopted by the audit committees of the boards of Rio Tinto plc and Rio Tinto Ltd, provided that such change in policy is applied consistently across the Rio Tinto group and is not materially detrimental to the interests of the non-Rio Tinto Group parties.

(c)           Attribution Principles means the principles governing the preparation of separate cash flow statements for the Strategic Assets and for the Excluded Assets, where such separate statements must be prepared in accordance with the Agreed Cash Flow Accounting Policy.

(d)           cash flows means all inflows and outflows of cash and cash equivalents from operating, financing and investing activities, as determined in accordance with the Agreed Cash Flow Accounting Policy, and references to cash inflows and cash outflows have a corresponding meaning.

(e)           Capital Expenditure means all cash outflows attributable to Strategic Assets in accordance with the Attribution Principles which are Capital Expenditure within the meaning of the Strategic Alliance Agreement.

(f)            Capital Expenditure Cash Inflows means Strategic Asset Cash Flows that are inflows for the funding of Capital Expenditure, including without limitation, those inflows attributable to funding provided by Strategic Participants and third parties and the net

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proceeds of claims or insurance policies relating to the appropriation, loss of or damage to a Strategic Asset.

(g)           Completion Date has the meaning given in the CIA.

(h)           CIA means the Co-operation and Implementation Agreement dated [XXXX].

(i)            Excluded Assets means, in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are not Strategic Assets, as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles.

(j)            Excluded Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to Excluded Assets as determined in accordance with the Attribution Principles (and where the Issuer is a member of a tax consolidated group includes any payments made or receipts received by a member under the TFA that are attributable to Excluded Assets).

(k)           Excluded Asset Distributable Earnings at any particular time means the amount  of Issuer Distributable Earnings which are attributable to Excluded Assets as determined in accordance with the Attribution Principles.

(l)            Excluded Payment means:

(i)            any payment (including a dividend or other distribution on shares held by the Rio Strategic Participant) which is a cash outflow sourced from, or forming part of, Excluded Asset Cash Flows, and any distribution of Excluded Assets;

(ii)           any repatriation of the proceeds of the issue of the Notes to members of the Rio Tinto Group by way of dividend, return of capital, share buy-back, share issue, share consolidation, debt repayment,  loan, asset purchase, asset sale, reimbursement of other like distribution or transaction;

(iii)          any payment attributable to Strategic Assets, as determined in accordance with the Attribution Principles, which is made to any member of the Rio Tinto Group for goods, services, finance or other benefits supplied to the Issuer (or Issuer Subsidiary), except to the extent to which the obligation to make the payment has been incurred in breach of, or without any applicable approval required under, the Strategic Alliance Agreement;

(iv)          any payment of principal or interest in respect of a Rio Tinto Treasury Finance Loan; or

(v)           any payment of principal or interest in respect of a Strategic Participant Pro Rata Loan, where payment is made on a pro rata basis in accordance with the Distribution Policy.

(m)          Issuer means [insert name of relevant company].

(n)           Issuer Subsidiary means a wholly-owned subsidiary of the Issuer.

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(o)           Issuer Cash Flows for any relevant financial period means all the cash flows of the Issuer for that period, whether attributable to Excluded Assets or Strategic Assets (calculated, where there is an Issuer Subsidiary, in accordance with clause 3.3).

(p)           Issuer Distributable Earnings at any particular time means all current year and retained earnings of the Issuer which are lawfully available for distribution by way of dividend at that time.  For the avoidance of doubt, it includes, where they are lawfully available to be distributed, current year profits even if the retained earnings of the Issuer are negative as at the end of the relevant financial period.

(q)           Management Fees means fees for management services which are due and payable to a member of the Rio Tinto Group in accordance with the Management Agreement and any capital expenditure development fees payable to a member of the Rio Tinto Group.

(r)            Marketing Fees means fees for marketing services (whether paid by way of a fee or a margin allowed on purchase and resale of product) which are due and payable to a member of the Rio Tinto Group, or a jointly-owned company of the Strategic Participants, in accordance with the Management Agreement or the Marketing Services Agreement (it being acknowledged that as at the Completion Date such fees are not payable except to RTIO Asia and RTA Asia).

(s)           Master Dispute Resolution Deed  or MDRD means the agreement of that name referred to in the Strategic Alliance Agreement.

(t)            Non-Capital Expenditure means all cash outflows attributable to Strategic Assets, as determined in accordance with the Attribution Principles, other than such of those cash outflows as are Capital Expenditure.

(u)           Notes means the strategic asset tracking notes (if any) issued by the Issuer (and still on issue) pursuant to the Strategic Asset Tracking Note Deed Poll.

(v)           Project Percentages has the meaning given in the Strategic Alliance Agreement.

(w)          Rio Tinto Group Equity Loan means a loan owed to, or a redeemable preference share held by, a member of the Rio Tinto Group as at the  Completion Date, other than a loan as at that date which the parties agree shall constitute a Rio Tinto Treasury Finance Loan, and, for the avoidance of doubt, does not include any loan made on or after that date in accordance with the Strategic Alliance Agreement which is a Strategic Participant Dilutive Loan, or a Strategic Participant Pro Rata Loan.  Rio Tinto Group Equity Loans are subordinated to rank equally with the Notes under a deed of subordination delivered at the Completion Date.

(x)           Rio Tinto Treasury Finance means Rio Tinto Finance plc or Rio Tinto Finance Ltd, or any other company which the Strategic Participants agree may provide Rio Tinto Treasury Finance Loans.

(y)           Rio Tinto Treasury Finance Loan means a loan account between Rio Tinto Treasury Finance and the Issuer to provide financing in relation to Strategic Assets, as contemplated by clause 6 of this Distribution Policy.

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(z)           shares includes shares in a corporation and membership interests in a limited partnership or limited liability company.

(aa)         Strategic Assets means in relation to cash flows and distributable earnings, and for the purposes of this Distribution Policy only, the assets (and related liabilities), and associated operations, of the Issuer (or an Issuer Subsidiary) which are [Iron Project Assets], [Aluminium Project Assets] [Copper Project Assets], as identified and determined in accordance with the CIA, the Strategic Alliance Agreement and the Attribution Principles (provided that nothing in this definition shall be taken to confer upon a shareholder or noteholder any proprietary interest in those project assets). [These will be defined in each separate policy for each Issuer, with such variations as may be necessary including for differential participation methods (e.g. shares / partnerships) by Chinalco in cases where Notes are not applicable.  The Issuers will be:

(i)            Hamersley Iron Pty Ltd;

(ii)           Hamersley Iron – Yandi Pty Ltd;

(iii)          Mount Bruce Mining Pty Ltd;

unless the second and third companies are transferred to the first, in which case the Strategic Asset will be Hamersley Iron and its subsidiaries

(iv)          Rio Tinto Aluminium Limited, to the extent of its Weipa interest, or, if the Reorganisation Steps are implemented, Weipa Newco;

(v)           Rio Tinto Aluminium Limited, to the extent of its Yarwun interest, or, if the Reorganisation Steps are implemented, Yarwun Newco;

(vi)          Rio Tinto Aluminium Limited, to the extent of its 51.85% interest in the Boyne Smelter, and RTA Boyne Ltd, or, if the Reorganisation Steps are implemented, RTA Boyne Limited;

(vii)         GPS Energy Pty Ltd and GPS Power Pty Ltd;

(viii)        Rio Tinto Escondida Limited;

(ix)          Rio Tinto Indonesia Holdings Limited;

(x)           Rio Tinto Peru Limited;

(xi)          subject to the implementation of the Reorganisation Steps, KUCC Holdings LLC.

(xii)         RTIO Asia

(xiii)        RTA Asia]

(bb)        Strategic Asset Cash Flows for any relevant financial period means the Issuer Cash Flows which are attributable to the Strategic Assets in accordance with the Attribution Principles.

(cc)         Strategic Asset Distributable Earnings at any particular time means Issuer Retained Earnings which are attributable to the Strategic Assets in accordance with the Attribution Principles.

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(dd)        Strategic Entity means an entity covered by another strategic alliance agreement entered into at or around the same time as the Strategic Alliance Agreement.

(ee)         Strategic Participant has the meaning given in the Strategic Alliance Agreement.

(ff)          Strategic Alliance means [insert name of Strategic Alliance].

(gg)        Strategic Alliance Agreement means the agreement dated [  ] made between [R] and [C] in relation to the Issuer.

(hh)        Strategic Participant Dilutive Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer that are non pro rata and result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

(ii)           Strategic Participant Pro Rata Loans means loans made by Strategic Participants to fund any Non-Capital Expenditure or Capital Expenditure of the Issuer, as contemplated by the Strategic Alliance Agreement, being pro rata loans that do not result in dilution of a Strategic Participant’s Project Percentage under the Strategic Alliance Agreement.

1.2          A reference to a ‘relevant financial period’ means:

(a)           for the first relevant financial period, it commences on the Completion Date and ends, unless otherwise determined, at the end of the first calendar quarterly period ending after that date; and

(b)           for any other period after the first relevant financial period the relevant financial period means either a calendar quarterly period or such other period (including monthly) as may be adopted for the purposes of this Distribution Policy in accordance with the Strategic Alliance Agreement from time to time.

1.3          For the purposes of this Distribution Policy:

(a)           Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows for a relevant financial period shall be calculated on an after-tax basis, and shall take into account cash tax payments and cash tax refunds made or received in the relevant financial period, regardless of when the corresponding accrual of a liability or asset was recognised in the Issuer’s accounts;

(b)           subject to clause 8, where the cash tax payments and cash tax refunds are not directly paid or received by the Issuer, but are paid or received by another entity or entities, by reason of membership of a consolidated tax group or like arrangement, the calculation of cash flows on an after-tax basis shall take into account the payments made or received by the other entity or entities that are attributable (in accordance with the Attribution Principles)  to the Issuer Cash Flows, Strategic Asset Cash Flows and Excluded Asset Cash Flows and where an agreement or arrangement is in place between the Issuer and those other entities or entity in that consolidated tax group, the payments and receipts under that agreement or arrangement; and

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(c)           for the avoidance of doubt, Issuer Distributable Earnings, Strategic Asset Distributable Earnings and Excluded Asset Retained Earnings shall be calculated on an after-tax basis.

1.4          Where this Distribution Policy requires any action by the Manager, it shall be taken to mean the Manager acting in accordance with the Management Agreement, Marketing Agreement, and the Strategic Alliance Agreement.

2.            Application of Agreed Cash Flow Accounting Policy and Attribution Principles

2.1          The Issuer and the Strategic Participants acknowledge and agree that:

(a)           The Agreed Cash Flow Accounting Policy and the Attribution Principles shall be applied in a consistent, fair and reasonable manner, having regard to the purposes of the Distribution Policy and the intention of the parties as manifested in that policy.

(b)           It is the intention of the parties that they shall participate in the benefit and the burden of the Strategic Asset Cash Flows in proportion to their Project Percentages. The provisions of this Distribution Policy shall be interpreted consistently with this intention.

(c)           The cash flow statements for the Strategic Assets and the Excluded Assets which are required to be prepared for the purposes of this Distribution Policy will need to be prepared from data generated by the Rio Tinto Group accounting systems.

(d)           Prior to the Completion Date, the Strategic Participants shall be provided by Rio Tinto with a review of the data generated by the Rio Tinto Group accounting systems in respect of cash flow statements (and in particular in relation to the method of attributing cash flows to different assets), and following such review the Strategic Participants shall consult in good faith to determine such adjustments, if any, as may need to be made to the data generated by the systems so as to ensure that the data can be used to prepare cash flow statements for the Strategic Assets and the Excluded Assets which are in accordance with the Agreed Cash Flow Accounting Policy and the Attribution Principles, and are otherwise consistent with the requirements of the Distribution Policy.

(e)           The cost of making any adjustments to the data generated by the accounting systems agreed by the parties shall be borne by the Strategic Participants in proportion to their respective Project Percentages in the Issuer.

(f)            If the data generated by the accounting systems or the application of the Agreed Cash Flow Accounting Policy and the Attribution Principles:

(i)            gives rise to a manifest error, as a result of which a holder of shares or Notes receives any amount in excess of its entitlement under this Distribution Policy, it will hold the excess on trust for the person or persons to whom that excess amount should have been paid, pro rata to their respective entitlements, and will account to them accordingly; or

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(ii)           gives rise to a distribution of cash flows between the parties which is wholly inconsistent with the intention of the parties as manifested in this Distribution Policy (manifest anomaly), the parties will (if the anomaly is of a material amount) meet to discuss in good faith, and will make such arrangements (which may include  amending the terms of this Distribution Policyand making reconciliation payments amongst themselves) as may rectify the manifest anomaly.

(g)           In case of dispute between the parties as to whether adjustments need to be made or whether there is a manifest error or manifest anomaly, if the dispute is not resolved by discussion between the parties, the dispute may  be referred for resolution by the Expert pursuant to the MDRD.

2.2          The Issuer shall procure that the Rio Tinto Group accounting systems establish a system of accounts which enables the Issuer at all times:

(a)           to separately track, measure and attribute Strategic Asset Cash Flows and Excluded Asset Cash Flows;

(b)           to apply Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with the Distribution Policy; and

(c)           to demonstrate compliance with the Distribution Policy.

2.3          Accounts for Strategic Asset Cash Flows shall be established with Rio Tinto Treasury Finance unless otherwise required in accordance with this Distribution Policy or the Strategic Alliance Agreement.

2.4          Rio Tinto Treasury Finance and the Issuer shall establish a Strategic Asset working capital account (which may include one or more sub-accounts) and a Strategic Asset capital expenditure account (which may include one or more sub-accounts).  These accounts shall be operated as follows

(a)           All Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account:

(i)            All Capital Expenditure and all Capital Expenditure Cash Inflows must be credited or debited to the Strategic Asset capital expenditure account.

(ii)           All other Strategic Asset Cash Flows must be credited or debited to the Strategic Asset working capital account.

(b)           Subject to clause 3.4, Excluded Asset Cash Flows must not be credited or debited to the Strategic Asset working capital account or the Strategic Asset capital expenditure account, or to any other account between the Issuer and Rio Tinto Treasury which has been established in relation to Strategic Assets.

(c)           The Manager shall determine the required cash balance which the Issuer must retain for Non-Capital Expenditure purposes in the Strategic Asset working capital account for any relevant financial period.

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(d)           The Manager shall determine the required cash contributions which must be made by the Strategic Participants for Capital Expenditure purposes for any relevant financial period.

(e)           The Issuer may establish other accounts, including Rio Tinto Treasury Finance Loan accounts and the Rehabilitation Account, as expressly contemplated by the Strategic Alliance Agreement.  These shall be sub-accounts of the relevant Strategic Asset working capital account or Strategic Asset capital expenditure account and must operate in compliance with this clause.

(f)            The Manager shall provide to each of the Strategic Participants regular account statements for the Strategic Assets working capital account, the Strategic Asset capital expenditure account, and any other accounts established in relation to Strategic Assets of the Issuer, in accordance with the policies applied consistently across the Rio Tinto Group.

2.5          Rio Tinto Treasury Finance and the Issuer shall establish separate Excluded Assets accounts for Excluded Asset Cash Flows which operate to ensure that:

(a)           all Excluded Asset Cash Flows will be credited or debited to these separate Excluded Assets accounts;

(b)           Strategic Asset Cash Flows will not be credited or debited to these separate Excluded Assets accounts.

2.6          If any Strategic Participant disputes any act, omission, decision or determination made by the Issuer or the Manager pursuant to this Distribution Policy, the dispute will be determined pursuant to the MDRD.

3.            Order of Application of Strategic Asset Cash Flows

3.1          Subject to clause 4 of this Distribution Policy, cash inflows attributable to Strategic Assets and received by the Issuer in a relevant financial period (excluding  Capital Expenditure Cash Inflows shall be applied as follows:

(a)           first, in discharge of all Non-Capital Expenditure due and payable in that same period, including any payments of principal or interest in respect of third party financing or Rio Tinto Treasury Finance Loans outstanding at the commencement of that period, but excluding interest on any Strategic Participant Pro-Rata Loans, and also excluding Management Fees and Marketing Fees;

(b)           second, in discharge of any interest due and payable in that same period in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the period;

(c)           third, in discharge of any Management Fees due and payable in that same period;

(d)           fourth, in discharge of any Marketing Fees due and payable in that same period;

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(e)           fifth, by retention in the Strategic Asset working capital account of such amount as may be necessary to maintain working capital at the required level for that same period, as determined by the Manager;

(f)            sixth, if the Issuer and all the Strategic Participants so agree, by retention of such amount as may be agreed in the Strategic Asset capital expenditure account;

(g)           seventh, in repayment of principal in respect of any Strategic Participant Pro-Rata Loans outstanding at the commencement of the relevant financial period, provided that:

(i)            such loan repayments shall be made as at the end of that same period and must be made pro rata to the Project Percentages of the Strategic Participants as at the end of the period;

(ii)           the Manager shall procure that the Issuer schedules the pro rata loan repayments in such manner as is necessary to ensure that, where a repayment of all (or part) of the principal of any Strategic Participant Pro-Rata Loan is due on a specific date by reason of the terms of the loan, the required repayment is made in accordance with the loan terms on that date; and

(iii)          the Manager shall procure that the Issuer schedules such loan repayments subject to the requirements of clause 4 regarding application of distributable cash;

(h)           eighth, if there is a remaining positive cash balance outstanding as at the end of the relevant financial period, then, if and to the extent that the Issuer has control of the distribution of that positive cash balance and may lawfully distribute it to the Strategic Participants pro-rata to their Project Percentages, then the balance, to that extent, shall be, for that relevant financial period, the distributable cash.  The distributable cash shall be applied for distribution or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4.

3.2          For the avoidance of doubt, cash inflows available for application or distribution for the purposes of clause 3.1 in respect of a financial period shall be determined on the basis that they do not include the distributable cash for the previous financial period which has been distributed or otherwise set aside for the benefit of the Strategic Participants in accordance with clause 4. Such distributable cash shall be set aside in a designated sub-account of the working capital account of the Issuer pending such distribution or application.

3.3          Where the Issuer has an Issuer Subsidiary, this Distribution Policy shall be applied on the basis that the Strategic Asset Cash Flows and the Excluded Asset Cash Flows of the Issuer include the Strategic Asset Cash Flows and Excluded Asset Cash Flows of the Issuer Subsidiary (and with such adjustments as are necessary to ensure no double-counting of cash flows).  The Manager and the Issuer shall also take such actions as are necessary to procure that the Issuer Subsidiary shall make both the Strategic Asset Cash Flows and Strategic Asset Distributable Earnings of the Issuer Subsidiary available to the Issuer to the fullest extent lawfully possible, including recommending (in the case of the Manager) and procuring (in the case of the Issuer) the board of the Issuer Subsidiary that it distribute by way of dividend to the Issuer to the maximum extent lawfully possible all Strategic Asset Distributable Earnings of the Issuer Subsidiary, such distributable earnings

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to be determined in the same way as applies to determination of such earnings of the Issuer.

3.4                              If losses which are attributable to the Excluded Assets (as determined in accordance with the Attribution Principles) (the relevant Excluded Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Strategic Asset cash) attributable to the Strategic Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to:

(a)                                 the Excluded Assets and Excluded Asset Cash Flows of the Issuer; and

(b)                                the Rio Tinto Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer,

to the extent necessary to recoup, for the benefit of the Chinalco Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Rio Tinto Strategic Participant shall pay the Chinalco Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Chinalco Strategic Participant in the same after-tax position it would have been in if the relevant Excluded Asset losses had not arisen.

3.5                              If losses which are attributable to the Strategic Assets (as determined in accordance with the Attribution Principles) (the relevant Strategic Asset losses) have resulted in the Issuer incurring obligations to make cash outflows which had to be discharged by application of cash (Excluded Asset cash) attributable to the Excluded Assets (as determined in accordance with the Attribution Principles), then the Issuer shall have recourse to the Chinalco Strategic Participant’s Project Percentage of the Strategic Assets and Strategic Asset Cash Flows of the Issuer, to the extent necessary to recoup, for the benefit of the Rio Tinto Strategic Participant, its Project Percentage of the Strategic Asset cash.  To the extent the benefit is not so recouped, the Chinalco Strategic Participant shall pay the Rio Tinto Strategic Participant on demand an amount equal to the deficiency, such amount to be increased, if necessary, by such further amount as is necessary to put the Rio Tinto Strategic Participant in the same after-tax position it would have been in if the relevant Strategic Asset losses had not arisen.

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4.                                     Application of distributable cash

4.1                              The Manager shall, prior to each meeting of the board of the Issuer at which the board intends to consider resolving to make a distribution of the distributable cash for a relevant financial period, make recommendations to the board of the Issuer that the Issuer should make pro-rata distributions of the distributable cash to the fullest extent lawfully possible, in accordance with the provisions of this Distribution Policy, and having regard to all relevant financial, accounting, tax and regulatory implications of any particular method of cash distribution for the Issuer and for the Strategic Participants.

4.2                              If the board of the Issuer (and, if relevant, an Issuer Subsidiary) in the exercise of its lawful discretion resolves to adopt the Manager’s recommendations, it shall give effect to the recommendations within 5 Business Days after adoption of the recommendations.  The Issuer (and the Issuer Subsidiary) must not make distributions of the distributable cash for a relevant financial period contrary to the recommendations of the Manager.  If the Issuer does not adopt the recommendations of the Manager, the distributable cash for the financial period shall remain in the designated sub-account of the working capital account of the Issuer referred to in clause 3.2, pending receipt (and, if the board in the exercise of its lawful discretion thinks fit, adoption) of any further recommendations to be presented for the consideration of the board by the Manager in accordance with this Distribution Policy.

4.3                              In the following provisions:

(a)                                 ordinary dividend or ordinary coupon means any payment on shares or Notes lawfully debited by the Issuer against Issuer Distributable Earnings (other than, for the avoidance of doubt) an Excluded Payment);

(b)                                alternative cash distribution mechanism includes:

(i)	repayment of Rio Tinto Group Equity Loans;

(ii)	repayment of Strategic Participant Dilutive Loans;

(iii)	repayment of Strategic Participant Pro Rata Loans (provided that any such repayment is made pro rata to the Project Percentages of the Strategic Participants);

(iv)	the repayment of an Additional Loan;

(v)	the making of a loan, whether at interest or interest free, and whether for a fixed period or by way of an undated loan, and whether repayable at the option of the lender or the borrower;

(vi)	redemption of, or repayment in whole of, a Note;

(vii)	repayment of all or part of the share capital on a share;

(viii)	retention of cash in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, a Strategic Participant;

(ix)	such other methods as may be agreed between the Strategic Participants for the distribution of cash,

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provided that an alternative cash distribution mechanism shall be adopted only if and to the extent the Manager has first determined that it may be lawfully adopted, and that such a mechanism does not give rise to any tax or other financial or accounting detriment for the Issuer or any of the Strategic Participants (or their affiliates), and, provided further, that the board of the Issuer, in the exercise of its lawful discretion, resolves to adopt the Manager’s recommendations as to such alternative cash distribution mechanism.

4.4                              The Manager shall recommend (for consideration of the board of the Issuer in the exercise of its lawful discretion) that the distributable cash for a relevant financial period is to be applied as follows, unless otherwise agreed in writing by the Strategic Participants(and subject to such arrangements as may be made under Annexure B):

(a)                                 The Issuer is to first declare and pay ordinary dividends or ordinary coupons (as applicable) to the Strategic Participants pro rata to their Project Percentages, such dividends and coupons to be made on the same day and as nearly as possible at the same time, and in such amount as the Manager recommends to the board of the Issuer, but subject to the following limitations:

(i)            both the ordinary dividends and the ordinary coupons paid to the Strategic Participants must be debited wholly against Issuer Distributable Earnings (so that the Strategic Participants receive distributions of such earnings in proportion to their respective Project Percentages), and must not be declared or paid except to the extent they can be so debited;

(ii)           subject to paragraphs (iii) and (iv), the amount so debited against Issuer Distributable Earnings must not exceed Strategic Asset Distributable Earnings as at the end of that relevant financial period;

(iii)          in a case where losses which are attributable to Excluded Assets (as determined in accordance with the Attribution Principles) have caused Issuer Distributable Earnings as at the end of the relevant financial period to be less than Strategic Asset Distributable Earnings as at the end of that period, the amount so debited against Issuer Distributable Earnings must not exceed Issuer Distributable Earnings;

(iv)          in a case where losses which are attributable to Strategic Assets (as determined in accordance with the Attribution Principles) have caused Strategic Asset Distributable Earnings as at the end of the relevant financial period to be nil or negative, no ordinary dividend or ordinary coupon shall be declared and paid, and distribution of the distributable cash must be effected (if at all) by way of alternative cash distribution mechanisms.

(b)                                Subject to clause 4.4(c), to the extent ordinary dividend and ordinary coupon payments made in accordance with clause 4.4(a) do not distribute to the Strategic Participants the total distributable cash for the relevant financial period, the balance shall be retained in the account referred to in clause 3.2, unless and until it is applied to their respective benefit pro rata to their Project Percentages by means of such of the alternative distribution mechanisms as may be agreed by each Strategic Participant with the Manager in respect of their individual Project Percentage of the undistributed balance (it

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being acknowledged, for the avoidance of doubt, that the Manager may recommend separate arrangements in relation to each Strategic Participant).

(c)                                 Unless otherwise directed by either or both of the Strategic Participants in respect of the Strategic Participant’s Project Percentage of the undistributed balance:

(i)                                    the Manager shall first apply the undistributed balance in repayment of Strategic Participant Pro Rata Loans, such repayments to be made pro rata to the Project Percentages to both of the Strategic Participants, but only if and to the extent the Manager has first determined that such repayments do not give rise to any tax or other financial cost for the Issuer or any of the Strategic Participants (or their affiliates); and

(ii)                                 any amount still not distributed to the Strategic Participants shall be set aside in a designated undistributed cash account of the Issuer, to be held for future distribution to, or application as directed by, each Strategic Participant in accordance with this clause in respect of the participant’s individual Project Percentage of the undistributed balance.

4.5                              Subject to clause 3.5, the Issuer must not apply Strategic Asset Cash Flows or Strategic Assets to make distributions or other payments or loans of any nature other than for the benefit of the Strategic Participants in accordance with this Distribution Policy.

4.6                              Subject to clause 3.4, the Issuer has no obligation to apply, and must not apply, Excluded Asset Cash Flows or Excluded Assets in making any distributions on any Notes, or on any shares acquired by conversion of the Notes.

4.7                              For the avoidance of doubt, but subject to any obligations arising under clause 3.4, nothing in this Distribution Policy or the Strategic Asset Tracking Note Deed Poll shall be taken to preclude the Issuer from also paying dividends or distributions as it thinks fit from cash flows attributable to Excluded Assets (as determined in accordance with the Attribution Principles) to holders of shares in the Issuer whose share rights entitle them to such distributions, or making other Excluded Payments.

5.                                     Funding of Non-Capital Expenditure and Capital Expenditure

5.1                              Subject to clause 5.3, the Strategic Participants shall provide funding to the Issuer in accordance with the Strategic Alliance Agreement as required to:

(a)                                 fund their pro rata share of the cash balance which the Manager determines must be retained in the Strategic Asset working capital account, to the extent the balance cannot be funded from cash inflows attributable to the Strategic Assets;

(b)                                fund their pro rata share of Capital Expenditure which the Strategic Participants are obliged to fund pursuant to the provisions of the Strategic Alliance Agreement.

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5.2                              Subject to clause 5.3, the parties shall seek in good faith to agree terms for the funding referred to in clause 5.1, but in the absence of agreement:

(a)                                 in the case of Issuers with Notes on issue, such funding shall be by way of Strategic Participant Pro Rata Loans at arms’ length interest rates repayable at any time at the discretion of the Issuer, but with a final repayment date which is not later than 9 years after the end of the relevant financial period in which the loan is advanced, and provided further that such loans must always be re-paid on a pro-rata basis in proportion to the Project Percentages of the Strategic Participants;

(b)                                in the case of other Issuers such funding shall be by way of additional share subscriptions to the Issuer.

5.3                              Where (in the exercise of the lawful discretion of the board of the Issuer, acting on the recommendation of the Manager) an amount of distributable cash for a relevant financial period has, in accordance with clause 4, been set aside in designated undistributed cash account of the Issuer at the direction of a  Strategic Participant, to be held for future distribution to, or application as directed by, that Strategic Participant,then:

(a)                                 if the Strategic Participant so directs the Manager, amounts in the account may be applied by the Issuer to meet a specific funding obligation of the Strategic Participant of a kind referred to in clause 5.1;

(b)                                if amounts are so applied, there shall be an appropriate reduction in the amount of loan or equity funding which the Strategic Participant is required to contribute in respect of that specific funding obligation;

(c)                                 in a case where both the Strategic Participants do not wish to apply amounts under this clause 5.3 in equal proportions to meet a specific funding obligation in proportion to their Project Percentages, they shall negotiate in good faith such further arrangements as may be required to ensure that none of the Participants is disadvantaged by the difference in the funding methods adopted by the Participants.

5.4                              Without limitation to the Strategic Participants’ obligations under the Strategic Alliance Agreement and this Distribution Policy to provide funding to the Issuer, the parties shall seek in good faith to determine the appropriate terms and structure of any arrangements agreed for the funding obligations referred to in clause 5.1, and any of the funding mechanisms referred to in clause 5.2 or 5.3, having regard to all relevant financial, accounting, tax and regulatory implications, including without limit any thin capitalisation or like regulatory requirements applicable to the Issuer, and shall use best endeavours to ensure that the arrangements and mechanisms adopted do not give rise to any financial, accounting or tax detriments for the Issuer or any of the Strategic Participants (or their affiliates).

6.                                     Rio Tinto Treasury Finance Loans

6.1                              Rio Tinto Treasury Finance may establish loan accounts with the Issuer in relation to financing the Strategic Assets subject to the provisions of the Strategic Alliance Agreement.

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6.2                              Such loan accounts shall be on arms length terms at arms length interest rates.

6.3                              For the avoidance of doubt, the parties acknowledge that such loan accounts, and the associated repayment of interest and principal, shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings, and shall be repaid in the ordinary course of business of the Issuer.

7.                                     Asset disposals and associated tax liabilities

7.1                              For the avoidance of doubt, the parties acknowledge that cash inflows and cash outflows on the disposal of Strategic Assets (including without limit associated tax liabilities of the Issuer or its affiliates which are attributable to the disposal in accordance with the Attribution Principles) shall form part of Strategic Asset Cash Flows and Strategic Asset Distributable Earnings.

7.2                              Where the Issuer is a member of the consolidated group of which RTL is the head company (RTL Tax Group) and the Issuer ceases to be a member of the RTL Tax Group; and CGT event L5 happens to RTL as head entity of the RTL consolidated group, then the associated capital gains tax liability arising (the L5 Amount) shall be borne as follows (notwithstanding any contrary provision in the CIA or the Strategic Alliance Agreement):

(a)                                 If the L5 amount arises solely by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Rio Strategic Participant.

(b)                                If the L5 amount arises by reason of the joint conduct of RTL and Chinalco, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5

(c)                                 If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option by reason of the conduct of RTL, the L5 Amount shall be shared between the Strategic Participants in the Project Percentages at the time of the CGT event L5.

(d)                                If the L5 amount arises by reason of a conversion of the Notes at the option of Chinalco, and Chinalco became entitled to exercise the conversion option otherwise than by reason of the conduct of RTL, the L5 Amount shall be borne solely by the Chinalco Strategic Participant.

(e)                                 If the Notes automatically convert into Shares on the Mandatory Conversion Date, the L5 amount shall be shared between the Strategic Participants in the Project Percentages at the time of the Mandatory Conversion Date.

7.3                              Where any party proposes to take action which would give rise to an L5 amount, the party shall not take such action without first giving the Issuer sufficient notice of the proposed action to take such steps as may be appropriate to reduce or eliminate the L5 amount.

7.4                              To the extent that the L5 amount is to be borne byboth Strategic Participants pro rata to their Project Percentages, the obligation of the Strategic Participants may be satisfied by the Issuer making a payment equal to the L5 amount to RTL and that payment being

15

considered part of the Strategic Asset Cash Flows (but to the extent not so satified the parties shall remain liable for their share of the balance)

7.5                              Where all or part of an L5 amount is to be borne by the Chinalco Strategic Participant, it shall pay the relevant cash tax amount due to RTL on or before the due date for making the final tax payment of RTL for the income year in which the capital gain arises.

[The parties may wish to specify which of the above provisions apply to the different conversion clauses of the SAA]

8.                                     Attribution of Tax to Cash Flow Where Consolidated Tax Group

8.1                              This clause applies to any Australian tax resident Issuer which is or has been a member of a consolidated group for the purposes of income tax or any other tax.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

8.2                              The Strategic Participants and the Issuer agree that:

(a)                                 cash tax payments and cash tax refunds made and received by the consolidated group, to the extent that they are attributable to Strategic Assets and Excluded Assets, must be taken into account in determining Strategic Asset Cash Flows and Excluded Asset Cash Flows, as well as Strategic Asset Distributable Earnings and Excluded Asset Distributable Earnings;

(b)                                unless otherwise agreed, the necessary attribution of the cash tax payments and cash tax refunds shall be made in accordance with the principles in Annexure A;

(c)                                 notwithstanding Annexure A, the parties agree that any interest or penalties arising from any adjustments agreed with the ATO in relation to the Advance Pricing Agreement process commenced in relation to RTIO Asia (or otherwise assessed in relation thereto) shall be for the account of RTL; and

(d)                                subject to preservation of legal professional privilege, RTL shall keep Chinalco Strategic Participant informed of the progress of the RTIO Asia APA process.

9.                                     Franking where Issuer is Australian resident

9.1                              This clause applies to any Australian tax resident Issuer.  It does not apply to the Issuers resident in the United Kingdom or to KUCC.

9.2                              Coupons on the Notes, to the extent they constitute a frankable distribution for dividend imputation purposes, shall be franked at the applicable benchmark percentage for the distribution.

16

9.3                              Where an Australian tax resident Issuer is a member of a consolidated group for the purposes of income tax at the time of making a Coupon payment which is a frankable distribution, the Coupon amount may be adjusted in accordance with the principles in Annexure B

10.                              Relationship between Distribution Policy and Note Conditions in respect of Coupons on the Notes

10.1                       The parties agree and acknowledge the following provisions shall apply in relation to the terms and conditions of the Notes in Schedule 1 to the Note Deed Poll (the Note Conditions):

(a)                                 In determining whether the Issuer has discharged its obligations under condition 3 of the Note Conditions in respect of a Coupon corresponding to a Shareholder Distribution, the amount of the corresponding Coupon as calculated pursuant to the definition of Coupon in condition 1.1 shall be deemed to be the Coupon as adjusted (by increase or decrease) under any of the provisions of this Distribution Policy, including such increases or decreases as may be required in respect of franking  pursuant to Annexure B.

(b)                                Where the distributable cash for a relevant financial period has been distributed to, or otherwise applied to the benefit of the Strategic Participants pro rata to their Project Percentages in full compliance with this Distribution Policy, whether by way of ordinary dividends, ordinary coupons, alternative cash distribution mechanisms, or any combination of such methods, as contemplated by clause 4 of this policy (the prescribed cash applications), the Issuer shall be deemed to have satisfied its obligations under the condition 3 of the Note Conditions in respect of any corresponding Coupon which is payable to the Noteholders in respect of any Shareholder Distribution arising in the course of those prescribed cash applications.

10.2                       For the avoidance of doubt, if and to the extent an amount of a Noteholder’s Project Percentage of the distributable cash for a relevant financial period has been applied to the Noteholder’s benefit in compliance with clause 4 by way of an alternative cash distribution mechanism, the Issuer is not obliged to pay that same amount by way of a Coupon on the Note.

11.                              Winding up of Issuer

11.1                       On a winding up of the Issuer, the claims of holders of shares, holders of Notes and other claims that rank equally with Notes are to be subordinated on the terms and conditions of the Notes and any applicable deed of subordination.

11.2                       If a holder of shares or Notes or equal ranking claims receives any amount in excess of its entitlement under the terms and conditions of the Notes and any applicable deed of subordination, it will hold the excess on trust for the persons to whom that excess amount

17

should have been paid, pro rata to their respective entitlements, and will account to them accordingly.

18

Annexure A

1.                                     Interpretation

Unless otherwise defined in this Annexure A, words used in Annexure A which are defined in the Generic Distribution Policy bear the same meaning in Annexure A as they do in the Generic Distribution Policy.

In addition:

1997 Act means the Income Tax Assessment Act 1997 (C’th).

Applied Loss has the meaning in the TFA.

Capital Gain has the meaning given in the 1997 Act.

Capital Loss has the meaning given in the 1997 Act.

CGT asset has the same meaning as in the TFA.

Funding Contribution Amounts has the meaning given in the TFA.

Depreciable asset has the same meaning as in the TFA.

Head Company has the meaning given in the TFA.

Noteholder has the meaning given in the Strategic Asset Tracking Note Deed Poll dated [#].

Notional Income Tax Amount means the net amount that would be payable by, or receivable by, a Relevant Entity in a financial year under the TFA if modified in the manner set out below, or in any other manner which in the reasonable opinion of the Manager and agreed to by the Strategic Participants such agreement not to be unreasonably withheld would reflect the income tax position of the Relevant Entity if it were a stand alone entity which owned no asset other than its Strategic Assets, and whose tax liabilities were solely related to those Strategic Assets:

(a)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

1

(b)	Clause 1.2(f) of the TFA does not apply to the extent that after the Completion Date:

(i)	a Relevant Entity acquires a CGT asset from another Group Member (other than another Relevant Entity); or

(ii)	a Group Member acquires a CGT asset as a consequence of a transaction with another Group Member (other than another Relevant Entity) which created that CGT asset,

for an actual cash consideration which differs from the tax cost of the CGT asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purpose of Part 3-1 and Part 3-3 of the 1997 Act to have acquired the CGT asset for the actual cash consideration.

(c)

Clause 1.2(g) of the TFA shall not apply to the extent that after the Completion Date, a Relevant Entity acquires a depreciable asset from another Group Member (other than another Relevant Entity) for actual consideration which differs from the tax cost of the depreciable asset to the Head Company.

In these circumstances, the Relevant Entity is taken for the purposes of Division 40 of the 1997 Act, to have acquired the depreciable asset for the actual cash consideration.

(d)	Clause 1.2(k) of the TFA shall not apply to the extent that clause (b) or (c) applies.

(e)	The modifications to the application of the TFA as set out in clauses (a)-(d) and (f) apply in relation to the calculation of a Notional Loss for a Relevant Entity or a Strategic Entity.

(f)	Where:

(i)	a Relevant Entity has a Notional Loss in the form of a Capital Loss which is not an Applied Loss;

2

(ii)	an entity which is not a Relevant Entity or a Strategic Entity has a Notional Loss in the form of a Capital Loss which is an Applied Loss; and

(iii)	another Relevant Entity or a Strategic Entity has paid to the Head Company a Funding Contribution Amount in respect of a Capital Gain,

the Head Company is taken to have applied a Notional Loss of the Relevant Entity equal to the Reduced Loss Amount.

Notional Loss has the meaning given in the TFA and is always taken to satisfy section 165-12 of the 1997 Act.

Project Percentage has the meaning given in the [relevant Strategic Alliance Agreement].

Relevant Entity means the Issuer or the Issuer’s Subsidiary.

Reduced Loss Amount for the purpose of the definition of paragraph (f) of Notional Income Tax Amount means the lesser of:

(i)	the Notional Loss of the Relevant Entity ; and

(ii)	the product of (A/B) / CTR where:

“A” is the Noteholder’s Project Percentage of the Funding Contribution Amount of the other Relevant Entity or the Strategic Entity.

“B” is Noteholder’s Project Percentage in the Relevant Entity which has the Notional Loss which is not an Applied Loss.

“CTR” has the meaning in the TFA.

For the avoidance of doubt, the purpose of this formula is to ensure that a Notional Loss of a Relevant Entity is applied in priority to capital losses of other members of the Rio Tinto Limited tax consolidated group but that amount is restricted to the lesser of (i) the amount of the Notional Loss and (ii) the maximum amount of the Notional Loss that the Relevant Entity or the Strategic Entity which paid the Funding Contribution Amount would be able to utilise on a stand alone basis.  For future years, the Notional Loss of the Relevant Entity will, to that extent, be treated as having been applied by the Head Company and as no longer being a Notional Loss of the Relevant Entity.

3

Strategic Entity means an entity other than:

(i)	a Relevant Entity covered by the Strategic Alliance Agreement; or

(ii)	an entity covered by another strategic alliance agreement entered into at the same time of the Strategic Alliance Agreement.

TFA means the agreement (as amended) entered into by Rio Tinto Limited and the other members of the Rio Tinto Limited tax consolidated group in the form of the agreements amended on 22 December 2005.

TFA Net Cash Flow Amount means the net amount payable, or receivable, by a Relevant Entity under the TFA.

2.	Income Tax

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

Payments made and received by a Relevant Entity under the TFA shall be taken to be the relevant tax payments and receipts for the purposes of determining Issuer Cash Flows, and shall be allocated between Strategic Asset Cash Flows and Excluded Asset Cash Flows in accordance with Agreed Cash Flow Accounting Policy. For the avoidance of doubt, payments include Funding Contribution Amounts paid by the Relevant Entity on account of instalments of income tax and final income tax payments, and receipts amounts received by the Relevant Entity on account of tax refunds and subvention payments received from the Head Entity.

(b)

At the end of each financial year the Manager shall, after the final tax related payments and receipts under the TFA in relation to each Relevant Entity have been made, make a calculation of the Notional Income Tax Amount for each Relevant Entity in respect of that financial year.

(c)

To the extent that the Notional Income Tax Amount for a Relevant Entity for a financial year differs from the TFA Net Cash Flow Amount for that entity, the difference (positive or negative) shall be recognised as an adjustment in the

4

Strategic Asset Cash Flows or the Excluded Asset Cash Flows (as the case may be) of the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	where the Notional Income Tax Amount exceeds the TFA Net Cash Flow Amount, the difference shall be an Excluded Asset Cash Flow; and

(ii)	where the Notional Income Tax Amount is less than the TFA Net Cash Flow Amount, the difference shall be a Strategic Asset Cash Flow.

3.                                     Goods and Services Tax

Subject to the terms of a funding agreement in relation to GST between members of the Rio Tinto Limited GST Group, and in the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

If a Relevant Entity is a member of a GST Group, and is not the representative member of that GST Group, a notional calculation of the net amount of the entity shall be made by the Manager for each tax period within 14 days after the end of that tax period (Notional GST Amount).

(b)	The notional calculation shall be made on the following assumptions:

(i)	The Relevant Entity is not a member of the GST Group in relation to transactions (including supplies, acquisitions and any relevant adjustments) with entities which are not members of the GST Group.

(i)	The assets and liabilities of the Relevant Entity solely comprise the Strategic Assets of the entity and liabilities relating to those Strategic Assets (respectively).

(ii)	The general apportionment formula or calculation used by the representative member of the GST Group to claim input tax credits applies to the Relevant Entity.

(c)	Any Notional GST Amount (positive or negative) shall be recognised as an adjustment in the Strategic Asset Cash Flows or the Excluded Asset Cash Flows of

5

the Relevant Entity for the next relevant financial period for which cash flows are determined; ie:

(i)	A Notional GST Amount payable of the Relevant Entity shall be an Excluded Asset Cash Flow; and

(ii)	A Notional GST Amount refund of the Relevant Entity shall be a Strategic Asset Cash Flow.

(d)

If the Manager, acting reasonably, considers that the Notional GST Amount for a tax period should be adjusted, the adjustment shall be made by the Manager and the notional cash flows under clause (c) shall be adjusted accordingly.

Words used in this clause which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (C’th) shall bear the meaning in that Act.

4.                                     Share Tainting

If the Issuer knowingly taints the share capital account (within the meaning of section 197-50 of the 1997 Act), the Rio Tinto Strategic Participant will pay to the Colleen Strategic Participant shortly after conversion an amount equal to the loss of Strategic Asset Cash Flow suffered by the Issuer as a consequence of untainting the Issuer’s share capital account multiplied by the Colleen Strategic Participant’s Project Percentage.

5.                                     General

Where either party disagrees with an opinion, direction, methodology or similar action by the Manager in relation to any clause of Annexure A, the dispute may be determined in accordance with the Master Dispute Resolution Agreement.

6

Annexure B

1.                                     Interpretation

Words used in Annexure B which are defined in the Generic Distribution Policy or Annexure A bear the same meaning in Annexure B as they do in the Generic Distribution Policy or Annexure A (as the case may be).

2.                                     Dividends

In the absence of any agreement to the contrary between the Strategic Participants, the following principles shall apply:

(a)

The Manager shall create an account as at the Completion Date (Tax Account) which records the Colleen Strategic Participant’s Project Percentage of the Funding Contribution Amounts paid under the TFA and the impact of any adjustments made to the Issuer Cash Flows in accordance with Annexure A by a Relevant Entity from the Completion Date which are attributable to Strategic Assets in accordance with the Attribution Principles (Tax Amount).

(b)

A Colleen Strategic Participant may at any time in writing request the Manager to transfer the whole or part of the balance of the Tax Amount in the Relevant Entity’s Tax Account to the Tax Account of another Relevant Entity or Strategic Entity or vice versa. The Manager shall effect such transfers within 7 days of receiving that request, following which the balance of the Tax Amounts in the Tax Account of the entities will be adjusted accordingly.

(c)

When the Relevant Entity proposes to pay a Coupon of a particular amount on the Notes to a Noteholder which is a frankable distribution, the franking credits which would attach to the proposed Coupon will be compared to the balance of the Tax Amount in the Tax Account of the Relevant Entity at the time of the distribution and:

7

(i)                                    subject to paragraph (d), if the franking credits which would attach to the proposed Coupon exceed the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be reduced by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount; and

(ii)                                 subject to paragraph (d) if the franking credits which would attach to the proposed Coupon are less than the Tax Amount (including any transferred Tax Amounts), the actual Coupon paid to the Noteholder will be increased by such amount as is necessary to put the Noteholder in the same after-tax position in which it would have been had the original proposed Coupon been franked by attaching a franking credit equal to the maximum of the Tax Amount (but not exceeding a franking percentage of 100%).

(d)                                 Where the franking credits which would attach to the Coupon are likely to differ from the Tax Amount (including any transferred Tax Amount), the Manager and the Strategic Participants will, in good faith, discuss whether:

(i)                                    an alternative distribution method (as contemplated in clause 4.3(b) of the Distribution Policy) should be used by the Strategic Participants where that distribution method properly reflects the underlying character of the difference between the Tax Amount and the likely franking credits and;

(ii)                                 having regard to:

(A)                             the balance of the franking account of RTL;

(B)                               the circumstances that have given rise to the difference between the Tax Amount and the likely franking credit balance of RTL;

(C)                               the likelihood in the future that the Tax Amount will differ from available franking credits in respect of Coupons, and

8

(D)                              any disadvantage that may be suffered by one or more of RTL, any of the Strategic Participants, the Noteholder or the Issuer, ,

whether the provision of additional franking credits, or the shortfall of franking credits, warrants no, some or all of the reduction or increase in the Coupon as contemplated by clause 2(c)(i) or (ii) (as the case may be).

9

Schedule 6

Relevant Corporate Structure Charts and Proposed Reorganisation Steps

Hamersley Iron — Structure Chart 1

1

1 Holds the material assets and rights comprised in Robert’s wholly-owned Pilbara iron ore operations, other than for the Yandicoogina mine (held by Hamersley Iron - Yandi Pty Limited) and the Mount Bruce State Agreement and associated rights (held by Mount Bruce Mining Pty Limited). Key assets are:

(a)           State Agreement and Mining Act tenure for the following mining operations:

•      Tom Price

•      Paraburdoo

•      Marandoo

•      Nammuldi

•      Brockman

and associated infrastructure and ancillary rights under the Hamersley Range and Paraburdoo State Agreements.

(b)           State Agreement and other rights relating to the following townships:

•      Karratha

•      Tom Price

•      Paraburdoo

(c)           rail and port infrastructure and associated rights for the wholly owned Pilbara rail system and port of Dampier (ships-loading terminals at Parker Point and East Intercourse Island), but excluding the Robert JV rail and port assets

(d)           power and other infrastructure assets (e.g. water, airports, roads, telecommunications) associated with the abovementioned operations (including Dampier Power Station and associated electricity transmission and distribution assets)

(e)           six pastoral stations in the Pilbara

(f)            certain priority and capacity rights in respect of Robert JV port (Cape Lambert) and rail infrastructure, under the “Pilbara Iron” arrangements.

2              Holds all Yandicoogina mine assets, including Yandicoogina State Agreement rights and rail infrastructure for rail link down to Juna Downs

3              Holds Mount Bruce State Agreement rights

2

4              Beasley River Mining Pty Limited holds 53% interest in unincorporated Beasley River Joint Venture, which is an exploration project. Beasley River Management Pty Limited is the Robert wholly-owned manager for the project

5              Reorganisation Steps (subject to availability of reconstruction relief):

(a)           Transfer shares in Beasley River Mining Pty Ltd and Beasley River Management Pty Ltd from Hamersley Iron Pty Ltd to another Rio Tinto group company; and

(b)           Transfer shares in Hamersley Iron - Yandi Pty Ltd and Mount Bruce Mining Pty Ltd from Rio Tinto Limited and Hamersley Holdings Limited respectively to Hamersley Iron Pty Ltd.

(c)           Transfer of relevant liabilities relating to Bao-Hl joint venture.

(d)           Transfer the class B shares held in Channar Finance Limited from Hamersley Iron Pty Ltd and Mount Bruce Mining Pty Ltd to another Rio Tinto group company.

(e)           Transfer the 51% of shares in Gumala Advisory Company Pty Ltd from Hamersley Iron Pty Ltd to another Rio Tinto group company.

3

1

* subject to potential dilution as a consequence of Colleen’s exercising its right not to contribute to certain Yarwun 2 capital expenditure in accordance with the terms of the Aluminium Strategic Partnership Agreement.

1 Weipa mining leases, power station, Commonwealth Aluminium Corporation Pty Limited Agreement Act rights (including rights in respect of Weipa township and harbour rights), rights under the Bauxite Mining and Exchange Agreement (or other contractual rights relating to Ely)

2 Rights in respect of Yarwun physical refinery assets, including State leases and licences

3 Boyne Smelter physical refinery assets, including State leases and licences, and associated real property

4 Gladstone Power Station assets, including State leases and licences, associated real property, and other rights under the Gladstone Power Station Agreement Act.

5 Other joint venture participants in Boyne Smelter joint venture are:

Participants	Interest in Potlines 1-2	Interest in Potline 3	Overall Project Percentages for voting purposes
RTA	39.5%	59.25%	48.4519636%
RTA Boyne	20.0%	Nil	10.9347203%
SLM Australia Pty Ltd	17.0%	Nil	9.2945123%
Ryowa Development Pty Ltd	9.5%	Nil	5.1939921%
YKK Aluminium (Australia) Pty Ltd	9.5%	9.50%	9.5%
Sumitomo Chemical Company Limited	4.5%	Nil	2.4603121%
SLMA No. 2 Pty Ltd	Nil	17.00%	7.7054877%
Ryowa Development II Pty Ltd	Nil	14.25%	6.4590118%

The Ryowa participants are ultimately owned by Mitsubishi Corporation, the SLM and SLMA participants are ultimately jointly owned by Sumitomo Corporation, Marubeni Corporation and Sumitomo Light Metals Industries Limited, and the YKK participant is ultimately owned by Kobe Steel Limited.

2

6 Other joint venture participants in Gladstone Power Station joint venture are: Sunshine State Power B.V. (20%), Sunshine State Power (No. 2) B.V. (17.5%), SLMA GPS Pty Ltd (8.5%), Ryowa II GPS Pty Ltd (7.125%), YKK GPS (Queensland) Pty Ltd (4.75%). The Sunshine State participants are ultimately owned by NRG, and the SLMA, Ryowa and YKK participants are ultimately owned as described in note 5 above.

7 Restructuring Steps (subject to availability of reconstruction relief):

(a)           Assignment of Weipa tenements and associated project assets from Rio Tinto Aluminium to Weipa NewCo

(b)           Assignment of Bauxite Mining and Exchange Agreement from Rio Tinto Aluminium to Weipa NewCo or establishment of other contractual arrangements to give Weipa NewCo the right to mine the Ely deposit

(c)           Assignment of Yarwun refinery leases/licences and associated project assets from Rio Tinto Aluminium Limited to Yarwun NewCo

(d)           Assignment of Rio Tinto Aluminium Limited’s shares in Boyne Smelters Limited and interest in the Boyne Smelter to RTA Boyne Ltd

(e)           No restructuring steps required for Gladstone Power Station interests

3

Escondida — Structure Chart 3

1 - Incorporated JV vehicle: holds all relevant project assets, including the Escondida concessions (per Appendix B of Participants Agreement), copper mill assets, and port/pipeline assets and licences.

2 - Other shareholders in Minera Escondida Limitada are: BHP Billiton Escondida Inc (57.5%), JECO Corporation (10%) (ultimately owned by Mitsubishi Corporation), and International Finance Corporation (2.5%)

3 - No restructuring steps required.

1

Grasberg — Structure Chart 4

1 - Unincorporated JV under Participation Agreement relating to “Contract Area”: covers Grasberg Contract of Work, but excluding “Existing Freeport Project” as described at 11 October 1991

2 - Beneficial ownership - legal ownership as to 2.5% held by Rio Tinto Nominees Limited

3 - Beneficial ownership (legal ownership at to 50% held by Rio Tinto Nominees Limited).

4 - No reorganisation steps required

La Granja — Structure 5

1 Vehicle holds 100% of Mineral Concession and other assets comprising La Granja Project pursuant to Transfer Agreement from Peruvian Government (“Centromin”) dated 31 January 2006

2 - Rio Tinto Nominees Limited holds one issued share, but this carries no voting rights or capital entitlement

3 - Restructuring Steps - Assignment of any other Peruvian assets held by Rio Tinto Peru Limited or Rio Tinto Minera Peru Limitada - none identified at this stage. Otherwise no restructuring steps required.

1

1

Reorganisation Steps:

a.                                       Pursuant to the Utah limited liability company and Delaware corporate statutes, Kennecott Utah Copper Corporation (KUCC) converts to a Utah Limited Liability Company (KUCC LLC).

b.                                      KUCC LLC distributes to Kennecott Holdings Corporation (Holdings) the Kennecott Land Company and any other assets not included in Kennecott’s Copper Project Assets as defined in the CSAA. At this point, Holdings’ capital account in KUCC LLC will equal the agreed value of Kennecott’s Copper Project Assets.

c.                                       KUCC LLC distributes all or a portion of its inventory on hand to Holdings. Holdings (or its assignee) enters into a tolling agreement with KUCC LLC to toll the inventory which is not already in refined form. Inventory will be valued at fair market value, giving due allowance for any further processing costs. Such distribution will reduce Holdings’ capital account in KUCC LLC by such agreed value.

d.                                      Holdings forms a new limited liability company as a wholly-owned subsidiary (KUCC Holdings LLC).

e.                                       Holdings contributes KUCC LLC to KUCC Holdings LLC.

f.                                         Colleen contributes to KUCC Holdings LLC cash equal to 25% of the agreed value of KUCC LLC after Step b. but prior to Step c. in exchange for a 25% interest in the profits and losses of KUCC Holdings LLC and a capital account equal to the amount of its contribution.

Post Completion Steps

g.                                      Pursuant to Section 5.1(c)(ii) of the CIA, KUCC Holdings LLC will apply the cash contributed by Colleen to KUCC Holdings LLC as follows:

i.                                          First, as a distribution in reimbursement to Holdings for capital expenditures incurred by it (Cap-Ex) in an amount equal to the lesser of: (a) the amount of total Cap-Ex in the two years preceding the date of Colleen’s contribution to KUCC Holdings LLC, (b) 20% of agreed value of KUCC LLC after Step c. and prior to Step f., or (c) the amount contributed by Colleen pursuant to Step f. less the value of the inventory distributed pursuant to Step c.

ii.                                       Second, as a working capital reserve in an amount equal to the agreed value of the distributed inventory;

iii.                                    Third, the balance, if any, as a reserve for future Cap-Ex.

The distribution in Step g.i. above will reduce Holdings’ capital account in KUCC Holdings LLC by the amount thereof.

h.                                      Pursuant to Section 5.1(c)(ii) of the CIA, the Cap-Ex reserve specified in Step g.iii. above will be loaned to Holdings or a Rio Tinto affiliate at the applicable federal rate then in effect. Such loan shall be repaid on demand to fund Holdings’ share of future capital calls with respect to capital expenditures. Colleen shall fund its share of such capital calls with additional capital contributions until the loan is repaid in its entirety and Holdings’ and Colleen’s capital accounts comprise 75% and 25%, respectively, of the capital of KUCC Holdings LLC.

2

Schedule 7

Strategic Asset Tracking Notes Deed Poll and Terms and Conditions

Strategic Asset Tracking Note

Deed Poll

[insert name of Issuer]

[insert short name of Strategic Asset]

constituting

$[*] in aggregate principal amount of perpetual unsecured

subordinated notes of $10,000 each convertible into fully paid ordinary shares of the Issuer

Allens Arthur Robinson

Level 28

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney  NSW  2000  Australia

Tel  +61 2 9230 4000

Fax  +61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson, Australia 2009

1.	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	1

2.	The Notes		1
	2.1	Constitution	1
	2.2	Conditions of Notes	2
	2.3	Undertaking to pay and perform	2

3.	Rights and Obligations of Noteholders		2
	3.1	Benefit of Deed Poll	2
	3.2	Rights of Noteholders	2
	3.3	Rights independent	2
	3.4	Noteholders bound	2
	3.5	Assignment	2

4.	Representations and Warranties		3

5.	Custody of Deed Poll		3
	5.1	Issuer to hold Deed Poll	3
	5.2	Noteholders to receive a copy of this Deed Poll	3
	5.3	Direction from Noteholders	3

6.	Communications		3

7.	Stamp Duties		4

8.	Amendment		4

9.	Governing Law and Dispute Resolution		4

Schedule			5
	Terms and Conditions of the Strategic Asset Tracking Notes		5

i

Date

Parties

                           This Deed Poll is granted by:

                           [*] (the Issuer)

                           in favour of each person who is from time to time a Noteholder (as defined in the schedule).

Recitals

A.                       The Issuer has determined to issue Notes, to be constituted by this Deed Poll, on the date of this Deed Poll.

B.                       The Issuer enters into this Deed Poll for the benefit of the holders of the Notes from time to time.

It is agreed and declared as follows.

1.                                     Definitions and interpretation

1.1                              Definitions

The definitions contained in the Conditions (as set out in the schedule to this Deed Poll) apply in this Deed Poll unless the context requires otherwise or the relevant term is otherwise defined in this Deed Poll.

1.2                              Interpretation

The interpretation provisions in the Conditions (as set out in the schedule to this Deed Poll) apply in this Deed Poll.

2.                                     The Notes

2.1                              Constitution

(a)           On the Issue Date the Notes will forthwith be constituted by this Deed Poll without any further formality.

(b)           The Notes are issued on the Issue Date and may only be converted, repaid or redeemed in accordance with the Conditions.

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2.2                              Conditions of Notes

The Notes will be subject to:

(a)           the Conditions; or

(b)           such other terms and conditions from time to time as may be agreed between the Issuer and the Noteholders and set out in a deed supplementing this Deed Poll and executed by the Issuer and the Noteholders.

2.3                              Undertaking to pay and perform

The Issuer undertakes to each Noteholder:

(a)           to pay all amounts due in relation to each Note held by the Noteholder in accordance with the Conditions; and

(b)           to perform all its other obligations under this Deed Poll and the Conditions in relation to each Note held by the Noteholder.

3.                                     Rights and Obligations of Noteholders

3.1                              Benefit of Deed Poll

Each Noteholder (and its successors and assigns) may enforce this Deed Poll even though it is not a party to, or is not in existence at the time of execution and delivery of, this Deed Poll.

3.2                              Rights of Noteholders

(a)           A Noteholder is entitled, in respect of each Note for which that holder’s name is inscribed in the Note Register, to the payment of all amounts expressed to be payable in accordance with, and subject to, the Conditions applicable to that Note, together with the other rights and benefits given to Noteholders under this Deed Poll and the Conditions.

(b)           The Issuer irrevocably undertakes to make all those payments on the due date and otherwise perform its obligations in accordance with, and subject to, the Conditions.

3.3                              Rights independent

Each Noteholder may enforce its rights under this Deed Poll independently from any other Noteholder.

3.4                              Noteholders bound

Each Noteholder, and any person claiming through the Noteholder who asserts an interest in any Note:

(a)           is taken to have notice of all the provisions of this Deed Poll and the Conditions; and

(b)           is bound by, and must perform its obligations expressed in, this Deed Poll and the Conditions.

3.5                              Assignment

The Issuer shall only be entitled to assign, novate or transfer all or any of its rights, benefits and obligations under this Deed Poll with the written consent of the Noteholders. Each Noteholder is

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only entitled to assign, novate or transfer its rights and benefits under this Deed Poll on the same terms and subject to the same conditions as apply to the transfer of a Note as set out in the Conditions.

4.                                     Representations and Warranties

The Issuer represents and warrants to each Noteholder that on the Issue Date:

(a)           it is a corporation validly existing under the laws of its relevant place of incorporation;

(b)           it has the power to enter into and perform its obligations under this Deed Poll and to carry out the transactions contemplated by this Deed Poll (including to issue the Notes);

(c)           it has taken all necessary corporate action to authorise its entry into this Deed Poll and has taken or shall take all necessary corporate action to authorise the performance of this Deed Poll;

(d)           this Deed Poll is its valid and binding obligation enforceable in accordance with its terms

(e)           the execution and performance by it of this Deed Poll and each transaction contemplated by this Deed Poll does not and shall not violate in any respect a provision of:

(i)            a law or treaty or a judgment, ruling, order or decree binding on them or any of their Related Entities; or

(ii)           its constitution or any agreement or instrument binding upon it or any of its assets.

5.                                     Custody of Deed Poll

5.1                              Issuer to hold Deed Poll

The Issuer will hold this Deed Poll in Melbourne, or in any other place selected by the Issuer and agreed in writing by the Noteholders.

5.2                              Noteholders to receive a copy of this Deed Poll

The Issuer will provide a copy of this Deed Poll to any Noteholder who requests a copy.

5.3                              Direction from Noteholders

Each Noteholder will be taken to have directed the Issuer to deliver this Deed Poll in accordance with clause 5.1 to be held by the Issuer on behalf of that Noteholder.

6.                                     Communications

(a)           All notices, requests, demands, consents or other communications given or made pursuant to this Deed Poll to the Issuer:

(i)            shall be in writing and duly authorised by the sender;

(ii)           shall be in the English language;

(iii)          shall be delivered to the intended recipient by prepaid post, courier, by hand or fax delivered to the address or fax number (as applicable) as set out below or as

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otherwise notified by not fewer than five days’ written notice by such party to the other parties for the purpose of this clause 6.

Issuer

Address:	[•]

Fax:	[•]

Attention:	[•]

With a copy to:	[•]

(b)           Communications shall be deemed to have been made, in the case of delivery by post, four Business Days after the date of posting, in the case of delivery by fax, the next Business Day, and upon receipt, if by courier or by hand delivery, except that any communication that is received outside Working Hours in the place to which it is addressed shall be deemed not to have been made until the start of the next period of Working Hours in such place.

(c)           The Issuer may change its address for the purpose of this clause by giving written notice of such change to the Noteholders.

7.                                     Stamp Duties

All transfer taxes, such as stamp duty, transfer duty, VAT and GST, that shall be payable on the issue or Conversion of any Note shall be borne by the relevant Noteholder.

8.                                     Amendment

Amendments to this Deed Poll cannot be made unless the Issuer and the Noteholders agree in writing and execute a supplementary deed documenting the amendments.

9.                                     Governing Law and Dispute Resolution

(a)           This Deed Poll and the Notes shall be governed by and construed in accordance with the laws of Victoria, Australia.

(b)           Any dispute, controversy, claim or difference of whatever nature arising under, out of, or in connection with this Deed Poll or the Notes shall be resolved in accordance with the Master Dispute Resolution Deed.

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Schedule

Terms and Conditions of the Strategic Asset Tracking Notes

The following are the terms and conditions of issue by [name] (the Issuer) of [number] perpetual unsecured subordinated convertible notes (the Notes) in consideration of subscription by way of loan of an aggregate principal amount of $[aggregate principal amount].  The Notes will convert on Conversion into [number] fully paid ordinary shares in the capital of the Issuer at a conversion ratio of [ratio] shares per Note, subject to adjustment in accordance with the Conditions (as defined below).

The Notes are constituted by a deed poll (as amended or supplemented from time to time) executed by the Issuer (the Deed Poll) and are issued on, and subject to, these terms and conditions (these Conditions).

The Notes (and the shares into which they convert) confer rights to participate in distributions by the Issuer if the Issuer resolves to make distributions from cash flows attributable to Strategic Assets of the Issuer (as defined below).  Such distributions will occur according to the Distribution Policy.

1.                                     Definitions and Interpretation

1.1                              Definition

The following definitions apply unless the context otherwise requires.

ACDM has the meaning given to ‘alternative cash distribution mechanism’ in the Distribution Policy, and make an ACDM means to apply an amount by means of an ACDM in accordance with the Distribution Policy.

Additional Loan means a loan owed to, or a redeemable preference share issued by the Issuer and held by, a Strategic Participant or a Related Entity of a Strategic Participant, if the Strategic Participant has agreed by a deed of subordination in the form set out in schedule [*] to the Strategic Alliance Agreement(1) that the relevant loan or redeemable preference share will be treated as an Additional Loan for the purposes of these Conditions and that it will rank equally with the Notes on a winding up of the Issuer.

Australian Act means the Corporations Act 2001 (Cth).

Authorisations includes any consent, authorisation, registration, filing, lodgement, permit, franchise agreement, notarisation, certificate, permission, licence, approval, direction, declaration, authority or exemption from, by or with a Governmental Agency.

Bonus Shares means any shares in the Issuer allotted for no consideration or by way of capitalisation of profits or reserves.

Business Day means a day that is not a Saturday, Sunday, bank holiday or public holiday in Melbourne.

Certificate has the meaning given to that term in Condition 2.2(d).

(1) The definition Strategic Alliance Agreement will set out the required form of deed of subordination.

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Conversion means the acquisition by a Noteholder of Shares through the conversion of Notes in accordance with Condition 6.

Conversion Date means the Mandatory Conversion Date or any other date of Conversion.

Conversion Ratio means [number] Conversion Shares per Note, as may be adjusted from time to time in accordance with these Conditions.

Conversion Shares means fully paid shares in the Issuer which rank in all respects equally with the Shares except as expressly provided in the Distribution Policy and these Conditions, and which will be issued on Conversion.

Coupon means, when a Shareholder Distribution to one or more Strategic Participants (or its or their Related Entities) is made on a particular day, a payment of an amount to each Noteholder, in respect of the Notes held by it, equal to the Basic Coupon Amount (as defined below), as increased or reduced pursuant to the Distribution Policy, and subject to Condition 3.2(c)(i).

(a)           Where a single Noteholder holds all the Notes, and does not hold any Shares, the Basic Coupon Amount for the Noteholder is:

SD multiplied by NPP/SPP where:

SD is the amount of the Shareholder Distribution

NPP is the Noteholder’s Project Percentage

SPP is the aggregate Project Percentage of the Shareholder or Shareholders

(b)           Where there is more than one Noteholder holding the Notes, but none of them hold any Shares, the Basic Coupon Amount for each Noteholder is:

SD multiplied by RNPP/SPP

SD is the dollar amount of the Shareholder Distribution

RNPP is the relevant Noteholder’s Project Percentage

SPP is the aggregate Project Percentage of the Shareholder or Shareholders

(c)           Where a Noteholder also holds Shares, the Basic Coupon Amount payable to each Noteholder is:

SD multiplied by RNPPRN/SPP

SD is the dollar amount of the Shareholder Distribution

RNPPRN is so much of the relevant Noteholder’s Project Percentage as is represented by the Notes, determined by reference to the number of Conversion Shares into which the Notes would be Converted divided by the sum of the number of such Conversion Shares (if Conversion of all Notes occurred on the day the Shareholder Distribution is made) and the number of such Shares

SPP is the aggregate Project Percentage of the Shareholder or Shareholders, including the Noteholder in its capacity as a Shareholder.

Where, in respect of a Shareholder Distribution, the Issuer makes an ACDM to a Noteholder, the Basic Coupon Amount shall be reduced by the amount of the ACDM.

In this definition of Coupon, a reference to Shares includes Conversion Shares.

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Distribution Policy means the distribution policy for the [insert short name of Strategic Asset] set out in schedule [*] to the Strategic Alliance Agreement.

Excluded Assets has the meaning given in the Distribution Policy.

Excluded Asset Cash Flows has the meaning given in the Distribution Policy.

Excluded Payment has the meaning given in the Distribution Policy.

Expert means a person appointed to act as an expert pursuant to the Master Dispute Resolution Agreement.

Governmental Agency means a government or governmental, semi-governmental or judicial entity or authority. It includes a self-regulatory organisation established under statute or any stock exchange.

Interest Rate for a period means the average bid rate displayed at or about 10.30am (Melbourne time) on the first day of that period on the Reuters screen BBSY page (or similar service if the Reuters service is unavailable at the relevant time) for a term equivalent to the period.

Issue Date means [the date of the Deed Poll].

Mandatory Conversion Date means the first to occur of:

(a)           the date on which a liquidator or administrator is appointed to the Issuer; or

(b)           any other date expressly agreed in writing by the Issuer and all of the Noteholders to be the Mandatory Conversion Date.

Master Dispute Resolution Agreement means [insert description of the agreement].

Noteholder or, in respect of a Note, holder means, at any time, the person then recorded as the holder of that Note in the Note Register.

Note Register means the register of the Notes described in Condition 2.2.

Principal Amount means, in respect of a Note, its principal amount as stated in Condition 2.1(a), less any repayments received as expressly permitted by Condition 3.3(b), and as increased or decreased (if applicable) on a winding up of the Issuer in accordance with Condition 5.3 and, if applicable, Condition 5.4(a).

Project Percentage has the meaning given in the Strategic Alliance Agreement.

Related Entity means, in relation to an entity, any entity which is related to it within the meaning of section 50 of the Australian Act, which is controlled by it within the meaning of part 1.2 division 6 of the Australian Act, or which is a subsidiary of it as defined under the UK Act 2006.  In relation any member of the Rio Tinto Group, it includes any entity which is related (as so defined) to either Rio Tinto Limited or Rio Tinto plc.

Rio Tinto Group means Rio Tinto plc and each of its Subsidiaries together with Rio Tinto Limited and each of its Subsidiaries and includes any entity that would be considered a Subsidiary of RTL and RTP if those entities were treated as one entity and member of the Rio Tinto Group shall be construed accordingly.

Rio Tinto Group Equity Loan has the meaning given in the Distribution Policy.

Rio Tinto Treasury Finance Loan has the meaning given in the Distribution Policy.

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Rio Tinto Limited means Rio Tinto Limited (ABN 96 004 458 404), a company incorporated in Victoria, Australia.

Rio Tinto plc means Rio Tinto plc (Registration No. 719885), a company incorporated in England and Wales.

Share means a fully paid ordinary share in the capital of the Issuer. [Note: the Conditions assume that the Issuer’s capital structure consists solely of ordinary shares.  The capital structure will need to be reviewed at time of issue.]

Shareholder means the holder of one or more Shares.

Shareholder Distribution means any payment or application of funds attributable to Strategic Asset Cash Flows to the extent to which it is:

(a)           a dividend or distribution to Shareholders, or to the holders of instruments which rank equally with the Notes, whether of cash, assets or other property, and however described and whether payable out of profits, retained earnings or any other capital or revenue reserve or account;

(b)           a distribution of share capital on Shares, or on instruments which rank equally with the Notes , whether made by way of share buy-back, return of capital, cancellation of shares or otherwise;

(c)           a payment of principal or interest, or a payment of dividend or capital on mandatory redeemable preference shares, to any member of the Rio Tinto Group in respect of any Rio Tinto Group Equity Loan,

(d)           a payment of principal or interest to a Shareholder or a Related Entity of a Shareholder in respect of any Strategic Participant Dilutive Loan;

(e)           a payment of principal or interest to a Shareholder or a Related Entity of a Shareholder in respect of any Additional Loan; or

(f)            the making of an ACDM to a Shareholder or a Related Entity of a Shareholder,

but not an Excluded Payment.

A reference to payment of a Shareholder Distribution includes the making of an ADCM.

Strategic Alliance Agreement means [insert description of the agreement].

Strategic Asset Cash Flows has the meaning given in the Distribution Policy.

Strategic Assets has the meaning given in the Distribution Policy.

Strategic Participant has the meaning given in the Strategic Alliance Agreement.

Strategic Participant Dilutive Loan has the meaning given in the Distribution Policy.

Strategic Participant Pro Rata Loan has the meaning given in the Distribution Policy.

Subsidiary has the meaning given in the Australian Act and the UK Act 2006 but so that:

(a)           an entity shall also be deemed to be a Subsidiary of a body corporate if it is controlled by that body corporate (expressions used in this paragraph have the meanings given for the purposes of Part 1.2, Division 6 of the Australian Act);

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(b)           a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest shall be regarded as a share;

(c)           a body corporate or trust may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a body corporate; and

(d)           in the case of any Subsidiary of Rio Tinto, the term extends to include any Subsidiary of Rio Tinto Limited or Rio Tinto plc.

UK Act 2006 means the Companies Act 2006 as amended.

Working Hours means from 9.00am to 5.00pm on a Business Day.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise.

(a)           The singular includes the plural and conversely.

(b)           A gender includes all genders.

(c)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)           A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, the Deed Poll.

(f)            A reference to an agreement or document (including a reference to these Conditions) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by these Conditions or that other agreement or document.

(g)           A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)           A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)            A reference to $, dollar or cents is to the lawful currency of Australia.

(j)            A reference to time is a reference to:

(i)            time in the place in which the relevant event occurs;

(ii)           if the relevant event is to occur in more than one place, time in Melbourne, Australia.

(k)           If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(l)            The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

(m)          Nothing in these Conditions is to be interpreted against a party solely on the ground that the party put forward these Conditions or a relevant part of it.

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(n)           References to a ‘company’ will be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.3          Limited recourse

Except as expressly set out in the Deed Poll, the Distribution Policy, the Strategic Alliance Agreement or these Conditions:

(a)           no Noteholder is entitled at any time to have recourse or resort to any assets of the Issuer other than the Strategic Assets or the Strategic Asset Cash Flows for the payment or recovery of any money owing to a Noteholder under or in respect of the Deed Poll, these Conditions or any Note;

(b)           the liability of the Issuer to the Noteholders in respect of that money is limited to the amount recoverable from the Strategic Assets and the Strategic Assets Cash Flows; and

(c)           the Issuer has no obligation to apply Excluded Assets or Excluded Asset Cash Flows to meet obligations or make payments to Noteholders.

Nothing in this Condition 1.3 limits the right of a Noteholder to bring a claim against the Issuer or any other person (whether in respect of fraud, negligence or any other legal ground of claim), other than a claim in respect of money owing under or in respect of this Deed Poll, these Conditions or any Note.

1.4          Australian financial services notice

The Issuer does not hold an Australian Financial Services Licence.  Each Noteholder is taken by acquiring any Note to have acknowledged that this is the case and to have agreed that it is not entitled to give a notice under section 925A of the Australian Act.

2.            Form, Denomination and Title

2.1          The Notes

(a)           The aggregate Principal Amount of the Notes on the Issue Date is $[*], comprising [number] Notes with a Principal Amount of $10,000 each.  The Notes will be issued in registered form.

(b)           The Notes represent unsecured subordinated debt obligations of the Issuer and are held subject to these Conditions.

(c)           These Conditions are binding on the Issuer and the Noteholders and all persons claiming through or under them, respectively.

2.2          Title and Note Register

(a)           The Issuer must establish a register of the Notes (the Note Register).  The Issuer must keep the Note Register in Melbourne or in any other place selected by the Issuer and agreed in writing by the Noteholders.

(b)           The Issuer must record in the Note Register:

(i)            the name and address of each Noteholder;

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(ii)           the Issue Date of transfer of any Note;

(iii)          the Principal Amount of Notes held by each Noteholder, and the details of any repayment or redemption of any Note; and

(iv)          in respect of any Note that has been cancelled or Converted, details of the cancellation or Conversion of the Note.

(c)           At the request and expense of any person inspecting the Note Register, the Issuer must provide to the person an extract from the Note Register free of charge as soon as practicable after the making of the request.

(d)           Upon issue, transfer or Conversion of a Note, the Issuer will issue to each Noteholder a certificate (a Certificate) to evidence its registered holding and title to the Notes held by it.

2.3          Note Register conclusive

Subject to correction for any fraud or error:

(a)           each entry in the Note Register in respect of a Note is sufficient and conclusive evidence to all persons and for all purposes that the person whose name is so inscribed is the registered owner of the Note; and

(b)           the person whose name is entered in the Note Register as the registered owner of any Note from time to time will be treated by the Issuer as the absolute owner of such Note for all purposes whether or not any payment in relation to such Note is overdue and regardless of any notice of ownership, trust or any other interest inscribed in the Note Register.

2.4          Manifest errors

The making of, or the giving effect to, a manifest error in an entry in the Note Register will not avoid the constitution, issue, transfer or Conversion of a Note.  The Issuer must expeditiously correct any manifest error of which it becomes aware.

2.5          Status and ranking of Notes among themselves

(a)           On the Issue Date, and thereafter unless and except to the extent that differing rights arise in accordance with these Conditions because the Conversion Ratio may be adjusted in respect of some but not all Notes, the Notes rank equally and without any preference or priority among themselves.

(b)           The ranking of Notes is not affected by the date of registration of any Noteholder in the Note Register.

2.6          Property in Notes

The property in the Notes in respect of which any Certificate is issued is to be regarded, for all purposes, as situated at the place where the Note Register is.

2.7          [Non-share capital account

The Issuer must establish and maintain a non-share capital account for the Notes in accordance with Division 164 of the Income Tax Assessment Act 1997 (Cth).]  [Required only if the Issuer is an Australian company]

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2.8          No proprietary rights to assets

The holding of a Note does not confer on the holder any proprietary interest in:

(a)           any of the Strategic Assets or Strategic Asset Cash Flows; or

(b)           any other assets or cash flows of the Issuer.

3.            Coupon payments

3.1          No interest

The Notes do not bear interest.

3.2          Coupon payments

(a)           Until cancellation or Conversion of a Note, if (but only if) and when the Issuer pays a Shareholder Distribution, the Issuer must pay the corresponding Coupon to each Noteholder.  The Coupon must be paid on the same day and as nearly as practical at the same time as the Shareholder Distribution.

(b)           Until cancellation or Conversion of all Notes, the Issuer shall not pay any Shareholder Distribution to a Strategic Participant (or its Related Entity) unless the Issuer can and will pay the corresponding Coupon the same time.

(c)           For the avoidance of doubt:

(i)            nothing in these Conditions entitles a Noteholder to receive a Coupon in excess of its entitlement under the Distribution Policy, or reduces the entitlement of a Noteholder to receive an amount that it is entitled to receive under the Distribution Policy; and

(ii)           no Coupon is required to be paid as a result of the Issuer paying an Excluded Payment.

3.3          Satisfaction of Coupon payment obligations

(a)           The Noteholders will be entitled to payment of Coupon at the same time as a Shareholder Distribution is paid.  The Issuer must pay the Coupon on the same day that the Issuer pays the Shareholder Distribution.

(b)           Payment of a Coupon in respect of a Note will not be treated as a repayment of any part of the Principal Amount of the Note or a redemption of the Note unless it is effected with the agreement of the Noteholder pursuant to the Distribution Policy, or unless the Issuer and all the Noteholders so agree.  Any repayment under this Condition 3.3(b) must be in an amount which is an integral multiple of the Principal Amount of a Note, and will take effect as a redemption of a whole number of Notes.  Where Notes held by a Noteholder are redeemed under this Condition 3.3(b), the Conversion Ratio in respect of the remaining Notes held by the Noteholder will be adjusted under Condition 7.3.

(c)           [Where a Coupon is treated in accordance with paragraph (b) as a redemption of a Note, the amount of principal repaid must be debited to the non-share capital account referred to in Condition 2.7.]  [Required only if Condition 2.7 is included]

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3.4          Default interest

Interest accrues on each amount which is due and payable, but not paid, by the Issuer to a Noteholder under or in accordance with these Conditions (including any Coupon):

(a)           on a daily basis from the due date up to the date of actual payment;

(b)           both before and after judgment (as a separate and independent obligation); and

(c)           at the rate which is the sum of the Interest Rate plus a margin of 3%, calculated for successive periods of one month, with the first period commencing on the due date of the amount on which interest is payable.

The Issuer shall pay interest accrued under this clause on written demand by the Noteholder or, if no demand is made, on the last day of each month.  The interest is payable in the currency of the unpaid amount on which it accrues.

4.            No Shareholder Rights

4.1          Rights

Prior to Conversion:

(a)           a Note does not give the holder a beneficial interest in any Shares;

(b)           the Notes carry no right for any Noteholder in that capacity to participate in any offering or issue of securities by the Issuer (but nothing in this Condition limits any such right conferred by the Strategic Alliance Agreement or any other document or agreement).

4.2          Further issues of securities

Except as otherwise provided in these Conditions or the Strategic Alliance Agreement:

(a)           the Issuer reserves the right at all times to offer or issue Shares or other securities to any person in any manner; and

(b)           no such offer or issue of Shares or other securities will result in an adjustment to the Conversion Ratio in respect of any Note.

5.            Principal Amount and Ranking

5.1          Principal Amount not repayable

Other than as contemplated under the Deed Poll, these Conditions or the Distribution Policy or where the Issuer and the relevant Noteholder agree in writing, no Note will be redeemed, and no Principal Amount of any Note will be repaid, either in whole or in part.

5.2          Ranking

The Notes constitute direct, subordinated and unsecured obligations of the Issuer.  In accordance with Condition 5.3, the Principal Amount of the Notes:

(a)           will at all times rank behind, subordinate and postponed, and subject in right of payment, to the satisfaction in full of all other claims of creditors of the Issuer, other than any claims

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that rank equally with or behind the Notes (including all Rio Tinto Group Equity Loans, Strategic Participant Dilutive Loans and Additional Loans); and

(b)           will only be satisfied on a winding up of the Issuer to the same extent as if the Notes ranked equally with the Shares.

5.3          Repayment of Principal Amount on winding up

If, on a winding up of the Issuer:

(a)           for any reason, and despite Condition 6, any Notes have not been Converted and remain outstanding; and

(b)           any amount (the Surplus) remains available for distribution after satisfaction of all debts or other claims of creditors that rank ahead of the Principal Amount of the Notes in accordance with Condition 5.2, then the aggregate Principal Amount of the Notes will automatically increase or decrease to such amount as results in:

(c)           the Noteholders receiving in aggregate the same amounts (by way of repayment of the adjusted Principal Amount of the Notes); and

(d)           the Shareholders receiving in aggregate the same amounts (by way of distribution of the surplus remaining after payment of that adjusted Principal Amount),

that they would respectively have received if:

(e)           all Notes had been Converted at their respective Conversion Ratios immediately prior to the date of appointment of the liquidator;

(f)            all claims that rank equally with the Notes had been converted to Shares at such conversion ratios as resulted in the Shareholders (including the holders of Shares that would have been issued if all Notes and claims that rank equally with the Notes had been Converted as contemplated by paragraph (e) and this paragraph (f) as at that date) holding Shares in the same proportions as their Project Percentages;(2)

(g)           the Adjusted Surplus were divided rateably among all the Shareholders (including those that would be Shareholders if all Notes and claims that rank equally with the Notes had been Converted as contemplated by paragraphs (e) and (f)); and

(h)           the benefit or burden of the Excluded Asset Amount were received or borne (as applicable) solely by the holders of the Excluded Asset Cash Flow Shares.

For the purpose of this Condition 5.3, the following definitions apply.

Adjusted Surplus means the Surplus, adjusted to exclude the Excluded Asset Amount.

Excluded Asset Amount means any amount taken into account in calculating the Surplus, whether positive or negative, which is attributable to the Excluded Assets.

(2) This mechanism requires that all Rio Tinto Group Equity Loans, Strategic Participant Dilutive Loans and Additional Loans are subordinated so as to rank equally with the Notes.  The Strategic Alliance Agreement will require the execution of a deed of subordination by the providers of Rio  Tinto Group Equity Loans and Strategic Participant Dilutive Loans to give effect to that subordination.  The definition of Additional Loan requires it by its terms.

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Excluded Asset Cash Flow Shares means all issued Shares, excluding any Shares that have at any time been issued or that would be issued on Conversion of any Notes.

This worked example is provided to illustrate the operation of this Condition 5.3.

The following position is assumed to apply at the date of appointment of the liquidator.

1.             There are two Strategic Participants under the Strategic Alliance Agreement, Party A and Party B.  Party A has a Project Percentage of 70% and Party B has a Project Percentage of 30%.

2.             Party A holds:

(a)           700 Shares, all being Excluded Asset Cash Flow Shares; and

(b)           claims ranking equally with the Notes, comprising Rio Tinto Group Equity Loans, in the amount of $10,000,000.

3.             Party B holds:

(a)           300 Notes with a Conversion Ratio of 1, convertible into 300 Shares; and

(b)           claims ranking equally with the Notes, comprising Strategic Participant Dilutive Loans, in the amount of $1,000,000.

4.             The Surplus is $80,000,000, comprising an Adjusted Surplus of $100,000,000 and a negative Excluded Asset Amount of $20,000,000.

The calculations to be made under this Condition 5.3 are the following.

1.             Party B’s Notes are taken to be converted at their Conversion Ratio of 1, resulting in 300 Shares, none of which are Excluded Asset Cash Flow Shares (Condition 5.3(e)).

2.             Party A’s Rio Tinto Group Equity Loans and Party B’s Strategic Participant Dilutive Loans are to be converted at such ratio as results in the Shares (including those resulting from conversion under Condition 5.3(e) and (f)) being held by the Shareholders in proportion to  their Project Percentage.  As Party A’s 700 Shares, and Party B’s 300 Shares resulting from conversion of the Notes, are already held in proportion to their respective Project Percentages of 70% and 30%, this can be achieved by both Party A’s Rio Tinto Group Equity Loans and Party B’s Strategic Participant Dilutive Loans being converted at a conversion ratio of zero.  The total resulting shares after application of Condition 5.3(e) and (f)) are therefore:

(a)           Party A – 700 Shares.

(b)           Party B – 300 Shares.

3.             The Adjusted Surplus of $100,000,000 is divided rateably among Party A as to 70% ($70,000,000) and Party B as to 30% ($30,000,000), in accordance with their resulting Shareholdings (Condition 5.3(g)).

4.             The negative Excluded Asset Amount of $20,000,000 is deducted from the entitlement of Party A, as the holder of all the Excluded Asset Cash Flow Shares (Condition 5.3(h)), and so Party A receives a net amount of $50,000,000.

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5.4          No avoidance of ranking

Despite anything else in these Conditions, on a winding up of the Issuer:

(a)           (Noteholder additional amounts) if for any reason an increase in the aggregate Principal Amount of the Notes which is required by the terms of Condition 5.3 does not take effect as specified in that Condition, then subject to paragraph (b) each Noteholder will be entitled to an additional amount in respect of the Notes held by it calculated on the day prior to the commencement of the winding up of the Issuer that results in the Principal Amount together with the additional amount being equal to what the Principal Amount would have been had it been increased under Condition 5.3; and

(b)           (Shareholder simultaneous payments) no Noteholder will be entitled to receive payment of any amount in respect of the Principal Amount of the Notes held by it or any additional amount under paragraph (a), and no Noteholder may: :

(i)            require or accept payment or otherwise allow satisfaction or discharge;

(ii)           take any step for the purpose of or towards levying any execution or obtaining any judgment;

(iii)          claim or prove in the winding up of the Issuer; or

(iv)          exercise any right of set-off, deduction or combination of accounts,

in respect of the Principal Amount of any Note, unless and to the extent that the Shareholders receive, simultaneously with payment of the relevant adjusted Principal Amount to the Noteholders and/or additional amount (as applicable), payment of the amounts that they are stated in Condition 5.3 to be entitled to receive.

6.            Conversion

6.1          Conversion Ratio

The number of Shares to be issued on Conversion of a Note will be the number equal to the Conversion Ratio in effect on the Conversion Date in respect of that Note.  Any entitlement to a fraction of a Share will be disregarded.

6.2          Conversion Date

(a)           All the outstanding Notes will automatically convert into Shares on the Mandatory Conversion Date.

(b)           Notes held by a Noteholder may also be Converted by the Noteholder:

(i)            when expressly permitted to do so under the Strategic Alliance Agreement; or

(ii)           on any other date expressly agreed to in writing by the Issuer and the relevant Noteholder.

(c)           Notes may not be Converted except in accordance with paragraph (a) or (b).

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6.3          Procedures on Conversion

(a)           In order to give effect to and complete a Conversion referred to in Condition 6.2, within  seven Business Days after the relevant Conversion Date the Issuer will:

(i)            cause the Conversion Shares to be registered in its register of members in the name of the Noteholders entitled to them; and

(ii)           do all other things necessary to give effect to the issue of the Conversion Shares.

(b)           Each Noteholder will be deemed by its holding of the relevant Notes to have duly agreed to be a member of the Issuer and to be bound by the constitution of the Issuer as a member.

(c)           Upon issuance of the relevant number of Conversion Shares to a Noteholder under this Condition 6.3 on Conversion of any Note:

(i)            any and all rights of the Noteholder in respect of any Principal Amounts owing to it in relation to the Note will be deemed to have been satisfied in full and those Principal Amounts will no longer be payable by the Issuer; and

(ii)           the Issuer will cancel the Notes that have been Converted.

(d)           Conversion of a Note will not release the Issuer from any obligation to pay any amount (including a Coupon payment) which has become due and payable before Conversion.

6.4          Share certificate

No later than 10 Business Days after the issue of Conversion Shares, the Issuer will provide each Noteholder with a Share certificate for the Conversion Shares and a confirmation that the relevant Notes have been cancelled.

6.5          Nature of Shares

The Issuer will ensure that the Conversion Shares will on issue:

(a)           be duly issued;

(b)           be credited as fully paid;

(c)           be free from all encumbrances, pre-emptive and other third party rights other than as provided in the Strategic Alliance Agreement, these Conditions or the Distribution Policy or as otherwise agreed, created or permitted by the relevant Noteholder;

(d)           rank equally in all respects with the Shares on issue at the Conversion Date, except that:

(i)            in accordance with the Distribution Policy (and except as otherwise provided in these Conditions or in the Distribution Policy), Shareholder Distributions in respect of the Conversion Shares will be made only out of Strategic Asset Cash Flows and will exclude amounts attributable to Excluded Asset Cash Flows; and

(ii)           in accordance with Condition 5.3, on a winding up of the Issuer the Conversion Shares will not share in the benefit or burden of amounts attributable to Excluded Assets,

and except as otherwise expressly provided in the Distribution Policy and these Conditions; and

(e)           be subject to the terms of the Distribution Policy.

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[Note: any necessary amendments will need to be made to the Issuer constitution to ensure these terms apply to shares on conversion and reflect the relevant rights and status of the notes.]

6.6          Calculation Agent

The Noteholders may, by written notice to the Issuer, appoint a calculation agent at their own expense for the purpose of carrying out the calculation of the number of Conversion Shares to be issued on Conversion of any Note.

7.            Adjustments to Conversion Ratio

7.1          Adjustments

(a)           The Conversion Ratio in respect of each Note will be subject to adjustment from time to time in accordance with this Condition 7.

(b)           The Conversion Ratio will only be adjusted in respect of a Note if that Note has not been Converted prior to the date on which the event giving rise to the adjustment becomes effective.

7.2          Bonus Issues, Consolidation or Subdivision

If the Issuer:

(a)           makes an issue of Bonus Shares;

(b)           sub-divides or splits any Shares; or

(c)           consolidates any Shares into a smaller number of Shares,

the Conversion Ratio in respect of each Note will be adjusted so that the number of Conversion Shares each Noteholder will be entitled to receive on Conversion of the Note is the number of Conversion Shares that it would have held after the occurrence of any of the events described above, had it converted the relevant Note immediately before the occurrence of that event.

7.3          Redemption

If Notes are redeemed under and in accordance with Condition 3.3(b), the Conversion Ratio for that Noteholder’s remaining Notes (if any) will be adjusted so that the number of Conversion Shares that the Noteholder will be entitled to receive on Conversion of its remaining Notes after the redemption is the same as the number of Conversion Shares that it would have received had it converted all its Notes immediately before the relevant redemption.

7.4          Dilutive payments

If an event occurs which results in the Project Percentage of a Noteholder being decreased under the Strategic Alliance Agreement as a result of dilution in respect of that Noteholder, or increased under the Strategic Alliance Agreement as a result of dilution in respect of another Strategic Participant, the Conversion Ratio for that Noteholder’s Notes will be adjusted so that the number of Conversion Shares that the Noteholder will be entitled to receive on Conversion of its Notes, when added to the number of Conversion Shares already held by it, will result in the holding the aggregate number of Conversion Shares equivalent to its Project Percentage.

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8.                                     Payments

8.1                              Payments

(a)           The payment of any amount due to a Noteholder will be made by transfer to the registered account of the relevant Noteholder.  If the Noteholder has failed to provide details of a registered account, the payment will be made by cheque mailed to the registered address of the Noteholder.

(b)           Payment of any amount due to a Noteholder will be made in Australian dollars unless the Noteholder gives at least three Business Days’ notice that it requires payment in United Stated dollars.  If the Noteholder requires payment of an amount in United States dollars, on the payment date, the Issuer will arrange for the bank through which payment is made to convert the Australian dollar amount to United States dollars at its spot rate of exchange for buying United States dollars with Australian dollars two Business Days before that date.  Any bank charges in effecting the exchange will be for the account of the Noteholder.

(c)           For the purpose of making payments to any Noteholder, any fraction of a cent will be disregarded.

8.2                              Registered accounts and addresses

For the purpose of this Condition 8 , a Noteholder’s registered account means the account maintained by it or on its behalf with a bank, details of which appear on the Note Register at the close of business on the seventh Business Day before the due date for payment, and a Noteholder’s registered address means its address appearing on the Note Register at that time.

8.3                              Fiscal laws

All payments in respect of the Notes are subject in all cases to any applicable laws and regulations in the place of payment.

8.4                              Date of payment

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed (at the risk of the Noteholder) on the due date for payment (or, if it is not a Business Day, the immediately following Business Day).

8.5                              Payments in breach of law or sanctions

The Issuer may delay, block or refuse to process any transaction without incurring any liability if the Issuer believes on reasonable grounds, and the relevant Noteholder does not demonstrate to the contrary, that:

(a)                                 the transaction is likely to breach any laws or regulations in Australia or any other country;

(b)                                the transaction involves any person (natural, corporate or governmental) in a manner that would breach economic and trade sanctions imposed by Australia, the United States, the European Union or the country in which the transaction takes place; or

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(c)           the transaction may involve the proceeds of, or be applied for the purposes of, conduct which is unlawful in Australia or the country in which the transaction takes place and the transaction would breach any laws binding on the Issuer in Australia or the country in which the transaction takes place.

As soon as practicable after the Issuer forms that belief, to the extent permitted by law it will notify the relevant Noteholder and provide such written explanation as the Noteholder may reasonably request, and will consult in good faith as to a solution.

8.6                              [Franking

Where any payment to a Noteholder under the Conditions is a frankable distribution, the Issuer will issue the Noteholder with a franking distribution statement in accordance with Subdivision 202-E of the Income Tax Assessment Act 1997.]  [Required only if the Issuer is an Australian company]

9.                                     Cancellation of Notes

All Notes Converted by the Issuer will be automatically cancelled, the entry for that Noteholder will be removed from the Note Register and any Certificate in respect of those Notes will not evidence any current title to any Note.

10.                              Covenants

10.1                       Shares available

At all times prior to Conversion or cancellation of the Notes, the Issuer shall ensure that nothing in (or omitted from) its constitution or any agreement or instrument binding on it or its assets (including any other agreement for issue of any Shares) prevents it issuing such number of shares as would enable all Notes to be Converted in compliance with these Conditions.

10.2                       No amendment to Distribution Policy

The Distribution Policy may only be amended by agreement between the Issuer and the Strategic Participants.

10.3                       Restrictions on adjustments to share capital

At all times prior to Conversion or cancellation of the Notes, the Issuer shall not without the consent of all Noteholders vary, create, increase, re-organise, consolidate, sub-divide, convert, reduce, redeem, repurchase, re-designate or otherwise alter its share capital or vary, modify, abrogate or grant any rights attaching to any share capital, or enter into any agreement or incur any obligation to do any of the foregoing, unless doing so:

(a)                                  is expressly permitted pursuant to clause [anti-dilution] of the Strategic Alliance Agreement;

(b)                                 gives rise to an adjustment to the Conversion Ratio under these Conditions; or

(c)                                  is a Shareholder Distribution which results in an obligation to pay a Coupon or in the making of an ACDM, and such Coupon is duly paid or such ACDM is duly made, as the case may be.

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10.4                       Restrictions on loans from Rio Tinto Group

The Issuer shall not accept any loans from, or issue any debt instruments to, any member of the Rio Tinto Group other than:

(a)           Rio Tinto Treasury Finance Loans;

(b)           Rio Tinto Group Equity Loans;

(c)           Strategic Participant Pro Rata Loans;

(d)           Strategic Participant Dilutive Loans;

(e)           Additional Loans; or

(f)            with the prior written approval of all Noteholders.

[Note: Issuer’s constitution to be updated as necessary prior to issue of Notes to reflect relevant provisions of the Notes including distribution provisions and Conversion Share rights]

11.                              Replacement of Certificates

(a)           If any Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the specified office of the Issuer or Registrar upon payment by the claimant for the replacement of the certificate of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and the Registrar may require.  Mutilated or defaced Certificates must be surrendered before replacements will be issued.

(b)           Any stamp, transaction or registration tax or duty payable on a new Certificate issued under this Condition 11 must be paid by the Noteholder.

12.                              Transferability of Notes

12.1                       Restrictions on transfer of Notes

A Noteholder may not transfer any of its Notes, and the Notes are not transferable, except:

(a)           as expressly permitted by the Strategic Alliance Agreement; and

(b)           if transfer is permitted under paragraph (a), in accordance with the procedures set out in Conditions 12.2 to 12.4.

12.2                       Transfer form

A Noteholder may only apply for the transfer of a Note pursuant to this Condition 12 by lodging with the Issuer a duly completed transfer form signed by the transferor and the transferee.  The transfer form must include an express statement that the transferee agrees to be bound by these Conditions and the terms of the Deed Poll.

12.3                       Registration requirements

(a)           Every form of transfer must be signed by the holder and, where jointly held, by all joint holders or its or their attorney(s) duly authorised in writing and the holder(s) will be deemed to remain the owner of the Note to be transferred until the name of the transferee(s) is or are entered in the Note Register in respect of that Note.

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(b)           Every form of transfer must be deposited at the registered office of the Issuer, accompanied by the Certificate for the Note to be transferred and, if the form is executed by some other person on a holder’s behalf, the written authority of that person to do so.

12.4                       Registration of transfers

(a)           The Issuer may refuse to register any transfer which does not comply with these Conditions.

(b)           Where a transfer is made in accordance with these Conditions, the Issuer must register the Note transfer, enter the transferee on the Note Register and issue a Certificate to the transferee.

13.                              No Grossing up

(a)           All payments in respect of the Notes, including Coupons, will be made free and clear of, and without withholding or deduction for or on account of any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by Australia, the United Kingdom, the country of incorporation of the Issuer, or any political subdivision or any authority thereof or therein having the power to tax, unless such withholding or deduction is required by law.

(b)           The Issuer is not obliged to reimburse or compensate or make any payment to a Noteholder for or in respect of any such withholding or deduction.

(c)           Nothing in this Condition 13 limits any provision of these Conditions or the Distribution Policy which requires any adjustment to be made to the amount of any Coupon or other payment to a Noteholder.

14.                              Amendments to the Conditions

No amendment to the Conditions can be made unless the Issuer and the Noteholders agree in writing and execute a supplementary deed documenting the amendments.

15.                              Notices and Meetings of Issuer

Each Note:

(a)           confers upon its holder the same rights as the holders of Shares to receive notices, reports, audited accounts (including cash flow statements, profit and loss accounts and balance sheets) of the Issuer and to attend general meetings of the Issuer; and

(b)           does not confer upon its holder any voting rights or any other rights that a holder of Shares has.

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16.                              Notices

All notices to Noteholders will be validly given if mailed to them at their respective addresses in the Note Register maintained by the Issuer. Any such notice will be deemed to have been given on the seventh day after being so mailed.

17.                              Conditions Binding on Parties and Successors

These Conditions are binding on the Issuer and the Noteholders and all persons claiming through or under them, respectively.

18.                              Expert Dispute Resolution

If a Noteholder does not agree with any actions, calculations, determinations, decisions, or payments proposed to be made or made by the Issuer pursuant to Conditions 3.2, 5.3, 6.1, 7.1, or 7.2, that Noteholder may refer such matter for determination by the Expert pursuant to the Master Dispute Resolution Agreement.

19.                              Governing Law and Dispute Resolution

(a)           These Conditions shall be governed by and construed in accordance with the laws of Victoria, Australia.

(b)           Any dispute, controversy, claim or difference of whatever nature arising under, out of, or in connection with these Conditions shall be resolved in accordance with the Master Dispute Resolution Deed.

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Executed and delivered as a deed poll on the date stated at the beginning of this Deed Poll.

Executed as a deed in accordance with
section 127 of the Corporations Act 2001 by
[insert Issuer]:

Director Signature	Director/Secretary Signature

Print Name	Print Name

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Schedule 8

Forms of Participant Charge

Participant Charge [Iron Ore]

Participant Charge

Date

Parties

1.	Chinalco Company (company number), a company incorporated under the laws of [*] (Chinalco Company).

2.	Rio Tinto Company (company number) a company incorporated under the laws of [*] (Rio Tinto Company).

Recitals

A

Under an agreement dated on or about the date of this Deed between the Chargor and the Chargee (the Strategic Alliance Agreement), the Chargor and the Chargee agreed to enter into a strategic alliance for the purposes, and on the terms and conditions, specified in the Strategic Alliance Agreement.

B	Under the Strategic Alliance Agreement certain amounts are to be paid from time to time by the Chargor to the Chargee.

C

This Deed is entered into for the purpose of securing the payment of the amounts referred to in Recital B.

[This Participant Charge has been prepared on the basis that the parties to it will be incorporated in Australia and all proposed Reorganisation Steps are completed. Appropriate amendments will be required where this is not the case.]

It is agreed as follows.

1.            Definitions and Interpretation

1.1          Definitions

The following definitions apply unless the context requires otherwise.

Agent means any person appointed as a Chargee’s agent under this Deed or any Collateral Security.

[Assumption Deed means a deed substantially in the form of schedule [*] of the Strategic Alliance Agreement.]

Attorney means any attorney appointed under this Deed or any Collateral Security.

Authorised Officer means:

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(a)           in respect of the Chargor, any director or secretary, or any person from time to time nominated as an Authorised Officer by the Chargor by a notice to the Chargee accompanied by certified copies of signatures of all new persons so appointed; and

(b)           in respect of the Chargee, any director or secretary, or any person from time to time nominated as an Authorised Officer by the Chargee by a notice to the Chargor accompanied by certified copies of signatures of all new persons so appointed

Business Day means a weekday on which:

(a)           banks are open in [city where payments are to be made under the Strategic Alliance Agreement]; and

(b)           when payments are to be made in a currency other than Australian dollars, banks are open in the principal financial centre of that currency.

Charged Property has the meaning given in Schedule 2.

Chargee means [Rio Tinto Company] and, without limiting clause 1.2(f), each of its successors, substitutes and assigns.

Chargor means [Chinalco Company] [and each New Participant under, and as defined in, an Assumption Deed, which acquires an interest in the Charged Property directly or indirectly from [Chinalco Company], in each case unless and until it ceases under an Assumption Deed to be entitled to any rights and interests under this Deed.]  [To be completed in conformity with the assignment requirements in, and assumption method provided under, the Strategic Alliance Agreement.  The assumption regime will need to deal with both complete and partial assignments.  A New Participant will be required to accede to any relevant Intercreditor Deed.]

Collateral Security means any Security Interest or other document or agreement at any time created or entered into as security for any Secured Money.

Controller means a Receiver or Agent.

Corporations Act means the Corporations Act 2001 (Cth).

Enforcement Event means, in relation to a Chargor:

(a)           the Chargor fails to pay any of the Secured Money when due, and the failure is not remedied within 30 days of notice from any Chargee;

(b)           an [administrator or liquidator] or similar officer is appointed in relation to that Chargor; or [To be completed by reference to the applicable forms of insolvency administration in the Chargor’s jurisdiction of incorporation and operation.  A remedy period may be required if it is possible in a particular jurisdiction to appoint an administrator or liquidator without merit (ie, where a jurisdiction would require a remedy period because of the ease in appointing an administrator or liquidator at first instance).]

(c)           the holder of a Security Interest commencing enforcement over a substantial part of the Charged Property of that Chargor.

Fixed Charged Property has the meaning given in Schedule 2.

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority (including any self-regulatory organisation established under statute or any stock exchange).

2

Governmental Approval includes:

(a)           any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption required from, by or with a Governmental Agency by law or in practice; or

(b)           in relation to anything which will be fully or partly prohibited or restricted by law or in practice if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or insolvency, of another person.  It includes a guarantee, indemnity, letter of credit or legally binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Intellectual Property means any intellectual or industrial property including:

(a)           a patent, trade mark or service mark, copyright, registered design, trade secret or confidential information; or

(b)           a licence or other right to use or to grant the use of any of the above or to be the registered proprietor or user of any of the above.

Intercreditor Agreement means an intercreditor agreement entered into from time to time which regulates priority between this Deed and another Security Interest.

Lease means an agreement under which an asset may be used, exploited, operated or managed by a person other than the owner.  It includes a lease, licence, charter, hire purchase or hiring arrangement.

Liquidation includes receivership, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors or bankruptcy.

Notice means a notice, demand, consent or other communication.

Participating Interest has the meaning given to it in the Strategic Alliance Agreement.

Power means a power, right, authority, discretion or remedy which is conferred on a Chargee, Controller or Attorney:

(a)           by this Deed or any Collateral Security; or

(b)           by law in relation to this Deed or any Collateral Security.

Receiver means a receiver, receiver and manager or manager appointed under this Deed or any Collateral Security.

Secured Money means, in relation to a Chargor, amounts which that Chargor is liable to pay to or for the account of any Chargee under or in connection with clause [*] of the Strategic Alliance Agreement.  [Insert clause under the Strategic Alliance Agreement dealing with the obligation to reimburse the curing Chargor for any amounts paid to remedy funding default in respect of calls for capital expenditure and non-capital expenditure.]

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It also includes any such amount that the Chargor would have been liable to pay but for its Liquidation.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset.  It excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Strategic Alliance Agreement has the meaning given in Recital A.

Strategic Asset Tracking Notes has the meaning given to it in the Strategic Alliance Agreement.

Tax means any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Governmental Agency and any related interest, penalty, charge, fee or other amount.

Unpaid Capital means, in relation to a Chargor, any uncalled or unpaid share capital or premiums of that Chargor.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise.

(a)           The singular includes the plural and conversely.

(b)           A gender includes all genders.

(c)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)           A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(f)            A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(g)           A reference to an agreement or document (including reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

(h)           A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)            If the day on which an act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(j)            A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(k)           The meaning of general words is not limited by specific examples introduced by including or for example, or similar expressions.

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(l)            Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or a relevant part of it.

(m)          A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(n)           A reference to an agreement includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

(o)           A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including Intellectual Property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

1.3          Intercreditor Agreement

This Deed should be read and construed subject to the terms of any applicable Intercreditor Agreement.  In the event of any inconsistency between the terms of this Deed and an applicable Intercreditor Agreement, the terms of the applicable Intercreditor Agreement shall prevail.

1.4          Continuing Enforcement Event

An event which constitutes an Enforcement Event shall be regarded as continuing if:

(a)           the circumstances constituting such event continue; and

(b)           the relevant Chargee has not waived such of its rights under the Strategic Alliance Agreement and this Deed as arise as a result of the occurrence of that event.

2.            Charge

2.1          Charge

(a)           Each Chargor charges to each Chargee all its present and future Charged Property.

(b)           The charge given by each Chargor secures to each Chargee the due and punctual payment of the Secured Money.

(c)           The charge given by each Chargor is given in consideration of each Chargee entering into the Strategic Alliance Agreement, and for other valuable consideration received.

2.2          Prospective liability for the purposes of the Corporations Act

(a)           Subject to clause 2.3, for the purposes of the Corporations Act the maximum prospective liability (as defined in the Corporations Act) secured by each charge created by this Deed is A$[*] or its equivalent.

(b)           In addition to that prospective liability, this Deed also secures a prospective liability (as defined in the Corporations Act), in respect of each charge created by this Deed, of an unspecified amount, being all other money which may become due or owing or payable by the relevant Chargor to a Chargee under this Deed and, except for the purposes of section 282(3) of the Corporations Act, this Deed is not in any way limited to the amount in clause 2.2(a).

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2.3          Increase in prospective liability

The Chargees may from time to time jointly lodge notices under section 268(2) of the Corporations Act on behalf of each Chargor specifying an increase in the maximum prospective liability secured by this Deed in relation to each Chargor.  From the date of lodgement the sum specified in clause 2.2 will be taken to be varied to the sum specified in the notice.

3.            Nature of Charge

3.1          Priority

Except as specified in an applicable Intercreditor Agreement, the charge given by each Chargor is a first charge and takes priority over all other Security Interests.

3.2          Nature of charge

The charge operates:

(a)           as a fixed charge as regards all the Chargor’s Fixed Charged Property; and

(b)           subject to clause 3.4, as a floating charge only over all Charged Property not subject to a fixed charge in accordance with paragraph (a).

3.3          Dealing with Charged Property

Except with the prior written consent of the Chargees, a Chargor shall not:

(a)           create or allow to exist any Security Interest over any Charged Property;

(b)           create or allow any interest in any Charged Property; or

(c)           part with possession of any Charged Property,

except:

(d)           a dealing permitted by the Strategic Alliance Agreement;

[The Strategic Alliance Agreement will contain customary exceptions for security interests arising by operation of law.]

(e)           unless the security constituted by this Deed is being enforced against the Chargor, a dealing with the proceeds of any debt forming part of the Charged Property; and

(f)            any disposal of or dealing with any asset for the time being subject to the floating charge in the ordinary course of its business.

3.4          Crystallisation

The floating charge referred to in clause 3.2(b) will automatically and immediately crystallise and operate as a fixed charge:

(a)           in respect of any asset:

(i)            on notice to the relevant Chargor from any Chargee (which it may only give while an Enforcement Event is continuing in relation to the relevant Chargor);

(ii)           if the relevant Chargor:

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(A)          creates or allows any Security Interest over;

(B)          sells, Leases or otherwise disposes of;

(C)          creates or allows any interest in; or

(D)          parts with possession of,

that asset in breach of clause 3.3, or agrees or attempts to do so or takes any step towards doing so;

(iii)          on any step being taken with a view to levying or enforcing any distress, attachment or other execution on that asset or to enforcing any Security Interest in respect of that asset; or

(iv)          on a Governmental Agency:

(A)          taking any step under applicable Tax legislation which will affect that asset; or

(B)          taking any step which may result in an amount of Tax or an amount owing to a Governmental Agency ranking ahead of the floating charge with respect to that asset; or

(b)           in respect of all the Charged Property of the Chargor:

(i)            if an order is made or a resolution is passed for the winding up of the Chargor; or

(ii)           on the security constituted by this Deed being enforced in any way.

Except where expressly stated, no notice or action by a Chargee is necessary for the floating charge over any Charged Property to crystallise.

3.5          De-crystallisation

By notice to the relevant Chargor, the Chargees may at any time release from the fixed charge any asset of that Chargor which has become subject to a fixed charge under clause 3.4.  That asset will then again be subject to the floating charge given by that Chargor and to the further operation of that clause.

4.            Representations and Warranties

Each Chargor makes the following representations and warranties to the other parties as at the date of this Deed.

(a)           (Status)  It is a corporation validly existing under the laws of the place of its incorporation specified in this Deed.

(b)           (Power)  It has the power to enter into and perform its obligations under this Deed, to carry out the transactions contemplated by this Deed and to carry on its business as now conducted or contemplated.

(c)           (Corporate authorisations)  It has taken all necessary corporate action to authorise the entry into and performance of this Deed, and to carry out the transactions contemplated by this Deed.

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(d)           (Documents binding)  This Deed constitutes its valid and binding obligations enforceable against it in accordance with its terms, subject to any necessary stamping and registration, and subject to principles of equity and to bankruptcy, insolvency, liquidation, moratorium and similar laws affecting creditors’ rights generally and to other laws of general application.

(e)           (Transactions permitted)  The execution and performance by it of this Deed and each transaction contemplated under this Deed did not and will not violate in any respect a provision of:

(i)            a law applicable to it;

(ii)           its memorandum or articles of association or other constituent documents; or

(iii)          any other document or agreement which is binding on it or its assets,

and, except as provided by this Deed, did not and will not create or impose a Security Interest on any of its assets.

5.            Covenant to Pay

Each Chargor shall duly and punctually pay the Secured Money payable by it.

6.            Further Assurances

Whenever a Chargor is reasonably requested by a Chargee to do anything:

(a)           for more satisfactorily mortgaging, assuring or securing the Chargor’s Charged Property in favour of the Chargees in a manner not inconsistent with this Deed; or

(b)           for aiding in the execution or exercise of any Power,

that Chargor shall do it immediately at its own cost.  It may include registering this Deed, or the execution or registering of any other document or agreement.

7.            Enforcement

7.1          Appointment of receiver

To the extent permitted by law, at any time while an Enforcement Event is continuing, any one or more of the Chargees or any Authorised Officer of any of them may:

(a)           appoint any person or any two or more persons jointly and/or severally to be a receiver or receiver and manager of all or any of the Charged Property or to act as agent of any one or more of the Chargees to exercise any of the Powers conferred on them by this Deed;

(b)           remove any Controller;

(c)           appoint another Controller in addition to or in place of any Controller; and

(d)           fix or vary the remuneration of any Controller.

An appointment may be made on any terms the appointor thinks fit and whether or not any Chargee at any time has taken, or entered into possession of, any of the Charged Property.  Without limiting

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any other method of appointment permitted by law, an appointment may be made by an instrument signed by an Authorised Officer of a Chargee or by, or on behalf of, a Chargee.

7.2          Agent of Chargor

Subject to clause 7.4, every Receiver is the agent of the Chargor to whose assets that Receiver has been appointed.  That Chargor alone is responsible for that Receiver’s acts and defaults.

7.3          Receiver’s powers

In addition to any powers granted by law, and except to the extent specifically excluded by the terms of appointment, every Receiver has power to do anything in respect of the relevant Chargor’s Charged Property that an absolute legal and beneficial owner of the property could do. That includes the power to do any of the following, in each case on such terms as the Receiver thinks fit.

(a)           (Take possession and manage)  Take possession of, get in and manage the Charged Property.

(b)           (Sell)

(i)            Sell any of the Charged Property (whether or not the Receiver has taken possession).

(ii)           Without limitation any sale may be made:

(A)          by public auction, private treaty or tender;

(B)          for cash or on credit;

(C)          in one lot or in parcels;

(D)          either with or without special conditions or stipulations as to title or time or mode of payment of purchase money or otherwise;

(E)           with power to allow the whole or any part of the purchase money to be deferred (whether with or without any security); and

(F)           whether or not in conjunction with the sale of any property by any person.

(c)           (Options)  Grant or take put or call options.

(d)           (Lease)  Lease any of the Charged Property for any term (whether or not the Receiver has taken possession).

(e)           (Carry on business)  Carry on or concur in carrying on any business.

(f)            (Acquire any asset)  Acquire in any manner any asset (including to take it on Lease).  After that acquisition it will be included in the Charged Property.

(g)           (Maintain and improve the Charged Property)  Do anything to maintain, protect or improve any of the Charged Property or to obtain income or returns from any of the Charged Property.

(h)           (Raise money)

(i)            Borrow or raise any money from a Chargee or any other person;

(ii)           give Guarantees; and

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(iii)          grant any Security Interest over any of the Charged Property to secure that money or Guarantee.  It may be given in the name of the relevant Chargor or otherwise.

(i)            (Lend)  Lend money or provide financial accommodation.

(j)            (Sever fixtures)  Sever fixtures.

(k)           (Employ)  Employ or discharge any person as employee, contractor, agent, professional adviser, consultant or auctioneer for any purpose and at any remuneration and on any other terms as the Receiver thinks fit.

(l)            (Compromise)  Make or accept any arrangement or compromise.

(m)          (Give receipts)  Give receipts for money and other assets.

(n)           (Authorisation)  Apply for, take up, transfer or surrender any Governmental Approval or any variation of any Governmental Approval.

(o)           (Perform and enforce agreements)

(i)            Perform or enforce;

(ii)           exercise or refrain from exercising the relevant Chargor’s rights and powers under; or

(iii)          obtain the benefit in other ways of,

any documents or agreements or rights which form part of the Charged Property and any documents or agreements entered into in exercise of any Power.

(p)           (Vary and terminate agreements)  Vary, rescind or terminate any document or agreement (including surrender or accept the surrender of Leases).

(q)           (Take insolvency proceedings)  Make debtors bankrupt, wind up companies and do any thing in relation to any actual or contemplated Liquidation (including attend and vote at meetings of creditors and appointing proxies for meetings).

(r)            (Take proceedings)  Commence, defend, conduct, settle, discontinue or compromise proceedings in the name of the relevant Chargor or otherwise.

(s)           (Execute documents)  Enter into and execute documents or agreements on behalf of the Receiver or the relevant Chargor. This includes using the relevant Chargor’s seal and signing, accepting and endorsing cheques, promissory notes and bills of exchange.

(t)            (Operate bank accounts)  Operate any bank account comprising part of the Charged Property and open and operate any further bank account.

(u)           (Surrender Charged Property)  Surrender, release or transfer any of the Charged Property or exchange it with any person for other property.

(v)           (Promote companies)  Promote the formation of companies with a view to purchasing any of the Charged Property or assuming the obligations of the relevant Chargor or otherwise.

(w)          (Delegate)  Delegate to any person any Powers conferred on the Receiver (including delegation).

(x)                                   (Have access)  Have access to and make use of the premises, plant, equipment, and records and accounting and other services of the relevant Chargor and the services of its staff.

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(y)           (Vote)  Exercise any voting or other rights or powers in respect of any of the Charged Property and do anything in relation to shares or other marketable securities.

(z)            (Other outgoings)  Pay any outgoing or indebtedness of the relevant Chargor or any other person.

(aa)         (Security Interests)  Redeem any Security Interest or acquire it and any debt secured by it.

(bb)         (Make calls)  Make calls on the members of the relevant Chargor in respect of any Unpaid Capital.

(cc)         (Insure)  Take out insurance and make, enforce, compromise and settle all claims in respect of insurance.

(dd)         (Incidental power)  Do anything incidental to the exercise of any other Power.

All of the above paragraphs are to be construed independently.  No paragraph limits the generality of any other.

7.4          Receiver appointed after commencement of Liquidation

To the extent permitted by law, the power to appoint a Receiver may be exercised even if:

(a)           an order is made or a resolution is passed for the Liquidation of the relevant Chargor; and

(b)           a receiver, receiver and manager or manager appointed in those circumstances may not, or may not in some respects, act as the agent of the relevant Chargor.

7.5          Powers exercisable by the Chargees

Whether or not a Receiver has been appointed, to the extent permitted by law, any one or more of the Chargees may exercise any Power of a Receiver at any time while an Enforcement Event is continuing in addition to any Power of its own and without giving notice. It may exercise those Powers and its Powers without taking possession or being liable as mortgagee in possession.  Without limitation it may exercise those Powers and its Powers directly or through one or more agents.  In the latter event anything done or incurred by an agent will be taken to be done or incurred by the relevant Chargee.

7.6          Withdrawal

A Chargee may give up possession of any Charged Property and withdraw any receivership at any time.

8.            Performance of Chargor’s Obligations

If at any time the Chargor fails duly to perform any obligation under this Deed, any Chargee or any person authorised by it may do anything which in its reasonable opinion is necessary or expedient to make good or to attempt to make good that failure to its satisfaction.

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9.            Statutory Powers

9.1          Powers in augmentation

The powers conferred on a Chargee by law:

(a)           are in addition to the Powers conferred by this Deed or any Collateral Security;

(b)           to the extent permitted by law, and except as expressly provided in this Deed, may be exercised at any time while an Enforcement Event is continuing; and

(c)           to the extent permitted by law, are excluded or varied only so far as they are inconsistent with the express terms of this Deed or any Collateral Security.

9.2          Notice not required

To the extent permitted by law (but without prejudice to any express requirement under this Deed):

(a)           each Chargor dispenses with any notice or lapse of time required by law before enforcing this Deed or any Collateral Security or exercising any Power; and

(b)           without limitation each Chargor agrees that:

(i)            a Chargee is not required to give notice to any person before enforcement or exercise;

(ii)           any law requiring the giving of notice or the compliance with a procedure or the lapse of time before enforcement or exercise is excluded; and

(iii)          where a law which cannot be excluded requires a period of notice to be given but allows the period to be specified or changed, that period is one day.

10.          Application of Money Received

10.1        Order

To the extent permitted by law, all money received by a Controller, an Attorney or a Chargee under or by virtue of this Deed will be applied (except as specified in an applicable Intercreditor Agreement) in the following order.

(a)           First: all costs, charges and expenses (other than a Controller’s remuneration) of any Chargee, Controller or Attorney which are incurred in or are incidental to the exercise or performance or attempted exercise or performance of a Power or otherwise in relation to this Deed or any Collateral Security in respect of the relevant Chargor.

(b)           Second: any other outgoings which the Controller, Attorney or the Chargee thinks fit to pay.

(c)           Third: the Controller’s remuneration.

(d)           Fourth:  to each holder of a Security Interest of which the Chargee is aware and which has priority over this Deed in relation to the relevant Charged Property, to the extent, and in order, of priority.

(e)           Fifth:  to the Chargees ratably towards satisfaction of the Secured Money then owed to each of them by the relevant Chargor.

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(f)            Sixth:  to each holder of a Security Interest of which the Chargee is aware and which ranks after this Deed in relation to the relevant Charged Property, to the extent, and in order, of priority.

(g)           Seventh:  the surplus (if any) belongs to the relevant Chargor or to other persons entitled thereto.

The surplus will not carry interest.  If it pays the surplus to the credit of an account in the name of the relevant Chargor with any bank carrying on business in [Australia], the Controller, Attorney or Chargee (as the case may be) will be under no further liability in respect of it.

10.2        Money actually received

(a)           In applying any money towards satisfaction of the Secured Money the relevant Chargor will be credited only with the money available for that purpose which is actually received by the relevant Chargee. The credit will date from the time of receipt.

(b)           That money will be appropriated as between principal, interest and other amounts as the relevant Chargee determines.  Any such appropriation by the relevant Chargee will override any appropriation made by the relevant Chargor.

10.3        Amounts contingently due

If any of the Secured Money is contingently owing to any Chargee at the time of a distribution of an amount under clause 10.1, the Chargee may retain any of that amount. If it does, it shall place the amount retained on short term interest bearing deposit until the relevant Secured Money becomes actually due or ceases to be contingently owing, and the Chargee shall then:

(a)           pay to its own account the amount which becomes actually due to it; and

(b)           apply the balance of the amount retained (together with interest earned on the deposit) in accordance with clause 10.1.

10.4        Notice of subsequent Security Interests

(a)           If a Chargee receives actual or constructive notice of a subsequent Security Interest affecting any of the Charged Property it may open a separate account in the name of the relevant Chargor in the books of that Chargee.

(b)           If that Chargee does not open a new account it will be treated as if it had done so at the time it received actual or constructive notice of the Security Interest.

(c)           From the time the new account is opened or is taken to be opened:

(i)            all amounts becoming due from the relevant Chargor to the Chargee;

(ii)           all payments and repayments made by the relevant Chargor to that Chargee; and

(iii)          all money to be applied towards the Secured Money under clause 10.1(e),

will be or will be taken to be debited or credited, as appropriate, to the new account. Payments, repayments and other money will only be applied in reduction of other Secured Money to the extent that there is no debit balance in that account.

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10.5        Conversion of currencies on application

For the purpose of making an application under clause 10.1, a Chargee, Controller or Attorney may purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and at the time it thinks fit.

11.          Other Security Interests over Charged Property

Any Chargee, Controller or Attorney may rely on the certificate of a holder of another Security Interest affecting or purporting to affect any Charged Property as to the amount and property secured by the Security Interest.

12.          Protection of Chargees, Controllers and Attorneys

To the extent permitted by law, no Chargee, Controller or Attorney will be liable:

(a)           in respect of any conduct, delay, negligence or breach of duty in the exercise or non-exercise of a Power; nor

(b)           for any loss (including consequential loss) which results,

except where it arises from breach of this Deed, fraud or gross negligence on the part of the relevant Chargee, Controller or Attorney.

13.          Protection of Third Parties

13.1        No enquiry

No party to any Dealing (as defined below) and no person asked to register a Dealing:

(a)           is bound to enquire:

(i)            whether an Enforcement Event has occurred or whether this Deed has become enforceable;

(ii)           whether a person who is, or purports or is purported to be, a Controller or Attorney is duly appointed;

(iii)          as to the amount of Secured Money and whether Secured Money is due and payable; or

(iv)          in any other way as to the propriety or regularity of the Dealing; or

(b)           is affected by express notice that the Dealing is unnecessary or improper.

For the protection of any party to a Dealing or a person registering a Dealing, the Dealing will be taken to be authorised by this Deed and will be valid accordingly, even if there is any irregularity or impropriety in the Dealing.

In this clause a Dealing is:

(a)           any payment, or any delivery or handing over of an asset, to; or

(b)           any acquisition, incurring of finance debt, receipt, sale, Lease, disposal or other dealing, by,

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any Chargee, Controller or Attorney, or any person who purports or is purported to be a Controller or Attorney.

13.2        Receipt

The receipt of any Authorised Officer of any Chargee, Controller or Attorney (or person who purports, or is purported, to be a Controller or Attorney) for any money or assets payable to or receivable or received by it exonerates the person paying that money or handing over that asset from being concerned as to their application, or from being liable or accountable for their loss or misapplication.

14.          Expenses, Indemnity and Costs

14.1        Expenses

Each Chargor shall reimburse each Chargee, Controller and Attorney for their expenses in relation to any actual enforcement of this Deed against it or its Charged Property, or the actual exercise, preservation or consideration of any Powers under this Deed in relation to it or its Charged Property or in relation to the occurrence of an Enforcement Event relating to it.

This includes legal costs and expenses, on a full indemnity basis and expenses incurred in relation to any such enforcement, recovery or occurrence.

14.2        Indemnity

Each Chargor shall indemnify each Chargee, Controller and Attorney against any loss, cost, liability or expense which the Chargee, Controller or Attorney (or any officer or employee of any of them) incurs as a result of or in connection with:

(a)           the occurrence of any Enforcement Event relating to it; and

(b)           any exercise or attempted exercise of any Power or any failure to exercise any Power, in connection with the occurrence of an Enforcement Event relating to it.

14.3        Amounts in foreign currency

Where an amount to be reimbursed or indemnified against is denominated in another currency, if the person to be reimbursed or indemnified so requests, the relevant Chargor shall reimburse or indemnify it against the amount of [Australian dollars] which the person certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the person does not so request, the relevant Chargor shall reimburse or indemnify it in the relevant currency.

14.4        Costs

Each party shall bear its own costs arising out of the negotiation, preparation and execution of this Deed and any instrument executed under this Deed.

15.          Currency Indemnity

Each Chargor shall indemnify each Chargee against any deficiency which arises whenever for any reason (including as a result of a judgment or order or Liquidation):

15

(a)	that Chargee receives or recovers an amount in one currency (the Payment Currency) in respect of an amount denominated under this Deed in another currency (the Due Currency); and

(b)	the amount actually received or recovered by that Chargee under its normal practice when it converts the Payment Currency into the Due Currency is less than the relevant amount of the Due Currency.

16.          Stamp Duties

Each Chargor shall pay or reimburse each Chargee for all stamp, transaction, registration and other duties and taxes (including fines and penalties) on or in relation to the execution, delivery and performance by it of this Deed or enforcement against it of this Deed or by reference to the amount of Secured Money at any time payable by it.

17.          GST

17.1        GST

(a)	(Definitions) In this clause 17:

Consideration has the meaning given by the GST Law.

GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that act does not exist means any act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that act.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Recipient has the meaning given by the GST Law.

Tax Invoice has the meaning given by the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84 5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

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(b)           (GST to be added to amounts payable) If GST is payable on a Taxable Supply made under, by reference to or in connection with this Deed, the party providing the Consideration for that Taxable Supply shall also pay the GST Amount as additional Consideration.  This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.  Payment of the GST Amount is conditional upon the prior delivery to the Recipient of the supply of a valid Tax Invoice.

(c)           (Liability net of GST) Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, shall exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.  A party shall be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration shall be provided.

(d)           (Cost exclusive of GST) Any reference in this Deed (other than in the calculation of Consideration) to cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

17.2        GST obligations to survive termination

This clause 17 shall continue to apply after termination or discharge of this Deed.

18.	Continuing Security

(a)

(Continuing Security) Each of this Deed and each Collateral Security is a continuing security despite any settlement of account, intervening payment or anything else until a final discharge of this Deed and each Collateral Security has been given to each Chargor.

(b)	(Indemnity) Each indemnity, reimbursement or similar obligation in this Deed:

(i)	is a continuing, separate and independent obligation;

(ii)	is payable on demand; and

(iii)	survives termination or discharge of this Deed.

19.          Other Securities

No Power and nothing in this Deed or any Collateral Security merges in, or in any other way prejudicially affects or is prejudicially affected by:

(a)           any other Guarantee or Security Interest; or

(b)           any judgment, right or remedy against any person,

which any Chargee or any person claiming through any Chargee may have at any time.

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20.          Waivers, Remedies Cumulative

20.1        No waiver

No failure to exercise or delay in exercising any Power operates as a waiver.  A single or partial exercise of any Power does not preclude any other or further exercise of that or any other Power.  A waiver is not valid or binding on the party granting that waiver unless made in writing.

20.2        Remedies cumulative

Subject to any express provision to the contrary, the Powers provided to the parties in this Deed are in addition to, and do not exclude or limit, any right, power or remedy provided by law, in equity or otherwise.

21.	Severability of Provisions

(a)

Any provision of this Deed which is void, prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

(b)

Notwithstanding paragraph (a), if any provision of this Deed is void, prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void, prohibited or unenforceable.

22.          Supervening Legislation

To the full extent permitted by law, any law which at any time directly or indirectly:

(a)	lessens, varies or affects in favour of the Chargor any obligation under this Deed; or

(b)	delays, prevents or prejudicially affects the exercise by any Chargee, Controller or Attorney of any Power,

is excluded from this Deed.

23.          Assignments

A Chargor or Chargee may only assign or transfer any of its rights or obligations under this Deed or any Collateral Security as permitted by, and in accordance with, the Strategic Alliance Agreement.

24.          Notices

Any Notice given or made under this Deed:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must either be delivered to the intended recipient by prepaid post (where posted to an address in another country, by registered airmail) or by hand or fax to the address or fax

18

number set out in schedule 1 of this Deed, or the address or fax number last notified by the intended recipient to the sender;

(c)           will be taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)

in the case of delivery by post, two Business Days after the date of posting (where posted to an address in the same country) or seven Business Days after the date of posting (where posted to an address in another country); and

(iii)	in the case of fax, when received in legible form,

but if the result of the foregoing is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

25.          Governing Law

25.1        Governing law

This Deed is governed by the laws of [*].  Each party submits to the exclusive jurisdiction of the courts of [*] in relation to any matter arising out of, and for all purposes in connection with, this Deed, except that nothing in this clause limits the rights of any Chargee, Controller or Attorney to exercise any Power in relation to any Charged Property in any place where that Charged Property is located.  Each party expressly waives any objection on the grounds of venue (forum non conveniens).

25.2	[Process Agent

(a)	[Name of foreign-incorporated company] irrevocably:

(i)

nominates as its agent to receive service of process or other documents in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed in the courts of [jurisdiction]:[name of agent]; and

(ii)	agrees that service on that agent or any other person appointed under paragraph (b) will be sufficient service on it.

(b)           [Name of foreign-incorporated company] shall ensure each process agent remains authorised to accept service on its behalf.  If any process agent ceases to have an office in the place specified, [name of foreign-incorporated company] shall ensure that there is another person in that place acceptable to each other party to receive process on its behalf.  It shall promptly notify each other party of the appointment of that other person.] [For any foreign-incorporated companies.]

25.3        Waiver of immunity

Each party irrevocably and unconditionally:

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(a)           agrees that in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed, it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(b)           waives any right of immunity which it or its assets may have at any time; and

(c)           consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use).

26.          Counterparts

This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

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Schedule 1

Notice Details

Chargor

Chinalco Company

Address:	[*]

Fax number:	[*]

Email:	[*]

Attention:	[*]

Chargee

Rio Tinto Company

Address:	[*]

Fax number:	[*]

Email:	[*]

Attention:	[*]

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Schedule 2

Charged Property

[Note: the asset description below assumes that all proposed Reorganisation Steps are completed.  It will require adjustment if and to the extent that Fallback Completion arises.  It will also require conforming with the description of the Participating Interest in the definitive Strategic Alliance Agreement.]

Charged Property means in respect of a Chargor, all of the Chargor’s present and future interest in and rights and benefits under and in respect of:

(a)           the Strategic Alliance Agreement;

(b)           its Participating Interest; and

(c)           without limiting paragraph (b):

(i)            all shares in [HI], [Iron Ore SAV] and [ISA Sales Co];

(ii)           all Strategic Asset Tracking Notes issued by [HI] and [RTIO Asia]; and

(iii)          all debts owed to it by [HI], [Iron Ore SAV], [ISA Sales Co] and [RTIO Asia].

Fixed Charged Property means all the Charged Property.

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Executed and Delivered as a Deed in [                           ].

[Execution clauses to be included.]

23

Participant Charge [Aluminium/Copper]

Participant Charge

Date

Parties

1.             Rio Tinto Company (company number) a company incorporated under the laws of [*]; and

Rio Tinto Company (company number) a company incorporated under the laws of [*],

together, the Rio Tinto Chargor Group.

2.             Chinalco Company (company number), a company incorporated under the laws of [*]; and

Chinalco Company (company number), a company incorporated under the laws of [*],

together, the Chinalco Chargor Group.

[The Parties section contemplates that there will be multiple chargor groups relating to specific project assets. Appropriate modifications will be required.]

Recitals

A             Under an agreement dated on or about the date of this Deed between the Chargors (the Strategic Alliance Agreement), the Chargors agreed to enter into a strategic alliance for the purposes, and on the terms and conditions, specified in the Strategic Alliance Agreement.

B             Under the Strategic Alliance Agreement certain amounts are to be paid from time to time by the Chargors to one another.

C             This Deed is entered into for the purpose of securing the payment of the amounts referred to in Recital B.

[Notes:

1. This Participant Charge has been prepared on the basis that the parties to it will be incorporated in Australia.  Appropriate amendments will be required where this is not the case.

2. If the Participant Charge covers some but not all of the Strategic Assets under the Strategic Alliance Agreement, then appropriate modifications will be required to be made to reflect that there are multiple Participant Charges.  Each of those Participant Charges will reflect the provisions and effect of this document.]

It is agreed as follows.

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1.                                     Definitions and Interpretation

1.1                              Definitions

The following definitions apply unless the context requires otherwise.

Agent means any person appointed as a Chargee’s agent under this Deed or any Collateral Security.

[Assumption Deed means a deed substantially in the form of schedule [*] of the Strategic Alliance Agreement.]

Attorney means any attorney appointed under this Deed or any Collateral Security.

Authorised Officer means, in respect of any Chargor or Chargee, any director or secretary, or any person from time to time nominated as an Authorised Officer by the Chargor or Chargee by a notice to each other party accompanied by certified copies of signatures of all new persons so appointed.

[Aluminium Project has the meaning given to it in the Strategic Alliance Agreement.]  [Only use for Aluminium Participant Charge.]

Business Day means a weekday on which:

(a)           banks are open in [city where payments are to be made under the Strategic Alliance Agreement]; and

(b)           when payments are to be made in a currency other than Australian dollars, banks are open in the principal financial centre of that currency.

Charged Property has the meaning given in Schedule 2.

Chargee means a Chargor in its capacity as a chargee under this Deed.

Chargor means each chargor in the [Rio Tinto Chargor Group], [the Chinalco Chargor Group] [and each New Participant under, and as defined in, an Assumption Deed, in each case unless and until it ceases under an Assumption Deed to be entitled to any rights and interests under this Deed].  [To be completed in conformity with the assignment requirements in, and assumption method provided under, the Strategic Alliance Agreement.  The assumption regime will need to deal with both complete and partial assignments.  A New Participant will be required to accede to any relevant Intercreditor Deed.  This definition will also need to include provisions for each new Chargor Group.]

Chargor Group means each of the chargor groups set out in the Parties section of this Deed.

Collateral Security means any Security Interest or other document or agreement at any time created or entered into as security for any Secured Money.

Controller means a Receiver or Agent.

Corporations Act means the Corporations Act 2001 (Cth).

[Copper Project has the meaning given to it in the Strategic Alliance Agreement.]  [Only use for Copper Participant Charge.]

Enforcement Event means, in relation to a Chargor:

(a)           the Chargor fails to pay any of the Secured Money when due, and the failure is not remedied within 30 days of notice from any Chargee;

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(b)           an [administrator or liquidator] or similar officer is appointed in relation to that Chargor; or [To be completed by reference to the applicable forms of insolvency administration in the Chargor’s jurisdiction of incorporation and operation.  A remedy period may be required if it is possible in a particular jurisdiction to appoint an administrator or liquidator without merit (ie, where a jurisdiction would require a remedy period because of the ease in appointing an administrator or liquidator at first instance).]

(c)           the holder of a Security Interest commencing enforcement over a substantial part of the Charged Property of that Chargor.

Fixed Charged Property has the meaning given in Schedule 2.

Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority (including any self-regulatory organisation established under statute or any stock exchange).

Governmental Approval includes:

(a)           any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption required from, by or with a Governmental Agency by law or in practice; or

(b)           in relation to anything which will be fully or partly prohibited or restricted by law or in practice if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or insolvency, of another person.  It includes a guarantee, indemnity, letter of credit or legally binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Intellectual Property means any intellectual or industrial property including:

(a)           a patent, trade mark or service mark, copyright, registered design, trade secret or confidential information; or

(b)           a licence or other right to use or to grant the use of any of the above or to be the registered proprietor or user of any of the above.

Intercreditor Agreement means an intercreditor agreement entered into from time to time which regulates priority between this Deed and another Security Interest.

Lease means an agreement under which an asset may be used, exploited, operated or managed by a person other than the owner.  It includes a lease, licence, charter, hire purchase or hiring arrangement.

Liquidation includes receivership, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors or bankruptcy.

Material Adverse JV Effect has the meaning given to it in the Strategic Alliance Agreement.

Notice means a notice, demand, consent or other communication.

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Non-Project Specific Charged Property means all Charged Property that is not Project Specific Charged Property.

Participating Interest has the meaning given to it in the Strategic Alliance Agreement.

Power means a power, right, authority, discretion or remedy which is conferred on a Chargee, Controller or Attorney:

(a)           by this Deed or any Collateral Security; or

(b)           by law in relation to this Deed or any Collateral Security.

Project Specific Charged Property means each of the charged property set out in parapgraph [(a) to (d)] of the definition of Charged Property which relates specifically to a particular [Aluminium Project] / [Copper Project].

Receiver means a receiver, receiver and manager or manager appointed under this Deed or any Collateral Security.

Secured Money means, in relation to a Chargor, amounts which that Chargor is liable to pay to or for the account of any other Chargor under or in connection with clause [*] of the Strategic Alliance Agreement. [Insert clause under the relevant Strategic Alliance Agreement dealing with the obligation to reimburse the curing Chargor for any amounts paid to remedy funding default in respect of calls for capital expenditure and non-capital expenditure.]

It also includes any such amount that the Chargor would have been liable to pay but for its Liquidation.

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset.  It excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien.

Strategic Alliance Agreement has the meaning given in Recital A.

Strategic Asset Tracking Notes has the meaning given to it in the Strategic Alliance Agreement.

Tax means any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Governmental Agency and any related interest, penalty, charge, fee or other amount.

Unpaid Capital means, in relation to a Chargor, any uncalled or unpaid share capital or premiums of that Chargor.

1.2                              Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise.

(a)           The singular includes the plural and conversely.

(b)           A gender includes all genders.

(c)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

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(d)           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)           A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

(f)            A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(g)           A reference to an agreement or document (including reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

(h)           A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)            If the day on which an act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(j)            A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(k)           The meaning of general words is not limited by specific examples introduced by including or for example, or similar expressions.

(l)            Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or a relevant part of it.

(m)          A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(n)           A reference to an agreement includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

(o)           A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including Intellectual Property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

1.3                              Intercreditor Agreement

This Deed should be read and construed subject to the terms of any applicable Intercreditor Agreement.  In the event of any inconsistency between the terms of this Deed and an applicable Intercreditor Agreement, the terms of the applicable Intercreditor Agreement shall prevail.

1.4                              Continuing Enforcement Event

An event which constitutes an Enforcement Event shall be regarded as continuing if:

(a)           the circumstances constituting such event continue; and

(b)           the relevant Chargee has not waived such of its rights under the Strategic Alliance Agreement and this Deed as arise as a result of the occurrence of that event.

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1.5                              No enforcement action to trigger adverse joint venture outcomes

Even if an Enforcement Event has occurred, and despite anything else in this Deed, no Chargee, Controller or Attorney may exercise any Power if and to the extent that doing so would result in a Material Adverse JV Effect.

2.                                     Charge

2.1                              Charge

(a)           Each Chargor charges to each other Chargor (other than to a member of its Chargor Group) all its present and future Project Specific Charged Property.

(b)           The charge given in paragraph (a) by each Chargor secures to each other Chargor (other than to a member of its Chargor Group) the due and punctual payment of the Secured Money owing by it.

(c)           Each Chargor charges to each other Chargor (other than to a member of its Chargor Group) all its present and future Non-Project Specific Charged Property.

(d)           The charge given in paragraph (c) by each Chargor secures to each other Chargor (other than to a member of its Chargor Group) the due and punctual payment of the Secured Money owing by any member of its Chargor Group.

(e)           The total amount recoverable from a Chargor in respect of its undertaking in clause 5(b) to pay any Secured Money owing by a Chargor other than itself will not exceed the amount recovered, whether under this Deed or any Collateral Security, from enforcement over its Non-Project Specific Charged Property.

(f)            The charge given by each Chargor is given in consideration of the other Chargors entering into the Strategic Alliance Agreement, and for other valuable consideration received.

2.2                              Prospective liability for the purposes of the Corporations Act

(a)           Subject to clause 2.3, for the purposes of the Corporations Act the maximum prospective liability (as defined in the Corporations Act) secured by each charge created by this Deed is A$[*] or its equivalent.

(b)           In addition to that prospective liability, this Deed also secures a prospective liability (as defined in the Corporations Act), in respect of each charge created by this Deed, of an unspecified amount, being all other money which may become due or owing or payable by the relevant Chargor to any other Chargor under this Deed and, except for the purposes of section 282(3) of the Corporations Act, this Deed is not in any way limited to the amount in clause 2.2(a).

2.3                              Increase in prospective liability

The Chargees may from time to time jointly lodge notices under section 268(2) of the Corporations Act on behalf of each Chargor specifying an increase in the maximum prospective liability secured by this Deed in relation to each Chargor.  From the date of lodgement the sum specified in clause 2.2 will be taken to be varied to the sum specified in the notice.

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2.4                              [Debenture

Without limiting its obligations to pay the Secured Money, each Chargor acknowledges that it owes $100 to each Chargee, payable on demand.]  [Include in the Aluminium Participant Charge only having regard to the Bills of Sale and Other Instruments Act 1955 (QLD).]

3.                                     Nature of Charge

3.1                              Priority

Except as specified in an applicable Intercreditor Agreement, the charge given by each Chargor is a first charge and takes priority over all other Security Interests.

3.2                              Nature of charge

The charge operates:

(a)           as a fixed charge as regards all the Chargor’s Fixed Charged Property; and

(b)           subject to clause 3.4, as a floating charge only over all Charged Property not subject to a fixed charge in accordance with paragraph (a).

3.3                              Dealing with Charged Property

Except with the prior written consent of the Chargees, a Chargor shall not:

(a)           create or allow to exist any Security Interest over any Charged Property;

(b)           create or allow any interest in any Charged Property; or

(c)           part with possession of any Charged Property,

except:

(d)           a dealing permitted by the Strategic Alliance Agreement;

[The Strategic Alliance Agreement will contain customary exceptions for security interests arising by operation of law.]

(e)           unless the security constituted by this Deed is being enforced against the Chargor, a dealing with the proceeds of any debt forming part of the Charged Property; and

(f)            any disposal of or dealing with any asset for the time being subject to the floating charge in the ordinary course of its business.

3.4                              Crystallisation

The floating charge referred to in clause 3.2(b) will automatically and immediately crystallise and operate as a fixed charge:

(a)           in respect of any asset:

(i)            on notice to the relevant Chargor from any Chargee (which it may only give while an Enforcement Event is continuing in relation to the relevant Chargor);

(ii)           if the relevant Chargor:

(A)          creates or allows any Security Interest over;

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(B)          sells, Leases or otherwise disposes of;

(C)          creates or allows any interest in; or

(D)          parts with possession of,

that asset in breach of clause 3.3, or agrees or attempts to do so or takes any step towards doing so;

(iii)          on any step being taken with a view to levying or enforcing any distress, attachment or other execution on that asset or to enforcing any Security Interest in respect of that asset; or

(iv)          on a Governmental Agency:

(A)          taking any step under applicable Tax legislation which will affect that asset; or

(B)          taking any step which may result in an amount of Tax or an amount owing to a Governmental Agency ranking ahead of the floating charge with respect to that asset; or

(b)           in respect of all the Charged Property of the Chargor:

(i)            if an order is made or a resolution is passed for the winding up of the Chargor; or

(ii)           on the security constituted by this Deed being enforced in any way.

Except where expressly stated, no notice or action by a Chargee is necessary for the floating charge over any Charged Property to crystallise.

3.5                              De-crystallisation

By notice to the relevant Chargor, the Chargees may at any time release from the fixed charge any asset of that Chargor which has become subject to a fixed charge under clause 3.4.  That asset will then again be subject to the floating charge given by that Chargor and to the further operation of that clause.

4.                                     Representations and Warranties

Each Chargor makes the following representations and warranties to the other parties as at the date of this Deed.

(a)           (Status)  It is a corporation validly existing under the laws of the place of its incorporation specified in this Deed.

(b)           (Power)  It has the power to enter into and perform its obligations under this Deed, to carry out the transactions contemplated by this Deed and to carry on its business as now conducted or contemplated.

(c)           (Corporate authorisations)  It has taken all necessary corporate action to authorise the entry into and performance of this Deed, and to carry out the transactions contemplated by this Deed.

(d)           (Documents binding)  This Deed constitutes its valid and binding obligations enforceable against it in accordance with its terms, subject to any necessary stamping and registration,

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and subject to principles of equity and to bankruptcy, insolvency, liquidation, moratorium and similar laws affecting creditors’ rights generally and to other laws of general application.

(e)           (Transactions permitted)  The execution and performance by it of this Deed and each transaction contemplated under this Deed did not and will not violate in any respect a provision of:

(i)            a law applicable to it;

(ii)           its memorandum or articles of association or other constituent documents; or

(iii)          any other document or agreement which is binding on it or its assets,

and, except as provided by this Deed, did not and will not create or impose a Security Interest on any of its assets.

5.                                     Covenant to Pay

(a)           Each Chargor shall duly and punctually pay the Secured Money payable by it.

(b)           Without limiting paragraph (a), but subject to clauses 2.1(e) and 7.1, each Chargor that owns Non-Project Specific Charged Property shall duly and punctually pay the Secured Money payable by each other Chargor.

6.                                     Further Assurances

(a)           Whenever a Chargor is reasonably requested by a Chargee to do anything:

(i)            for more satisfactorily mortgaging, assuring or securing the Chargor’s Charged Property in favour of the Chargees in a manner not inconsistent with this Deed; or

(ii)           for aiding in the execution or exercise of any Power,

that Chargor shall do it immediately at its own cost.  It may include registering this Deed, or the execution or registering of any other document or agreement.

(b)           For the purposes of paragraph (a), it is not reasonable to request a Chargor to do anything for more satisfactorily mortgaging, assuring or securing the Chargor’s Charged Property if and to the extent that doing so would give rise to a Material Adverse JV Effect.

7.                                     Enforcement

7.1                              Enforcement powers

For the purposes of this Deed, if an Enforcement Event occurs in relation to a Chargor, then a Chargee, Controller or Attorney may exercise any Power as follows.

(a)           A Chargee, Controller or Attorney may only take enforcement action against Project Specific Charged Property relating to a particular [Aluminium Project]/[Copper Project] if:

(i)            an event described in paragraph (a) or (c) of the definition of Enforcement Event has occurred in relation to that particular [Aluminium Project]/[Copper Project]; or

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(ii)           an event described in paragraph (b) of the definition of Enforcement Event has occurred in relation to the relevant Chargor.

(b)           A Chargee, Controller or Attorney may take enforcement action against Charged Property which is Non-Project Specific Charged Property if:

(i)            paragraph (a) permits enforcement action against the Project Specific Charged Property of all [Aluminium Projects[/[Copper Projects] (whether as a result of one or several events, and in the case of several events whether they have occurred under either or both of paragraph (a) or (c) of the definition of Enforcement Event in respect of each [Aluminium Project]/[Copper Project]); or

(ii)           an event described in paragraph (b) of the definition of Enforcement Event has occurred in relation to the relevant Chargor.

7.2                              Appointment of receiver

To the extent permitted by law, but subject to clause 1.5 and clause 7.1, at any time while an Enforcement Event is continuing, any one or more of the Chargees or any Authorised Officer of any of them may:

(a)           appoint any person or any two or more persons jointly and/or severally to be a receiver or receiver and manager of all or any of the Charged Property or to act as agent of any one or more of the Chargees to exercise any of the Powers conferred on them by this Deed;

(b)           remove any Controller;

(c)           appoint another Controller in addition to or in place of any Controller; and

(d)           fix or vary the remuneration of any Controller.

An appointment may be made on any terms the appointor thinks fit and whether or not any Chargee at any time has taken, or entered into possession of, any of the Charged Property.  Without limiting any other method of appointment permitted by law, an appointment may be made by an instrument signed by an Authorised Officer of a Chargee or by, or on behalf of, a Chargee.

7.3                              Agent of Chargor

Subject to clause 7.5, every Receiver is the agent of the Chargor to whose assets that Receiver has been appointed.  That Chargor alone is responsible for that Receiver’s acts and defaults.

7.4                              Receiver’s powers

In addition to any powers granted by law, and except to the extent specifically excluded by the terms of appointment, every Receiver has power to do anything in respect of the relevant Chargor’s Charged Property that an absolute legal and beneficial owner of the property could do. That includes the power to do any of the following, in each case on such terms as the Receiver thinks fit.

(a)           (Take possession and manage)  Take possession of, get in and manage the Charged Property.

(b)           (Sell)

(i)            Sell any of the Charged Property (whether or not the Receiver has taken possession).

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(ii)           Without limitation any sale may be made:

(A)          by public auction, private treaty or tender;

(B)          for cash or on credit;

(C)          in one lot or in parcels;

(D)          either with or without special conditions or stipulations as to title or time or mode of payment of purchase money or otherwise;

(E)           with power to allow the whole or any part of the purchase money to be deferred (whether with or without any security); and

(F)           whether or not in conjunction with the sale of any property by any person.

(c)           (Options)  Grant or take put or call options.

(d)           (Lease)  Lease any of the Charged Property for any term (whether or not the Receiver has taken possession).

(e)           (Carry on business)  Carry on or concur in carrying on any business.

(f)            (Acquire any asset)  Acquire in any manner any asset (including to take it on Lease).  After that acquisition it will be included in the Charged Property.

(g)           (Maintain and improve the Charged Property)  Do anything to maintain, protect or improve any of the Charged Property or to obtain income or returns from any of the Charged Property.

(h)           (Raise money)

(i)            Borrow or raise any money from a Chargee or any other person;

(ii)           give Guarantees; and

(iii)          grant any Security Interest over any of the Charged Property to secure that money or Guarantee.  It may be given in the name of the relevant Chargor or otherwise.

(i)            (Lend)  Lend money or provide financial accommodation.

(j)            (Sever fixtures)  Sever fixtures.

(k)           (Employ)  Employ or discharge any person as employee, contractor, agent, professional adviser, consultant or auctioneer for any purpose and at any remuneration and on any other terms as the Receiver thinks fit.

(l)            (Compromise)  Make or accept any arrangement or compromise.

(m)          (Give receipts)  Give receipts for money and other assets.

(n)           (Authorisation)  Apply for, take up, transfer or surrender any Governmental Approval or any variation of any Governmental Approval.

(o)           (Perform and enforce agreements)

(i)            Perform or enforce;

(ii)           exercise or refrain from exercising the relevant Chargor’s rights and powers under; or

(iii)          obtain the benefit in other ways of,

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any documents or agreements or rights which form part of the Charged Property and any documents or agreements entered into in exercise of any Power.

(p)           (Vary and terminate agreements)  Vary, rescind or terminate any document or agreement (including surrender or accept the surrender of Leases).

(q)           (Take insolvency proceedings)  Make debtors bankrupt, wind up companies and do any thing in relation to any actual or contemplated Liquidation (including attend and vote at meetings of creditors and appointing proxies for meetings).

(r)            (Take proceedings)  Commence, defend, conduct, settle, discontinue or compromise proceedings in the name of the relevant Chargor or otherwise.

(s)           (Execute documents)  Enter into and execute documents or agreements on behalf of the Receiver or the relevant Chargor. This includes using the relevant Chargor’s seal and signing, accepting and endorsing cheques, promissory notes and bills of exchange.

(t)            (Operate bank accounts)  Operate any bank account comprising part of the Charged Property and open and operate any further bank account.

(u)           (Surrender Charged Property)  Surrender, release or transfer any of the Charged Property or exchange it with any person for other property.

(v)           (Promote companies)  Promote the formation of companies with a view to purchasing any of the Charged Property or assuming the obligations of the relevant Chargor or otherwise.

(w)          (Delegate)  Delegate to any person any Powers conferred on the Receiver (including delegation).

(x)            (Have access)  Have access to and make use of the premises, plant, equipment, and records and accounting and other services of the relevant Chargor and the services of its staff.

(y)           (Vote)  Exercise any voting or other rights or powers in respect of any of the Charged Property and do anything in relation to shares or other marketable securities.

(z)            (Other outgoings)  Pay any outgoing or indebtedness of the relevant Chargor or any other person.

(aa)         (Security Interests)  Redeem any Security Interest or acquire it and any debt secured by it.

(bb)         (Make calls)  Make calls on the members of the relevant Chargor in respect of any Unpaid Capital.

(cc)         (Insure)  Take out insurance and make, enforce, compromise and settle all claims in respect of insurance.

(dd)         (Incidental power)  Do anything incidental to the exercise of any other Power.

All of the above paragraphs are to be construed independently. No paragraph limits the generality of any other.

7.5                              Receiver appointed after commencement of Liquidation

To the extent permitted by law, the power to appoint a Receiver may be exercised even if:

(a)           an order is made or a resolution is passed for the Liquidation of the relevant Chargor; and

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(b)           a receiver, receiver and manager or manager appointed in those circumstances may not, or may not in some respects, act as the agent of the relevant Chargor.

7.6                              Powers exercisable by the Chargees

Whether or not a Receiver has been appointed, to the extent permitted by law, but subject to clause 1.5 and clause 7.1, any one or more of the Chargees may exercise any Power of a Receiver at any time while an Enforcement Event is continuing in addition to any Power of its own and without giving notice. It may exercise those Powers and its Powers without taking possession or being liable as mortgagee in possession.  Without limitation it may exercise those Powers and its Powers directly or through one or more agents.  In the latter event anything done or incurred by an agent will be taken to be done or incurred by the relevant Chargee.

7.7                              Withdrawal

A Chargee may give up possession of any Charged Property and withdraw any receivership at any time.

8.                                     Performance of Chargor’s Obligations

If at any time the Chargor fails duly to perform any obligation under this Deed, any Chargee or any person authorised by it may do anything which in its reasonable opinion is necessary or expedient to make good or to attempt to make good that failure to its satisfaction.

9.                                     Statutory Powers

9.1                              Powers in augmentation

The powers conferred on a Chargee by law:

(a)           are in addition to the Powers conferred by this Deed or any Collateral Security;

(b)           to the extent permitted by law, and except as expressly provided in this Deed, may be exercised at any time while an Enforcement Event is continuing; and

(c)           to the extent permitted by law, are excluded or varied only so far as they are inconsistent with the express terms of this Deed or any Collateral Security.

9.2                              Notice not required

To the extent permitted by law (but without prejudice to any express requirement under this Deed):

(a)           each Chargor dispenses with any notice or lapse of time required by law before enforcing this Deed or any Collateral Security or exercising any Power; and

(b)           without limitation each Chargor agrees that:

(i)            a Chargee is not required to give notice to any person before enforcement or exercise;

(ii)           any law requiring the giving of notice or the compliance with a procedure or the lapse of time before enforcement or exercise is excluded; and

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(iii)          where a law which cannot be excluded requires a period of notice to be given but allows the period to be specified or changed, that period is one day.

10.                              Application of Money Received

10.1                       Order

To the extent permitted by law, all money received by a Controller, an Attorney or a Chargee under or by virtue of this Deed will be applied (except as specified in an applicable Intercreditor Agreement) in the following order.

(a)           First: all costs, charges and expenses (other than a Controller’s remuneration) of any Chargee, Controller or Attorney which are incurred in or are incidental to the exercise or performance or attempted exercise or performance of a Power or otherwise in relation to this Deed or any Collateral Security in respect of the relevant Chargor.

(b)           Second: any other outgoings which the Controller, Attorney or the Chargee thinks fit to pay.

(c)           Third: the Controller’s remuneration.

(d)           Fourth:  to each holder of a Security Interest of which the Chargee is aware and which has priority over this Deed in relation to the relevant Charged Property, to the extent, and in order, of priority.

(e)           Fifth:  to the Chargees ratably towards satisfaction of the Secured Money then owed to each of them by the relevant Chargor.

(f)            Sixth:  to each holder of a Security Interest of which the Chargee is aware and which ranks after this Deed in relation to the relevant Charged Property, to the extent, and in order, of priority.

(g)           Seventh:  the surplus (if any) belongs to the relevant Chargor or to other persons entitled thereto.

The surplus will not carry interest.  If it pays the surplus to the credit of an account in the name of the relevant Chargor with any bank carrying on business in [Australia], the Controller, Attorney or Chargee (as the case may be) will be under no further liability in respect of it.

10.2                       Money actually received

(a)           In applying any money towards satisfaction of the Secured Money the relevant Chargor will be credited only with the money available for that purpose which is actually received by the relevant Chargee. The credit will date from the time of receipt.

(b)           That money will be appropriated as between principal, interest and other amounts as the relevant Chargee determines.  Any such appropriation by the relevant Chargee will override any appropriation made by the relevant Chargor.

10.3                       Amounts contingently due

If any of the Secured Money is contingently owing to any Chargee at the time of a distribution of an amount under clause 10.1, the Chargee may retain any of that amount. If it does, it shall place the

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amount retained on short term interest bearing deposit until the relevant Secured Money becomes actually due or ceases to be contingently owing, and the Chargee shall then:

(a)           pay to its own account the amount which becomes actually due to it; and

(b)           apply the balance of the amount retained (together with interest earned on the deposit) in accordance with clause 10.1.

10.4                       Notice of subsequent Security Interests

(a)           If a Chargee receives actual or constructive notice of a subsequent Security Interest affecting any of the Charged Property it may open a separate account in the name of the relevant Chargor in the books of that Chargee.

(b)           If that Chargee does not open a new account it will be treated as if it had done so at the time it received actual or constructive notice of the Security Interest.

(c)           From the time the new account is opened or is taken to be opened:

(i)            all amounts becoming due from the relevant Chargor to the Chargee;

(ii)           all payments and repayments made by the relevant Chargor to that Chargee; and

(iii)          all money to be applied towards the Secured Money under clause 10.1(e),

will be or will be taken to be debited or credited, as appropriate, to the new account. Payments, repayments and other money will only be applied in reduction of other Secured Money to the extent that there is no debit balance in that account.

10.5                       Conversion of currencies on application

For the purpose of making an application under clause 10.1, a Chargee, Controller or Attorney may purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and at the time it thinks fit.

11.                              Other Security Interests over Charged Property

Any Chargee, Controller or Attorney may rely on the certificate of a holder of another Security Interest affecting or purporting to affect any Charged Property as to the amount and property secured by the Security Interest.

12.                              Protection of Chargees, Controllers and Attorneys

To the extent permitted by law, no Chargee, Controller or Attorney will be liable:

(a)           in respect of any conduct, delay, negligence or breach of duty in the exercise or non-exercise of a Power; nor

(b)           for any loss (including consequential loss) which results,

except where it arises from breach of this Deed, fraud or gross negligence on the part of the relevant Chargee, Controller or Attorney.

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13.                              Protection of Third Parties

13.1                       No enquiry

No party to any Dealing (as defined below) and no person asked to register a Dealing:

(a)           is bound to enquire:

(i)            whether an Enforcement Event has occurred or whether this Deed has become enforceable;

(ii)           whether a person who is, or purports or is purported to be, a Controller or Attorney is duly appointed;

(iii)          as to the amount of Secured Money and whether Secured Money is due and payable; or

(iv)          in any other way as to the propriety or regularity of the Dealing; or

(b)           is affected by express notice that the Dealing is unnecessary or improper.

For the protection of any party to a Dealing or a person registering a Dealing, the Dealing will be taken to be authorised by this Deed and will be valid accordingly, even if there is any irregularity or impropriety in the Dealing.

In this clause a Dealing is:

(a)           any payment, or any delivery or handing over of an asset, to; or

(b)           any acquisition, incurring of finance debt, receipt, sale, Lease, disposal or other dealing, by,

any Chargee, Controller or Attorney, or any person who purports or is purported to be a Controller or Attorney.

13.2                       Receipt

The receipt of any Authorised Officer of any Chargee, Controller or Attorney (or person who purports, or is purported, to be a Controller or Attorney) for any money or assets payable to or receivable or received by it exonerates the person paying that money or handing over that asset from being concerned as to their application, or from being liable or accountable for their loss or misapplication.

14.                              Expenses, Indemnity and Costs

14.1                       Expenses

Each Chargor shall reimburse each Chargee, Controller and Attorney for their expenses in relation to any actual enforcement of this Deed against it or its Charged Property, or the actual exercise, preservation or consideration of any Powers under this Deed in relation to it or its Charged Property or in relation to the occurrence of an Enforcement Event relating to it.

This includes legal costs and expenses, on a full indemnity basis and expenses incurred in relation to any such enforcement, recovery or occurrence.

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14.2                       Indemnity

Each Chargor shall indemnify each Chargee, Controller and Attorney against any loss, cost, liability or expense which the Chargee, Controller or Attorney (or any officer or employee of any of them) incurs as a result of or in connection with:

(a)           the occurrence of any Enforcement Event relating to it; and

(b)           any exercise or attempted exercise of any Power or any failure to exercise any Power, in connection with the occurrence of an Enforcement Event relating to it.

14.3                       Amounts in foreign currency

Where an amount to be reimbursed or indemnified against is denominated in another currency, if the person to be reimbursed or indemnified so requests, the relevant Chargor shall reimburse or indemnify it against the amount of [Australian dollars] which the person certifies that it used to buy the relevant amount of the other currency in accordance with its normal procedures. If the person does not so request, the relevant Chargor shall reimburse or indemnify it in the relevant currency.

14.4                       Costs

Each party shall bear its own costs arising out of the negotiation, preparation and execution of this Deed and any instrument executed under this Deed.

15.                              Currency Indemnity

Each Chargor shall indemnify each Chargee against any deficiency which arises whenever for any reason (including as a result of a judgment or order or Liquidation):

(a)           that Chargee receives or recovers an amount in one currency (the Payment Currency) in respect of an amount denominated under this Deed in another currency (the Due Currency); and

(b)           the amount actually received or recovered by that Chargee under its normal practice when it converts the Payment Currency into the Due Currency is less than the relevant amount of the Due Currency.

16.                              Stamp Duties

Each Chargor shall pay or reimburse each Chargee for all stamp, transaction, registration and other duties and taxes (including fines and penalties) on or in relation to the execution, delivery and performance by it of this Deed or enforcement against it of this Deed or by reference to the amount of Secured Money at any time payable by it.

17.                              GST [and VAT]

17.1                       GST

(a)           (Definitions) In this clause 17:

Consideration has the meaning given by the GST Law.

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GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that act does not exist means any act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that act.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Recipient has the meaning given by the GST Law.

Tax Invoice has the meaning given by the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84 5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)           (GST to be added to amounts payable)  If GST is payable on a Taxable Supply made under, by reference to or in connection with this Deed, the party providing the Consideration for that Taxable Supply shall also pay the GST Amount as additional Consideration.  This clause does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive.  Payment of the GST Amount is conditional upon the prior delivery to the Recipient of the supply of a valid Tax Invoice.

(c)           (Liability net of GST)  Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, shall exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability.  A party shall be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration shall be provided.

(d)           (Cost exclusive of GST)  Any reference in this Deed (other than in the calculation of Consideration) to cost, expense or other similar amount (Cost), is a reference to that Cost exclusive of GST.

17.2                       [VAT

(a)           (Definitions)  In this clause 17:

VAT means UK value added tax and any tax of a similar nature in any other jurisdiction (other than GST as defined for the purposes of clause 17.1 above).

(b)           (VAT to be added to amounts payable)  All amounts set out, or expressed to be payable under this Deed by any party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall (except where expressly stated otherwise) be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on any supply made by a party (the Supplier) to any other party (the Recipient) under this Deed, the Recipient shall pay to the Supplier (in addition to and at the same time

18

as paying the consideration) an amount equal to the amount of the VAT (and the Supplier shall promptly provide an appropriate VAT invoice to the Recipient paying the consideration).

(c)           (VAT on costs, expenses and liabilities)  Where this Deed requires any party to reimburse, indemnify or otherwise pay an amount to another party for any costs, expenses or other liabilities, that reimbursing party shall also at the same time pay and indemnify that other party against all VAT incurred by that other party in respect of the costs, expenses or other liabilities to the extent that that other party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Governmental Agency in respect of the VAT.]

[VAT clause only relevant to the Copper Participant Charge.]

17.3                       GST [and VAT] obligations to survive termination

This clause 17 shall continue to apply after termination or discharge of this Deed.

18.                              Continuing Security

(a)           (Continuing Security) Each of this Deed and each Collateral Security is a continuing security despite any settlement of account, intervening payment or anything else until a final discharge of this Deed and each Collateral Security has been given to each Chargor.

(b)           (Indemnity)  Each indemnity, reimbursement or similar obligation in this Deed:

(i)            is a continuing, separate and independent obligation;

(ii)           is payable on demand; and

(iii)          survives termination or discharge of this Deed.

19.                              Other Securities

No Power and nothing in this Deed or any Collateral Security merges in, or in any other way prejudicially affects or is prejudicially affected by:

(a)           any other Guarantee or Security Interest; or

(b)           any judgment, right or remedy against any person,

which any Chargee or any person claiming through any Chargee may have at any time.

20.                              Waivers, Remedies Cumulative

20.1                       No waiver

No failure to exercise or delay in exercising any Power operates as a waiver.  A single or partial exercise of any Power does not preclude any other or further exercise of that or any other Power.  A waiver is not valid or binding on the party granting that waiver unless made in writing.

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20.2                       Remedies cumulative

Subject to any express provision to the contrary, the Powers provided to the parties in this Deed are in addition to, and do not exclude or limit, any right, power or remedy provided by law, in equity or otherwise.

21.                              Severability of Provisions

(a)           Any provision of this Deed which is void, prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

(b)           Notwithstanding paragraph (a), if any provision of this Deed is void, prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void, prohibited or unenforceable.

22.                              Supervening Legislation

To the full extent permitted by law, any law which at any time directly or indirectly:

(a)           lessens, varies or affects in favour of the Chargor any obligation under this Deed; or

(b)           delays, prevents or prejudicially affects the exercise by any Chargee, Controller or Attorney of any Power,

is excluded from this Deed.

23.                              Assignments

A Chargor or Chargee may only assign or transfer any of its rights or obligations under this Deed or any Collateral Security as permitted by, and in accordance with, the Strategic Alliance Agreement.

24.                              Notices

Any Notice given or made under this Deed:

(a)           must be in writing and signed by a person duly authorised by the sender;

(b)           must either be delivered to the intended recipient by prepaid post (where posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number set out in schedule 1 of this Deed, or the address or fax number last notified by the intended recipient to the sender;

(c)           will be taken to be duly given or made:

(i)            in the case of delivery in person, when delivered;

(ii)           in the case of delivery by post, two Business Days after the date of posting (where posted to an address in the same country) or seven Business Days after the date of posting (where posted to an address in another country); and

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(iii)          in the case of fax, when received in legible form,

but if the result of the foregoing is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

25.                              Governing Law

25.1                       Governing law

This Deed is governed by the laws of [*].  Each party submits to the exclusive jurisdiction of the courts of [*] in relation to any matter arising out of, and for all purposes in connection with, this Deed, except that nothing in this clause limits the rights of any Chargee, Controller or Attorney to exercise any Power in relation to any Charged Property in any place where that Charged Property is located.  Each party expressly waives any objection on the grounds of venue (forum non conveniens).

25.2                       [Process Agent

(a)           [Name of foreign-incorporated company] irrevocably:

(i)            nominates as its agent to receive service of process or other documents in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed in the courts of [jurisdiction]:[name of agent]; and

(ii)           agrees that service on that agent or any other person appointed under paragraph (b) will be sufficient service on it.

(b)           [Name of foreign-incorporated company] shall ensure each process agent remains authorised to accept service on its behalf.  If any process agent ceases to have an office in the place specified, [name of foreign-incorporated company] shall ensure that there is another person in that place acceptable to each other party to receive process on its behalf.  It shall promptly notify each other party of the appointment of that other person.] [For any foreign-incorporated companies.]

25.3                       Waiver of immunity

Each party irrevocably and unconditionally:

(a)           agrees that in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed, it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(b)           waives any right of immunity which it or its assets may have at any time; and

(c)           consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use).

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Third Party Provisions

26.1                       Security not to be affected

Except as specified in clause 1.3, none of this Deed, any Collateral Security or any Power nor the obligations of a Chargor under this Deed with respect to Charged Property will be affected by anything which but for this provision might operate to release, prejudicially affect or discharge them or in any way relieve a Chargor from any obligation including:

(a)           the grant to any person of any time, waiver or other indulgence, or the discharge or release of any person;

(b)           any transaction or arrangement that may take place between a Chargee and any person, other than the due performance of the relevant obligation;

(c)           the Liquidation of any person;

(d)           a Chargee becoming a party to or bound by any compromise, moratorium, assignment of property, scheme of arrangement, composition of debts or scheme of reconstruction by or relating to any person;

(e)           a Chargee exercising or delaying or refraining from exercising any other security or any right, power or remedy conferred on it by law or by any other document or agreement with any person;

(f)            the amendment, variation, novation, replacement, rescission, invalidity, extinguishment, repudiation, avoidance, unenforceability, frustration, failure, expiry, termination, loss, release, discharge, abandonment, assignment or transfer, in whole or in part and with or without consideration, of any other Security Interest or Guarantee or other document or agreement held by a Chargee at any time or of any right, obligation, power or remedy;

(g)           the taking or perfection of or failure to take or perfect a Security Interest or Guarantee or other document or agreement;

(h)           the failure by a Chargee or any other person to notify a Chargor of any default by any person under any document or agreement with a Chargee;

(i)            a Chargee obtaining a judgment against any person for the payment of any Secured Money;

(j)            any legal limitation, disability, incapacity or other circumstance relating to any person;

(k)           any change in circumstance (including any change in the members or constitution of any person);

(l)            any Guarantee or Security Interest or other document or agreement not being valid or executed by, or binding on, any person; or

(m)          any increase in the Secured Money for any reason (including as a result of anything referred to above),

whether with or without the consent of a Chargor. None of the above paragraphs limits any of the others.

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26.2                       Principal and independent obligation

This Deed and each Collateral Security is a principal and independent obligation.  Except for stamp duty purposes, it is not ancillary or collateral to any other Security Interest, right or obligation.

26.3                       No marshalling

No Chargee is obliged to marshal or appropriate in favour of a Chargor or to exercise, apply or recover:

(a)           any Security Interest or Guarantee held by a Chargee at any time; or

(b)           any of the funds or assets that a Chargee may be entitled to receive or have a claim on.

26.4                       No competition

Until the Secured Money has been irrevocably paid and discharged in full a Chargor is not entitled to and shall not, except as directed by a Chargee:

(a)           be subrogated to a Chargee or claim the benefit of any Security Interest or Guarantee held by a Chargee at any time;

(b)           either directly or indirectly prove in, claim or receive the benefit of, any distribution, dividend or payment arising out of or relating to the Liquidation of any person who gives a Guarantee or Security Interest in respect of any Secured Money; or

(c)           have or claim any right of contribution or indemnity from any person who gives a Guarantee or Security Interest in respect of any Secured Money.

The receipt of any distribution, dividend or other payment by a Chargee out of or relating to any Liquidation will not prejudice the right of a Chargee to recover the Secured Money by enforcement of this Deed and each Collateral Security.

Each Chargor must comply with any direction under this clause.  Such a direction may require that any proceeds (not exceeding the amount of the Secured Money) be held on trust for, and promptly paid to, the relevant Chargee.

26.5                       Suspense account

Until the Secured Money has been paid in full a Chargee may:

(a)           (i)            credit to a suspense account (without applying it); and

(ii)           appropriate at the discretion of a Chargee,

any money received in respect of the Secured Money, including any dividend in a Liquidation or amount received under this Deed; and

(b)           prove in any Liquidation of any person in respect of the full amount of the Secured Money disregarding any sums in the suspense account.

26.6                       Rescission of payment

Whenever for any reason (including under any law relating to Liquidation, fiduciary obligations or the protection of creditors):

23

(a)           all or part of any transaction of any nature (including any payment or transfer)  made during the term of this Deed which affects or relates in any way to the Secured Money is void, set aside or voidable;

(b)           any claim that anything contemplated by paragraph (a) is upheld, conceded or compromised; or

(c)           a Chargee is required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

a Chargee will immediately become entitled against the relevant Chargor to all rights in respect of the Secured Money and the Charged Property which it would have had if all or the relevant part of the transaction or receipt had not taken place.  The Chargor shall indemnify the Chargee against any resulting loss, cost or expense.  This clause continues to apply after this Deed is discharged.

26.7                       Variation

Without limiting the above provision, but subject to any applicable Intercreditor Agreement, this Deed and any Collateral Security covers the Secured Money as varied from time to time including as a result of any amendment to the Strategic Alliance Agreement and whether or not with the consent of or notice to the Chargors.

26.8                       Indemnity

If any Secured Money (including moneys which would have been Secured Money if they were recoverable) is not recoverable from a Chargor for any reason, including any legal limitation, disability or incapacity affecting a Chargor or an obligation in any Strategic Alliance Agreement being or becoming unenforceable, void or illegal and whether or not:

(a)           any transaction relating to the Secured Money was void or illegal or has been subsequently avoided; or

(b)           any matter or fact relating to that transaction was or ought to have been within the knowledge of any Chargee,

the Chargor shall indemnify each Chargee in respect of that money and shall pay that money to the relevant Chargee but only to the extent that the indemnity may be satisfied out of the Charged Property.

27.                              Counterparts

This Deed may be executed in any number of counterparts.  All counterparts together will be taken to constitute one instrument.

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Schedule 1

Notice Details

Rio Tinto Company

Address:	[*]

Fax number:	[*]

Email:	[*]

Attention:	[*]

Chinalco Company

Address:	[*]

Fax number:	[*]

Email:	[*]

Attention:	[*]

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Schedule 2

Charged Property

[Note: the asset description below assumes that all proposed Reorganisation Steps are completed.  It will require adjustment if and to the extent that Fallback Completion arises in respect of any Strategic Asset.  It will also require conforming with the descriptions of Participating Interests in the applicable definitive Strategic Alliance Agreement.]

ALUMINIUM

Charged Property means in respect of a Chargor:

(a)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of:

(i)            the Strategic Alliance Agreement in relation to Boyne (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Boyne; and

(iii)          without limiting paragraph (ii), all shares in, Strategic Asset Tracking Notes issued by, and debts owed to it by [RTA Boyne];

(b)           all of the Chargor’s present and future interest in and rights and benefits under and in respect:

(i)            the Strategic Alliance Agreement in relation to Weipa (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Weipa; and

(iii)          without limiting paragraph (ii), all shares in, Strategic Asset Tracking Notes issued by, and debts owed to it by each of [Weipa NewCo] and [ASA Sales Co].

(c)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of:

(i)            the Strategic Alliance Agreement in relation to Yarwun (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Yarwun; and

(iii)          without limiting paragraph (ii), all shares in, Strategic Asset Tracking Notes issued by, and debts owed to it by [Yarwun NewCo];

(d)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of :

(i)            the Strategic Alliance Agreement in relation to GPS (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in GPS; and

(iii)          without limiting paragraph (ii), all shares in, Strategic Asset Tracking Notes issued by, and debts owed to it by each of [GPS Energy] and [GPS Power]; and

(e)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of all shares in [Aluminium SAV], Strategic Asset Tracking Notes issued by each of [Aluminium SAV] and [RTA Asia], and debts owed to it by [Aluminium SAV].

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Fixed Charged Property means all the Charged Property.

COPPER

Charged Property means in respect of a Chargor:

(a)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of:

(i)            the Strategic Alliance Agreement in relation to Escondida (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Escondida; and

(iii)          without limiting paragraph (ii), all shares in and debts owed to it by [RTEL];

(b)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of:

(i)            the Strategic Alliance Agreement in relation to Grasberg (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Grasberg; and

(iii)          without limiting paragraph (ii), all shares in and debts owed to it by [RTIH];

(c)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of :

(i)            the Strategic Alliance Agreement in relation to La Granja (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in La Granja; and

(iii)          without limiting paragraph (ii), all shares in and debts owed to it by [RT Peru];

(d)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of Kennecott (as defined in the Strategic Alliance Agreement) in relation to:

(i)            the Strategic Alliance Agreement in relation to Kennecott (as defined in the Strategic Alliance Agreement);

(ii)           its Participating Interest in Kennecott; and

(iii)          without limiting paragraph (ii), all shares in and debts owed to it by [Kennecott Co]; and

(e)           all of the Chargor’s present and future interest in and rights and benefits under and in respect of all shares in, Strategic Asset Tracking Notes issued by, and debts owed to it by each of [Copper SAV] and [CSA Sales Co].

Fixed Charged Property means all the Charged Property.

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Executed and Delivered as a Deed in [                           ].

[Execution clauses to be included.]

28

Schedule 9

Form of Intercreditor Deed

Intercreditor Deed

Intercreditor Deed

Date

Parties

1.                                      [Name] [(Company Number [•])] incorporated in [jurisdiction] of [address] (the Permitted Chargee).

2.                                      [Name] [(Company Number [•])] incorporated in [jurisdiction] of [address] (the Chargor).

3.                                      [Insert particulars for each other Participant], (each an Other Participant).

Recitals

A                                     The Chargor and the Other Participants are parties to a Strategic Alliance Agreement (the Strategic Alliance Agreement) dated [•].

B                                        (a)   The Chargor and the Other Participants are also the parties to a Participant Charge (the Participant Charge) dated [•][; and

(b)   the Chargor also executed a [insert other security] (each an Additional Security) dated [•] in favour of each Other Participant,]

which secure[s], the Secured Money under the Participant Charge. [[Each] Additional Security is a Collateral Security to the Participant Charge]].

C                                       Under clause [*] of the Strategic Alliance Agreement, a Participant may, subject to certain conditions, create, impose or permit to subsist a Security Interest over its Participating Interest and its rights under the Strategic Alliance Agreement. One of those conditions is the execution of this Deed.

D                                      The Chargor intends to grant a Security Interest in favour of the Permitted Chargee.

[Notes:

•                                         Recitals to be completed as appropriate to describe the relevant securities and Strategic Alliance Agreement. If there are different levels of financing (ie, senior/subordinated) secured by separate Permitted Charges, this Deed will need to be amended accordingly.

•                                         This document is relevant for the Aluminium and Copper Strategic Alliance Agreements as under the Iron Ore Strategic Alliance, a Participant Charge will only be provided by Colleen.

1

•                                         If Robert grants a Charge to a Permitted Chargee over its Iron Ore Strategic Assets, appropriate modifications will be made to this document to reflect the provision of the Charge by Robert given that it is not providing a Charge to Colleen.  In particular, clauses 2.1 (Consents), 3 (Priority of payments) and 4.2 (Priority of enforcement) will not be relevant in this instance given that there is not an existing Charge over Robert’s Strategic Assets.  The principles set out in clause 5 of this document will remain relevant.

•                                         If Colleen grants a Charge to a Permitted Chargee over its Iron Ore Strategic Assets, appropriate modifications will be made to this document to reflect the fact that Robert is not providing a Charge in Colleen’s favour.  Clauses 2.1 (Consents), 3.1 (Priority of payments) and 4.2 (Priority of enforcement) will remain in place.

It is agreed as follows.

1.                                     Definitions and Interpretation

1.1                              Definitions

The following definitions apply unless the context requires otherwise.

Additional Security is defined in Recital B.

Business Day means a weekday on which:

(a)                                  banks are open in [city where payments are to be made under the Strategic Alliance Agreement]; and

(b)                                 when payments are to be made in a currency other than Australian dollars, banks are open in the principal financial centre of that currency.

Charge means the Participant Charge or the Permitted Charge.

Charged Property means any asset charged under the Participant Charge and the Permitted Charge.

Chargee means a chargee under the Participant Charge or the Permitted Chargee.

Collateral Security means, in relation to a Charge, any Security Interest or agreement which:

(a)                                  provides additional security to the relevant Chargee over;

(b)                                 charges to the relevant Chargee; or

(c)                                 enables the relevant Chargee to more effectively exercise its rights under the Charge in respect of,

the whole or part of the assets charged under the Charge.

Commencement Date is defined in clause 4.2(c).

Enforcement Administrator means, in relation to any Chargee, any receiver, receiver and manager or attorney appointed under its Charge or any agent of the Chargee which has entered into possession of the whole or part of the assets charged by its Charge.

2

Enforcement Expenses means, in relation to a Charge:

(a)                                all costs, charges and expenses of the relevant Chargee or its Enforcement Administrators incurred in or incidental to the exercise or performance or attempted exercise or performance of any right, power or remedy under or in respect of the Charge; and

(b)                               the remuneration of the Chargee’s Enforcement Administrators.

Enforcer is defined in clause 4.2(b).

Notice is defined in clause 23.

Participant has the meaning given in the Strategic Alliance Agreement.

Participant Charge is defined in Recital B.

Participating Interest has the meaning given in the Strategic Alliance Agreement.

Permitted Charge means [insert description of Permitted Charge, eg. “the deed of charge dated [date] given by the Chargor in favour of the Permitted Chargee”].

Power means a power, right, authority, discretion or remedy which is conferred on any person:

(a)                                by this Deed; or

(b)                               by law in relation to this Deed.

Proceeds means, in relation to any Charged Property, all proceeds arising from a Chargee or its Enforcement Administrator taking possession of, or exercising any of its rights, powers of remedies in relation to, the relevant asset.

Purchase Option means a purchase option granted under clause [*] of the Strategic Alliance Agreement.

Relevant Chargee is defined in clause 9.

Relevant Property is defined in clause 4.2(a).

Security Interest means any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset.

Strategic Alliance Agreement is defined in Recital A.

1.2                              Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules of interpretation apply unless the context requires otherwise.

(a)                                The singular includes the plural and conversely.

(b)                               A gender includes all genders.

(c)                                If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)                               A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)                                A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Deed.

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(f)                                  A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(g)                               A reference to an agreement or document (including reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

(h)                               A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)                                   A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

(j)                                   References in this Deed to any professional bodies include the respective successors of those organisations.

(k)                                The meaning of general words is not limited by specific examples introduced by including or for example, or similar expressions.

(l)                                   Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or a relevant part of it.

(m)                             A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

(n)                               A reference to an agreement includes a Security Interest, guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

(o)                               A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including intellectual property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

(p)                               If the day on which an act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(q)                               Unless the context requires otherwise, charge when used as a verb means to create any Security Interest.

(r)                                  Any reference to a Charge includes a Collateral Security.

(s)                                A reference to amend includes any amendment, variation, supplement, replacement or novation.

1.3                              Enforcement Administrator compliance

Each party shall use its reasonable endeavours to procure that any Enforcement Administrator which has entered into possession of the whole or any part of the assets charged by its Charge complies with this Deed.

1.4                              Application of this Deed

This Deed applies despite:

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(a)                                any contrary or incompatible term in a Security Interest;

(b)                               the order in which a Security Interest was executed and created or agreed to be executed and created;

(c)                                the respective dates on which anything is done or omitted to be done under or in relation to a Security Interest or the money or obligations secured by it;

(d)                               the order of lodgement for registration, or of registration, of any Security Interest;

(e)                                the order or the date of the appointment of any Enforcement Administrator or any action taken in enforcing a Security Interest;

(f)                                  any law or rule of equity; or

(g)                               any other circumstance or events whatsoever.

1.5                              Precedence of obligations

If any ambiguity, inconsistency or conflict of obligations exists or arises between this Deed on the one hand and any Charge on the other hand relating to matters the subject of this Deed, the provisions of this Deed shall take precedence over the applicable Charge and shall apply to resolve that ambiguity, inconsistency or conflict.

1.6                              Permitted Chargee limitation of liability

[Insert standard limitation of liability provisions if the Permitted Chargee is acting in the capacity as a trustee on behalf of the beneficiaries under the Permitted Charge.]

2.                                     Consents and Compliance

2.1                              Consents

(a)                                (Consent by Participants) Each Chargee under the Participant Charge:

(i)                                   consents to the creation, continuation and registration on any registers of the Permitted Charge; and

(ii)                                acknowledges the valid creation and registration of the Permitted Charge and, as and when required, its continuing validity unless a claim made by another person challenging such validity is upheld, conceded or compromised.

(b)                               (Consent by Permitted Chargee) The Permitted Chargee:

(i)                                   consents to the creation, continuation, and registration on any registers of the Participant Charge; and

(ii)                                acknowledges the valid creation and, if applicable, registration of the Participant Charge and, as and when required, its continuing validity unless a claim made by another person challenging such validity is upheld, conceded or compromised.

2.2                              Compliance

(a)                                (Compliance by Participants)  Each Participant agrees with the Permitted Chargee that in the enforcement or exercise of any powers under the Strategic Alliance Agreement or the

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Participant Charge, it shall comply with the provisions of this Deed, the Strategic Alliance Agreement and the Participant Charge.

(b)                               (Compliance by Permitted Chargee)  The Permitted Chargee agrees with each Participant that in the enforcement or exercise of any powers under the Permitted Charge, the Permitted Chargee shall comply with the provisions of this Deed and the Permitted Charge.

3.                                     Priority of Payments

3.1                              Priority of payments

(a)                                All Proceeds from Charged Property are to be applied in the following order of priority after payment of any Enforcement Expenses:

(i)                                   first, in payment of all amounts which at the time of application are due and payable by the Chargor and secured by the Participant Charge;

(ii)                                second, in payment of all amounts which at the time of application are actually or contingently owing or payable by the Chargor and secured by the Permitted Charge; and

(iii)                             third, the surplus (if any) belongs to the Chargor.

(b)                               Paragraph (a) applies to a continuing balance and any money then actually or contingently secured by any Charge or other Security Interest despite any subsequent repayment, advance or provision of accommodation or other increase or decrease in the amount secured.

3.2                              Contingent obligations

If a Chargee receives any amount under clause 3.1(a) in respect of an amount that is contingently owing or payable to it at the time of receipt, the Chargee may retain any of that amount.  If it does, it shall place the amount retained on short term interest bearing deposit until the relevant amount becomes actually due or ceases to be contingently owing or payable, and the Chargee shall then:

(a)                                pay to itself the amount which becomes actually due to it; and

(b)                               apply the balance of the amount retained (together with interest earned on the amount on deposit) in accordance with clause 3.1(a).

3.3                              Accounts of proceeds

To the extent necessary to give effect to clause 3.1(a), if a Chargee holds any Proceeds from Charged Property, it shall promptly account to the other Chargees in respect of the Proceeds after payment out of the Proceeds of all Enforcement Expenses.

3.4                              Increase in amount secured

If, without the consent of the Permitted Chargee, the Participants amend the Participant Charge to increase the amount secured under it, and the amendment would have the effect of increasing the amount that ranks first in priority in payment under clause 3.1(a)(i), then the first ranking priority of the Participant Charge set out in clause 3.1(a)(i) will only extend to such amount as would have

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ranked first in priority had the amendment not been made, and any balance shall rank after any amount secured by the Permitted Charge but prior to any amount belonging to the Chargor.

3.5                              Payments by Permitted Chargee

Each Participant agrees with the Permitted Chargee that it will accept any payment of an amount secured under the Participant Charge made to it by the Permitted Chargee on behalf of a Participant as if the payment had been made by that Participant.

3.6                              Disgorgement

If a Chargee is required for any reason to repay all or any part of the money referred to in clause 3.3 to the Chargor or to any liquidator, receiver, receiver and manager or administrator of the Chargor or any other person, then immediately on request each other Chargee will refund to that Chargee the amount of the money paid to it under that clause and the rights of the parties will be adjusted accordingly.

3.7                              Conversion of currencies on application

For the purpose of making an application under clause 3.1, a Chargee or its Enforcement Administrator may purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and at the time it thinks fit.

4.                                     Priority of Enforcement

4.1                              Rights on enforcement

(a)                                Each Participant agrees with the Permitted Chargee that the Permitted Chargee may, subject to this Deed, exercise all the rights, powers and privileges (if any) at any time and from time to time available to the Permitted Chargee under the Permitted Charge or by law against a Participant and except as expressly set out in this Deed has no obligations or liabilities to any Participant.

(b)                               The Permitted Chargee acknowledges and agrees with each Participant that in exercising or enforcing any power of sale or other power, right or remedy in relation to the Permitted Charge (whether conferred by law or by the Permitted Charge), the Permitted Chargee and its Enforcement Administrators shall be bound by the Strategic Alliance Agreement and except as expressly set out in this Deed has no obligations or liabilities to the Permitted Chargee.

4.2                              Priority of enforcement

(a)                                (Priority of enforcement action)  Subject to paragraph (c), any enforcement action taken under or in respect of the Participant Charge over any Charged Property (the Relevant Property) has priority over any enforcement action taken under or in respect of the Permitted Charge over the Relevant Property.

(b)                               (Possession and control)  Without limitation to paragraph (a), but subject to paragraph (c), a Chargee under the Participant Charge and/or its Enforcement Administrators (each an Enforcer) may:

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(i)                                   take and have possession and control of the Relevant Property; and

(ii)                                do everything and make all decisions in connection with the disposal of, or other dealing with, the Relevant Property,

to the exclusion of the Permitted Chargee and its Enforcement Administrators.

(c)                                (Power to exercise rights)  Unless the Permitted Chargee otherwise consents, a Participant shall not, and shall ensure that its Enforcement Administrators do not exercise any power to sell, transfer, assign or part with possession which is conferred by law in relation to the Participant Charge with respect to any Relevant Property during:

(i)                                   any period commencing on a date on which the Permitted Charge has become enforceable (without any further requirement for the giving of notice or the lapse of time) in respect of the Relevant Property (the Commencement Date) and ending on the date that is 6 months after the Commencement Date; and

(ii)                                any extension of such a period as the relevant Participant may agree, acting reasonably, to enable the Permitted Chargee to complete any sale process commenced by the Permitted Chargee within the period mentioned in sub-paragraph (i).

4.3                              Discharge of Charges

If, as a result of any enforcement action taken by an Enforcer as contemplated by clause 4, or the exercise of a Purchase Option, any Charged Property is to be disposed of in a manner not prohibited by the Strategic Alliance Agreement or this Deed, then:

(a)                                the Proceeds from such disposal must be applied in the order set out in clause 3.1;

(b)                               each Chargee shall on such disposal discharge that Charged Property from its Charge and remove any caveats or similar documents filed by it in relation to that Charged Property, if requested by the Enforcer or a party exercising the Purchase Option, as the case may be; and

(c)                                the Chargee must comply with paragraph (b) even if the proceeds from such disposal or dealing, if applied in accordance with clause 3.1, will be insufficient to pay all amounts actually or contingently owing or payable by the Chargor and secured by the relevant Charge.

5.                                     Strategic Alliance Agreement

5.1                              Permitted Chargee

Each Participant acknowledges and agrees that:

(a)                                the Permitted Chargee is a Permitted Chargee for the purposes of, and in connection with, the Strategic Alliance Agreement; and

(b)                               the Permitted Chargee may exercise and enforce all the rights, powers and privileges contemplated in the Strategic Alliance Agreement as being available to a Permitted Chargee in accordance with the provisions of the Strategic Alliance Agreement.

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5.2                              Security over Participating Interest

The Permitted Chargee acknowledges to each Participant that to the extent the Permitted Charge applies to the Participating Interest of any Participant, the rights of the Permitted Chargee and its Enforcement Administrators are subject to the provisions of the Strategic Alliance Agreement.

5.3                              Rights on enforcement of Permitted Charge

Subject to this Deed and the Strategic Alliance Agreement, the Permitted Chargee or any Enforcement Administrator appointed under or in relation to the Permitted Charge may, in the exercise of any power or right conferred on it by the Permitted Charge or by law in relation to that Chargor:

(a)                                to the extent that the Chargor would (but for such power or right) itself be able to do so at the relevant time, exercise any and all Powers of the Chargor under or in relation to the Strategic Alliance Agreement (including voting rights of the Chargor under the Strategic Alliance Agreement); and

(b)                               transfer, assign or dispose of the whole or any part of that Chargor’s Participating Interest or rights under the Strategic Alliance Agreement in accordance with clause [*] of the Strategic Alliance Agreement.

5.4                              Purchase Option

The Permitted Chargee acknowledges and agrees that each Participant may exercise a Purchase Option under and in accordance with the Strategic Alliance Agreement, despite anything in the Permitted Charge.  [This clause is required where there are Purchase Options under the relevant Strategic Alliance Agreement.]

5.5                              Pre-emptive rights and consent rights

The Permitted Chargee acknowledges and agrees that, in the exercise of any power of sale conferred by the Permitted Chargee:

(a)                                it and its Enforcement Administrators must comply with the requirements of clause [pre-emptive rights] of the Strategic Alliance Agreement; and

(b)                               the identity of any proposed transferee requires consent under clause [permitted transfers] of the Strategic Alliance Agreement.  [This clause is required if there is a consent requirement under the relevant Strategic Alliance Agreement.]

6.                                     Notice Requirements

6.1                              Notice requirements

(a)                                (Amounts secured by Participant Charge)  Each Chargee under the Participant Charge may keep the Permitted Chargee and, when required by the Permitted Chargee, shall keep the Permitted Chargee, informed as to the amount secured by the Participant Charge.

(b)                               (Amounts secured by Permitted Charge)  The Permitted Chargee may keep all or any of the Chargees under the Participant Charge and, when required by a Chargee under the

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Participant Charge, shall keep that Chargee, informed as to the amount secured by the Permitted Charge.

(c)                                (Notice of payment default)  Each Chargee under the Participant Charge will give the Permitted Chargee a copy of any notice given to the Chargor under clause [*] of the Strategic Alliance Agreement promptly, and in any event within three Business Days, after it receives a copy of the relevant notice.  [To be completed by inserting reference to the clause providing for the issue of any notice of payment default that commences the process of triggering default purchase option or dilution rights, and by reference to the relevant procedure specified in that clause for the issue of the notice.]

(d)                               (Enforcement of Participant Charge)

(i)                                   A Chargee shall not, and shall ensure that its Enforcement Administrators do not, take any enforcement action under or in respect of the Participant Charge in relation to any Charged Property, without first having given the Permitted Chargee not less than [*] Business Days prior written notice of its intention to do so.

(ii)                                Without limiting its obligations under sub-paragraph (i), if the Participant Charge is enforced, the Chargee enforcing it shall promptly notify the Permitted Chargee.

(e)                                (Enforcement of Permitted Charge)

(i)                                   The Permitted Chargee shall not, and shall ensure that its Enforcement Administrators do not, take any enforcement action under or in respect of the Permitted Charge in relation to any Charged Property, without first having given each Chargee under the Participant Charge not less than [*] Business Days prior written notice of its intention to do so.

(ii)                               Without limiting its obligations under sub-paragraph (i), if the Permitted Charge is enforced, the Permitted Chargee shall promptly notify the Chargees under the Participant Charge.

(f)                                  (Enforcement receipts and expenses)  When required by:

(i)                                   a Chargee under the Participant Charge, the Permitted Chargee shall provide details to that Chargee; and

(ii)                                the Permitted Chargee, a Chargee under the Participant Charge shall provide details to the Permitted Chargee,

as to its, and its Enforcement Administrators’, receipts arising from, and accruals, outgoings, costs, charges and expenses incurred in or incidental to, the exercise or performance or attempted exercise or performance of any right, power or remedy under or in respect of its Charge and as to the remuneration of its Enforcement Administrators.

(g)                               (Collateral Securities – Participant Charge)  If a Participant is given a Collateral Security [(other than an Additional Security)] it shall promptly notify the Permitted Chargee.

(h)                               (Collateral Securities – Permitted Charge)  It the Permitted Chargee is given a Collateral Security it shall promptly notify each Chargee under the Participant Charge.

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6.2          Cure Rights of Permitted Chargee

(a)           The Permitted Chargee or an Enforcement Administrator may, but is not obliged to, take steps to remedy, or procure the remedy of, any default by or in respect of the Chargor under the Participant Charge, or to prevent the occurrence of any such default.  Any such remedy cures the default to an equivalent extent for all purposes of the Participant Charge and the Strategic Alliance Agreement.

(b)           Subject to paragraph (c), if reasonably requested by the Permitted Chargee or an Enforcement Administrator, a Participant will provide any relevant information in its possession which is relevant to the default or its remedy.

(c)           A Participant is not required to provide any information in accordance with paragraph (c), if to do so would breach an underlying confidentiality restriction with respect to that information.  If a Participant provides information to a Permitted Chargee or an Enforcement Administrator in accordance with paragraph (b), that person will not, other than required by law, disclose that information to any other party.

7.            Assignments and Security Interests

(a)           The Permitted Chargee agrees with each of the Chargees under the Participant Charge that it will not without their consent transfer or assign its interest in the Permitted Charge to or in favour of any person unless that person has, at its cost or that of the Permitted Chargee, entered into a binding deed in substantially the same form as set out in the Schedule by which it agrees to be bound by this Deed as Permitted Chargee.

(b)           Each Chargee under the Participant Charge agrees with the Permitted Chargee that it will not without its consent transfer or assign its interest in the Participant Charge to or in favour of any person unless that person has, at its cost or that of the relevant Chargee, entered into a binding deed in substantially the same form as set out in the Schedule by which it agrees to be bound by this Deed as an Other Participant.

(c)           Each Participant agrees that if it transfers a proportion of its Participating Interest to a person that is not already a Participant and that person becomes a chargee under the Participant Charge, then it will procure that the person has, at its cost or at the cost of the transferring Participant, entered into a binding deed in substantially the same form as set out in the Schedule by which it agrees to be bound by this Deed as an Other Participant.

8.            Entitlement to documents of title and insurance policies

Where a Chargee under the Participant Charge or the Permitted Chargee is holding any document of title in respect of or any other document comprising part of the Charged Property, it will promptly make that document available on request whenever reasonably required by the other for the purposes of enforcement or registration.

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9.            Third Party Claims

If any person (other than Chargee which is a party to this Deed) who has obtained an interest in any Charge has not entered into a binding deed as contemplated by clause 7 (the person who has obtained an interest in such Charge being the Relevant Chargee) then, to the full extent permitted by law:

(a)           notwithstanding any other provision of this Deed, the money which the Relevant Chargee has a claim to, and which is secured by such Charge, ranks in priority after all other Charges; and

(b)           the Relevant Chargee has no rights against any Chargee, and no Chargee has any obligations or duties to the Relevant Chargee, under or arising out of this Deed.

To the extent necessary to give effect to this clause 9, the rights and interests of the Relevant Chargee under or arising out of this Deed are deemed to be varied accordingly.

10.          Discharge and Amendments

(a)           If a Chargee’s Charge has been discharged:

(i)            it shall notify the other Chargees that its Charge has been discharged;

(ii)           without affecting or releasing any other obligations which it may have, it shall no longer have any rights or obligations under this Deed as a Chargee other than rights or obligations accrued at the time of discharge;

(iii)          its consent to any action as a Chargee will no longer be required, under this Deed; and

(iv)          it will no longer be regarded as a Chargee for the purposes of this Deed.

(b)           If a Participant has ceased to have a Participating Interest:

(i)            without affecting or releasing any other obligations which it may have, it shall no longer have any rights or obligations under this Deed as a Participant other than rights or obligations accrued at the time of cessation;

(ii)           its consent to any action as a Participant will no longer be required under this Deed; and

(iii)          it will no longer be regarded as a Participant for the purposes of this Deed.

(c)           Subject to paragraphs (a) and (b) this Deed remains in effect until:

(i)            all amounts secured by the Permitted Charge have been fully and finally repaid;

(ii)           the Permitted Charge has been discharged; or

(iii)          it is terminated by an agreement executed by all the Chargees.

11.          Inconsistency

In the event of any inconsistency between this Deed and any Charge, this Deed shall prevail.

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12.          Prohibition on partition

Unless otherwise agreed by all Participants, during the continuance of the Strategic Alliance Agreement neither the Permitted Chargee, nor any person claiming through the Permitted Chargee, shall seek partition or the establishment of a trust for sale or take any action (whether by any court order or otherwise) for partition or sale in lieu of partition, of any Charged Property.  The Permitted Chargee waives any rights it may have under any applicable law to seek and do any of those things.

13.          No Marshalling

(a)           The Permitted Chargee shall not be entitled to have the Participant Charge, or any other right or security of a Chargee under the Participant Charge, marshalled in its favour.

(b)           No Chargee under the Participant Charge shall be entitled to have the Permitted Charge, or any other right or security of the Permitted Chargee, marshalled in its favour.

(c)           Subject to clauses 3, 4, 5 and 14 and any other agreement to the contrary:

(i)            a Chargee under the Participant Charge may enforce or not enforce the Participant Charge, or any other right or security, as it thinks fit in respect of whatever money it thinks fit in whatever order and manner it thinks fit; and

(ii)           the Permitted Chargee may enforce or not enforce the Permitted Charge, or any other right or security, as it thinks fit in respect of whatever money it thinks fit in whatever order and manner it thinks fit.

14.          No Foreclosure

(a)           The Permitted Chargee is not entitled to the remedy of foreclosure in respect of any Charged Property unless all the Chargees under the Participant Charge otherwise consent.

(b)           A Chargee under the Participant Charge is not entitled to the remedy of foreclosure in respect of any Charged Property unless the Permitted Chargee otherwise consents.

15.          Confidentiality

[The Permitted Chargee shall comply with clause [confidentiality] of the Strategic Alliance Agreement as if it were a party to the Strategic Alliance Agreement.]  [To be conformed to the regime for confidentiality obligations and permitted disclosures in the Strategic Alliance Agreement, or to require the Permitted Chargee to execute a confidentiality deed in accordance with those terms.]

16.          Participants’ Obligations

The liabilities and obligations of each Participant and the respective rights, powers and remedies of the Permitted Chargee against each Participant under or in relation to the Permitted Charge are not affected in any way by:

(a)           this Deed (other than as expressly provided); or

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(b)           the failure or alleged failure of the Permitted Chargee or any other Chargee to comply with this Deed.

17.          Costs and Stamp Duty

Subject to any agreement to the contrary, each party shall bear its own costs arising out of the negotiation, preparation and execution of this Deed.  All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this Deed and any instrument executed under this Deed shall, except as expressly provided to the contrary, be borne by the Chargor.  The Chargor shall indemnify each other party on demand against any liability for that stamp duty.

18.          Amendment

Subject to clause 10(c), no amendment or variation of this Deed is valid or binding on a party unless made in writing executed by all parties.

19.          Consents or Approvals

Where the doing of any act, matter or thing under this Deed is dependent upon the consent or approval of a party or is within the discretion of a party such consent or approval may be given or such discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless otherwise stated.

20.          Further Assurances

At a Chargee’s reasonable request, a Participant or another Chargee shall do everything necessary or appropriate to bind it under, and to give effect to the transactions contemplated by, this Deed, including executing any documents.

21.          Time of the Essence

Time will be the essence of this Deed in all respects.

22.          Supervening Legislation

To the full extent permitted by law, any law which at any time directly or indirectly:

(a)           lessens, varies or affects in favour of any party any obligation under this Deed; or

(b)           delays, prevents or prejudicially affects the exercise by any party of any right, power or remedy conferred by this Deed,

is excluded from this Deed.

23.          Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Deed:

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(a)           must be in writing and signed by a person duly authorised by the sender;

(b)           must either be delivered to the intended recipient by prepaid post (where posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i)	to the Permitted Chargee:	Address:	[•]
		Attention:	[•]
		Fax No:	[•]

(ii)	to the Chargor:	Address:	[•]
		Attention:	[•]
		Fax No:	[•]

(iii)	to the Other Participants:	Address:	[•]
		Attention:	[•]
		Fax No:	[•]

[insert particulars for each Other Participant]

(c)           will be taken to be duly given or made:

(i)            in the case of delivery in person, when delivered;

(ii)           in the case of delivery by post, two Business Days after the date of posting (whether posted to an address in the same country) or seven Business Days after the date of posting (where posted to an address in another country); and

(iii)          in the case of fax, when received in legible form,

but if the result of the foregoing is that a Notice would be taken to be given or made on a day which is not a business day in the place to which the Notice is sent or is later than 4 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

24.          Governing Law

24.1        Governing law

This Deed is governed by the laws of [*].  Each party submits to the exclusive jurisdiction of the courts of [*] in relation to any matter arising out of, and for all purposes in connection with, this Deed.  Each party expressly waives any objection on the grounds of venue (forum non conveniens).

24.2        [Process Agent

(a)           [Name of foreign-incorporated company] irrevocably:

(i)            nominates as its agent to receive service of process or other documents in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed in the courts of [jurisdiction]:[name/address of agent]; and

(ii)           agrees that service on that agent or any other person appointed under paragraph (b) will be sufficient service on it.

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(b)           [Name of foreign-incorporated company] shall ensure each process agent remains authorised to accept service on its behalf.  If any process agent ceases to have an office in the place specified, [name of foreign-incorporated company] shall ensure that there is another person in that place acceptable to the each other party to receive process on its behalf.  It shall promptly notify each other party of the appointment of that other person.] [For any foreign-incorporated companies.]

24.3        Waiver of immunity

Each party irrevocably and unconditionally:

(a)           agrees that in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed, it will not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(b)           waives any right of immunity which it or its assets may have at any time; and

(c)           consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use).

25.          Counterparts

This Deed may be executed in any number of counterparts.  All counterparts will be taken to constitute one instrument.

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Schedule

Deed of Accession

Date

Parties

1.             [Name] [(Company Number [•])] incorporated in [jurisdiction] of [address] (the New Party).

2.             [insert particulars for each existing party to the Intercreditor Deed] (each an Existing Party)

Recitals

A            The Existing Parties are the parties to the Intercreditor Deed.

B             Pursuant to the Intercreditor Deed, the New Party has agreed to become, and the Existing Parties have agreed to accept the New Party as, a party to the Intercreditor Deed on the terms of this Deed.

It is agreed as follows.

1.            Definitions and Interpretation

1.1          Intercreditor Deed definitions to apply

Subject to clause 1.2, terms defined in the Intercreditor Deed have the same meaning when used in this Deed unless the context requires otherwise.

1.2          Definitions

The following definitions apply to this Deed unless the context requires otherwise.

Effective Date means the date of execution of this Deed.

Intercreditor Deed means the deed of that name dated [•].

[Outgoing Party means [•].]

1.3          Interpretation

The provisions of clause 1.2 of the Intercreditor Deed form part of this Deed as if set out in this Deed.

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2.            New Party Assumes Liability

The New Party covenants and agrees with each Existing Party as from the Effective Date to be bound by the Intercreditor Deed so that, from the Effective Date, the New Party will be deemed to be a party to the Intercreditor Deed in the capacity of [Permitted Chargee/Other Participant] [Note: Delete as appropriate], and to have assumed all rights and obligations under the Intercreditor Deed which expressly or by implication apply to it.

3.            Consent of Existing Parties

Each Existing Party:

(a)           irrevocably and unconditionally consents to the New Party becoming a party to the Intercreditor Deed on and from the Effective Date and assuming obligations in accordance with (and to the extent referred to in) clause 2 of this Deed;

(b)           agrees that the New Party will be entitled to exercise all of the rights, privileges and benefits set out in the Intercreditor Deed which expressly or by implication apply to it; and

(c)           agrees to be bound by the terms of the Intercreditor Deed as if the New Party were named in the Intercreditor Deed as a party.

4.            [Release of Outgoing Party]

[From and including the Effective Date, the Outgoing Party will cease to be entitled to exercise any of its rights, privileges and benefits and will cease to be bound by its obligations under the Intercreditor Deed, to the extent that such rights and obligations under the Intercreditor Deed have been assumed in full by the New Party.]

[Note: This clause will not be required where the New Party is a new Participant transferee of some but not all of an existing Participant’s Participating Interest.]

5.            Address of New Party for Notices

For the purposes of the Intercreditor Deed the address of the New Party to which all notices must be delivered is:

Address:	[•]

Attention:	[•]

Facsimile No.:	[•]

6.            Costs and Stamp Duty

Each party shall bear its own costs arising out of the negotiation, preparation and execution of this Deed.  All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this Deed, any instrument executed under this Deed, and in respect of a transaction evidenced by this Deed, shall be borne by the New Party.  The New Party shall indemnify each Existing Party on demand against any liability for that stamp duty.

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7.            Governing Law

7.1          Governing law

This Deed is governed by the laws of [jurisdiction].  Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Deed.

7.2          [Process Agent

(a)           [Name of foreign-incorporated company] irrevocably:

(i)            nominates as its agent to receive service of process or other documents in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed in the courts of [jurisdiction]:[name/address of agent]; and

(ii)           agrees that service on that agent or any other person appointed under paragraph (b) will be sufficient service on it.

(b)           [Name of foreign-incorporated company] shall ensure each process agent remains authorised to accept service on its behalf.  If any process agent ceases to have an office in the place specified, [name of foreign-incorporated company] shall ensure that there is another person in that place acceptable to the each other party to receive process on its behalf.  It shall promptly notify each other party of the appointment of that other person.] [For any foreign-incorporated companies.]

8.            Counterparts

This Deed may be executed in any number of counterparts.  All counterparts taken together will be taken to constitute one instrument.

Executed and Delivered as a Deed in [                           ].

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Executed and Delivered as a Deed in [                              ].

[Execution clauses to be inserted.]

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Schedule 10

Master Dispute Resolution Deed

Final Draft:

RIO TINTO PLC

RIO TINTO LIMITED

HAMERSLEY HOLDINGS LIMITED

HAMERSLEY IRON PTY LIMITED

HAMERSLEY IRON - YANDI PTY LIMITED

MOUNT BRUCE MINING PTY LIMITED

RIO TINTO ALUMINIUM (HOLDINGS) LIMITED

RIO TINTO ALUMINIUM LIMITED

 RIO TINTO WESTERN HOLDINGS LIMITED

RIO TINTO ESCONDIDA  LIMITED

RTA BOYNE LIMITED

GPS ENERGY PTY LIMITED

GPS POWER PTY LIMITED

GPS NOMINEE PTY LIMITED

RIO TINTO OVERSEAS HOLDINGS LIMITED

RIO TINTO INDONESIAN HOLDINGS LIMITED

RIO TINTO PERU LIMITED

KENNECOTT HOLDINGS CORPORATION

ALUMINUM CORPORATION OF CHINA

[•](1)

MASTER DISPUTE RESOLUTION DEED RELATING TO

CERTAIN TRANSACTION DOCUMENTS

(1) Other parties that are, or become parties to the documents referred to in recital (B) shall be added here.

THIS DEED is made this               day of                                  2009

BETWEEN:

(1)	RIO TINTO PLC, a company incorporated in England and Wales (registration number 00719885), having its registered office at 5 Aldermanbury Square, London, EC2V 7HR (“RTP”);

(2)	RIO TINTO LIMITED (ACN 004 458 404), a company incorporated in Australia, having its registered office at Level 33, 120 Collins Street, Melbourne, Victoria (“RTL”);

(3)	HAMERSLEY HOLDINGS LIMITED (ACN 008 446 222), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia (“HH”);

(4)	HAMERSLEY IRON PTY LIMITED (ACN 004 558 276), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia (“HI”);

(5)

HAMERSLEY IRON - YANDI PTY LTD (ACN 009 181 793), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia (“HIY”);

(6)	MOUNT BRUCE MINING PTY LTD (ACN 008 714 010), a company incorporated in Australia, having its registered office at Level 22, Central Park, 152-158 St Georges Terrace, Perth, Western Australia (“MBM”);

(7)	RIO TINTO ALUMINIUM (HOLDINGS) LIMITED (CAN 004 502 694), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“RTAL”);

(8)	RIO TINTO ALUMINIUM LIMITED (ACN 009 679 127), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“RTAL”);

(9)	RIO TINTO WESTERN HOLDINGS LIMITED (Company No. 7132) incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, W2 6LG (“RTWH”);

(10)	RIO TINTO ESCONDIDA LIMITED (Company No. EC13502) incorporated in Bermuda, having its registered office at Cedar House, 41 Cedar Avenue, Hamilton, HM12 (“RTEL”);

(11)	RTA BOYNE LIMITED (ACN 008 650 600), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“RTA Boyne”);

(12)	GPS ENERGY PTY LIMITED (ACN 063 207 456), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“GPS Energy”);

(13)	GPS POWER PTY LIMITED (ACN 009 103 422), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“GPS Power”);

(14)	GPS NOMINEE PTY LIMITED (ACN 063 213 552), a company incorporated in Australia, having its registered office at Level 2, 443 Queen Street, Brisbane, Queensland (“GPS Nominee”)

(15)	RIO TINTO OVERSEAS HOLDINGS LIMITED (Company No. 280423) incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, W2 6LG (“RTOH”);

(16)	RIO TINTO INDONESIAN HOLDINGS LIMITED (Company No. 3074852) incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, W2 6LG (“RTIH”);

(17)	RIO TINTO PERU LIMITED (Company No. 5647302) incorporated in England and Wales, having its registered office at 2 Eastbourne Terrace, London, W2 6LG (“RT Peru”);

(18)

KENNECOTT HOLDINGS CORPORATION (Tax ID 52-1626612) incorporated in the United States of America of Rio Tinto Regional Center, 4700 Daybreak Parkway, South Jordan UT 84095 (“Kennecott Holdings Corporation”);

(19)	ALUMINUM CORPORATION OF CHINA of Chinalco Tower, 62 North Xizhimen Street, Haidian District, Beijing, People’s Republic of China (“Chinalco”); and

(20)	[•](2)

(together, the “Parties” and, each, a “Party”).

WHEREAS:

(A)	The Parties have entered or will enter into each of the Transaction Documents.

(B)

The Parties have agreed that Disputes arising under or in relation to a Transaction Document (except for the Co-operation and Implementation Agreement, a Subscription Agreement, a Convertible Bonds Deed Poll or Trust Deed, the Relationship Agreement, any Intercreditor Deed, any Participant Charge, any Deed of Accession and the Escrow Agreement) shall be determined in accordance with the terms and conditions set out in this Deed.

(2) Other parties that are, or become parties to the document shall be added here

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NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.                               DEFINITIONS AND INTERPRETATION

1.1                         In this Deed the following words and expressions shall have the meanings hereby assigned to them, except where the context otherwise requires:

“Business Day” means:

(a)                           for receiving a notice under Clause 11, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is sent; and

(b)                          for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in London or Melbourne.

“Acknowledgement Notice” has the meaning given in Clause 7.4.

“Alternative Expert” has the meaning given in paragraph 7.5.2.

“Chairman” has the meaning given by Clause 7.5.

“Chinalco Entities” mean [Note:  to be inserted] and any other party to any Common DRP Transaction Document from time to time which is an affiliate of Chinalco.

“Co-operation and Implementation Agreement” means the agreement of that name between the Parties of even date.

“Common DRP Transaction Document” means any agreement or deed which is defined as a ‘Transaction Document’ in the Co-operation and Implementation Agreement except for the Co-operation and Implementation Agreement, a Subscription Agreement, the Convertible Bonds Deed Poll or Trust Deed, the Relationship Agreement, any Intercreditor Deed, any Participant Charge, any Deed of Accession and the Escrow Agreement.

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising under, out of or in connection with any Common DRP Transaction Document or this Deed, including claims in contract and any other claims that may arise on the same facts in tort, equity, or under statute whether for losses and damages, specific performance, restitution or any other remedy, and including claims in respect of any question regarding any Common DRP Transaction Document’s existence, validity or termination, whether before or after the breach of the Common DRP Transaction Document or the termination thereof.

“Executive Committee” has the meaning given in Clause 6.1.

“Executive Committee Referral” has the meaning given in Clause 6.2.

“Expert” has the meaning given in Clause 7.2.

“Expert Appointment Date” has the meaning given in Clause 7.9.

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“Expert Dispute” means a Dispute which a Common DRP Transaction Document expressly requires to be determined by an Expert.

“Expert Request Date” has the meaning given in Clause 7.7.

“Management Committee” has the meaning given in Clause 4.1.

“Referral Notice” has the meaning given in Clause 7.3.

“Referring Party” has the meaning given in Clause 7.3.

“Responding Parties” has the meaning given in Clause 7.3.

“Right” has the meaning given in Clause 20.2.

“Rio Tinto” means RTP and RTL, or either one as relevant.

“Rio Tinto Entities” means RTP, RTEL, RTOH, RTIH, RT Peru and Kennecott Holdings Corporation, and any other party to any Common DRP Transaction Document from time to time, which is an affiliate of Rio Tinto.

“Senior Management Committee” has the meaning given in Clause 5.1.

“Tier 1 Dispute” means any Dispute (other than an Expert Dispute):

(a)                            which the Parties agree is a Tier 1 Dispute; or

(b)                           which relates only to the calculation, appointment, adjustment, payment or any event analogous to the foregoing of an amount, ratio, percentage or similar howsoever stated under or in connection with a Transaction Document where the amount in dispute (or product of the ratio, percentage or similar) is equal to or less than $10 million, or any Dispute so determined by the Parties thereto.

“Tier 1 Referral” has the meaning given in Clause 4.2.

“Tier 2 Dispute” means any Dispute (other than a Tier 1 Dispute or an Expert Dispute), including but not limited to declaratory relief or claims for specific performance, or any Dispute so determined by the Parties thereto.

“Tier 2 Referral” has the meaning given in Clause 5.2 or 5.3, as applicable.

“Transaction Document” has the meaning given in the Co-operation and Implementation Agreement.

“Transferee” has the meaning given in Clause 21.2.

“Victoria” means the State of Victoria in the Commonwealth of Australia.

1.2                           Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise.

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1.2.1                           The singular includes the plural and conversely.

1.2.2                           A gender includes all genders.

1.2.3                           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

1.2.4                           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

1.2.5                           A reference to a Clause, schedule or annexure is a reference to a Clause of, or schedule or annexure to, this Deed.

1.2.6                           A reference to an agreement or document (including a reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

1.2.7                           A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

1.2.8                           A reference to legislation or to a provision of legislation includes a modification or re enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it including all rules, regulations and interpretations relating thereto.

1.2.9                           A reference to “$”, “dollar” or “cents” is to the lawful currency of the United States of America.

1.2.10                     A reference to time is a reference to:

(a)                     time in the place in which the relevant event occurs; or

(b)                    if the relevant event is to occur in more than one place, time in Melbourne, Australia.

1.2.11                     If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

1.2.12                     The meaning of general words is not limited by specific examples introduced by “including”, or “for example”, or similar expressions.

1.2.13                     A reference to a “liability” incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent or otherwise and whether or not it would be shown as a ‘liability’ under applicable accounting principles and whether owed, incurred or imposed by or to or on account of

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or for the account of that person alone, severally or jointly or jointly and severally with any other person.

1.2.14                     A reference to a “loss” incurred by any person includes any loss, liability, damage, cost, charge or expense that the person pays, incurs or is liable for and any other diminution of value of any description which the person suffers, including all liabilities on account of taxes or duties, all interest, penalties, fines and other amounts payable to Third Parties and all reasonable legal expenses and other expenses in connection with investigating or defending any claim, action, demand or proceeding, whether or not resulting in any liability, and all amounts paid in settlement of any such claims.

1.2.15                     Nothing in this Deed is to be interpreted against a Party solely on the ground that the Party put forward this Deed or a relevant part of it.

1.2.16                     References to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

1.3                         Unless otherwise defined in this Deed, defined terms used in this Deed shall have the meaning given to them in the Co-operation and Implementation Agreement.

1.4                         References in this Deed to a period of time from any event are inclusive of the day that the event occurred.

1.5                         In the event of any conflict or inconsistency between the terms of this Deed and the terms of any Common DRP Transaction Document, the terms of this Deed shall prevail.

2.                               EFFECTIVE DATE AND TERM

2.1                         Subject to its having been executed and delivered by each of the Parties, this Deed shall become fully effective on the date of GACB Completion.

2.2                         The term of this Deed shall commence on the date of GACB Completion and shall continue for so long as the Parties have any right, obligation or liability under any Common DRP Transaction Documents.

3.                               MUTUAL CONSULTATION

3.1                         If any Dispute arises, a Party may give written notice to the other Party or Parties involved in the Dispute that:

3.1.1                           a Dispute has arisen and the Party is giving notice to the other under this Clause;

3.1.2                           identifies Parties to the Dispute; and

3.1.3                           specifies in reasonable detail the nature of the Dispute and the matters on which the Parties to the Dispute have been unable to agree as at the date of the notice.

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3.2                         As soon as reasonably practicable after a notice is given under Clause 3.1, the Parties to the Dispute agree to meet to seek to resolve the Dispute by mutual consultation.

3.3                         At each stage of the procedures set out in Clauses 3, 4, 5 and 6 of this Deed (as applicable) the Parties shall attempt in good faith to resolve Disputes through bona fide negotiation.

3.4                         In determining a “venue” for any meeting, the parties may agree to conduct such meeting by video conference.

4.                               MANAGEMENT COMMITTEE

4.1                         Rio Tinto and Chinalco shall establish a management committee comprising one manager of each of Rio Tinto and of Chinalco, each of whom shall not be involved in the day to day running and/or management of any of the Common DRP Transaction Documents, (“Management Committee”) to assist in the resolution of Tier 1 Disputes. The members of the Management Committee may be changed by either of Rio Tinto or Chinalco notifying the other that a different manager of their respective organisations shall be appointed, provided that the members actively considering a Dispute must continue to do so in accordance with this Deed unless exceptional circumstances prevent them from doing so.

4.2                         If any Tier 1 Dispute cannot be resolved by the Parties in accordance with Clause 3 within five (5) Business Days of the written notice of dispute pursuant to Clause 3.1, then any Party to the Dispute may refer the Dispute to the Management Committee, within a further ten (10) Business Days, by giving written notice to the Management Committee and all the Parties to the Tier 1 Dispute (specified in the notice of the Tier 1 Dispute pursuant to sub-Clause 3.1.2) accompanied by a copy of the notice given under Clause 3.1 in relation to the Dispute, and providing any further information held by the Party relevant to the Dispute (“Tier 1 Referral”).

4.3                         The Management Committee shall convene at a mutually agreed venue (or, failing agreement, in Melbourne) within five (5) Business Days of a Tier 1 Referral to consider the information available, in order to resolve the Tier 1 Dispute within fifteen (15) Business Days of the Tier 1 Referral.  The Parties may agree (in writing) to longer periods for convening the Management Committee and for it to resolve the Tier 1 Dispute.  The Management Committee may direct the Parties to provide to it within a specified time any additional information which the Management Committee considers may assist it in resolving the Tier 1 Dispute.

4.4                         If, within the period in Clause 4.3, unanimous agreement is reached by the Management Committee, that agreement shall be reduced to writing and shall be contractually binding on the Parties.  No other kind of decision, opinion, award or findings by the Management Committee or any of its members shall be binding on the Parties.

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5.                                 SENIOR MANAGEMENT COMMITTEE

5.1                           Rio Tinto and Chinalco shall establish a senior management committee comprising one senior manager of each of Rio Tinto and of Chinalco, each of whom shall not be involved in the day to day running and/or management of any of the Common DRP Transaction Documents (“Senior Management Committee”), to assist in the resolution of:

5.1.1                            Tier 1 Disputes that are not resolved in accordance with Clause 4; and

5.1.2                            Tier 2 Disputes.

The members of the Senior Management Committee may be changed by either of Rio Tinto or Chinalco notifying the other that a different senior manager of their respective organisations shall be appointed, provided that the members actively considering a Dispute must continue to do so in accordance with this Deed unless exceptional circumstances prevent them from doing so.

5.2                           If any Tier 1 Dispute cannot be resolved by the Parties under Clause 4 then, within ten (10) Business Days of the expiry of the time in Clause 4.3, any Party to the relevant Dispute may refer the Dispute to the Senior Management Committee by giving written notice to the Senior Management Committee and all the Parties to the Dispute (specified in the notice of the Dispute pursuant to sub-Clause 3.1.2), accompanied by a copy of any notice given under Clauses 3.1 or 4.2 in relation to the Dispute, and providing any further information held by the Party relevant to the Dispute (“Tier 2 Referral”).

5.3                           If any Tier 2 Dispute can not be resolved by the Parties in accordance with Clause 3 within five (5) Business Days of delivery of the written notice of dispute pursuant to Clause 3.1 then, within a further ten (10) Business Days, any Party to the relevant Dispute may refer the Dispute to the Senior Management Committee by giving written notice to the Senior Management Committee and all the Parties to the relevant Dispute (specified in the notice of the Dispute pursuant to sub-Clause 3.1.2) accompanied by a copy of any notice given under Clauses 3.1 in relation to the Dispute, and providing any further information held by the Party relevant to the Dispute (also a “Tier 2 Referral”).

5.4                           The Senior Management Committee shall convene at a mutually agreed venue (or, failing agreement, in Hong Kong) within five (5) Business Days of the Tier 2 Referral to consider the information available in order to resolve the Dispute within fifteen (15) Business Days) of the Tier 2 Referral.  The Parties may agree (in writing) to longer periods for convening the Senior Management Committee and for it to resolve the Dispute.   The Senior Management Committee may direct the Parties to provide to it within a specified time any additional information which the Senior Management Committee considers may assist it in resolving the Dispute.

5.5                           If, within the period in Clause 5.4, unanimous agreement is reached by the Senior Management Committee, that agreement shall be reduced to writing and shall be contractually binding on the Parties. No other kind of decision, opinion, award or

8

findings by the Senior Management Committee or any of its members shall be binding on the Parties.

6.                                 EXECUTIVE COMMITTEE

6.1                           Rio Tinto and Chinalco shall establish and maintain an executive committee comprising the [chief executive officer] of Rio Tinto and [the chairman] of Chinalco, (“Executive Committee”) to assist in the resolution of any Tier 1 or Tier 2 Dispute referred to the Senior Management Committee and not resolved in accordance with Clause 5.

6.2                           If any Dispute cannot be resolved by the Parties under Clause 5 then, within ten (10) Business Days of the expiry of the time in Clause 5.4, any Party to the relevant Dispute may refer the Dispute to the Executive Committee by giving written notice to the Executive Committee and all the Parties to the relevant Dispute (specified in the notice of the Dispute pursuant to Clause 3.1.2), accompanied by a copy of any notices given under Clauses 3.1, 4.2, 5.2 or 5.3 in relation to the Dispute, and providing any further information held by the Party relevant to the Dispute (“Executive Committee Referral”).

6.3                           The Executive Committee shall convene at a mutually agreed venue (or, failing agreement, in Melbourne) within five (5) Business Days of the Executive Committee Referral to consider the information available in order to resolve the Dispute within fifteen (15) Business Days of the Executive Committee Referral.  The Parties may agree (in writing) to longer periods for convening the Executive Committee and for it to resolve the Dispute.   The Executive Committee may direct the Parties to provide to it within a specified time any additional information which the Executive Committee considers may assist it in resolving the Dispute.

6.4                           If, within the period in Clause 6.3, unanimous agreement is reached by the Executive Committee, that agreement shall be reduced to writing and shall be contractually binding on the Parties. No other kind of decision, opinion, award or findings by the Executive Committee or any of its members shall be binding on the Parties.

6.5                           If the Dispute is not resolved within fifteen (15) Business Days of the Executive Committee Referral (or such longer period as is agreed in writing by the Parties), either Party may commence a legal proceeding in accordance with Clause 9.

7.                                 ADJUDICATION BY AN EXPERT

7.1                           If any Expert Dispute cannot be resolved by the Parties in accordance with Clause 3 within five (5) Business Days of delivery of the written notice of dispute pursuant to Clause 3.1, then within a further fifteen (15) Business Days any Party to the Expert Dispute may refer the Expert Dispute to an Expert (as defined in Clause 7.2) for determination by adjudication in accordance with this Clause 7.

7.2                           The “Expert” means a suitably qualified and experienced individual with at least 10 years experience in a discipline related to the issue in respect of which an Expert

9

Dispute has arisen, to be appointed to carry out the adjudication in accordance with this Clause 7.

7.3                           Where a matter is to be referred to the Expert, the Party making the referral (the “Referring Party”) shall give a notice of adjudication to the other Parties to the Expert Dispute (the “Responding Parties”) specifying in reasonable detail the nature of the Expert Dispute and the matters on which the relevant Parties have been unable to agree as at the date of the notice, and stating the decision which the Referring Party wishes the Expert to make (the “Referral Notice”). The Referral Notice shall also set out the details of the Referring Party’s proposed nomination for Expert.

7.4                           The Responding Parties shall, within fifteen (15) Business Days of the Referral Notice, provide a written notice (the “Acknowledgement Notice”) to the Referring Party:

7.4.1                            indicating its concurrence with the Referring Party’s nomination for Expert or proposing an alternative; and

7.4.2                            indicating its acceptance or disagreement with any of the contents of the Referral Notice or otherwise identifying any other Expert Dispute relating to the Parties to the Expert Dispute which it wishes to be determined jointly and concurrently with the adjudication to which the Referral Notice applies.

7.5                           If within ten (10) Business Days (inclusive) of the latest Acknowledgement Notice given by a Responding Party, the Parties to the Expert Dispute have failed to agree upon the identity of the Expert then any Party to the Expert Dispute may make a request in writing (copied by facsimile to all other Parties to the Expert Dispute) to the Chairman for the time being of International Chamber of Commerce Court of Arbitration (or, if the Referring Party and the Responding Parties agree, the Institute of Chartered Accountants of Australia), or his delegate (“the Chairman”),to:

7.5.1                            make the appointment of the Expert, and

7.5.2                            nominate an alternative appointee as Expert (“Alternative Expert”),

within ten (10) Business Days of request. The Chairman may take such independent advice as he thinks fit in making the appointment.

7.6                           Each Party may make submissions to the Chairman as to what education, experience and training they believe it is necessary for the Expert to have within two (2) Business Days of the referral to the Chairman.

7.7                           Upon the Expert being agreed or selected under the foregoing provisions of this Clause 7 the Parties or any of them shall forthwith notify the Expert in writing of his selection and shall request him to confirm to the Parties, in writing within five (5) Business Days from the date of the request for him to act (such date, the “Expert Request Date”) whether or not he is willing and able to accept the appointment and if he is willing to accept the appointment, on what terms.  If the Expert is unable or unwilling to act then an equivalent procedure shall be followed in relation to the Alternative Expert.  If the Alternative Expert is appointed then that person shall be the Expert.

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7.8                           If the Expert and the Alternative Expert are both either unwilling or unable to accept such appointment or neither has confirmed his willingness and ability to accept such appointment and the terms of such appointment within five (5) Business Days from the Expert Request Date (unless the Parties are able to agree upon the appointment of another Expert within such time) the matter shall be referred (by either party) to the International Chamber of Commerce Court of Arbitration (or, if the Referring Party and the Responding Parties agree, the Institute of Chartered Accountants of Australia) who shall be requested to make an appointment or (as the case may be) a further appointment in accordance with Clauses 7.5 to this 7.8 and the process shall be repeated until an Expert is found who accepts the Parties’ appointment.

7.9                           The Parties shall co-operate with each other to ensure that the terms of the contract of appointment of the Expert are agreed (the date of such agreement, the “Expert Appointment Date”) with him within five (5) Business Days of the date of initial acceptance of appointment by the Expert.

7.10                     Upon appointment of the Expert, each Party to the Expert Dispute shall (within ten (10) Business Days of the Expert Appointment Date):

7.10.1                      provide the Expert with the information on which it is relying, including any supporting documents. This information must include a copy of this Deed, a copy of any Common DRP Transaction Document relevant to the Expert Dispute, a copy of any notice given under Clause 3.1 in relation to the Expert Dispute, and a copy of the relevant Referral Notice and Acknowledgement Notice; and

7.10.2                      provide a copy of the information and supporting documents it has provided to the Expert to each other Party to the Expert Dispute.

7.11                     The Expert shall establish the procedure and timetable for the adjudication of the Expert Dispute including procedures for the Parties to deliver written statements, evidence or submissions and appear before the Expert to present their arguments.

7.12                     In the course of adjudication, the Expert:

7.12.1                      shall act impartially and decide the Expert Dispute as an independent expert and not as an arbitrator;

7.12.2                      may take the initiative in ascertaining the facts and the law related to the Expert Dispute, including seeking such independent advice as he thinks fit;

7.12.3                      may instruct a Party to provide further information related to the Expert Dispute within a stated time; and

7.12.4                      may instruct a Party to take any other action which the Expert considers necessary to reach his decision and to do so within a stated time.

7.13                     If a Party does not comply with any instruction within the time stated by the Expert, the Expert may continue the adjudication and make his decision based upon the

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information and evidence he has received, including taking into account the non-compliance of Parties with his instructions.

7.14                     Any communication between a Party and another Party or the Expert in relation to the Expert Dispute shall be communicated to the other Parties at the same time.

7.15                     The Expert shall decide the Expert Dispute, notify the Parties of his decision and provide the Parties with written reasons for his decision within thirty (30) Business Days of the Expert Appointment Date. This period may be extended by any other period agreed by the Expert and the Parties to the Expert Dispute.

7.16                     The Expert shall not be liable for anything done or omitted to be done in the discharge or purported discharge of his functions as Expert unless the act or omission was fraudulent, dishonest or in bad faith and any employee or agent of the Expert shall be similarly protected from liability.

7.17                     If the Expert does not make his decision and notify it to the Parties within the time provided by this Deed, the Parties and the Expert may agree to extend the period for making his decision.  If they do not agree to an extension, any Party may act as if the Expert has resigned and notify the other Parties that the procedures set out in Clauses 7.5 to 7.15 shall be repeated on one occasion with such notice from the Party being deemed to be the Acknowledgement Notice for the purpose of Clause 7.5.

7.18                     The Expert’s decision is final and binding on the Parties and is enforceable as a matter of contractual obligation between the Parties and not as an arbitral award. No Party may refer that decision for review or reconsideration by any court other than in respect of manifest error or save to the extent necessary to give effect to, or enforce such decision.

7.19                     The Expert may, within ten (10) Business Days of giving his written reasons for his decision to the Parties, correct any clerical mistake or ambiguity in the reasons.

7.20                     Failing any agreement between the Parties or determination by the Expert to the contrary, the costs connected with the expert’s activities under this Clause, including fees charged by the Expert or in connection with the Chairman’s appointment, shall be shared equally between Rio Tinto and Chinalco.

8.                                 NO LITIGATION

8.1                           Subject to Clause 8.2, no party shall institute a legal proceeding in respect of any Dispute unless the procedures set out in Clauses 3 to 7 (inclusive), as applicable, have been exhausted.

8.2                           Nothing in this Deed shall be construed as preventing any party from seeking interlocutory or other interim relief from any court of competent jurisdiction.

9.                                 FINAL TRIBUNAL

9.1                           In the event that:

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(a)                                      a Dispute (other than an Expert Dispute) cannot be resolved or avoided in accordance with the procedures set out at Clauses 3 to 6 above (as applicable); or

(b)            an Expert Dispute has been decided by an Expert under Clause 7 and contains a manifest error,

then either Party may:

9.1.1                            where such Dispute relates to a Common DRP Transaction Document which is not expressly specified to be governed by English law, submit the Dispute to the Victorian courts for determination; or

9.1.2                            where such Dispute relates to a Common DRP Transaction Document which is expressly specified to be governed by English law, submit the Dispute to the English courts for determination, and the Victorian or English courts (as the case may be and in accordance with this Clause) shall be the exclusive forum and means for the final determination of any such Dispute and the Parties submit irrevocably and unconditionally to the exclusive jurisdiction of those courts (as the case may be and in accordance with this Clause).

9.2                           The Victorian courts shall be the exclusive forum and means for the final determination of any dispute relating to the terms and conditions and the implementation of this Deed and the Parties submit irrevocably and unconditionally to the jurisdiction of the Victorian courts in relation to any such dispute.

9.3                           The decision of the Victorian courts in relation to any dispute relating to the terms and conditions and the implementation of this Deed shall, subject to accepted routes of appeal, be the final determination of such dispute.

9.4                           Each Party agrees that it shall not object to the venue (being English or Victorian courts) or claim that the dispute or Dispute submitted for determination in accordance with this Clause 9 has been brought in an inconvenient or inappropriate forum.

10.                           CONTINUING OBLIGATIONS

Notwithstanding any reference to dispute resolution hereunder the Parties shall continue to perform their respective obligations under the Common DRP Transaction Documents unless the Parties otherwise agree.

11.                           CONFIDENTIALITY

Each Party acknowledges and agrees that the other Parties shall be entitled to disclose confidential information (as that term or variations thereon are defined in the relevant Common DRP Transaction Documents) to the Management Committee, the Senior Management Committee, the Executive Committee and the Expert and each Party waives any rights that it may have to object to or restrain such disclosure under the Common DRP Transaction Documents or arising from such disclosure.

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12.                           NOTICES

12.1                     All notices, requests, demands, consents or other communications given or made pursuant to this Deed:

12.1.1                      shall be in writing and duly authorised by the sender;

12.1.2                      shall be in the English language;

12.1.3                      shall be delivered to the intended recipient by prepaid post, courier, by hand or fax delivered to the address or fax number (as applicable) as set out below or as otherwise notified by not fewer than five (5) days’ written notice by such Party to the other Parties for the purpose of this Clause 12.1.

Each Rio Tinto Party

Address:                [•]

Fax:                                          [•]

Attention:              [•]

Each Chinalco Party

Address:                [•]

Fax:                                          [•]

Attention:              [•]

With a copy to:

Address:                Clifford Chance LLP, 10 Upper Bank St, London E14 5JJ

Fax:          00 44 207 006 5555

Attention:              Kathy Honeywood / Nigel Wellings

And

Address:                Mallesons Stephen Jaques

1 Ferrer Place

Sydney, NSW 2000

Fax:          001 612 9296-3000

Attention:              Peter Cook / Robert Jackson

12.2                     Communications shall be deemed to have been made, in the case of delivery by post, four (4) Business Days after the date of posting, in the case of delivery by fax, the next Business Day, and upon receipt, if by courier or by hand delivery, except that any communication that is received outside Working Hours in the place to which it is

14

addressed shall be deemed not to have been made until the start of the next period of Working Hours in such place.

13.                           NATURE OF ARRANGEMENTS

Except to the extent otherwise:

(i)              expressly agreed between the Parties; or

(ii)             expressly provided under any applicable law,

nothing in this Deed implies that the Parties are forming a partnership or otherwise carrying on business in common with a view to profit, within the meaning of any partnership or limited partnership legislation in any jurisdiction, or otherwise creates any fiduciary relationship between the Parties.

14.                           JOINT AND SEVERAL LIABILITY

Where any obligation in this Deed is stated to be an obligation of Rio Tinto, it shall be treated as being an obligation of both RTP and RTL and to be owed by RTP and RTL on a joint and several basis.

15.                           COUNTERPARTS

This Deed may be executed in any number of counterparts and by the Parties on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Deed shall not take effect until each Party has executed and delivered at least one counterpart.

16.                           COSTS

16.1                     Each Party shall bear its own costs arising out of the negotiation, preparation and execution of this Deed.

16.2                     Each Party shall bear its own costs in relation to the activities of the Management Committee, the Senior Management Committee and the Executive Committee under this Deed.

17.                           NO MERGER

The rights and obligations of the parties shall not merge on the completion of any transaction contemplated by this Deed.  They shall survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

18.                           WAIVER OF IMMUNITY

Each Party irrevocably and unconditionally:

(a)                           agrees that in any legal action or proceeding concerning this Deed or any matter contemplated by this Deed, it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

15

(b)                          waives any right of immunity which it or its assets may have at any time; and

(c)                           consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceeding, including the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use).

19.                           APPOINTMENT OF PROCESS AGENT

19.1                     Each Chinalco Entity which is not incorporated in Australia hereby irrevocably appoints Mallesons Stephens Jaques of Level 50, Bourke Place, 600 Bourke Street, Melbourne VIC 6000 (Attention: Peter Cook / Robert Jackson), Victoria as its agent to accept service of process in Victoria, Australia in any legal action or proceedings arising out of this Deed or in respect of which it has submitted to the jurisdiction of the courts of Victoria pursuant to this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by that Chinalco Entity.

19.2                     Each Chinalco Entity which is not incorporated in England hereby irrevocably appoints Clifford Chance LLP of 10 Upper Bank St, London E14 5JJ (Attention Kathy Honeywood/Nigel Wellings), London as their agent to accept service of process in England in any legal action or proceedings in respect of which it has submitted to the jurisdiction of the English courts pursuant to this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by Chinalco Entity.

19.3                     Each Rio Tinto Entity which is not incorporated in Australia hereby irrevocably appoints RTL as its agent to accept service of process in Victoria, Australia in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by that Rio Tinto Entity.

19.4                     Each Rio Tinto Entity which is not incorporated in England hereby irrevocably appoints RTP as its agent to accept service of process in England, in any legal action or proceedings in respect of which it has submitted to the jurisdiction of the English courts pursuant to this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by such Rio Tinto Entity.

19.5                     Chinalco (in the case of Clause 19.1 and Clause 19.2) or Rio Tinto (in the case of Clause 19.3 and Clause 19.4) agrees to inform the other in writing of any change of address of such process agent within five (5) Business Days of such change.

19.6                     If any such process agent required to be appointed by this Clause ceases to be able to act as such or to have an address in the relevant jurisdiction, the relevant Chinalco Entity or the relevant Rio Tinto Entity or the relevant Rio Tinto Entity irrevocably agrees to appoint promptly a new process agent in the relevant jurisdiction acceptable to the other and to deliver to the other within fourteen (14) days a copy of a written acceptance of appointment by the process agent. In the event that the relevant Chinalco Entity or Rio Tinto Entity, as the case may be, fails to appoint a new process agent, it shall be effective service to serve the process upon the last known address in Victoria of the last known process agent for Chinalco or the Rio Tinto Entity, as the case may be, notwithstanding that such process agent is no longer found at such address or has

16

ceased to act, provided that Chinalco (in respect of a Chinalco Entity) or Rio Tinto (in respect of a Specified Rio Tinto Entity) as the case may be, is also notified in accordance with Clause 12.

19.7                     Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

20.                           VARIATION, WAIVER, RIGHTS AND REMEDIES

20.1                     No variation, modification or amendment of all or any part of this Deed shall be effective unless in writing and signed by or on behalf of each of Rio Tinto and Chinalco.

20.2                     No failure of any of the Parties to this Deed to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Deed (each, a “Right”) shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

20.3                     Without prejudice to any other rights and remedies which any Party may have, each Party acknowledges and agrees that damages would not be an adequate remedy for any breach by any Party of the provisions of this Deed and any Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the Parties shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Deed by any Party and no proof of special damages shall be necessary for the enforcement by any Party of the rights under this Deed.

20.4                     The rights and remedies of the Parties are cumulative and not exclusive of rights and remedies provided by law.

21.                           ASSIGNMENT

21.1                     This Deed is personal to the Parties and no Party may (without the written consent of the others) assign, create a trust over, mortgage, charge or dispose of all or any part of the benefit of, or its rights or benefits under, this Deed or subcontract or otherwise delegate any of its obligations under this Deed.

21.2                     If a Party is permitted pursuant to a Common DRP Transaction Document to assign, transfer or novate to a person (a “Transferee”) any of its rights or interests thereunder, it shall procure that the Transferee shall sign a deed of novation (in an agreed form) to become a party to, and bound by, this Deed.

22.                           ENTIRE AGREEMENT

22.1                     This Deed and the Common DRP Transaction Documents constitute the whole and only agreement between the Parties relating to the subject matter hereof and supersedes any previous agreement whether written or oral between the Parties in relation to the subject matter hereof.

22.2                     Nothing in this Clause 22 shall limit the liability of any Party in respect of any fraudulent misrepresentation or misstatement or any misleading or deceptive conduct.

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23.                           PARTIAL INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality validity or enforceability of the remaining provisions hereof nor the legality validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

24.                           GOVERNING LAW

24.1                     This Deed shall be governed by and construed in accordance with the laws of Victoria.

IN WITNESS whereof this Deed has been executed by the parties as a deed and is intended to be and is hereby delivered on the date first above written.

24.2                     EXECUTED by the Parties as a DEED.

18

Annexure A

Subscription Agreements

Dated [COMPLETION DATE] 2009

[JERSEYCO]

And

ROBERT PLC

And

ROBERT LIMITED
(ACN 004 458 404)

And

COLLEEN

SUBSCRIPTION AGREEMENT

relating to
[JERSEYCO] USD [•] million Fixed/Floating Rate Guaranteed Subordinated Convertible Bonds
due 2069

guaranteed on a joint and several basis by Robert plc and Robert Ltd and convertible into Ordinary
Shares of Robert plc

[NOTE: DRAFTED ON BASIS OF HAVING SEPARATE AGREEMENT FOR RTL BONDS]

Ref: KJT/JALB/PDXS

Contents		Page

1	Definitions	2

2	Issue and Subscription of the Bonds	2

3	Closing	2

4	Undertakings	3

5	Listing	3

6	Representations and Warranties	3

7	Communications	6

8	Contracts (Rights of Third Parties) Act 1999	7

9	Governing Law and Jurisdiction	7

10	Headings	7

11	Time	7

12	Counterparts	7

i

This Agreement is made on [COMPLETION DATE] 2009, between:

(1)                            [JERSEYCO] (the “Issuer”);

(2)                            ROBERT PLC (“RTP”);

(3)                            ROBERT LIMITED (ACN 004 458 404) (“RTL” and, together with RTP, the “Guarantors”); and

(4)                            COLLEEN (the “Subscriber”).

Whereas:

[Recitals to be amended for RTL Bonds.]

(A)                         The Issuer proposes to issue, in two tranches (each a “Tranche”), on the date hereof USD [•] in aggregate principal amount of Fixed/Floating Rate Guaranteed Subordinated Convertible Bonds due 2069 (the “Bonds”, which expression where the context so admits shall include the global bond (the “Global Bond”) to be delivered in respect of each Tranche).

(B)                           The Bonds will be constituted by a Trust Deed dated the date hereof (the “Trust Deed”) between the Issuer, RTP, RTL and [•] (the “Trustee”). Payments in respect of the Bonds will be unconditionally and irrevocably guaranteed on a joint and several basis by the Guarantors on a subordinated basis pursuant to a guarantee (the “Guarantee”) contained in the Trust Deed.

(C)                           The Bonds will, subject to and in accordance with the terms and conditions of the Bonds (the “Conditions”), be convertible into preference shares in the Issuer (the “Preference Shares”), which will be exchangeable immediately for ordinary shares with a par value of £0.10 each in RTP (the “Ordinary Shares”). [Amend for RTL Bonds as no par value concept for RTL shares.]

(D)                          The Conversion Rights and the Share Exchange Rights are guaranteed, jointly and severally, by the Guarantors pursuant to a preference share guarantee and undertaking dated the date hereof (the “Preference Share Guarantee and Undertaking”). Payments in respect of the Preference Shares are also guaranteed, jointly and severally, by the Guarantors pursuant to the Preference Share Guarantee and Undertaking. The terms and conditions of the Preference Shares are contained in the Articles of Association of the Issuer adopted on [DATE] (the “Articles of the Issuer”).

(E)                            The existing issued Ordinary Shares are listed on the official list (the “Official List”) of the Financial Services Authority in its capacity as competent authority (the “UK Listing Authority”) under the Financial Services and Markets Act 2000 (“FSMA”) and admitted to trading on the EEA Regulated Market (the “Regulated Market”) of the London Stock Exchange plc (the “London Stock Exchange”) and the Ordinary Shares to be issued upon conversion of the Bonds will be listed on the Official List and admitted to trading on the Regulated Market. Such listing and admission to trading are referred to herein as being “listed on the London Stock Exchange”.

IT IS AGREED as follows:

1

1                                    Definitions

Defined terms used in the Conditions shall have the same meaning when used herein, save where the context otherwise requires.

2                                    Issue and Subscription of the Bonds

2.1                          Agreement to Issue: The Issuer agrees to issue the Bonds to the Subscriber on the date hereof. The Subscriber will subscribe for the Bonds at a price equal to 100 per cent. of their principal amount (the “Subscription Amount”).

2.2                          Guarantee: Each Guarantor, pursuant to the terms of the Trust Deed and the Preference Share Guarantee and Undertaking, agrees to guarantee, jointly and severally, all payments in respect of the Bonds and the Preference Shares (the “Guarantee”) and (pursuant to the terms of the Preference Share Guarantee and Undertaking) to procure the fulfilment of the conversion and exchange rights in respect of the Bonds and the Preference Shares, subject to and in accordance with the Articles of the Issuer.

2.3                          The Contracts: The Issuer and the Guarantors will, on the date hereof, enter into (and provide the Subscriber with a copy of) (1) a trust deed incorporating the Conditions (the “Trust Deed”) with the Trustee and (2) a paying, transfer, conversion and exchange agency agreement (the “Agency Agreement”) with [•] as principal paying, transfer, conversion and exchange agent, the Trustee and the registrar and other agents referred to in it. The Bonds will be issued and guaranteed in accordance with the terms of the Trust Deed and will be in the form set out therein. This Agreement, the Trust Deed, the Preference Share Guarantee and Undertaking and the Agency Agreement are together referred to as the “Contracts”.

2.4                          Agreement to serve as application

This Agreement serves as an application by the Subscriber for the allotment of the Bonds on the date of this Agreement and accordingly it will not be necessary for the Subscriber to provide a separate (additional) application.

3                               Closing

3.1                          Issue of Bonds: On the date hereof the Issuer will issue and deliver the Global Bond in respect of each Tranche to the Subscriber or to its order, duly executed and authenticated, in or substantially in the form set out in the Trust Deed to be held by or to the order of a depositary (the “Common Depositary”) common to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and will procure the entry in the register of Bondholders of the Subscriber (or its nominee). Delivery of the Global Bond and completion of the register of Bondholders shall constitute the issue and delivery of the Bonds.

3.2                          Consideration: Against such delivery the Subscriber shall pay or cause to be paid to the Issuer the Subscription Amount. Such payment shall be made in U.S. dollars in immediately available funds to such account as has been notified by the Issuer to the Subscriber, which account will be a U.S. dollar denominated account.

2

4                                    Undertakings

Each of the Issuer and RTP severally undertakes with the Subscriber as follows:

4.1                          Delivery of Bonds: The Issuer will make such arrangements reasonably satisfactory to the Subscriber to ensure that the definitive Bonds are printed and issued and delivered to the Registrar for authentication as provided in and to the extent required by the Trust Deed.

4.2                          Senior ranking securities: So long as any of the Bonds is outstanding, neither RTP nor RTL will issue any securities that rank or are expressed to rank senior to the Bonds and that receive a formal equity credit assessment from one or more internationally recognised rating agencies (save where the Conditions are amended with the consent of the Subscriber such that the Bonds rank or are expressed to rank equally with such securities).

5                                    Listing

The Issuer confirms that it has made or caused to be made applications for the Bonds to be admitted to listing and trading on the London Stock Exchange on or around the date hereof, subject only to the issue of the Global Bond, and undertakes to procure that the Bonds will be admitted to listing on the Official List and to trading on the London Stock Exchange as soon as practicable after the date hereof, and in any event prior to the first Interest Payment Date.

The Issuer and the Guarantors will use all reasonable endeavours to maintain the listing of the Bonds on the London Stock Exchange for as long as any Bond is outstanding. If, however, they are unable to do so, having used such endeavours, the Issuer and the Guarantors will instead use all reasonable endeavours promptly to obtain and thereafter to maintain a listing for the Bonds on such other stock exchange as is commonly used for the listing of convertible debt securities as it may (with the approval of the Subscriber, such approval not to be unreasonably withheld or delayed) decide and the Issuer and the Guarantors shall be responsible for any fees incurred in connection therewith.

6                                    Representations and Warranties

6.1                          Issuer: The Issuer and each of the Guarantors jointly and severally represents and warrants to the Subscriber that:

6.1.1                  Incorporation: the Issuer is duly incorporated and validly existing under the laws of Jersey with full power and capacity to own its assets and conduct its business;

6.1.2                  Capacity and Authorisation: the Issuer has full corporate power and capacity to create and issue the Bonds and the Preference Shares, execute and deliver each of the Contracts to which it is a party and perform its obligations thereunder and has authorised the same by all corporate or other action required;

6.1.3                  Validity of Contracts: this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, and the other Contracts have been duly authorised by the Issuer and, following due execution and delivery by the Issuer, will constitute, valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms, subject, as to enforceability, to the laws of bankruptcy and other laws affecting the rights of creditors generally;

3

6.1.4                  Validity of Bonds: the Bonds have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Trust Deed and Agency Agreement, will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their respective terms, subject, as to enforceability, to the laws of bankruptcy and other laws affecting the rights of creditors generally;

6.1.5                  Consents: all consents, approvals, authorisations or other actions required by the Issuer under applicable law and regulation for or in connection with the execution of the Contracts and the Bonds, the issue and offering of the Bonds and the Preference Shares to be issued on conversion of the Bonds by the Issuer and the performance by the Issuer of its obligations under the Bonds, the Preference Shares and the Contracts have been unconditionally obtained and are in full force and effect;

6.1.6                  Compliance: the creation of the Bonds and the Preference Shares and the issue, execution, authentication (where appropriate) and delivery of, and the compliance by the Issuer with the terms of, the Bonds, the Preference Shares and the Contracts to which it is a party,

(i)                                  do not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, the Memorandum or Articles of Association of the Issuer or any existing applicable law or regulation to which the Issuer or any of its properties is subject or any judgment, order or decree of any government, governmental body or court having jurisdiction over the same, save for any such conflict, breach or default which would not be material in the context of the issue and offering of the Bonds; and

(ii)                               do not and will not infringe the terms of, or constitute a default under, any trust deed, mortgage, other agreement or instrument to which the Issuer is a party or by which the Issuer or any of its properties or assets is bound, save for any such infringement or default which would not be material in the context of the issue and offering of the Bonds;

6.1.7                  No Withholding: subject as described in the Conditions, and provided that the Bonds are admitted to listing and trading on the London Stock Exchange, payments of principal and interest on the Bonds may be made by the Issuer without withholding or deducting for any taxes, duties or other charges of whatever nature of Jersey or the United Kingdom, as the case may be, or any political subdivision or authority thereof or therein having power to tax;

6.1.8                  Stamp duties etc.: there are no stamp duties, capital duties, stamp duty reserve tax or other similar duties assessable or payable in Jersey or the United Kingdom in connection with the creation or issue of the Bonds or the Preference Shares or the Ordinary Shares to be issued in exchange for the Preference Shares on conversion of the Bonds or the execution or delivery of the Contracts provided that no document of transfer in respect of the Preference Shares is executed in, or brought into, the United Kingdom and provided that no Ordinary Shares are issued to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services or the issuing of depositary receipts;

6.1.9                  Status of Bonds: the Bonds constitute direct, unsecured and subordinated obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The rights and claims of Bondholders against the Issuer are subordinated as provided in the Conditions; and

4

6.1.10           Events of Default: no event has occurred or circumstance arisen which, had the Bonds already been issued, constitutes or could (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) reasonably be expected to constitute an event described under “Events of Default” in the Conditions.

6.2                          Guarantors: each of RTP and RTL jointly and severally represents and warrants to the Subscriber that:

6.2.1                Capacity and Authorisation: it has full corporate power and capacity to execute and deliver each of the Contracts to which it is a party, perform its obligations thereunder, and (in the case of RTP) issue the Ordinary Shares to be issued in exchange for the Preference Shares on conversion of the Bonds and it has authorised the same by all corporate or other action required;

6.2.2                Validity of Contracts: this Agreement has been duly authorised, executed and delivered by each of RTP and RTL, and constitutes, and the other Contracts have been duly authorised by RTP and RTL, and, following due execution and delivery by RTP and RTP will constitute, valid and legally binding obligations of RTP and RTL, enforceable in accordance with their respective terms subject, as to enforceability, to the laws of bankruptcy and other laws affecting the rights of creditors generally;

6.2.3                Validity of Guarantee: the Guarantee has been duly authorised by each of RTP and RTL and, when the Trust Deed has been duly executed and delivered, will constitute valid and legally binding obligations of RTP and RTL, enforceable in accordance with its terms, subject, as to enforceability, to the laws of bankruptcy and other laws affecting the rights of creditors generally;

6.2.4                Consents: all consents, approvals, authorisations or other actions required under applicable law and regulation for or in connection with the execution of the Contracts and the Guarantee, (in the case of RTP) the issue of the Ordinary Shares to be issued in exchange for the Preference Shares on conversion of the Bonds and the performance by the Guarantors of their respective obligations under the Contracts have been unconditionally obtained and are in full force and effect;

6.2.5                Capitalisation:

(i)                                  none of the Ordinary Shares to be issued in exchange for the Preference Shares issued on conversion of the Bonds will be issued in violation of the pre-emptive rights of any holder of Ordinary Shares;

(ii)                               RTP has available for issue and authority to allot sufficient authorised but unissued Ordinary Shares to enable the exchange rights under the Preference Shares to be satisfied in full at the current exchange prices;

(iii)                            the Ordinary Shares to be issued in exchange for the Preference Shares upon conversion of the Bonds will rank pari passu with the outstanding Ordinary Shares of RTP in issue on the relevant Conversion Date (as defined in the Conditions); and

(iv)                           the Ordinary Shares to be issued in exchange for the Preference Shares upon conversion of the Bonds will be issued credited as fully-paid and will not be subject to calls for further funds;

5

6.2.6                Compliance: the issue of the Ordinary Shares to be issued in exchange for the Preference Shares upon conversion of the Bonds, and the issue, execution, authentication (where appropriate) and delivery of, and the compliance by the Guarantors with the terms of, the Bonds, the Preference Shares and the Contracts,

(i)                                  do not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, the Memorandum or Articles of Association of either Guarantor or any existing applicable law or regulation to which either Guarantor or any Subsidiary or any of their respective properties is subject or any judgment, order or decree of any government, governmental body or court having jurisdiction over the same, save for any such conflict, breach or default which would not be material in the context of the issue and offering of the Bonds; and

(ii)                               do not and will not infringe the terms of, or constitute a default under, any trust deed, mortgage, other agreement or instrument to which the either Guarantor or any Subsidiary is a party or by which the either Guarantor or any Subsidiary or any of their respective properties or assets are bound, save for any such infringement or default which would not be material in the context of the issue and offering of the Bonds; and

6.2.7                Events of Default: no event has occurred or circumstance arisen which, had the Bonds already been issued, could (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) reasonably be expected to constitute an event described under “Events of Default” in the Conditions.

7                                    Communications

7.1                          Addresses: Any communication shall be given by letter, fax or telephone in the case of notices to the Issuer, to it at:

[ADDRESS]

Telephone no.: +[•]
Fax no.: +[•]
Attention: [•]

in the case of notices to RTP and/or RTL, to them at:

c/o [ADDRESS]

Telephone no.: +[•]
Fax no.: +[•]
Attention: [RTP Company Secretary]

and in the case of notices to the Subscriber, to it at:

[ADDRESS]

Telephone no.:	+[•]
Fax no.:	+[•]
Attention:	[•]

Any such notice shall take effect, in the case of a letter, at the time of delivery and, in the case of fax, at the time of despatch.

6

7.2                          Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery, in the case of fax, at the time of despatch or, in the case of telephone, when made.

7.3                          Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

8                                    Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any term of this Agreement.

9                                    Governing Law and Jurisdiction

9.1                          Governing Law: This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

9.2                          Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in such courts. The Subscriber irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the Issuer and the Guarantors and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

9.3                          Process Agent: Each of the Issuer and RTL irrevocably appoints RTP at its registered office, currently at [•], as its authorised agent for service of process in England in relation to Proceedings. The Subscriber irrevocably appoints [•] at its registered office, currently at [•], as its authorised agent for service of process in England in relation to Proceedings. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

10                             Headings

Headings shall be ignored in construing this Agreement.

11                              Time

Time shall be of the essence in this Agreement.

12                             Counterparts

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7

In witness whereof, this Agreement has been entered into the day and year first above written.

[JERSEYCO]
By:

ROBERT PLC
By:

ROBERT LIMITED (ACN 004 458 404)
By:

COLLEEN
By:

8

Annexure B

Convertible Bonds Terms Sheet

Aggregate of USD 7,161.5 million Guaranteed Subordinated Callable Convertible
Bonds Convertible into Ordinary Shares of Rio Tinto plc or Rio Tinto Ltd

Final Summary Terms and Conditions

Issuer:

Underlying Rio Tinto plc shares: [Rio Tinto Finance (Jersey) Limited] (the “Issuer”)

Underlying Rio Tinto Limited shares: [Rio Tinto Finance (Australia) Limited] (the “Issuer”)

Each tranche of Bonds may be issued from a different issuer (e.g. Rio Tinto Finance (Australia) I Limited and Rio Tinto Finance (Australia) II Limited).

Guarantors:	Rio Tinto plc (Bloomberg: RIO LN <EQUITY>) and Rio Tinto Limited (Bloomberg: RIO AU <EQUITY>) (together, the “Guarantors”)

Four Securities Issued:

Rio Tinto plc group issued Bonds: Guaranteed Subordinated Callable Convertible Bonds (the “Bonds”), convertible into preference shares of the Issuer, automatically exchangeable into ordinary shares (the “Shares”) of Rio Tinto plc. Each Share issued on exchange of the preference shares of the Issuer will rank equally with all other existing ordinary shares of Rio Tinto plc then in issue, except that they will not be entitled to any dividend that has been declared or determined a record date prior to the conversion date.

Rio Tinto Limited group issued Bonds: Guaranteed Subordinated Callable Convertible Bonds (the “Bonds”), issued by the Issuer on terms which ensure automatic exchange into ordinary shares (the “Shares”) of Rio Tinto Limited, together with an associated issue of preference shares of the Issuer. Upon exchange, the Shares will be directly delivered to Bondholders, the preference shares will be issued to Rio Tinto Limited and the relevant Bonds redeemed. Each Share issued on such exchange and such redemption will rank equally with all other existing ordinary shares of Rio Tinto Limited then in issue, except that they will not be entitled to any dividend that has been declared or determined with a record date prior to the conversion date.

Prior to conversion, Bondholders (the “Bondholders”) have no Shareholder rights as a Bond holder, including but not limited to voting rights.

Issue sizes and number of Shares underlying each Bond as follows:

1) Convertible into Rio Tinto plc: Issue size: USD 1,943,500,000; number of Shares: 43,188,889 ; Initial Conversion Price: USD 45.00

2) Convertible into Rio Tinto plc: Issue size: USD 2,591,400,000; number of Shares: 43,190,000: Initial Conversion Price: USD 60.00

3) Convertible into Rio Tinto Limited: Issue size: USD 1,125,700,000; number of Shares: 25,015,556 Initial Conversion Price: USD 45.00

4) Convertible into Rio Tinto Limited: Issue size: USD 1,500,900,000 number of Shares: 25,015,000; Initial Conversion Price: USD 60.00

Issue Size:	USD 7,161,500,000 — see above for split between the various tranches

Denomination:	USD 100,000 (the “Principal Amount” per Bond)

Rating of the Guarantors:	“BBB (Negative)” by Standard & Poor’s; “Baa1 (Negative)” by Moody’s

Rating of the Bonds:	To be determined

Announcement Date:	12 February 2009

Expected Closing Date:	30 July 2009

Status of the Bonds:

The obligations under the Bonds constitute unsecured and subordinated obligations of the Issuer. In the event of the liquidation, dissolution, or winding-up of the Issuer, the rights of the Bondholders to:

(i)            (A) any accrued but unpaid Coupon Payments, (B) any outstanding deferred Coupon Payments, and (C) the principal amount of the Bonds less an amount of principal equal to the amount of any outstanding deferred Coupon Payments,

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will rank (a) pari passu with any obligations ranking or expressed to rank pari passu with the obligations in respect of such amounts, (b) senior only to (1) any class of share capital of the Issuer and obligations ranking or expressed to rank pari passu with any class of share capital of the Issuer, and (2) the principal amount of the Bonds equal to the amount of any outstanding deferred Coupon Payment, and any obligations ranking or expressed to rank pari passu with any such amount, (c) junior to all other obligations of the Issuer; and

(ii)           the principal amount of the Bonds equal to the amount of any outstanding deferred Coupon Payments will rank (a) pari passu with the ordinary share capital of the Issuer and any obligations ranking or expressed to rank pari passu with the ordinary share capital of the Issuer and all other obligations of the Issuer ranking or expressed to rank pari passu with the obligations in respect of such amount, and (b) junior to all other obligations of the Issuer.

No Bondholder may set off any claims arising under the Bonds against claims that the Issuer may have against it.

Status of the Guarantee:

The Guarantors have given an unconditional and irrevocable Guarantee on a joint and several and subordinated basis for the due payment of principal of, and interest on, and any other amounts expressed to be payable under, the Bonds.

In the event of the dissolution, liquidation, or winding-up of a Guarantor, the claims of the Bondholders against the relevant Guarantor under the Guarantee:

(i)            to payments in respect of (A) any accrued but unpaid Coupon Payments, (B) any outstanding deferred Coupon Payments, and (C) the principal amount of the Bonds less an amount of principal equal to the amount of any outstanding deferred Coupon Payments, will rank (a) pari passu with any obligations ranking or expressed to rank pari passu with the obligations in respect of such amounts, (b) senior only to (1) any class of share capital of the relevant Guarantor and obligations ranking or expressed to rank pari passu with any class of share capital of the relevant Guarantor, and (2) the principal amount of the Bonds equal to the amount of any outstanding deferred Coupon Payment, and any obligations ranking or expressed to rank pari passu with any such amount, (c) junior to all other obligations of the relevant Guarantor; and

(ii)           to payments in respect of the principal amount of the Bonds equal to the amount of any outstanding deferred Coupon Payments, will rank (a) pari passu with the ordinary share capital of the relevant Guarantor and any obligations ranking or expressed to rank pari passu with the ordinary share capital of the relevant Guarantor and all other obligations of the relevant Guarantor ranking or expressed to rank pari passu with the obligations in respect of such amount, and (b) junior to all other obligations of the relevant Guarantor.

The Bondholders explicitly accept that, in the circumstances described above, payments in respect of the Bonds will be made by the relevant Guarantor pursuant to the Guarantee only in accordance with the subordination described above.

No Bondholder may set off any claims arising under the Guarantee against claims that the relevant Guarantor may have against it.

Issue Price:	100% of the Principal Amount

Maturity Date:	The 60th anniversary of the Closing Date The Issuer must redeem all outstanding Bonds plus accrued but unpaid coupons and all outstanding deferred Coupon Payments (if any) on the Maturity Date.

Inability of the Issuer to Deliver Shares:

Should the issue of any Shares to a Bondholder (or another person nominated by the Bondholder to receive delivery of the Shares) not be lawful or give rise to a breach of the by-laws of [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] on account of matters solely relating to the Bondholder or such person who would take delivery of the Shares, [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] shall issue such Shares to the Trustee (or one or more other duly appointed nominees). All of such Shares

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shall be sold by or on behalf of the Trustee (or such nominees) as soon as practicable, in consultation with an independent investment bank, and (subject to the deduction of costs and expenses (including any stamp, transfer, registration or similar duties payable)) the net proceeds of sale together with any such cash amount paid to the Trustee (or such nominees) shall be held by or on behalf of the Trustee (or such nominees) and distributed rateably to all similarly affected Bondholders or in such other manner as the Trustee (or such nominees) shall determine and notify to Bondholders.

Initial Conversion Price:	USD 45.00 or USD 60.00 depending on the tranche (see above), subject to adjustments as noted below

Initial Conversion Ratio:

Initially 2,222.22 or 1,666.67 depending on the tranche (see above) Shares per Bond (calculated by dividing the Principal Amount per Bond by the Initial Conversion Price), subject to adjustments as noted below

Adjustment of the Conversion Price and Conversion Ratio:

Anti-dilution provisions dealing with, inter alia, share consolidations, share splits, share distributions, spin-off events, bonus issues, rights issues, and reorganizations by adjustment of the Conversion Price and Conversion Ratio, subject to customary exclusions for employee and executive incentive and option schemes and issues under dividend reinvestment plans.

The terms and conditions of the Bonds will contain appropriate adjustments to the Conversion Price to reflect events arising under the DLC structure without double-counting any of the above provisions.

Conversion Period:

From 40 days after the Closing Date up to and including the 5th Business Day prior to the earlier of (i) the Maturity Date, (ii) the date of an Early Redemption at the Option of the Issuer, or (iii) the date of Redemption for Tax Reasons.

Underlying Rio Tinto plc shares: The Issuer shall use all reasonable endeavours to ensure that the Shares issued upon conversion of the Bonds will be admitted to listing on the Official List of UKLA and trading on the London Stock Exchange and are freely tradable on such exchange as soon as practicable after they are issued.

Underlying Rio Tinto Limited shares: The Issuer shall use all reasonable endeavours to ensure that the Shares issued upon conversion will be admitted to listing and trading on the Australian Securities Exchange and are freely tradable on such exchange as soon as practicable after they are issued in compliance with the applicable law such as the Corporations Act of Australia (without requirement for further disclosure by the Bondholders).

Coupon:

Rio Tinto plc group issued Bonds: 9% per annum, payable semi-annually in arrear until the seventh anniversary of the Closing Date (the “Reset Date”).

Thereafter, 6 Month USD LIBOR plus a spread of 7.00% payable semi-annually in arrear.

Rio Tinto Limited group issued Bonds: 9.50% per annum, payable semi-annually in arrear until the seventh anniversary of the Closing Date (the “Reset Date”).

Thereafter, 6 Month USD LIBOR plus a spread of 7.50% payable semi-annually in arrear.

There will also be a change in coupon after a Change of Control event if the Issuer does not exercise its option to redeem the Bonds — see Change of Control Protection section below.

Deferral of Coupon Payments:

Subject to the restrictions described below, the Issuer may elect to defer any Coupon Payment on the Bonds if, in the 6 month period immediately prior to the date for payment thereof, neither Rio Tinto plc nor Rio Tinto Limited shall have declared or paid a dividend on their respective ordinary shares. Interest will accrue and compound on any such deferred Coupon Payment at the prevailing Coupon rate.

Any Coupon Payment that is deferred may be satisfied at any time at the Issuer’s election, provided that the Issuer must satisfy such deferred Coupon Payment in accordance with “Alternative Coupon Satisfaction Mechanism” below, on the earlier of (i) the date of redemption of the Bonds, or (ii) the Coupon Payment date falling on or nearest to the fifth anniversary of the date of deferral of such Coupon Payment, or (iii) the date on which an order is made for the winding-up, dissolution, or liquidation (or analogous events under the laws of the relevant jurisdiction) of the Issuer or a Guarantor (other than for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent, where

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the continuing entity assumes substantially all of the assets and obligations of the Issuer or the relevant Guarantor (as applicable)).

If a Bond is converted whilst any deferred Coupon Payments remain outstanding in respect of such Bond, the Issuer will issue to the relevant Holder one or more non-transferable certificate(s) (one for each deferred Coupon Payment) pursuant to which the Issuer will undertake to satisfy the relevant deferred Coupon Payments at the time and in the manner and amount as specified in the Terms and Conditions of the Bonds and as if the relevant Bond had remained outstanding. The terms of the certificate(s) shall include, inter alia, the restrictions set out under “Restrictions during period of deferral”, “Alternative Coupon Satisfaction Mechanism”, “Events of Default” and “Status of the Bonds” and shall be guaranteed by the Guarantors in the same manner as payments by the Issuer in respect of the Bonds as described above.

Restrictions during period of deferral:

If the Issuer (i) defers a Coupon Payment for any reason as described above, (ii) fails to pay any principal on the Bonds when due or (iii) fails to pay any interest on the Bonds when due (other than where such interest is deferred in accordance with “Deferral of Coupon Payments” above) or (iv) fails to deliver Shares in accordance with the Terms and Conditions then, to the extent not prohibited by the terms of issue of any Parity Securities or Junior Securities, neither Rio Tinto plc nor Rio Tinto Limited may, and each of them shall procure that none of their respective subsidiaries (including the relevant Issuer) shall, (a) pay a Coupon Payment or dividend on, or otherwise make any distribution or return of capital (other than a final dividend declared by the relevant Issuer, Rio Tinto plc or Rio Tinto Limited (as applicable) before such Coupon Payment is so deferred) to the holders of any Parity Securities or Junior Securities or (b) redeem, purchase, reduce or otherwise acquire any Parity Securities or Junior Securities in either case until (I) in the case of (i) above, all deferred Coupon Payments are settled in full, in each case, except for payments made to other members of the Guarantors’ group, (II) in the case of (ii) above, the relevant amount of principal due on the Bonds has been paid in full, and (III) in the case of (iii) above, the relevant amount of interest due on the Bonds (other than interest which comprises a deferred Coupon Payment) has been paid in full or (IV) in the case of (iv) above, the relevant Shares have been delivered.

“Parity Securities” means (i) any securities or obligations of the Issuer, the claims in respect of which rank or are expressed to rank pari passu with the obligations in paragraph (i) of “Status of the Bonds”, (ii) any securities or obligations of Rio Tinto plc or Rio Tinto Limited (as applicable) the claims in respect of which rank or are expressed to rank pari passu with the obligations in paragraph (i) of “Status of the Guarantee” and (iii) any securities or obligations of any subsidiary of Rio Tinto plc or Rio Tinto Limited having the benefit of a guarantee or other support agreement ranking pari passu with the obligations in paragraph (i) of “Status of the Guarantee”.

“Junior Securities” means (i) any securities or obligations of the Issuer, the claims in respect of which rank or are expressed to rank junior to the obligations in paragraph (i) of “Status of the Bonds”, (ii) any class of share capital of Rio Tinto plc or Rio Tinto Limited (as applicable), (iii) any securities or obligations of Rio Tinto plc or Rio Tinto Limited (as applicable) the claims in respect of which rank or are expressed to rank junior to the obligations in paragraph (i) of “Status of the Guarantee” and (iv) any securities or obligations of any subsidiary of Rio Tinto plc or Rio Tinto Limited (as applicable) having the benefit of a guarantee or other support agreement ranking junior to the obligations in paragraph (i) of “Status of the Guarantee”.

Alternative Coupon Satisfaction Mechanism:

Bondholders will always be entitled to receive payments in respect of the Bonds in cash. However, the settlement of any deferred Coupon Payment (except in the case of the winding-up, dissolution, or liquidation (or analogous events under the laws of the relevant jurisdiction) of Rio Tinto plc or Rio Tinto Limited (as applicable)) must only be met through one or a combination of the following (each, an “ACSM”):

(i)    the net cash proceeds of the sale of new Shares provided that [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] shall not be obliged to issue Shares (but may do so at its discretion) in any 12 month period to the extent that the number of Shares to be issued exceeds 2% of the total number of Shares outstanding at the beginning of such period (the “Share Threshold”). [Underlying Rio Tinto plc shares: Rio Tinto plc shall not be required to issue

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or sell Shares at a discount to their par value of GBP 0.10]; and/or

(ii)   the issue of new Eligible Securities or the sale of existing Eligible Securities (excluding Eligible Securities which have been acquired for cash during the period of six months before the issue or sale of any such Eligible Securities) for cash provided that the Issuer shall not issue Eligible Securities for the purposes of settling deferred Coupon Payments in excess of 25% of the original outstanding principal amount of the Bonds (15% in the case of further Bonds) less the amount of any previous deferred Coupon Payment settled through the issue of Eligible Securities (the “Eligible Securities Threshold”).

“Eligible Securities” means further Bonds and/or Parity Securities and/or Junior Securities of [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] which (i) are issued by [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] or the Issuer, (ii) have no maturity or a maturity of at least 99 years, (iii) are not redeemable (other than for tax reasons or other reasons comparable with the special events described herein) prior to the fifth anniversary of their issue date, (iv) if they bear a fixed rate of interest, they do not provide for any increase in the rate of interest thereon or, if they bear a floating rate of interest, they do not provide for an increase in the relevant margin, in each case before the fifth anniversary of their issue date, (v) (a) provide for mandatory cancellation of cash interest payments if certain events or circumstances occur and feature an intention to replace the securities in the event of redemption or (b) provide for optional cancellation of cash interest payments and benefit from a binding covenant to replace the securities in the event of redemption.

If the issue of Shares or Eligible Securities will not result in a sum at least equal to the relevant deferred Coupon Payment being available to satisfy such deferred Coupon Payment on the relevant settlement date whether as a result of the operation of the Share Threshold or the Eligible Securities Threshold or otherwise, the Issuer shall pay to Holders of the Bonds the amount so raised and the balance will remain owing and will continue to accrue interest at the prevailing rate applying to deferred Coupons and the Issuer shall use its best endeavours to settle the remaining portion of such deferred Coupon Payment in accordance with the paragraphs (i) and (ii) above.

[Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] shall not, for a period of 12 months following the settlement of deferred Coupon Payments with the proceeds of the sale of new Shares, redeem, purchase, reduce or otherwise acquire any Shares except in connection with any employee benefit or stock option plan or similar arrangements.

Market Disruption Event:

If, a market disruption event (the “Market Disruption Event” as further defined in the Terms and Conditions of the Bonds) exists on or after the 10th Business Day preceding any date upon which the Issuer is due to satisfy an Coupon Payment using the Alternative Coupon Satisfaction Mechanism, the settlement of the deferred Coupon Payment may be deferred until the Market Disruption Event no longer exists.

Suspension

Following a Change of Control of [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited], the Issuer shall as soon as practicable give notice to the Trustee and Bondholders, whereupon the Issuer’s ability to satisfy deferred Coupon Payments in accordance with paragraph (i) of the Alternative Coupon Satisfaction Mechanism shall be suspended (such event being a “Suspension”). In such event an Independent Financial Adviser, acting as expert, shall determine, subject to the requirements that (i) the Issuer shall not be obliged to reduce its net assets, (ii) no amendment may be proposed or made which would alter the equity credit assessment of the Bonds for rating agency purposes or cause any outstanding deferred Coupon Payments to be cancelled and (iii) no such amendment may be made which would, in the Trustee’s opinion, impose more onerous obligations on it without its consent, what amendments (if any) are appropriate in order to preserve substantially the economic effect, for the Bondholders, of a holding of the Bonds prior to the Suspension.

Upon any such determination being reached and notified to the Trustee and the Issuer by such Independent Financial Adviser, the Trustee and the Issuer shall, pursuant to the terms of the Trust Deed and without the consent of the Bondholders, effect any necessary consequential changes, whereupon the Issuer’s right to satisfy a deferred Coupon Payment

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in accordance with paragraph (i) of the Alternative Coupon Satisfaction Mechanism shall no longer be subject to the Suspension. If such a determination cannot be reached, the Independent Financial Adviser shall notify the Trustee and the Issuer accordingly, whereupon the Issuer’s right to satisfy a deferred Coupon Payment in accordance with paragraph (i) the Alternative Coupon Satisfaction Mechanism shall no longer be subject to the Suspension.

Early Redemption at the Option of the Issuer:

The Issuer may, upon giving not less than 30 nor more than 60 days’ notice,

(i)    redeem all but not some only of the Bonds at their Principal Amount plus accrued but unpaid coupons and any outstanding deferred Coupon Payments on the Reset Date or any subsequent Coupon Payment date, or

(ii)   redeem all but not some only of the Bonds at their Principal Amount plus accrued but unpaid coupons and any outstanding deferred Coupon Payments if 85 per cent. of the aggregate Principal Amount of the Bonds originally issued has been converted or redeemed.

The Issuer intends to redeem the Bonds prior to 30 July 2059 only if the aggregate Principal Amount of the Bonds to be redeemed has been replaced by Replacement Securities. “Replacement Securities” means Parity Securities and/or Junior Securities of Rio Tinto plc or Rio Tinto Limited which (i) are issued by [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] or the Issuer, (ii) have no maturity or a maturity of at least 60 years, (iii) are not redeemable (other than for tax reasons or other reasons comparable with the special events described herein) prior to the fifth anniversary of their issue date, (iv) if they bear a fixed rate of interest, they do not provide for any increase in the rate of interest thereon or, if they bear a floating rate of interest, they do not provide for an in-crease in the relevant margin, in each case before the fifth anniversary of their issue date, (v) permit the relevant issuer, in their terms, to defer interest payments in the same or similar manner as under the Bonds (vi) have, at the relevant date of issue thereof, equal or greater equity credit than the equity credit then ascribed to the Bonds by the relevant Rating Agency and (vii) feature a statement as to the relevant issuer’s intention to replace the securities in the event of redemption.

Redemption for Tax Reasons:

If a Tax Event occurs after the Closing Date the Issuer may redeem the Bonds (in whole but not in part) on giving not less than 30 nor more than 60 days’ notice to the Bondholders at any time prior to the Reset Date and on any Coupon Payment date thereafter at their Early Redemption Amount (as defined below), provided that prior to the giving of any such notice of redemption, the Issuer will deliver or procure that there is delivered to the Principal Paying, Conversion Agent and Calculation Agent a certificate signed by two duly authorised officers of the Issuer stating that the Issuer is entitled to effect that redemption and setting out a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred.

Rio Tinto plc group issued Bonds: A “Tax Event” shall occur if, interest payable by the Issuer in respect of the Bonds or any amount payable by a Guarantor under the Guarantee is not, or will no longer be, (i) fully deductible by the Issuer and/or the relevant Guarantor for United Kingdom corporation tax and/or Australian income tax purposes, or (ii) capable of surrender by way of group relief to other companies with which such Issuer or the relevant Guarantor, as the case may be, is grouped for United Kingdom tax purposes and in each such case that risk can not be avoided by the Issuer or the Guarantor, as the case may be, taking reasonable measures acting in good faith.

Rio Tinto Limited group issued Bonds: A “Tax Event” shall occur if, interest payable by the Issuer in respect of the Bonds or any amount payable by a Guarantor under the Guarantee is not, or will no longer be, fully deductible by the Issuer and/or the relevant Guarantor for United Kingdom corporation tax and/or Australian income tax purposes, and that risk can not be avoided by the Issuer or the Guarantor, as the case may be, taking reasonable measures acting in good faith.

Early Redemption Amount:

The “Early Redemption Amount” of the Bonds will in the case of a redemption prior to the Reset Date be the greater of the Make-whole Amount and the Principal Amount of the Bonds, and, in the case of a redemption thereafter, the Principal Amount of the Bonds. Accrued interest to but excluding the date of redemption and any deferred Coupon Payments shall also be payable on any such redemption.

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The “Make-whole Amount” will be calculated by the Calculation Agent and will equal the sum of the Present Values (as defined below) on the date of redemption of (i) the Principal Amount of the Bonds and (ii) the remaining scheduled payments of interest on the Bonds to but excluding the Reset Date.

The “Present Values” will be calculated by the Calculation Agent by discounting the Principal Amount of the Bonds and the remaining scheduled payments of interest to the Reset Date on an semi-annual basis, computed on a 30/360 basis and using the Adjusted Comparable Yield (as defined below) plus [Rio Tinto plc group issued Bonds: 1.75% / Rio Tinto Limited group issued Bonds: 2.25%].

The “Adjusted Comparable Yield” will be the yield at the Redemption Calculation Date (as defined below) on the USD benchmark security selected by the Calculation Agent in good faith after consultation with the Issuer, as having a maturity comparable to the remaining term to the Reset Date, that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Reset Date.

“Redemption Calculation Date” means the third Business Day prior to the date on which the Bonds are redeemed at the option of the Issuer.

Withholding Tax:	All payments of principal and interest in respect of the Bonds shall be made net of withholding or other applicable taxes

Use of Proceeds:	Net proceeds will be used for general corporate purposes and to repay existing debt of the Group

Negative Pledge:	None

Covenants:	None

Undertakings:

The Issuer and the Guarantors will give undertakings as customary in a convertible bond, inter alia, to protect the conversion rights of the Bondholders.

The terms and conditions of the Bonds will contain additional covenants relating to the DLC structure intended to protect the conversion rights of the Bondholders to the extent they are not already adequately protected by other provisions, including, but not limited to, adjustments to the Conversion Price and Change of Control Protection.

Events of Default:

Limited to:

(i)    failure to pay accrued interest when due under the Bonds for a period in excess of 10 days (except where the Issuer has elected to defer Coupon Payments),

(ii)   failure to pay principal and/or premium plus all deferred Coupon Payments on the Maturity Date or on an earlier date fixed for redemption following the exercise of a call option by the Issuer and, in each case, such failure continues for 20 days,

(iii)  failure to deliver Shares in accordance with the Terms and Conditions (other than as a result of the occurrence of a Market Disruption Event or where such delivery would be unlawful),

(iv)  an order is made or a resolution is passed for the dissolution, liquidation or winding up of the Issuer and/or a Guarantor (other than for the purposes of or pursuant to an amalgamation, reorganisation or restructuring whilst solvent on terms approved by the Trustee, where the continuing entity assumes substantially all of the assets and obligations of the Issuer or the relevant Guarantor as the case may be),

(v)   the Issuer and/or a Guarantor stops payment of, or is unable to, or admits inability to pay, its debts as they fall due, or is deemed unable to pay its debts (within the meaning of Section 123(1)(e) or (2) of the Insolvency Act) or is adjudicated or found bankrupt or insolvent or shall enter into any composition or other similar arrangements with its creditors under Section 1 of the Insolvency Act (or analogous events under the laws of the relevant jurisdiction),

(vi)  failure to settle in full any deferred Coupon Payments pursuant to the “Alternative Coupon Satisfaction Mechanism” by the 10th anniversary of the Coupon Payment date on which the relevant Coupon Payment was first deferred, or

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(vii) breach by a Guarantor of the restrictions during period of deferral, as further described in the Terms and Conditions of the Bonds.

An Event of Default will allow the Bondholder to accelerate the payment of principal and accrued but unpaid coupons and any outstanding deferred Coupon Payments.

Trading Day:	Underlying Rio Tinto plc shares: London Stock Exchange Underlying Rio Tinto Limited shares: Australian Securities Exchange

Relevant Exchange:	Underlying Rio Tinto plc shares: London Stock Exchange Underlying Rio Tinto Limited shares: Australian Securities Exchange

Business Day:	Underlying Rio Tinto plc shares: New York, London Underlying Rio Tinto Limited shares: New York, London, Melbourne

Change of Control Protection:

Upon the occurrence of a Change in Control event (as further defined in the Terms and Conditions of the Bonds), which shall exclude a dissolution of the DLC structure (as defined in the Terms and Conditions of the Bonds) as long as the new relevant entity remains listed on a recognized exchange and certain determinations are made as to no material prejudice to the Bondholders, the Issuer shall have the option to redeem the Bonds at their Principal Amount plus accrued but unpaid coupons and any outstanding deferred Coupon Payments within 60 days of the occurrence of the Change in Control event.

If the Issuer does not redeem the Bonds at their Principal Amount plus accrued coupons and any outstanding deferred Coupon Payments within 60 days of the occurrence of the Change in Control event, from and including the next succeeding Coupon Payment date onwards, the interest rate that would otherwise would have been applied shall be increased by 4% per annum.

Rio Tinto plc group issued Bonds: Prior to exercising its option to redeem the Bonds following a Change of Control, Rio Tinto plc will offer to the holders of the £200m 5.250 per cent Instruments due 8 January 2010 to purchase such instruments at 100% of their principal amount plus accrued interest.

Extraordinary Dividend Protection:

Without limitation to other adjustment provisions mentioned above, the Conversion Price shall be adjusted downwards if [Underlying Rio Tinto plc shares: Rio Tinto plc / Underlying Rio Tinto Limited shares: Rio Tinto Limited] distribute an Extraordinary Dividend on its ordinary shares, which shall be the case:

(a)   if a cash dividend is expressed by Rio Tinto plc and Rio Tinto Limited to be an extraordinary dividend or similar term; or

(b)   if a cash dividend (per share) causes either the Aggregate Distributable Earnings Threshold (per share) or the Reference Dividend Threshold (per share)to be exceeded and the amount of such Extraordinary Dividend is the greater of (A) the amount (if any) by which the value of the relevant cash dividend causes the Aggregate Distributable Earnings Threshold (per share) to be exceeded; and (B) the amount (if any) by which the cash dividend causes the Reference Dividend Threshold (per share)to be exceeded.

“Aggregate Distributable Earnings Threshold (per share)”: is reached if the aggregate of the relevant cash dividends (per share) and all other non-extraordinary cash dividends (per share) previously distributed in respect of all financial years ending after 31 December 2008 exceeds the Aggregate Distributable Earnings (per share) of the Guarantors in respect of all financial years ending after 31 December 2008.

“Reference Dividend Threshold (per share)”: is reached if the aggregate of the relevant cash dividends (per share) and all other non-extraordinary cash dividends (per share) charged for in the financial statements in respect of the same financial year as the relevant cash dividend, is more than 2.5 times the aggregate value of cash dividends (per share) paid by the Guarantors in respect of the financial year which ended on 31 December 2008.

“Aggregate Distributable Earnings Amount” means, in respect of any number of Financial Years of the Guarantors, an amount equal to the greater of (1) zero and (2) the aggregate of the consolidated cumulative net profits less the aggregate of any consolidated cumulative net losses (after taxation but including any net realised gains (less any realised losses)

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made on the disposal of investments and extraordinary items) attributable to the shareholders for all Financial Years of the Guarantors ending after 31 December 2008 as shown in the audited consolidated accounts of the Guarantors for such relevant Financial Years (provided that consolidated cumulative net profits shall exclude any amount arising as a result of any reduction of share capital, share premium account or capital redemption reserve but, subject thereto, shall include any profit transferred from any reserve).

“Aggregate Distributable Earnings (per share)” means the Aggregate Distributable Earnings Amount divided by the number of ordinary shares in issue by Rio Tinto plc and Rio Tinto Limited (excluding any ordinary shares held by members of the Guarantors’ group).

The terms and conditions of the Bonds will contain appropriate adjustments (which may include the exclusion of payments made pursuant to the terms of the DLC agreement by one party to the other in respect of its shareholding in the other or otherwise) to reflect events arising under the DLC structure in the context of the Extraordinary Dividend Protection provisions without double-counting in respect of the above provisions.

Form:	Global Registered

Governing Law / Jurisdiction:	English Law, save that the subordination provisions applicable to any Australian incorporated entity shall be governed by Australian law.

Clearing:	Euroclear and Clearstream, Luxembourg

Listing:	The Issuer will apply for the Bonds to be admitted to listing and to trading on the [London Stock Exchange]

Security Codes:	The Issuer will apply for an ISIN and Common Code for the Bonds

Principal Paying, Transfer, Conversion and Calculation Agent:	To be determined

Trustee:	To be determined

9

Annexure C

Relationship Agreement

Relationship Agreement

Chinalco

[Chinalco Investment Vehicles]

Shining Prospect Pte. Ltd

Rio Tinto PLC

Rio Tinto Limited

[RTP Bond Issuer]

[RTL Bond Issuer]

Allens Arthur Robinson

Level 27

530 Collins Street

Melbourne  VIC  3000

Tel  +61 3 9614 1011

Fax  +61 3 9614 4661

www.aar.com.au

© Copyright Allens Arthur Robinson, Australia 2009

1.	Definitions and Interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	6
2.	Term		7
3.	The Board		7
	3.1	Investor Directors	7
	3.2	Ongoing qualification thresholds	9
4.	Notice of Voting Intentions		10
5.	Other relationship matters		10
	5.1	General	10
	5.2	Transactions between Rio Tinto, Chinalco and its Associates and Conflicts of Interest	11
	5.3	Orderly Disposals	11
6.	Information and Confidentiality		12
7.	Termination and Breach		14
8.	Convertible Bonds		15
	8.1	Dealing restriction on the Convertible Bonds	15
	8.2	Exceptions	15
	8.3	Orderly disposal of Convertible Bonds	15
	8.4	Withholding Taxes	16
	8.5	Rights while Chinalco Investors hold all Convertible Bonds	16
9.	Guarantee		17
10.	Miscellaneous		18
	10.1	Costs and Expenses	18
	10.2	No Assignment	18
	10.3	No Partnership or Agency	19
	10.4	Conflict with the Articles	19
	10.5	Further assurances	19
	10.6	Entire Agreement	19
	10.7	Severability	19
	10.8	Variation, Waiver, Rights and Remedies	20
	10.9	Notices	20
	10.10	Counterparts	21
	10.11	Third Party Rights	21
	10.12	Governing Law and Jurisdiction	21
	10.13	Appointment of Process Agent	22
Annexure			27
	Deed of Accession		27

i

Date	[*] 2009

Parties

1.	Chinalco, a company incorporated in Ireland with company number [#] having its registered office at [#] (Chinalco);

2.	[Chinalco Investment Vehicle 1], a company incorporated in [#] having its registered office at [#] (Investment Vehicle No 1);

3.	[Chinalco Investment Vehicle 2], a company incorporated in [#] having its registered office at [#] (Investment Vehicle No 2);

4.

Shining Prospect Pte. Ltd, a company incorporated in Singapore with company number 200801638R having its registered office at 6 Temasek Boulevard, 29th Floor, Suntec Tower Four, Singapore 038986 (“Shining Prospect”) (together with Investment Vehicle No 1 and Investment Vehicle No 2, the “Investment Vehicles”);

5.	Rio Tinto PLC, a company incorporated in England and Wales (registered no. 00719885), having its registered office is at 5 Aldermanbury Square, London EC2V 7HR (RTP); and

6.	Rio Tinto Limited (ACN 004 458 404), a company incorporated in Australia, having its registered office is at 120 Collins Street, Melbourne, Victoria, Australia 3000 (RTL)

7.	[RTP Bond issuer], a company incorporated in [#] having its registered office at [#];

8.	[RTL Bond issuer], a company incorporated in [#] having its registered office at [#]; (together, the Parties and, each, a Party).

Recitals

A	Chinalco is a substantial shareholder of RTP and the Investment Vehicles hold the Convertible Bonds.

B	Chinalco and the Investment Vehicles have agreed with Rio Tinto that their investment in Rio Tinto will be governed by the terms and conditions of this Agreement.

It is agreed as follows.

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1.                                     Definitions and Interpretation

1.1                              Definitions

The following further definitions will also apply.

Aggregate Publicly-held Ordinary Shares has the meaning given in the Articles.

Agreed Terms means, in relation to a document, such document in the terms agreed between the Parties and signed for identification by an authorised signatory of Chinalco on behalf of Chinalco and the Investment Vehicles and of either RTP or RTL, on behalf of RTP and RTL, with such alterations as may be agreed by Chinalco and Rio Tinto from time to time.

AGM means the annual general meetings of RTP and RTL, as applicable, from time to time.

Alan means Alcoa, Inc.

Applicable Law means all relevant legal, corporate governance and regulatory requirements, rules Policies and obligations, including, without limitation, the Companies Act, FSMA, the Listing Rules, the LSE Admission and Disclosure Standards, the Disclosure Rules, the Australian Corporations Act, the ASX Listing Rules, the US Securities Act of 1933, the US Securities Exchange Act of 1934, and the NYSE Rules.

Appointments Policy means the Boards’ Directors’ appointment policy, substantially in the terms agreed on the date of this agreement as amended from time to time by the Boards.

Approved SOE has the meaning given in the Implementation Agreement.

Articles means the Memorandum and Articles of Association of RTP and the Constitution of RTL, as applicable, as amended from time to time.

Associate means a person who is an Associate within the meaning given to that term in Appendix 1 of the Listing Rules or the Australian Corporations Act, and Associates shall have the corresponding meaning.

ASX means ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market known as the Australian Securities Exchange operated by it.

ASX Listing Rules means the official listing rules of the ASX.

ASX Principles means the ASX Corporate Governance Principles and Recommendations, as amended from time to time.

Audit Committee means the audit committee of either RTP or RTL, as applicable.

Australian Corporations Act means the Corporations Act 2001 (Cth).

Boards means the boards of Directors of RTP and RTL and Board means the board of Directors of RTP or RTL, as applicable.

Business Day means a day that is not a Saturday, Sunday, bank holiday or public holiday in London or Melbourne.

CDB means China Development Bank of No. 29 of Fuchengmenwai Street, Xicheng District, Beijing, PRC.

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Chairman means the chairman of each Board from time to time, being, as at the date of this Agreement, Paul Skinner

City Code means the UK City Code on Takeovers and Mergers.

Chinalco Group means Chinalco and each of its Subsidiaries, and member of the Chinalco Group shall be construed accordingly.

Chinalco Investor has the meaning given in Clause 3.1(a).

Chinalco Party means a member of the Chinalco Group who is a Party to this Agreement.

Chinalco Reorganisation means any change of control of Chinalco where Chinalco or the Investment Vehicles continues to be ultimately controlled by SASAC.

Combined Code means the UK Combined Code on Corporate Governance, published in June 2008 by the Financial Reporting Council in the United Kingdom, together with the Smith and Higgs Guidance, each as amended, supplemented or replaced from time to time.

Companies Act means the UK Companies Act 2006 or the UK Companies Act 1985 (as amended), as applicable.

Company Secretaries means the company secretaries of the relevant entities from time to time.

Competing Business means any company, business, business operation or other entity or enterprise which is a material competitor to all or any part of the business of the Rio Tinto Group.

Conflicts Committee means the Conflicts Committee of the relevant Board as established under Clause 3.1 (a) (ii).

Conflicts Policy means the Boards’ conflicts policy, substantially on the terms agreed on the date of this Agreement, as amended from time to time by the Boards.

Confidential Information has the meaning given in clause 6(f).

Control means, in relation to an entity, where a person (or persons acting in concert) acquires or agrees to acquire or has options over direct or indirect control:

(i)            of the affairs of the entity, or

(ii)           over more than 30 per cent. of the total voting rights conferred by all the issued shares in the capital of the entity which are ordinarily exercisable in general meeting, or

(ii)           of the composition of the main board of directors of the entity,

but in the case of a member of the Chinalco Group, includes only those persons with whom the member of the Chinalco Group has an arrangement or understanding (whether formal or informal) for the purpose of obtaining a consolidating Control of the entity but (absent such arrangement or understanding) shall not include any such arrangement that Colleen may be deemed or presumed to have by Applicable Law.

Convertible Bonds means the convertible bonds to be issued pursuant to the Implementation Agreement.

Directors means the directors of each of RTP and RTL from time to time, as applicable, and Director means any one of them.

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Disclosure Rules means the Disclosure and Transparency Rules issued by the FSA as modified from time to time.

Disposal has the meaning given in Clause 5.3(a).

Encumbrance includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind.

Executive Director means a Director who is an employee of any member of the Rio Tinto Group.

FSA means the Financial Services Authority of the United Kingdom in its capacity as the competent authority for the purposes of Part VI of FSMA.

FSMA means the UK Financial Services and Markets Act 2000.

GCAB Completion has the meaning given in the Implementation Agreement.

Governance Principles has the meaning given in Clause 5.1(a).

Implementation Agreement means the Cooperation and Implementation Agreement between, inter alia, Chinalco, RTP and RTL dated on or about 12 February 2009.

Independent Investor Director has the meaning given in Clause 3.1(a)(ii)(D).

Interest has the meaning given in Article 64 of the RTP Articles in relation to RTP and has the meaning given in sections 608 and 609 of the Australian Corporations Act in relation to RTL.

Investor Director has the meaning given in Clause 3.1(a) and includes an Independent Investor Director.

Listing Rules means the rules maintained by the FSA pursuant to FSMA, including any regulations made pursuant thereto, as modified from time to time.

LSE means London Stock Exchange plc.

LSE Admission and Disclosure Standards means the rules for admission and ongoing disclosure of the LSE dated 1 October 2008, as amended from time to time.

Nominations Committee means the nomination committee of either RTP or RTL, as applicable.

Non-Executive Director means any Director who is not an Executive Director.

NYSE Rules means the rules and regulations promulgated by the New York Stock Exchange, as modified from time to time.

Official List means the official list maintained by the FSA in accordance with Section 74(1) of FSMA for the purposes of Part VI of FSMA.

Orderly Disposal means a Disposal in accordance with clause 5.3.

Permitted Transferee means an Approved SOE (for so long as such a person remains a wholly owned Subsidiary of SASAC and has complied with clause 5.3(b)(iv)) and any other person agreed between Rio Tinto and Chinalco from time to time.

Policies means the Appointments Policy and the Conflicts Policy.

Qualified Person means, as required by the Combined Code and pursuant to the Appointments Policy, an individual with an appropriate blend and diversity of capabilities, skills, knowledge,

4

experience, availability and location, based on consistent objective criteria, to hold the office of Director and who is not otherwise disqualified, prohibited or precluded from holding the office of Director under Applicable Law and Qualified Persons will be construed accordingly.

Remuneration Committee means the remuneration committee of either RTP or RTL, as applicable.

Related Entity means:

(i)            in relation to Rio Tinto, any entity which is related to RTL and/or RTP within the meaning of section 50 of the Australian Corporations Act, which is controlled by RTL and/or RTP within the meaning of part 1.2 division 6 of the Australian Corporations Act a “related party” (as defined in the Listing Rules) or which is a subsidiary of RTL or RTP as defined under the Companies Act, as amended;

(ii)           in relation to Chinalco and the Investment Vehicles, any entity which is related to Chinalco or an Investment Vehicle (as the case may be) within the meaning of section 50 of the Australian Corporations Act, a “related party” (as defined in the Listing Rules), or an entity which is controlled by Chinalco or an Investment Vehicle within the meaning of part 1.2 division 6 of the Australian Corporations Act.

Rio Tinto means RTP and RTL, or either one as relevant.

Rio Tinto Group means RTP and each of its Subsidiaries together with RTL and each of its Subsidiaries, and member of the Rio Tinto Group shall be construed accordingly.

Rio Tinto Party means a member of the Rio Tinto Group that is a Party to this Agreement.

Rio Tinto Shareholder means a holder of Rio Tinto Shares.

Rio Tinto Shares means RTP Shares or RTL Shares.

RTP Shares means ordinary shares in RTP other than Treasury Shares.

RTL Shares means ordinary shares in RTL.

SASAC means the State-Owned Asset Supervision and Administration Commission.

Share Entitlement means at any time, the figure calculated by the following formula, expressed as a percentage:

      A +B
C + D

where:

A	is the aggregate number of RTP Shares and RTL Shares held by a member of the Chinalco Group;

B

is the aggregate number of additional RTP Shares and RTL Shares that would be issued to Chinalco Investors if all outstanding Convertible Bonds were converted into RTP or RTL Shares (as the case may be)

C	is the number of Aggregate Publicly-held Ordinary Shares

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D	is the number of additional RTP Shares and RTL Shares which would be issued if all outstanding Convertible Bonds were converted.

Shining Prospect means Shining Prospect Pte Limited of 6 Temasek Boulevard, 29th Floor, Suntec Tower Four, Singapore, 03896.

Subsidiary has the meaning given to the term in the Australian Corporations Act and the meaning given to the term “subsidiary undertaking” in the Companies Act.

Takeover Offer has the meaning given in Clause 5.3(b)(i).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature imposed by a government authority.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means any amount deducted or withheld by the RTL Bond Issuer from the payment of a Convertible Bond coupon to Chinalco (or any member of the Chinalco Group)  for or on account of any Tax.

Transaction has the meaning given in the Implementation Agreement.

Transaction Documents has the meaning given in the Implementation Agreement.

Treasury Share means a share issued by RTP and defined as a ‘qualifying share’ for the purposes of subsection 724(2) of the Companies Act, which RTP has bought back but not cancelled.

Working Hours means 9.00 a.m. to 5.00 p.m. on a day on a Business Day.

1.2          Interpretation

Headings are for convenience only and do not affect interpretation.  The following rules apply unless the context requires otherwise.

(a)           The singular includes the plural and conversely.

(b)           A gender includes all genders.

(c)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)           A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e)           A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

(f)            A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)           A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(h)           A reference to legislation or to a provision of legislation includes a modification or re enactment of it, a legislative provision substituted for it and a regulation or statutory

6

instrument issued under it including all rules, regulations and interpretations relating thereto.

(i)            A reference to $, dollar or cents is to the lawful currency of the United States of America.

(j)            A reference to time is a reference to:

(i)            time in the place in which the relevant event occurs; or

(ii)           if the relevant event is to occur in more than one place, time in [*place].

(k)           If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

(l)            The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

(m)          A reference to a liability incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent or otherwise and whether or not it would be shown as a ‘liability’ under applicable accounting principles and whether owed, incurred or imposed by or to or on account of or for the account of that person alone, severally or jointly or jointly and severally with any other person.

(n)           The Parties acknowledge that Alan and CDB are and shall be throughout the term of this Agreement excluded from the definitions of ‘Associate’, ‘Related Entity’ and ‘related party’ for all purposes under this Agreement.

(o)           Nothing in this Agreement is to be interpreted against a Party solely on the ground that the Party put forward this Agreement or a relevant part of it.

(p)           References to a ‘company’ shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established.

(q)           When used in this Agreement, the expressions ‘acting in concert’, ‘concert Parties’, ‘control’ and ‘offer’ shall be construed in accordance with the City Code.

2.            Term

This Agreement will commence on issue of the Convertible Bonds and will operate with full force and effect until such time as it is terminated in accordance with Clause 7.

3.            The Board

3.1          Investor Directors

(a)           The Parties acknowledge and agree that:

(i)            Subject to Clauses 3.1(a)(ii), and 3.1(a)(iii), Chinalco may nominate candidates for appointment to the Boards as Non-Executive Directors (such persons being, upon appointment to the Boards, an Investor Director) provided that Chinalco, the

7

Investment Vehicles and any Permitted Transferee from time to time (each a Chinalco Investor) together continue to hold a Share Entitlement of at least 9.9%. It is the intention that on issue of the Convertible Bonds the initial Boards shall be made up of [16] Directors, comprising a Chairman, [2] Executive Directors and 2 Investor Directors.

(ii)           The Boards will appoint each person nominated by Chinalco under Clause 3.1(a)(i) as a Non-Executive Director once the following conditions are satisfied:

(A)          the person meets the Nominations Committee general criteria for approval of Non-Executive Directors in accordance with the Appointments Policy;

(B)          the Nomination Committee determines, in accordance with the Appointments Policy that the person is a Qualified Person;

(C)          where the Chinalco Investors’ Share Entitlement is at least 9.9% - on that person’s appointment there would be one Investor Director; and

(D)          where the Chinalco Investors’ Share Entitlement is at least 14.9% - on that person’s appointment there would be two Investor Directors, one of whom has been determined by the Rio Tinto Boards to be ‘independent’ in accordance with the Appointments Policy and clause A.3.2 of the Combined Code (the Independent Investor Director).

(iii)          Each of RTP and RTL will procure that the Boards establish a “Conflicts Committee” to consider matters relating to the Conflicts Policy.

(iv)          Chinalco shall have the right to appoint an Investor Director to the Nominations Committee.

(v)           Chinalco shall have the right to appoint an Independent Investor Director to the Audit Committee. To the extent that at the relevant time Chinalco does not have an Independent Investor Director appointed to the Board or does not nominate an Independent Investor Director to be appointed to the Audit Committee, then it is intended that each of RTP and RTL will extend an invitation to one Investor Director to be an observer on the Audit Committee from time to time.

(vi)          Chinalco shall have the right to appoint an Independent Investor Director to the Remuneration Committee. To the extent that at the relevant time Chinalco does not have an Independent Investor Director appointed to the Board or does not nominate an Independent Investor Director to be appointed to the Remuneration Committee, then it is intended that each of RTP and RTL will extend an invitation to one Investor Director to be an observer on the Remuneration Committee from time to time.

(vii)         Any nomination of a Director by Chinalco under this Clause 3.1 will be by notice in writing delivered to the Company Secretaries of Rio Tinto and signed by an authorised signatory of Chinalco.

(viii)        The Nominations Committee will meet and consider any person nominated by Chinalco under Clause 3.1(a) as soon as possible and in any event within

8

15 Business Days of receipt of any notice delivered pursuant to Clause 3.1(a)(iii).  If the conditions in Clause 3.1(a)(ii) are satisfied, such person will be appointed as a Non-executive Director at the first meeting of the Boards which follows the meeting of the Nominations Committee.

(ix)          If a majority of the members of the Nominations Committee, in good faith and acting reasonably, object to or do not approve a person proposed for appointment as a Director by Chinalco pursuant to the Appointments, such person’s appointment as a Director will not be put to the Boards for consideration and Chinalco will be entitled to nominate an alternative Qualified Person as an Investor Director under Clause 3.1(a)(i).

(b)           The Parties acknowledge and agree, in respect of each person approved as a Director pursuant to Clause 3.1, that:

(i)            provided such person is at the relevant time a Qualified Person, a resolution proposing the reappointment of the relevant Investor Director will (as would be the case for any other new Director to the Boards) be put to the shareholders at the first AGM following his appointment as a Director and he will thereafter be subject to retirement by rotation and reappointment with the approval of the shareholders in accordance with the Articles. RTP and RTL agree to propose and recommend to the Rio Tinto Shareholders a resolution proposing that the relevant Investor Director be re-elected at such AGM, as would be the case for all Directors, subject always to the relevant Investor Director continuing to be a Qualified Person. Where the appointment of an Investor Director is not approved at any AGM, Chinalco may nominate an alternative Qualified Person as an Investor Director under Clause 3.1(a)(ii).

(ii)           Investor Directors will be entitled to fees and expenses for the performance of their duties as Directors in accordance with Rio Tinto’s normal remuneration policies for Non-Executive Directors.

3.2          Ongoing qualification thresholds

(a)           If the Chinalco Investors’ Share Entitlement falls below 14.9%, the Chinalco Investors will procure, in so far as they are legally able to do so, that one of the Investor Directors resigns by delivering to Rio Tinto a deed of resignation executed by the relevant Director and incorporating an offer by the relevant Director to resign forthwith and an acknowledgement that the Director has no claim against Rio Tinto for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise and confirming that no arrangement is outstanding under which Rio Tinto has or may have any obligation to that Director.  If any such Investor Director refuses to resign, that person may be removed pursuant to a resolution of the Board or ordinary resolution of Rio Tinto Shareholders as soon as practicable.

(b)           If the Chinalco Investors’ Share Entitlement falls below 9.9%, the Chinalco Investors will procure, in so far as they are legally able to do so, that the remaining Investor Director resigns by delivering to Rio Tinto a deed of resignation executed by the relevant Director

9

and incorporating an offer by the relevant Director to resign forthwith and an acknowledgement that the Director has no claim against Rio Tinto for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise and confirming that no arrangement is outstanding under which Rio Tinto has or may have any obligation to that Director.  If any such Investor Director refuses to resign, that person may be removed pursuant to a resolution of the Board or ordinary resolution of Rio Tinto Shareholders as soon as practicable.

(c)           Nothing in this Agreement will prejudice Rio Tinto’s or any other person’s right to remove an Investor Director from office by ordinary resolution of the Rio Tinto Shareholders in accordance with any Applicable Law.

4.            Notice of Voting Intentions

If the Chinalco Investors or any of their Related Entities intend to vote, at a general meeting of Rio Tinto, against any resolution proposed by the Board then (without restricting the voting rights of the Chinalco Investors), the Chinalco Investors will notify Rio Tinto of such intention not later than 5 Business Days prior to the date of the relevant general meeting.

5.            Other relationship matters

5.1          General

(a)           The Parties agree that the Rio Tinto Group will be managed in a manner consistent with the principles of good governance as set out in the Combined Code, the ASX Principles and, to the extent the Rio Tinto Group is subject thereto, the NYSE Rules (collectively, the Governance Principles), except to the extent that the Board determines, in accordance with any Applicable Law, that such Governance Principles need not apply and makes any required related disclosure.

(b)           The Chinalco Investors will use their best endeavours to procure that each Investor Director neither acts nor exercises his powers in his capacity as an Investor Director, so as to cause the Rio Tinto Group to be managed in a manner inconsistent with, or so as to prevent Rio Tinto from complying with, the Governance Principles, except to the extent that the Board has determined that such Governance Principles need not apply as contemplated by Clause 5.1(a); and

(c)           The Chinalco Investors will use their best endeavours to procure that each Investor Director at all times acts for the benefit of and having regard to the interests of Rio Tinto and Rio Tinto Shareholders taken as a whole, as required by any Applicable Law and the Articles, and that the Independent Investor Director does no accept roles or responsibilities which would affect that person’s independence for the purposes of clause A.3.2 of the Combined Code.

10

5.2          Transactions between Rio Tinto, Chinalco and its Associates and Conflicts of Interest

(a)           Without restricting the rights of the Chinalco Investors to vote or dispose of any RTP Shares or RTL Shares in which they have an Interest, the Chinalco Investors will, and will procure in so far as they are legally able to do so, that they and their Associates shall, and shall use best endeavours to procure that each and all of the Investor Directors shall:

(i)            conduct all transactions and relationships with any member of the Rio Tinto Group on arm’s length terms and on a normal commercial basis;

(ii)           (except as contemplated by a Transaction Document) not take any action which precludes, nor omit to take any action the omission of which would preclude, any member of the Rio Tinto Group from carrying on its business independently of Chinalco and its Associates other than pursuant to a transaction approved by Rio Tinto Shareholders or otherwise permitted under Applicable Law; and

(iii)          not take any action to prejudice, nor omit to take any action the omission of which would prejudice, RTP’s status as a company listed in the UK and RTL’s status as a company listed in Australia, or their suitability for listing or Rio Tinto’s compliance with the Listing Rules, the Disclosure Rules, the ASX Listing Rules and, to the extent the Rio Tinto Group is subject thereto, the NYSE Rules or their compliance with any Applicable Law other than pursuant to a transaction approved by Rio Tinto Shareholders under Applicable Law.

(b)           Rio Tinto will procure that the Conflicts Policy is adopted by the Boards at the first meeting following the issue of the Convertible Bonds.

(c)           Each Board must authorise the potential conflict arising solely as a result of any Investor Director being employed by or receiving payments from a Chinalco Group member in his capacity as an employee or officer of any such Chinalco Group member.

(d)           The Chinalco Investors will procure that Investor Directors do not participate in or vote on any resolution or decision of the Board regarding, and are not present during any part of a meeting of the Board considering, any matter where Investor Directors have a conflict of interest, as determined in accordance with the Conflicts Policy.

(e)           Without limiting paragraph (d), the Chinalco Investors will procure that Investor Directors do not participate in or vote on any resolution or decision of the Board regarding, and are not present during, any part of a meeting of the Board considering any transaction with Chinalco, a Related Entity of Chinalco or any of its Associates, to the extent required by the most onerous Applicable Law.

5.3          Orderly Disposals

(a)           Subject to Clauses 5.3(b) and 5.3(c), but without restricting any Chinalco Investor’s right to dispose of its Rio Tinto Shares, in the event any Chinalco Investor or any of its Related Entities proposes to sell, transfer or otherwise dispose of any or all of any Interest (a Disposal) in Rio Tinto Shares which, when aggregated with their Disposals in the previous 6 months, comprises 5% or more of the Aggregate Publicly-held Ordinary Shares, Chinalco

11

will, or will procure that its Related Entities will prior to any Disposal or the execution of any share transfer or sale agreement effecting such Disposal, give the Boards 10 Business Days written notice of the proposed date of Disposal, during which period Chinalco and/or its Related Entities will consult in good faith with Rio Tinto regarding such Disposal and take all reasonable steps to ensure that such Disposal is made in an orderly fashion so as to ensure an orderly market in Rio Tinto Shares.  Rio Tinto’s remedy for any breach of this clause will be limited to damages only.

(b)           Clause 5.3(a) will not require Chinalco, the Investment Vehicles or any of their Associates to give prior notice to Rio Tinto of:

(i)            accepting a takeover offer made in accordance with the City Code or with Chapter 6 of the Australian Corporations Act (a Takeover Offer) in relation to its Interest in Rio Tinto;

(ii)           where such Takeover Offer is made by way of a scheme of arrangement under Part 26 of the Companies Act or Section 411 of the Australian Corporations Act, voting in favour of such scheme;

(iii)          having an Interest in Rio Tinto Shares acquired or cancelled along with Interests in Rio Tinto Shares held by other Rio Tinto Shareholders by operation of law; or

(iv)          engaging in Disposals to a Permitted Transferee where such transferee, the Investor and Investment Vehicles have entered into and delivered to Rio Tinto a Deed of Accession in the form set out in Annexure A.  Each person entering into a Deed of Accession must deliver to the other persons entering into that deed such evidence as those persons may reasonably require in order to be satisfied that such Deed of Accession is valid, binding and enforceable as against that person.

(c)           The provisions of this Clause 5.3 do not affect the restrictions relating to the Convertible Bonds set out in Clause 8.

6.            Information and Confidentiality

(a)           As is required by Applicable Law, Investor Directors will not disclose to any person, including, without limitation, Chinalco, the Investment Vehicles and their Associates, any:

(i)            inside information (as defined in Section 118C of FSMA); or

(ii)           relevant information that is not generally available (within the meaning of Section 118(4) of FSMA).

(b)           Investor Directors may only communicate to Chinalco or the Investment Vehicles information received by them in their capacity as Directors to the extent permitted by any Applicable Law, provided that, where any Investor Director communicates such information to Chinalco or the Investment Vehicles, that information will be subject to:

(i)            the confidentiality undertakings on the part of Chinalco and the Investment Vehicles contained in this Clause 6; and

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(ii)           any other applicable confidentiality obligations of Rio Tinto (including those set out in this Agreement).

(c)           Chinalco and the Investment Vehicles acknowledge and agree that, where an Investor Director receives information in his capacity as a Director regarding a business opportunity that may be of interest to any member of the Rio Tinto Group he will not disclose that information for the purposes of any Competing Business interest.

(d)           Subject to any overriding obligation of confidentiality owed to any third party, Chinalco and the Investment Vehicles agree that:

(i)            they will provide such information relating to them as any member of the Rio Tinto Group reasonably requests in order that such member of the Rio Tinto Group may comply with its obligations under any Applicable Law or reporting obligations to any governmental, taxation, regulatory or licensing authority; and

(ii)           such information may be disclosed by the relevant member of the Rio Tinto Group pursuant to such obligations.

(e)           Where Chinalco and/or the Investment Vehicles receive Confidential Information in relation to the Rio Tinto Group, except as otherwise provided in this Agreement, they will only disclose such Confidential Information:

(i)            to third parties with the prior written consent of Rio Tinto;

(ii)           to their professional advisers, provided that Chinalco and/or the Investment Vehicles (as applicable) procures to the extent that it is legally able to do so, that any adviser to whom Confidential Information is disclosed will not disclose such Confidential Information to a third party without the consent of Rio Tinto, save where such adviser is required to do so by any Applicable Law;

(iii)          to taxation authorities, any regulatory authority and any other governmental or public authorities, but only to the extent required by any Applicable Law; and

(iv)          if and to the extent required to comply with any Applicable Law, including in connection with the listing of, or maintaining the listing of securities, on any stock exchange.

provided that, in the case of Clauses 6(e)(iii) and 6(e)(iv), it or they (as applicable) will consult with Rio Tinto prior to such disclosure, including as to the timing and extent of the disclosure, where this is reasonably practicable.

(f)            For the purposes of this Clause 6, Confidential Information means any information of a secret or confidential nature acquired from and concerning the Rio Tinto Group or any member of the Rio Tinto Group or its or their affairs.

(g)           Notwithstanding the other provisions of this Clause 6, a Party may disclose Confidential Information received from another Party where such Confidential Information:

(i)            was in the possession of or was known to the receiving Party prior to its receipt from the other Party (other than through a breach of this Clause 6); or

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(ii)           is independently developed by the receiving Party without using such Confidential Information; or

(iii)          is or becomes public knowledge without the fault of the receiving Party; or

(iv)          is or becomes available to such Party from a source other than the other Party in circumstances where the receiving Party is not aware that disclosure has been made in breach of an obligation of confidentiality, provided that this Clause 6(g) will not allow the disclosure of any Confidential Information by Chinalco or the Investment Vehicles which is received from an Investor Director pursuant to Clause 6(b).

(h)           Chinalco and the Investment Vehicles will procure compliance with, and be responsible and liable for any breach of, this Clause 6 by any person (including any of their Related Entities) to whom Chinalco, the Investment Vehicles or their Related Entities disclose Confidential Information.

(i)            None of the Parties will make any public announcements regarding the Agreement or any other Party without the other Parties’ prior written approval, such approval not to be unreasonably withheld or delayed. A Party may make such announcements as are required by Applicable Law, provided that the Party proposing to make such announcement takes reasonable steps to consult with the other Parties on the proposed form and timing of such announcement prior to the intended release date of such announcement.

7.            Termination and Breach

Without prejudice to Clause 2 this Agreement (other than Clauses 1, 3.2, 5.3, ,6 and 8.1 to 10.13 which will remain in force) will terminate and, save in respect of any prior breach or any such specified provisions of this Agreement, no Party will have any rights or obligations under this Agreement, from the earlier of:

(a)           the RTP Shares ceasing to be listed on the Official List and admitted to trading on the LSE’s market for listed securities and RTL ceasing to be admitted to the official list of, and its securities quoted on, the ASX;

(b)           subject to Clause 5.3(b)(iv), the date upon which Chinalco and the Investment Vehicles cease to have a Share Entitlement of at least 9.9% of the Aggregate Publicly-held Ordinary Shares; and

(c)           Subject to Clause 5.3(b)(iv), a change of Control of Chinalco (other than a Chinalco Reorganisation), or the Investment Vehicles ceasing to be wholly owned (directly or indirectly) by Chinalco, or a Permitted Transferee ceasing to be a wholly owned Subsidiary of SASAC.

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8.            Convertible Bonds

8.1          Dealing restriction on the Convertible Bonds

Subject to clause 8.2, Chinalco must not, and must procure that any Chinalco Investor and any Related Entities do not:

(a)           whilst Chinalco or an Investment Vehicle holds a Convertible Bond, enter into any derivative  contract (as defined in the Australian Corporations Act) relating to RTP Shares or RTL Shares that would be issued on conversion of that Convertible Bond;

(b)           Dispose, create an Encumbrance over, or otherwise deal in any of the Convertible Bonds .

8.2          Exceptions

Chinalco, any Chinalco Investor or their Related Entities may enter into an arrangement referred to in clause 8.1:

(a)           by granting a security interest or creating an Encumbrance in favour of a financier bank providing financial accommodation to Colleen, an  Investment Vehicle or any of their Related Entities in connection with the Transaction or any refinancing of such financial accommodation;

(b)           by transfer to or other dealing in favour of an Approved SOE or a Permitted Transferee;

(c)           as part of a Chinalco Reorganisation;

(d)           in the case of Convertible Bonds issued by [RTL Bond Issuer] -by an initial public offering of  in connection with an application for quotation of the Convertible Bonds on any recognised securities exchange for the purposes of the Australian Corporations Act or (following such quotation) sale in the ordinary course of trading on any such securities exchange , provided it is in accordance clause 8.3; or

(e)           in the case of Convertible Bonds issued by [RTP Bond Issuer] - sale in the ordinary course of trading on  the LSE, provided it is in accordance with clause 8.3.

8.3          Orderly disposal of Convertible Bonds

In the event any Chinalco Investor or any of its Related Entities proposes to Dispose of any  Convertible Bonds under clause 8.2(d) or 8.2(e) and the aggregate Principal Amount (as defined in the terms of issue of the Convertible Bonds) of the Convertible Bonds the subject of the proposed Disposal would (when aggregated with any Disposal of Convertible Bonds in the previous 6 months) exceed $1 billion (Proposed Disposal), Chinalco will, or will procure that any Chinalco Investor or any its Related Entities which proposes to make the Disposal (Chinalco Vendor ) will prior to any Disposal or the execution of any transfer form or sale agreement effecting such Disposal, give Rio Tinto a notice (Notice of Intention ) which specifies the Convertible Bonds the subject of the proposed Disposal and the terms on which the Disposal is to be made.  If a Notice of Intention is given, Rio Tinto shall have 5 Business Days after receipt within which to propose terms for the acquisition of the Convertible Bonds by Rio Tinto or its nominee.  If Rio Tinto and the Chinalco Vendor have not agreed terms for such a transaction within a further 5 Business Days, then the Chinalco Vendor will be free to dispose of the Convertible Bonds but will consult in good faith with

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Rio Tinto regarding such Disposal and take all reasonable steps to ensure that such Disposal is made in an orderly fashion so as to ensure an orderly market in the Convertible Bonds.

8.4          Withholding Taxes

(a)           In the case of a Convertible Bond coupon payment made prior to the reset date under the terms of issue of such Convertible Bond, where RTL Bond Issuer is required to make a Tax Deduction from such payment, Chinalco will use (and will procure that any relevant member of the Chinalco Group uses) reasonable endeavours to identify and claim any corresponding Tax Credit that may arise in respect of that Tax Deduction having regard to the corporate and Tax structure it has put in place to undertake the Transaction.  For the avoidance  of doubt Chinalco is not obliged to change or alter that structure.

(b)           Where:

(i)            a Tax Credit is claimed and received in respect of a Tax Deduction contemplated under paragraph (a); and

(ii)           the receipt of that Tax Credit improves the overall net return on the Convertible Bonds on an after tax basis to the Chinalco Group,

the relevant member or members of the Chinalco Group will share, on a percentage basis (as agreed between Rio Tinto and Chinalco), the benefit of the improvement in the overall return (shared benefit) to the Chinalco Group by refunding to the relevant Bond issuer an amount equal to half of the shared benefit as soon as practicable after the shared benefit is identified and agreed between Rio Tinto  and Chinalco.  Rio Tinto’s share of the shared benefit (converted into United States dollars using the currency conversion process in clause 1.3 of the Implementation Agreement) cannot exceed the proportion of the coupon payment which represents interest at the rate of 0.5% per annum on the principal amount per Convertible Bond.

(c)           RTL Bond Issuer or the relevant guarantor (as the case may be) shall pay the full amount of the amount required to be deducted to the relevant Tax authority within the time allowed for such payment without incurring any penalty under Applicable Law and shall deliver to the relevant member of the Chinalco Group the receipt issued by the relevant Tax authority for such payment.

8.5          Rights while Chinalco Investors hold all Convertible Bonds

For so long as any Chinalco Investor holds all of the outstanding Convertible Bonds:

(a)           Each of RTP and RTL agrees that it will not, and will procure that [RTP Bond Issuer] and [RTL Bond Issuer] will not, without the approval of Chinalco:

(i)            vary or terminate the appointment of any paying, transfer, conversion and exchange agent agent bank, registrar or other agent in respect of the Convertible Bonds; or

(ii)           appoint any substitute additional or other paying, transfer, conversion and/or exchange agents, agent bank, registrar or other agent in respect of the Convertible Bonds; or

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(iii)          appoint any independent financial adviser to be appointed pursuant to the terms and conditions of the Convertible Bonds or any other document or instrument related to the Convertible Bonds (including without limitation any trust deed constituting the Convertible Bonds, any deed poll, undertaking and/or guarantee given in connection with the Convertible Bonds, any paying, transfer, conversion and/or exchange agency, registry or other agency agreement, the constitutive documents of the [RTP Bond Issuer] or the [RTL Bond Issuer]) (each such document a “Convertible Bond Document”);; or

(iv)          modify any of the provisions of the terms and conditions of the Convertible Bonds or any other Convertible Bond Document ; or

(v)           ask the trustee appointed in respect of the Convertible Bonds to waive or authorise any breach of proposed breach of any of the terms and conditions of the Convertible Bonds or any other Convertible Bond Document; or

(vi)          substitute in place of the relevant issuer of the relevant Convertible Bonds (or any previous substitute) any other entity as principal debtor under the relevant Convertible Bonds; or

(vii)         issue any further Convertible Bonds forming a single series with the then outstanding Convertible Bonds.

(b)           RTP and RTL agree that any notices to be given to the relevant Chinalco Investor in its capacity as holder of the Convertible Bonds will be given in accordance with clause 10.9 of this Agreement, instead of as provided in the terms and conditions of the Convertible Bonds and will procure that the [RTP Bond Issuer] or the [RTL Bond Issuer] also so delivers such notices.

(c)           RTP and RTL agree that, for the purposes of the definitions of “Exempt Change of Control” and “Exempt Merger” and “Exempt Newco Scheme”, respectively, or any similar concept in the terms and conditions of the Convertible Bonds, the relevant event will only be deemed to be exempt from the consequences which otherwise would attach to the event under the terms and conditions of the Convertible Bonds, where, in addition to the other requirements set out in such definitions, in the opinion of Chinalco, the relevant Change of Control will not give rise to materially adverse tax consequences for the relevant Chinalco Investor.

9.            Guarantee

(a)           Chinalco unconditionally and irrevocably guarantees to Rio Tinto the due and punctual performance and observance by the Investment Vehicles and each other Chinalco Investor of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the Guaranteed Obligations).

(b)           If and whenever an Investment Vehicle or other Chinalco Investor defaults for any reason whatsoever in the performance of any of its respective Guaranteed Obligations, Chinalco will forthwith upon demand unconditionally perform (or procure performance of) and

17

satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement so that the same benefits will be conferred on Rio Tinto as they would have received if the Guaranteed Obligations had been duly performed and satisfied by the Investment Vehicles and all other Chinalco Investors.

(c)           Each of these guarantees is to be a continuing guarantee and accordingly is to remain in force until all Guaranteed Obligations of the relevant party will have been performed or satisfied. These guarantees are in addition to and without prejudice to and not in substitution for any rights or security which Rio Tinto may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

(d)           As a separate and independent obligation, Chinalco agrees that any of the Guaranteed Obligations (including, without limitation, any moneys payable) which may not be enforceable against or recoverable from the Investment Vehicles or other Chinalco Investor by reason of any legal limitation, disability or incapacity on or of the Investment Vehicles or any other fact or circumstances will nevertheless be enforceable against and recoverable from Chinalco as though the same had been incurred by Chinalco and Chinalco were the sole or principal obligor in respect thereof and will be performed or paid by Chinalco on demand.

(e)           The liability of Chinalco under this Clause 9:

(i)            will not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance;

(ii)           will not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

10.          Miscellaneous

10.1        Costs and Expenses

Each Party will bear all costs and expenses incurred by it in connection with the preparation, negotiation, entry into and implementation of this Agreement and the documents to be entered into pursuant to it.

10.2        No Assignment

This Agreement is personal to the Parties and no Party may (without the written consent of the others) assign, create a trust over, mortgage, charge or dispose of all or any part of the benefit of, or its rights or benefits under, this Agreement or subcontract or otherwise delegate any of its obligations under this Agreement.

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10.3        No Partnership or Agency

(a)           Nothing in this Agreement and no action taken by any of the Parties under this Agreement will create, or be deemed to create, or constitute a partnership, joint venture, fiduciary or agency relationship between the Parties or any of them for any purpose.

(b)           Nothing in this Agreement will constitute one Party as the agent of any other Party for any purpose.

10.4        Conflict with the Articles

In the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement will prevail as between the Parties to the extent permitted by any Applicable Law.

10.5        Further assurances

The Parties will do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the other Parties may from time to time reasonably require for the purpose of giving such other Parties the full benefit of the provisions of this Agreement enforceable by each of them.

10.6        Entire Agreement

(a)           The Transaction Documents constitute the whole and only agreement between the Parties relating to the subject matter hereof and supersede any previous agreement whether written or oral between the Parties in relation to the subject matter hereof.

(b)           Each Party acknowledges that, in entering into this Agreement, it is not relying upon any pre-contractual statement made by the other that is not set out in this Agreement. No Party will have any right of action against any other Party arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.  Nothing in this Clause 10.6(b) will limit the liability of any Party in respect of any fraudulent misrepresentation or misstatement or any misleading or deceptive conduct. For the purposes of this Clause 10.6(b), pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

10.7        Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, in whole or in part, under the law of any jurisdiction, the validity, legality or enforceability of such provision or part under the law of any other jurisdiction and the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the Parties will make suitable and equitable provision therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

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10.8        Variation, Waiver, Rights and Remedies

(a)           No variation, modification or amendment of all or any part of this Agreement will be effective unless in writing and signed by or on behalf of each of Rio Tinto and Chinalco.

(b)           No failure of any of the Parties to this Agreement to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a Right) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

(c)           Without prejudice to any other rights and remedies which any Party may have, each Party acknowledges and agrees that damages would not be an adequate remedy for any breach by any Party of the provisions of this Agreement and any Party will be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the Parties will not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Agreement by any Party and no proof of special damages will be necessary for the enforcement by any Party of the rights under this Agreement.

10.9        Notices

(a)           All notices, requests, demands, consents or other communications given or made pursuant to this Agreement:

(i)            will be in writing and duly authorised by the sender;

(ii)           will be in the English language;

(iii)          must be delivered to the intended recipient by prepaid post, courier, by hand  or fax delivered to the address or fax number (as applicable) as set out below or as otherwise notified by not fewer than five days’ written notice by such Party to the other Parties for the purpose of this Clause 10.9(a).

Each Chinalco Party:

Address:	[#]
Fax:	[#]
Attention:	[#]

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With a copy to:

Address:	Clifford Chance LLP
10 Upper Bank St, London E14 5JJ UNITED KINGDOM
Fax:	+44 207 006 5555

Attention:	Kathy Honeywood/Nigel Wellings

and

Address:	Mallesons Stephen Jaques
Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000 AUSTRALIA
Fax:	+61 2 9296 3999
Attention:	Peter Cook/Robert Jackson

Each Rio Tinto Party

Address:	[•]
Fax:	[•]
Attention:	[•]

(b)           Communications will be deemed to have been made, in the case of delivery by post, four Business Days after the date of posting, in the case of delivery by fax, the next Business Day, and upon receipt, if by courier or by hand delivery, except that any communication that is received outside Working Hours in the place to which it is addressed will be deemed not to have been made until the start of the next period of Working Hours in such place.

10.10     Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which will be an original but all of which together will constitute one and the same instrument.  This Agreement will not take effect until each Party has executed at least one counterpart.

10.11     Third Party Rights

The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the UK Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

10.12     Governing Law and Jurisdiction

(a)           This Agreement and any documents entered into pursuant to it (save as expressly referred to in them) shall be governed by and construed in accordance with the laws of England.

(b)           The Parties hereby submit to the exclusive jurisdiction of the English courts in relation to any matter arising out of, and for all purposes in connection with, this Agreement.  Each Party expressly waives any objection on the grounds of venue (forum non conveniens).

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10.13     Appointment of Process Agent

(a)           Chinalco and the Investment Vehicles hereby irrevocably appoint Clifford Chance LLP of 10 Upper Bank Street, London, UK (Attention Kathy Honeywood/Nigel Wellings) as their agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom will be deemed completed whether or not forwarded to or received by Chinalco or the Investment Vehicles.

(b)           Chinalco and the Investment Vehicles agree to inform Rio Tinto in writing of any change of address of such process agent within 5 Business Days of such change.

(c)           If such process agent ceases to be able to act as such or to have an address in England, Chinalco and the Investment Vehicles irrevocably agree to appoint promptly a new process agent in England acceptable to Rio Tinto and to deliver to Rio Tinto within 14 Business Days a copy of a written acceptance of appointment by the process agent.  In the event that Chinalco and the Investment Vehicles fail to appoint a new process agent, it will be effective services to serve the process upon the last known address in England of the last known process agent for Chinalco and the Investment Vehicles notwithstanding that such process agent is no longer found at such address or has ceased to act, provided that Chinalco and the Investment Vehicles are also notified in accordance with Clause 8.9.

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Executed and Delivered as a Deed

Each attorney executing this Agreement states that he or she has no notice of revocation or suspension of his or her power of attorney.

Signed on behalf of [Chinalco] by its duly

authorised officer in the presence of:

Witness Signature	Signature

Print Name	Print Name

Executed as a deed by

[CHINALCO INVESTMENT VEHICLE NO 1]

Signed for [Chinalco Investment Vehicle No.1]

by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

23

Executed as a deed by

[CHINALCO INVESTMENT VEHICLE NO 2]

Signed for [Chinalco Investment Vehicle No.2]

by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

Executed as a deed by

[SHINING PROSPECT PTE. LTD]

Signed for [Shining Prospect Pte. Ltd] by its

attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

24

Executed as a deed by

[RIO TINTO PLC]

Signed for [Rio Tinto Plc] by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

Executed as a deed by

[RIO TINTO LIMITED]

Signed for [Rio Tinto Limited] by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

25

Executed as a deed by

[RTP BOND ISSUER]

Signed for [RTP Bond Issuer] by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

[RTL BOND ISSUER]

Signed for [RTL Bond Issuer] by its attorney

under power of attorney

dated [*] in the presence of:

Witness Signature	Attorney Signature

Print Name	Print Name

26

Annexure

Deed of Accession

DEED dated [*] between:

(1)           [CHINALCO, a company incorporated in Ireland with company number [#] having its registered office at [#] (Chinalco);

(2)           [Chinalco Investment Vehicle 1], a company incorporated in [#] having its registered office at [#] (Investment Vehicle No 1);

(3)           [Chinalco Investment Vehicle 2], a company incorporated in [#] having its registered office at [#] (Investment Vehicle No 2);

(4)           SHINING PROSPECT PTE. LTD, a company incorporated in Singapore with company number 200801638R having its registered office at 6 Temasek Boulevard, 29th Floor, Suntec Tower Four, Singapore 038986 (“Shining Prospect”) (together with Investment Vehicle No 1 and Investment Vehicle No 2, the “Investment Vehicles”);

(5)           RIO TINTO PLC, a company incorporated in England and Wales (registered no. 00719885), having its registered office is at 5 Aldermanbury Square, London EC2V 7HR (RTP); and

(6)           RIO TINTO LIMITED (ACN 004 458 404), a company incorporated in Australia, having its registered office is at 120 Collins Street, Melbourne, Victoria, Australia 3000 (RTL),]

(7)           [RTL BOND ISSUER], a company incorporated in [#] having its registered office at [#] (Rio Tinto Issuing vehicle);

[Delete as required] together being the Remaining Parties;

(4)           [Transferor] whose [registered] office is at [                                         ] (the Transferor);

(5)           [Transferee] whose [registered] office is at [                                       ] (the Transferee).

Whereas:

(A)          The Remaining Parties and the Transferor are the parties to a Relationship Agreement dated [#] (Agreement) relating to Rio Tinto.

(B)          The Transferor wishes to transfer to the Transferee [#] Rio Tinto Shares.

(C)          Under the Agreement the parties are required to execute this Deed.

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It is agreed as follows:

1.            Interpretation

In this Agreement, unless otherwise specified or the context otherwise requires, capitalised terms will have the meaning given in the Agreement.

2.            Accession

2.1           With effect from [the date of this Deed] [Date] [the Transferee becomes a Party to the Agreement as if it had been named as an Investment Vehicle in the Agreement and had executed it.][applies where only part of Chinalco’s Shares are transferred] [the Transferee becomes a Party to the Agreement as an Investment Vehicle in the place of the Transferor.][applies if all Investor’s shares are transferred]

2.2          The Transferor is not released from any liability to the Remaining Parties existing as at [the date of this Deed] [Date].

Clauses 8.1 to 8.13 of the Agreement will apply mutatis mutandis

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Annexure D

Deed of Accession

Date	[Insert Date of Execution]

Parties

1.	Rio Tinto plc (registration number 00719885), a company incorporated in England and Wales, having its registered office at 5 Aldermanbury Square, London, United Kingdom (RTP).

2.	Rio Tinto Limited (ACN 004 458 404), a company incorporated in Australia, having its registered office at Level 33, 120 Collins Street, Melbourne, Victoria, Australia (RTL).

3.	[Insert name and addresses of relevant Rio Tinto Group members]

4.	Aluminum Corporation of China, a company incorporated in China, of Chinalco Tower, 62 North Xizhimen Street, Haidian District, Beijing, People’s Republic of China (Chinalco).

5.	[Insert name and addresses of relevant Chinalco Group members]

6.	[Insert name(s) and address(es) of Investment Vehicle(s) or Reorganisation Steps SPV(s)]

Recitals

A	RTL, RTP and other members of the Rio Tinto Group are parties to the Co-operation and Implementation Agreement with Chinalco dated [#] (the CIA).

B

[Chinalco proposes and the Rio Tinto Parties have agreed to the introduction of [Insert name(s) of Investment Vehicle] (the New Parties) pursuant to clause 5.9 of the CIA.]

OR

[Rio Tinto has procured the incorporation and acquisition by the Reorganisation Steps SPVs of certain assets for the purposes of the Reorganisation Steps contemplated by clause 5.1 and nominates them pursuant to clause 5.10 of the CIA (the New Parties).]

C	As evidenced by the execution of this Deed, the New Parties have agreed to assume certain obligations under the CIA on the terms set out in this Deed.

It is agreed as follows.

1.                                     Definitions and Interpretations

1.1                              CIA Definitions to Apply

Subject to clause 1.2, terms defined in CIA have the same meaning when used in this Deed:

1.2                              Definitions

The following definitions apply unless the context requires otherwise:

Accession Date means the date on which the last party signs this Deed.

CIA has the meaning given in Recital A.

Continuing Parties means the Rio Tinto Parties and Chinalco Parties and any other Investment Vehicles who have executed a Deed of Accession substantially in the of annexure D to the CIA.

New Parties has the meaning given in Recital B.

Rio Tinto Parties has the meaning given in Recital A.

1.3                              Interpretation

Clause 1.2 of the CIA applies in the interpretation of this Deed as if references in that clause to the CIA were references to this Deed.

2.                                     New Parties Assumes Liability

Subject to the provisions of clauses 5.9 and 5.10 of the CIA, each New Party covenants and agrees with the other parties to the CIA on and from the Accession Date to observe, perform and be bound by all undertakings, obligations and liabilities provided for in the CIA in respect of the New Party so that, on and from the Accession Date, a New Party shall be deemed for all purposes under the CIA to be a Party to that Agreement in that capacity.

3.                                     Costs and Stamp Duty

Each Party shall bear their own costs arising out of the negotiation, preparation and execution of this Deed.  All stamp duty (including fines, penalties and interest) which may be payable on or in connection with this Deed and any instrument executed under this Deed shall be borne by the New Parties.  The New Parties shall indemnify the other parties to this Deed on demand against any liability for that stamp duty.

4.                                     Governing Law and Jurisdiction

This Deed is governed by the laws of Victoria.  Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with this Deed.

5.                                     Appointment of Process Agent

(c)                                  Each New Party hereby irrevocably appoint [*] of Victoria as their agent to accept service of process in Victoria, Australia in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by each New Party.

(d)                                 Each New Party agrees to inform Rio Tinto in writing of any change of address of such process agent within [5] Business Days of such change.

(e)                                  If such process agent ceases to be able to act as such or to have an address in Victoria, each New Party irrevocably agrees to appoint promptly a new process agent in Victoria acceptable to Rio Tinto and to deliver to Rio Tinto within 15 Business Days a copy of a written acceptance of appointment by the process agent.  In the event that each New Party fails to appoint a new process agent, it shall be effective service to serve the process upon the last known address in Victoria of the last known process agent for each New Party notwithstanding that such process agent is no longer found at such address or has ceased to act, provided that each New Party is also notified in accordance with clause 24.6 of the CIA.

(f)                                    Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

6.                                     Waiver of immunity

Each Party irrevocably and unconditionally:

(a)                                  agrees that in any legal action or proceedings concerning this Deed or any transaction contemplated by this Deed, it shall not raise, rely on or claim any immunity (including, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement);

(b)                                 waives any right of immunity which it or its assets may have at any time; and

(g)                                 consents generally to the giving of any relief or the issue of any process in connection with any such legal action or proceedings including, the making, enforcement or execution of any order or judgment against any property (irrespective of its use or intended use).

7.                                     Counterparts

This Deed may be executed in any number of counterparts.  All counterparts together shall be taken to constitute one instrument.

[Insert execution clauses for the New Party, Chinalco Parties and the Rio Tinto Parties.]

Annexure E

Escrow Agreement

Date	[Insert Date of Execution]

Parties

1.	Rio Tinto plc (registration number 00719885), a company incorporated in England and Wales, having its registered office at 5 Aldermanbury Square, London, United Kingdom (RTP).

2.	Rio Tinto Limited (ACN 004 458 404), a company incorporated in Australia, having its registered office at Level 33, 120 Collins Street, Melbourne, Victoria, Australia (RTL).

3.	Aluminum Corporation of China, a company incorporated in China, of Chinalco Tower, 62 North Xizhimen Street, Haidian District, Beijing, People’s Republic of China (Chinalco).

4.	[Insert name and addresses of Escrow Agent]

Recitals

A	RTL, RTP, Chinalco and certain other parties have entered into the Co-operation and Implementation Agreement dated [12 February 2009] (the CIA).

B	Pursuant to, and subject to the terms and conditions of, the CIA, Chinalco is required, among other things, to pay amounts into escrow to the Escrow Agent pursuant to clause 8.4 of the CIA.

C

The parties are entering into this Escrow Agreement in order to set forth the terms and conditions by which Escrow Amounts will be delivered to the Escrow Agent and held and disbursed by the Escrow Agent.

IT IS AGREED as follows:

1.                                     Definitions and Interpretation

1.1                              Definitions

Terms used in this Escrow Agreement will have the same meaning ascribed to them in the CIA.  The following definitions also apply unless the context requires otherwise. References are to clause numbers in this Agreement unless otherwise specified.

Escrow Agent’s Fees means $[*].

Escrow Account means the Escrow Agent’s bank account in [place] specified in clause 4.

Escrow Amount has the meaning given to it in Recital B and clause 3(a).

Escrow Expenses has the meaning given to it in clause 5(h).

Escrow Funds means all or a relevant portion of the Escrow Amount, including all interest accrued thereon, less any portion of Escrow Expenses.

Escrow Termination Date means [date].

Chinalco’s Funds Confirmation has the meaning given to it in clause 5(c).

Chinalco’s Release Confirmation has the meaning given to it in clause 5(a).

Rio Tinto’s Funds Confirmation has the meaning given to it in clause 5(f).

Rio Tinto’s Release Confirmation has the meaning given to it in clause 5(d).

1.2                              Interpretation

Clause 1.2 of the CIA applies in the interpretation of this Escrow Agreement as if references in that clause to the CIA were references to this Escrow Agreement.

2.                                     Appointment

Rio Tinto and Chinalco jointly appoint the Escrow Agent as their escrow agent pursuant to clause 21 of the CIA and the Escrow Agent accepts the appointment on the terms of this Escrow Agreement.

3.                                     Deposit of Escrow Amounts

(a)                                  In accordance with the clause 8.4 of the CIA, Chinalco shall deposit with the Escrow Agent amounts equal to $[insert relevant amounts, split into each of Escondida, Grasberg and KUCC] (the Escrow Amount) into the Escrow Account.

(b)                                 The Escrow Agent will deliver to Chinalco and Rio Tinto a receipt evidencing the receipt of the Escrow Amount in the Escrow Account promptly after it has received notice from the Escrow Account bank that the Escrow Amount has been deposited into the Escrow Account.

4.                                     Escrow Account

(a)                                  The Escrow Account will be the Escrow Agent’s trust account number [*] with [bank] in [City & Country] designated [Account Name], [address] with any interest which accrues at the applicable rate for deposits held in similar account to be credited to the Escrow Account.

(b)                                 The Escrow Agent will have the sole signatory power and authority for the Escrow Account.

5.                                     Disbursement of Escrow Amount and Release of Escrow Documents

(a)                                  In the event that Escrow Funds become payable to Rio Tinto pursuant to clause 8 of the CIA, Chinalco shall promptly, but in any event before the close of business on the next Business Day following the Business Day on which Chinalco became aware that all or a portion of the Escrow Funds are payable to Rio Tinto, notify the Escrow Agent by executing and delivering a confirmation (in an agreed form) (each, a Chinalco Release Confirmation).

(b)                                 As promptly as practicable following its receipt of a Chinalco Release Confirmation (but in any event before the close of business on the second Business Day following the Business Day on which the Escrow Agent receives such confirmation), the Escrow Agent shall instruct [Bank] to withdraw Escrow Funds from the Escrow Account and transfer such funds to Rio Tinto in accordance with the following instructions:

For the account of [*]

Account No.

Reference:  [                 ]

(c)                                  As promptly as practicable but in any event before the close of business on the next Business Day following the Business Day on which Rio Tinto receives Escrow Funds pursuant to Clause 5(b), Rio Tinto shall notify the Escrow Agent of such receipt by executing and delivering to the Escrow Agent (with a copy to Chinalco) a written confirmation (each a Rio Tinto Funds Confirmation).

(d)                                 In the event that Escrow Funds become payable to Chinalco pursuant to clause 8.4 of the CIA, Rio Tinto shall promptly, but in any event before the close of business on the next Business Day following the Business Day on which Rio Tinto became aware that all or a portion of the Escrow Funds are payable to Chinalco, notify the Escrow Agent by executing and delivering a confirmation (in an agreed form) (each a Rio Tinto Release Confirmation).

(e)                                  As promptly as practicable following its receipt of a Rio Tinto Release Confirmation (but in any event before the close of business on the second Business Day following the Business Day on which the Escrow Agent receives such confirmation), the Escrow Agent shall instruct [bank] to withdraw Escrow Funds from the Escrow Account and transfer such funds to Chinalco in accordance with the following instructions:

For the account of [                          ]

Account No.

Reference:  [                 ]

(f)                                    As promptly as practicable but in any event before the close of business on the next Business Day following the Business Day on which Chinalco receive Escrow Funds pursuant to Clause 5(e), Chinalco shall notify the Escrow Agent of such receipt by executing and delivering to the Escrow Agent (with a copy to Rio Tinto) a written confirmation (each a Chinalco Funds Confirmation).

(g)                                 Upon the transfer by the Escrow Agent of all Escrow Funds in accordance with various conformations pursuant to Clause 5(b) or Clause 5(e), the transactions contemplated by this Escrow Agreement shall be deemed completed, and the Escrow Agent shall be completely released and discharged from any further obligation or liability.

(h)                                 All costs and expenses reasonably and properly incurred by the Escrow Agent ( including any tax, charge (including bank fees and charges) or duty levied on or in relation to the deposit of Escrow Funds) in connection with its duties as escrow agent hereunder or otherwise in connection with this Escrow Agreement or its role as escrow agent (Escrow Expenses) may be deducted by the Escrow Agent from the Escrow Amount provided that prior to any such payment or reimbursement, the Escrow Agent shall have delivered to Rio Tinto and Chinalco a statement setting forth in reasonable detail an explanation of such Escrow Expenses.

6.                                     Interest

Any interest that accrues on the Escrow Amount will accrue to the benefit of the Parties which are entitled to receive payment of Escrow Funds pursuant to Clause 5.

7.                                     Liability of the Escrow Agent

(a)                                  The Escrow Agent will not be obliged to enquire into or be liable to any person for the accuracy, description or relevance of the terms, conditions or contents of the CIA or with the accuracy of any information contained in any notice from any of the Parties, except as expressly set out in this Escrow Agreement unless such liability is the result of the willful breach, gross negligence or manifest bad faith of the Escrow Agent or its employees.

(b)                                 Nothing in this Escrow Agreement constitutes the Escrow Agent a trustee of any funds and it owes no duty (including any fiduciary duty) as a trustee to any person except as expressly stated in this Escrow Agreement.

(c)                                  The Escrow Agent will be entitled to act upon instructions or directions in any notice or document despatched in accordance with Clause 9 which appears to the Escrow Agent to have been signed by a person whose signature appears in the Schedule.

8.                                     Escrow Agent’s Fees

(a)                                  Chinalco and Rio Tinto will be joint and severally liable for the Escrow Agent’s Fees for carrying out its duties and obligations under this Escrow Agreement.

(b)                                 Chinalco must pay the Escrow Agent’s Fees on the date that it deposits the Escrow Amount with the Escrow Agent under clause 3(a).

9.                                     Notices

(a)                                  Any notice given under this Escrow Agreement:

(i)                                    must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender; and

(ii)                                 must be signed by a person duly authorised by the sender.

(b)                                 Notices may be sent:

(i)                                    via facsimile transmission in which case they will be deemed to be delivered on the date of dispatch; or

(ii)                                 by hand in which case they will be deemed to have been delivered on delivery.

Rio Tinto
Address:	[*]
Fax:	[*]
Attn:	[*]

Escrow Agent
Address:	[*]
Fax:	[*]
Attn:	[*]

Chinalco
Address:	[*]
Fax:	[*]
Attn:	[*]

10.                              Miscellaneous

10.1                       Entire Agreement

This Escrow Agreement and the CIA contains the entire agreement of the parties with respect to its subject matter.  It sets out the only conduct relied on by the parties and supersedes all earlier conduct by the parties with respect to its subject matter.

10.2                       Severability

The invalidity or unenforceability of any particular provision of this Escrow Agreement will not affect the validity of any of the other provisions hereof, and this Escrow Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.3                       Amendment

This Escrow Agreement may be amended only by another agreement executed by all parties.

10.4                       Assignment

The rights and obligations of each party under this Escrow Agreement are personal.  They cannot be assigned, charged or otherwise dealt with, and no party will attempt or purport to do so, without the prior written consent of all the parties.

10.5                       No Waiver

(a)                                  No consent or waiver, expressed or implied, by any party to or of any breach or default by any other party in the performance by the other party of its obligations hereunder will be deemed or construed to be a consent or waiver to or of that, or any other, breach or default in the performance by the other party of the same or any obligations of the other party.

(b)                                 Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default will not constitute a waiver by that party of its rights under this Escrow Agreement or otherwise.

10.6                       Governing Law

This Escrow Agreement is governed by the laws of Victoria.  The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria.

10.7                       Counterparts

This Escrow Agreement may be executed in any number of counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Schedule - Specimen Signatures

Rio Tinto
Name	Specimen Signature

[*]

[*]

Chinalco
Name	Specimen Signature

[*]

[*]

[Insert execution clauses for the Escrow Agent, Rio Tinto and Chinalco.]